Form 10-K, Exhibit 13
period 1995-01-31
MITCHELL ENERGY & DEVELOPMENT CORP
filed 1995-04-21
CIK 311995

                                                                 EXHIBIT 13



                      MITCHELL ENERGY & DEVELOPMENT CORP.

                          FISCAL 1995 ANNUAL REPORT
                        (Year Ended January 31, 1995)

THE COMPANY

Mitchell Energy & Development Corp. traces its origins to a small wildcatting firm formed in 1946. Today, the Company is a large independent energy producer. It also is a major real estate developer, primarily in the Houston region. At January 31, 1995, the Company had approximately 2,600 full-time employees.

    Principal energy operations include the exploration for and production of natural gas and oil, production of natural gas liquids and operation of gas gathering systems. In its most recent fiscal year, the Company produced 81.8 billion cubic feet of natural gas and 19.6 million barrels of liquid hydrocarbons (natural gas liquids, oil and condensate). At year end, it owned or had interests in 3,280 wells, 1.4 million acres of leases, nearly 4,600 miles of natural gas gathering systems, and processing plants in 34 locations.

    The Company's largest land development project is The Woodlands, a 25,000-acre community located 27 miles north of downtown Houston. At year end, the community had more than 41,900 residents and a non-construction employment base of 15,500 jobs.

CONTENTS

Letter to Shareholders  . . . . . . . . . . . . . . . . . . . . .      2
Special Report: Refocusing  . . . . . . . . . . . . . . . . . . .      6
Energy Operations . . . . . . . . . . . . . . . . . . . . . . . .      8
Real Estate Operations  . . . . . . . . . . . . . . . . . . . . .     22
Management's Discussion and Analysis of
  Financial Position and Results of Operations  . . . . . . . . .     31
Consolidated Financial Statements . . . . . . . . . . . . . . . .     48
Notes to Consolidated Financial Statements  . . . . . . . . . . .     52
Report of Independent Public Accountants  . . . . . . . . . . . .     68
Supplemental Oil and Gas Information  . . . . . . . . . . . . . .     69
Historical Summary  . . . . . . . . . . . . . . . . . . . . . . .     73
Principal Officers  . . . . . . . . . . . . . . . . . . . . . . .     75
Board of Directors  . . . . . . . . . . . . . . . . . . . . . . .     76
Corporate Information . . . . . . . . . . . . . . . . . . . . . .     77

DEFINITIONS

MMBtu . . . . . . . . . . . . . . . . . . .  million British thermal units
Mcf . . . . . . . . . . . . . . . . . . . .  thousand cubic feet (measure of gas volume)
Bcf . . . . . . . . . . . . . . . . . . . .  billion cubic feet (measure of gas volume)
Bbl . . . . . . . . . . . . . . . . . . . .  barrel (measure of liquid hydrocarbon volume)
MMBbls  . . . . . . . . . . . . . . . . . .  million barrels
NGL or NGLs . . . . . . . . . . . . . . . .  natural gas liquids (ethane, propane, butanes and natural gasoline)
DD&A  . . . . . . . . . . . . . . . . . . .  depreciation, depletion and amortization

Note: All natural gas volumes in this report are stated at the legal pressure base of the area in which the reserves are located and at 60 degrees Fahrenheit. Where applicable, reported oil, gas and NGL volume, price and reserve information includes equity partnership interests.

HIGHLIGHTS

MITCHELL ENERGY & DEVELOPMENT CORP. AND SUBSIDIARIES
YEAR ENDED JANUARY 31 (dollars in thousands except per-share data)


                                                                                            1995           1994*
                                                                                         ----------      ----------
Net earnings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      $   45,814      $   24,604
                                                                                         ==========      ==========
Earnings per share  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      $      .87      $      .48
                                                                                         ==========      ==========
Revenues  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      $  894,571      $  952,809
                                                                                         ==========      ==========
Segment operating earnings
Exploration and production (including a $3,791 gain on
 sale of drilling rigs) . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      $   87,906      $   68,186
Natural gas processing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          23,253          20,088
Natural gas gathering and marketing . . . . . . . . . . . . . . . . . . . . . . . .          12,335          18,742
Gains on major asset sales  . . . . . . . . . . . . . . . . . . . . . . . . . . . .          48,821               -
Restructuring charges and asset write-downs . . . . . . . . . . . . . . . . . . . .         (31,252)              -
Other gas services  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            (846)          3,829
                                                                                         ----------      ----------
Total energy  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         140,217         110,845
Real estate . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          25,793          21,078
Asset write-downs . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          (5,661)              -
                                                                                         ----------      ----------
Total . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      $  160,349      $  131,923
                                                                                         ==========      ==========
Capital and exploratory expenditures  . . . . . . . . . . . . . . . . . . . . . . .      $  219,575      $  354,080
                                                                                         ==========      ==========
Total assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      $1,855,871      $1,969,292
                                                                                         ==========      ==========
Estimated present value of future pretax
  net revenues from proved energy reserves  . . . . . . . . . . . . . . . . . . . .      $  956,000      $  986,000
                                                                                         ==========      ==========

Operating statistics (average daily amounts)
Natural gas sales (Mcf )  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         214,100         193,800
Crude oil and condensate sales (Bbls) . . . . . . . . . . . . . . . . . . . . . . .           6,300           6,000
Natural gas liquids production (Bbls) . . . . . . . . . . . . . . . . . . . . . . .          47,500          49,800
Pipeline throughput (Mcf) (excluding Winnie system, sold in fiscal 1995)  . . . . .         353,000         386,000

* Restated for adoption of the successful efforts method of accounting. See Management's Discussion and Analysis.

ESTIMATED PROVED RESERVES
At January 31

                     (BAR CHART)               (BAR CHART)

LETTER TO SHAREHOLDERS

    To say that fiscal 1995 presented a number of difficulties would be a vast understatement. As the year began, margins for natural gas liquids--one of our two principal products--were at an all-time low; when the year ended, sales prices for the other--natural gas--had collapsed. Managing the Company's natural gas processing and gas production operations with margins and prices changing so dramatically, as well as conducting a drilling program during such uncertainty, required an especially concerted effort. Despite this volatility, fiscal 1995 earnings from operations were about even with those of the prior year. In many respects, however, operational results were improved. More importantly, we continued to reposition your Company to do well under whatever conditions the future may bring.

    Two fundamental characteristics of the Company which stand us in good stead in difficult times are the diversity and balance of our various business lines. Having a mix of profitable real estate operations to help balance energy results is beneficial. And within energy, having the diversity of gas production and natural gas processing operations--which are affected in opposite ways by changing gas prices--as well as the balance of fixed-versus spot-priced gas sales and keep-whole versus percent-of-proceeds gas plant operations helps stabilize our financial results. Even so, fiscal 1995's roller-coaster price changes mandated a close re-examination of all of our business segments and firm actions to adapt. The old saw that necessity is the mother of invention is certainly applicable to this industry and, more specifically, to the Company. In several areas, we have either instituted or modified key strategies which are already changing the Company for the better--and will do so even more in the future. The need to make these changes is given added importance by the looming expiration at the end of calendar 1997 of the above-market-price sales contract which covers our North Texas natural gas production.

    What we are about is perhaps oversimplified but succinctly captured by the simple concept of going "back to basics." More resources are now being directed toward maximizing core asset values. This includes upgrading the mix and improving the utilization of our asset holdings, focusing the Company's exploration efforts in areas where we have had a good finding record, streamlining the organization and reducing costs, and strengthening the Company's overall financial structure. While many of these directions are not new, the difficult times of this past year have caused us to accelerate and intensify the dedication with which they are being pursued. The section of this report entitled "Special Report: Refocusing," which follows this letter, amplifies these themes and indicates what sort of company we will be in the future. Equally important, it outlines the major progress made over the past year in implementing these strategies. We hope every shareholder will read this special report closely.

    Operationally, the Company had a good year. Exploratory results improved, leading to a halving of per-barrel finding costs. Overall, we replaced 171 percent of the gas reserves produced during the year, and year-end gas reserves were up by 9 percent, reaching a record level. This achievement is even more striking because natural gas production also was at a record level, up 10 percent from the prior year's. While natural gas liquids production volumes were down 5 percent due to temporary plant shutdowns related to depressed margins early in the year, we made major progress in rationalizing the Company's processing facilities and organization and are now benefiting from these steps in today's improved environment.

    Real estate had an outstanding year, capped by the opening of the new regional shopping mall. This critical step in development of The Woodlands Town Center has led to a quickening of commercial activity nearby, enhancing the value of the surrounding 300 acres of Company-owned land. Residential development continues strong. Lot sales rose to 951 for the year, and The Woodlands maintained its No. 1 ranking in Houston area home sales.

    Following on the progress in improving the Company's financial structure in the prior year with an equity offering, we refinanced $200 million of 11 1/4 percent senior notes at considerable savings early in fiscal 1995. In addition, funds raised from major asset sales resulted in a reduction of almost 10 percent in long-term debt.

    Net earnings of $45.8 million for fiscal 1995 were up from the preceding year's $24.6 million, the latter restated for adoption of successful efforts accounting for oil and gas producing activities. We believe this accounting method makes the Company's financial results more comparable to those of most other oil and gas producers and complements our revised approach to exploration in that earnings will give more timely measure of the results realized.

    Several unusual events affected fiscal 1995 earnings: on the plus side, $52.6 million in pretax gains on energy asset sales; negatives were pretax restructuring charges and asset write-downs of $36.9 million. The net effect was an increase of $15.7 million, or $8.6 million after tax. Fiscal 1994 net earnings, on the other hand, were reduced by $12 million of one-time after-tax charges.

    Excluding unusual items, year-to-year earnings were essentially unchanged because of the effect of offsetting items. Favorable year-to-year variances included sharply lower nonproductive exploratory costs and impairment charges, which were largely related to the changed exploration emphasis, and improved earnings from higher gas production volumes and real estate operations. These gains were about offset, however, by the negative impact of lower natural gas liquids prices, reduced gas gathering and marketing margins, a higher effective income tax rate and nonrecurring gains in the prior year.

    If those of us in the oil and gas business have learned anything over recent years, it is that our companies' present health and progress will not be determined by OPEC or other outside forces, but rather by management's and employees' ability and willingness to adapt to difficult and changing economic conditions. The events of the 1990s have convinced even the most optimistic that we shouldn't base future strategies and plans on a business climate much different from what we have been experiencing. This is a sound approach since it helps us remain healthy through the downturns and positions us to do very well when prices strengthen.

(PHOTO)
George P. Mitchell & W.D. Stevens

    While we cannot separate our results from the industry environment, our actions are increasingly predicated on the belief that the Company's future will largely be determined by the initiatives we take internally. This observation is particularly relevant in that next year marks the 50th anniversary of the Company's founding. As we look forward to this landmark, the progress made in refocusing and positioning your Company for the next half century is particularly noteworthy. Whether these new directions ultimately mean a smaller or larger enterprise is not very important as long as profitability and shareholder value are enhanced. We are committed to realizing these objectives.


       George P. Mitchell                          W. D. Stevens
       Chairman and                                President and
       Chief Executive Officer                     Chief Operating Officer



April 4, 1995

EVOLVE AND ADAPT


"WHILE THE SPECIFIC ELEMENTS OF OUR STRATEGY WILL DEPEND ON CIRCUMSTANCES AND OPPORTUNITIES, THE OVERALL GOAL--TO ENHANCE SHAREHOLDER VALUE--WILL REMAIN CONSTANT."

SPECIAL REPORT:  REFOCUSING

Successful companies, like successful organisms, must evolve and adapt to the changing environment in which they exist. In business, as in nature, acceleration of the process is sometimes necessitated by external events, and such has been the case for your Company this past year. The volatile and often depressed pricing environment for our products put added urgency to finding ways to improve both the effectiveness and efficiency of operations. The Company is meeting this overall challenge with a four-part strategy designed to position it to prosper in good times and cope with the bad.

    The strategy basically involves improving asset management, focusing the exploration program, streamlining the organization, and bolstering financial capabilities. Major initiatives have been undertaken in each of these areas in recent years, particularly in fiscal 1995 and on into the current year.

ASSET MANAGEMENT

One of the major strengths of the Company has long been the diversity and quality of its asset base. Even so, an in-depth asset management study undertaken in fiscal 1995 identified a number of areas where the value of our properties can be enhanced by a three-part action plan: (1) directing more resources, both technical and financial, to maximizing the value of core holdings; (2) identifying assets that may have greater value to others and selling these; and (3) disposing of non-core properties not adding to current profitability. The fundamental objective is to upgrade the overall quality of our assets, thereby shifting total investment more to those which are now contributing or have potential to add to the bottom line in the near term.

    Significant progress was achieved during the year, including sales of our unused drilling rig fleet, assets of a wholly owned compression rental-service company and, most significantly, the Winnie-Spindletop gas distribution-storage system. In total, proceeds from asset sales in fiscal 1995 amounted to $175 million. Currently, several real estate and energy transactions with aggregate potential sales proceeds of as much as $50 million are moving toward completion.

    Implementation of the asset management plan is not limited to the sale of assets, however. An integral component is the strengthening of core operations through niche acquisition and investment opportunities. While not of the magnitude of the asset sales, important acquisitions of oil and gas properties and pipeline interests have been made over the past year or so. In addition, new partnership ventures were completed: A regional shopping mall at The Woodlands was opened, a natural gas liquids fractionation facility was expanded, and a plant to produce the gasoline additive methyl tertiary butyl ether began operations. The Company will continue to seek opportunities to strengthen or extend current operations--but, importantly, only when the price is right.

EXPLORATION

As part of the improved focus on core properties, the Company is concentrating its exploration talent and dollars more in geographic areas where it historically has had the greatest success. There are four such core areas--North Texas, East Texas, onshore along the Gulf Coast, and the Delaware Basin area of southeastern New Mexico. While we will continue rank wildcat exploration, greater emphasis will be on development, which should provide better returns. Some far-flung properties--such as production and undeveloped leases in the Clinton-Medina trend through parts of Pennsylvania and Ohio--are to be sold. Others with potential that cannot be tapped in the present economic environment will be retained but at little or no cost until prices improve.

    The fruits of this strategy already are being harvested. Natural gas and liquid hydrocarbon reserves rose in fiscal 1995, while finding and development costs dropped. The lower finding costs were mainly due to drilling success in core areas, but the reduction also was at least partly attributable to avoidance of higher-risk projects in non-core areas that drove up costs in past years. With its large resource base, backlog of undrilled locations and successful track record of reserve replacement, the Company expects to be a more competitive finder and producer of natural gas.

STREAMLINING

Cost reduction is an essential element of the Company's strategy, and this is being accomplished mainly by reducing the size of the organization. One indication of actions already taken is a 10 percent decline in full-time employment--to 2,600 from 2,900--in fiscal 1995. This resulted mainly from a voluntary retirement program in the Gas Services segment, asset sales in which employees joined the buyers, and normal attrition coupled with a year-long hiring freeze.

    Now, early in fiscal 1996, a personnel reduction program is being implemented with the goal of lowering annual costs by an additional $21 million through a reduction in force of more than 300 employees. Most, if not all, of the program is expected to be completed by the end of the first quarter, at which time employment is anticipated to be less than 2,300. Enhanced retirement and severance benefits related to the program are estimated to cost $20 million, which will be recovered within a year.

FINANCIAL CAPABILITIES

Several significant steps have been taken in recent years to strengthen the Company's financial capabilities, including the refinancing of $200 million in debt at much lower interest rates. That initiative, which contributed $4 million in interest cost savings in fiscal 1995, benefitted from the upgrading of the Company's debt rating by Moody's Investor Service in January 1994. With that upgrade, all three of the firms that evaluate the Company's debt securities had investment-grade ratings on its debt. The earlier establishment of the dual-class stock arrangement gave the Company increased financial flexibility, which was used to advantage when $123 million of Class B stock was sold in fiscal 1994 and a large part of the proceeds was used to buy out the MEC Development, Ltd., drilling partnership.

    More recently, proceeds from fiscal 1995 asset sales were used to make an almost 10 percent reduction in debt--to $895 million at the end of fiscal 1995 from $988.3 million a year earlier. Additional debt-reduction potential is inherent in the continued emphasis on improved asset utilization, which will likely result in other non-core asset sales.

    Management believes that each of the individual initiatives above is good business in its own right and has already begun to add value. Combined, they comprise the fabric of an overall business strategy for improving the Company's results, both immediate and long term, and its competitive position. While the specific elements of our strategy will depend on circumstances and opportunities, the overall goal--to enhance shareholder value--will remain constant.

GAS RESERVES...A RECORD LEVEL

"...WE REPLACED 171 PERCENT OF THE GAS RESERVES PRODUCED, AND YEAR-END GAS RESERVES WERE UP BY 9 PERCENT, REACHING A RECORD LEVEL."

EXPLORATION AND PRODUCTION DIVISION

EXPLORATION AND PRODUCTION'S FISCAL 1995 OPERATING EARNINGS WERE WELL AHEAD OF THE RESTATED AMOUNTS FOR THE PRIOR YEAR. THE MAIN CONTRIBUTORS WERE SHARPLY LOWER

EXPLORATION AND PRODUCTION DIVISION FINANCIAL HIGHLIGHTS
Year Ended January 31 (in thousands)

                                                 1995           1994*
                                              -----------    -----------

Revenues  . . . . . . . . . . . . . . . .     $   277,099    $   266,166
                                              ===========    ===========
Segment operating earnings
Operations  . . . . . . . . . . . . . . .     $    84,115    $    68,186
Gain from sale of drilling rigs . . . . .           3,791              -
                                              -----------    -----------
                                              $    87,906    $    68,186
                                              ===========    ===========
Capital and exploratory expenditures
Consolidated  . . . . . . . . . . . . . .     $   115,073    $   158,203
MEC Development, Ltd., buy-out  . . . . .               -         78,251
                                              -----------    -----------
                                              $   115,073    $   236,454
                                              ===========    ===========


* Restated for adoption of the successful efforts method of accounting. See Management's Discussion and Analysis.

                                 (BAR CHART)

charges for exploratory dry holes and impairments of producing properties--which together totaled $5.8 million in fiscal 1995, compared with $31.3 million a year earlier--and higher gas volumes. Partly offsetting these benefits was an increase in DD&A expense, most of which was attributable to the increased gas production.

     Fiscal 1995 capital expenditures for exploration and production activities were well below those of the prior year, even excluding the buy-out of MEC Development, Ltd., in fiscal 1994. The lower level is indicative of the Company's new exploration focus and of a current price environment which does not encourage drilling.

GAS AND OIL SALES

At $1.90 per Mcf, fiscal 1995's average market-sensitive natural gas price was 24 cents under the prior year's level. Overall, including contract gas and the leasehold value of gas liquids, natural gas prices fell 15 cents to an average of $2.71 per Mcf. Contract gas averaged $3.53 per Mcf, about the same as in the preceding year. In both years, about half of the sales were at market prices and half at contract prices. Approximately 90 percent of the contract sales were to Natural Gas Pipeline Company of America, our largest gas customer.

     Even with some production curtailment because of depressed market prices, fiscal 1995 was our second consecutive year of record natural gas sales. Daily volumes averaged 214,100 Mcf, compared with 193,800 Mcf in the preceding year. The gain is a direct result of the Company's increased production capacity, much of which is attributable to successful drilling.

     While the fiscal 1995 price trend for natural gas was downward, the op-posite was the case for crude oil and condensate. Prices recovered from the extremely depressed level of the first quarter and by year end were about $18 per barrel. At $15.75, however, the yearly average was still under fiscal 1994's $16.31. Helping to offset effects of the price decline was an increase in daily production to 6,300 barrels from the prior year's 6,000 barrels.

EXPLORATION AND PRODUCTION

The Company achieved excellent back-to-back years in the replacement of its natural gas reserves. On top of a 160 percent replacement rate in fiscal 1994, 171 percent of the gas produced in fiscal 1995 was replaced. Reserves totaled a record 685.7 Bcf of gas at the end of fiscal 1995--up by 9 percent--on top of record production of 81.8 Bcf during the year. Over the past five years, the Company has replaced 137 percent of its gas production.

    Crude oil and condensate reserves declined to 14.3 million from 15.3 million barrels. About half of the decline resulted from sales of non-core properties, while the remainder was largely attributable to a cutback in drilling.

    Indicative of the Company's new strategy to focus wildcatting on its core areas, finding and development costs improved dramatically in fiscal 1995. Costs for the year fell to $3.82 per barrel of oil equivalent from fiscal 1994's $7.54. Included in the reserve additions used in these calculations are natural gas (net of gas lost in processing), natural gas liquids (lease and plant share), and oil and condensate.

    North Texas--and particularly the Barnett Shale--played an important role in both the gas reserves gain and the finding cost improvement. The

PRINCIPAL PRODUCING AREAS Year Ended January 31

                                                       Average Daily Sales
                                                     -----------------------
                                                      1995            1994
                                                     -------         -------
Natural Gas (net Mcf)
North Texas . . . . . . . . . . . . . . . . .        102,000          98,600
Limestone County Area (East Central Texas)  .         30,100          32,900
Gulf Coast, Onshore . . . . . . . . . . . . .         33,900          23,400
Gulf Coast, Offshore  . . . . . . . . . . . .          9,100           7,800
Southeast New Mexico  . . . . . . . . . . . .         17,600           8,200
Rocky Mountain Area . . . . . . . . . . . . .          9,700          11,000
Other . . . . . . . . . . . . . . . . . . . .         11,700          11,900
                                                     -------         -------
Total . . . . . . . . . . . . . . . . . . . .        214,100         193,800
                                                     =======         =======


Crude Oil and Condensate (net Bbls)
North Texas . . . . . . . . . . . . . . . . .          1,600           1,800
Gulf Coast  . . . . . . . . . . . . . . . . .          1,900           1,300
Southeast New Mexico  . . . . . . . . . . . .          1,100             900
Other . . . . . . . . . . . . . . . . . . . .          1,700           2,000
                                                     -------         -------
Total . . . . . . . . . . . . . . . . . . . .          6,300           6,000
                                                     =======         =======

                                 (BAR CHART)

Company has pursued an aggressive drilling program in the Barnett but had postponed formally counting some of the reserves pending completion of internal studies. Approximately one-quarter of the 141.9 Bcf of gas reserves added during the year through new discoveries and extensions was attributable to newly booked but previously discovered gas, mainly in the Barnett.

    By finding naturally fractured "sweet spots" and further enhancing their productive capability with hydraulic fracturing, the Company has made the Barnett an important new source of gas from our half-million-acre Fort Worth Basin leaseholdings. During fiscal 1995, most of the 70 wells completed in North Texas were in that formation. Further adding to the Barnett's potential,


                                  (BAR CHART)

WELL COMPLETIONS(1)  Year Ended January 31, 1995

                                                           Exploratory            Development                  Total
                                                      --------------------    --------------------    ------------------------
                                             Total     Oil     Gas    Dry      Oil     Gas     Dry     Oil       Gas      Dry
                                             -----    -----   -----  -----    -----   -----   -----   -----     -----    -----
Texas
  North Texas . . . . . . . . . . . . .         70       1      6       -        4       58      1        5        64       1
  East Central Texas. . . . . . . . . .         19       -      -       1        -       18      -        -        18       1
  Gulf Coast  . . . . . . . . . . . . .         13       -      3       1        -        7      2        -        10       3
  West Texas  . . . . . . . . . . . . .          2       -      -       -        1        1      -        1         1       -
New Mexico  . . . . . . . . . . . . . .         15       1      2       -       11        -      1       12         2       1
Colorado  . . . . . . . . . . . . . . .          4       -      -       1        -        3      -        -         3       1
Other(2)  . . . . . . . . . . . . . . .          9       2      -       2        2        1      2        4         1       4
                                             -----    -----   -----  -----    -----   -----   -----   -----     -----    -----
Gross Wells(3)  . . . . . . . . . . . .        132       4     11       5       18       88      6       22        99      11
                                             =====    =====   =====  =====    =====   =====   =====   =====     =====    =====
Net Wells . . . . . . . . . . . . . . .      109.7     2.2    8.0     2.9     10.2     80.5    5.9     12.4      88.5     8.8
                                             =====    =====   =====  =====    =====   =====   =====   =====     =====    =====

- --------------------
(1) Excludes service wells.
(2) Mississippi, New York, Ohio and Pennsylvania.
(3) An additional 35 wells (28.5 net wells) were in the process of drilling or completion on January 31, 1995.

LEASEHOLDINGS At January 31, 1995

                                                  Gross           Net
                                                  Acres          Acres
                                                ---------      ---------
Texas . . . . . . . . . . . . . . . . . .         202,600        143,200
South Dakota  . . . . . . . . . . . . . .          84,100         24,100
Utah  . . . . . . . . . . . . . . . . . .          75,300         47,300
Ohio  . . . . . . . . . . . . . . . . . .          67,900         67,600
New Mexico  . . . . . . . . . . . . . . .          64,500         58,300
Kansas  . . . . . . . . . . . . . . . . .          21,700         21,500
Colorado  . . . . . . . . . . . . . . . .          21,200         19,000
Other*. . . . . . . . . . . . . . . . . .          62,500         45,500
                                                ---------      ---------
Total undeveloped acreage . . . . . . . .         599,800        426,500
Producing acreage . . . . . . . . . . . .         809,600        607,400
                                                ---------      ---------
Total acreage . . . . . . . . . . . . . .       1,409,400      1,033,900
                                                =========      =========

- --------------------
* Includes Alabama, Arkansas, Louisiana, Michigan, Mississippi, Montana, Nebraska, New York, Oklahoma, Pennsylvania, West Virginia and Wyoming.

the regulatory process has been changed in a way that streamlines approval of commingling gas from the Barnett with that from uphole completions in other formations. This, along with the use of larger cooperative units, will cut costs and help optimize the location of drill sites.

     In the Barnett and other plays, technology has an increasingly important role in our exploration and production efforts. In North Texas, 3-D seismic and advanced "shear wave" seismic analysis are being employed to select drilling sites. No other company in the area is using the "shear wave" technology in day-to-day operations. Similarly, we are using state-of-the-art downhole fracture analysis as part of the Barnett development program. By determining the orientation of hydraulically induced fractures through which well productivity is enhanced, drill sites can be located to maximize drainage of the formation.

     Seismic and downhole fracture analysis also are being employed to determine the productive boundaries and optimum well density in our second-largest gas property, the North Personville Field in the Limestone County area of East Central Texas. Like North Texas, this has been a "bread-and-butter" play in which we have consistently added natural gas reserves. A one-rig program is continuing on the 55,000-acre leasehold at North Personville and is being concentrated on a part of the field covered by an above-market-price sales contract.

     Other significant contributors to gas reserve additions during fiscal 1995 were a South Texas gas discovery and a follow-up well. The wells, both dually completed with about 150 feet of pay, were drilled in Hidalgo County using detailed geological studies that detected the potential for deeper Frio production in an old producing area. We are now evaluating other areas of the county for this additional potential.

     With summer and heating season gas sales contracts as incentives, we increased production capacity in the Hell's Hole Field area of northwestern Colorado. Three Dakota formation gas wells were completed there during fiscal 1995. With the expiration of the summer contract, we will again curtail production there during the current year but will drill at least three wells to meet contract requirements for the next heating season.

     Drilling activity in the Delaware Basin area of southeastern New Mexico was curtailed pending improvements in spot-market gas prices. We did, however, participate in the drilling of 10 oil wells in the Pure Gold Field area of Eddy County during fiscal 1995.

     Near the end of the year, the Company participated in a Yegua formation gas discovery well in Orange County, Texas--another prospect in which 3-D seismic data played an important role. This property is to be further evaluated with development drilling.

                                   (PICTURE)

NORTH TEXAS DRILLING ACCOUNTED FOR MORE THAN HALF OF THE WELLS IN WHICH THE COMPANY PARTICIPATED DURING FISCAL 1995.

     As part of the strategy to concentrate on its core holdings, the Company sold some marginal oil and gas properties in fiscal 1995 and presently has other properties on the market. As part of the same general theme, several small producing property acquisitions were made.

     At the end of fiscal 1995, the Company had interests in 2,231 gas producers and 1,049 oil producers--a total of 3,280 wells, of which 85 were productive in two or more zones. The interests were equivalent to 2,569 net wells--1,928 gas and 641 oil--of which 73 were productive in two or more zones.

OTHER

     In the first quarter of fiscal 1995, the Company sold 16 drilling rigs to Nabors Industries, Inc., for $9 million in cash plus warrants to purchase Nabors stock. This sale effectively completed the Company's withdrawal from the contract drilling business. The Company continues to operate two rigs for its own account in North Texas.



                           MAJOR AREAS OF OPERATION

                                    (MAP)

                               ENERGY OPERATIONS

Gas Services Division

IN GAS SERVICES, GAINS FROM MAJOR ASSET SALES, PARTIALLY OFFSET BY THE COST OF PLANT AND GATHERING SYSTEM WRITE-DOWNS AND AN EARLY RETIREMENT PROGRAM, BOOSTED OPERATING

GAS SERVICES DIVISION FINANCIAL HIGHLIGHTS
Year Ended January 31 (in thousands)

                                                 1995           1994
                                              -----------    -----------
Revenues
Natural gas processing  . . . . . . . . .     $   252,159    $   253,605
Natural gas gathering and marketing . . .         180,038        296,373
Other . . . . . . . . . . . . . . . . . .           6,989         10,559
Gains from major asset sales  . . . . . .          48,821              -
                                              -----------    -----------
                                              $   488,007    $   560,537
                                              ===========    ===========

Segment operating earnings
Natural gas processing  . . . . . . . . .     $    23,253    $    20,088
Natural gas gathering and marketing . . .          12,335         18,742
Other . . . . . . . . . . . . . . . . . .            (846)         3,829
Gains from major asset sales  . . . . . .          48,821              -
Restructuring charges and asset write-downs       (31,252)             -
                                              -----------    -----------
                                              $    52,311    $    42,659
                                              ===========    ===========
Capital expenditures  . . . . . . . . . .     $    35,111    $    48,628
                                              ===========    ===========

earnings 23 percent in fiscal 1995 to $52.3 million. Excluding the one-time unusual items, however, earnings declined by 19 percent to $34.7 million, mainly due to lower profit margins on natural gas that the Company buys from third parties, transports to market and resells.

                                 (BAR CHART)

    During fiscal 1995, the Gas Services Division (formerly the Transmission and Processing Division) sold approximately $162 million in assets that were outside its core business areas, were underutilized or had greater value to the buyers. The largest transaction was the $120 million sale of the Spindletop Gas Storage Facility near Beaumont, Texas, along with the Winnie Pipeline intrastate gathering system and a half interest in a gas processing plant at Port Arthur, Texas. In addition, the assets of the Brazos Gas Compressing Co. subsidiary were sold for $35 million. Profits from those sales resulted in an aggregate pretax gain of $48.8 million.

    Various restructuring charges, however, largely offset the benefits of the asset sales. The Company wrote down the value of certain gas processing plants and gas gathering systems by a total of $23.9 million and took a $7.4 million charge in connection with an early retirement program. The write-downs will reduce costs by lowering future DD&A charges. That move and the cost savings associated with the 10 percent reduction in staff, plus further streamlining announced in March 1995, are expected to have a significant positive effect on Gas Services operating earnings.

    Fiscal 1995 capital expenditures amounted to $35.1 million. Outlays included $15.3 million for natural gas gathering, $14.2 million for processing facilities and $5.6 million for other activities.

NATURAL GAS PROCESSING
Operating earnings from gas processing were 16 percent higher than those of fiscal 1994, thanks to an improvement in profit margins late in fiscal 1995. Nearly half of the year's operating earnings from gas processing came in the final quarter. Because gas liquids are used as feedstocks for petrochemicals, a consumer-driven rebound in petrochemical demand led some manufacturers to ratchet up olefins production and expand capacity, stimulating the price of NGLs.

    While weighted average NGL prices dropped to as low as $10.86 a barrel in March 1994, they rebounded later in the year, climbing to a high of $12.87 in November. For the full fiscal year, NGL prices were 5 percent lower than in the previous year, averaging $11.57 a barrel. A decline in natural gas feedstock costs contributed to the increased margins and operating profits. Although low natural gas prices reduce operating earnings from exploration and production, they improve margins from gas processing. Under approximately half of the contractual agreements with producers to extract NGLs from their gas, the Company buys gas on the spot market to replace volumes consumed through fuel use and shrinkage when the liquids are recovered. Profit margins from gas processing were holding up well at the beginning of fiscal 1996, in part because natural gas costs remained low.

    Average daily NGL production was slightly lower in fiscal 1995 than in the previous year--47,500 barrels versus 49,800 barrels. Poor plant economics early in the year, caused by weak NGL margins, prompted a production cutback to as low as 40,000 barrels a day. Profit margins started heading back up in April, however, and by late in the year, the Company's production rose to as high as 50,000 barrels per day. This was achieved despite the sale of interests in four processing plants and the consolidation and relocation of several others.

    Because of better NGL margins, the Company was able to restore much of the gas liquids reserves that were uneconomic to produce at the end of the prior year. NGL reserves increased to 121.3 million barrels at the end of fiscal 1995, up 13 percent.

NATURAL GAS GATHERING AND MARKETING
A 34 percent drop in gas gathering and marketing operating earnings resulted from weak demand and low margins on natural gas that the Company buys from producers in North and East Central Texas, transports to market and then resells.

    Excluding the effect of our mid-year sale of the Winnie system, average daily throughput declined 6 percent to 353,000 Mcf in fiscal 1995. Including that effect, however, throughput fell 24 percent to 415,000 Mcf from 549,000 Mcf in the prior year.

    Increased throughput resulting from the expansion of the joint-venture



                                 (BAR CHART)

Ferguson-Burleson gathering system should begin to offset some of the decline resulting from the Winnie sale. A $35 million expansion of the 45 percent-owned system, which serves the Austin Chalk area of East Central Texas, was started in January 1995. The project will bring daily throughput capacity to approximately 640,000 Mcf, from the current 280,000 Mcf. About 200,000 Mcf a day of new capacity is expected to be available by the end of fiscal 1996, and completion of the entire project is targeted for the middle of fiscal 1997.

    This 44-mile extension will allow the Company to gather and resell gas that is being discovered and developed in Washington and Grimes counties by our partner in the pipeline venture, Union Pacific Resources Co., and by other operators. Gas from the existing system yields approximately 26,000 barrels per day of NGLs. Gas from the new wells to be served by the pipeline extension, however, contains relatively small amounts of NGLs.

                                  (BAR CHART)

OTHER
The MTBE gasoline additive plant at Mont Belvieu, Texas, in which the Company owns a one-third partnership interest, experienced some start-up problems that prevented the plant from making an expected contribution to second-half earnings. As of late March 1995, production from the plant was approaching the target of 12,500 barrels per day.

    Sun Company, one of the partners, buys 100 percent of the MTBE plant's production under a 10-year contract. We are supplying one-third of the butane feedstock. The third partner is Enterprise Products, the plant's operator.

    The 40,000-barrel-a-day expansion of the Gulf Coast Fractionators partnership plant, also located at Mont Belvieu, came on stream in late November. The plant, in which we hold a 38.75 percent interest, separates mixed gas liquids into their components, which command higher prices than the unfractionated liquids. A fire in April 1994 damaged the original 65,000-barrel-a-day plant, and its reopening coincided with completion of the expansion. Insurance covered all but about $1 million of the Company's share of the repairs and business interruption losses resulting from the six-month shutdown. Early in fiscal 1996, the facility was operating at approximately 100,000 barrels a day.

    Our partners in Gulf Coast Fractionators are Conoco, Inc., and Trident NGL. The partnership collects a fee to fractionate liquids produced by the three partners based on the volumes each runs through the plant. It also collects volume-based fees to fractionate liquids produced by two third-party customers. The partners share the profits from the plant based on their ownership percentages, and each markets its own fractionated products.

                                   (PICTURE)

THE BRIDGEPORT, TEXAS, GAS PROCESSING PLANT PRODUCED ABOUT ONE-THIRD OF THE COMPANY'S FISCAL 1995 NATURAL GAS LIQUIDS VOLUME.

                                   (PICTURE)

AN  OUTSTANDING YEAR

                                   (PICTURE)

"...OPENING OF THE NEW REGIONAL SHOPPING MALL ...HAS LED TO A QUICKENING OF COMMERCIAL ACTIVITY NEARBY, ENHANCING THE VALUE OF THE SURROUNDING 300 ACRES OF COMPANY-OWNED LAND."

                             REAL ESTATE OPERATIONS

OPENING OF THE WOODLANDS MALL, PASSAGE OF A CRUCIAL SCHOOL BOND ISSUE, CONTINUATION OF ITS NEW HOME SALES LEADERSHIP POSITION AND RECORD-SETTING JOB GROWTH

REAL ESTATE DIVISION FINANCIAL HIGHLIGHTS
Year Ended January 31 (in thousands)

                                                 1995           1994
                                              -----------    -----------
Revenues
The Woodlands . . . . . . . . . . . . . .     $   112,427    $   108,218
Other . . . . . . . . . . . . . . . . . .          17,038         17,888
                                              -----------    -----------
                                              $   129,465    $   126,106
                                              ===========    ===========
Segment operating earnings
The Woodlands . . . . . . . . . . . . . .     $    27,234    $    24,601
Other . . . . . . . . . . . . . . . . . .          (1,441)        (3,523)
                                              -----------    -----------
                                                   25,793         21,078
Asset write-downs . . . . . . . . . . . .          (5,661)             -
                                              -----------    -----------
                                              $    20,132    $    21,078
                                              ===========    ===========
Capital expenditures  . . . . . . . . . .     $    65,123    $    65,132
                                              ===========    ===========

contributed to the best year operationally in The Woodlands' history. Exclusive of asset write-downs, Real Estate Division operating earnings for fiscal 1995--the highest in a decade--were $25.8 million, 22 percent more than the prior year's $21.1 million. However, segment operating earnings for fiscal 1995 were lowered to $20.1 million due to third-quarter write-downs of properties outside The Woodlands.

    During fiscal 1995, capital expenditures for the Real Estate Division totaled $65.1 million, the same as in the prior year. More than 90 percent of that was related to development of The Woodlands, the Company's 25,000-acre master-planned community.

THE WOODLANDS
The Woodlands' population grew by 3,300 during the year, to more than 41,900. Fiscal 1995 was the best year since fiscal 1983 in the number of residential lots sold. For the fifth year in a row, The Woodlands was the top community in new homes sales in the Houston region.

    During the fiscal year just ended, 951 lots were sold to builders, compared with 844 in the previous year. Due to a market shift in the sales mix to lower-priced production homes, the average lot price dropped to $37,287 from $39,055. However, the price per square foot increased by 9 percent.

    Leasing remains strong at the Timber Mill and Forest View apartments, new affordable housing projects located in the community. At year end, occupancy at Company-owned and -managed apartments stood at 97 percent.

    The Woodlands Mall opened in October, attracting an estimated 300,000 people during its grand opening period. The million-square-foot regional shop-ping center has Dillard's, Foley's, Sears and Mervyn's as anchor tenants and now has more than 120 other shops and specialty retailers; in addition, a Sears Auto Center opened recently. The Mall is a 50-50 joint venture with Sears' Homart subsidiary, the operating partner. It was 96 percent leased at fiscal year end.

    As planned, the Mall's success has created added value on approximately 300 acres of adjacent property that is owned solely by the Company. Already opened or under construction on that acreage are a Blockbuster Music store, NationsBank, Grady's American Grill and Romano's Macaroni Grill. Also, in the spring of 1995, agreements were made for creation of a multi-screen movie

                                  (BAR CHART)

REAL ESTATE HOLDINGS At January 31, 1995


Property                                                 Description                              Company-Owned
                                                                                                        Acreage
- ----------------------------------------------------------------------------------------------------------------
The Woodlands                              Master-planned, 25,000-acre
                                           community located 27 miles north
                                           of downtown Houston.                                        16,059


Land held for investment,                  Principally undeveloped properties
development or sale                        in Galveston, Grimes, Harris,
                                           Montgomery, San Jacinto and
                                           Waller counties, Texas.                                     37,747

Resort and residential                     Includes Pirates' Beach, Pirates'
properties                                 Cove and other developed properties
                                           on Galveston Island; Magnolia
                                           Country subdivisions northwest
                                           of Houston; and Cape Royale on
                                           Lake Livingston.                                               789
                                                                                                       ------
                                                                                                       54,595
                                                                                                       ======

THE WOODLANDS STATISTICAL HIGHLIGHTS  At January 31, except as noted

                                                 1995           1994
                                              -----------    -----------
Population  . . . . . . . . . . . . . . .          41,930         38,550
Employment (non-construction) . . . . . .          15,500         11,500
Properties managed by The Woodlands
  Corporation Occupancy rates
    Office  . . . . . . . . . . . . . . .              90%            92%
    Retail  . . . . . . . . . . . . . . .              81%            66%
    Apartments  . . . . . . . . . . . . .              97%            92%
    Woodlands Executive Conference Center,
     Resort and Country Club
     (annual average) . . . . . . . . . .              69%            62%
  Square feet
    Office-industrial . . . . . . . . . .       1,858,000      1,725,000
    Retail  . . . . . . . . . . . . . . .         633,000        479,000

GROWTH OF THE WOODLANDS TOWN CENTER
Rapid Expansion Over a Three-Year Period

                                     (MAP)
complex and a major restaurant on the road ringing the Mall, and for a Drury Inn motor hotel on property fronting Interstate 45.

    At Pinecroft Center, adjacent to the Mall, a Guadalajara Mexican Restaurant was completed in the spring of 1995, and construction is under way on a Linens 'N Things retail store. During fiscal 1995, Barnes & Noble, Marshall's, Service Merchandise and Toys R Us retail stores were completed in the 350,000-square-foot center, and Chili's, Jack-in-the-Box and The Black-eyed Pea opened restaurants there.

    The 137,000-square-foot Cochran's Crossing Shopping Center held its grand opening in November and was 89 percent leased at the end of the fiscal year. The center features a Kroger "Signature" store, an Eckerd Drug store and a Shell service station, among other retail stores. Across the street, Burger King and Boston Market restaurants opened during fiscal 1995.

                                  (BAR CHART)


    A major renovation was completed in September at the Wood Ridge Plaza shopping center, across Interstate 45 from The Woodlands Mall, and both occupancy and leasing rates have increased dramatically. The property was purchased by the Company during fiscal 1993.

    In the Research Forest, the Company's five Venture Technology Buildings remained 100 percent leased at year end. During fiscal 1995, GeneMedicine moved into its 38,000-square-foot facility, and Hughes Christensen announced plans to expand its manufacturing and world headquarters.

    The opening of the Mall, Cochran's Crossing retail center and buildings in the Research Forest contributed to the addition of 4,000 new non-construction jobs in The Woodlands--a 35 percent gain--bringing total non-construction employment at year end to 15,500.

    Overall, office building occupancy in The Woodlands stood at 90 percent at year end. Allstate Insurance moved into 44,000 square feet of office space at the Company's new 96,000-square-foot Parkwood II building in April, and King Ranch, Inc., relocated its headquarters into 28,000 square feet there in December.

    During fiscal 1995, commercial and institutional land sales revenues totaled $12 million from 13 transactions, including the sale of sites for a park-and-ride facility, a medical specialty hospital and three bank branches. The Woodlands also received $12.2 million in federal funding commitments for major transportation improvements.

    In Town Center, The Woodlands' cultural, entertainment and business district, a 3,000-seat expansion is nearly complete at the Cynthia Woods Mitchell Pavilion, a not-for-profit outdoor amphitheater, that will bring its

                                   (PICTURE)

    THE WOODLANDS MALL, OPENED IN OCTOBER 1995, HAS BEEN A CATALYST FOR SUBSTANTIAL ADDITIONAL COMMERCIAL DEVELOPMENT.

capacity to 13,000. Since its opening in 1990, the Pavilion has become the Houston area's premier outdoor entertainment center.

    Business at The Woodlands Executive Conference Center, Resort and Country Club set new records in fiscal 1995. Occupancy rates increased to 69 percent from 62 percent the year before. In February, Shell Oil Company extended for three years its sponsorship of the Shell Houston Open PGA golf tournament, played on The Woodlands TPC Course and televised nationally on ABC.

    An $85.5 million bond issue for the Conroe Independent School District passed in an October special election. With these funds, the school system is expected to be able to meet the needs of The Woodlands' growing population to the year 2000. Also, the 3,500-student North Harris Montgomery Community College campus is under development, with opening scheduled for August 1995.

    During fiscal 1995, The Woodlands won an Award for Excellence from The Urban Land Institute. It was the second consecutive year in which the community was honored with a major international award.

OTHER
In Galveston, a 500-seat Landry's restaurant opened last May on Company-owned property adjacent to The San Luis Resort and Conference Center. In Colorado, the last remaining lot at Owl Creek was sold for $1.8 million, and at the close of the fiscal year, outside funding was being sought for the Lake Catamount development.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL POSITION AND RESULTS OF OPERATIONS

    MITCHELL ENERGY & DEVELOPMENT CORP. AND SUBSIDIARIES

LIQUIDITY AND CAPITAL RESOURCES
Refocusing of the Company's Operations. For many years now, the principal strategy of the Company has been to acquire well-positioned energy and real estate assets and to enhance their value through long-term development programs. This strategy requires major front-end capital investments, which are recovered over extended periods of time as energy reserves are produced and real estate assets are developed and operated or sold. While it is not anticipated that the overall nature of the Company's business or this strategy will be altered, a significant refocusing of the Company's operations was begun in fiscal 1995 and will continue in fiscal 1996.

    Because of recurring softness in energy prices and the approaching expiration in December 1997 of a favorably priced North Texas gas sales contract, management has undertaken an extensive review of the Company's operations and business strategies. The objective of this review is to position the Company to better compete in the market-sensitive environment in which it expects soon to be operating. Actions involved in this continuing process include streamlining operations by concentrating activities on core businesses with an appropriate mix of near-and long-term profit potential in which the Company has a strong competitive position and by eliminating other activities and the costs associated with them. Consistent with this, capital spending is being directed almost exclusively to the drilling and recompletion of wells and acquisitions of oil and gas properties in core areas, expanding gas processing plants serving core areas, expansion of an Austin Chalk gas gathering system and continued development of The Woodlands. In addition, beginning in fiscal 1995, the Company refocused its oil and gas exploration program by concentrating more on development activities in core areas where it has had the greatest success.

    During fiscal 1995, as part of the refocusing initiative, a companywide asset review was begun to identify and sell underutilized assets or non-core holdings that have greater value to others. Three major energy assets were sold for a total consideration of $164 million--$120 million for Winnie/Spindletop, $35 million for the assets of Brazos Gas Compressing Company and $9 million for drilling rigs. A cumulative pretax gain of $52.6 million was earned on these transactions. As part of the ongoing study, the Company has identified certain other assets that it plans to dispose of. These include marginally profitable oil and gas properties, certain underutilized gas processing plants and gas gathering systems, and a few real estate assets located outside The Woodlands. Asset write-downs and restructuring charges totaling $36.9 million were recorded in the second and third quarters to, among other things, reduce the carrying values of the assets to be disposed of to their estimated sales values (see Note 10 of Notes to Consolidated Financial Statements for additional information). Since the asset study has not been completed, it is expected that additional assets will be identified for disposal in the future.

    The Financial Accounting Standards Board (FASB) issued a statement on March 31, 1995 that is intended to establish more consistent accounting standards for measuring the recoverability of long-lived assets. In certain instances, the statement specifies that carrying values of assets be written down to fair values, which would result in larger charges than previously would have been required. The Company believes that the adoption of this statement and the completion of its ongoing asset management study are most likely to impact its real estate located outside The Woodlands, particularly any which management might subsequently conclude will not continue to be held for long-term investment and development. The Company must adopt the proposed statement no later than for its quarter ending April 30, 1996.

    In a related activity, the Company's Gas Services Division (formerly known as the Transmission and Processing Division) undertook a re-evaluation of its operations. Resultant operational changes included the consolidation of certain gas processing operations at larger, more efficient plants and the idling of several smaller plants. Further, a voluntary incentive retirement program, which reduced the number of full-time employees by approximately 70, was completed in June. And, the Winnie/Spindletop operations were sold in the second quarter and the compression operations in the third quarter. Although the Company is pursuing the disposition or relocation of certain idle gas processing plants, these actions are not expected to reduce its NGL production volumes.

    To further reduce the Company's future costs, the Board of Directors approved a companywide personnel reduction program in February 1995 that will result in the elimination of at least 300 jobs by April 30, 1995. The Company has offered a voluntary incentive retirement program to approximately 130 qualifying employees and will pay severance benefits to terminated employees not eligible for that program. The aggregate pretax cost of these incremental benefits (estimated at approximately $20 million) will be accrued during the first quarter of fiscal 1996. The Company expects to recover this cost in approximately one year.

    During the fourth quarter of fiscal 1995, the Company changed its method of accounting for oil and gas producing activities from the full cost method to the successful efforts method and retroactively restated its financial statements for prior periods. This accounting change complements the new exploration strategy initiated during fiscal 1995. Since the successful efforts method requires that nonproductive exploration costs be expensed, it provides a more timely measurement of the effect of the exploration program changes than would the full cost method, under which such costs are capitalized and amortized. Also, use of successful efforts--for which the FASB has a stated preference--will make the Company's results more comparable to those of other oil and gas producers, most of whom use this method.

    The retroactive expensing of nonproductive exploratory costs and recognition of impairments on a field--rather than an overall--basis under successful efforts reduced the net book value of the Company's oil and gas properties and resulted in an after-tax reduction in stockholders' equity at January 31, 1995 of $266.4 million. The Company's cash flows and borrowing capacity were not affected by the change.

    The reduced net book value of oil and gas properties resulted in lower DD&A charges under the successful efforts method. Because of this, and since there were not substantial nonproductive exploration costs or impairment charges, fiscal 1995's net earnings were almost double what they would have been under full cost accounting. See Note 1 of Notes to Consolidated Financial Statements for additional information concerning the impact of this change on the Company's financial statements.

Funding of the Company's Operations. The Company generally has funded its investing activities using cash provided from operating activities and sales of varying interests in mature real estate assets, supplemented to the extent necessary with proceeds from long-term borrowings. Because of the previously mentioned refocusing, it is expected that the Company's near-term need for incremental borrowings will be lessened. And, depending on the timing of planned asset sales, cost reductions, etc., the level of outstanding indebtedness may decline, as it did in fiscal 1995. The primary sources of borrowed funds in recent years have been bank credit agreements of the energy and real estate subsidiaries and senior notes of the parent company. Needed funds initially have been borrowed under the bank credit agreements, and the credit availability under these facilities periodically has been restored by paying down outstanding borrowings using proceeds from public offerings of parent company senior notes. Additionally, during May 1993, the Company sold
5.9 million shares of its Class B common stock. The $123.4 million net proceeds of this offering were used to fund the Company's buy-out of MEC Development, Ltd., and drilling costs that otherwise would have been expenditures of that partnership.

    During January 1994, the Company issued $250 million of 6 3/4% Senior
Notes Due 2004 and $100 million of 5.10% Senior Notes Due 1997. The proceeds of these borrowings were used to prepay $200 million of 11 1/4% Senior Notes Due 1999 and to pay down outstanding borrowings under the Company's bank credit agreements. The 11 1/4% senior notes were redeemed on February 25, 1994 at a price of 103.21% of principal. The $6.4 million debt prepayment premium paid in connection with this redemption was expensed in January 1994 when the Company gave notice that the notes would be redeemed. In addition to lowering interest costs, these transactions increased the Company's credit availability, extended the maturities of indebtedness, reduced exposure to floating interest rates and increased the percentage of indebtedness that is parent company debt.

    The Company's committed bank revolving credit and commercial paper facilities provide for an aggregate borrowing capacity of approximately $558 million, of which approximately $400 million was unused at January 31, 1995. Exclusive of maturities under its bank credit facilities and commercial paper program, the Company's aggregate five-year debt maturities totaled approximately $235 million at January 31, 1995.

    Effective November 30, 1994, the Company's $250 million Energy bank revolving credit agreement was split into two parts--a $150 million five-year facility maturing in November 1999 and a $100 million 364-day facility, which the Company plans to extend annually with the banks' approval. The Company's $165 million, five-year Real Estate revolving credit facility was also revised and extended. During the last year of the Real Estate agreement, which commences on November 30, 1998, the facility is to be reduced to 75% of its initial size. During October 1994, the term of the Company's $125 million commercial paper program was extended through June 1998 and the term of a mortgage subsidiary's $18 million bank credit facility was extended through July 1997.

    The Company's business plan includes the use of energy and real estate partnerships and sales in the normal course of business of mature real estate properties to provide for some of its funding needs. The Company believes that these resources, together with operating cash flows and additional borrowings supported by cash flows and asset values, will be sufficient to allow it to provide for its short-and long-term liquidity needs. Such short-term needs, if any, can be met by supplementing operating cash flows with borrowings under existing committed bank credit facilities while public debt and equity markets can be accessed to provide for longer-term needs.

    A portion of the cash proceeds received in connection with fiscal 1995 energy asset sales was used to pay down outstanding borrowings under the Company's revolving credit and commercial paper facilities. At January 31, 1995, long-term debt totaled $895 million, $93.3 million below the balance at the beginning of the year. This debt reduction would have been larger had it not been for an April 1994 fire at Gulf Coast Fractionators' (GCF's) facility in Mont Belvieu, Texas, at which much of the Company's NGL production is fractionated. Because of the resultant shutdown of this facility, the Company had approximately 1.4 million barrels of unfractionated NGLs at January 31, 1995. The GCF plant resumed operations during October 1994, and these inventories began to be worked down during fiscal 1995's fourth quarter. It is expected that the unfractionated quantities will be reduced to normal levels during the first quarter of fiscal 1996. At January 31, 1995, the cost of the Company's unfractionated NGLs totaled $15 million.

    For the past two years, the Company has paid dividends of 48 cents and 53 cents per share, respectively, on its Class A and Class B common stock. The Company has paid regular quarterly cash dividends on its common stock for an uninterrupted period of 18 years. In December 1994, the Board of Directors authorized open market repurchases of up to one million shares of the Company's common stock. Through March 31, 1995, a total of 750,600 shares had been so purchased at an aggregate cost of $11.8 million.

    The estimated present value of pretax future net revenues of the Company's energy reserves, calculated in accordance with Securities and Exchange Commission regulations, totaled $956 million at January 31, 1995--$708 million for natural gas and oil and $248 million for plant NGLs. At January 31, 1994, these amounts totaled $986 million--$790 million for natural gas and oil and $196 million for plant NGLs. The estimated future net revenues for gas and oil were lower principally because of an 18% decline in market-sensitive natural gas prices and the reduction by one year of the remaining term of the Company's North Texas gas sales contract. Improved margins, which allowed the restoration of NGL reserves that were not economic at the end of the prior year, were the primary cause of the increase in estimated future net revenues for plant NGLs. Largely because of the exploration program refocusing and downsizing, the Company's finding cost per barrel of oil equivalent declined to $3.82 in fiscal 1995 from the prior year's $7.54.

CAPITAL AND EXPLORATORY EXPENDITURES
The following table compares the Company's fiscal 1996 budget for capital and exploratory expenditures with its actual expenditures for fiscal 1995 and 1994 (in millions):

                                                   1996 Budget               1995                     1994
                                              -------------------    ---------------------    --------------------
                                                 Amount       %         Amount         %         Amount        %
                                              -----------   -----    -----------     -----    -----------    -----
                                                                                                Restated
Exploration and Production  . . . . . . .     $117.2         51.3       $115.1         52.4      $158.2       44.7
  MEC Development, Ltd. buy-out . . . . .          -            -            -            -        78.3       22.1
Gas Services  . . . . . . . . . . . . . .       41.6         18.2         35.1         16.0        48.6       13.7
Real Estate . . . . . . . . . . . . . . .       65.5         28.6         65.1         29.6        65.1       18.4
Corporate . . . . . . . . . . . . . . . .        4.4          1.9          4.3          2.0         3.9        1.1
                                              ------        -----       ------        -----      ------      -----
                                              $228.7        100.0       $219.6        100.0      $354.1      100.0
                                              ======        =====       ======        =====      ======      =====

    The consolidated budget for fiscal 1995 expenditures, initially set at $230.8 million, was later revised to $242.6 million. Fiscal 1995 spending ultimately totaled $219.6 million, 9.5% below the revised budget, largely because of reduced drilling expenditures late in the year in response to depressed natural gas prices.

    The Company's fiscal 1996 budget has been set at $228.7 million, 4.1% above fiscal 1995's actual spending. The planned increase is attributable to larger expenditures for the Company's 45% share of construction costs for a $35 million natural gas gathering system being built to serve an eastward extension of Austin Chalk drilling activities by Union Pacific Resources Company, 55% owner of this system, and others.

    The fiscal 1996 budgeted outlays for exploration and production, real estate and corporate activities are essentially unchanged from the prior-year amounts. The Company replaced 171% of the natural gas reserves it produced in fiscal 1995 and expects, even at the relatively low planned drilling level, to more than replace the reserves it will produce in fiscal 1996. Real estate expenditures, more than 90% of which are earmarked for The Woodlands, will consist largely of spending for residential lot development and commercial properties.

    In addition to its consolidated budget, the Company participated through partnerships in several significant construction projects in fiscal 1995. These projects, which were funded principally with proceeds of loan agreements of the partnerships, included an MTBE plant, expansion of GCF's fractionation facility and construction of a regional mall in The Woodlands.

    A partnership in which the Company has a one-third interest constructed an MTBE (methyl tertiary butyl ether) plant at Mont Belvieu, Texas, with a design capacity of 12,600 barrels per day. MTBE is an oxygenate used in the production of environmentally cleaner gasoline. Each of the three partners in this venture provides one-third of the plant's isobutane feedstock, and one of the partners, Sun Company, Inc., is contractually obligated to purchase all of the MTBE production for a period of 10 years. Plant construction costs, which totaled $225 million, were funded through the partnership's $176 million loan agreement and capital contributions from the partners. The plant commenced production in June 1994 and, primarily because of start-up problems, has operated below its design capacity (such volumes averaged 7,900 barrels per day during January
1995). Because of the plant's start-up problems, the partnership's loan will not be converted to a nonrecourse term loan status by a May 31, 1995 deadline. Because of this, the lenders could require the partners to repay the partnership's debt. If this occurs, the Company has sufficient unused committed lines of credit to fund its $58.7 million share of the partnership's debt.

    Through its 38.75% ownership interest in GCF, the Company participated in a 40,000 barrel-per-day expansion of an NGL fractionation plant at Mont Belvieu, Texas. As previously noted, the plant resumed operations in October after an April 1994 fire. The expansion portion of the plant began operating late in October and reached full production during fiscal 1995's fourth quarter. In connection with the $40 million expansion project and the entrance of Conoco, Inc., into the partnership, GCF arranged an $85 million term loan in June 1993. Of the loan proceeds, $40 million was distributed to the partners in fiscal 1994 (the Company's share of which was $15.5 million) and the remainder was used to fund the expansion expenditures and to provide needed working capital. Each of the partners has executed long-term contracts with GCF for the fractionation of production from certain of their gas processing plants.

    The Woodlands Mall, a one million square foot regional mall that opened in October 1994, was developed by a partnership equally owned by the Company and Homart Development Co., a subsidiary of Sears, Roebuck and Co. Costs of the 345,000-square-foot gross leasable area constructed by the partnership, together with site development and other general costs, were funded with proceeds of the partnership's $65 million loan agreement. This partnership contributed positively to the Company's fourth-quarter operating earnings.

ENVIRONMENTAL AND OTHER MATTERS
Concern for the environment has been a fundamental part of the Company's operating philosophy for many years. In the ordinary course of conducting its business, the Company incurs costs--both expensed and capitalized--to preserve and protect the environment. As public concern for the environment has grown in recent years, new environmental regulations and laws have been enacted, and the enforcement of existing laws has been strengthened. The Company considers compliance with environmental protection regulations and laws, and the related costs, to be a necessary and manageable part of its business. To date, the Company has not been faced with major clean-up obligations and has been able to conform with environmental regulations without materially altering its operating strategies.

    However, complying with environmental regulations involves financial responsibilities beyond the level the Company as an environmentally conscious operator likely would otherwise incur and imposes additional constraints on the manner in which its operations are conducted. Certain projects, such as the real estate developments at Laffite's Cove in Galveston and at Lake Catamount in Colorado, were significantly delayed while costly studies were performed to satisfy regulatorily imposed demands. Additionally, the Company estimates that it will spend approximately $5 million annually over the next two or three years on environmental testing and compliance for its energy and real estate operations that it likely would not spend absent the regulations. Of these annual expenditures, approximately $1 million is related solely to compliance with the Federal Clean Air Act. An estimated additional $1.4 million one-time expenditure related to this Act is planned for fiscal 1996 to implement an enhanced monitoring program for natural-gas-fired engines.

    Nevertheless, while it is not possible to fully anticipate all of the financial obligations or operating constraints that might ultimately result from increasingly stringent environmental regulations and enforcement programs, management believes the Company is well-positioned within the industries in which it competes to deal with environmental protection requirements. Furthermore, demand for clean-burning natural gas, the cornerstone of the Company's energy operations, is likely to benefit from increasing environmental awareness.

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

OPERATING STATISTICS
Certain operating statistics (including, where applicable, proportional interests in equity partnerships) for fiscal 1995, 1994 and 1993 follow:

                                                 1995           1994            1993
                                              -----------    -----------    -----------
Average daily volumes
Natural gas sales (Mcf) . . . . . . . . .         214,100        193,800        149,000
Crude oil and condensate sales (Bbls) . .           6,300          6,000          5,600
Natural gas liquids produced (Bbls) . . .          47,500         49,800         47,200
Pipeline throughput (Mcf)
  Total . . . . . . . . . . . . . . . . .         415,000        549,000        566,000
  Exclusive of Winnie Pipeline  . . . . .         353,000        386,000        398,000

Average sales prices
Natural gas (per Mcf) . . . . . . . . . .           $2.71          $2.86          $2.84
Crude oil and condensate (per Bbl)  . . .           15.75          16.31          18.49
Natural gas liquids produced (per Bbl)  .           11.57          12.18          13.41

Residential lot sales - The Woodlands
Lots sold . . . . . . . . . . . . . . . .             951            844            911
Average price . . . . . . . . . . . . . .         $37,287        $39,055        $38,196
Average price per square foot . . . . . .            3.70           3.38           3.14

RESULTS OF OPERATIONS - FISCAL 1995 COMPARED WITH FISCAL 1994 (RESTATED)
As previously noted, the Company's financial statements have been restated to give effect to its recent change to the successful efforts method of accounting for oil and gas producing activities. The information included in this section has been so restated for all periods shown.

    The Company's results for fiscal 1995 and 1994--both before and after unusual items--are summarized on the table on the following page. Largely because of the impact of unusual items, fiscal 1995 net earnings exceeded those of the previous year by approximately $21.2 million. Fiscal 1995 earnings included $52.6 million in pretax gains from major energy asset sales but were reduced by charges totaling $36.9 million associated with restructuring and asset write-downs. The net effect was an increase of $15.7 million, or $8.6 million after tax. Fiscal 1994's net earnings were reduced $12 million (after tax) by an extraordinary charge for early debt retirement and a deferred tax provision related to the August 1993 Federal corporate income tax rate increase.

    Excluding the unusual items, fiscal 1995's earnings were almost unchanged from those of the prior year. Favorable year-to-year earnings variances included sharply lower fiscal 1995 exploratory dry hole costs and impairment charges--largely related to the Company's refocused exploration emphasis--and improved earnings from higher natural gas production and real estate operations. These gains were essentially offset, however, by the negative impact of fiscal 1995's lower natural gas liquids prices, reduced gas gathering and marketing margins, a higher effective income tax rate and fiscal 1994's one-time Exploration and Production earnings items.

    The following table and discussion identify and explain the major increases (decreases) in earnings (in millions):

                                                   Segment Operating Earnings
                                           ------------------------------------------
                                            Exploration
                                                and            Gas            Real                         Pretax          Net
                                            Production      Services         Estate         Other*        Earnings       Earnings
                                           ------------    -----------    -----------    -----------    -----------    -----------
Fiscal 1994 amounts (restated)  . . . . .   $      68.2    $      42.6    $      21.1    $     (84.5)   $      47.4    $      24.6

Add back fiscal 1994 unusual items
Deferred tax charge caused by
  increase in Federal income tax rate . .             -              -              -              -              -            6.6
Extraordinary item  . . . . . . . . . . .             -              -              -              -              -            5.4
                                           ------------    -----------    -----------    -----------    -----------    -----------

Fiscal 1994 amounts
  before unusual items  . . . . . . . . .          68.2           42.6           21.1          (84.5)          47.4           36.6
                                           ------------    -----------    -----------    -----------    -----------    -----------
Major increases (decreases)
Lower exploratory dry hole costs  . . . .          16.6              -              -              -           16.6           10.8
Reduced proved property impairments . . .           8.9              -              -              -            8.9            5.8
Natural gas production
  Market-sensitive sales price  . . . . .          (8.7)             -              -              -           (8.7)          (5.7)
  Market-sensitive sales volumes  . . . .           3.8              -              -              -            3.8            2.5
  Sales under fixed-price contracts . . .           3.1              -              -              -            3.1            2.0
Natural gas processing
  NGL price . . . . . . . . . . . . . . .             -          (10.3)             -              -          (10.3)          (6.7)
  Production volumes  . . . . . . . . . .             -           (1.4)             -              -           (1.4)           (.9)
  Reduced feedstock costs due to
    Lower market-sensitive gas prices . .             -            8.5              -              -            8.5            5.5
    Lower NGL prices  . . . . . . . . . .             -            1.4              -              -            1.4             .9
Natural gas gathering and marketing . . .             -           (6.4)             -              -           (6.4)          (4.2)
Real estate . . . . . . . . . . . . . . .             -              -            3.6              -            3.6            2.3
Interest expense incurred . . . . . . . .             -              -              -            4.1            4.1            2.7
Capitalized interest  . . . . . . . . . .             -              -              -           (5.1)          (5.1)          (3.3)
Other
  Fiscal 1994 one-time earnings items . .          (6.9)             -              -              -           (6.9)          (4.5)
  SAR/Bonus unit expense accruals . . . .           1.8             .8            1.1            2.1            5.8            3.8
  Venture capital investments . . . . . .             -              -              -           (4.8)          (4.8)          (3.1)
  Fiscal 1994 excise tax refunds  . . . .          (1.0)             -              -           (1.9)          (2.9)          (1.9)
  Miscellaneous . . . . . . . . . . . . .          (1.7)           (.5)             -             .3           (1.9)          (1.3)
Higher effective income tax rate  . . . .             -              -              -              -              -           (4.2)
                                           ------------    -----------    -----------    -----------    -----------    -----------
                                                   15.9           (7.9)           4.7           (5.3)           7.4             .5
                                           ------------    -----------    -----------    -----------    -----------    -----------

Fiscal 1995 amounts
  before unusual items  . . . . . . . . .          84.1           34.7           25.8          (89.8)          54.8           37.1
                                           ------------    -----------    -----------    -----------    -----------    -----------

Fiscal 1995 unusual items (see Note 10 of
  Notes to Consolidated Financial Statements)
Gains on major energy asset sales . . . .           3.8           48.8              -              -           52.6           32.7
Restructuring charges/asset write-downs .             -          (31.2)             -              -          (31.2)         (20.3)
Real estate asset write-downs . . . . . .             -              -           (5.7)             -           (5.7)          (3.7)
                                           ------------    -----------    -----------    -----------    -----------    -----------
                                                    3.8           17.6           (5.7)             -           15.7            8.7
                                           ------------    -----------    -----------    -----------    -----------    -----------

Fiscal 1995 amounts
  after unusual items . . . . . . . . . .   $      87.9    $      52.3    $      20.1    $     (89.8)   $      70.5    $      45.8
                                           ============    ===========    ===========    ===========    ===========    ===========

- --------------------
* Includes general and administrative expense and other expense.

FISCAL 1994 UNUSUAL ITEMS
Deferred tax charge caused by increase in Federal income tax rate. Deferred Federal income tax expense for the third quarter of fiscal 1994 included $6.6 million attributable to an increase enacted in August 1993 in the corporate statutory Federal income tax rate from 34% to 35%. Because of the rate change, it was necessary to increase the Company's deferred tax liability by an amount equal to 1% of the aggregate (restated) cumulative difference between the book and tax bases of its assets and liabilities.

Extraordinary item. In January 1994, the Company called for redemption of its $200 million of 11 1/4% Senior Notes Due 1999. The redemption price was 103.21% of principal, and the premium and related unamortized debt issuance costs were expensed, resulting in an extraordinary loss on the early retirement of debt of $5.4 million (after tax benefits of $2.9 million).

EXPLORATION AND PRODUCTION OVERVIEW
Exploration and Production Division operating earnings before unusual items increased $15.9 million during fiscal 1995, to $84.1 million. This improvement was the result of lower expenses for exploratory dry holes and proved property impairments, the impact of which was partially offset by lower market-sensitive natural gas prices in the last half of fiscal 1995 and the nonrecurrence of one-time earnings items which added $6.9 million to the prior year's operating earnings. Average daily natural gas sales volumes rose to 214,100 Mcf from 193,800 in the prior year. This occurred primarily as a result of the Company's increased fiscal 1994 drilling program and, to a lesser extent, the buy-out of MEC Development, Ltd., effective May 1, 1993.

Lower exploratory dry hole costs ($16.6 million increase). Exploratory dry hole costs totaled $1 million in fiscal 1995, down from $17.6 million in fiscal 1994, improving operating earnings by $16.6 million. The reduced costs were the result of a new exploration strategy initiated during fiscal 1995 under which spending was reduced and focused more on core areas where the Company has a good finding record. Also, the prior-year expense was adversely affected by the Company's participation in an unsuccessful five-well offshore program operated by a third party.

Reduced proved property impairments ($8.9 million increase). Expenses for property impairments declined to $4.7 million in fiscal 1995 from $13.6 million in the prior year, increasing operating earnings by $8.9 million. Downward revisions of reserve estimates for certain oil and gas properties caused fiscal 1994 impairments to be unusually large.

Natural Gas - Market-sensitive sales price ($8.7 million decrease). The Company's market-sensitive realizations averaged $1.90 per Mcf during fiscal 1995, down from $2.14 in the prior year, reducing operating earnings by $8.7 million. Market-sensitive natural gas prices were sharply lower during the last half of fiscal 1995 as demand declined largely because of mild weather and full storage caverns.

Natural Gas - Market-sensitive sales volume ($3.8 million increase). Market-sensitive sales volumes increased 18% to 108,800 Mcf per day from the prior year's 92,000. After related operating costs and DD&A, this increased operating earnings by $3.8 million. Production rose primarily due to wells drilled in fiscal 1994; production from the Calhoun Unit, where the Company ceased reinjecting gas and began selling it in August 1993; and the previously mentioned MEC Development, Ltd. buy-out, which added 1,500 Mcf per day to the average volume. This increase would have been larger had the Company not curtailed certain market-sensitive production late in the year because of low prices.

Natural Gas - Sales under fixed-price contracts ($3.1 million increase). Production under fixed-price contracts averaged 105,300 Mcf per day at a price of $3.53 per Mcf; such amounts were 101,800 Mcf and $3.52, respectively, in fiscal 1994. Almost 90% of these volumes consist of sales under a long-term contract with Natural Gas Pipeline Company of America (NGPL), which covers most of the Company's North Texas production and provides for annual increases of $.25 per MMBtu in the fixed sales price on January 1 of each year. After expiration of this contract in December 1997, it is expected that this production will be sold at the then-existing prices for market-sensitive gas. The fiscal 1995 volume increase resulted largely from the partnership buy-out, which added approximately 2,800 Mcf per day to the period's volumes. The positive impact of fiscal 1995's higher production volumes and the annual price increase under the NGPL contract was largely offset by lower realizations for leasehold NGLs and the lack in fiscal 1995 of any amortization of price-related deferred contract restructuring proceeds since this amortization was completed during the prior year (such amortization added $.12 per Mcf to the prior-period's average price for sales under fixed-price contracts). Certain volume-related deferred contract restructuring proceeds continue to be amortized. Although not increasing cash flows, such amortization, after related DD&A expense, added $12.1 million and $12.6 million to operating earnings in fiscal 1995 and 1994. This amortization will continue to decline annually through fiscal 1998 when the deferred proceeds will be fully amortized.

GAS SERVICES OVERVIEW
Gas Services Division operating earnings before unusual items declined $7.9 million during fiscal 1995 largely because of lower NGL sales prices and reduced earnings from gas gathering and marketing activities. The unfavorable impact of lower NGL prices on natural gas processing earnings was largely offset, however, by reduced feedstock costs, most of which was related to fiscal 1995's lower market-sensitive natural gas prices. NGL production volumes averaged 47,500 Bbls per day--down from 49,800 during the prior year--as facilities were idled early in the year in response to inadequate margins for most plants operating principally under keep-whole processing arrangements. NGL margins improved subsequently, and certain plants that were idle in the first quarter resumed operations.

Natural Gas Processing - NGL price ($10.3 million decrease). The average price for NGLs produced of $11.57 per barrel was $.61 per barrel below the average for fiscal 1994, reducing operating earnings by $10.3 million. The lower prices, principally in the first half of the year, were largely the result of lower prices for crude oil--which adversely affected NGL prices--and a soft world economy, which reduced the demand for chemical feedstocks. The Company's average NGL transfer price for the fourth quarter was $12.22 per barrel, $1.63 above the average for the comparable prior-year period.

Natural Gas Processing - Production volumes ($1.4 million decrease). NGL production volumes averaged 47,500 barrels per day, down 5% from the previous year's 49,800. As a result of the relatively high market-sensitive feedstock costs during fiscal 1995's first quarter, when NGL prices were severely depressed, most plants operating under keep-whole processing agreements were uneconomical to operate and were shut down during that period. Certain of these plants resumed operations in the second quarter, and production volumes averaged 48,800 barrels per day during the subsequent nine months, up from the first quarter's 43,200.

Natural Gas Processing - Reduced feedstock costs ($9.9 million increase). Feedstock costs consist primarily of amounts paid to the natural gas producers. Such amounts are based either on the value of natural gas consumed in processing under keep-whole agreements or on a percentage of the value of NGLs produced under percent-of-proceeds agreements. Accordingly, feedstock costs under keep-whole agreements vary directly with market-sensitive natural gas prices, while costs under percentage-of-proceeds agreements vary directly with NGL prices. Consequently, fiscal 1995's lower market-sensitive gas prices caused feedstock costs to decline, increasing operating earnings by $8.5 million, while the lower NGL realizations also reduced feedstock costs, increasing operating earnings by $1.4 million.

Natural Gas Gathering and Marketing ($6.4 million decrease). Excluding the impact of lower SAR/Bonus unit expense accruals, operating earnings (exclusive of unusual items) from natural gas gathering and marketing activities were $6.4 million below those of the prior year. This decline was primarily the result of lower volumes and margins for the wholly owned North Texas system and the 45%-owned venture with Union Pacific Resources Company (UPRC). For the last several years, throughput on the North Texas system has declined because drilling activity in its service area has been too low to offset normal production declines on existing wells. This system's lower fiscal 1995 margins occurred primarily as a result of the expiration late last year of certain favorable contracts. Fiscal 1995 volumes and margins for the UPRC venture were lower largely because of revisions effective late in the prior fiscal year of natural gas sales contracts with Texas

Utilities Fuel Company (TUFCO). Purchases under these contracts by TUFCO during fiscal 1995 averaged 50,000 MMBtu per day (22,500 for the Company's 45% interest) at a price of $2.99, contrasted with 58,900 (26,500) at $3.42 during the prior year. System volumes not sold to TUFCO were sold to other purchasers at substantially lower margins.

REAL ESTATE AND OTHER
Real Estate ($3.6 million increase). Excluding the impact of lower SAR/Bonus unit expense accruals, Real Estate Division operating earnings before unusual items rose by $3.6 million during fiscal 1995. The improvement, which was concentrated in The Woodlands, was largely due to increased profits from residential lot sales and improved earnings from commercial activities.

    Earnings from residential lot sales were $1 million above those of fiscal 1994 due to a 13% increase in the number of lots sold (951 vs. 844) and a 9% increase in the average sales price for production lots. Production lot sales were 29% higher than in the prior year both because of the community's strong competitive position in the Houston-area market and because lot sales early last year were adversely affected by inventory shortages related to delays in the opening of the Village of Alden Bridge. Despite sharp rises in 30-year mortgage interest rates, production lot sales were strong during the year as The Woodlands became a more attractive community to new homebuyers because of the new retail centers and improved traffic access. However, the number of estate and custom lots sold declined in fiscal 1995. This decline corresponded with a national downward trend for larger home sales as upper-income buyers' concerns about job security reportedly made them more conservative in their home purchases.

    Earnings from commercial and institutional land sales were essentially equal in fiscal 1995 and 1994, but the nature of the transactions changed substantially. Fiscal 1995 sales included a sizable number of retail sites while much of fiscal 1994's earnings was related to the fourth quarter sale of a large tract for a funeral home and cemetery. Higher earnings from other commercial activities in The Woodlands accounted for $2.1 million of the increase in real estate operating earnings. Several factors contributed to this increase, including greater corporate conference activity at The Woodlands Executive Conference Center and Resort and higher earnings from office and research/technology buildings, most of which was related to increased occupancy.

Interest expense incurred. Interest expense incurred during fiscal 1995 was $4.1 million below that of the prior year partially due to a decline in the Company's effective interest rate (to 7.4% from 7.7%). This was caused by a decline of two percentage points (from 9.8% to 7.8%) in the average rate for the Company's fixed-rate debt, which occurred because of the refunding in February 1994 of $200 million of 11 1/4% Senior Notes with proceeds from January 1994 sales of $250 million of 6 3/4% Senior Notes and $100 million of 5.10% Senior Notes. Excess proceeds were used to pay down outstanding borrowings under the Company's bank credit agreements. The beneficial impact of the senior note refunding was partially offset by a decline (from 37% to 19%) in the percentage of debt that is lower-cost, floating-rate debt and a rise in short-term (variable) interest rates.

    Also contributing to the decline in interest expense incurred was a slight reduction in the Company's average debt balance in fiscal 1995 which principally resulted from receipts of proceeds from major energy asset sales.

Capitalized interest. The amount of interest capitalized fell by $5.1 million in fiscal 1995 because of a decline in the average energy and real estate asset balances subject to capitalization and, to a lesser extent, the Company's lower effective interest rate during that period.

Other - Fiscal 1994 one-time earnings items ($6.9 million decrease). One-time items added a total of $6.9 million to Exploration and Production Division operating earnings in fiscal 1994's first and second quarters. During the second quarter, the Company recognized certain natural gas revenues ($3.9 million) which previously had been deferred because of future obligations for which the Company was no longer liable and recorded a gain of $1.1 million on the sale of certain assets. During the first quarter of fiscal 1994, a $1.9 million contingent liability related to contractual matters--which had been recorded several years earlier--was reversed when it was determined that it was no longer needed.

Other - SAR/Bonus unit expense accruals ($5.8 million increase). During fiscal 1995, $1.9 million in SAR/Bonus unit expense accrual reversals were recorded as the average market price of the Company's common stock declined $4.94 per share. Conversely, in the prior year, expense accruals of $3.9 million were recorded as the average stock price rose by $5.00 per share. Also contributing to this variance were fiscal 1994 exercises at higher mid-year prices of SARs/Bonus units, many of which had January 1994 expiration dates. The impact of stock price changes was less in fiscal 1995 because substantially fewer units were outstanding.

Other - Fiscal 1994 excise tax refunds ($2.9 million decrease). During last year's fourth quarter, the Company recognized excise tax refunds applicable to prior years, of which $1 million was for taxes previously charged to oil and gas operating earnings and $1.9 million was for accrued interest on these tax overpayments.

Other - Venture capital investments ($4.8 million decrease). The Company has investments in venture capital companies (many located in The Woodlands' Research Forest), several of which have gone public in recent years. In accordance with industry practice, these investments are carried at estimated fair values. Because of sharp declines in the stock market prices for start-up biotechnology companies, the estimated values of these investments declined substantially in fiscal 1995. This resulted in the recording of charges aggregating $3.8 million during fiscal 1995. Conversely, unrealized appreciation of $1 million was recognized during the third quarter of fiscal 1994 because of increases in the estimated values of these investments.

Higher effective income tax rate. The Company's effective income tax rate in fiscal 1995 of 35.1% was up sharply from fiscal 1994's 22.7% (exclusive of the impact of the August 1993 increase in the corporate statutory Federal income tax rate). This occurred because of an increased provision for deferred state income taxes in fiscal 1995 and a decline in available Federal tax credits for natural gas produced from wells qualifying under Section 29 of the Internal Revenue Code as production from those wells declined.

RESULTS OF OPERATIONS - FISCAL 1994 COMPARED WITH FISCAL 1993 (BOTH RESTATED) The Company's results for fiscal 1994 and 1993--both before and after unusual items which affected each year's earnings--are shown on the table on the following page. Exclusive of the unusual items, the Company earned $36.6 million in fiscal 1994, compared with $58.8 million in the prior year. After the unusual items, net earnings were $24.6 million ($.48 per share on 51,004,000 shares) in fiscal 1994 and $27.3 million ($.58 per share on 46,858,000 shares) in fiscal 1993. The average number of outstanding shares rose primarily because of the May 1993 sale of 5.9 million Class B shares.

    Exclusive of unusual items, fiscal 1994 net earnings were $22.2 million below those of the previous year as Gas Services earnings were down sharply, particularly in the last half of the year when softening NGL sales prices and rising natural gas feedstock costs combined to eliminate gas processing margins for many keep-whole plants. This was partially offset by higher earnings from Exploration and Production activities. The following table and discussion identify and explain the major increases (decreases) in earnings (in millions):

                                                   Segment Operating Earnings
                                            -----------------------------------------
                                            Exploration
                                                and            Gas            Real                         Pretax          Net
                                            Production      Services         Estate         Other*        Earnings       Earnings
                                            -----------    -----------    -----------    -----------    -----------    -----------
Fiscal 1993 amounts (restated)  . . . . .   $      37.3    $      88.5    $      22.8    $     (88.6)   $      60.0    $      27.3

Add back fiscal 1993 unusual items
Restructuring charges . . . . . . . . . .          20.7              -              -             .5           21.2           13.7
Extraordinary item  . . . . . . . . . . .             -              -              -              -              -            7.3
Cumulative effect of change
  in accounting methods . . . . . . . . .             -              -              -              -              -           10.5
                                            -----------    -----------    -----------    -----------    -----------    -----------

Fiscal 1993 amounts
  before unusual items  . . . . . . . . .          58.0           88.5           22.8          (88.1)          81.2           58.8
                                            -----------    -----------    -----------    -----------    -----------    -----------

Major increases (decreases)
Natural gas
  Sales under fixed-price contracts . . .          13.7              -              -              -           13.7            8.9
  Market-sensitive sales  . . . . . . . .          13.5              -              -              -           13.5            8.8
Higher exploratory dry hole costs . . . .         (13.2)             -              -              -          (13.2)          (8.6)
Increased proved property impairments . .         (11.3)             -              -              -          (11.3)          (7.3)
Oil and condensate sales  . . . . . . . .          (2.8)             -              -              -           (2.8)          (1.8)
Natural gas processing
  NGL price . . . . . . . . . . . . . . .             -          (16.4)             -              -          (16.4)         (10.7)
  Marketing activities  . . . . . . . . .             -           (6.9)             -              -           (6.9)          (4.5)
  Increased cost of sales . . . . . . . .             -          (10.6)             -              -          (10.6)          (6.9)
  Full year's ownership of
    C&L Processors' (C&L) plants  . . . .             -            3.0              -              -            3.0            2.0
  Production volumes (excluding
    impact of C&L plant acquisitions) . .             -           (1.9)             -              -           (1.9)          (1.2)
Natural gas gathering and marketing . . .             -           (6.6)             -              -           (6.6)          (4.3)
Real estate . . . . . . . . . . . . . . .             -              -           (1.1)             -           (1.1)           (.7)
Interest expense incurred . . . . . . . .             -              -              -            1.2            1.2             .8
Other
  One-time earnings items (see page 41) .           6.9              -              -              -            6.9            4.5
  Excise tax refunds (see page 41)  . . .           1.0              -              -            1.9            2.9            1.9
  SAR/Bonus unit expense accruals . . . .          (1.0)           (.4)           (.6)          (1.1)          (3.1)          (2.0)
  Miscellaneous . . . . . . . . . . . . .           3.4           (6.1)             -            1.6           (1.1)          (1.1)
                                            -----------    -----------    -----------    -----------    -----------    -----------
                                                   10.2          (45.9)          (1.7)           3.6          (33.8)         (22.2)
                                            -----------    -----------    -----------    -----------    -----------    -----------
Fiscal 1994 amounts
  before unusual items (restated) . . . .          68.2           42.6           21.1          (84.5)          47.4           36.6

Fiscal 1994 unusual items (see page 38) .             -              -              -              -              -          (12.0)
                                            -----------    -----------    -----------    -----------    -----------    -----------

Fiscal 1994 amounts
  after unusual items (restated)  . . . .   $      68.2    $      42.6    $      21.1    $     (84.5)   $      47.4    $      24.6
                                            ===========    ===========    ===========    ===========    ===========    ===========

________________

* Includes general and administrative expense and other expense.

FISCAL 1993 UNUSUAL ITEMS
Restructuring charges. Pretax restructuring charges of approximately $21.2 million ($8 million of cash costs and $13.2 million of additional DD&A and asset write-downs) were recorded in fiscal 1993's first quarter, all but $0.5 million of which were related to a reorganization of oil and gas exploration and production activities. See Note 10 of Notes to Consolidated Financial Statements for additional information.

Extraordinary item. On April 13, 1992, the Company completed the early retirement of its $250 million of 11 1/4% Senior Notes Due 1997. The redemption price was 103.21% of principal, and the premium and related unamortized debt issuance costs were expensed, resulting in an extraordinary loss of $7.3 million (after tax benefits of $3.7 million).

Cumulative effect of change in accounting methods. Effective February 1, 1992, the Company adopted SFAS No. 106 concerning postretirement medical benefits by recording, as the cumulative effect of a change in accounting methods, prior-service cost of $15.9 million. After a tax benefit of $5.4 million, this reduced fiscal 1993's net earnings by $10.5 million.

EXPLORATION AND PRODUCTION OVERVIEW
Excluding the effect of the prior year's restructuring charges, Exploration and Production Division operating earnings rose by $10.2 million in fiscal 1994, to $68.2 million. This resulted largely because of sharply higher natural gas volumes and prices (including the impact of the previously mentioned buy-out of MEC Development, Ltd., effective May 1, 1993) and the previously discussed $6.9 million of one-time earnings items. The favorable earnings impact of these variances was partially offset by higher fiscal 1994 expenses for exploratory dry holes and proved property impairments.

Natural Gas - Sales under fixed-price contracts ($13.7 million increase). Production under fixed-price contracts averaged 101,700 Mcf per day at a price of $3.52 per Mcf during fiscal 1994; such amounts were 85,300 and $3.54, respectively, during the prior year. The volume increase was largely the result of the acquisition in December 1992 of additional interests in producing properties that had been owned by MEC Development, Ltd., and the buy-out of the limited partner's remaining interests in May 1993. The average sales price received for contract natural gas was virtually unchanged as the positive impact of a $.25 per MMBtu annual increase under the NGPL sales contract was essentially offset by lower realizations for leasehold natural gas liquids and reduced amortization of deferred restructuring proceeds associated with the NGPL contract.

Natural Gas - Market-sensitive sales ($13.5 million increase). The average sales price received by the Company for market-sensitive gas during fiscal 1994 was $2.14 per Mcf, up 13% from the previous year's $1.90. Production volumes rose 45% to 92,100 Mcf per day. The previously discussed acquisitions of partnership interests contributed to the higher volumes. Also, most of the Company's properties were at full production during fiscal 1994, whereas production had been curtailed during the first half of fiscal 1993 in response to depressed prices.

Higher exploratory dry hole costs ($13.2 million decrease). Exploratory dry hole costs increased to $17.6 million in fiscal 1994 from $4.4 million in the prior year, reducing operating earnings by $13.2 million. This unfavorable variance resulted primarily from the Company's participation in fiscal 1994 in an unsuccessful five-well exploratory offshore drilling program operated by a third party.

Increased proved property impairments ($11.3 million decrease). Expenses for proved property impairments totaled $13.6 million in fiscal 1994, up from $2.3 million in the prior year, reducing operating earnings by $11.3 million. As discussed on page 38, the Company's fiscal 1994 impairments were unusually large.

Oil and condensate sales ($2.8 million decrease). Fiscal 1994's average sales price for oil and condensate of $16.31 per barrel was down 12% from the previous year's $18.49, reducing operating earnings by $4.6 million. Partially offsetting the effect of the lower prices was an increase in average production volumes of 400 barrels per day, which added $1.4 million to operating earnings.

GAS SERVICES OVERVIEW
Operating earnings declined $45.9 million (52%) in fiscal 1994 principally because of sharply lower natural gas processing margins and reduced earnings from gas gathering and marketing operations. NGL production volumes averaged 49,800 Bbls per day, up from 47,200 during fiscal 1993, largely because of the acquisition by a 50%-owned partnership of interests in 13 plants effective August 1, 1992, which more than offset volume declines at other plants.

Natural Gas Processing - NGL price ($16.4 million decrease). The average price for NGLs produced during fiscal 1994 declined $1.23 per Bbl to $12.18, reducing operating earnings by $16.4 million. NGL prices were depressed, particularly in the last half of fiscal 1994, by lower crude oil prices worldwide and excess NGL inventories across the nation.

Natural Gas Processing - Marketing activities ($6.9 million decrease). Because of a time lag between the production of unfractionated NGLs and the sale of the fractionated products (propane, ethane, etc.), the Company's marketing activities generally benefit from a rising trend in NGL prices and absorb losses when such prices decline. Principally because NGL prices declined during much of fiscal 1994 after increasing during most of the previous year, a $6.9 million unfavorable year-to-year operating earnings variance for marketing activities was reported.

Natural Gas Processing - Increased cost of sales ($10.6 million decrease). Feedstock costs under keep-whole contracts rose substantially during fiscal 1994 because of the previously mentioned increase in market-sensitive natural gas prices. Also contributing to the year-to-year rise in costs was the Company's successful use of futures-market transactions in fiscal 1993 to fix the price on a portion of its natural gas feedstock requirements, reducing its costs by $3.5 million; there were no such transactions in fiscal 1994.

Natural Gas Processing - Full year's ownership of C&L Processors' plants ($3 million increase). The acquisition by C&L Processors, a 50%-owned partnership, of interests in 13 gas processing plants effective August 1, 1992 added $3 million to the Company's gas processing operating earnings during the first half of fiscal 1994. The comparable prior-year period's results did not include these plants. Since the partnership is accounted for on an equity basis, these earnings are after all expenses, including interest charges, which were substantial since the acquisition was funded entirely by partnership borrowings.

Natural Gas Processing - Production volumes, excluding impact of C&L plant acquisitions ($1.9 million decrease). For plants other than those owned by C&L Processors, the Company's average daily production volumes during fiscal 1994 totaled 41,700 barrels per day, 1,100 barrels per day below the prior-year level. This decline, which lowered operating earnings by $1.9 million, was principally the result of reduced throughput for certain plants because of normal production declines for natural gas wells in their service areas and fourth-quarter shutdowns of other plants because of inadequate processing margins.

Natural Gas Gathering and Marketing ($6.6 million decrease). Excluding the effect of increased SAR/Bonus unit expense accruals, fiscal 1994 operating earnings from natural gas gathering and marketing activities were $6.6 million below those of the prior year. The principal causes of this decline were lower margins for the wholly owned Winnie Pipeline system and for the 45%-owned UPRC venture. Winnie's margins were lower primarily because of the required renegotiation of certain contracts in the first quarter of calendar 1993 (when market-sensitive natural gas prices rose to a level exceeding the equivalent price for fuel oil) and because of volume declines caused by certain contract terminations which occurred late in fiscal 1993. The margin decline for the UPRC venture was largely the result of changes in certain contracts (see page 39 for additional information). Partially offsetting the effect of the lower margins were increased fiscal 1994 earnings from the marketing of "off-system" natural gas.

REAL ESTATE AND OTHER
Real estate ($1.1 million decrease). Excluding the effect of increased SAR/Bonus unit expense accruals, Real Estate Division operating earnings during fiscal 1994 were $1.1 million below those of the prior year. The absence of a commercial property transaction similar to fiscal 1993's sale of a half interest in the Panther Creek Retail Center, a 7% decline in residential lot sales in The Woodlands and sharply lower sales of resort lots contributed to the lower earnings. Largely offsetting the negative impact of these items were increased profits from sales of commercial and institutional land in The Woodlands.

    While The Woodlands continued to lead the Houston area in home sales, the Company sold 844 residential lots to builders in fiscal 1994, down from 911 during the prior year. This decline occurred both because of softness in the Houston-area market (due to reduced growth in jobs and fewer corporate relocations) and as a result of slowed lot development in The Woodlands, which caused shortages in certain categories of lot inventories during the first half of the year. Lot sales improved during the second half of fiscal 1994 due, in part, to low interest rates and to the offering by home builders of a broader range of housing products. Resort lot sales were substantially lower in fiscal 1994 because of a lack of beach-front inventory in Galveston after a successful fiscal 1993 sales program.

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

Interest expense incurred. Interest expense incurred, excluding amounts reported as cost of sales for finance operations, totaled $74.1 million during fiscal 1994, down $1.2 million from the prior-year amount. This reduction was caused by a decline in the Company's average effective interest rate to 7.7% from 8.1%. Contributing to the rate decline were the refunding at 9-1/4% in April 1992 of $250 million of 11-1/4% fixed-rate notes and lower market rates for short-term obligations. The beneficial impact of the lower interest rates was partially offset by an increase in the Company's average debt balance and a decrease in the percentage of lower-priced, floating-rate debt because of the sale of $100 million of 8% Senior Notes in July 1992.

Other - SAR/Bonus unit expense accruals ($3.1 million decrease). SAR/Bonus unit expense accruals were substantially higher in fiscal 1994 because of larger year-to-year per-share rises in the Company's common stock prices ($4.38 for Class A shares and $5.63 for Class B shares versus $2.13 and $1.25 in the prior year). Also contributing to this expense increase were fiscal 1994 exercises at higher mid-year prices of options and bonus units, many of which had January 1994 expiration dates.

QUARTERLY FINANCIAL DATA
(Unaudited)

  MITCHELL ENERGY & DEVELOPMENT CORP. AND SUBSIDIARIES
  (in thousands except per share data)

                                                  First        Second          Third         Fourth
                                                 Quarter       Quarter        Quarter        Quarter
                                                ---------     ---------      ---------      ---------
Under Full Cost Method of Accounting
  for Oil and Gas Producing Activities

FISCAL 1995
Revenues  . . . . . . . . . . . . . . . .        $225,168       $237,775       $207,654       $223,974
Segment operating earnings  . . . . . . .          27,151         33,477(a)      34,810(b)      28,357
Net earnings  . . . . . . . . . . . . . .           3,884          7,808          8,633          3,145
Earnings per share  . . . . . . . . . . .             .07            .15            .16            .06

FISCAL 1994
Revenues  . . . . . . . . . . . . . . . .        $230,846       $243,652       $247,418       $230,893
Segment operating earnings  . . . . . . .          36,389         37,679         30,467         25,785
Earnings (loss) before extraordinary item          10,289         10,751         (1,964)(c)      6,037
Extraordinary item (early retirement
  of debt)  . . . . . . . . . . . . . . .               -              -              -         (5,426)
Net earnings (loss) . . . . . . . . . . .          10,289         10,751         (1,964)           611
Earnings (loss) per share
  Before extraordinary item . . . . . . .             .22            .21           (.04)           .11
  Net earnings  . . . . . . . . . . . . .             .22            .21           (.04)           .01

As Retroactively Restated for Change to
  Successful Efforts Method of Accounting
  for Oil and Gas Producing Activities

FISCAL 1995
Revenues  . . . . . . . . . . . . . . . .        $225,168       $237,775       $207,654       $223,974
Segment operating earnings  . . . . . . .          37,792         39,511(a)      45,157(b)      37,889
Net earnings  . . . . . . . . . . . . . .          10,418         11,401         15,012          8,983
Earnings per share  . . . . . . . . . . .             .20            .22            .28            .17

FISCAL 1994
Revenues  . . . . . . . . . . . . . . . .        $230,846       $243,652       $247,418       $230,893
Segment operating earnings  . . . . . . .          37,141         41,260         32,843         20,679(d)
Earnings before extraordinary item  . . .          10,589         13,491          4,103(c)       1,847
Extraordinary item (early retirement
  of debt)  . . . . . . . . . . . . . . .               -              -              -         (5,426)
Net earnings (loss) . . . . . . . . . . .          10,589         13,491          4,103         (3,579)
Earnings (loss) per share
  Before extraordinary item . . . . . . .             .23            .26            .08            .04
  Net earnings  . . . . . . . . . . . . .             .23            .26            .08           (.07)

____________

(a) Includes a gain of $29,196 from the sale of Winnie/Spindletop and charges aggregating $25,650 for restructuring and asset write-downs.
(b) Includes a gain of $19,625 from the sale of compression operations which was partially offset by asset write-downs of $11,263.
(c) Net of a deferred tax provision of $11,000 (under full cost method) and $6,574 (as retroactivity restated) related to an August 1993 increase in the corporate statutory Federal income tax rate from 34% to 35%.
(d) Net of a $10,390 charge for impairments of proved oil and gas properties.

QUARTERLY STOCK DATA

MITCHELL ENERGY & DEVELOPMENT CORP. AND SUBSIDIARIES
(dollars per share)

                                                          First         Second          Third         Fourth
                                                         Quarter        Quarter        Quarter        Quarter
                                                       -----------    -----------    -----------    -----------
FISCAL 1995
Class A--Market price
            High  . . . . . . . . . . . . . . . .         $22 7/8        $21 3/8        $19 5/8        $18 5/8
            Low . . . . . . . . . . . . . . . . .          16 1/4         18 3/4         16 1/8         14 1/2
         Cash dividends . . . . . . . . . . . . .          .12            .12            .12            .12

Class B--Market price
            High  . . . . . . . . . . . . . . . .          23 1/4         21 1/4         19 1/2         18 3/4
            Low . . . . . . . . . . . . . . . . .          17 1/4         18 1/2         16 1/2         14 1/2
         Cash dividends . . . . . . . . . . . . .          .1325          .1325          .1325          .1325

FISCAL 1994
Class A--Market price
            High  . . . . . . . . . . . . . . . .         $25 1/2        $27 1/8        $29 5/8        $24 1/2
            Low . . . . . . . . . . . . . . . . .          17             21             24 1/4         17 3/4
         Cash dividends . . . . . . . . . . . . .          .12            .12            .12            .12

Class B--Market price
            High  . . . . . . . . . . . . . . . .          23             27 3/8         27 1/4         22
            Low . . . . . . . . . . . . . . . . .          16 1/8         20 3/8         21 1/8         16 1/8
         Cash dividends . . . . . . . . . . . . .          .1325          .1325          .1325          .1325

CONSOLIDATED BALANCE SHEETS

  MITCHELL ENERGY & DEVELOPMENT CORP. AND SUBSIDIARIES
  January 31, 1995 and 1994 (dollar amounts in thousands)


                                                                1995            1994
                                                             -----------    -----------
ASSETS                                                                        Restated
CURRENT ASSETS
Cash and cash equivalents . . . . . . . . . . . . . . . .    $    11,967    $    21,832
Trade receivables, net of allowance for
  doubtful accounts of $2,304 and $2,720  . . . . . . . .        133,995        134,570
Inventories . . . . . . . . . . . . . . . . . . . . . . .         13,068         21,400
Other . . . . . . . . . . . . . . . . . . . . . . . . . .         24,808         11,123
                                                             -----------    -----------
    Total current assets  . . . . . . . . . . . . . . . .        183,838        188,925

PROPERTY, PLANT AND EQUIPMENT, at cost less accumulated
  depreciation,  depletion and amortization of
  $1,408,402 and $1,473,729 (Note 2)  . . . . . . . . . .        734,099        858,705

REAL ESTATE (Note 3)  . . . . . . . . . . . . . . . . . .        917,890        896,652

OTHER ASSETS  . . . . . . . . . . . . . . . . . . . . . .         20,044         25,010
                                                             -----------    -----------
                                                             $ 1,855,871    $ 1,969,292
                                                             ===========    ===========

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Short-term debt . . . . . . . . . . . . . . . . . . . . .    $    11,617    $     9,955
Oil and gas proceeds payable  . . . . . . . . . . . . . .         51,211         64,110
Accounts payable  . . . . . . . . . . . . . . . . . . . .         67,452         92,895
Accrued liabilities . . . . . . . . . . . . . . . . . . .         39,962         50,156
                                                             -----------    -----------
    TOTAL CURRENT LIABILITIES . . . . . . . . . . . . . .        170,242        217,116
                                                             -----------    -----------
LONG-TERM DEBT (Note 5)
Energy operations . . . . . . . . . . . . . . . . . . . .        375,869        486,066
Real estate operations  . . . . . . . . . . . . . . . . .        519,093        502,252
                                                             -----------    -----------
                                                                 894,962        988,318
                                                             -----------    -----------

DEFERRED CREDITS AND OTHER LIABILITIES
Deferred income taxes (Note 6)  . . . . . . . . . . . . .        200,722        181,989
Natural gas contract restructuring proceeds . . . . . . .         35,017         51,527
Deferred income . . . . . . . . . . . . . . . . . . . . .         29,774         30,731
Other liabilities . . . . . . . . . . . . . . . . . . . .         50,124         36,374
                                                             -----------    -----------
                                                                 315,637        300,621
                                                             -----------    -----------

COMMITMENTS AND CONTINGENCIES (NOTES 4 AND 7)

STOCKHOLDERS' EQUITY (Notes 8 and 11)
Preferred stock, $.10 par value (authorized 10,000,000
  shares; none issued)
Common stock, $.10 par value (authorized 100,000,000
  Class A and 100,000,000 Class B shares)   . . . . . . .          5,386          5,386
Additional paid-in capital  . . . . . . . . . . . . . . .        143,472        143,440
Retained earnings . . . . . . . . . . . . . . . . . . . .        347,573        328,497
Treasury stock, at cost . . . . . . . . . . . . . . . . .        (21,401)       (14,086)
                                                             -----------    -----------
                                                                 475,030        463,237
                                                             -----------    -----------
                                                             $ 1,855,871    $ 1,969,292
                                                             ===========    ===========


- --------------------
The accompanying notes are an integral part of these financial statements.

CONSOLIDATED STATEMENTS OF EARNINGS

    MITCHELL ENERGY & DEVELOPMENT CORP. AND SUBSIDIARIES
    For the Years Ended January 31, 1995, 1994 and 1993 (in thousands except per share amounts)

                                                                 1995           1994           1993
                                                             -----------    -----------    -----------
                                                                                     Restated
REVENUES
Exploration and production  . . . . . . . . . . . . . . .    $   277,099    $   266,166    $   214,681
Gas services (including gains on major asset
  sales of $48,821 in 1995) (Note 10) . . . . . . . . . .        488,007        560,537        566,700
Real estate . . . . . . . . . . . . . . . . . . . . . . .        129,465        126,106        121,453
                                                             -----------    -----------    -----------
                                                                 894,571        952,809        902,834
                                                             -----------    -----------    -----------
OPERATING COSTS AND EXPENSES (including DD&A) (Note 10)
Exploration and production (including
  restructuring charges of $20,726 in 1993) . . . . . . .        189,193        197,980        177,347
Gas services (including restructuring charges
  and asset write-downs of $31,252 in 1995) . . . . . . .        435,696        517,878        478,196
Real estate (including asset write-downs of $5,661
  in 1995)  . . . . . . . . . . . . . . . . . . . . . . .        109,333        105,028         98,652
                                                             -----------    -----------    -----------
                                                                 734,222        820,886        754,195
                                                             -----------    -----------    -----------
Segment Operating Earnings (Note 10)  . . . . . . . . . .        160,349        131,923        148,639
General and administrative expense  . . . . . . . . . . .         42,225         43,222         41,398
                                                             -----------    -----------    -----------
TOTAL OPERATING EARNINGS  . . . . . . . . . . . . . . . .        118,124         88,701        107,241
                                                             -----------    -----------    -----------

OTHER EXPENSE
Interest expense  . . . . . . . . . . . . . . . . . . . .         69,982         74,057         75,284
Capitalized interest  . . . . . . . . . . . . . . . . . .        (28,816)       (33,956)       (34,161)
Other, net  . . . . . . . . . . . . . . . . . . . . . . .          6,407          1,224          6,096
                                                             -----------    -----------    -----------
                                                                  47,573         41,325         47,219
                                                             -----------    -----------    -----------
EARNINGS BEFORE INCOME TAXES, EXTRAORDINARY ITEM AND
  CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING METHODS . . .         70,551         47,376         60,022

INCOME TAXES (including $6,574 deferred tax impact
   of increase in corporate tax rate in 1994) (Note 6)  .         24,737         17,346         14,967
                                                             -----------    -----------    -----------

EARNINGS BEFORE EXTRAORDINARY ITEM AND CUMU-
  LATIVE EFFECT OF CHANGE IN ACCOUNTING METHODS . . . . .         45,814         30,030         45,055

EXTRAORDINARY ITEM--LOSS FROM EARLY RETIREMENT
  OF DEBT (net of tax benefit of $2,921 and $3,736)
  (Note 5)  . . . . . . . . . . . . . . . . . . . . . . .              -         (5,426)        (7,251)

CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING
  METHODS (net of tax benefit of $5,435) (Note 12)  . . .              -              -        (10,551)
                                                             -----------    -----------    -----------

NET EARNINGS  . . . . . . . . . . . . . . . . . . . . . .    $    45,814    $    24,604    $    27,253
                                                             ===========    ===========    ===========

EARNINGS PER SHARE
Earnings before extraordinary item and cumu-
  lative effect of change in accounting methods . . . . .    $       .87    $       .58    $       .96
Extraordinary item  . . . . . . . . . . . . . . . . . . .              -           (.10)          (.15)
Cumulative effect of change in accounting methods . . . .              -              -           (.23)
                                                             -----------    -----------    -----------
Net earnings  . . . . . . . . . . . . . . . . . . . . . .    $       .87    $       .48    $       .58
                                                             ===========    ===========    ===========

AVERAGE COMMON SHARES OUTSTANDING . . . . . . . . . . . .         52,696         51,004         46,858
                                                             ===========    ===========    ===========


The accompanying notes are an integral part of these financial statements.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY


MITCHELL ENERGY & DEVELOPMENT CORP. AND SUBSIDIARIES
For the Years Ended January 31, 1995, 1994 and 1993
(dollar amounts in thousands)

                                                                           Additional
                                                              Common        Paid-in        Retained       Treasury
                                                              Stock         Capital        Earnings        Stock          Total
                                                           -----------    -----------    -----------    -----------    -----------

DOLLAR AMOUNTS
BALANCE, JANUARY 31, 1992,
  AS PREVIOUSLY REPORTED  . . . . . . . . . . . . . . . .  $     4,796    $    20,291    $   625,079    $   (12,797)   $   637,369
Effect on prior periods of change to
  successful efforts method of accounting . . . . . . . .            -              -       (302,400)             -       (302,400)
                                                           -----------    -----------    -----------    -----------    -----------
BALANCE, JANUARY 31, 1992, AS RESTATED  . . . . . . . . .        4,796         20,291        322,679        (12,797)       334,969
Net earnings  . . . . . . . . . . . . . . . . . . . . . .            -              -         27,253              -         27,253
Cash dividends (20 cents per share prior to
  reclassification; 22 cents per share on Class A
  and 23.75 cents per share on Class B) . . . . . . . . .            -              -        (20,097)             -        (20,097)
Purchase and cancellation of fractional shares  . . . . .            -             (8)             -              -             (8)
Treasury stock purchases  . . . . . . . . . . . . . . . .            -              -              -         (4,347)        (4,347)
Exercises of stock options  . . . . . . . . . . . . . . .            -             64              -            584            648
                                                           -----------    -----------    -----------    -----------    -----------
BALANCE, JANUARY 31, 1993 . . . . . . . . . . . . . . . .        4,796         20,347        329,835        (16,560)       338,418
Issuance of common stock (Note 8) . . . . . . . . . . . .          590        122,839              -              -        123,429
Net earnings  . . . . . . . . . . . . . . . . . . . . . .            -              -         24,604              -         24,604
Cash dividends (48 cents per share on
  Class A and 53 cents per share on Class B)  . . . . . .            -              -        (25,942)             -        (25,942)
Exercises of stock options  . . . . . . . . . . . . . . .            -            254              -          2,474          2,728
                                                           -----------    -----------    -----------    -----------    -----------
BALANCE, JANUARY 31, 1994 . . . . . . . . . . . . . . . .        5,386        143,440        328,497        (14,086)       463,237
Net earnings  . . . . . . . . . . . . . . . . . . . . . .            -              -         45,814              -         45,814
Cash dividends (48 cents per share on
  Class A and 53 cents per share on Class B)  . . . . . .            -              -        (26,738)             -        (26,738)
Treasury stock purchases  . . . . . . . . . . . . . . . .            -              -              -         (7,635)        (7,635)
Exercises of stock options  . . . . . . . . . . . . . . .            -             32              -            320            352
                                                           -----------    -----------    -----------    -----------    -----------
BALANCE, JANUARY 31, 1995 . . . . . . . . . . . . . . . .  $     5,386    $   143,472    $   347,573    $   (21,401)   $   475,030
                                                           ===========    ===========    ===========    ===========    ===========

                                              Common Stock Issued                             Treasury Stock
                                  -----------------------------------------    -----------------------------------------
                                   Prior to                                      Prior to
                                   Reclassi-                                    Reclassi-
                                   fication        Class A        Class B        fication       Class A        Class B
                                  -----------    -----------    -----------    -----------    -----------    -----------

SHARE AMOUNTS
BALANCE, JANUARY 31, 1992 . . . .  47,956,869                                    1,057,537
Exercises of stock options  . . .           -                                      (23,600)
Reclassification of stock . . . . (47,956,292)    23,978,146     23,978,146     (1,033,936)       516,968        516,968
Cancellation of
  fractional shares . . . . . . .        (577)             -              -             (1)
Exercises of stock options  . . .           -              -              -              -        (13,000)       (11,200)
Treasury stock purchases  . . . .           -              -              -              -         15,000        281,600
                                  -----------    -----------    -----------    -----------    -----------    -----------
BALANCE, JANUARY 31, 1993 . . . .           -     23,978,146     23,978,146              -        518,968        787,368
                                  ===========                                  ===========
Issuance of common stock  . . . .                          -      5,900,000                             -              -
Exercises of stock options  . . .                          -              -                      (101,138)       (94,887)
Other . . . . . . . . . . . . . .                        (29)           (29)                         (353)          (353)
                                                 -----------    -----------                   -----------    -----------
BALANCE, JANUARY 31, 1994 . . . .                 23,978,117     29,878,117                       417,477        692,128
Treasury stock purchases  . . . .                          -              -                       272,300        216,700
Exercises of stock options  . . .                          -              -                       (12,200)       (12,350)
Other . . . . . . . . . . . . . .                        (13)           (13)                            -              -
                                                 -----------    -----------                   -----------    -----------
BALANCE, JANUARY 31, 1995 . . . .                 23,978,104     29,878,104                       677,577        896,478
                                                 ===========    ===========                   ===========    ===========

- --------------------
The accompanying notes are an integral part of these financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

    MITCHELL ENERGY & DEVELOPMENT CORP. AND SUBSIDIARIES
    For the Years Ended January 31, 1995, 1994 and 1993 (in thousands)

                                                                1995            1994           1993
                                                             -----------    -----------    -----------
OPERATING ACTIVITIES                                                                 Restated
Earnings before extraordinary item and cumu-
  lative effect of change in accounting methods . . . . .    $    45,814    $    30,030    $    45,055
Adjustments to reconcile earnings before extraordinary
  item and cumulative effect of change in accounting
  methods to cash provided by operating activities
    Depreciation, depletion and amortization  . . . . . .        140,724        121,860        103,250
    Exploration expenses, including dry hole  . . . . . .         13,307         29,969         13,497
    Deferred income taxes . . . . . . . . . . . . . . . .         17,691          5,353          7,630
    Cost of land sold . . . . . . . . . . . . . . . . . .         32,449         33,367         28,424
    Residential land development costs, net of
      reimbursements  . . . . . . . . . . . . . . . . . .        (16,395)       (14,303)       (17,333)
    Distributions over (under) earnings of equity
      investees . . . . . . . . . . . . . . . . . . . . .         19,233         13,849        (16,832)
    Amortization of deferred natural gas
      contract restructuring proceeds . . . . . . . . . .        (16,510)       (18,723)       (20,360)
    Gains on major energy asset sales (Note 10) . . . . .        (52,612)             -              -
    Accrued restructuring costs . . . . . . . . . . . . .          9,592              -          3,242
    Real estate asset write-downs . . . . . . . . . . . .          5,661              -              -
    Other . . . . . . . . . . . . . . . . . . . . . . . .          7,002         (5,159)         4,185
                                                             -----------    -----------    -----------
                                                                 205,956        196,243        150,758
    Changes in operating assets and liabilities
      Receivables . . . . . . . . . . . . . . . . . . . .         (1,012)         4,071         (3,089)
      Inventories . . . . . . . . . . . . . . . . . . . .          3,832         (1,728)         2,754
      Payables  . . . . . . . . . . . . . . . . . . . . .        (32,687)       (29,075)        17,895
      Accrued liabilities and other . . . . . . . . . . .         (6,453)        (1,469)           321
                                                             -----------    -----------    -----------
    Cash provided by operating activities . . . . . . . .        169,636        168,042        168,639
                                                             -----------    -----------    -----------

INVESTING ACTIVITIES
Capital and exploratory expenditures
  Total on accrual basis (including $78,251 in 1994
    related to the buy-out of MEC Development, Ltd.)  . .       (219,575)      (354,080)      (235,624)
  Residential land development costs deducted above . . .         16,395         14,303         17,333
  Adjustment to cash basis  . . . . . . . . . . . . . . .         (4,575)        21,125           (206)
                                                             -----------    -----------    -----------
                                                                (207,755)      (318,652)      (218,497)
Proceeds from major energy asset sales  . . . . . . . . .        152,000              -              -
Proceeds from sales of commercial properties  . . . . . .              -              -         27,129
Proceeds from sales of notes receivable . . . . . . . . .              -              -         20,095
Proceeds from other sales of property, plant and equipment        10,920          8,625          5,855
Other . . . . . . . . . . . . . . . . . . . . . . . . . .         (1,326)          (286)         6,119
                                                             -----------    -----------    -----------
    Cash used for investing activities  . . . . . . . . .        (46,161)      (310,313)      (159,299)
                                                             -----------    -----------    -----------

FINANCING ACTIVITIES
Proceeds from issuance of debt  . . . . . . . . . . . . .        117,734        351,728        385,274
Debt repayments . . . . . . . . . . . . . . . . . . . . .       (209,428)      (311,813)      (381,243)
Net proceeds from issuance of Class B common
  stock (Note 8)  . . . . . . . . . . . . . . . . . . . .              -        123,429              -
Cash dividends  . . . . . . . . . . . . . . . . . . . . .        (26,738)       (25,942)       (20,097)
Debt prepayment premium . . . . . . . . . . . . . . . . .         (6,420)             -         (8,025)
Treasury stock purchases  . . . . . . . . . . . . . . . .         (7,635)             -         (4,347)
Senior note issuance costs and other  . . . . . . . . . .           (853)        (1,396)        (4,192)
                                                             -----------    -----------    -----------
    Cash provided by (used for) financing activities  . .       (133,340)       136,006        (32,630)
                                                             -----------    -----------    -----------
DECREASE IN CASH AND CASH EQUIVALENTS . . . . . . . . . .         (9,865)        (6,265)       (23,290)
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR  . . . . . .         21,832         28,097         51,387
                                                             -----------    -----------    -----------
CASH AND CASH EQUIVALENTS, END OF YEAR  . . . . . . . . .    $    11,967    $    21,832    $    28,097
                                                             ===========    ===========    ===========

- --------------------
The accompanying notes are an integral part of these financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

    MITCHELL ENERGY & DEVELOPMENT CORP. AND SUBSIDIARIES
    January 31, 1995, 1994 and 1993

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES 1

Principles of consolidation. The consolidated financial statements include the accounts of Mitchell Energy & Development Corp. and its majority-owned subsidiaries (the "Company"). All significant intercompany accounts and transactions are eliminated in consolidation. The Company follows the equity method of accounting for investments in 20% to 50% owned entities. The Company's net investment in each of these entities is included in the applicable segment's asset caption of the consolidated balance sheets, and its equity in the pretax earnings or losses of each entity is included in the applicable revenues or operating costs and expenses caption of the consolidated statements of earnings.

Property, plant and equipment. During the fourth quarter of fiscal 1995, the Company retroactively adopted the successful efforts method of accounting for oil and gas producing activities; previously the full cost method had been used. Management concluded that the successful efforts method will provide a more timely measure of the results of a new exploration strategy initiated by the Company during fiscal 1995. Also, use of successful efforts--for which the Financial Accounting Standards Board has a stated preference--makes the Company's financial results more comparable to those of other oil and gas producers, most of whom use this method. Prior-period financial statements, including all applicable information contained herein, were restated to give effect to this change in accounting methods. As a result of this change, the Company's net earnings were increased by $22,344,000 ($.42 per share) in fiscal 1995; $4,917,000 ($.09 per share) in fiscal 1994 and $8,766,000 ($.19 per share) in fiscal 1993. In addition, as of February 1, 1992, the net book value of the Company's oil and gas properties was reduced by $458,720,000. After a deferred tax benefit of $156,320,000, retained earnings were reduced by $302,400,000.

    Under the successful efforts method, lease acquisition costs are capitalized as are costs to drill and equip development wells, including unsuccessful ones. Exploratory drilling costs are initially capitalized; if proved reserves are not found, such costs are subsequently expensed. Geological and geophysical costs and unproved property holding costs are charged to expense when incurred. The Company currently holds no unproved leases whose costs are individually significant. The aggregate costs of individually insignificant unproved leases estimated to be non-productive are amortized on a straight-line basis over estimated holding periods based on historical experience. As unproved properties are determined to be productive, the related costs are transferred to proved oil and gas properties.

    Depreciation, depletion and amortization of proved oil and gas properties is determined on a field-by-field basis using the unit-of-production method. Estimated future costs of dismantlement, restoration and abandonment are considered in determining DD&A expense. The carrying amounts of proved oil and gas properties are reviewed periodically on a field-by-field basis for impairment. When it is determined that estimated future net cash flows will not be sufficient to recover the carrying amount of a specific field, an impairment charge is recorded to reduce the carrying amount for that field to its estimated fair value. Impairment charges, which are included in DD&A expense, totaled $4,718,000; $13,649,000 and $2,332,000, respectively, in fiscal 1995,
1994 and 1993.

    Other property, plant and equipment additions are recorded at cost and depreciated on the straight-line method over the estimated service lives of the various assets, which range from 3 to 25 years. Maintenance and repair costs are charged to expense; costs of renewals and betterments are capitalized.

Real estate operations. Costs associated with the acquisition and development of real estate, including holding costs, are capitalized as incurred. Capitalization of holding costs, principally interest and ad valorem taxes, is limited to properties for which active development continues. Where practical, capitalized costs are specifically assigned to individual assets; otherwise, such costs are allocated based on estimated values of the affected assets. Depreciable real estate assets are depreciated on the straight-line method over estimated useful lives ranging from 3 to 50 years. Real estate is carried at the lower of historical cost or estimated net realizable value. The impact of changes in economic conditions and other factors on the realizable values of real estate are regularly monitored and evaluated. The effect of any significant changes which adversely impact these carrying values is charged against earnings in the period such effect can be reasonably estimated.

    Earnings from sales of real estate are recognized when a buyer has made an adequate cash down payment and has attained the attributes of ownership. Notes received in connection with land sales are discounted when the stated purchase prices are significantly different from those which would have resulted from similar cash transactions. The cost of land sold is generally determined as a specific percentage of the sales revenues recognized for each land development project. These percentages are based on total estimated development costs and sales revenues for each project. The specific identification method is used to determine the cost of land sold for certain land parcels located outside The Woodlands.

    Because they represent the principal revenues and costs for these activities, interest income and interest expense of the Company's finance operations are reported, respectively, as revenues and as costs and expenses in the consolidated statements of earnings.

Environmental expenditures. Liabilities for these expenditures are recognized when it is probable that obligations have been incurred in amounts that are material and reasonably estimable.

Deferred natural gas contract restructuring proceeds. The Company has deferred earnings recognition for certain natural gas contract restructuring proceeds. These deferred amounts are being amortized to earnings over the periods to which the consideration relates. Such amortization totaled $16,510,000; $18,723,000 and $20,360,000, respectively, in fiscal 1995, 1994 and 1993.

Earnings per common share. Earnings per common share have been computed by dividing net earnings by the weighted average number of common shares outstanding during each period, which for periods subsequent to June 24, 1992 includes both Class A and Class B shares. After giving effect to the differing cash dividends paid on these shares, fiscal 1995 net earnings per share were $.84 for Class A and $.89 for Class B (versus $.87 on a combined basis). For fiscal 1994, earnings per share before extraordinary item were $.56 for Class A and $.61 for Class B (versus $.58 on a combined basis) while net earnings per share for each class were $.46 and $.51 (versus $.48 on a combined basis). The effect of the differing dividend payments was not significant to earnings per common share in fiscal 1993. The dilutive effect of outstanding stock options, which is less than 3%, has not been included in the earnings-per-share computations.

Statements of Cash Flows. Short-term investments with maturities of three months or less are considered to be cash equivalents. Proceeds and repayments of commercial paper and bank revolving credit agreement borrowings with terms of three months or less are reported net. Interest paid--excluding amounts capitalized, but including amounts reported as cost of sales for finance operations--totaled $40,058,000; $38,052,000 and $40,556,000 during fiscal
1995, 1994 and 1993. Income taxes paid during these periods totaled $9,760,000; $12,840,000 and $6,619,000. There were no significant non-cash investing or financing activities during the three-year period ended January 31, 1995.

Reclassifications. Certain reclassifications of amounts previously reported have been made to conform to the current year's presentation.

    PROPERTY, PLANT AND EQUIPMENT 2

The cost and net book value of property, plant and equipment consisted of the following at January 31, 1995 and 1994 (in thousands):

                                                         Cost                     Net Book Value
                                              --------------------------    --------------------------
                                                  1995          1994            1995           1994
                                              -----------    -----------    -----------    -----------
EXPLORATION AND PRODUCTION
Oil and gas properties  . . . . . . . . .     $ 1,606,066    $ 1,595,004    $   487,981    $   487,218
Support equipment and facilities  . . . .          68,941         70,893         28,340         29,686
                                              -----------    -----------    -----------    -----------
                                                1,675,007      1,665,897        516,321        516,904
Other . . . . . . . . . . . . . . . . . .               -         39,765              -          2,684
                                              -----------    -----------    -----------    -----------
                                                1,675,007      1,705,662        516,321        519,588
                                              -----------    -----------    -----------    -----------
GAS SERVICES
Natural gas processing  . . . . . . . . .         222,755        230,251        100,139        115,253
Natural gas gathering . . . . . . . . . .         184,728        289,109         92,725        183,862
Other . . . . . . . . . . . . . . . . . .          18,544         65,247         17,794         32,651
                                              -----------    -----------    -----------    -----------
                                                  426,027        584,607        210,658        331,766
                                              -----------    -----------    -----------    -----------

CORPORATE . . . . . . . . . . . . . . . .          15,042         15,740          7,120          7,351
                                              -----------    -----------    -----------    -----------
                                              $ 2,116,076    $ 2,306,009    $   734,099    $   858,705
                                              ===========    ===========    ===========    ===========

See Note 10 for information concerning asset write-downs and major asset sales.

  REAL ESTATE 3

In accordance with industry accounting practice, real estate assets are reported as long-term assets in the consolidated balance sheets. Such assets consisted of the following at January 31, 1995 and 1994 (in thousands):

                                                                 1995           1994
                                                             -----------    -----------
The Woodlands
  Land and improvements . . . . . . . . . . . . . . . . .    $   489,863    $   479,461
  Commercial properties, net of accumulated
    depreciation of $47,752 and $47,135 . . . . . . . . .        165,018        148,301
                                                             -----------    -----------
                                                                 654,881        627,762
Land held for investment, development or sale . . . . . .        157,446        159,949
Resort and other operating properties, net of
  accumulated depreciation of $7,889 and $7,648 . . . . .         65,249         65,956
Notes and contracts receivable, at cost, net of allowance
  for doubtful accounts of $515 and $507  . . . . . . . .         40,314         42,985
                                                             -----------    -----------
                                                             $   917,890    $   896,652
                                                             ===========    ===========


The Company's real estate activities are concentrated in the area surrounding Houston, Texas. Consequently, these operations and the associated credit risks may be affected, either positively or negatively, by changes in economic conditions in this geographical area. The Company's principal real estate property is a master-planned community located north of Houston known as "The Woodlands," which is being developed on approximately 25,000 acres. Activities associated with this development include residential and commercial land sales; the construction and operation of office and industrial buildings, apartments, retail shopping centers, golf courses and a conference center; and the mortgage banking operations of a wholly owned subsidiary, Mitchell Mortgage Company. Other real estate assets include large landholdings northwest of Houston and certain resort properties.

EQUITY INVESTMENTS 4

Entities accounted for on the equity method include approximately 30 partnerships engaged in energy or real estate activities. The principal partnership interests included the following at January 31, 1995:

                                               Ownership
                                               Percentage    Nature of Operations
                                               ----------    --------------------
Energy Operations
Austin Chalk Natural Gas Marketing Services        45        Natural gas marketing
Belvieu Environmental Fuels                      33.33       Production of MTBE
C&L Processors Partnership                         50        Natural gas processing
Ferguson-Burleson County Gas Gathering System      45        Natural gas gathering
Gulf Coast Fractionators                         38.75       Fractionation of natural gas liquids
U. P. Bryan                                        45        Natural gas processing

Real Estate Operations
The Fort Crockett Hotel Limited                    50        Resort hotel in Galveston, Texas
Lake Catamount Joint Venture                       50        Land held for development
The Woodlands Mall Associates                      50        Regional mall in The Woodlands

Other real estate partnerships own a cable television system serving The Woodlands and various commercial properties, most of which are located in The Woodlands. The following paragraphs present summarized financial statement information, which is generally reported on a one-month lag, for all entities accounted for on the equity method. Summarized balance sheet information for these entities at January 31, 1995 and 1994 follows (in thousands):

                                                         1995                           1994
                                              --------------------------    --------------------------
Current assets  . . . . . . . . . . . . .                    $    98,263                   $    83,764
Net noncurrent assets
  Energy  . . . . . . . . . . . . . . . .                        543,203                       483,583
  Real estate . . . . . . . . . . . . . .                        215,037                       157,016
Current liabilities . . . . . . . . . . .                         87,852                        72,281
Debt payable to third parties
  The Company's proportionate share
    Recourse to the Company . . . . . . .     $   137,287                   $   118,705
    Nonrecourse to the Company  . . . . .          72,217                        59,010
  Other parties' proportionate share
    ($37,568 of which was guaranteed by
    the Company at January 31, 1995)  . .         297,158        506,662*       245,797        423,512*
                                              -----------                   -----------
Notes payable to owners (including $13,257
  and $9,751 payable to the Company)  . .                         15,257                         9,751
Deferred credits and other  . . . . . . .                            590                           737
Owners' equity  . . . . . . . . . . . . .                        246,142                       218,082

- ----------------------
* Includes current maturities of $44,542 in 1995 and $25,514 in 1994.

Summarized earnings information for these entities for the years ended January 31, 1995, 1994 and 1993 follows (in thousands):

                                                                                1995           1994           1993
                                                                            -----------    -----------    -----------
Revenues  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     $   417,555    $   505,374    $   494,297
Operating earnings  . . . . . . . . . . . . . . . . . . . . . . . . . .          20,571         71,271        106,630
Pretax earnings (before interest expense for those entities whose
  activities are funded by capital contributions of the owners) . . . .           5,692         56,837         93,586
Proportionate share of pretax earnings included in the
  Company's reported operating earnings (including insur-
  ance proceeds of $8,570 in 1995 for a Company-owned policy
  covering its prorata share of Gulf Coast Fractionators' assets) . . .           5,790         23,249         43,813

Using a portion of the proceeds of a common stock offering (see Note 8), the Company purchased, effective May 1, 1993, the limited partner's interest in MEC Development, Ltd. for $52,585,000, from which the partner repaid its proportionate share of partnership debt. The Company also repaid its share of the partnership's debt of $25,666,000, and the partnership was liquidated. All reserves and other assets previously owned by the partnership were transferred to the Company.

    The operations of certain of these partnerships have been funded using term loans secured by their assets and in some cases by contractual commitments or guaranties of the partners. Information concerning debt payable to third parties by these entities at January 31, 1995 and 1994 and the Company's proportionate share of such debt at January 31, 1995 is summarized as follows (in thousands):

                                                     Entity Total                       1995--Company's Share
                                              --------------------------    -----------------------------------------
                                                                                               Non-
                                                 1995           1994          Recourse       recourse        Total
                                              -----------    -----------    -----------    -----------    -----------
Energy Activities
Belvieu Environmental Fuels . . . . . . .     $   176,000    $   136,000    $    58,667    $         -    $    58,667
C&L Processors Partnership  . . . . . . .         101,209        116,719         27,327         23,278         50,605
Gulf Coast Fractionators  . . . . . . . .          79,550         64,250         16,829         13,997         30,826
                                              -----------    -----------    -----------    -----------    -----------
                                                  356,759        316,969        102,823         37,275        140,098
                                              -----------    -----------    -----------    -----------    -----------
Real Estate Activities
The Fort Crockett Hotel Limited . . . . .          11,592         12,397          4,035          1,761          5,796
The Woodlands Mall Associates . . . . . .          54,683         18,689         27,342              -         27,342
Apartment partnerships  . . . . . . . . .          41,019         37,728            817         15,188         16,005
Others  . . . . . . . . . . . . . . . . .          42,609         37,729          2,270         17,993         20,263
                                              -----------    -----------    -----------    -----------    -----------
                                                  149,903        106,543         34,464         34,942         69,406
                                              -----------    -----------    -----------    -----------    -----------
                                              $   506,662    $   423,512    $   137,287    $    72,217    $   209,504
                                              ===========    ===========    ===========    ===========    ===========

Belvieu Environmental Fuels (BEF) owns a plant designed to produce 12,500 barrels per day of MTBE, a gasoline additive that reduces carbon monoxide emissions. The $225,000,000 facility, located at Mont Belvieu, Texas, began producing MTBE during the summer of 1994. Plant construction costs were funded using proceeds of the partnership's loan agreement and capital contributions of the partners. Until converted to term-loan status, the partnership's debt is severally guaranteed on a prorata basis by its three partners. This conversion, which the agreements specify is to occur by May 31, 1995, requires among other things that the plant pass a production test by producing an average of 12,600 barrels per day of a specified quality of MTBE over a continuous 45-day period. Because of a series of start-up production problems, the plant has been unable to pass this test, and the partnership's lenders could require the partners to repay their respective shares of the partnership's indebtedness on May 31, 1995. The Company has available capacity under committed bank credit agreements to fund its share of BEF's debt should this become necessary. The partnership has entered into agreements which require each of the three partners to provide one-third of the plant's isobutane feedstock and one of the partners, Sun Company, Inc., to purchase all of its production for a period of 10 years.

    The Company and its partner, Conoco, Inc., have each agreed to make aggregate future cash contributions to C&L Processors Partnership of up to 27% of the partnership's loan balance should the partnership's operating cash flows not be sufficient to cover scheduled principal and interest payments. During the last half of fiscal 1995, the partners loaned the partnership a total of $4,000,000 on a subordinated basis and made capital contributions of $5,000,000.

    Gulf Coast Fractionators (GCF) executed an $85,000,000 bank term loan agreement in June 1993. The primary uses of the loan proceeds were to fund a $40,000,000 expansion of GCF's fractionator and $40,000,000 in cash distributions to the partners, of which the Company's share was $15,500,000. In connection with the 40,000-barrel-per-day expansion, Conoco, Inc. became a 22.5% owner of GCF and the Company's ownership was reduced from 50% to 38.75%. Each of the three partners has severally guaranteed its prorata share of the $40,000,000 expansion financing (until the plant is satisfactorily completed) and any shortfall in a $10,000,000 reserve fund until a specified financial ratio is met. The balance of the partnership's debt is nonrecourse to the partners. Each partner also has executed long-term contracts with GCF for the fractionation of production from certain of its gas processing plants.

    In connection with its guarantee of certain indebtedness of The Fort Crockett Hotel Limited, the Company has agreed to make cash advances to fund the partnership's cash flow deficiencies until certain debt coverage tests are met. The Company made aggregate advances to this partnership of $2,103,000; $2,972,000 and $4,747,000 during fiscal 1995, 1994 and 1993, including $469,000 and $2,884,000 in fiscal 1994 and 1993 to cover the costs of an expansion of the partnership's facilities.

    The Woodlands Mall Associates is a partnership owned equally by the Company and Homart Development Co., a wholly owned subsidiary of Sears, Roebuck and Co. It was formed to develop a one million square foot regional shopping mall which opened in October 1994. On January 31, 1994, the partnership entered into a $65,000,000 five-year bank loan, the proceeds of which were used to fund site development and other general costs as well as construction costs of the 345,000-square-foot gross leasable area owned by the partnership. The partnership's loan is secured by the property and the joint and several guaranties of the partners.

LONG-TERM DEBT 5

The Company's outstanding debt includes parent company borrowings, the proceeds of which have been advanced to the operating subsidiaries, and the direct borrowings of certain subsidiaries. Allocation of the parent company advances among the subsidiaries changes in response to the specific financing needs of the subsidiaries and the parent company. A summary of outstanding long-term debt at January 31, 1995 and 1994 follows (in thousands):

                                                                                1995
                                                             -----------------------------------------
                                                                                Real
                                                               Energy          Estate                         1994
                                                             Operations      Operations       Total          Total
                                                             -----------    -----------    -----------    -----------
Parent Company Senior Notes, Unsecured
5.10%, due February 15, 1997  . . . . . . . . . . . . . .                                  $   100,000    $   100,000
8%, due July 15, 1999 . . . . . . . . . . . . . . . . . .                                      100,000        100,000
9 1/4%, due January 15, 2002  . . . . . . . . . . . . . .                                      250,000        250,000
6 3/4 %, due February 15, 2004  . . . . . . . . . . . . .                                      250,000        250,000
11 1/4% (redeemed in February 1994) . . . . . . . . . . .                                            -        200,000
                                                                                           -----------    -----------
                                                             $   286,189*   $   413,811*       700,000        900,000
Subsidiary Borrowings
Bank revolving credit agreements, unsecured
  Five-year (Energy $150 million
    and Real Estate $165 million) . . . . . . . . . . . .         50,000         70,000        120,000         19,000
  364-day (Energy $100 million) . . . . . . . . . . . . .              -              -              -              -
  Mitchell Mortgage Company, $18 million,
    at floating interest rates  . . . . . . . . . . . . .              -         14,500         14,500         11,300
Commercial paper, at floating interest rates  . . . . . .          9,680         12,320         22,000         22,000
Unsecured term loan, 7.98%, due in May 1997 . . . . . . .         30,000              -         30,000         30,000
Mortgages, 9% average rate  . . . . . . . . . . . . . . .              -         20,079         20,079         15,973
                                                             -----------    -----------    -----------    -----------
                                                                 375,869        530,710        906,579        998,273
Less - Amounts reported as short-term debt  . . . . . . .              -         11,617         11,617          9,955
                                                             -----------    -----------    -----------    -----------
                                                             $   375,869    $   519,093    $   894,962    $   988,318
                                                             ===========    ===========    ===========    ===========

- -------------------
* Intercompany loans from parent company.

On February 25, 1994, the parent company redeemed its $200,000,000 of 11 1/4% Senior Notes Due 1999 using a portion of the proceeds of January 1994 offerings of $250,000,000 of 6 3/4% Senior Notes Due 2004 and $100,000,000 of 5.10%
Senior Notes Due 1997. This redemption was completed at a price of 103.21% of principal, and the expensing of this premium and related unamortized debt issuance costs resulted in an extraordinary charge of $5,426,000 (after tax benefit of $2,921,000), which was recorded in January 1994 when the debt was called.

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

    The Company's senior notes have no sinking fund requirements and are not redeemable prior to their respective maturity dates. The terms of the Company's Energy and Real Estate bank revolving credit agreements were revised during November 1994. The Energy agreement was split into two parts, a $150 million five-year facility maturing on November 30, 1999 and a $100 million 364-day facility which can be extended annually with the approval of the participating banks. The maturity of the five-year, $165 million Real Estate agreement was similarly extended to November 30, 1999; for its fifth year, the committed amount under this facility is to be reduced to 75% of its initial size. Interest rates on these floating-rate borrowings are based on the London Interbank Offered Rate, the prevailing certificate of deposit rate or prime. During October 1994, the maturity of the Company's commercial paper program was extended through June 1998, and the term of Mitchell Mortgage Company's bank credit facility was extended through July 1997.

    The credit agreements contain certain restrictions which, among other things, require consolidated stockholders' equity to equal at least $400,000,000 and require the maintenance of specified financial and oil and gas reserve and/or asset value-to-debt ratios. The agreements also limit additional borrowings, restrict the sale or lease of certain assets and limit the right of the parent company and certain subsidiaries to merge with other companies. Retained earnings available for the payment of cash dividends totaled $75,030,000 at January 31, 1995. The credit agreements also limit cash advances and dividend payments to the parent company by the subsidiaries. At January 31, 1995, transfers to the parent of approximately $1,030,000,000 were allowable under these agreements.

    Long-term debt maturities for the five fiscal years subsequent to January 31, 1995 are as follows (in thousands):


                                                 1996           1997            1998           1999           2000
                                              -----------    -----------    -----------    -----------    -----------
Senior notes  . . . . . . . . . . . . . .     $         -    $         -    $   100,000    $         -    $   100,000
Bank revolving credit agreements  . . . .               -              -          2,883              -        120,000
Commercial paper  . . . . . . . . . . . .               -              -              -         22,000              -
Unsecured term loan . . . . . . . . . . .               -              -         30,000              -              -
Mortgages . . . . . . . . . . . . . . . .             755            702            725            698            578
                                              -----------    -----------    -----------    -----------    -----------
                                              $       755    $       702    $   133,608    $    22,698    $   220,578
                                              ===========    ===========    ===========    ===========    ===========

Bank revolving credit agreement maturities are based on present conversion dates, which may be extended. The fiscal 1996 debt maturities shown above are included in noncurrent liabilities in the accompanying balance sheet since they can be refunded by borrowing under credit agreements having no fiscal 1996 maturities.

    At January 31, 1995, additional borrowings of approximately $400,000,000 were available under existing commercial paper and bank revolving credit agreements. The Company compensates the banks for these facilities by paying commitment and other fees and maintaining minimum unrestricted cash deposits of $3,125,000.

INCOME TAXES 6

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

    Exclusive of the tax benefits attributable to the extraordinary charges discussed in Note 5 and the cumulative effect of a change in accounting methods discussed in Note 12, income taxes for the years ended January 31, 1995, 1994 and 1993 consist of the following (in thousands):

                                                 1995           1994            1993
                                              -----------    -----------    -----------
CURRENT
Federal . . . . . . . . . . . . . . . . .     $     3,407    $     8,805    $     9,515
State . . . . . . . . . . . . . . . . . .           3,639          3,188         (2,178)
                                              -----------    -----------    -----------
                                                    7,046         11,993          7,337
                                              -----------    -----------    -----------
DEFERRED
Federal . . . . . . . . . . . . . . . . .          15,175          7,749          8,180
State . . . . . . . . . . . . . . . . . .           2,516         (2,396)          (550)
                                              -----------    -----------    -----------
                                                   17,691          5,353          7,630
                                              -----------    -----------    -----------
                                              $    24,737    $    17,346    $    14,967
                                              ===========    ===========    ===========


The Omnibus Budget Reconciliation Act of 1993, which was signed into law during August 1993, increased the corporate statutory Federal income tax rate from 34% to 35%. The principal financial statement impact of this rate change was a fiscal 1994 charge of $6,574,000 to increase the liability for deferred Federal income taxes by an amount equal to 1% of the aggregate cumulative difference between the book and tax bases of the Company's assets and liabilities.

    During November 1992, the State of Texas revised its franchise tax rules in a manner that reduced the retroactive impact of an income-based franchise tax it had enacted in August 1991. Because of this, the Company reversed a portion of the liability for such taxes that had been accrued in fiscal 1992, reducing its current and deferred state income tax provisions for fiscal 1993 by $2,775,000 and $2,539,000, respectively. Net of the resultant Federal income tax charge, this lowered the Company's fiscal 1993 net provision for income taxes by $3,507,000.

    Reconciliations from the applicable statutory Federal income tax rates to the Company's effective income tax rates (exclusive of tax benefits attributable to extraordinary charges and the cumulative effect of a change in accounting methods) for the fiscal years 1995, 1994 and 1993 follow:

                                                                1995            1994           1993
                                                             -----------    -----------    -----------
Statutory Federal income tax rate . . . . . . . . . . . .           35.0%          35.0%          34.0%
State income taxes, net of Federal income tax benefit . .            5.6            1.1           (3.0)
Federal tax credits . . . . . . . . . . . . . . . . . . .           (5.4)         (10.8)          (5.5)
Utilization of tax carryforwards  . . . . . . . . . . . .              -           (2.2)             -
Increase in corporate statutory Federal income tax rate .              -           13.9              -
Other, net  . . . . . . . . . . . . . . . . . . . . . . .            (.1)           (.4)           (.6)
                                                             -----------    -----------    -----------
                                                                    35.1%          36.6%          24.9%
                                                             ===========    ===========    ===========

Federal tax credits consist principally of amounts available under Section 29 of the Internal Revenue Code for natural gas produced from certain wells. The fiscal 1994 provision for deferred Federal income taxes was reduced by $1,054,000 when certain tax carryforwards were estimated to be utilizable that previously had been expected to expire.

    The principal components of the Company's deferred income tax liability include the following at January 31, 1995 and 1994 (in thousands):

                                                                                1995           1994
                                                                            -----------    -----------
Real estate holding costs . . . . . . . . . . . . . . . . . . . . . . .     $   183,103    $   179,790
Oil and gas acquisition, exploration and development costs deducted
  for tax purposes in excess of financial statement DD&A  . . . . . . .          60,088         40,044
Depreciation of other property, plant and equipment . . . . . . . . . .          60,975         69,727
Business tax credit carryforwards . . . . . . . . . . . . . . . . . . .         (33,255)       (34,254)
Unused alternative minimum tax credits  . . . . . . . . . . . . . . . .         (30,105)       (25,396)
Natural gas contract restructuring proceeds . . . . . . . . . . . . . .         (17,276)       (18,034)
Employee benefits expense not currently deductible for tax purposes . .         (12,256)       (14,249)
Other . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         (10,552)       (15,639)
                                                                            -----------    -----------
                                                                            $   200,722    $   181,989
                                                                            ===========    ===========

At January 31, 1995, the Company had business tax credit carryforwards (consisting principally of investment tax credits) of approximately $33,255,000, substantially all of which expire during the fiscal years 1996 through 2001, and approximately $30,105,000 of unused alternative minimum tax credits that can be carried forward indefinitely. These carryforwards have been recognized in the calculation of financial statement tax provisions. Accordingly, their future utilization will only reduce the amount of taxes then payable, not the financial statement provision for income taxes.

COMMITMENTS AND CONTINGENCIES 7

Environmental regulations. The Company is considered by the United States Environmental Protection Agency to be a potentially responsible party with respect to four Superfund waste disposal sites. The only site involving more than minimal potential exposure to the Company is the Operating Industries, Inc. site located in Monterey Park, California, where small amounts of drilling fluids from Company-operated oil and gas wells were deposited. Although the Company believes that it should be exempt from liability with respect to this site, to date it has paid and expensed approximately $290,000 of clean-up costs. While additional exposure exists for future clean-up and closure costs of this site, the Company's share of such costs is not likely to be significant.

    While the Company believes it is in substantial compliance with the many federal, state and local laws and regulations relating to the protection of the environment and public health, such laws and regulations are continually monitored by the Company. However, management expects that no such pending matters, when ultimately resolved, will have a material adverse effect upon the Company's financial statements.

Litigation and other. The Company is party to various claims and other legal actions arising in the ordinary course of its business and to recurring examinations performed by the Internal Revenue Service and other regulatory agencies. While the outcome of such matters cannot be predicted with certainty, management expects that adjustments, if any, resulting from the ultimate resolution of these matters will not be material to the Company's financial statements.

Mortgage activities. Mitchell Mortgage Company (MMC) administers approximately $180,000,000 of securities, backed by Federal Housing Administration (FHA) and Department of Veterans Affairs (VA) mortgages, on which it has guaranteed payments of principal and interest to the security holders. These mortgages are supported by government-sponsored insurance and are collateralized by real estate. In the event of default by a mortgagor, MMC may incur a loss if uncollected principal and interest, together with foreclosure and other costs, exceed established FHA or VA reimbursement limits. Management expects that losses, if any, incurred in connection with defaults by borrowers under FHA and VA mortgages serviced by MMC will not be material to the Company's financial statements.

Leases and contingent liabilities. The Company has various noncancelable equipment and facility operating lease agreements which provide for aggregate future payments of approximately $82,900,000. Minimum rentals for each of the five years subsequent to January 31, 1995 total approximately $9,600,000; $8,700,000; $8,700,000; $8,000,000 and $7,600,000. Rental expense for operating leases was approximately $10,400,000; $9,900,000 and $9,300,000 in fiscal 1995,
1994 and 1993. Exclusive of obligations described elsewhere in these notes, the Company had contingent liabilities at January 31, 1995 totaling approximately $13,700,000, including $4,700,000 of debt guarantees (principally for nonprofit institutions located in The Woodlands).

COMMON STOCK 8

In May 1993, the Company sold 5,900,000 shares of its nonvoting Class B common stock at $21.875 per share. After deducting offering costs, the net proceeds from the sale totaled approximately $123,400,000. Of the net proceeds, $78,251,000 was used in connection with the buy-out of MEC Development, Ltd. (see Note 4). The remaining proceeds initially were used to pay down borrowings under certain Energy Division credit agreements. Such amounts subsequently were reborrowed to fund drilling costs that otherwise would have been expenditures of the partnership.

    On June 24, 1992, the stockholders approved an amendment to the Articles of Incorporation which authorized the reclassification of the Company's common stock into two classes designated Class A and Class B. Each share of the Company's prior common stock was converted into one-half share of Class A common stock and one-half share of Class B common stock; any resulting fractional amounts were redeemed for cash. Both the Class A and Class B common shares are freely transferable and are listed on the New York Stock Exchange; neither is convertible into the other class of common stock or any other security of the Company at the option of the holder. The Class A shares have full voting rights, whereas the Class B shares have no voting rights except as provided by law. The amended Articles of Incorporation allow cash dividends on Class B shares to be greater, but not less, than those paid on Class A shares and also contain certain Class B protection provisions.

TRANSACTIONS WITH RELATED PARTIES 9

As a result of transactions occurring prior to fiscal 1973, when the Company became publicly owned, George P. Mitchell, Chairman of the Board and majority stockholder, holds real estate adjacent to that owned by the Company from which he could realize substantial personal benefits as a result of the Company's activities.

SEGMENT INFORMATION 10

Industry segment data for the fiscal years ended January 31, 1995, 1994 and 1993 are as follows (in thousands):

                                                               Inter-         Segment                       Capital        Identi-
                                                Outside        segment       Operating                      Expend-         fiable
                                               Revenues       Revenues        Earnings         DD&A         itures*         Assets
                                              -----------    -----------    -----------    -----------    -----------    -----------
FISCAL 1995
EXPLORATION AND PRODUCTION (includ-
  ing $3,791 gain on sale of
  drilling rigs)  . . . . . . . . . . . .     $   277,099    $         -    $    87,906    $    96,369    $   115,073    $   560,818
                                              -----------    -----------    -----------    -----------    -----------    -----------
GAS SERVICES
Natural gas processing  . . . . . . . . .         252,159         21,419         23,253          7,865         14,227        165,647
Natural gas gathering and marketing . . .         180,038         82,875         12,335          7,898         15,279        134,955
Gains from major asset sales  . . . . . .          48,821              -         48,821              -              -              -
Restructuring charges
  and asset write-downs . . . . . . . . .               -              -        (31,252)        14,832              -              -
Other . . . . . . . . . . . . . . . . . .           6,989          8,509           (846)         1,998          5,605         18,737
                                              -----------    -----------    -----------    -----------    -----------    -----------
                                                  488,007        112,803         52,311         32,593         35,111        319,339
                                              -----------    -----------    -----------    -----------    -----------    -----------
REAL ESTATE
Operations  . . . . . . . . . . . . . . .         129,465          6,660         25,793          8,294         65,123        949,219
Asset write-downs . . . . . . . . . . . .               -              -         (5,661)             -              -              -
                                              -----------    -----------    -----------    -----------    -----------    -----------
                                                  129,465          6,660         20,132          8,294         65,123        949,219
                                              -----------    -----------    -----------    -----------    -----------    -----------
CORPORATE . . . . . . . . . . . . . . . .               -              -              -          3,468          4,268         26,495
                                              -----------    -----------    -----------    -----------    -----------    -----------
                                              $   894,571    $   119,463    $   160,349    $   140,724    $   219,575    $ 1,855,871
                                              ===========    ===========    ===========    ===========    ===========    ===========
FISCAL 1994 (RESTATED)
EXPLORATION AND PRODUCTION
Oil and gas . . . . . . . . . . . . . . .     $   265,798    $         -    $    68,551    $    89,793    $   236,111    $   568,836
Other . . . . . . . . . . . . . . . . . .             368          5,779           (365)           415            343          4,412
                                              -----------    -----------    -----------    -----------    -----------    -----------
                                                  266,166          5,779         68,186         90,208        236,454        573,248
                                              -----------    -----------    -----------    -----------    -----------    -----------
GAS SERVICES
Natural gas processing  . . . . . . . . .         253,605         18,819         20,088          9,705          6,003        144,987
Natural gas gathering and marketing . . .         296,373         88,744         18,742          9,352         30,668        244,932
Other . . . . . . . . . . . . . . . . . .          10,559         12,766          3,829          2,651         11,957         37,526
                                              -----------    -----------    -----------    -----------    -----------    -----------
                                                  560,537        120,329         42,659         21,708         48,628        427,445
                                              -----------    -----------    -----------    -----------    -----------    -----------
REAL ESTATE . . . . . . . . . . . . . . .         126,106          6,620         21,078          7,282         65,132        930,535
                                              -----------    -----------    -----------    -----------    -----------    -----------
CORPORATE . . . . . . . . . . . . . . . .               -              -              -          2,662          3,866         38,064
                                              -----------    -----------    -----------    -----------    -----------    -----------
                                              $   952,809    $   132,728    $   131,923    $   121,860    $   354,080    $ 1,969,292
                                              ===========    ===========    ===========    ===========    ===========    ===========
FISCAL 1993 (RESTATED)
EXPLORATION AND PRODUCTION
Oil and gas . . . . . . . . . . . . . . .     $   202,692    $         -    $    59,464    $    59,952    $    75,353    $   444,609
  Restructuring charges . . . . . . . . .               -              -         (4,990)             -              -              -
Other . . . . . . . . . . . . . . . . . .          11,989          9,017         (1,404)           962            306         13,071
  Restructuring charges . . . . . . . . .               -              -        (15,736)         8,713              -              -
                                              -----------    -----------    -----------    -----------    -----------    -----------
                                                  214,681          9,017         37,334         69,627         75,659        457,680
                                              -----------    -----------    -----------    -----------    -----------    -----------
GAS SERVICES
Natural gas processing  . . . . . . . . .         306,967         18,485         57,466         10,464          7,964        156,161
Natural gas gathering and marketing . . .         248,605         60,596         25,517         10,144         57,325        229,356
Other . . . . . . . . . . . . . . . . . .          11,128         15,035          5,521          3,118          5,184         46,441
                                              -----------    -----------    -----------    -----------    -----------    -----------
                                                  566,700         94,116         88,504         23,726         70,473        431,958
                                              -----------    -----------    -----------    -----------    -----------    -----------
REAL ESTATE . . . . . . . . . . . . . . .         121,453          5,456         22,801          7,143         84,954        893,001
                                              -----------    -----------    -----------    -----------    -----------    -----------
CORPORATE . . . . . . . . . . . . . . . .               -              -              -          2,754          4,538         43,138
                                              -----------    -----------    -----------    -----------    -----------    -----------
                                              $   902,834    $   108,589    $   148,639    $   103,250    $   235,624    $ 1,825,777
                                              ===========    ===========    ===========    ===========    ===========    ===========

- --------------------
* On accrual basis, including exploratory expenditures.

Intersegment revenues are recorded at prevailing market prices and are eliminated in consolidation. Substantially all of the Company's operations are conducted in the United States. The Company's energy revenues are derived principally from uncollateralized sales to customers in the electrical generation, gas distribution, petrochemical and oil and gas industries. These industry concentrations have the potential to impact the Company's exposure to credit risk, either positively or negatively, because customers may be similarly affected by changes in economic or other conditions. The creditworthiness of this customer base is strong, and the Company has not experienced significant credit losses. Exploration and Production segment sales to Natural Gas Pipeline Company of America constituted approximately 15%, 13% and 12% of consolidated revenues, respectively, during fiscal 1995, 1994 and 1993.

    The reported segment operating earnings amounts are net of charges for administrative expenses directly attributable to the operations of the various segments, but are not reduced for amounts reported as general and administrative expenses. Such expenses include the costs of administrative, accounting, legal, information systems and other general services that are managed on a companywide basis.

    During the first quarter of fiscal 1995, the Company sold 16 land drilling rigs for $9,000,000 in cash and warrants to acquire common stock of the purchaser under which as much as an additional $1,000,000 may be realized during the two-year period following the sale. This sale effectively completed the Company's withdrawal from the contract drilling business. The $3,791,000 gain from this sale, which did not include any value for the warrants, is reported as a component of the segment operating earnings of the Exploration and Production Division.

    Fiscal 1995 segment operating earnings for Gas Services include $48,821,000 in gains from major asset sales. During the second quarter of fiscal 1995, the Company sold its Spindletop gas storage facility, its Winnie Pipeline system and a 50% interest in a related gas processing plant for $120,000,000. A gain of $29,196,000 was recorded on this transaction. During fiscal 1995's third quarter, a gain of $19,625,000 was recorded in connection with the sale for $35,000,000 in cash of the Company's compression operations, including 370 compressors and associated facilities and parts inventory. The proceeds from these sales were used to pay down outstanding borrowings under the Company's revolving credit and commercial paper facilities.

    Restructuring charges and asset write-downs totaling $31,252,000 were recorded during fiscal 1995's second and third quarters in connection with a restructuring of the Gas Services Division (which previously was known as the Transmission and Processing Division). This restructuring program was undertaken because of the adverse economic environment, particularly prices and margins, experienced during the last half of fiscal 1994 and early in the current year. The program calls for the sale or disposition of many idle gas processing plants, including leased equipment associated with certain of them. In this regard, write-downs of asset carrying values and accruals of future lease rentals totaling $18,286,000 were recorded. In addition, a voluntary incentive retirement program was undertaken to bring the division's employment level in line with expected future needs. The costs associated with this program aggregated $7,364,000, most of which will be paid in future years as additional retirement and retiree medical benefits. During the third quarter, the Company completed a review of its gas gathering systems and determined that certain of these systems would be disposed of. Asset write-downs of $5,602,000 were recorded to reduce the carrying values of these systems to their estimated realizable values.

    Also during fiscal 1995's third quarter, the Company determined that it would sell certain largely undeveloped real estate located outside The Woodlands which had been held for long-term development. Write-downs of $5,661,000 were recorded to reduce the carrying values of these assets to their estimated realizable values.

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

    Because of their magnitude and unusual nature, and in accordance with Accounting Principles Board Opinion No. 30, the items discussed in the preceding paragraphs have been reported as separate components of segment operating earnings.

STOCK OPTIONS AND BONUS UNITS 11

The Company's stock option plans authorize the granting of incentive options and nonqualified options to purchase common stock at prices not less than the market value on the date of grant. The options have maximum terms of 10 years and become exercisable over a five-year period. Certain of the option grants have associated stock appreciation rights (SARs) which entitle optionees to receive cash payments equal to the difference between the market value and the option price for the number of options being exercised. Summarized stock option information follows:

                                                                Exercisable Options
                                                             --------------------------      Shares
                                                Options                       Average      Reserved for
                                              Outstanding      Number          Price       Future Grant
                                              -----------    -----------    -----------    ------------
At January 31, 1992 . . . . . . . . . . .         490,475        422,875    $      8.83        437,500
Exercised (at average price of $8.78
  per share)  . . . . . . . . . . . . . .         (65,000)
Cancelled . . . . . . . . . . . . . . . .         (21,400)
                                                 --------
At January 31, 1993 . . . . . . . . . . .         404,075        344,375    $      8.96        437,500
Granted . . . . . . . . . . . . . . . . .         120,000
Exercised (at average price of $8.82
  per share)  . . . . . . . . . . . . . .        (218,375)
Cancelled . . . . . . . . . . . . . . . .          (4,400)
                                                 --------
At January 31, 1994 . . . . . . . . . . .         301,300        142,100    $      9.99        321,900
Exercised (at average price of $8.83
  per share)  . . . . . . . . . . . . . .         (28,650)
                                                 --------
At January 31, 1995 . . . . . . . . . . .         272,650        147,350    $     12.40        321,900
                                                 ========


The Company also uses phantom-stock awards, which it calls "bonus units," as a long-term incentive. Upon the redemption of such awards, grantees receive gross compensation in amounts equal to the difference between the market price of the Company's common stock and a floor price (the market price of the stock when the units were awarded). The Company's 1991 Bonus Unit Plan authorized the issuance of up to 700,000 units, substantially all of which have been granted. These units generally vest in equal annual installments over a five-year period. At January 31, 1995, grants covering 525,450 units with an average floor price of $15.90 were outstanding (286,650 of which were exercisable). The Company recognizes compensation expense over the applicable vesting terms of the SARs and bonus units (or reversals to the extent of previously recorded appreciation in periods when the market price of the stock declines). Such expense accruals (reversals) aggregated $(1,954,000); $3,875,000 and $757,000 in fiscal 1995, 1994 and 1993.

RETIREMENT BENEFITS 12

Qualified retirement plan. Except for those engaged in leisure industry activities, substantially all full-time employees of the Company who meet specified age and service requirements are covered by a defined benefit retirement plan which is maintained without cost to the employees. Pension benefits are based on years of service and average earnings for the three highest consecutive years during the 10 years immediately preceding retirement. The Company's funding policy is to make contributions to the plan of at least the minimum amounts required by applicable Federal laws and regulations. No such contributions were required in fiscal 1995, 1994 or 1993.

    The projected unit credit actuarial method is used in determining the Company's required annual contributions to the retirement plan and its financial statement pension expense. The assumptions used in the computations include an expected long-term rate of return on plan assets of 9%, annual increases in salary levels of 5% in fiscal 1995 and 1994 (6% previously) and discount rates for the projected benefit obligation of 8.5%, 7.25% and 8.5% in fiscal 1995, 1994 and 1993, respectively. Plan assets consist primarily of marketable equity securities and long-term U. S. Treasury notes. Components of financial statement pension expense for the years ended January 31, 1995, 1994 and 1993 were (in thousands):

                                                                1995            1994           1993
                                                             -----------    -----------    -----------
Service cost - benefits accrued during the year . . . . .    $     4,392    $     4,097    $     4,554
Interest accrued on projected benefit obligation  . . . .          7,528          7,188          6,559
Early retirement benefits accrued . . . . . . . . . . . .          4,126              -          1,586
Return on plan assets . . . . . . . . . . . . . . . . . .         (9,783)        (8,581)        (7,995)
Amortization of unrecognized gains  . . . . . . . . . . .         (1,400)        (1,853)        (1,149)
                                                             -----------    -----------    -----------
Financial statement pension expense . . . . . . . . . . .    $     4,863    $       851    $     3,555
                                                             ===========    ===========    ===========

The following table summarizes the plan's funded status for financial statement purposes and the related amounts included in the Company's balance sheets at January 31, 1995 and 1994 (in thousands):

                                                                1995            1994
                                                             -----------    -----------
ACTUARIAL PRESENT VALUE OF PENSION BENEFIT OBLIGATION
Vested benefits . . . . . . . . . . . . . . . . . . . . .    $    79,997    $    77,289
Nonvested benefits  . . . . . . . . . . . . . . . . . . .          4,222          3,809
                                                             -----------    -----------
Accumulated benefit obligation  . . . . . . . . . . . . .         84,219         81,098
Provision for future salary increases . . . . . . . . . .         18,741         24,637
                                                             -----------    -----------
Projected benefit obligation  . . . . . . . . . . . . . .    $   102,960    $   105,735
                                                             ===========    ===========


AMOUNTS AVAILABLE TO SATISFY PENSION BENEFIT OBLIGATION
Plan assets, at market value  . . . . . . . . . . . . . .    $    98,584    $   110,600
Unrecognized actuarial gains  . . . . . . . . . . . . . .        (12,131)       (16,509)
Balance sheet accrual for pension expense . . . . . . . .         16,507         11,644
                                                             -----------    -----------
                                                             $   102,960    $   105,735
                                                             ===========    ===========


Nonqualified retirement plans. Internal Revenue Service regulations limit the benefits that may be paid to certain employees under the Company's qualified retirement plan. Nonqualified plans are maintained to make the basis on which those individuals' retirement benefits are determined the same as is used for other employees. The Company's liability to make these payments is a general obligation for which a trust fund has not been established. Approximately $1,330,000; $819,000 and $2,108,000 was expensed in fiscal 1995, 1994 and 1993 related to these plans (the fiscal 1995 and 1993 amounts included $93,000 and $1,656,000, respectively, of incremental benefits accrued in connection with voluntary incentive retirement programs). At January 31, 1995, the aggregate balance sheet liability attributable to these plans totaled $4,206,000.

Postretirement medical benefits. Retirees who reach retirement age while working for the Company and meet certain other eligibility requirements may elect coverage under the Company's medical plan. The Company's medical plan incorporates a scheduled-reimbursements methodology under which the Company and providers agree to specified rates for individual services. The Company has the right to amend or terminate medical benefits for active employees and retirees or to change the required level of participant contributions. The cost of providing these postretirement health care benefits is reduced by available Medicare coverage and retiree contributions.

    The Company adopted SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions," effective February 1, 1992. Accordingly, a charge for postretirement medical benefits of $10,551,000 ($15,986,000 before tax) was recorded as the cumulative effect of the change in accounting methods for periods prior to fiscal 1993. Components of financial statement expense for postretirement medical benefits for the years ended January 31, 1995, 1994 and 1993 were (in thousands):

                                                                1995            1994           1993
                                                             -----------    -----------    -----------
Service cost - benefits accrued during the year . . . . .    $       814    $       554    $       720
Interest accrued on projected benefit obligation  . . . .          1,281          1,046          1,323
Early retirement benefits accrued . . . . . . . . . . . .          1,017              -              -
Amortization of unrecognized gains  . . . . . . . . . . .            (70)          (291)             -
                                                             -----------    -----------    -----------
                                                             $     3,042    $     1,309    $     2,043
                                                             ===========    ===========    ===========

The plan is unfunded, and benefits are paid as costs are incurred. Such benefits payments totaled approximately $850,000; $1,200,000 and $900,000 in fiscal 1995, 1994 and 1993. The following table summarizes the plan's status for financial statement purposes and the related amounts included in the Company's balance sheets at January 31, 1995 and 1994 (in thousands):

                                                                1995            1994
                                                             -----------    -----------
ACTUARIAL PRESENT VALUE OF POSTRETIREMENT BENEFIT OBLIGATION
Retirees  . . . . . . . . . . . . . . . . . . . . . . . .    $    12,087    $     9,463
Fully eligible, active plan participants  . . . . . . . .          2,570          2,913
Other active plan participants  . . . . . . . . . . . . .          7,385          5,921
Unrecognized actuarial gains  . . . . . . . . . . . . . .         (2,612)        (1,059)
                                                             -----------    -----------
Balance sheet accrual for postretirement benefits . . . .    $    19,430    $    17,238
                                                             ===========    ===========


The Company's assumed medical cost trend rate starts at 7%, declines gradually to 5.5% in 2002 and remains at that level thereafter. The medical cost trend rate assumption has a significant effect on the amount of the obligation and the periodic cost reported. An increase of 1% in the assumed trend rate for each year would have increased the actuarial present value of the postretirement benefit obligation at January 31, 1995 by $3,014,000 and the aggregate service and interest components of the fiscal 1995 cost by a total of $361,000. Discount rates of 8.5% and 7.25% were used in determining the present value of the postretirement benefit obligation at January 31, 1995 and 1994, respectively.

FINANCIAL INSTRUMENTS 13

    Fair values of notes and contracts receivable were estimated by discounting future cash flows using interest rates at which similar loans currently could be made for similar maturities to borrowers with comparable credit ratings. The aggregate fair value of the Company's notes and contracts receivable totaled $37,834,000 at January 31, 1995 (compared with their aggregate balance sheet carrying value of $40,314,000).

    Fair values of fixed-rate, long-term debt were based on quoted market prices or, where such prices were not available, on current interest rates offered to the Company for debt with similar remaining maturities. For floating-rate, long-term debt obligations, carrying amounts and fair values were assumed to be equal because of the nature of these obligations. At January 31, 1995, the estimated fair value of the Company's long-term debt totaled $869,093,000 (compared with a balance sheet carrying value of $894,962,000).

    The carrying amounts of the Company's other on-balance-sheet financial instruments approximate their fair values. The aggregate cost to terminate the Company's off-balance-sheet financial instruments is not material.

    The Company has only limited involvement with derivative financial instruments and does not use them for trading purposes. Such use generally consists of the use of commodities futures contracts to hedge well-defined price risks associated with its energy operations. At January 31, 1995 and 1994, the amounts of open transactions under such arrangements were insignificant.

SUBSEQUENT EVENT 14

In February 1995, the Company's Board of Directors approved a personnel reduction program that will result in the elimination of at least 300 jobs by April 30, 1995. The Company has offered a voluntary incentive retirement program to qualifying employees and will pay severance benefits to terminated employees not eligible for that program. The aggregate pretax cost of these incremental benefits, which is estimated at $20,000,000, will be expensed in the first quarter of fiscal 1996.

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


Mitchell Energy & Development Corp.:


    We have audited the accompanying consolidated balance sheets of Mitchell Energy & Development Corp. (a Texas corporation) and subsidiaries as of
January 31, 1995 and 1994, and the related consolidated statements of earnings, stockholders' equity and cash flows for each of the three years in the period ended January 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Mitchell Energy & Development Corp. and subsidiaries as of January 31, 1995 and 1994, and the results of their operations and their cash flows for each of the three years in the period ended January 31, 1995, in conformity with generally accepted accounting principles.

    As explained in Note 1 to the consolidated financial statements, the Company has given retroactive effect to the change in accounting for oil and gas producing activities from the full cost to the successful efforts method.


                              ARTHUR ANDERSEN LLP


Houston, Texas
April 7, 1995

SUPPLEMENTAL OIL AND GAS INFORMATION
(Unaudited)

MITCHELL ENERGY & DEVELOPMENT CORP. AND SUBSIDIARIES

Reserve quantities. The following tables summarize changes in total proved reserve quantities for the fiscal years ended January 31, 1995, 1994 and 1993 and the proved developed reserve quantities at the dates indicated:

                                                                              Total Proved Reserves
                                           --------------------------------------------------------------------------------------
                                                             1995                                          1994
                                           -----------------------------------------    -----------------------------------------
                                                                            Equity                                       Equity
                                                            Consol-        Partner-                      Consol-        Partner-
                                              Total         idated          ships          Total          idated         ships
                                           -----------    -----------    -----------    -----------    -----------    -----------
NATURAL GAS (BCF)
Beginning balance . . . . . . . . . .            627.5          627.5              -          583.7          511.7           72.0
Extensions and discoveries  . . . . .            141.9          141.9              -           94.5           84.0           10.5
Production marketed . . . . . . . . .            (78.1)         (78.1)             -          (70.7)         (69.0)          (1.7)
Production consumed
  in operations . . . . . . . . . . .             (3.7)          (3.7)             -           (3.7)          (3.6)           (.1)
Purchases of minerals in-place  . . .              1.5            1.5              -           34.6           34.6              -
Transfers of undeveloped
  reserves to partnerships  . . . . .                -              -              -            (.3)          (1.4)           1.1
Purchases of partnership interests  .                -              -              -              -           79.0          (79.0)
Revision of previous estimates  . . .                -              -              -           (9.4)          (6.7)          (2.7)
Sales of minerals in-place  . . . . .             (3.4)          (3.4)             -           (1.2)          (1.1)           (.1)
                                           -----------    -----------    -----------    -----------    -----------    -----------
Ending balance  . . . . . . . . . . .            685.7          685.7              -          627.5          627.5              -
                                           ===========    ===========    ===========    ===========    ===========    ===========
OIL AND CONDENSATE (MMBBLS)
Beginning balance . . . . . . . . . .             15.3           15.3              -           15.8           14.0            1.8
Extensions and discoveries  . . . . .              1.4            1.4              -            1.7            1.6             .1
Production  . . . . . . . . . . . . .             (2.3)          (2.3)             -           (2.2)          (2.1)           (.1)
Purchases of minerals in-place  . . .                -              -              -             .8             .8              -
Sales of minerals in-place  . . . . .              (.5)           (.5)             -            (.5)           (.4)           (.1)
Revision of previous estimates  . . .                -              -              -            (.7)           (.7)             -
Improved recovery . . . . . . . . . .               .4             .4              -             .5             .5              -
Transfers and other . . . . . . . . .                -              -              -            (.1)           1.6           (1.7)
                                           -----------    -----------    -----------    -----------    -----------    -----------
Ending balance  . . . . . . . . . . .             14.3           14.3              -           15.3           15.3              -
                                           ===========    ===========    ===========    ===========    ===========    ===========
PLANT NGLS (MMBBLS)
Beginning balance . . . . . . . . . .            107.4           67.3           40.1          127.4           79.1           48.3
Additions . . . . . . . . . . . . . .             20.4           13.8            6.6           10.7            7.1            3.6
Production  . . . . . . . . . . . . .            (17.3)         (10.4)          (6.9)         (18.1)         (11.3)          (6.8)
Purchase of interests in
  C&L Processors' plants  . . . . . .                -              -              -              -              -              -
Revision of previous estimates  . . .             10.8             .9            9.9          (12.6)          (7.6)          (5.0)
                                           -----------    -----------    -----------    -----------    -----------    -----------
Ending balance  . . . . . . . . . . .            121.3           71.6           49.7          107.4           67.3           40.1
                                           ===========    ===========    ===========    ===========    ===========    ===========


































                                                       Total Proved Reserves
                                           -----------------------------------------
                                                              1993
                                           -----------------------------------------
                                                                            Equity
                                                            Consol-        Partner-
                                              Total          idated          ships
                                           -----------    -----------    -----------
NATURAL GAS (BCF)
Beginning balance . . . . . . . . . .            581.7          503.6           78.1
Extensions and discoveries  . . . . .             56.6           12.1           44.5
Production marketed . . . . . . . . .            (54.6)         (47.6)          (7.0)
Production consumed
  in operations . . . . . . . . . . .             (3.0)          (2.7)           (.3)
Purchases of minerals in-place  . . .             15.0           15.0              -
Transfers of undeveloped
  reserves to partnerships  . . . . .                -            (.1)            .1
Purchases of partnership interests  .                -           42.5          (42.5)
Revision of previous estimates  . . .             (2.3)           1.4)           (.9)
Sales of minerals in-place  . . . . .             (9.7)          (9.7)             -
                                           -----------    -----------    -----------
Ending balance  . . . . . . . . . . .            583.7          511.7           72.0
                                           ===========    ===========    ===========
OIL AND CONDENSATE (MMBBLS)
Beginning balance . . . . . . . . . .             15.6           14.1            1.5
Extensions and discoveries  . . . . .              1.5             .4            1.1
Production  . . . . . . . . . . . . .             (2.1)          (1.9)           (.2)
Purchases of minerals in-place  . . .              1.1            1.1              -
Sales of minerals in-place  . . . . .              (.4)           (.4)             -
Revision of previous estimates  . . .              (.4)           (.5)            .1
Improved recovery . . . . . . . . . .               .4             .4              -
Transfers and other . . . . . . . . .               .1             .8            (.7)
                                           -----------    -----------    -----------
Ending balance  . . . . . . . . . . .             15.8           14.0            1.8
                                           ===========    ===========    ===========
PLANT NGLS (MMBBLS)
Beginning balance . . . . . . . . . .            101.6           84.3           17.3
Additions . . . . . . . . . . . . . .             17.2            6.1           11.1
Production  . . . . . . . . . . . . .            (17.1)         (12.4)          (4.7)
Purchase of interests in
  C&L Processors' plants  . . . . . .             30.2              -           30.2
Revision of previous estimates  . . .              4.5)           1.1           (5.6)
                                           -----------    -----------    -----------
Ending balance  . . . . . . . . . . .            127.4           79.1           48.3
                                           ===========    ===========    ===========

                                                       Proved Developed Reserves at January 31,
                                              --------------------------------------------------------
                                                 1995           1994            1993           1992
                                              -----------    -----------    -----------    -----------
NATURAL GAS (BCF)
Consolidated  . . . . . . . . . . . . . .           577.1          558.5          437.7          419.9
Equity partnerships . . . . . . . . . . .               -              -           72.0           78.1
                                              -----------    -----------    -----------    -----------
                                                    577.1          558.5          509.7          498.0
                                              ===========    ===========    ===========    ===========
OIL AND CONDENSATE (MMBBLS)
Consolidated  . . . . . . . . . . . . . .            12.6           13.8           12.3           11.9
Equity partnerships . . . . . . . . . . .               -              -            1.8            1.5
                                              -----------    -----------    -----------    -----------
                                                     12.6           13.8           14.1           13.4
                                              ===========    ===========    ===========    ===========
PLANT NGLS (MMBBLS)
Consolidated  . . . . . . . . . . . . . .            60.1           59.2           70.8           77.4
Equity partnerships . . . . . . . . . . .            45.9           37.2           43.1           17.3
                                              -----------    -----------    -----------    -----------
                                                    106.0           96.4          113.9           94.7
                                              ===========    ===========    ===========    ===========

Future net cash flows. The following table sets forth estimates of the standardized measure of discounted future net cash flows from total proved reserves at January 31, 1995, 1994 and 1993 (in millions):


                                                         1995                                          1994
                                        -----------------------------------------    -----------------------------------------
                                                                        Equity                                        Equity
                                                         Consol-       Partner-                       Consol-        Partner-
                                           Total         idated          ships          Total          idated         ships
                                        -----------    -----------    -----------    -----------    -----------    -----------
Oil and Gas
Future cash inflows . . . . . . . . .   $     1,696    $     1,696    $         -    $     1,829    $     1,829    $         -
Future production and
  development costs . . . . . . . . .          (644)          (644)             -           (620)          (620)             -
Discount -- 10% annually  . . . . . .          (344)          (344)             -           (419)          (419)             -
                                        -----------    -----------    -----------    -----------    -----------    -----------
Present value of
  future net revenues . . . . . . . .           708            708              -            790            790              -
Future income taxes, dis-
  counted at 10% annually . . . . . .          (107)          (107)             -           (117)          (117)             -
                                        -----------    -----------    -----------    -----------    -----------    -----------
                                        $       601    $       601    $         -    $       673    $       673    $         -
                                        ===========    ===========    ===========    ===========    ===========    ===========
Plant NGLs
Future cash inflows . . . . . . . . .   $     1,368    $       817    $       551    $     1,188    $       762    $       426
Future production costs . . . . . . .          (970)          (553)          (417)          (859)          (533)          (326)
Discount -- 10% annually  . . . . . .          (150)          (100)           (50)          (133)           (90)           (43)
                                        -----------    -----------    -----------    -----------    -----------    -----------
Present value of
  future net revenues . . . . . . . .           248            164             84            196            139             57
Future income taxes, dis-
  counted at 10% annually . . . . . .           (70)           (39)           (31)           (50)           (30)           (20)
                                        -----------    -----------    -----------    -----------    -----------    -----------
                                        $       178    $       125    $        53    $       146    $       109    $        37
                                        ===========    ===========    ===========    ===========    ===========    ===========
                                                           1993
                                         -----------------------------------------
                                                                          Equity
                                                          Consol-        Partner-
                                            Total          idated          ships
                                         -----------    -----------    -----------
Oil and Gas
Future cash inflows . . . . . . . . .    $     1,868    $     1,648    $       220
Future production and
  development costs . . . . . . . . .           (643)          (584)           (59)
Discount -- 10% annually  . . . . . .           (415)          (362)           (53)
                                         -----------    -----------    -----------
Present value of
  future net revenues . . . . . . . .            810            702            108
Future income taxes, dis-
  counted at 10% annually . . . . . .           (170)          (140)           (30)
                                         -----------    -----------    -----------
                                         $       640    $       562    $        78
                                         ===========    ===========    ===========
Plant NGLs
Future cash inflows . . . . . . . . .    $     1,741    $     1,086    $       655
Future production costs . . . . . . .         (1,201)          (727)          (474)
Discount -- 10% annually  . . . . . .           (200)          (132)           (68)
                                         -----------    -----------    -----------
Present value of
  future net revenues . . . . . . . .            340            227            113
Future income taxes, dis-
  counted at 10% annually . . . . . .            (94)           (59)           (35)
                                         -----------    -----------    -----------
                                         $       246    $       168    $        78
                                         ===========    ===========    ===========

Proved reserves are the estimated quantities which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under economic and operating conditions at each year end. Proved developed reserves are expected to be recovered from existing wells using existing equipment and operating methods. Consolidated reserves represent the Company's net interest in oil and gas properties or in reserves committed to Company-owned gas processing plants. Equity partnership reserves represent the Company's proportional interest in the reserves of partnerships that are accounted for using the equity method. The partnerships engaged in oil and gas activities were liquidated during fiscal 1994 (see Note 4 for information concerning the buy-out of MEC Development, Ltd.). During fiscal 1993, the Company purchased the remaining interests in Phase 6 of that partnership.

    The natural gas reserve quantities reported as oil and gas reserves represent wet gas volumes and include gas quantities that will be converted by processing to NGLs (both leasehold and plant ownership). The oil and gas future net cash flows, however, include only the Company's leasehold reimbursement for natural gas liquids extracted during processing. As discussed below, the remainder of the cash flows associated with the Company's ownership of NGL reserves extracted from its wet gas volumes is included in plant NGL future net cash flows since those cash flows accrue to the Company because of its ownership of gas processing plants.

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

    Of the total remaining natural gas reserves at January 31, 1995, 313.9 Bcf will be processed at Company plants, including 79.1 Bcf of fiscal 1995's natural gas reserve additions from extensions and discoveries. It is estimated that 75.8 Bcf of such reserves and 19.1 Bcf of such reserve additions will be converted by processing into 42.2 MMBbls and 10.4 MMBbls, respectively, of plant NGL reserves and plant NGL reserve additions.

    Except where otherwise specified by contractual agreement, future cash inflows are estimated using year-end prices. Future production and development cost estimates are based on economic conditions at the respective year ends. Future income taxes are computed by applying applicable statutory tax rates to the difference between the present value of estimated future net revenues and the tax basis of proved oil and gas properties after considering tax credit carryforwards, estimated future percentage depletion deductions and energy tax credits.

    Excluded from the reported amounts for future net cash flows are deferred natural gas contract restructuring proceeds. While such proceeds have been received, they will be reported as oil and gas revenues in future periods. At January 31, 1995, such deferred revenues totaled $35,017,000.

    The following table sets forth the changes in the standardized measure of discounted future net cash flows for the years ended January 31, 1995, 1994 and 1993 (in millions):

                                                             1995                                          1994
                                           -----------------------------------------    -----------------------------------------
                                                                            Equity                                       Equity
                                                            Consol-        Partner-                      Consol-        Partner-
                                              Total         idated          ships          Total          idated         ships
                                           -----------    -----------    -----------    -----------    -----------    -----------
OIL AND GAS
Extensions and discoveries,
  net of related costs  . . . . . . . .    $       103    $       103    $         -    $       108    $        92    $        16
Sales, net of production costs  . . . .           (183)          (183)             -           (176)          (171)            (5)
Net changes in prices
  and production costs  . . . . . . . .           (101)          (101)             -            (31)           (28)            (3)
Accretion of discount . . . . . . . . .             76             76              -             68             64              4
Transfers of undeveloped
  reserves to partnerships  . . . . . .              -              -              -              -             (2)             2
Purchase of partner-
  ship interests  . . . . . . . . . . .              -              -              -              -            110           (110)
Production rate
  changes and other . . . . . . . . . .              1              1              -            (28)           (21)            (7)
Development costs incurred  . . . . . .             28             28              -             13             13              -
Purchases of minerals in-place  . . . .              2              2              -             47             47              -
Sales of minerals in-place  . . . . . .             (8)            (8)             -             (4)            (4)             -
Revisions of previous
  quantity estimates  . . . . . . . . .              -              -              -            (17)           (12)            (5)
                                           -----------    -----------    -----------    -----------    -----------    -----------
Change in present value
  of future net revenues  . . . . . . .            (82)           (82)             -            (20)            88           (108)
Net change in present value
  of future income taxes  . . . . . . .             10             10              -             53             23             30
                                           -----------    -----------    -----------    -----------    -----------    -----------
                                           $       (72)   $       (72)   $         -    $        33    $       111    $       (78)
                                           ===========    ===========    ===========    ===========    ===========    ===========
PLANT NGLS
Additions, net of related costs . . . .    $        44    $        33    $        11    $        17    $        15    $         2
Sales, net of production costs  . . . .            (23)            (8)           (15)           (30)           (16)           (14)
Net changes in prices and costs . . . .             (8)           (19)            11           (144)           (97)           (47)
Purchase of interests in
  C&L Processors' plants  . . . . . . .              -              -              -              -              -              -
Accretion of discount . . . . . . . . .             20             14              6             34             23             11
Revisions of previous
  quantity estimates  . . . . . . . . .             16              1             15            (17)            (8)            (9)
Other . . . . . . . . . . . . . . . . .              3              4             (1)            (4)            (5)             1
                                           -----------    -----------    -----------    -----------    -----------    -----------
Change in present value
  of future net revenues  . . . . . . .             52             25             27           (144)           (88)           (56)
Net change in present value
  of future income taxes  . . . . . . .            (20)            (9)           (11)            44             29             15
                                           -----------    -----------    -----------    -----------    -----------    -----------
                                           $        32    $        16    $        16    $      (100)   $       (59)   $       (41)
                                           ===========    ===========    ===========    ===========    ===========    ===========














                                                              1993
                                           -----------------------------------------
                                                                            Equity
                                                            Consol-        Partner-
                                              Total          idated          ships
                                           -----------    -----------    -----------
OIL AND GAS
Extensions and discoveries,
  net of related costs  . . . . . . . .    $        88    $        10    $        78
Sales, net of production costs  . . . .           (126)          (107)           (19)
Net changes in prices
  and production costs  . . . . . . . .             60             51              9
Accretion of discount . . . . . . . . .             65             55             10
Transfers of undeveloped
  reserves to partnerships  . . . . . .             (1)            (2)             1
Purchase of partner-
  ship interests  . . . . . . . . . . .              -             60            (60)
Production rate
  changes and other . . . . . . . . . .            (26)           (16)           (10)
Development costs incurred  . . . . . .             13             13              -
Purchases of minerals in-place  . . . .             27             27              -
Sales of minerals in-place  . . . . . .             (6)            (6)             -
Revisions of previous
  quantity estimates  . . . . . . . . .             (7)            (6)            (1)
                                           -----------    -----------    -----------
Change in present value
  of future net revenues  . . . . . . .             87             79              8
Net change in present value
  of future income taxes  . . . . . . .            (17)            (7)           (10)
                                           -----------    -----------    -----------
                                           $        70    $        72    $        (2)
                                           ===========    ===========    ===========
PLANT NGLS
Additions, net of related costs . . . .    $        47    $        20    $        27
Sales, net of production costs  . . . .            (52)           (34)           (18)
Net changes in prices and costs . . . .             17             18             (1)
Purchase of interests in
  C&L Processors' plants  . . . . . . .             72              -             72
Accretion of discount . . . . . . . . .             23             19              4
Revisions of previous
  quantity estimates  . . . . . . . . .              -             14            (14)
Other . . . . . . . . . . . . . . . . .              5              3              2
                                           -----------    -----------    -----------
Change in present value
  of future net revenues  . . . . . . .            112             40             72
Net change in present value
  of future income taxes  . . . . . . .            (41)           (17)           (24)
                                           -----------    -----------    -----------
                                           $        71    $        23    $        48
                                           ===========    ===========    ===========

Reserve estimates are subject to numerous uncertainties inherent in estimating quantities of proved reserves and in the projection of future rates of production and the timing of development expenditures. The accuracy of such estimates is a function of the quality of available data and of engineering and geological interpretation and judgment. Results of subsequent drilling, testing and production may cause either upward or downward revisions of previous estimates. Further, the volumes considered to be commercially recoverable fluctuate with changes in prices and operating costs. Because of the aformentioned factors, reserve estimates are generally less precise than other financial statement disclosures.

    Discounted future cash flow estimates such as those shown herein are not intended to represent estimates of the fair market value of oil and gas properties. Estimates of fair market value also should consider probable reserves, anticipated future oil and gas prices and interest rates, changes in development and production costs and risks associated with future production. Because of these and other considerations, any estimate of fair market value is necessarily subjective and imprecise.

Oil and gas related costs and operating results. The following tables set forth capitalized costs at January 31, 1995, 1994 and 1993 and costs incurred and operating results for oil and gas producing activities for the years then ended (in thousands):

                                                                1995            1994           1993
                                                             -----------    -----------    -----------
Capitalized Costs                                                             Restated        Restated
Oil and gas properties (including equity
  partnership investments of $11,267 in 1993) . . . . . .    $ 1,606,066    $ 1,595,004    $ 1,446,433
Support equipment and facilities  . . . . . . . . . . . .         68,941         70,893         66,524
Accumulated depreciation, depletion and amortization  . .     (1,158,686)    (1,148,993)    (1,114,969)
                                                             -----------    -----------    -----------
Net capitalized costs . . . . . . . . . . . . . . . . . .    $   516,321    $   516,904    $   397,988
                                                             ===========    ===========    ===========
Proportional interest in net capitalized
  costs of equity partnerships  . . . . . . . . . . . . .    $         -    $         -    $    38,772
                                                             ===========    ===========    ===========

Costs Incurred
Property acquisition
  Unproved  . . . . . . . . . . . . . . . . . . . . . . .    $     9,046    $     8,799    $     7,986
  Proved (including $78,251 in 1994 for the
    buy-out of MEC Development, Ltd. properties)  . . . .            941         89,972         18,934
Exploration . . . . . . . . . . . . . . . . . . . . . . .         19,221         34,850         18,296
Development . . . . . . . . . . . . . . . . . . . . . . .         81,713         98,326         27,489
                                                             -----------    -----------    -----------
Costs incurred  . . . . . . . . . . . . . . . . . . . . .        110,921        231,947         72,705
Equity partnership investments  . . . . . . . . . . . . .              -            314             27
Support equipment and facilities  . . . . . . . . . . . .          4,152          3,850          2,621
                                                             -----------    -----------    -----------
Capital and exploratory expenditures  . . . . . . . . . .    $   115,073    $   236,111    $    75,353
                                                             ===========    ===========    ===========
Proportional interest in costs
  incurred by equity partnerships . . . . . . . . . . . .    $         -    $     5,470    $    20,039
                                                             ===========    ===========    ===========
Operating Results*
Production revenues . . . . . . . . . . . . . . . . . . .    $   247,403    $   231,707    $   162,897
Amortization of deferred contract restructuring
 proceeds . . . . . . . . . . . . . . . . . . . . . . . .         16,510         18,723         20,360
Other revenues  . . . . . . . . . . . . . . . . . . . . .          9,395         11,733          5,426
                                                             -----------    -----------    -----------
                                                                 273,308        262,163        188,683
Less - Production costs . . . . . . . . . . . . . . . . .         64,203         61,082         55,523
       Depreciation, depletion and amortization
         (including proved property impairments of
         $4,718, $13,649 and $2,332). . . . . . . . . . .         96,369         89,793         59,952
       Exploration expenses . . . . . . . . . . . . . . .         12,265         12,356          9,069
       Exploratory dry hole costs . . . . . . . . . . . .          1,042         17,613          4,428
       Other operating costs. . . . . . . . . . . . . . .         14,621         16,590         12,716
       Losses (gains) from sales of proved properties . .            693           (187)         1,540
       Restructuring charges  . . . . . . . . . . . . . .              -              -          4,990
                                                             -----------    -----------    -----------
                                                                  84,115         64,916         40,465
Equity in earnings of partnerships  . . . . . . . . . . .              -          3,635         14,009
                                                             -----------    -----------    -----------
Segment operating earnings  . . . . . . . . . . . . . . .         84,115         68,551         54,474
Income taxes  . . . . . . . . . . . . . . . . . . . . . .         26,665         19,251         14,092
                                                             -----------    -----------    -----------
                                                             $    57,450    $    49,300    $    40,382
                                                             ===========    ===========    ===========

- --------------------
* Excluding general and administrative and interest expense.

HISTORICAL SUMMARY

    MITCHELL ENERGY & DEVELOPMENT CORP. AND SUBSIDIARIES
    Five years ended January 31, 1995 (dollar amounts in thousands)

                                                                                     Restated
                                                             --------------------------------------------------------
                                                 1995           1994            1993           1992           1991
                                              -----------    -----------    -----------    -----------    -----------
FINANCIAL POSITION AT YEAR END
Net property, plant and equipment . . . .     $   734,099    $   858,705    $   737,758    $   688,924    $   656,575

Real estate . . . . . . . . . . . . . . .         917,890        896,652        864,351        873,326        842,180

Total assets  . . . . . . . . . . . . . .       1,855,871      1,969,292      1,825,777      1,793,604      1,752,627

CAPITAL EMPLOYED
  Long-term debt  . . . . . . . . . . . .     $   894,962    $   988,318    $   947,723    $   954,327    $   904,997
  Deferred income taxes . . . . . . . . .         200,722        181,989        178,375        173,206        162,054
  Deferred credits and other
   liabilities  . . . . . . . . . . . . .         114,915        118,632        141,200        133,488        154,439
  Stockholders' equity  . . . . . . . . .         475,030        463,237        338,418        334,969        304,964
                                              -----------    -----------    -----------    -----------    -----------
                                              $ 1,685,629    $ 1,752,176    $ 1,605,716    $ 1,595,990    $ 1,526,454
                                              ===========    ===========    ===========    ===========    ===========

CAPITAL AND EXPLORATORY EXPENDITURES (ACCRUAL BASIS)
Exploration and Production  . . . . . . .     $   115,073    $   158,203    $    75,659    $    82,162    $    98,116
  MEC Development, Ltd. buy-out . . . . .               -         78,251              -              -              -
Gas Services  . . . . . . . . . . . . . .          35,111         48,628         70,473         50,749         29,662
Real Estate . . . . . . . . . . . . . . .          65,123         65,132         84,954         82,881         94,084
Corporate . . . . . . . . . . . . . . . .           4,268          3,866          4,538          5,854          6,217
                                              -----------    -----------    -----------    -----------    -----------
                                              $   219,575    $   354,080    $   235,624    $   221,646    $   228,079
                                              ===========    ===========    ===========    ===========    ===========

ENERGY OPERATING STATISTICS
Average daily volumes
  Natural gas sales (Mcf) . . . . . . . .         214,100        193,800        149,000        157,800        150,600
  Crude oil and condensate sales (Bbls) .           6,300          6,000          5,600          5,400          5,200
  Natural gas liquids produced (Bbls) . .          47,500         49,800         47,200         44,000         37,600
  Pipeline throughput (Mcf) . . . . . . .         415,000        549,000        566,000        581,000        458,000
Average annual sales price (dollars)
  Natural gas (per Mcf) . . . . . . . . .     $      2.71    $      2.86    $      2.84    $      2.74    $      2.88
  Crude oil and condensate (per Bbl)  . .           15.75          16.31          18.49          18.95          22.89
  Natural gas liquids produced (per Bbl).           11.57          12.18          13.41          13.41          14.36
Drilling program (gross wells)
  Wells drilled . . . . . . . . . . . . .             132            154            152            163            156
  Wells completed . . . . . . . . . . . .             121            127            129            134            133
Well count at year end (gross wells)  . .           3,280          3,413          3,532          3,666          3,613

REAL ESTATE OPERATING STATISTICS
The Woodlands
  Residential lots sold . . . . . . . . .             951            844            911            910            907
    Average price per lot (dollars) . . .          37,287         39,055         38,196         36,400         32,431
    Average price per square foot
      (dollars) . . . . . . . . . . . . .            3.70           3.38           3.14           2.95           2.59
  Commercial and institutional
    acreage sold  . . . . . . . . . . . .              67            144             58            171             16
Office, industrial and retail space
  managed (thousands of square feet)  . .           2,491          2,204          2,140          1,798          1,786
Apartment units managed . . . . . . . . .           1,675          1,883          2,055          2,055          1,915
Bulk acreage sold . . . . . . . . . . . .              74            250              -            565              -

STOCKHOLDERS' EQUITY (per share at
  year end) . . . . . . . . . . . . . . .     $      9.09    $      8.78    $      7.25    $      7.14    $      6.51

RATIO OF EARNINGS TO FIXED CHARGES  . . .           1.70x          1.25x          1.30x          1.45x          1.14x

HISTORICAL SUMMARY

    MITCHELL ENERGY & DEVELOPMENT CORP. AND SUBSIDIARIES
    Five years ended January 31, 1995 (in thousands except per share data)


                                                                                     Restated
                                                             --------------------------------------------------------
                                                 1995           1994            1993           1992           1991
                                              -----------    -----------    -----------    -----------    -----------
Revenues
Exploration and Production  . . . . . . .     $   277,099    $   266,166    $   214,681    $   231,073    $   237,301
Gas Services
  Natural gas processing  . . . . . . . .         252,159        253,605        306,967        268,643        237,971
  Natural gas gathering and marketing . .         180,038        296,373        248,605        231,068        203,709
  Gains from major asset sales  . . . . .          48,821              -              -              -              -
  Other . . . . . . . . . . . . . . . . .           6,989         10,559         11,128         12,268         13,493
Real Estate . . . . . . . . . . . . . . .         129,465        126,106        121,453        131,318         98,803
                                              -----------    -----------    -----------    -----------    -----------
    Total revenues  . . . . . . . . . . .     $   894,571    $   952,809    $   902,834    $   874,370    $   791,277
                                              ===========    ===========    ===========    ===========    ===========
Segment Operating Earnings
Exploration and Production
  Operations  . . . . . . . . . . . . . .     $    84,115    $    68,186    $    58,060    $    48,118    $    46,122
  Restructuring charges . . . . . . . . .               -              -        (20,726)             -              -
  Gains from major asset sales  . . . . .           3,791              -              -              -              -
Gas Services
  Natural gas processing  . . . . . . . .          23,253         20,088         57,466         62,076         71,211
  Natural gas gathering and marketing . .          12,335         18,742         25,517         23,212         20,866
  Gains from major asset sales  . . . . .          48,821              -              -              -              -
  Restructuring charges and asset
    write-downs . . . . . . . . . . . . .         (31,252)             -              -              -              -
  Other . . . . . . . . . . . . . . . . .            (846)         3,829          5,521          4,569          5,968
Real Estate
  Operations  . . . . . . . . . . . . . .          25,793         21,078         22,801         22,724         15,937
  Asset write-downs . . . . . . . . . . .          (5,661)             -              -              -        (11,624)
                                              -----------    -----------    -----------    -----------    -----------
    Total segment operating earnings  . .         160,349        131,923        148,639        160,699        148,480
General and administrative expense  . . .          42,225         43,222         41,398         38,184         37,638
Interest expense  . . . . . . . . . . . .          69,982         74,057         75,284         81,169         88,387
Capitalized interest  . . . . . . . . . .         (28,816)       (33,956)       (34,161)       (37,460)       (44,253)
Other expense . . . . . . . . . . . . . .           6,407          1,224          6,096          5,618          6,224
                                              -----------    -----------    -----------    -----------    -----------
Earnings Before Income Taxes, Extraordinary
  Item and Cumulative Effect of Change
  in Accounting Methods . . . . . . . . .          70,551         47,376         60,022         73,188         60,484
Income taxes  . . . . . . . . . . . . . .          24,737         17,346*        14,967         25,261         20,564
                                              -----------    -----------    -----------    -----------    -----------
Earnings Before Extraordinary Item and
  Cumulative Effect of Change in
  Accounting Methods  . . . . . . . . . .          45,814         30,030         45,055         47,927         39,920
Extraordinary item (early retirement
  of debt)  . . . . . . . . . . . . . . .               -         (5,426)        (7,251)             -              -
Cumulative effect of change in accounting
  method for postretirement medical
  benefits  . . . . . . . . . . . . . . .               -              -        (10,551)             -              -
                                              -----------    -----------    -----------    -----------    -----------
Net Earnings  . . . . . . . . . . . . . .     $    45,814    $    24,604    $    27,253    $    47,927    $    39,920
                                              ===========    ===========    ===========    ===========    ===========
Per Common Share Amounts
Earnings before extraordinary item and
  cumulative effect of change in
  accounting methods  . . . . . . . . . .     $       .87    $       .58    $       .96    $      1.02    $       .85
Extraordinary item  . . . . . . . . . . .               -           (.10)          (.15)             -              -
Cumulative effect of change in
  accounting methods  . . . . . . . . . .               -              -           (.23)             -              -
                                              -----------    -----------    -----------    -----------    -----------
Net earnings  . . . . . . . . . . . . . .     $       .87    $       .48    $       .58    $      1.02    $       .85
                                              ===========    ===========    ===========    ===========    ===========
Cash Dividends (cents per share)
Prior to stock reclassification . . . . .                                         20.00          40.00          34.00
Class A . . . . . . . . . . . . . . . . .           48.00          48.00          22.00
Class B . . . . . . . . . . . . . . . . .           53.00          53.00          23.75

Average Common Shares Outstanding . . . .          52,696         51,004         46,858         46,849         46,935

________________

* Includes a $6,574 deferred provision related to an increase in the corporate statutory Federal income tax rate from 34% to 35%.

PRINCIPAL OFFICERS

  George P. Mitchell                                        Philip S. Smith
  Chairman and Chief Executive Officer                      Corporate Senior Vice President,
                                                            Chief Financial Officer, and
  Bernard F. Clark                                          President--Administration and Financial Division
  Vice Chairman
                                                            Allen J. Tarbutton, Jr.
  W. D. Stevens                                             Corporate Senior Vice President,
  President and Chief Operating Officer,                    President--Gas Services Division
  President--Exploration and Production Division
                                                            Thomas P. Battle
  Roger L. Galatas                                          Corporate Senior Vice President,
  Corporate Senior Vice President,                          General Counsel and Secretary
  President--Real Estate Division



Left to right: Philip S. Smith, Roger L. Galatas, Allen J. Tarbutton, Jr., Bernard F. Clark, Thomas P. Battle
                                   (PICTURE)

Board of Directors

  George P. Mitchell                                          Walter A. Lubanko(2)
  Chairman and Chief Executive Officer,                       Chairman and President,
  Mitchell Energy & Development Corp.                         W.A. Lubanko & Co., Inc. (investment banking),
                                                              Brookville, New York
  Bernard F. Clark
  Vice Chairman,                                              M. Kent Mitchell(1)(3)
  Mitchell Energy & Development Corp.                         President and Chief Executive Officer,
                                                              Bald Head Island Management, Inc.
  W. D. Stevens(3)                                            (real estate development),
  President and Chief Operating Officer,                      Bald Head Island, North Carolina
  President--Exploration and Production Division,
  Mitchell Energy & Development Corp.                         J. Todd Mitchell(3)
                                                              President,
  Robert W. Baldwin(1)                                        The Discovery Bay Company (seismic software)
  Consultant (energy/management);                             and Dolomite Resources, Inc.
  retired President, Gulf Refining                            (exploration and investments),
  and Marketing Company                                       Houston
  (a division of Gulf Oil Corp.), Houston
                                                              Michael B. Morris(2)
  William D. Eberle(1)(3)                                     Petroleum Consultant;
  Chairman,                                                   retired President of Petroleum Operations,
  Greenwich Entertainment Group, Inc.                         Conoco, Inc., Houston
  (movie theater entertainment);
  Chairman, Manchester Associates (venture capital            Raymond L. Watson(2)
  consulting), Boston and Washington, D.C.                    Chairman,
                                                              Executive Committee of the Board of Directors,
  Shaker A. Khayatt(1)                                        The Walt Disney Company, Burbank, California;
  President and Chief Executive Officer,                      Vice Chairman, The Irvine Company,
  Khayatt and Company, Inc. (investment banking),             Newport Beach, California
  New York City
                                                              J. McDonald Williams(2)
  Ben F. Love(2)(3)                                           Chairman,
  Consultant;                                                 Trammell Crow Company, Dallas
  retired Chairman and Chief Executive Officer,
  Texas Commerce Bancshares, Houston                          (1)  Compensation Committee
                                                              (2)  Audit Committee
                                                              (3)  Executive Committee

CORPORATE INFORMATION

  STOCK LISTINGS                                              ANNUAL MEETING

  New York Stock Exchange                                     10 a.m. CDT
  The Pacific Stock Exchange                                  Wednesday, June 28, 1995
  Ticker Symbols: MND A and MND B                             The Woodlands Executive
  Options Trading: The Pacific Stock Exchange                 Conference Center and Resort
                                                              2301 North Millbend
                                                              The Woodlands, Texas 77380
  TRANSFER AGENT AND REGISTRAR                                Phone: (713) 367-1100

  Chemical Shareholder Services Group, Inc.                   FORM 10-K
  c/o Chemical Bank
  450 West 133rd St.                                          Copies of the Company's Form 10-K
  New York, New York 10001                                    are available upon written request to:
  Phone: 1-800-635-9270                                       Public Affairs Department
                                                              Mitchell Energy & Development Corp.
                                                              P.O. Box 4000
                                                              The Woodlands, Texas 77387-4000
                                                              Phone: (713) 377-5650

Design:          Gluth, Weaver Design, Houston
Photography:     Joe David Cantu, Ted Washington