Form 10-K, Exhibit 13
period 1996-01-31
MITCHELL ENERGY & DEVELOPMENT CORP
filed 1996-04-30
CIK 311995

                                                                     EXHIBIT 13


                              ===================

                                      -----------
                                 50th ANNIVERSARY


                                MITCHELL ENERGY &
                                DEVELOPMENT CORP.

                              ===================


                                                            Fiscal
                                                            1996
                                                            Annual
                                                            Report

                          Year Ended January 31, 1996

THE COMPANY

Mitchell Energy & Development Corp., one of the nation's largest independent oil and gas companies, traces its origins to a small wildcatting firm formed in 1946. It also is a major real estate developer, primarily in the Houston region. At January 31, 1996, the Company had approximately 2,000 full-time employees.

    Principal energy operations include the exploration for and production of natural gas and oil, processing to recover natural gas liquids and operation of gas gathering systems to facilitate these operations. In its most recent fiscal year, the Company produced 82.5 billion cubic feet of natural gas and 18.9 million barrels of liquid hydrocarbons (natural gas liquids, oil and condensate). At year end, it owned or had interests in 3,047 wells, 1.3 million acres of leases, 16 operating gas processing plants and nearly 5,000 miles of gas gathering pipelines.

    The Company's real estate operations are concentrated in The Woodlands, a 25,000-acre community located 27 miles north of downtown Houston. At year end, the community had almost 45,000 residents and a non-construction employment base of 16,500 jobs.

CONTENTS

Letter to Shareholders  . . . . . . . . . . . . . .          2
Energy Operations . . . . . . . . . . . . . . . . .          7
Real Estate Operations  . . . . . . . . . . . . . .         19
Management's Discussion and Analysis of
  Financial Position and Results of Operations  . .         27
Consolidated Financial Statements . . . . . . . . .         41
Notes to Consolidated Financial Statements  . . . .         45
Report of Independent Public Accountants  . . . . .         60
Supplemental Oil and Gas Information  . . . . . . .         61
Historical Summary  . . . . . . . . . . . . . . . .         65
Principal Officers  . . . . . . . . . . . . . . . .         67
Board of Directors  . . . . . . . . . . . . . . . .         68
Corporate Information . . . . . . . . . . . . . . .         69

DEFINITIONS

MMBtu . . . .       million British thermal units
Mcf . . . . .       thousand cubic feet (measure of gas volume)
MMcf  . . . .       million cubic feet
Bcf . . . . .       billion cubic feet
Bbl . . . . .       barrel (measure of liquid hydrocarbon volume)
MMBbls  . . .       million barrels
NGL or NGLs .       natural gas liquids (ethane, propane, butanes
                    and natural gasoline)
DD&A  . . . .       depreciation, depletion and amortization

Note: Natural gas volumes in this report are stated at the legal pressure base of the area in which the reserves are located and at 60 degrees Fahrenheit. Pipeline throughput volumes are based on an average energy content of 1,000 Btu per cubic foot. Where applicable, NGL volume, price and reserve information includes equity partnership interests.

FINANCIAL HIGHLIGHTS

MITCHELL ENERGY & DEVELOPMENT CORP. AND SUBSIDIARIES

Year Ended January 31 (in thousands, except per-share data)

                                                        1996                 1995
                                              --------------       --------------
Net earnings  . . . . . . . . . . . . . .     $       37,129       $       45,814
                                              ==============       ==============

Earnings per share  . . . . . . . . . . .     $          .71       $          .87
                                              ==============       ==============

Revenues  . . . . . . . . . . . . . . . .     $    1,071,747  *    $      894,571
                                              ==============       ==============

Segment operating earnings Energy
Exploration and production  . . . . . . .     $       35,775       $       84,115
Natural gas processing  . . . . . . . . .             30,994               23,253
Natural gas gathering and marketing . . .             14,063               12,335
Other gas services  . . . . . . . . . . .              9,059                 (846)
Unusual items
  Gain from natural gas contract buyout              205,256                    -
  Gains from major asset sales  . . . . .              5,338               52,612
  Asset write-downs   . . . . . . . . . .            (52,715)             (23,888)
  Litigation provision  . . . . . . . . .            (15,000)                   -
  Personnel reduction program costs   . .            (11,535)              (7,364)
                                              --------------       --------------

                                                     221,235              140,217
                                              --------------       --------------

Real estate
Operations  . . . . . . . . . . . . . . .             48,848               25,793
Unusual items
  Write-downs of properties   . . . . . .           (123,916)              (5,661)
  Personnel reduction program costs   . .             (3,000)                   -
                                              --------------       --------------

                                                     (78,068)              20,132
                                              --------------       --------------

                                              $      143,167       $      160,349
                                              ==============       ==============

Capital and exploratory expenditures  . .     $      246,083       $      219,575
                                              ==============       ==============

Total assets  . . . . . . . . . . . . . .     $    1,842,869       $    1,855,871
                                              ==============       ==============

Operating statistics
  (average daily amounts)
Natural gas sales (Mcf) . . . . . . . . .            216,200              214,100
Crude oil and condensate sales (Bbls) . .              5,400                6,300
Natural gas liquids production (Bbls) . .             46,400               47,500
Pipeline throughput (Mcf) (excluding
  Winnie system, sold in fiscal 1995)   .            354,000              353,000


* Includes gain from natural gas contract buyout of $205,256.


                                  [BAR CHART]


                      MITCHELL ENERGY & DEVELOPMENT CORP.

                       1996 marks the Golden Anniversary
                       of its founding. The events cited
                         below and running through the
                      first 25 pages of this annual report
                     mark the milestones of accomplishment
                        of the Company's first 50 years.



                                      1946
                                    --------

***************************************************************************
*                                                                         *
*  George P. Mitchell, 26, is mustered out of the army. He does           *
*  engineering and geology consulting for Roxoil Drilling, Inc., as well  *
*  as for several other independent companies. Roxoil is named for Roxie  *
*  Wright, a long-time wildcatter. Its founding partner is H. Merlyn      *
*  Christie, an oil business broker. Toward year end, Roxoil's name is    *
*  changed to Oil Drilling, Inc., and several months later, Mitchell      *
*  buys out the interests of one of Oil Drilling's partners. Beginning    *
*  in 1946 and through its early years, the Company makes important       *
*  petroleum discoveries and extends existing fields, including the       *
*  Madisonville, Pinehurst, Palacios, Vienna, Buffalo South, LaSal Vieja  *
*  and Keeran fields, among many others, all in the Gulf Coast area.      *
*                                                                         *
***************************************************************************

                                [GRAPHIC INSERT]
                                      1952
                                    --------

***************************************************************************
*                                                                         *
*  A Chicago-based bookie's tip, relayed through a friend, piques George  *
*  Mitchell's interest in some North Texas acreage.  He joins John A.     *
*  Jackson, a consulting geologist, and Ellison Miles, a drilling         *
*  contractor, who are already aware of the prospect. Together they       *
*  lease the 3,000-acre Hughes Ranch in Wise County. The first well, the  *
*  D.J. Hughes No. 1, is successful, as are the next 10 consecutive       *
*  wells. Mitchell and Jackson perceive a huge stratigraphic trap         *
*  underlying the entire area, and Mitchell buys leases on 400,000        *
*  acres. Today, Mitchell Energy & Development Corp.'s cumulative gas     *
*  production in North Texas totals almost 1.5 trillion cubic feet; the   *
*  area still accounts for half the Company's gas production.             *
*                                                                         *
***************************************************************************


LETTER TO SHAREHOLDERS

Fifty years ago, we started with a used drilling rig, some ideas and a whole lot of enthusiasm. Since then, Mitchell Energy & Development Corp. has drilled more than 8,500 wells, almost half of them in North Texas, to become one of the nation's largest independent producers and processors of natural gas. While we've had our ups and downs, we've always ended up each year in the black. In better days, we expanded and diversified. More recently, we've refocused and restructured to adapt to today's energy prices.

    Two years ago, we began a wide-ranging program to position the Company to be more profitable under whatever conditions the future may bring. The program involved a number of essential elements, including concentrating our resources on core areas in each business segment, cutting operating and overhead costs, identifying underperforming and noncore assets for disposal and enhancing our financial structure.

    The decisions resulting from a companywide asset management study, together with other initiatives taken during the year, represent the completion of major steps in the Company's refocusing efforts. Noncore asset sales to date have generated $240 million in proceeds, helping to reduce long-term debt by more than $150 million over the last two years, with more to come. But the real payoff comes from improved focus on enhancing the profitability of our core assets through stepped-up development programs, operating efficiencies and niche trades that add value to these assets.

    In fiscal 1996, refocusing initiatives resulted in asset write-downs totaling $177 million, as we repositioned various properties for disposal, and a personnel reduction program costing $20 million. These charges, however, were offset by a $205 million gain from the buyout of a premium-priced gas sales contract with Natural Gas Pipeline Company of America (Natural).

    In a move to optimize its inevitable transition to a market-sensitive gas price environment, the Company entered into an agreement with Natural to terminate its North Texas gas sales contract, effective July 1, 1995. This contract, under which we were receiving $4 per MMBtu, would otherwise have expired at the end of calendar 1997. The buyout accelerated the premium value of the contract, making funds available earlier to reduce debt or to fund other investments to replace a portion of the operating cash flow previously provided by the contract.

    Of more significance, however, was that effective with the buyout, we gained control of the gas gathering system that serves 1,500 of our wells in North Texas. This allowed us to optimize field operations in this area and to access new intrastate markets through pipeline interconnects completed in October. With these improvements and the elimination of contract-related production constraints, we accelerated well completions and hookups, increasing North Texas daily gas production by more than 20 percent. As a result, total Company gas production reached a record 238 MMcf per day during the fourth quarter of fiscal 1996. More benefits from assuming control (and ultimately ownership) of the system are expected.

    In exploration and production, we replaced 114 percent of the gas we produced, with total remaining gas reserves reaching a record 697 Bcf at year end. These results were largely accomplished through the Company's development drilling program. We continued extensive use of three-dimensional seismic technology to enhance both the development and exploratory drilling programs. While it may be a little early to judge, we are encouraged by the results of our redirected exploration efforts.

    The Company also acquired the Lake Creek field in Southeast Texas, which adjoins the Pinehurst field where we have been active since 1988. We booked 30 Bcf of gas reserves and believe there is substantial upside potential. This purchase is a good example of how niche acquisitions can complement existing operations by allowing us to expand nearby operations at a relatively low cost.

    In gas services, we made good progress in rationalizing gas processing operations, reducing operating plants from 23 to 16 without significant loss of natural gas liquids production volumes. In Central Texas, the Company extended its Austin Chalk joint venture east into Grimes and Washington counties by investing $20 million in the construction of a new gas gathering system and treating facility that went on-line in August 1995, almost doubling the system's prior capacity of

                                    [PHOTO]
                                      1953
                                    --------

***************************************************************************
*                                                                         *
*  George Mitchell and his brother, Johnny, buy out the Roxie Wright      *
*  estate's interests in Oil Drilling, which, along with third parties,   *
*  continues to invest in oil and gas exploration. They create a new      *
*  company to conduct operations -- Christie, Mitchell & Mitchell Co.     *
*  Above, left to right: George Mitchell, Merlyn Christie and Johnny      *
*  Mitchell                                                               *
*                                                                         *
***************************************************************************

                                    [PHOTO]
                                      1957
                                    --------

***************************************************************************
*                                                                         *
*  MEDC starts delivery under a 20-year contract with Natural Gas         *
*  Pipeline Company of America (Natural) and becomes a major supplier of  *
*  natural gas to the Chicago area. Natural obtains a reliable source of  *
*  natural gas, and MEDC receives premium prices and guaranteed "takes"   *
*  for much of its North Texas production. The agreement requires the     *
*  Company to process the liquids-rich North Texas gas. The contract is   *
*  subsequently revised and renewed, then bought out by Natural in 1995,  *
*  two- and-a-half years before its ultimate expiration.                  *
*                                                                         *
***************************************************************************



280 MMcf per day. The Company's jointly owned MTBE gasoline additive plant became fully operational in April 1995, and modifications completed during the third quarter increased plant capacity by more than 3,000 barrels a day to 16,000 barrels a day.

    As a result of an extensive study, the Company decided to focus its real estate operations almost exclusively on The Woodlands. In fiscal 1996, The Woodlands set an all-time record for new home sales and led the Houston region in that category for the sixth consecutive year. In national rankings of similar communities, The Woodlands ranked eighth. Additionally, we sold a 75 percent interest in 10 office buildings and entered into other joint ventures that enhance the franchise value of existing properties. By developing and monetizing properties through such joint ventures, we expect higher returns than we now receive from full ownership.

    After all of these positive developments in fiscal 1996, we began the current year on a down note when a jury found that Company wells in North Texas had adversely affected the plaintiffs' water wells -- a claim we believe was countered with expert testimony and scientific evidence. Nevertheless, the plaintiffs were awarded $4 million in actual and $200 million in exemplary damages. Since we believe any award is unwarranted, the Company is taking vigorous actions to challenge this judgment and believes it will be overturned or at least dramatically reduced. A $15 million accrual was made in the fiscal 1996 financial statements primarily for costs associated with appeals to the highest possible levels.

    In the current year, we are encouraged by the weather-related tightness of supplies and consequent higher prices for the Company's principal products. However, while there will be occasional spikes and dips caused by weather fluctuations and dramatic geopolitical events, we are still managing our business on the assumption that energy prices will remain flat to modestly higher over the longer term. In such a price environment, Providence smiles on the efficient producer. That's why we'll continue to make progress in implementing the Company's revised business strategy, getting more from core properties and restructuring to reduce both operating costs and long-term debt, all directed toward improving profitability and enhancing shareholder value.

[PHOTO]          George P. Mitchell, left,
                 and W.D. Stevens.


         In this annual report, we've listed some of the more notable events in the Company's 50-year history. These accomplishments reflect the contributions of thousands of hard-working employees over the years and set forth our long-term success in creating shareholder value. It's a tradition we're not likely to change in the next half-century.



/s/ GEORGE P. MITCHELL                         /s/ W.D. STEVENS
George P. Mitchell                             W.D. Stevens
Chairman and                                   President and
Chief Executive Officer                        Chief Operating Officer

April 12, 1996

                                    [PHOTO]
                                      1958
                                    --------

***************************************************************************
*                                                                         *
*  The GM&A Gas Products Plant, in which MEDC is one of several           *
*  partners, comes on stream in Bridgeport, Texas. (Eleven years later,   *
*  MEDC takes full ownership.) The facility strips liquids from gas to    *
*  make it of acceptable pipeline quality. The liquids sold separately    *
*  command a premium over the price that would be realized if they were   *
*  left in the gas stream.  Today MEDC is the nation's 16th-largest       *
*  producer of natural gas liquids, and the Bridgeport plant accounts     *
*  for more than one-third of its production.                             *
*                                                                         *
***************************************************************************

                                [GRAPHIC INSERT]
                                      1962
                                    --------

***************************************************************************
*                                                                         *
*  George and Johnny Mitchell buy out the interests of Merlyn Christie    *
*  by consolidating the assets formerly held by Johnny Mitchell,          *
*  trustee, with those of Oil Drilling. They change the name of the       *
*  corporation to Mitchell & Mitchell Gas & Oil Corporation. At the same  *
*  time, the Company acquires the stock of Christie, Mitchell & Mitchell  *
*  Co. and changes its name to George Mitchell & Associates, Inc., which  *
*  becomes the wholly owned operating subsidiary.                         *
*                                                                         *
***************************************************************************


After a certain point in the annual report preparation process, the "Boss" normally turns his attention elsewhere. With that in mind, this salute to him on the occasion of the Company's 50th anniversary was prepared at the last minute. He will learn of it only after the report has been distributed and it is too late for him to say, "Thank you, but no."
- --------------------------------------------------------------------------------


GEORGE P. MITCHELL -- FOUNDER

George Mitchell was asked a few years ago to name his proudest accomplishment. His answer was that his role in creating the Houston Advanced Research Center was most important because of HARC's potential to benefit not only the Houston area, but the rest of the state, as well.

    If asked the next day, he might very well have pointed to his accomplishments in the energy field: Building a company that has produced 2 trillion cubic feet of gas, created jobs for thousands and discovered hundreds of new fields.

    But he might have said that he was proudest of building The Woodlands.

    Or he could have said that his greatest satisfaction has come from rearing, with wife Cynthia, a large, close family, now grown into productive, responsible adults.

    If, in the end, he selected HARC or energy or The Woodlands or his family, he'd be skipping over his role in helping to revitalize his home town of Galveston. Or chairing a task force of leading Texans to help his beloved Texas A&M plan its future. Or establishing programs that he hopes will come up with solutions to the many problems associated with unlimited population growth in the face of limited resources.

    He is a restless, energetic and thoughtful citizen of the world, with achievements spanning the arts and sciences, industry and commerce, education and government. He's led the Texas Independent Producers & Royalty Owners and he's an All-American Wildcatter. He and Cynthia give the Mitchell Prize to encourage research into environmental and growth issues. The University of Houston has awarded him an honorary doctorate. He has received high recognition from organizations ranging from the Horatio Alger Association to Texas A&M to the Boy Scouts, including election to the Texas Business Hall of Fame. He and Cynthia have provided a major endowment to the Houston Symphony. The list goes on and on.

    Mitchell was born poor in Galveston, the son of immigrant Greek parents. Still, as with many aspiring immigrants, so it was with the Mitchell family: In America, the keys to the future lie in family, education, hard work, enterprise.

   At age 16, he went off to Texas A&M. A mountainous academic load was no great problem, but he almost had to leave the university because of trouble meeting tuition and other expenses. He earned a degree in petroleum engineering (emphasis on geology), then soon went into World War II army service. He left the army in 1946 as a captain, became a geology and engineering consultant and started his whirlwind career of broad-ranging accomplishment.

    If George Mitchell were given to sentiment, he might pause to reflect on the good things he's done. But that's not his style. Instead, with characteristic intensity, he continues to devote himself to building, solving, creating.

[PHOTO]



                                            ENERGY

                                            The Anderson treating plant removes
                                            CO2 from gas gathered by the
                                            Company's recently expanded joint
                                            venture gathering system in the
                                            Austin Chalk.

EXPLORATION & PRODUCTION


EXPLORATION & PRODUCTION FINANCIAL HIGHLIGHTS
Year Ended January 31 (in thousands)

                                                        1996               1995
                                                 -----------       ------------
Revenues
Operations  . . . . . . . . . . . . . . . .      $   214,067       $    272,629
Unusual items
   Gain from natural gas contract buyout  .          205,256                 --
   Gains from sales of producing
      properties and drilling rigs  . . . .            5,338              4,470
                                                 -----------       ------------

                                                 $   424,661       $    277,099
                                                 ===========       ============

Segment operating earnings
Operations  . . . . . . . . . . . . . . . .      $    35,775       $     84,115
Unusual items
   Gain from natural gas contract buyout  .          205,256                 --
   Gains from sales of producing
      properties and drilling rigs  . . . .            5,338              3,791
   Litigation provision   . . . . . . . . .          (15,000)                --
   Personnel reduction program costs  . . .           (7,935)                --
                                                 -----------       ------------

                                                 $   223,434       $     87,906
                                                 ===========       ============

Capital and exploratory expenditures  . . .      $   141,667       $    115,073
                                                 ===========       ============


Excluding the effect of unusual items, operating earnings from exploration and production declined by 57 percent in fiscal 1996 to $35.8 million. The main cause of the decline was significantly lower natural gas prices in North Texas following the buyout of a premium-priced natural gas sales contract effective July 1, 1995. Weak spot-market gas prices during most of the year also contributed to the downturn. Operating earnings benefited, however, from unusual pretax gains of $205.3 million from the buyout of the gas sales contract and $5.3 million from the sale of assets. These gains were reduced by a $15 million accrual for estimated future legal and other costs related to a recent court judgment and a $7.9 million charge for a first-quarter personnel reduction program. Including the effect of these unusual items, operating earnings totaled $223.4 million, compared with $87.9 million in the prior year.

    Capital spending for exploration and production operations was relatively flat in fiscal 1996. However, the $26 million acquisition of the Lake Creek field properties in Montgomery County, Texas, boosted total segment capital spending by 23 percent to $141.7 million.

                                  [BAR CHART]

CONTRACT BUYOUT

In order to capture the premium financial benefits up-front and to optimize and fully integrate its North Texas gas producing and sales operations, the Company negotiated an early termination agreement with Natural Gas Pipeline Company of America (Natural) of a premium-priced natural gas contract that was otherwise scheduled to expire on December 31, 1997. Under this agreement, Natural agreed to pay the Company and other interest owners a total of $241 million in cash. It also agreed to transfer operations immediately and ownership in January 1998 of Natural's system that gathers gas from 1,500 of Mitchell's wells in the area. The accelerated receipt of the contract premium allows the Company to reduce debt and creates increased financial flexibility to make other investments that will replace part of the earnings and cash flows lost by canceling the contract. Also as a result of the termination agreement, the Company was able to substantially accelerate the use of approximately $25 million in Federal income tax credit carryforwards.

    Perhaps most importantly, the contract buyout enabled the Company to accomplish two important goals. First, by eliminating contract volume restraints, it allowed the Company to increase production from its most important core operating area by more than 20 percent. To achieve that increase, the Company accelerated completion and connection of 40 wells that had been delayed because contract volumes were already being met. Second, gaining control of the gathering system assured availability to the Company of post-1997 gathering capabilities and created added gas marketing and processing opportunities.

    The present value of the Company's share of the early termination proceeds totaled $176.2 million. After recognizing $29.1 million of previously deferred restructuring revenues related to the Natural contract, the Company reported a pretax gain of $205.3 million.

GAS AND OIL SALES

The Company turned in its third consecutive year of record natural gas sales volumes in fiscal 1996, despite a 23-day maintenance-related curtailment in North Texas during October. Daily volumes averaged 216.2 MMcf, compared with
214.1 MMcf in fiscal 1995. Gas production reached 238.5 MMcf a day in the fourth quarter, both due to accelerated well completion work in North Texas and new production from the Lake Creek field, purchased in September 1995 from Mobil, Amoco and Amerada Hess.

    The gas that Natural purchased at the contract price of $4 per MMBtu during the first five months of the year -- which accounted for about 45 percent of overall Company gas production -- reverted to spot prices averaging $1.57 per MMBtu during the rest of the year. For the full year, the Company's overall gas sales price averaged $2.16 per Mcf, versus $2.71 in the previous year. While low spot gas prices depressed exploration and production earnings for much of the year, cold weather beginning in November brought a larger seasonal price uptick than in fiscal 1995. Spot prices during the November-to-January quarter averaged $2.08 per Mcf, versus $1.77 in the prior-year period.

    Prices for crude and condensate improved, averaging $16.91 per barrel in fiscal 1996, versus $15.75 the previous year. The benefit of the price improvement was

                                    [PHOTO]
                                      1964
                                    --------

***************************************************************************
*                                                                         *
*  Partly as a hedge against uncertainty in the energy industry,          *
*  Mitchell buys the Grogan-Cochran Land Company and its 50,000 heavily   *
*  wooded acres north and west of Houston. The purchase includes 2,500    *
*  acres which will form the nucleus of The Woodlands. It will take 10    *
*  more years and 300 transactions to put together the original block of  *
*  land in what will grow ultimately to be a 25,000-acre community.       *
*                                                                         *
***************************************************************************

                                      1967
                                    --------

***************************************************************************
*                                                                         *
*  MEDC buys out R. E. "Bob" Smith's interests in a $12 million           *
*  transaction. Smith is a renowned Houston oilman who also has           *
*  widespread real estate interests.                                      *
*                                                                         *
***************************************************************************


                                    [PHOTO]
                                      1968
                                    --------

***************************************************************************
*                                                                         *
*  MEDC discovers gas in the Limestone County area of East Central        *
*  Texas, which -- with technological advances in producing "tight" gas   *
*  -- will become the Company's second most prolific production area.     *
*  The same year, Mitchell discovers the Lafitte's Gold Field in          *
*  Galveston. The area, onshore and offshore, also becomes a major        *
*  source of production. A Company brochure mentions "Woodland Village,"  *
*  a "comprehensively developed city to be built on Company-owned         *
*  properties north of Houston . . ."                                     *
*                                                                         *
***************************************************************************

mostly offset by lower production resulting from field declines and the fact that most of the Company's drilling opportunities are for gas rather than oil.

EXPLORATION AND PRODUCTION

For the eighth year in a row, the Company more than replaced the gas reserves it produced during the year. Gas reserves reached a record 697.2 Bcf at year end, compared with 685.7 Bcf at the end of fiscal 1995. The Company replaced 114 percent of the 82.5 Bcf of gas it produced during fiscal 1996 -- 91 percent from extensions and discoveries and 23 percent from reserve purchases, net of sales and revisions. Oil and lease condensate reserves declined during the year to 13.2 MMBbls from 14.3 MMBbls at the end of fiscal 1995. The Company replaced 45 percent of the 2 MMBbls it produced during fiscal 1996.

    As a result of the exploration refocusing and downsizing program that began two years ago, the Company's finding cost per barrel of oil equivalent averaged $4.92 during that two-year period, down sharply from previous levels. Because a significant portion of the Company's reserves developed in fiscal 1996 were booked as proved developed reserves the previous year, the Company's finding cost per barrel equivalent was $7.05 in fiscal 1996, versus $3.82 in fiscal 1995.

    Production and other operating costs continued their favorable trend, declining to 74 cents per Mcf of gas equivalent in the fourth quarter from an average of 86 cents in fiscal 1995. This reduction was achieved through lower personnel expense, higher gas production and cost efficiencies gained from the sale of marginal producing properties.

    The Company continued steps to improve core operating areas in North Texas, East Texas and the Gulf Coast during fiscal 1996. In keeping with this strategy, it sold $10 million worth of marginal or noncore oil and gas properties; the largest was a $6.6 million package, the Sonora field in West Texas. Niche acquisitions completed in fiscal 1996 also enhanced the Company's core operations. These included the previously mentioned Lake Creek properties, which are adjacent to the Company's existing Pinehurst field operations in Montgomery County; a $6 million acquisition of producing properties in East Texas; and a number of smaller trades in North Texas. Operational infrastructures in place in these areas allow the Company to develop and operate the new properties at relatively low incremental costs.

                                  [BAR CHART]

Danny Gonzalez supervises the workover of a
well at the Lake Creek field. Since acquiring                 [PHOTO]
it in September 1995, the Company has more than doubled the field's daily production of natural gas and condensate.


    In North Texas, the Barnett Shale formation remains the Company's most active development area. During the year, 65 wells were completed in this play, including 62 development wells and three exploratory step-outs. The exploratory tests were drilled late in the year, and initial production performance is still being evaluated. These and future exploratory tests will evaluate acreage that could increase the Barnett's productive area to as much as 100,000 acres from its current 60,000 acres.

    Three-dimensional (3-D) seismic technology -- which has made major strides during the last five years -- has enabled the Company to leverage its many years of experience and familiarity with oil- and gas-bearing formations in its core producing areas into new prospects and additional energy reserves. This year, leading-edge 3-D will play an even larger role in our exploratory programs.

    In North Texas, an area expected to benefit significantly from this technology, the Company is drilling a series of Caddo and Atoka tests on two recent 3-D projects, a 19-square-mile survey in southwest Wise County and a 13-square-mile survey in west central Jack County. Initial results have been quite encouraging, and at least two additional surveys are planned for this area in the current year.

                                  [BAR CHART]

                                      1969
                                    --------

***************************************************************************
*                                                                         *
*  A discovery is made in Polk County, Texas, which will become a         *
*  sizable contributor to the Company's gas production over the years.    *
*                                                                         *
***************************************************************************


                                      1970
                                    --------

***************************************************************************
*                                                                         *
*  After a nationwide search, a team of consultants is selected to make   *
*  The Woodlands a reality. Ian McHarg of Philadelphia, author of         *
*  "Design with Nature" and considered by many to be the father of the    *
*  environmental movement, will be in charge of environmental planning.   *
*  William L. Pereira of Los Angeles, whose achievements include          *
*  planning new towns in the United States and abroad, will concentrate   *
*  on planning and design. Other widely recognized leaders are retained   *
*  for economics and marketing, engineering and liaison with government   *
*  agencies.                                                              *
*                                                                         *
***************************************************************************

                                [GRAPHIC INSERT]
                                      1972
                                    --------

***************************************************************************
*                                                                         *
*  Mitchell Energy & Development Corp. (the former Mitchell & Mitchell    *
*  Gas & Oil Corporation) sells 770,000 common shares to the public.      *
*  After stock dividends and splits, each 1972 share is equivalent to     *
*  more than 10 shares in 1996. MEDC receives a $50 million loan          *
*  guarantee from the U.S. Department of Housing and Urban Development    *
*  for development of its new, planned community, The Woodlands.          *
*  Ultimately, The Woodlands is the only commercially successful HUD new  *
*  town, retiring the $50 million in debentures in 1992.                  *
*                                                                         *
***************************************************************************


    The Company recently began drilling in Throckmorton County in North Texas to evaluate Caddo and Mississippian Reef prospects identified in a 55-square-mile 3-D survey shot early last year. Two oil discoveries have been drilled to date, and three additional tests are planned for the first quarter. A second, 30-square-mile 3-D survey is in progress on an adjoining ranch.

    Advances in 3-D technology also are making it possible to revisit mature, oil-prone areas in West Texas, where the Company recently participated in a 40-square-mile survey and will begin another 200-square-mile survey soon. Drilling is expected to commence on the first survey within the next several months.


                                        Roughnecks make a connection at
                                        a rig in North Texas, where the
          [PHOTO]                       Company is exploring the outer
                                        edges of the prolific Barnett
                                        Shale field.


    On the Gulf Coast, a 100-square-mile 3-D survey has been shot in the shallow waters of Matagorda Bay southeast of Palacios, Texas, where the Company and its partners made an apparent lower Frio gas discovery in fiscal 1996. Shell Western Exploration and Production is the operator of that well, which will be tested shortly. The Company holds a one- eighth interest in leases totaling 7,200 acres in that prospect area and a one-quarter interest in an additional 9,600 acres acquired last year on three separate prospects on trend.

    In Orange County, Texas, following up on a Yegua gas discovery made in January 1995, the Company participated in two additional discoveries nearby, the Bean-Donner No. 1 and the Koster-Vastar No. 1, both in the Hackberry formation. The larger of the two is producing 4.2 MMcf a day of gas and 180 barrels of condensate. The Company and its partners are pursuing the Hackberry eastward into Calcasieu Parish, Louisiana, with a recently completed 58-square-mile 3-D survey.

    The acquisition of the Lake Creek field, along with some excellent results from the adjoining Pinehurst field, led to increased activity and production in Montgomery County. One of the two wells drilled in Pinehurst during fiscal 1996 was among the Company's best of the year, encountering more than 200 feet of pay in four zones in the Wilcox formation. Two offsets to this well are planned in fiscal 1997.

    In Lake Creek, where the Company holds under lease 2,770 acres, there is an excellent opportunity to increase production by recompleting idle or marginally productive wells at a relatively modest cost, thus developing new gas and condensate reserves from previously undrained zones, as the Company is doing at Pinehurst.

Four workovers to date have increased Lake Creek production from 3.5 MMcf and 300 barrels of condensate to 9 MMcf and 725 barrels of condensate per day. By recompleting seven more wells, the Company expects to raise total field production to 20 MMcf equivalent per day by the end of the current year.

    In its second-largest field, North Personville in East Texas, the Company completed a 10-well pilot program to evaluate whether increased well density (80-acre spacing as opposed to the current 160-acre) would enhance the ultimate gas recovery from the tight Cotton Valley Limestone formation. Preliminary results are encouraging.

    The Company is continuing to limit its capital spending in New Mexico because of low prices for gas in that market. However, it did participate in five successful oil wells in fiscal 1996 and expects to participate in at least five more development wells in the current year. To realize value from existing holdings, the Company has negotiated farm-outs on some 14,000 acres of undeveloped leases in Lea and Eddy counties, retaining an overriding or carried interest in as many as 10 exploratory tests that likely will be drilled on the properties during fiscal 1997.

    At Hell's Hole, in northwestern Colorado, the Company drilled three step-out gas wells in fiscal 1996 that established the potential for as many as four more this year.

    As of the end of the year, the Company had interests in 2,188 gas producers and 859 oil producers -- a total of 3,047 -- of which 76 were productive in two or more zones. Excluding interests held by partners, the Company held net interests equivalent to 2,480 wells -- 1,879 gas and 601 oil -- of which 66 were productive in two or more zones.

PRINCIPAL PRODUCING AREAS
Year Ended January 31, 1996

                                                      Average Daily Sales
                                                  ---------------------------
Natural gas (net Mcf)                                1996                1995
                                                  -------             -------
North Texas . . . . . . . . . . . . . . . .       104,400             102,000
East Texas  . . . . . . . . . . . . . . . .        48,800              46,200
Gulf Coast  . . . . . . . . . . . . . . . .        36,000              30,600
Southeast New Mexico  . . . . . . . . . . .        10,700              17,600
Rocky Mountain area . . . . . . . . . . . .         6,700               9,700
Other . . . . . . . . . . . . . . . . . . .         9,600               8,000
                                                  -------             -------
Total . . . . . . . . . . . . . . . . . . .       216,200             214,100
                                                  =======             =======

Crude oil and condensate (net Bbls)
North Texas . . . . . . . . . . . . . . . .         1,300               1,600
East Texas  . . . . . . . . . . . . . . . .         1,100               1,000
Gulf Coast  . . . . . . . . . . . . . . . .         1,400               1,600
Southeast New Mexico  . . . . . . . . . . .           800               1,100
Other . . . . . . . . . . . . . . . . . . .           800               1,000
                                                  -------             -------
                                                    5,400               6,300
                                                  =======             =======

                                    [PHOTO]
                                      1974
                                    --------

***************************************************************************
*                                                                         *
*  A five-month embargo ends on oil produced in the Mideast and destined  *
*  for the United States, but energy supplies remain tight. Oil goes      *
*  from $4 to $12 per barrel. (Four years later, a disruption in Iranian  *
*  oil production moves world prices from $14 to more than $30 per        *
*  barrel; average price realized by MEDC in fiscal 1996: about $17.)     *
*  After unfavorable building weather and in the face of the embargo's    *
*  aftereffects, The Woodlands opens. A 10-year contract is signed with   *
*  the Houston Golf Association to host the PGA Houston Open; 10 years    *
*  later, the Company agrees to create a TPC golf course for the Houston  *
*  Open golf tournament.                                                  *
*                                                                         *
***************************************************************************

                                    [PHOTO]
                                      1975
                                    --------

***************************************************************************
*                                                                         *
*  MEDC's energy business is strong, but soaring interest rates and the   *
*  energy shortage punish the Company's fledgling new community and       *
*  other real estate developments nationwide. The Interfaith idea is      *
*  implemented, providing a link among The Woodlands' religious           *
*  institutions. In 1996, the community is home to 28 congregations.      *
*                                                                         *
***************************************************************************


                                    [PHOTO]
                                      1976
                                    --------

***************************************************************************
*                                                                         *
*  Jack Eckerd Drug Company purchases 26 acres in The Woodlands' new      *
*  Trade Center. Twenty years later, the Trade Center comprises 800       *
*  acres and is home to distribution centers for 15 companies.            *
*                                                                         *
***************************************************************************


WELL COMPLETIONS (1)
Year Ended January 31, 1996

                                Exploratory     Development        Total
                               --------------  -------------  -------------
                        Total  Oil  Gas   Dry  Oil Gas   Dry  Oil Gas   Dry
                        -----  ---  ---   ---  --- ----  ---  --- ----  ---
Texas
  North Texas   . . .      69    -    4     -    -   65    -    -   69    -
  East Texas  . . . .      22    -    -     3    -   17    2    -   17    5
  Gulf Coast  . . . .       9    -    3     1    -    5    -    -    8    1
  West Texas  . . . .       4    -    -     -    4    -    -    4    -    -
New Mexico  . . . . .       6    1    -     -    5    -    -    6    -    -
Colorado  . . . . . .       5    -    -     2    -    3    -    -    3    2
Alabama . . . . . . .       1    -    -     1    -    -    -    -    -    1
                         ----  ---  ---   ---  --- ----  ---  --- ----  ---
Gross wells (2) . . .     116    1    7     7    9   90    2   10   97    9
                         ====  ===  ===   ===  === ====  ===  === ====  ===

Net wells . . . . . .    94.7  0.3  5.1   3.8  2.2 81.6  1.7  2.5 86.7  5.5
                         ====  ===  ===   ===  === ====  ===  === ====  ===


(1)      Excludes service wells.
(2) An additional 18 wells (13.1 net wells) were in the process of drilling or completion on January 31, 1996.

LEASEHOLDINGS
At January 31, 1996

                                                       Gross             Net
                                                       Acres           Acres
                                                   ---------        --------
Alabama . . . . . . . . . . . . . . . . . . .         29,200          14,400
Michigan  . . . . . . . . . . . . . . . . . .         28,800          28,600
New Mexico  . . . . . . . . . . . . . . . . .         52,700          48,900
Ohio  . . . . . . . . . . . . . . . . . . . .         47,400          47,200
South Dakota  . . . . . . . . . . . . . . . .         84,100          24,100
Texas . . . . . . . . . . . . . . . . . . . .        170,500         125,000
Utah  . . . . . . . . . . . . . . . . . . . .         63,200          36,200
Other*  . . . . . . . . . . . . . . . . . . .         38,700          29,000
                                                   ---------        --------
Total undeveloped acreage . . . . . . . . . .        514,600         353,400
Producing acreage . . . . . . . . . . . . . .        769,800         575,600
                                                   ---------        --------

Total acreage . . . . . . . . . . . . . . . .      1,284,400         929,000
                                                   =========        ========


* Includes Arkansas, Colorado, Kansas, Louisiana, Mississippi, Montana, Oklahoma, Pennsylvania and Wyoming.

                                     [MAP]

Gas Services Financial Highlights
Year Ended January 31 (in thousands)

                                                             1996              1995
                                                       ----------        ----------
Revenues
Natural gas processing  . . . . . . . . . . . . . .    $  283,378        $  252,159
Natural gas gathering and marketing . . . . . . . .       184,584           180,038
Other . . . . . . . . . . . . . . . . . . . . . . .        10,296             6,989
Unusual items -- gains from major asset sales . . .            --            48,821
                                                       ----------        ----------
                                                       $  478,258        $  488,007
                                                       ==========        ==========

Segment operating earnings
Natural gas processing  . . . . . . . . . . . . . .    $   30,994        $   23,253
Natural gas gathering and marketing . . . . . . . .        14,063            12,335
Other . . . . . . . . . . . . . . . . . . . . . . .         9,059              (846)
                                                       ----------        ----------
                                                           54,116            34,742
Unusual items
   Gains from major asset sales   . . . . . . . . .            --            48,821
   Asset write-downs  . . . . . . . . . . . . . . .       (52,715)          (23,888)
   Personnel reduction program costs  . . . . . . .        (3,600)           (7,364)
                                                       ----------        ----------
                                                       $   (2,199)       $   52,311
                                                       ==========        ==========

Capital expenditures  . . . . . . . . . . . . . . .    $   38,358        $   35,111
                                                       ==========        ==========


Excluding the impact of unusual items, operating earnings from gas services were up substantially in fiscal 1996, to $54.1 million, from $34.7 million in the prior year. This improvement resulted primarily from sharply lower fuel and shrinkage costs in gas processing, better margins on fixed-price contracts in gathering and marketing, and earnings from the MTBE gasoline additive plant. The improvement was more than offset, however, by unusual charges for asset write- downs and staff reductions totaling $56.3 million. As a result, gas services reported an operating loss of $2.2 million, compared with earnings of $52.3 million in the prior year.

    The largest of the unusual items in fiscal 1996 was a $45.6 million fourth-quarter write-down of certain processing plants and pipeline assets in connection with the completion of an in-depth review of gas services assets and a revaluation of certain facilities held for sale. In addition, the Company recorded a $7.1 million third-quarter charge to reduce the carrying values of three processing plants sold in December and a $3.6 million charge in the first quarter in connection with a staff reduction program.

    Out of total capital outlays in gas services of $38.4 million, expansion of the Austin Chalk joint venture accounted for $19.6 million. The Company spent an additional $6.5 million for various other gas gathering projects, $6.6 million for the MTBE plant and $5.5 million for gas processing plant relocations and upgrades.

NATURAL GAS PROCESSING

Operating earnings from gas processing during fiscal 1996 increased by 33 percent, despite flat natural gas liquids prices and slightly lower average daily production volumes. The biggest factor in the improvement was the lower cost of gas purchased on

                                    [PHOTO]
                                      1978
                                    --------

***************************************************************************
*                                                                         *
*  With assistance from the U.S. Department of Energy, MEDC conducts a    *
*  record-breaking massive hydraulic fracture at a well in the North      *
*  Personville field in the Limestone County area. Nearly 1 million       *
*  gallons of fluid and 2.8 million pounds of sand are pumped down the    *
*  well bore and out into a "tight" formation. Under high pressure, the   *
*  fluid creates a fracture which, when propped open with sand, allows    *
*  gas to flow. Production from the well more than doubles.               *
*                                                                         *
***************************************************************************


Natural gas processing operations experienced
a big turnaround beginning in November 1995,
when a combination of cold weather, low                      [PHOTO]
inventories of NGLs and brisk demand from petrochemical manufacturers boosted NGL prices.


the spot market to replace volumes consumed as fuel and shrinkage when gas liquids are recovered. Contractual agreements with third-party producers who supply about half the gas the Company processes require it to pay producers for the volumes lost to fuel and shrinkage. Other factors contributing to the improved profitability included operating cost reductions achieved through shutdowns or sales of inefficient and underutilized plants and the April 1995 personnel reduction program.

    The rationalization and consolidation of gas processing operations continued in fiscal 1996 and is now largely complete. Without sacrificing significant production volumes, the Company cut the number of operating plants to 16 at the end of fiscal 1996 from 23 as of the end of fiscal 1995 through sales, trades and shutdowns. Of these 16 remaining plants, eight are operated by the Company. Natural gas liquids production during fiscal 1996 averaged 46,400 barrels a day, compared with 47,500 in the prior year.

    During fiscal 1996, the Company sold six plants, including four that were idle, and various other facilities and equipment for $16.6 million. Through its C&L Processors partnership -- a joint venture with Conoco -- the Company's interests in three processing plants in Oklahoma were traded for an additional interest in C&L's Laverne plant in Oklahoma.

                                  [BAR CHART]

    Liquids prices were sluggish during most of the year due to excess ethane inventories and low crude prices. However, beginning in late November 1995, extreme winter weather in many parts of the country and unusually large consumption of ethane as a petrochemical feedstock began to drive prices upward. In addition to the sharp increase in demand for propane for home heating, a reduction in NGL supplies occurred when natural gas prices east of the Sabine River in Louisiana jumped sharply, and gas processors in this area temporarily stopped extracting the liquids in order to maximize their gas sales volumes and revenues. Demand for natural gas liquids was holding up well early in fiscal 1997. During the first two months of fiscal 1997, weighted average NGL prices averaged $14.27 a barrel, versus $11.55 for all of fiscal 1996.

    Additional NGL demand is expected to be created from new ethylene plants under construction and from expansions of existing plants along the Texas-Louisiana Gulf Coast. These plants will require an estimated 80,000 barrels a day of ethane or propane feedstocks.


This compressor station is part of the
North Texas gathering system, which                     [PHOTO]
Mitchell began operating in fiscal 1996.


    Even with the elimination of reserves associated with plants that were sold or shut down, the Company's natural gas plant liquids reserves increased almost 4 percent, to 125.8 MMBbls at year end, from 121.3 MMBbls at the end of fiscal 1995.

NATURAL GAS GATHERING AND MARKETING

Natural gas gathering and marketing operating earnings increased 14 percent in fiscal 1996. Although throughput volumes were flat at 354 MMcf per day and average spot sales margins were mostly unchanged, operating earnings benefited from personnel cost reductions and improved margins from fixed-price sales contracts.

    In fiscal 1996, the Company completed an important expansion of a gas gathering and treating system serving southern Washington and Grimes counties in the Austin Chalk area of East Central Texas. The Company owns a 45 percent interest in this system in partnership with Union Pacific Resources (UPR). While the gas gathered by this system does not contain NGLs in commercially recoverable amounts, the partnership collects fees for removing carbon dioxide from the gas at its Anderson treating plant. It also profits from purchasing gas gathered by the system and reselling it.

    In late August, gas began flowing through the Austin Chalk expansion. In February 1996, Mitchell's share of average throughput handled by the new system had reached 51 MMcf per


                                  [BAR CHART]

                                    [PHOTO]
                                      1980
                                    --------

***************************************************************************
*                                                                         *
*  MEDC headquarters are moved from downtown Houston to a new             *
*  150,000-square-foot office building in The Woodlands.                  *
*                                                                         *
***************************************************************************

                                    [PHOTO]
                                      1982
                                    --------

***************************************************************************
*                                                                         *
*  The Woodlands Research Forest is established; in the same year,        *
*  George Mitchell creates the Houston Advanced Research Center. The      *
*  Research Forest, inspired by the Research Triangle of North Carolina,  *
*  with its concentration of technology- and research-oriented companies  *
*  and institutions, is conceived as a welcoming place for the Houston    *
*  area's burgeoning technology industry. By 1996, it includes 26         *
*  companies which provide employment for 1,850, including 300 Ph.Ds.     *
*                                                                         *
***************************************************************************


                                   [PHOTO]

Expansion of the Madison gas processing plant was part of a rationalization and consolidation program under which small, stand-alone plants were shut down or relocated to form larger, more profitable processing centers.



day. By the end of fiscal 1997, that share is expected to be nearly 100 MMcf per day, as UPR and another operator add more wells to the system. Gas production from these new wells -- which is purchased by the partnership and resold -- is expected to offset volumes that will be lost due to natural field declines.

    Volumes for the original NGL-rich gas system in the Austin Chalk, serving mainly Burleson and Brazos counties, were averaging approximately 254 MMcf per day at year end, or about 114 MMcf a day net to Mitchell. Those volumes yielded approximately 9,570 barrels of natural gas liquids per day net to the Company.

OTHER

The Company's one-third-owned MTBE plant at Mont Belvieu, Texas, became fully operational and profitable in April 1995 after start-up problems were resolved. In addition, modifications completed during the third quarter raised plant capacity by 25 percent to 16,000 barrels a day. This allowed the partnership to convert a construction loan to permanent financing that, except for the guarantee of a $20 million ($6.7 million Company share) debt service reserve fund, is nonrecourse to the partners. MTBE produced at the facility is a key ingredient in reformulated gasoline. Gulf Coast Fractionators, a partnership in which the Company holds a 38.75 percent interest, handled approximately 105,000 barrels a day of raw NGL mix. This facility, also located at Mont Belvieu, separates natural gas liquids into pure products -- ethane, propane, butanes and natural gasoline. This partnership's construction financing for a 40,000-barrel-a-day expansion also was converted during fiscal 1996 to a permanent, nonrecourse loan.

[PHOTO]

                                             REAL
                                             ESTATE

                                             The Woodlands Mall and nearby
                                             dining/entertainment district,
                                             seen across The Woodlands Waterway.

REAL ESTATE FINANCIAL HIGHLIGHTS
Year Ended January 31 (in thousands)

                                                            1996               1995
                                                       ---------         ----------
Revenues
The Woodlands
  Land development  . . . . . . . . . . . . . . .      $  50,569         $   47,536
  Commercial properties   . . . . . . . . . . . .         52,125             51,390
  Equity investments and property management  . .          6,682              4,024
  Other   . . . . . . . . . . . . . . . . . . . .          6,716              9,791
  Asset sales   . . . . . . . . . . . . . . . . .         20,313                 --
                                                       ---------         ----------
                                                         136,405            112,741
Real estate outside The Woodlands . . . . . . . .         32,423             16,724
                                                       ---------         ----------
                                                       $ 168,828         $  129,465
                                                       =========         ==========

Segment operating earnings
The Woodlands
  Land development  . . . . . . . . . . . . . . .      $  16,125         $   16,182
  Commercial properties   . . . . . . . . . . . .          9,907              8,588
  Equity investments and property management  . .          4,281              2,293
  Other   . . . . . . . . . . . . . . . . . . . .         (1,751)               574
  Asset sales   . . . . . . . . . . . . . . . . .         20,313                 --
                                                       ---------         ----------
                                                          48,875             27,637
Real estate outside The Woodlands . . . . . . . .            (27)            (1,844)
                                                       ---------         ----------
                                                          48,848             25,793
Unusual items
  Write-downs of properties   . . . . . . . . . .       (123,916)            (5,661)
  Personnel reduction program costs   . . . . . .         (3,000)                --
                                                       ---------         ----------
                                                       $ (78,068)        $   20,132
                                                       =========         ==========

Capital expenditures  . . . . . . . . . . . . . .      $  59,990         $   65,123
                                                       =========         ==========


The Woodlands Corporation, a wholly owned subsidiary of Mitchell Energy & Development Corp., conducts the Company's real estate operations. These operations achieved another record year in terms of lot sales to builders, asset sales and debt reduction. Excluding unusual items, real estate operating earnings of $48.8 million for fiscal 1996 were $23 million greater than those of the previous fiscal year, largely due to a $19.4 million gain from the sale of the Company's interest in The Woodlands' cable television system.

    Upon completion of the real estate portion of the Company's asset management study in fiscal 1996, the decision was made to focus almost exclusively on development of The Woodlands and to dispose of most other real estate properties. Consequently, it was necessary to reduce the carrying values of these other properties, which had been held for long- term investment and development, to their fair market values. As a result, asset write-downs of $123.9 million were recorded during the year, primarily in the second quarter. After these write-downs and costs associated with the first quarter's personnel reduction program, the segment reported an operating loss of $78.1 million.

    During fiscal 1996, real estate reduced its total debt by $63.2 million, to $455.9 million, from $519.1 million a year earlier. This reduction was funded using proceeds received from sales of real estate assets during fiscal 1996. The assets sold included a 75 percent interest in 10 office buildings in The Woodlands, the Company's remaining half interest in the cable television system, the San Luis Resort on Galveston Island and 8,000 acres of timberlands north and west of Houston. The sale of an additional 1,143 acres of timberlands closed in the first quarter of fiscal 1997.

    More than 90 percent of the fiscal 1996 hard dollar capital expenditures were related to the continuing development of The Woodlands.

THE WOODLANDS

The population, employment and commercial growth of The Woodlands over the past 21 years has earned brand identity and consumer loyalty and thus established a meaningful franchise that is unique among large-scale communities in the region. The value of this franchise is protected by the Company's management of residential and commercial land use and affirmed by voter approval of public funding for infrastructure improvements. Market acknowledgment of this value drives The Woodlands' residential growth and commercial development.

    Builders sold 1,021 new homes in fiscal 1996, the most during any year in the 21-year history of The Woodlands and the highest of any planned community in the Houston region for the sixth consecutive year. Nationwide, The Woodlands ranked eighth in new home sales for planned communities. During fiscal 1996, the Company sold 980 residential lots for $40 million, a 3 percent unit gain and a 13 percent revenue gain over fiscal 1995 sales.


At the current sales pace, the 15,000th
single-family home will be sold in The            [PHOTO]
Woodlands in the fall of this year.



                                [GRAPHIC INSERT]
                                      1987
                                    --------

***************************************************************************
*                                                                         *
*  The first 13-mile stretch of the 22-mile Hardy Toll Road opens,        *
*  providing a new express link from The Woodlands to Intercontinental    *
*  Airport and downtown Houston. It is part of a $1.2 billion area road   *
*  improvement program which will ease transportation to, from and        *
*  around The Woodlands.                                                  *
*                                                                         *
***************************************************************************

                                    [PHOTO]
                                      1990
                                    --------

***************************************************************************
*                                                                         *
*  The Cynthia Woods Mitchell Pavillion opens in The Woodlands. By the    *
*  end of the 1995 season, the outdoor entertainment center, its          *
*  capacity increased to 13,000, has become the summer home of the        *
*  Houston Symphony and has attracted 1.75 million visitors.              *
*                                                                         *
***************************************************************************


                                      1991
                                    --------

***************************************************************************
*                                                                         *
*  Hughes Christensen buys land to build a 245,000-square-foot            *
*  headquarters and manufacturing facility in The Woodlands.              *
*                                                                         *
***************************************************************************


    While demand for traditional single-family homes continues to increase, new housing products are attracting first- time buyers and empty-nesters who seek alternatives to traditional single-family homes. These new offerings include clustered "patio" homes with low exterior maintenance for the leisure market and affordable townhouses. On another front, the market for apartments remained strong, with an occupancy rate of 96 percent for the 1,891 Company-managed units.

    The Woodlands residential population increased to 44,700 from fiscal 1995's 41,900, and non-construction employment in the community increased by 1,000 to more than 16,500 jobs.

    Major corporations and medical institutions with facilities in The Woodlands include Allstate Insurance, Andrews & Kurth, Arthur Andersen, Cardinal Health, Chevron Pipeline, Dresser Industries Valves & Controls Division, Exxon Marketing, Hughes Christensen, M.D. Anderson Cancer Research Center, Memorial Health Care System, Pennzoil, Shell Oil and Tenneco Business Services.


New public schools to open for classes
this fall include The Woodlands High
School (above), George P. Mitchell                   [PHOTO]
Intermediate School and Barbara Bush
Elementary School.


    The million-square-foot Woodlands Mall had an excellent holiday season, attracting more than 1.5 million shoppers between Thanksgiving and New Year's Day. Sales for anchor tenants Dillard's, Foley's and Sears were up substantially over sales for the corresponding period in the prior year. The mall, which was 93 percent leased at year end, is a partnership equally owned by The Woodlands Corporation and General Growth Properties, which purchased Homart's half interest in December 1995. General Growth manages the property.

    The Company receives earnings from The Woodlands Mall and other jointly owned equity investments with Stanford University Endowment Trust for neighborhood retail center development; Sumitomo Corporation of America and American National Insurance for apartments; and Crescent Real Estate Equities
(REIT) for office and service/technology buildings. From these partnerships, the Company also receives fees for on-site management and leasing.

    The Company owns The Woodlands Executive Conference Center and Resort, as well as a portfolio of nine other income properties that includes office, service and retail buildings. In fiscal 1996, the Conference Center had its best year to date, with an average occupancy rate of

                                  [BAR CHART]

                            Montgomery College at The Woodlands has a current enrollment of 3,500 students. In the fall of 1997,
       [PHOTO] the adjacent University Center at The Woodlands will offer bachelors' and masters' degree programs from nine universities.


70 percent and an 8 percent increase in revenues to $34 million. In fiscal 1997, the Conference Center will spend $12 million on capital improvements, including the addition of 90 to 100 guest rooms, for a total of as many as 365 rooms.

    The other nine buildings total 671,000 square feet and generated revenues of $9.1 million last year. The Company plans to sell joint-venture interests in most of its retail buildings, a plan comparable to the sale of 10 office buildings to Crescent in fiscal 1996.

    Commercial properties recently completed in The Woodlands include a 17-screen cinema, constructed for Cinemark under a long-term lease. Redevelopment and enhancement of the Grogan's Mill Village Center in the current year will include construction of an Albertson's supermarket and new retail sites for a branchbank and a service station. Across Interstate 45 from The Woodlands Mall, in the Wood Ridge Center, Office Depot opened, and construction of a Pier One store is planned for the current year. Wood Ridge was a distressed property that the Company purchased in 1992 from the Resolution Trust Corporation for its profit potential and to enhance a primary entrance to The Woodlands Mall. By year end, the newly remodeled and redeveloped Wood Ridge Center was 74 percent occupied, up from 40 percent when first acquired.

    With its concentration of retail businesses, health care facilities, cultural activities and corporate office and industrial businesses, Town Center, encompassing approximately 1,000 acres around The Woodlands Mall, is becoming the "new downtown" of the North Houston region and its resident population of 800,000. Retail additions to Town Center completed in fiscal 1996 included Linens 'N Things, Landry's Seafood House, Macaroni Grill and Grady's American Grill. To accommodate increasing consumer demand for

                                 [BAR CHART]

                                    [PHOTO]
                                      1992
                                    --------

***************************************************************************
*                                                                         *
*  Mitchell Energy & Development Corp., on the American Stock Exchange    *
*  since 1972, moves to the New York Stock Exchange and adopts a          *
*  dual-class common stock structure to improve the Company's financial   *
*  flexibility. Construction begins on the one-third-owned Mont Belvieu   *
*  plant to produce MTBE, an additive for reformulated gasoline. By       *
*  1996, capacity has been increased almost 25 percent.                   *
*                                                                         *
***************************************************************************


                                    [PHOTO]
                                      1994
                                    --------

***************************************************************************
*                                                                         *
*  Opening of The Woodlands Mall, a million-square-foot regional          *
*  shopping mall, is a dramatic breakout in the community's development.  *
*                                                                         *
***************************************************************************

                                [GRAPHIC INSERT]
                                     1995
                                   --------

***************************************************************************
*                                                                         *
*  MEDC's natural gas reserves reach a new record, even though            *
*  production for the past year also has set a record over the past five  *
*  years. The Company has replaced 137 percent of the gas it produced     *
*  since its beginning. The Company has discovered nearly 600 new fields  *
*  and reservoirs and drilled nearly 8,500 wells, of which some 1,400     *
*  were explortory wells. For the sixth consecutive year, more new homes  *
*  are sold in The Woodlands than any other Houstpon area real estate     *
*  development. A two-fold expansion of the Ferguson Burleson gas         *
*  gathering system -- 45 percent owned by MEDC -- gets under way in      *
*  East Central Texas.                                                    *
*                                                                         *
***************************************************************************


health care services, The Woodlands Memorial Hospital purchased 10 additional acres for use in a planned three-year, $20 million expansion of its primary care facilities. Early in fiscal 1997, a 150-room Drury Inn was completed on land purchased from the Company.

    The nonprofit Cynthia Woods Mitchell Pavilion, near The Woodlands Mall, is the Houston region's premier outdoor entertainment center. Early in fiscal 1996, the Pavilion increased its seating capacity from 10,000 to 13,000 and had attendance totaling 394,000 for a variety of popular concerts, the Houston Symphony and other classical performances -- an increase of 15 percent over the prior year.

    Town Center infrastructure improvements planned for the current year include further excavation and shoreline construction of bulkheads and sidewalks along the 1.5-mile Woodlands Waterway -- an entertainment, retail and office development with a design similar to that of the Riverwalk in downtown San Antonio. Upon completion, the Waterway will enhance the business environment and development potential of Town Center.

    In the Research Forest, up-and-coming companies that could become household names in the near future include GeneMedicine, Energy Biosystems, Surgimedics, Aronex Pharmaceuticals, LDDS WorldCom, Lexicon Genetics and Zonagen.

    In February 1996, Shell opened its worldwide leadership Learning Center within The Woodlands Executive Conference Center and Resort. Shell's activities at the Conference Center will provide a dependable base of 20,000 guest days for the resort's business this year. At The Woodlands Tournament Players Course, Shell sponsors the annual Houston Open golf tournament, which raised $1.6 million for charity last year.

    Construction of Tenneco's 71,000-square-foot building, which initially will house approximately 225 employees, is scheduled for completion in the spring of 1996. After a national search for its new business services location, Tenneco selected The Woodlands, in part due to the community's superior post-secondary education facilities for employee training.

    The new Montgomery College at The Woodlands has a current enrollment of 3,500 students, and voters have approved a bond issue to construct a separate upperlevel learning institution in the fall of 1997. The University Center at The Woodlands will offer bachelors' and masters' degree programs from nine universities in Texas, Oklahoma and Louisiana.

    Construction progressed in fiscal 1996 for several publicly funded infrastructure improvements with a combined cost of $42 million. These include three new public schools, roadway projects, another post office and two more fire stations.

Commercial properties developed by
The Woodlands Corporation include this                   [PHOTO]
17-screen cinema constructed for Cinemark under a long-term lease.


THE WOODLANDS
At January 31, 1996

Total acres . . . . . . . . . . . . . . . . . . . . . . . . . . .     25,000
Remaining acres . . . . . . . . . . . . . . . . . . . . . . . . .     16,000
Estimated years of supply . . . . . . . . . . . . . . . . . . . .      20-30
Dwelling units  . . . . . . . . . . . . . . . . . . . . . . . . .     16,100
Estimated dwelling units at completion  . . . . . . . . . . . . .     52,000

STATISTICAL HIGHLIGHTS
At January 31, except as noted

                                                            1996        1995
                                                       ---------   ---------
Population  . . . . . . . . . . . . . . . . . .           44,726      41,930
Employment (non-construction) . . . . . . . . .           16,500      15,500
Properties managed
  Occupancy rates (percentage)
    Office/industrial   . . . . . . . . . . . .               85          90
    Retail  . . . . . . . . . . . . . . . . . .               84          81
    Apartments  . . . . . . . . . . . . . . . .               96          97
    Woodlands Executive Conference
      Center and Resort (average for the year)                70          69
    Office/industrial (square feet)   . . . . .        1,858,000   1,858,000
    Retail (square feet)  . . . . . . . . . . .          654,000     633,000
    Apartments (units)  . . . . . . . . . . . .            1,891       1,675


                                [GRAPHIC INSERT]
                                      1996
                                    --------

***************************************************************************
*                                                                         *
*  An asset management study is completed which, with earlier cost        *
*  reduction programs, leads to new strategic directions for MEDC, with   *
*  emphasis on growing and enhancing the value of core properties while   *
*  shedding underperforming and noncore assets. The steps are directed    *
*  at improving profitability and enhancing shareholder value as the      *
*  Company progresses through its second half-century.                    *
*                                                                         *
***************************************************************************

THE WOODLANDS

                                     [MAP]


o The Woodlands is the center of business, entertainment and cultural activity for 800,000 residents in the North Houston region.

o The Woodlands is convenient to Houston's central business district and largest airport via I-45 and the Hardy Toll Road.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL POSITION AND RESULTS OF OPERATIONS

Mitchell Energy & Development Corp. and Subsidiaries

FORWARD-LOOKING INFORMATION

This Annual Report includes forward-looking statements. These include, among others, discussions of the funding of the Company's operations (on pages 29 and 30), its replacement of cash flows attributable to the Natural contract (on page 29) and future reductions of long-term debt (on page 29). Although the Company believes that its expectations are based on reasonable assumptions, it can give no assurances that its goals will be achieved. Important factors that could cause actual results to differ materially from those in the forward-looking statements included herein include, among others, the timing and extent of changes in commodity prices for natural gas, NGLs and crude oil, the impact of pending North Texas water well litigation against the Company and related insurance recoveries, the completion of asset sales as projected, the attainment of forecasted operating levels, and general economic conditions such as the level of interest rates and (in the case of real estate operations) disposable income of and the availability and cost of mortgage financing to prospective property purchasers.

LIQUIDITY AND CAPITAL RESOURCES

Refocusing of the Company's Operations

Overview. Approximately two years ago, management began an extensive, multi-step refocusing of the Company's business activities to (i) position the Company to be more profitable in volatile, and sometimes depressed, energy markets, and (ii) mitigate the loss of cash flows that would occur with the scheduled expiration of its premium-priced North Texas natural gas sales contract. Major strides subsequently have been made towards achieving these objectives through efforts which have included the following steps:

         o   Performing a companywide asset management study which led to

             o Concentrating management resources and capital spending on core business activities;

             o Selling or otherwise disposing of noncore assets and eliminating the operating costs and capital spending associated with such activities;

         o Reducing operating and overhead costs through personnel reduction programs;

         o Terminating early the Company's premium-priced North Texas natural gas sales contract (the Natural contract) thereby accelerating the receipt of these proceeds and the timing of the Company's transition to operating in a market-sensitive pricing environment;

         o Replacing on a long-term basis the incremental cash flows associated with the premium-priced North Texas natural gas sales contract; and

         o Reducing long-term debt using proceeds from sales of noncore assets and the early termination of the Natural contract.

    By implementing this program, the Company laid the groundwork for improved profitability. And, with the program now well along the road to being accomplished, management's attention increasingly will be directed toward maximizing the value of the Company's core assets and other initiatives to increase shareholder value. The paragraphs which follow discuss in more detail actions taken by the Company in the last two years to accomplish a refocusing of its operations.

Asset management study. This study of all the Company's assets began in fiscal 1995 and was completed recently. Its purpose was to determine the assets which should be considered among the Company's core assets and to develop a plan for more cost-effective operations or sale of underutilized assets or noncore holdings having limited future growth potential or greater value to others. Significant decisions resulted from this study impacting both the Company's energy and real estate activities.

     With respect to the Company's energy activities, the study led to fiscal 1995 sales, at a $52.6 million cumulative gain, of $164 million in assets, including the Winnie/Spindletop natural gas storage facility and related assets, a natural gas compression service subsidiary and nine drilling rigs. In fiscal 1996, transactions were completed selling another $25 million of assets, primarily gas processing plants and producing oil and gas properties. Exclusive of write- downs recorded in anticipation of the sale of three gas processing plants, these fiscal 1996 sales were made at a cumulative gain of $5.3 million. Also, the study resulted in charges to write down to estimated fair market value certain gas services assets ($52.7 million in fiscal 1996 and $23.9 million in fiscal 1995).

     As a result of the study, the Company's energy capital spending was directed almost exclusively to core areas. While on an overall year-to-year basis this trend was masked by major expenditures to increase North Texas production, acquire the Lake Creek field and extend a 45%-owned partnership's Austin Chalk gas gathering and treating facilities, capital expenditures on noncore activities declined in fiscal 1996, as they had in fiscal 1995. Further, largely because of the exploration program refocusing and downsizing, the Company's finding cost per barrel of oil equivalent (BOE) averaged $4.92 over the last two years, down sharply from the level that existed previously. Largely because of timing differences related to proved undeveloped reserve additions and the incurrence of costs to develop those reserves, the Company's finding cost per BOE was $7.05 in fiscal 1996 and $3.82 in fiscal 1995.

     The real estate portion of the asset study concluded that even greater emphasis should be placed on developing The Woodlands and that most of the Company's other real estate holdings should be disposed of through sales or accelerated development. Based on an extensive review of the estimated values to be realized from these dispositions, the Company recorded pretax property write-downs totaling $123.9 million in fiscal 1996. The Company believes that both its profitability and financial flexibility will be enhanced by monetizing these assets and redeploying the proceeds instead of holding the properties for long-term investment or development. As a result of early decisions to sell a few undeveloped tracts outside The Woodlands, property write-downs of $5.7 million were recorded in fiscal 1995's third quarter.

     Consistent with the asset study conclusions, 8,130 acres of timberlands northwest of The Woodlands were sold during fiscal 1996 at their carrying value. Further, in July 1995, the Company's half interest in The Woodlands' cable television system was sold for $17 million. Including previously deferred income, a gain of $19.4 million was recognized on this sale. Also, in January 1996, The San Luis Resort in Galveston was sold.These assets were sold for approximately $50 million. At January 31, 1996, certain assets that the study concluded would be sold were still being offered for sale by the Company. These assets (consisting principally of real estate properties), together with certain commercial properties in The Woodlands that likely will be involved in partnership transactions, have a total book value of approximately $85 million.

Cost reduction programs. As a result of hiring freezes, asset sales and personnel reduction programs, the Company's full-time employment level was reduced by approximately 300 in fiscal 1995 and 600 in fiscal 1996. At January 31, 1996 the Company had approximately 2,000 full-time employees, down 31% from the 2,900 it had at the beginning of fiscal 1995. Since the costs of the personnel reduction programs ($20.2 million in fiscal 1996 and $7.4 million in fiscal 1995) had approximately one-year payout periods, the Company had substantially recovered these amounts by the end of fiscal 1996. These reductions will benefit future periods' earnings on an ongoing basis.

Early termination of the Natural contract. To ease the transition to a market-sensitive natural gas price environment, the Company reached an agreement with Natural Gas Pipeline Company of America (Natural) terminating effective July 1, 1995 the Company's North Texas gas sales contract that was scheduled to expire on December 31, 1997. Effective with the contract buyout, the Company gained operational control of Natural's gathering system that services most of the Company's North Texas wells and will obtain ownership of that system on January 1, 1998 for no additional consideration. In addition, for itself and other interest owners, the Company received a $55.5 million cash payment on July 1, 1995 and receivables with a then present value of $174 million related to cash payments from Natural of $95 million and $91 million on February 1, 1996 and 1997. A gain of $205.3 million was recorded in fiscal 1996 in connection with the contract buyout. The agreement accelerated the Company's receipt of the contract's premium financial benefits, making these funds available earlier for debt repayment or funding acquisitions or other investments to replace a portion of the operating cash flows previously provided by the Natural contract. Further, the buyout freed the Company from contract-related production limitations, and the resulting gain accelerated its use of approximately $25 million in Federal income tax credits due to expire over the next three years.

     Gaining control of the North Texas gathering system allowed the Company to optimize field operations and to access new natural gas markets using new pipeline interconnections that were completed in October 1995. These improvements and the elimination of contract-related production constraints allowed the Company to increase its North Texas natural gas production by approximately 20%.

     As a result of the contract termination, the Company began receiving market-sensitive prices for the 80,000 Mcf per day of residue gas that Natural had been buying for $4.00 per MMBtu. Because of this, the Company's natural gas revenues were substantially reduced effective July 1, 1995. However, since none of the $210.5 million of unamortized costs of the North Texas properties was charged against the proceeds the Company received for agreeing to terminate the contract, the Company's North Texas DD&A expense was not reduced proportionately. Because of this, DD&A expense constitutes a higher percentage of the Company's oil and gas revenues for periods subsequent to the contract's termination than was the case earlier. From a liquidity standpoint, however, the price-related decline in revenues ($1.57 per MMBtu over the last seven months of fiscal 1996 versus the contract's $4.00) was mitigated by the early termination proceeds.

Replacement of cash flows attributable to the Natural contract (forward-looking information--see page 27). Based on the difference in (i) the average fiscal 1996 market-sensitive price for the North Texas area and (ii) the contract price that, absent the early contract termination on July 1, 1995, would have been in effect for that year, the Natural contract would have provided incremental cash flows to the Company of approximately $67 million in fiscal 1996. As discussed in this refocusing section, the Company took a number of actions to improve its cash flows to compensate for the loss of the contract's premium prices. These included increasing, subsequent to the contract's termination, its North Texas natural gas production volumes, lowering its operating costs through personnel reduction and other programs and lowering its net interest costs by receiving interest on or reducing debt with the proceeds from the contract settlement. The cash flow improvements resulting from these actions by the Company total approximately $50 million on an annualized basis. These improvements, coupled with additional benefits projected to be obtained in fiscal 1997 from higher market-sensitive natural gas prices (current futures strip prices are approximately 50c. per MMBtu above fiscal 1996's average market-sensitive prices) and further reductions in interest expense resulting from projected debt paydowns (primarily due to additional noncore asset sales), should result in the replacement in fiscal 1997 of the $67 million of incremental cash flows attributed to the Natural contract's premium prices.

Reduction of long-term debt (forward-looking information--see page 27). Substantial portions of the proceeds from sales of noncore assets and the early termination of the Natural contract were used to pay down debt. At January 31, 1996, the Company's long-term debt totaled $831.7 million, down $156.6 million from the $988.3 million balance at the beginning of fiscal 1995. With collections of the remainder of the contract termination proceeds and additional proceeds from sales of noncore properties, the Company anticipates further reducing its outstanding indebtedness in fiscal 1997 and 1998.

Funding of the Company's Operations (forward-looking information--see page 27)

The Company generally has funded its investing activities using cash provided from operating activities and sales of varying interests in mature real estate assets, supplemented to the extent necessary with proceeds from long-term borrowings. The primary sources of borrowed funds in recent years have been bank credit agreements of the energy and real estate subsidiaries and senior notes of the parent company. Needed funds initially have been borrowed under the bank credit agreements, and the credit availability under these facilities periodically has been restored by paying down outstanding borrowings using proceeds from public offerings of parent company senior notes or Class B common stock.

     In concert with its long-standing strategy of using partnerships and selling mature real estate properties to fund capital requirements, the Company realized proceeds of approximately $39 million in connection with the July 1995 sale of a 75% interest in 10 office buildings in The Woodlands to Crescent Real Estate Equities, Inc. This transaction established a relationship that is expected to provide a potential source of funding for future office development projects in The Woodlands.

     The Company's fiscal 1997 budget and financial plan for fiscal 1998 (completed prior to the court judgment discussed below) indicated that projected operating cash flows, combined with proceeds from continuing sales of noncore properties and collections of the remainder of the Natural contract termination proceeds, would result in further long-term debt reductions in fiscal 1997 and 1998. These projections further indicated that the Company's cash flows, supplemented as necessary with borrowings under its committed bank lines of credit, would be sufficient to repay the $130 million in senior notes and term debt that matures during the first half of fiscal 1998. Neither year's plan contemplated accessing public debt or equity markets.

     On March 1, 1996 (subsequent to the preparation of these financial plans), a Texas district court, entered a judgment of $204 million for actual and exemplary damages to eight plaintiffs groups who claimed the Company's natural gas production operations affected their water wells. Additional information concerning this judgment and 29 other pending cases alleging similar claims (17 of which have been combined and set for trial in June 1996) is included in Note 7 of Notes to Consolidated Financial Statements. The Company has assessed the effect of this judgment and related pending litigation on its operations and financial position and has taken several steps to deal with this, including (i) revising its bank credit facilities to provide for future financial liquidity and the credit support needed to obtain surety bonds required to appeal the judgment, (ii) recording a $15 million financial statement provision in January 1996 to accrue the costs the Company believes it likely will incur in connection with this litigation, and (iii) initiating actions to appeal the judgment to the highest possible level, if required, and to contest the remaining cases.

     In order to appeal the $204 million judgment, the Company must post with the court $225 million in surety bonds (covering the judgment amount, post-judgment interest and certain other costs). The Company has made arrangements for two insurance companies to post, when required, the $225 million of surety bonds, in connection with which the Company is to provide as collateral $185 million in irrevocable bank letters of credit. Such letters of credit are to be issued under an agreement that the Company entered into in April 1996 with certain of the participants in its bank revolving credit agreements to collateralize appeals bonds in connection with the water well litigation discussed in the preceeding paragraph. In connection with entering into this agreement, the Company's existing bank credit agreements were also revised to provide aggregate committed revolving credit facilities of $200 million for its energy and real estate operations. These financing arrangements are discussed further in Note 5 of Notes to Consolidated Financial Statements.

     The Company recorded the above-mentioned $15 million litigation provision to cover the cost of providing the surety bonds and letters of credit as well as legal fees and other costs required to appeal the judgment and to contest the other pending cases. Although the provision is composed primarily of amounts required to appeal the litigation to the highest level required, it also includes, based on the Company's current assessment, an amount for the disposition of this litigation. If the Company is unable to dispose of the judgment in a satisfactory manner at the district court where the judgment was entered or by other means, it plans to appeal the judgment to the Texas Court of Appeals sitting in Fort Worth (which could require up to one year) and, if necessary, to the Texas Supreme Court (which could require an additional year). The Company will not be required to pay any amounts under the judgment until the appeals process has been completed, so long as the specified surety bonds are provided and maintained in force.

     The existence of the judgment, the other pending cases and the requirement to provide surety bonds supported by letters of credit have reduced the Company's financial flexibility from what it otherwise would have been. The entering of the judgment resulted in a March 1996 downgrading by Moody's Investors Service of its ratings on the Company's $700 million of senior notes from Baa3 to Ba3. Prior to the judgment, Moody's, in December 1995, had affirmed the Company's debt rating of Baa3 with a positive outlook. Standard & Poors, however, subsequently reaffirmed its previous ratings of these securities at BBB- with a negative outlook. Duff & Phelps has taken no action on its rating of BBB-. Future events with respect to the judgment and the pending cases could also affect these ratings. While the judgment and the pending cases remain outstanding, the Company expects that its access to public debt and equity markets will be reduced and its costs for any such transactions will be increased.

     Presently, however, the Company's plans do not contemplate the need to access public debt or equity markets during fiscal 1997 or 1998, a period that is expected to be sufficient for completing the appeals process. The Company has no current plans to significantly alter its business plans for fiscal 1997 and 1998 because of the existing judgment and pending cases. Additionally, the Company's bank credit facilities have been revised in a manner that facilitates the issuance of surety bonds that might be needed in the litigation appeals process and allows the Company to continue to use these facilities as the principal means of funding its short-term liquidity needs. Consequently, the Company currently believes the litigation will not have a significant adverse impact on its ability to meet its financial obligations or to fund its ongoing operations during the appeals process.

     However, the success or failure of the appeals and the results of the pending cases could have a significant impact on the Company's liquidity and funding needs. If, as the Company expects, the judgment ultimately is overturned or significantly reduced, the litigation should not have a material impact on the Company's financial position. Conversely, should the judgment ultimately be affirmed, this would have a material adverse affect on both the Company's liquidity and its financial statements.

Dividend Policy/Common Stock Repurchases

The Company has paid regular quarterly cash dividends on its common stock for an uninterrupted period of 19 years. Beginning in fiscal 1994, annual dividends totaling 48 cents and 53 cents per share, respectively, have been paid on the Company's Class A and Class B common stock. In December 1994, the Board of Directors authorized open market repurchases of up to one million shares of the Company's common stock. Through January 31, 1996, 756,600 shares have been so purchased at an aggregate cost of $11.9 million.

Capital and Exploratory Expenditures

The following table compares the Company's fiscal 1997 budget for capital and exploratory expenditures with its actual expenditures during fiscal 1996 and 1995 (in millions):

                                                      1997 Budget                1996                   1995
                                                   -----------------       ----------------       -----------------
                                                   Amount        %         Amount       %         Amount        %
                                                   ------      -----       ------     -----       ------      -----
Exploration and Production  . . . . . . . . .      $117.2       54.9       $141.7      57.6       $115.1       52.4
Gas Services  . . . . . . . . . . . . . . . .        28.3       13.3         38.3      15.6         35.1       16.0
Real Estate . . . . . . . . . . . . . . . . .        60.5       28.3         60.0      24.3         65.1       29.6
Corporate . . . . . . . . . . . . . . . . . .         7.5        3.5          6.1       2.5          4.3        2.0
                                                   ------      -----       ------     -----       ------      -----
                                                   $213.5      100.0       $246.1     100.0       $219.6      100.0
                                                   ======      =====       ======     =====       ======      =====

The consolidated budget for fiscal 1996 expenditures, initially set at $228.7 million, was later increased to $259 million to cover the $26 million Lake Creek field producing oil and gas property acquisition. Fiscal 1996 spending ultimately totaled $246.1 million, 5% below the revised budget.

    The Company's fiscal 1997 budget has been set at $213.5 million, 13.2% below fiscal 1996's actual spending. Excluding the Lake Creek field purchase, the fiscal 1996 budgeted outlays for exploration and production, real estate and corporate activities are essentially unchanged from the amounts spent in fiscal 1996. The decline in gas services spending relates primarily to the lack of a budgeted project comparable in size to the expansion of an Austin Chalk natural gas gathering system for which the Company's 45% share of expenditures totaled $19.6 million in fiscal 1996.

    The Company replaced 114% of the natural gas reserves it produced in fiscal 1996 and expects to more than replace the reserves it will produce in fiscal 1997. Real estate expenditures, which are earmarked almost exclusively for The Woodlands, will consist principally of spending for residential lot development, construction of commercial properties and interest and other carrying costs incurred in the Company's land development activities.

Environmental Matters

Concern for the environment has been a fundamental part of the Company's operating philosophy for many years. In the ordinary course of conducting its business, the Company incurs costs--both expensed and capitalized--to preserve and protect the environment. As public concern for the environment has grown in recent years, new environmental laws have been enacted, more stringent regulations have been implemented and enforcement of existing controls has been strengthened. The Company considers the cost of environmental protection a necessary and manageable part of its business. To date, the Company has not been faced with major clean-up obligations and has been able to conform with environmental regulations without materially altering its operating strategies. Since scientific evidence indicates the Company's operations were not the cause of the problems, no discussion is included in this section of the $204 million civil judgment (discussed elsewhere herein) against the Company related to alleged water well problems in connection with its North Texas oil and gas operations.

    However, complying with environmental regulations sometimes imposes constraints on the manner in which the Company conducts its operations. For example, the real estate development at Laffite's Cove in Galveston was significantly delayed while studies were performed to satisfy regulatory requirements. Regulations also can impose costs beyond those an environmentally conscious operator might otherwise incur. The Company estimates that it will spend approximately $4 to $5 million annually over the next two or three years on environmental testing and compliance for its energy and real estate operations to comply with environmental regulations. For the most part, these expenditures are related to new permitting and monitoring requirements of the Federal Clean Air Act Amendments of 1990. The fiscal 1997 expenditures, however, do include approximately $.6 million not required by environmental regulations which the Company elected to spend for building more whooping crane habitat in connection with its Mesquite Bay exploration and production operations.

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

OPERATING STATISTICS

Certain operating statistics (including, where applicable, proportional interests in equity partnerships) for fiscal 1996, 1995 and 1994 follow:

                                                                                        1996       1995        1994
                                                                                     -------    -------     -------
Average daily volumes
Natural gas sales (Mcf) . . . . . . . . . . . . . . . . . . . . . . . . . . . .      216,200    214,100     193,800
Crude oil and condensate sales (Bbls) . . . . . . . . . . . . . . . . . . . . .        5,400      6,300       6,000
Natural gas liquids produced (Bbls) . . . . . . . . . . . . . . . . . . . . . .       46,400     47,500      49,800
Pipeline throughput (Mcf)
  Total   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      354,000    415,000     549,000
  Exclusive of Winnie Pipeline  . . . . . . . . . . . . . . . . . . . . . . . .      354,000    353,000     386,000
Average sales prices
Natural gas (per Mcf) . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       $ 2.16     $ 2.71      $ 2.86
Crude oil and condensate (per Bbl)  . . . . . . . . . . . . . . . . . . . . . .        16.91      15.75       16.31
Natural gas liquids produced (per Bbl)  . . . . . . . . . . . . . . . . . . . .        11.55      11.57       12.18
Residential lot sales--The Woodlands
Lots sold . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          980        951         844
Average price . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      $40,752    $37,287     $39,055
Average price per square foot . . . . . . . . . . . . . . . . . . . . . . . . .         3.89       3.70        3.38

RESULTS OF OPERATIONS--FISCAL 1996 COMPARED WITH FISCAL 1995

The Company's results for fiscal 1996 and 1995--both before and after unusual items--are summarized in the table on the following page. Fiscal 1996 net earnings of $37.1 million were 19% below the $45.8 million of the prior year (unusual items reduced net earnings by $6.2 million in fiscal 1996, but increased fiscal 1995's net earnings by $8.7 million).

         Excluding the unusual items, net earnings for fiscal 1996 were $6.2 million above those of the prior year. A major contributor to this increase was sharply higher earnings from real estate operations, which included a $19.4 million gain ($12.6 million after tax) on the sale of the Company's remaining 50% interest in a partnership that operated the cable television system in

The Woodlands. Also contributing to this improvement were earnings from the Company's one-third interest in an MTBE plant partnership and personnel-reduction-driven declines in costs and expenses. These improvements were largely offset, however, by the negative impact on subsequent operations of the July 1, 1995 buyout of the Natural contract and lower market-sensitive natural gas prices during the first nine months of fiscal 1996. The following table and discussion identify and explain the major increases (decreases) in earnings (in millions):


                                                             Segment Operating Earnings
                                                          ---------------------------------
                                                          Exploration
                                                             and          Gas        Real                   Pretax        Net
                                                          Production    Services    Estate     Other*      Earnings     Earnings
                                                          ----------    --------    -------    ------      --------     --------
Fiscal 1995 amounts                                         $ 87.9      $  52.3     $  20.1    $(89.8)      $ 70.5       $ 45.8
                                                            ------      -------     -------    ------       ------       ------
Eliminate impact of fiscal 1995 unusual items
  (see Note 10 of Notes to Consolidated Financial
  Statements)
Gas Services restructuring charges
  and asset write-downs   . . . . . . . . . . . . . .            -         31.2           -         -         31.2         20.3
Gains from sales of major energy assets . . . . . . .         (3.8)       (48.8)          -         -        (52.6)       (32.7)
Write-downs of real estate properties . . . . . . . .            -            -         5.7         -          5.7          3.7
                                                            ------      -------     -------    ------       ------       ------
                                                              (3.8)       (17.6)        5.7         -        (15.7)        (8.7)
                                                            ------      -------     -------    ------       ------       ------
Fiscal 1995 amounts before unusual items  . . . . . .         84.1         34.7        25.8     (89.8)        54.8         37.1
                                                            ------      -------     -------    ------       ------       ------

Major increases (decreases)
Natural gas
  Contract buyout   . . . . . . . . . . . . . . . . .        (32.4)           -           -       3.8        (28.6)       (18.6)
  Lower market-sensitive sales price  . . . . . . . .         (5.9)           -           -         -         (5.9)        (3.8)
Lower salary and benefits expenses
  due to personnel reductions   . . . . . . . . . . .          5.9          2.7          .9       4.1         13.6          8.8
Increased proved-property impairments . . . . . . . .         (6.8)           -           -         -         (6.8)        (4.4)
Reduced amortization of deferred gas
  contract restructuring proceeds   . . . . . . . . .         (8.1)           -           -         -         (8.1)        (5.3)
Increased exploratory dry-hole costs  . . . . . . . .         (2.2)           -           -         -         (2.2)        (1.4)
Lower NGL feedstock costs . . . . . . . . . . . . . .            -          5.0           -         -          5.0          3.3
UPR partnerships buy/resale gross profits . . . . . .            -          2.3           -         -          2.3          1.5
Equity in MTBE plant earnings . . . . . . . . . . . .            -          9.0           -         -          9.0          5.9
Real Estate--The Woodlands
  Gain on sale of interest in cable television
    partnership   . . . . . . . . . . . . . . . . . .            -            -        19.4         -         19.4         12.6
  Other   . . . . . . . . . . . . . . . . . . . . . .            -            -         2.4         -          2.4          1.6
Interest expense incurred . . . . . . . . . . . . . .            -            -           -       5.8          5.8          3.8
Other
  SAR/Bonus unit expense accruals   . . . . . . . . .          (.8)         (.4)        (.5)     (1.0)        (2.7)        (1.8)
  Miscellaneous   . . . . . . . . . . . . . . . . . .          1.9           .8          .8        .7          4.2          2.7
  Lower effective income tax rate   . . . . . . . . .            -            -           -         -            -          1.3
                                                            ------      -------     -------    ------       ------       ------
                                                             (48.4)        19.4        23.0      13.4          7.4          6.2
                                                            ------      -------     -------    ------       ------       ------
Fiscal 1996 amounts before unusual items  . . . . . .         35.7         54.1        48.8     (76.4)        62.2         43.3
                                                            ------      -------     -------    ------       ------       ------

Fiscal 1996 unusual items (see Note 10 of
  Notes to Consolidated Financial Statements)
Gain from Natural contract buyout . . . . . . . . . .        205.3            -           -         -        205.3        127.3
Write-downs of real estate properties . . . . . . . .            -            -      (123.9)        -       (123.9)       (80.6)
Gas services and Corporate asset write-downs  . . . .            -        (52.7)          -      (2.7)       (55.4)       (34.4)
Personnel reduction program costs . . . . . . . . . .         (7.9)        (3.6)       (3.0)     (5.7)       (20.2)       (12.5)
Litigation provision  . . . . . . . . . . . . . . . .        (15.0)           -           -         -        (15.0)        (9.3)
Gains from sales of energy assets . . . . . . . . . .          5.3            -           -         -          5.3          3.3
                                                            ------      -------     -------    ------       ------       ------
                                                             187.7        (56.3)     (126.9)     (8.4)        (3.9)        (6.2)
                                                            ------      -------     -------    ------       ------       ------
Fiscal 1996 amounts after unusual items . . . . . . .       $223.4      $  (2.2)    $ (78.1)   $(84.8)      $ 58.3       $ 37.1
                                                            ======      =======     =======    ======       ======       ======

- ------------
*Includes general and administrative expense and other expense.

Exploration and Production Overview

Largely because of the impact of the previously mentioned early termination of the natural gas sales contract, Exploration and Production operating earnings before unusual items declined $48.4 million during fiscal 1996 to $35.7 million.

Natural gas - Contract buyout. Effective with the contract buyout on July 1, 1995, the Company began receiving market- sensitive prices for approximately 80,000 Mcf per day of North Texas residue gas previously sold at substantially higher contract prices ($4.00 and $3.75 per MMBtu, respectively, in calendar 1995 and 1994). As a result, gas sales revenues were substantially less than they had been previously. During the seven-month period subsequent to the contract buyout, the Company's realizations for its North Texas residue gas averaged $1.57 per MMBtu (ranging from $1.20 in August to $2.00 in January). After price-related cost reductions, oil and gas operating earnings on a period-to-period basis were lowered by $32.4 million. After interest income accrued on the Company's share of the receivables from Natural and income taxes, the net earnings impact was $18.6 million.

Natural gas - Lower market-sensitive sales price ($5.9 million decrease). For production outside the North Texas area, the Company's average market-sensitive natural gas sales price during fiscal 1996 of $1.72 per Mcf was 9.5% below the $1.90 realized during the prior year, reducing operating earnings by $5.9 million.

Increased proved-property impairments ($6.8 million decrease). Such impairments totaled $11.5 million during fiscal 1996, or $6.8 million more than fiscal 1995's $4.7 million. The fiscal 1996 impairments, which related to five fields, occurred principally because of downward revisions in reserve estimates, disappointing fiscal 1996 drilling results and a lowering of assumed product sales prices for certain future periods.

Reduced amortization of deferred gas contract restructuring proceeds ($8.1 million decrease). Prior to the buyout of the Natural contract effective July 1, 1995, certain deferred contract restructuring proceeds had been amortized. Although not increasing cash flows, such amortization added $12.5 million to operating earnings in fiscal 1995. Exclusive of the $29.1 million separately recognized in connection with the gas contract buyout, such amortization added $4.4 million to fiscal 1996 operating earnings, or $8.1 million less than in the prior year.

Increased exploratory dry-hole costs ($2.2 million decrease). Fiscal 1996 exploratory dry-hole costs totaled $3.3 million, or $2.2 million more than during the prior year.

Gas Services Overview

Gas Services operating earnings before unusual items rose $19.4 million during fiscal 1996 largely because of earnings from the Company's one-third-owned MTBE plant that went into service effective April 1, 1995 and lower NGL feedstock costs. NGL production volumes averaged 46,400 barrels per day, down from the previous year's 47,500. The average price for NGLs produced during fiscal 1996 was $11.55 per barrel, essentially unchanged from fiscal 1995's $11.57.

Natural gas processing - Lower feedstock costs ($5.0 million increase). Feedstock costs consist primarily of amounts paid to the natural gas producers. Such amounts are based either on the value of natural gas consumed in processing under keep-whole agreements or on a percentage of the value of NGLs produced under percent-of-proceeds agreements. Accordingly, feedstock costs under keep-whole agreements vary directly with market-sensitive natural gas prices, while costs under percentage-of-proceeds agreements vary directly with NGL prices. Largely because of lower market-sensitive gas prices, feedstock costs declined during fiscal 1996, increasing gas processing operating earnings by $5.0 million.

Natural gas buy/resale gross profits - UPR partnerships ($2.3 million increase). The Company's equity in the buy/resale gross profits of this 45%-owned venture with Union Pacific Resources Company (UPR) was $2.3 million higher during fiscal 1996. The increase was principally related to fixed-price sales contracts and occurred largely because gas purchase costs declined as a result of fiscal 1996's lower market-sensitive gas prices.

Equity in MTBE plant earnings ($9.0 million increase). The Company's earnings from this one-third-owned venture rose substantially in fiscal 1996. This occurred largely because the plant was under construction or involved in start-up testing operations until April 1, 1995. After a six-week, third-quarter shutdown to replace certain defective or improperly designed equipment (largely at the cost of the respective suppliers), the plant's maximum daily capacity was approximately 16,000 barrels, up approximately 25% from its 12,600-barrel design capacity. For the period from its restart on September 29 until January 31, 1996, the plant's production averaged approximately 14,300 barrels per day.

Real Estate Overview

Exclusive of unusual items, operating earnings from real estate activities totaled $48.8 million, or $23.0 million more than was earned during fiscal 1995. This improvement was almost exclusively attributable to the Company's activities in The Woodlands. The number of residential lots sold increased by 3% to 980 in fiscal 1996, and the average sales price per square foot was 5% higher. For the sixth consecutive year, The Woodlands ranked its No. 1 in Houston-area new home sales.

The Woodlands - Gain on sale of interest in cable television partnership ($19.4 million increase). In accordance with its strategy of periodically monetizing interests in mature real estate assets, during October 1995 the Company sold its remaining 50% interest in a partnership that operated the cable television system in The Woodlands. A gain of $19.4 million was recorded in connection with this transaction, including the recognition of $2.5 million in deferred profits from the earlier sale of an interest in this system.

The Woodlands - Other ($2.4 million increase). This variance was primarily attributable to increased earnings for The Woodlands Executive Conference Center and Resort, greater earnings from the Company's one-half interest in The Woodlands Mall, which opened in October 1994, and higher property management fees.

Other

Interest expense incurred. Interest expense incurred during fiscal 1996 (of $64.2 million) declined by $5.8 million because of a $100 million lower average outstanding debt balance. This occurred principally because of debt paydowns using cash proceeds from asset sales and the Natural contract buyout. Interest savings from this decline were partially offset, however, by the impact of higher short-term (variable) interest rates in fiscal 1996.

Other - SAR/Bonus unit expense accruals ($2.7 million decrease). During fiscal 1996, $.8 million in SAR/Bonus unit expense accruals were recorded as the average price of the Company's stock rose slightly. Conversely, in fiscal 1995, SAR/Bonus expense accrual reversals of $1.9 million were recorded because of declines in the stock price.

RESULTS OF OPERATIONS - FISCAL 1995 COMPARED WITH FISCAL 1994

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

     Excluding the unusual items, fiscal 1995's earnings were almost unchanged from those of the prior year. Favorable year-to-year earnings variances included sharply lower fiscal 1995 exploratory dry-hole costs and impairment charges--largely related to the Company's refocused exploration emphasis--and improved earnings from higher natural gas production and real estate operations. These gains were essentially offset, however, by the negative impact of fiscal 1995's lower NGL prices, reduced gas gathering and marketing margins and higher effective income tax rate and fiscal 1994's one-time Exploration and Production earnings items.

     The following table and discussion identify and explain the major increases (decreases) in earnings (in millions):

                                                             Segment Operating Earnings
                                                          ---------------------------------
                                                          Exploration
                                                             and          Gas        Real                   Pretax        Net
                                                          Production    Services    Estate     Other*      Earnings     Earnings
                                                          ----------    --------    ------     ------      --------     --------
Fiscal 1994 amounts . . . . . . . . . . . . . . . . .       $ 68.2      $  42.6     $ 21.1     $(84.5)      $ 47.4       $ 24.6
Add back fiscal 1994 unusual items
Deferred tax charge caused by
  increase in Federal income tax rate   . . . . . . .            -            -          -          -            -          6.6
Extraordinary item  . . . . . . . . . . . . . . . . .            -            -          -          -            -          5.4
                                                            ------      -------     ------     ------       ------       ------
Fiscal 1994 amounts before unusual items  . . . . . .         68.2         42.6       21.1      (84.5)        47.4         36.6
                                                            ------      -------     ------     ------       ------       ------
Major increases (decreases)
Lower exploratory dry-hole costs  . . . . . . . . . .         16.6            -          -          -         16.6         10.8
Reduced proved-property impairments . . . . . . . . .          8.9            -          -          -          8.9          5.8
Natural gas production
  Market-sensitive sales price  . . . . . . . . . . .         (8.7)           -          -          -         (8.7)        (5.7)
  Market-sensitive sales volumes  . . . . . . . . . .          3.8            -          -          -          3.8          2.5
  Sales under fixed-price contracts   . . . . . . . .          3.1            -          -          -          3.1          2.0
Natural gas processing
  NGL price   . . . . . . . . . . . . . . . . . . . .            -        (10.3)         -          -        (10.3)        (6.7)
  Production volumes  . . . . . . . . . . . . . . . .            -         (1.4)         -          -         (1.4)         (.9)
  Reduced feedstock costs due to
    Lower market-sensitive gas prices   . . . . . . .            -          8.5          -          -          8.5          5.5
    Lower NGL prices  . . . . . . . . . . . . . . . .            -          1.4          -          -          1.4           .9
Natural gas gathering and marketing . . . . . . . . .            -         (6.4)         -          -         (6.4)        (4.2)
Real estate . . . . . . . . . . . . . . . . . . . . .            -            -        3.6          -          3.6          2.3
Interest expense incurred . . . . . . . . . . . . . .            -            -          -        4.1          4.1          2.7
Capitalized interest  . . . . . . . . . . . . . . . .            -            -          -       (5.1)        (5.1)        (3.3)
Other
  Fiscal 1994 one-time earnings items   . . . . . . .         (6.9)           -          -          -         (6.9)        (4.5)
  SAR/Bonus unit expense accruals   . . . . . . . . .          1.8           .8        1.1        2.1          5.8          3.8
  Venture capital investments   . . . . . . . . . . .            -            -          -       (4.8)        (4.8)        (3.1)
  Fiscal 1994 excise tax refunds  . . . . . . . . . .         (1.0)           -          -       (1.9)        (2.9)        (1.9)
  Miscellaneous   . . . . . . . . . . . . . . . . . .         (1.7)         (.5)         -         .3         (1.9)        (1.3)
Higher effective income tax rate  . . . . . . . . . .            -            -          -          -            -         (4.2)
                                                            ------      -------     ------     ------       ------       ------
                                                              15.9         (7.9)       4.7       (5.3)         7.4           .5
                                                            ------      -------     ------     ------       ------       ------
Fiscal 1995 amounts before unusual items  . . . . . .         84.1         34.7       25.8      (89.8)        54.8         37.1
                                                            ------      -------     ------     ------       ------       ------
Fiscal 1995 unusual items (see Note 10 of
  Notes to Consolidated Financial Statements)
Gains from sales of major energy assets . . . . . . .          3.8         48.8          -          -         52.6         32.7
Restructuring charges/asset write-downs . . . . . . .            -        (31.2)         -          -        (31.2)       (20.3)
Real estate asset write-downs . . . . . . . . . . . .            -            -       (5.7)         -         (5.7)        (3.7)
                                                            ------      -------     ------     ------       ------       ------
                                                               3.8         17.6       (5.7)         -         15.7          8.7
                                                            ------      -------     ------     ------       ------       ------
Fiscal 1995 amounts after unusual items . . . . . . .       $ 87.9      $  52.3     $ 20.1     $(89.8)      $ 70.5       $ 45.8
                                                            ======      =======     ======     ======       ======       ======

- ------------
*Includes general and administrative expense and other expense.

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

Extraordinary item. In January 1994, the Company called for redemption its $200 million of 111/4 % Senior Notes Due 1999. The redemption price was 103.21% of principal, and the premium and related unamortized debt issuance costs were expensed, resulting in an extraordinary loss on the early retirement of this debt of $5.4 million (after tax benefits of $2.9 million).

Exploration and Production Overview

Exploration and Production operating earnings before unusual items increased by $15.9 million during fiscal 1995, to $84.1 million. This improvement was the result of lower expenses for exploratory dry holes and proved-property impairments, the impact of which was partially offset by lower market-sensitive natural gas prices in the last half of fiscal 1995 and the nonrecurrence of one-time earnings items which added $6.9 million to fiscal 1994's operating earnings. Average daily natural gas sales volumes rose to 214,100 Mcf from 193,800 in the prior year. This occurred primarily as a result of the Company's increased fiscal 1994 drilling program and, to a lesser extent, the buyout of MEC Development, Ltd., effective May 1, 1993.

Lower exploratory dry-hole costs ($16.6 million increase). Exploratory dry-hole costs totaled $1 million in fiscal 1995, down from $17.6 million in fiscal 1994, improving operating earnings by $16.6 million. The reduced costs were the result of a new exploration strategy initiated during fiscal 1995 under which spending was reduced and focused more on core areas where the Company has a good finding record. Also, the prior-year expense was adversely affected by the Company's participation in an unsuccessful five-well offshore program operated by a third party.

Reduced proved-property impairments ($8.9 million increase). Expenses for property impairments declined to $4.7 million in fiscal 1995 from $13.6 million in the prior year, increasing operating earnings by $8.9 million. Downward revisions of reserve estimates for certain oil and gas properties caused the fiscal 1994 impairments to be unusually large.

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

Natural gas - Market-sensitive sales volume ($3.8 million increase). Market-sensitive sales volumes rose 18% to 108,800 Mcf per day from the prior year's 92,000. After related operating costs and DD&A, this increased operating earnings by $3.8 million. Production rose primarily due to wells drilled in fiscal 1994; production from the Calhoun Unit, where the Company ceased reinjecting gas and began selling it in August 1993; and the previously mentioned MEC Development, Ltd. buyout, which added 1,500 Mcf per day to the average volume. This increase would have been larger had the Company not curtailed certain market-sensitive production late in the year because of low prices.

Natural gas - Sales under fixed-price contracts ($3.1 million increase). Production under fixed-price contracts averaged 105,300 Mcf per day at a price of $3.53 per Mcf; such amounts were 101,800 Mcf and $3.52, respectively, in fiscal 1994. Almost 90% of these volumes were sales under the Natural contract, which covered most of the Company's North Texas production. The fiscal 1995 volume increase resulted largely from the partnership buyout, which added approximately 2,800 Mcf per day to the period's volumes. The positive impact of fiscal 1995's higher production volumes and a 25 cents-per-MMBtu increase in the Natural contract's sales price was largely offset by lower realizations for leasehold NGLs and the lack in fiscal 1995 of any amortization of price-related deferred contract restructuring proceeds since this amortization was completed during the prior year; such amortization added $.12 per Mcf to fiscal 1994's average price for sales under fixed-price contracts. Certain volume-related deferred contract restructuring proceeds continued to be amortized. Although not increasing cash flows, such amortization, after related DD&A expense, added $12.1 million and $12.6 million to operating earnings in fiscal 1995 and 1994.

Gas Services Overview

Gas Services operating earnings before unusual items declined $7.9 million during fiscal 1995 largely because of lower NGL sales prices and reduced earnings from gas gathering and marketing activities. The unfavorable impact of lower NGL prices on natural gas processing earnings was largely offset, however, by reduced feedstock costs, most of which was related to fiscal 1995's lower market-sensitive natural gas prices. NGL production averaged 47,500 Bbls per day--down from 49,800 during the prior year--as facilities were idled early in the year in response to inadequate margins for most plants operating principally under keep-whole processing arrangements. NGL margins improved subsequently, and certain plants that were idle in the first quarter resumed operations.

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

Natural gas processing - Reduced feedstock costs ($9.9 million increase). Feedstock costs consist primarily of amounts paid to the natural gas producers. Such amounts are based either on the value of natural gas consumed in processing under keep-whole agreements or on a percentage of the value of NGLs produced under percent-of-proceeds agreements. Accordingly, feedstock costs under keep-whole agreements vary directly with market-sensitive natural gas prices, while costs under percentage-of-proceeds agreements vary directly with NGL prices. Consequently, fiscal 1995's lower market- sensitive gas prices caused feedstock costs to decline, increasing operating earnings by $8.5 million, while the lower NGL realizations also reduced feedstock costs, increasing operating earnings by $1.4 million.

Natural gas gathering and marketing ($6.4 million decrease). Excluding the impact of lower SAR/Bonus unit expense accruals, operating earnings (exclusive of unusual items) from natural gas gathering and marketing activities were $6.4 million below those of the prior year. This decline was primarily the result of lower volumes and margins for the wholly owned North Texas system and the 45%-owned venture with Union Pacific Resources Company (UPR). For the last several years, throughput on the North Texas system has declined because drilling activity in its service area has been too low to offset normal production declines on existing wells. This system's margins were lower in fiscal 1995 primarily as a result of the expiration late in fiscal 1994 of certain favorable contracts. Fiscal 1995 volumes and margins for the UPR venture were lower largely because of January 1994 revisions in natural gas sales contracts with Texas Utilities Fuel Company (TUFCO). Purchases under these contracts by TUFCO during fiscal 1995 averaged 50,000 MMBtu per day (22,500 for the Company's 45% interest) at a price of $2.99, contrasted with 58,900 (26,500) at $3.42 during the prior year. System volumes not sold to TUFCO were sold to other purchasers at substantially lower margins.

Real Estate and Other

Real Estate ($3.6 million increase). Excluding the impact of lower SAR/Bonus unit expense accruals, Real Estate operating earnings before unusual items rose $3.6 million during fiscal 1995. The improvement, which was concentrated in The Woodlands, was largely due to increased profits from residential lot sales and improved earnings from commercial activities.

    Earnings from residential lot sales were $1 million above those of fiscal 1994 due to a 13% increase in the number of lots sold (951 vs. 844) and a 9% increase in the average sales price for production lots. Fiscal 1996 production lot sales increased 29% both because of the community's strong competitive position in the Houston-area market and because lot sales early in fiscal 1994 had been adversely affected by inventory shortages related to delays in the opening of the Village of Alden Bridge. Despite sharp rises in mortgage interest rates, production lot sales were strong during the year as The Woodlands became a more attractive community to new home buyers because of the new retail centers and improved traffic access. However, the number of estate and custom lots sold declined in fiscal 1995. This decline corresponded with a national downward trend for larger home sales.

    Earnings from commercial and institutional land sales were essentially equal in fiscal 1995 and 1994, but the nature of the transactions changed substantially. Fiscal 1995 sales included a sizable number of retail sites, while much of fiscal 1994's earnings was related to the fourth-quarter sale of a large tract for a funeral home and cemetery. Higher earnings from other commercial activities in The Woodlands accounted for $2.1 million of the increase in real estate operating earnings. Several factors contributed to this increase, including greater corporate conference activity at The Woodlands Executive Conference Center and Resort and higher earnings from office and research/technology buildings, most of which was related to increased occupancy.

Interest expense incurred. Interest expense incurred during fiscal 1995 was $4.1 million below that of the prior year partially due to a decline in the Company's effective interest rate (to 7.4% from 7.7%). This was caused by a decline of two percentage points (from 9.8% to 7.8%) in the average rate for the Company's fixed-rate debt, which occurred because of the refunding in February 1994 of $200 million of 111/4% Senior Notes with proceeds from January 1994 sales of $250 million of 63/4% Senior Notes and $100 million of 5.10% Senior Notes. Excess proceeds were used to pay down outstanding borrowings under the Company's bank credit agreements. The beneficial impact of the senior note refunding was partially offset by a decline (from 37% to 19%) in the percentage of lower-cost, floating-rate debt and a rise in short-term (variable) interest rates. Also contributing to the decline in interest expense was a reduction in the Company's average debt balance in fiscal 1995 resulting principally from debt paydowns made using proceeds from major energy asset sales.

Capitalized interest. The amount of interest capitalized fell by $5.1 million in fiscal 1995 because of a decline in the average energy and real estate asset balances subject to capitalization and, to a lesser extent, the Company's lower effective interest rate during that period.

Other - Fiscal 1994 one-time earnings items ($6.9 million decrease). One-time items added $6.9 million to fiscal 1994's Exploration and Production operating earnings. These items included the recognition of $3.9 million in previously deferred natural gas revenues, which had been deferred because of future obligations for which the Company was no longer liable; a $1.1 million gain on the sale of certain assets and the reversal of a $1.9 million contingent liability related to contractual matters, which was determined to be no longer needed.

Other - SAR/Bonus unit expense accruals ($5.8 million increase). During fiscal 1995, $1.9 million in SAR/Bonus unit expense accrual reversals were recorded as the average market price of the Company's common stock declined $4.94 per share. Conversely, in fiscal 1994, expense accruals of $3.9 million were recorded as the average stock price rose by $5.00 per share. Also contributing to this variance were fiscal 1994 exercises at higher mid-year prices of SARs/Bonus units, many of which had January 1994 expiration dates. The impact of stock price changes was less in fiscal 1995 because substantially fewer units were outstanding.

Other - Fiscal 1994 excise tax refunds ($2.9 million decrease). During fiscal 1994, the Company recognized excise tax refunds applicable to prior years, of which $1 million was for taxes previously charged to oil and gas operating earnings and $1.9 million was for accrued interest on these tax overpayments.

Other - Venture capital investments ($4.8 million decrease). The Company has investments in venture capital companies (many located in The Woodlands' Research Forest), several of which have gone public in recent years. In accordance with industry practice, these investments are carried at estimated fair values. Because of sharp declines in the stock market prices for start-up biotechnology companies, the estimated values of these investments declined substantially in fiscal 1995. As a result, charges aggregating $3.8 million were recorded during fiscal 1995. Conversely, unrealized appreciation of $1 million was recognized during fiscal 1994 because of increases in the estimated values of these investments.

Higher effective income tax rate. The Company's effective income tax rate in fiscal 1995 of 35.1% was up sharply from fiscal 1994's 22.7% (exclusive of the impact of the August 1993 increase in the corporate statutory Federal income tax rate). This occurred because of an increased provision for deferred state income taxes in fiscal 1995 and a decline in available Federal tax credits for natural gas produced from wells qualifying under Section 29 of the Internal Revenue Code as production from those wells declined. Also, the fiscal 1994 provision was reduced by approximately $1 million because certain tax carryforwards were estimated to be utilizable that previously had been expected to expire.

QUARTERLY FINANCIAL DATA (UNAUDITED)

                                                                  First        Second         Third        Fourth
                                                                 Quarter       Quarter       Quarter       Quarter
                                                                --------      ---------     ---------     ---------
                                                                        (in thousands except per-share data)
Fiscal 1996
Revenues  . . . . . . . . . . . . . . . . . . . . . . . .       $ 214,975     $ 417,875(b)  $ 193,219     $ 245,678
Segment operating earnings (loss) . . . . . . . . . . . .          21,800(a)    136,642(c)     31,601       (46,876)(d)
Net earnings (loss) . . . . . . . . . . . . . . . . . . .          (3,181)       73,247        10,078       (43,015)
Earnings (loss) per share . . . . . . . . . . . . . . . .            (.06)         1.41           .19          (.83)

Fiscal 1995
Revenues  . . . . . . . . . . . . . . . . . . . . . . . .       $ 225,168     $ 237,775     $ 207,654     $ 223,974
Segment operating earnings  . . . . . . . . . . . . . . .          37,792        39,511(e)     45,157(f)     37,889
Net earnings  . . . . . . . . . . . . . . . . . . . . . .          10,418        11,401        15,012         8,983
Earnings per share  . . . . . . . . . . . . . . . . . . .             .20           .22           .28           .17

_______________

(a) Net of $14,535,000 in personnel reduction program charges. An additional $5,665,000 was charged to general and administrative expense.
(b) Includes a gain of $205,256,000 from early termination of the Natural contract.
(c) Includes the gain mentioned in (b), the effect of which was partially offset by real estate property write-downs of $112,794,000.
(d) Net of charges of $59,407,000 for gas services asset and real estate property write-downs and $15,000,000 for a litigation provision.
(e) Includes a gain of $29,196,000 from the sale of Winnie/Spindletop, the effect of which was largely offset by charges aggregating $25,650,000 for asset write-downs and restructuring costs.
(f) Includes a gain of $19,625,000 from the sale of compression operations, which was partially offset by asset write- downs of $11,263,000.

QUARTERLY STOCK DATA

Mitchell Energy & Development Corp. and Subsidiaries

                                                                      First        Second       Third       Fourth
                                                                     Quarter       Quarter     Quarter      Quarter
                                                                    ---------     ---------   ---------    ---------
                                                                                  (per-share amounts)
Fiscal 1996
Market Price Range
  Class A --High  . . . . . . . . . . . . . . . . . . . . . . .       $ 19.00      $ 19.37     $ 18.75      $ 19.00
            Low   . . . . . . . . . . . . . . . . . . . . . . .         15.37        16.75       16.37        16.50
  Class B --High  . . . . . . . . . . . . . . . . . . . . . . .         18.12        19.12       18.75        18.87
            Low   . . . . . . . . . . . . . . . . . . . . . . .         15.00        16.62       16.00        16.00
Cash Dividends Paid
  Class A   . . . . . . . . . . . . . . . . . . . . . . . . . .         12.00c       12.00c      12.00c       12.00c
  Class B   . . . . . . . . . . . . . . . . . . . . . . . . . .         13.25        13.25       13.25        13.25

Fiscal 1995
Market Price Range
  Class A --High  . . . . . . . . . . . . . . . . . . . . . . .       $ 22.87      $ 21.37     $ 19.62      $ 18.62
            Low   . . . . . . . . . . . . . . . . . . . . . . .         16.25        18.75       16.12        14.50
  Class B --High  . . . . . . . . . . . . . . . . . . . . . . .         23.25        21.25       19.50        18.75
            Low   . . . . . . . . . . . . . . . . . . . . . . .         17.25        18.50       16.50        14.50
Cash Dividends Paid
  Class A   . . . . . . . . . . . . . . . . . . . . . . . . . .         12.00c       12.00c      12.00c       12.00c
  Class B   . . . . . . . . . . . . . . . . . . . . . . . . . .         13.25        13.25       13.25        13.25

CONSOLIDATED BALANCE SHEETS

Mitchell Energy & Development Corp. and Subsidiaries
January 31, 1996 and 1995 (dollar amounts in thousands)

                                                                                              1996             1995
                                                                                        ----------       ----------
ASSETS
Current Assets
Cash and cash equivalents . . . . . . . . . . . . . . . . . . . . . . . . . . . .       $   21,336       $   11,967
Trade receivables, net of allowance for doubtful accounts of $2,116 and $2,304  .          105,238          133,995
Gas contract buyout receivable due February 1, 1996 . . . . . . . . . . . . . . .           95,000                -
Inventories . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           12,137           13,068
Other   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           10,602           24,808
                                                                                        ----------       ----------
    Total current assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . .          244,313          183,838

Property, Plant and Equipment, at cost less accumulated depreciation,
  depletion and amortization of $1,321,004 and $1,301,498 (Note 2)  . . . . . . .          719,535          734,099

Real Estate (Note 3)  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          762,834          917,890
Other Assets (including $85,467 present value of
  gas contract buyout proceeds due February 1, 1997)  . . . . . . . . . . . . . .          116,187           20,044
                                                                                        ----------       ----------
                                                                                        $1,842,869       $1,855,871
                                                                                        ==========       ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Short-term debt . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       $   13,732       $   11,617
Oil and gas proceeds payable  . . . . . . . . . . . . . . . . . . . . . . . . . .           81,696           51,211
Accounts payable  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           70,769           67,452
Accrued liabilities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           55,746           39,962
                                                                                        ----------       ----------
    Total current liabilities   . . . . . . . . . . . . . . . . . . . . . . . . .          221,943          170,242
                                                                                        ----------       ----------
Long-term Debt (Note 5)
Energy operations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          375,727          375,869
Real estate operations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          455,937          519,093
                                                                                        ----------       ----------
                                                                                           831,664          894,962
                                                                                        ----------       ----------
Deferred Credits and Other Liabilities
Deferred income taxes (Note 6)  . . . . . . . . . . . . . . . . . . . . . . . . .          193,908          200,722
Deferred income . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           25,676           29,774
Natural gas contract restructuring proceeds (Note 10) . . . . . . . . . . . . . .                -           35,017
Other liabilities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           87,775           50,124
                                                                                        ----------       ----------
                                                                                           307,359          315,637
                                                                                        ----------       ----------
Commitments and Contingencies (Notes 4 and 7)

Stockholders' Equity (Notes 8 and 9)
Preferred stock, $.10 par value (authorized 10,000,000 shares; none issued)
Common stock, $.10 par value
  (authorized 100,000,000 Class A and 100,000,000 Class B shares)   . . . . . . .            5,386            5,386
Additional paid-in capital  . . . . . . . . . . . . . . . . . . . . . . . . . . .          143,270          143,472
Retained earnings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          358,281          347,573
Treasury stock, at cost . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          (25,034)         (21,401)
                                                                                        ----------       ----------
                                                                                           481,903          475,030
                                                                                        ----------       ----------
                                                                                        $1,842,869       $1,855,871
                                                                                        ==========       ==========

- ------------
The accompanying notes are an integral part of these financial statements.

CONSOLIDATED STATEMENTS OF EARNINGS

Mitchell Energy & Development Corp. and Subsidiaries
For the Years Ended January 31, 1996, 1995 and 1994 (in thousands except per-share amounts)

                                                                                 1996           1995           1994
                                                                          -----------      ---------      ---------
Revenues
Exploration and production, including gain on natural
  gas contract buyout of $205,256 in 1996 (Note 10)   . . . . . .         $   424,661      $ 277,099      $ 266,166
Gas services, including gains from major
  asset sales of $48,821 in 1995 (Note 10)  . . . . . . . . . . .             478,258        488,007        560,537
Real estate, including gain from sale of cable
  television operations of $19,449 in 1996 (Note 10)  . . . . . .             168,828        129,465        126,106
                                                                          -----------      ---------      ---------
                                                                            1,071,747        894,571        952,809
                                                                          -----------      ---------      ---------
Operating Costs and Expenses (including personnel
  reduction program costs of $14,535 in 1996--Note 10)
Exploration and production, including litigation
  provision of $15,000 in 1996 (Note 7)   . . . . . . . . . . . .             201,227        189,193        197,980
Gas services, including asset write-downs/restructuring
  charges of $52,715 in 1996 and $31,252 in 1995 (Note 10)  . . .             480,457        435,696        517,878
Real estate, including property write-downs of
  $123,916 in 1996 and $5,661 in 1995 (Note 10)   . . . . . . . .             246,896        109,333        105,028
                                                                          -----------      ---------      ---------
                                                                              928,580        734,222        820,886
                                                                          -----------      ---------      ---------
Segment Operating Earnings (Note 10)  . . . . . . . . . . . . . .             143,167        160,349        131,923
General and administrative expense, including
  personnel reduction program costs of $5,665 in 1996   . . . . .              44,821         42,225         43,222
                                                                          -----------      ---------      ---------
Total Operating Earnings  . . . . . . . . . . . . . . . . . . . .              98,346        118,124         88,701
                                                                          -----------      ---------      ---------
Other Expense
Interest expense  . . . . . . . . . . . . . . . . . . . . . . . .              64,172         69,982         74,057
Capitalized interest  . . . . . . . . . . . . . . . . . . . . . .             (28,252)       (28,816)       (33,956)
Other, net  . . . . . . . . . . . . . . . . . . . . . . . . . . .               4,095          6,407          1,224
                                                                          -----------      ---------      ---------
                                                                               40,015         47,573         41,325
                                                                          -----------      ---------      ---------
Earnings Before Income Taxes and Extraordinary Item . . . . . . .              58,331         70,551         47,376

Income Taxes (including $6,574 deferred tax impact
  of increase in corporate tax rate in 1994--Note 6)  . . . . . .              21,202         24,737         17,346
                                                                          -----------      ---------      ---------

Earnings Before Extraordinary Item  . . . . . . . . . . . . . . .              37,129         45,814         30,030

Extraordinary Item -- Loss From Early Retirement of Debt
  (net of tax benefit of $2,921--Note 13)   . . . . . . . . . . .                   -              -         (5,426)
                                                                          -----------      ---------      ---------

Net Earnings  . . . . . . . . . . . . . . . . . . . . . . . . . .         $    37,129      $  45,814      $  24,604
                                                                          ===========      =========      =========

Earnings Per Share
Earnings before extraordinary item  . . . . . . . . . . . . . . .                $.71          $ .87          $ .58
                                                                                 ----          -----          -----
Extraordinary item  . . . . . . . . . . . . . . . . . . . . . . .                   -              -           (.10)
                                                                                 ----          -----          -----
Net earnings  . . . . . . . . . . . . . . . . . . . . . . . . . .                $.71          $ .87          $ .48
                                                                                 ====          =====          =====

Average Common Shares Outstanding . . . . . . . . . . . . . . . .              52,044         52,696         51,004
                                                                               ======         ======         ======

- ------------
The accompanying notes are an integral part of these financial statements.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

Mitchell Energy & Development Corp. and Subsidiaries
For the Years Ended January 31, 1996, 1995 and 1994 (dollar amounts in thousands)

                                                                   Additional
                                                         Common      Paid-in    Retained    Treasury
                                                          Stock      Capital    Earnings      Stock         Total
                                                        ---------  ----------   ---------   ---------      --------
Dollar Amounts
Balance, January 31, 1993 . . . . . . . . . . . .       $   4,796   $  20,347   $ 329,835   $ (16,560)     $338,418
Issuance of common stock (Note 8) . . . . . . . .             590     122,839           -           -       123,429
Net earnings  . . . . . . . . . . . . . . . . . .               -           -      24,604           -        24,604
Cash dividends (48 cents per share on
  Class A and 53 cents per share on Class B)  . .               -           -     (25,942)          -       (25,942)
Exercises of stock options  . . . . . . . . . . .               -         254           -       2,474         2,728
                                                        ---------   ---------   ---------   ---------      --------
Balance, January 31, 1994 . . . . . . . . . . . .          5,386      143,440     328,497     (14,086)      463,237
Net earnings  . . . . . . . . . . . . . . . . . .               -           -      45,814           -        45,814
Cash dividends (48 cents per share on
  Class A and 53 cents per share on Class B)  . .               -           -     (26,738)          -       (26,738)
Treasury stock purchases  . . . . . . . . . . . .               -           -           -      (7,635)       (7,635)
Exercises of stock options  . . . . . . . . . . .               -          32           -         320           352
                                                        ---------   ---------   ---------   ---------      --------
Balance, January 31, 1995 . . . . . . . . . . . .          5,386      143,472     347,573     (21,401)      475,030
Net earnings  . . . . . . . . . . . . . . . . . .               -           -      37,129           -        37,129
Cash dividends (48 cents per share on
  Class A and 53 cents per share on Class B)  . .               -           -     (26,421)          -       (26,421)
Treasury stock purchases  . . . . . . . . . . . .               -           -           -      (4,227)       (4,227)
Exercises of stock options  . . . . . . . . . . .               -        (202)          -         594           392
                                                        ---------   ---------   ---------   ---------      --------
Balance, January 31, 1996 . . . . . . . . . . . .       $   5,386   $ 143,270   $ 358,281   $ (25,034)     $481,903
                                                        =========   =========   =========   =========      ========

                                                              Common Stock Issued              Treasury Stock
                                                           -------------------------       -----------------------
                                                            Class A        Class B         Class A        Class B
                                                           ----------     ----------       --------      ---------
Share Amounts
Balance, January 31, 1993 . . . . . . . . . . . .          23,978,146     23,978,146        518,968        787,368
Issuance of common stock  . . . . . . . . . . . .                   -      5,900,000              -              -
Exercises of stock options  . . . . . . . . . . .                   -              -       (101,138)       (94,887)
Other . . . . . . . . . . . . . . . . . . . . . .                 (29)           (29)          (353)          (353)
                                                           ----------     ----------       --------      ---------
Balance, January 31, 1994 . . . . . . . . . . . .          23,978,117     29,878,117        417,477        692,128
Treasury stock purchases  . . . . . . . . . . . .                   -              -        272,300        216,700
Exercises of stock options  . . . . . . . . . . .                   -              -        (12,200)       (12,350)
Other . . . . . . . . . . . . . . . . . . . . . .                 (13)           (13)             -              -
                                                           ----------     ----------       --------      ---------
Balance, January 31, 1995 . . . . . . . . . . . .          23,978,104     29,878,104        677,577        896,478
Treasury stock purchases  . . . . . . . . . . . .                   -              -         94,100        173,500
Exercises of stock options  . . . . . . . . . . .                   -              -        (21,398)       (23,921)
Other . . . . . . . . . . . . . . . . . . . . . .                  (9)            (9)             -              -
                                                           ----------     ----------       --------      ---------
Balance, January 31, 1996 . . . . . . . . . . . .          23,978,095     29,878,095        750,279      1,046,057
                                                           ==========     ==========       ========      =========

- ------------
The accompanying notes are an integral part of these financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

Mitchell Energy & Development Corp. and Subsidiaries
For the Years Ended January 31, 1996, 1995 and 1994 (in thousands)

                                                                                 1996           1995           1994
                                                                            ---------      ---------      ---------
Operating Activities
Earnings before extraordinary item  . . . . . . . . . . . . . . . . .       $  37,129      $  45,814      $  30,030
Adjustments to reconcile earnings before extraordinary
  item to cash provided by operating activities
    Depreciation, depletion and amortization  . . . . . . . . . . . .         158,596        140,724        121,860
    Exploration expenses, including dry-hole costs  . . . . . . . . .          14,752         13,307         29,969
    Deferred income taxes   . . . . . . . . . . . . . . . . . . . . .          (6,759)        17,691          5,353
    Cost of land sold   . . . . . . . . . . . . . . . . . . . . . . .          33,404         32,449         33,367
    Residential land development costs, net of reimbursements   . . .         (14,642)       (16,395)       (14,303)
    Distributions in excess of earnings of equity investees   . . . .           6,795         19,233         13,849
    Amortization of deferred natural gas
      contract restructuring proceeds   . . . . . . . . . . . . . . .          (5,950)       (16,510)       (18,723)
    Non-cash portion of natural gas contract buyout gain  . . . . . .        (162,689)             -              -
    Write-downs of real estate properties   . . . . . . . . . . . . .         123,916          5,661              -
    Accrued personnel reduction program/restructuring costs   . . . .          11,128          5,235              -
    Gains from property sales   . . . . . . . . . . . . . . . . . . .         (25,439)       (52,612)             -
    Litigation provision  . . . . . . . . . . . . . . . . . . . . . .          15,000              -              -
    Other   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           7,051         11,359         (5,159)
                                                                            ---------      ---------      ---------
                                                                              192,292        205,956        196,243
    Changes in operating assets and liabilities
      Receivables   . . . . . . . . . . . . . . . . . . . . . . . .            29,879         (1,012)         4,071
      Inventories   . . . . . . . . . . . . . . . . . . . . . . . .               804          3,832         (1,728)
      Payables  . . . . . . . . . . . . . . . . . . . . . . . . . .             8,532        (32,687)       (29,075)
      Accrued liabilities and other   . . . . . . . . . . . . . . .             2,687         (6,453)        (1,469)
                                                                            ---------      ---------      ---------
    Cash provided by operating activities                                     234,194        169,636        168,042
                                                                            ---------      ---------      ---------
Investing Activities
Capital and exploratory expenditures
  Total on accrual basis (including $78,251 in 1994
    related to the buyout of MEC Development, Ltd.)   . . . . . . .          (246,083)      (219,575)      (354,080)
  Residential land development costs deducted above   . . . . . . .            14,642         16,395         14,303
  Adjustment to cash basis  . . . . . . . . . . . . . . . . . . . .            (4,012)        (4,575)        21,125
                                                                            ---------      ---------      ---------
                                                                             (235,453)      (207,755)      (318,652)
Proceeds from sales of real estate properties . . . . . . . . . . .            62,176              -              -
Proceeds from sales of major energy assets  . . . . . . . . . . . .            32,569        152,000              -
Proceeds from other sales of property, plant and equipment  . . . .             7,178         10,920          8,625
Acquisition of leased equipment . . . . . . . . . . . . . . . . . .            (9,167)             -              -
Other   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            (1,900)        (1,326)          (286)
                                                                            ---------      ---------      ---------
    Cash used for investing activities  . . . . . . . . . . . . . .          (144,597)       (46,161)      (310,313)
                                                                            ---------      ---------      ---------
Financing Activities
Proceeds from issuance of debt  . . . . . . . . . . . . . . . . . .            50,000        117,734        351,728
Debt repayments . . . . . . . . . . . . . . . . . . . . . . . . . .           (98,387)      (209,428)      (311,813)
Cash dividends  . . . . . . . . . . . . . . . . . . . . . . . . . .           (26,421)       (26,738)       (25,942)
Net proceeds from issuance of Class B common stock (Note 8) . . . .                 -              -        123,429
Treasury stock purchases  . . . . . . . . . . . . . . . . . . . . .            (4,227)        (7,635)             -
Debt prepayment premium . . . . . . . . . . . . . . . . . . . . . .                 -         (6,420)             -
Other   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            (1,193)          (853)        (1,396)
                                                                            ---------      ---------      ---------
    Cash provided by (used for) financing activities  . . . . . . .           (80,228)      (133,340)       136,006
                                                                            ---------      ---------      ---------
Increase (Decrease) in Cash and Cash Equivalents  . . . . . . . . .             9,369         (9,865)        (6,265)
Cash and Cash Equivalents, beginning of year  . . . . . . . . . . .            11,967         21,832         28,097
                                                                            ---------      ---------      ---------
Cash and Cash Equivalents, end of year  . . . . . . . . . . . . . .         $  21,336      $  11,967      $  21,832
                                                                            =========      =========      =========

- ------------
The accompanying notes are an integral part of these financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Mitchell Energy & Development Corp. and Subsidiaries
January 31, 1996, 1995 and 1994

NOTE 1   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of consolidation. The consolidated financial statements include the accounts of Mitchell Energy & Development Corp. and its majority-owned subsidiaries (the "Company"). All significant intercompany accounts and transactions are eliminated in consolidation. The Company follows the equity method of accounting for investments in 20%- to 50%-owned entities.

Use of estimates. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Adoption of Statement of Financial Accounting Standards (SFAS) Nos. 121 and
123. SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," requires that long-lived assets to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. When it is determined that an asset's estimated future net cash flows will not be sufficient to recover its carrying amount, an impairment charge must be recorded to reduce the carrying amount for that asset to its estimated fair value. As is more fully discussed in Note 10, the Company adopted SFAS No. 121 effective January 31, 1996.

    The Company will adopt SFAS No. 123, "Accounting for Stock-based Compensation," during fiscal 1997 using the proforma disclosure method described in the pronouncement. Accordingly, adoption of the statement will not affect the Company's financial statements but will add to its footnote disclosures.

Property, plant and equipment. The Company's exploration and production activities are accounted for using the "successful efforts" method. Under the successful efforts method, lease acquisition costs are capitalized as are costs to drill and equip development wells, including unsuccessful ones. Exploratory drilling costs are initially capitalized; if proved reserves are not found, such costs are subsequently expensed. Geological and geophysical costs and other exploration costs are charged to expense as incurred.

    The Company currently holds no unproved leases whose costs are individually significant. The aggregate costs of individually insignificant unproved leaseholds estimated to be non-productive are amortized on a straight-line basis over estimated holding periods based on historical experience. As unproved properties are determined to be productive, the related costs are transferred to proved oil and gas properties.

    Depreciation, depletion and amortization (DD&A) of proved oil and gas properties is determined on a field-by-field basis using physical units of production. Estimated future costs of dismantlement, restoration and abandonment are considered in determining DD&A expense. Impairment computations for proved oil and gas properties are performed on a field-by-field basis. Charges for such impairments, which totaled $11,516,000, $4,718,000 and $13,649,000 in fiscal 1996, 1995 and 1994, are included in DD&A expense.

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

Earnings per common share. Earnings per common share have been computed by dividing net earnings by the weighted average number of common shares outstanding during each period. After giving effect to the differing cash dividends paid on Class A and Class B shares, net earnings per share were $.69 for Class A and $.74 for Class B (versus $.71 on a combined basis) in fiscal 1996 and $.84 for Class A and $.89 for Class B (versus $.87 on a combined basis) in fiscal 1995. For fiscal 1994, earnings per share before extraordinary item were $.56 for Class A and $.61 for Class B (versus $.58 on a combined basis) while net earnings per share were $.46 for Class A and $.51 for Class B (versus $.48 on a combined basis). The dilutive effect of outstanding stock options, which was less than 3% for all years presented, has not been included in the earnings-per-share computations.

Statements of Cash Flows. Short-term investments with maturities of three months or less are considered to be cash equivalents. The reported amounts for proceeds from issuance of debt and debt repayments exclude the impact of borrowings with initial terms of three months or less. Interest paid--exclusive of amounts capitalized, but including amounts reported as cost of sales for finance operations--totaled $36,936,000, $40,058,000 and $38,052,000 during fiscal 1996, 1995 and 1994. Income taxes paid during these periods, including those resulting from the July 1995 natural gas contract settlement proceeds (see Note 10), totaled $23,900,000, $9,760,000 and $12,840,000. Woodlands
Office Equities - '95 Limited, a newly formed 25%-owned partnership, assumed a mortgage obligation of $12,796,000 in connection with its July 1995 purchase of ten office buildings from the Company. There were no other significant non-cash investing or financing activities during the three-year period ended January 31, 1996.

Reclassifications. Certain reclassifications of amounts previously reported have been made to conform to the current year's presentation.

NOTE 2   PROPERTY, PLANT AND EQUIPMENT

The cost and net book value of property, plant and equipment consisted of the following at January 31, 1996 and 1995 (in thousands):

                                                                      Cost                     Net Book Value
                                                           --------------------------    --------------------------
                                                                  1996           1995           1996           1995
                                                           -----------    -----------    -----------    -----------
Exploration and Production
Oil and gas properties  . . . . . . . . . . . . . . .      $ 1,564,852    $ 1,525,587    $   515,383    $   487,981
Support equipment and facilities  . . . . . . . . . .           55,961         68,941         22,591         28,340
                                                           -----------    -----------    -----------    -----------
                                                             1,620,813      1,594,528        537,974        516,321
                                                           -----------    -----------    -----------    -----------
Gas Services (including investments
  in equity partnerships) (Note 4)
Natural gas processing  . . . . . . . . . . . . . . .          172,496        222,755         57,301        100,139
Natural gas gathering . . . . . . . . . . . . . . . .          201,962        184,728         86,356         92,725
Other   . . . . . . . . . . . . . . . . . . . . . . .           30,061         18,544         29,206         17,794
                                                           -----------    -----------    -----------    -----------
                                                               404,519        426,027        172,863        210,658
                                                           -----------    -----------    -----------    -----------
Corporate . . . . . . . . . . . . . . . . . . . . . .           15,207         15,042          8,698          7,120
                                                           -----------    -----------    -----------    -----------
                                                           $ 2,040,539    $ 2,035,597    $   719,535    $   734,099
                                                           ===========    ===========    ===========    ===========



See Note 10 for information concerning asset write-downs and asset sales.

Note 3   REAL ESTATE

In accordance with industry accounting practice, real estate assets are reported as long-term assets in the consolidated balance sheets. Such assets--including, where applicable, the Company's net investments in equity partnerships-- consisted of the following at January 31, 1996 and 1995 (in thousands):

                                                                                                 1996          1995
                                                                                            ---------     ---------
The Woodlands
Land development  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       $ 502,121     $ 489,863
Commercial properties, net of accumulated depreciation of $35,544 and $47,752 . . . .          93,029       127,622
Equity investments and property management  . . . . . . . . . . . . . . . . . . . . .          29,406        23,396
Notes and contracts receivable and other  . . . . . . . . . . . . . . . . . . . . . .          44,857        48,108
                                                                                            ---------     ---------
                                                                                              669,413       688,989
Other properties, net of accumulated depreciation of $2,191 and $7,889  . . . . . . .          93,421       228,901
                                                                                            ---------     ---------
                                                                                            $ 762,834     $ 917,890
                                                                                            =========     =========


The Company's real estate activities are concentrated in The Woodlands, a planned community located north of Houston, which is being developed on approximately 25,000 acres. Consequently, these operations and the associated credit risks may be affected, either positively or negatively, by changes in economic conditions in this geographical area. Activities associated with The Woodlands include residential and commercial land sales; the construction and operation of office and industrial buildings, apartments, retail shopping centers, golf courses and a conference center; and the mortgage banking operations of a wholly owned subsidiary, Mitchell Mortgage Company.

    As discussed in Note 10, the Company adopted a revised business plan during fiscal 1996 that called for the disposal of most of its real estate properties located outside The Woodlands. The substantial year-to-year reduction in the carrying values of "other properties" resulted from write-downs and sales of these properties. At January 31, 1996, other real estate properties totaling 29,987 acres include certain resort properties in the Houston area and land held for sale which is located in Houston, on Galveston Island and in Colorado.

NOTE 4   EQUITY INVESTMENTS

During the three-year period ended January 31, 1996, the Company's principal partnership interests included the following:

                                                        Ownership
                                                        Percentage         Nature of Operations
                                                        ----------         ----------------------------------
Energy Operations
Austin Chalk Natural Gas Marketing Services                 45             Natural gas marketing
Belvieu Environmental Fuels (BEF)                         33.33            Production of MTBE
C&L Processors Partnership                                  50             Natural gas processing
Ferguson-Burleson County Gas Gathering System               45             Natural gas gathering
Gulf Coast Fractionators                                  38.75            Fractionation of natural gas liquids
U. P. Bryan                                                 45             Natural gas processing
MEC Development, Ltd. (terminated after its
  buyout by the Company effective May 1, 1993)              45             Oil and gas producing properties

Real Estate Operations
Grogan's Mill Apartments                                    50             Apartments in The Woodlands
The Woodlands Mall Associates                               50             Regional mall in The Woodlands
Woodlands Office Equities - '95 Limited                     25             Office buildings in The Woodlands
Lake Catamount Joint Venture                                50             Land held for sale
The Fort Crockett Hotel Limited (liquidated
  after the hotel was sold in January 1996)                 50             Resort hotel in Galveston, Texas


The Company's net investment in each of these entities is included in the applicable caption of property, plant and equipment (see Note 2) or real estate (see Note 3). The Company's equity in the pretax earnings of these entities is included in the applicable revenues caption of the consolidated statements of earnings and its equity in pretax losses of these entities is included in the applicable operating costs and expenses caption. A summary of the Company's net investments in partnerships at January 31, 1996 and 1995 and its equity in their pretax earnings (losses) for the years ended January 31, 1996, 1995 and 1994 follows (in thousands):

                                                        Net Investment          Equity in Pretax Earnings (Losses)
                                                   -----------------------     ------------------------------------
                                                        1996          1995          1996         1995          1994
                                                   ---------     ---------     ---------    ---------     ---------
EXPLORATION AND PRODUCTION
MEC Development, Ltd. . . . . . . . . . . . . .    $       -     $       -     $       -    $       -     $   3,594
                                                   =========     =========     =========    =========     =========
Gas Services
Austin Chalk Natural Gas Marketing Services . .    $   2,531     $   1,558     $     973    $   1,517     $   3,476
Belvieu Environmental Fuels . . . . . . . . . .       21,702        13,586         8,116       (1,080)            -
C&L Processors Partnership  . . . . . . . . . .       14,147        16,373           429         (346)        4,796
Ferguson-Burleson County Gas Gathering System .       58,331        45,890         7,913        4,297         8,208
Gulf Coast Fractionators  . . . . . . . . . . .        5,530         2,112         1,810       (1,338)        1,932
U.P. Bryan  . . . . . . . . . . . . . . . . . .        7,180         8,272         7,669        6,544         1,739
Others  . . . . . . . . . . . . . . . . . . . .          152         1,599          (205)      (3,604)          418
                                                   ---------     ---------     ---------    ---------     ---------
                                                   $ 109,573     $  89,390     $  26,705    $   5,990     $  20,569
                                                   =========     =========     =========    =========     =========
REAL ESTATE
Grogan's Mill Apartments  . . . . . . . . . . .    $   3,744     $   3,849     $     338    $     174     $      34
The Woodlands Mall Associates . . . . . . . . .        8,161        10,414           898          227           (99)
Woodlands Office Equities - '95 Limited . . . .        9,306             -           818            -             -
Other partnerships (which own commercial
  properties in The Woodlands)  . . . . . . . .        7,237         7,621           593          526           373
Lake Catamount Joint Venture  . . . . . . . . .       11,504        11,590          (639)         (70)         (108)
The Fort Crockett Hotel Limited
  (liquidated in January 1996)  . . . . . . . .            -         9,181          (763)      (1,057)       (1,114)
                                                   ---------     ---------     ---------    ---------     ---------
                                                   $  39,952     $  42,655     $   1,245    $    (200)    $    (914)
                                                   =========     =========     =========    =========     =========


The following paragraphs present summarized financial statement information, which is generally reported on a one-month lag, for all entities accounted for on the equity method. Summarized balance sheet information for these entities at January 31, 1996 and 1995 (on a 100% basis) follows (in thousands):

                                                                           1996                       1995
                                                                  ----------------------     ----------------------
Current assets  . . . . . . . . . . . . . . . . . . . . . . .                  $ 134,325                  $  98,004
Net noncurrent assets
  Energy  . . . . . . . . . . . . . . . . . . . . . . . . . .                    568,028                    543,203
  Real estate   . . . . . . . . . . . . . . . . . . . . . . .                    202,165                    199,152
Current liabilities . . . . . . . . . . . . . . . . . . . . .                     99,120                     87,100
Debt payable to third parties
  The Company's proportionate share
    Recourse to the Company   . . . . . . . . . . . . . . . .     $   66,688                 $ 137,200
    Nonrecourse to the Company  . . . . . . . . . . . . . . .        123,676                    72,217
  Other parties' proportionate share ($31,417 of which
    was guaranteed by the Company at January 31, 1996)  . . .        274,563     464,927*      288,547      497,964*
                                                                  ----------                 ---------
Notes payable to owners (including
  $12,468 and $13,257 payable to the Company)   . . . . . . .                     13,763                     14,359
Deferred credits and other  . . . . . . . . . . . . . . . . .                      1,153                        541
Owners' equity  . . . . . . . . . . . . . . . . . . . . . . .                    325,555                    240,395

- -------------------
* Includes current maturities of $73,891 in 1996 and $44,425 in 1995 (increase relates to BEF, whose debt was converted to a term loan in fiscal 1996).

Summarized earnings information for these entities for the years ended January 31, 1996, 1995 and 1994 follows (in thousands):

                                                                                    1996         1995          1994
                                                                               ---------    ---------     ---------
Revenues  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      $ 572,173    $ 416,129     $ 505,120
Operating earnings  . . . . . . . . . . . . . . . . . . . . . . . . . . .         92,224       20,194        71,223
Pretax earnings (before interest expense for those entities whose
  activities are funded by capital contributions of the owners)   . . . .         55,946        5,683        56,883

  The operations of certain of these partnerships have been funded using term loans secured by their assets and in some cases by contractual commitments or guaranties of the partners. Information concerning debt payable to third parties by these entities at January 31, 1996 and 1995 and the Company's proportionate share of such debt at January 31, 1996 is summarized as follows (in thousands):

                                                                                       1996 -- Company's Share
                                                            Entity Total          --------------------------------
                                                       ----------------------                   Non-
                                                             1996        1995      Recourse    recourse     Total
                                                       ----------   ---------     ---------   ---------   ---------
ENERGY ACTIVITIES
Belvieu Environmental Fuels . . . . . . . . . . . .    $  176,000   $ 176,000     $   6,667   $  52,000   $  58,667
C&L Processors Partnership  . . . . . . . . . . . .        86,209     101,209        23,276      19,829      43,105
Gulf Coast Fractionators  . . . . . . . . . . . . .        74,250      79,550         3,028      25,744      28,772
                                                       ----------   ---------     ---------   ---------   ---------
                                                          336,459     356,759        32,971      97,573     130,544
                                                       ----------   ---------     ---------   ---------   ---------
REAL ESTATE ACTIVITIES
Grogan's Mill Apartments  . . . . . . . . . . . . .        18,799      19,158             -       9,401       9,401
The Woodlands Mall Associates . . . . . . . . . . .        59,126      54,683        29,563           -      29,563
Woodlands Office Equities - O95 Limited . . . . . .        12,666          -          1,900       1,267       3,167
The Fort Crockett Hotel Limited . . . . . . . . . .             -      11,592             -           -           -
Other partnerships (which own commercial
  properties in The Woodlands)  . . . . . . . . . .        37,877      55,772         2,254      15,435      17,689
                                                       ----------   ---------     ---------   ---------   ---------
                                                          128,468    141,205         33,717      26,103      59,820
                                                       ----------   ---------     ---------   ---------   ---------
                                                       $  464,927   $497,964      $  66,688   $ 123,676   $ 190,364
                                                       ==========   ========      =========   =========   =========

Belvieu Environmental Fuels owns a plant with the capacity to produce up to 16,000 barrels per day of MTBE, a gasoline additive that reduces carbon monoxide emissions. Construction of this $225,000,000 facility, located at Mont Belvieu, Texas, was funded using proceeds of the partnership's loan agreement and capital contributions of the partners. During the third quarter of fiscal 1996, the loan agreement was converted to a five-year term loan maturing May 31, 2000. BEF has entered into agreements which require each of the three partners to provide one-third of the plant's isobutane feedstock and one of the partners, Sun Company, Inc., to purchase all of its production for a period extending through September 2004.

    The Company and its partner, Conoco, Inc., have each agreed to make aggregate future cash contributions to C&L Processors Partnership (C&L) of up to 27% of the partnership's loan balance should the partnership's operating cash flows not be sufficient to cover scheduled principal and interest payments. The partners made net cash advances to C&L of $4,836,000 and $9,000,000 in calendar 1995 and 1994 in the form of capital contributions and subordinated loans. Projections indicate that additional advances from the partners will be needed in future periods.

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

    The Woodlands Mall Associates is owned equally by the Company and General Growth Properties, who operates the 345,000-square-foot gross leasable area owned by the partnership which is part of a one million square foot regional shopping mall that opened in October 1994. The partnership's $65,000,000 bank loan, which matures in January 1999, is secured by the property and the joint and several guaranties of the partners.

NOTE 5   LONG-TERM DEBT

The Company's outstanding debt includes parent company borrowings, the proceeds of which have been advanced to the operating subsidiaries, and the direct borrowings of certain subsidiaries. Allocation of the parent company advances among the subsidiaries changes in response to the specific financing needs of the subsidiaries and the parent company. A summary of outstanding long-term debt at January 31, 1996 and 1995 follows (in thousands):

                                                                                  1996
                                                                 ------------------------------------
                                                                   Energy     Real Estate                  1995
                                                                 Operations   Operations      Total        Total
                                                                 ----------   -----------    --------     ---------
Parent Company Senior Notes, Unsecured
5.10%, due February 15, 1997  . . . . . . . . . . . . . . .                                  $100,000     $ 100,000
8%, due July 15, 1999 . . . . . . . . . . . . . . . . . . .                                   100,000       100,000
9 1/4%, due January 15, 2002  . . . . . . . . . . . . . . .                                   250,000       250,000
6 3/4%, due February 15, 2004 . . . . . . . . . . . . . . .                                   250,000       250,000
                                                                                             --------     ---------
                                                                   $280,727*    $419,273*     700,000       700,000
Subsidiary Borrowings
Bank revolving credit agreements, unsecured
  Energy/Real Estate committed facilities   . . . . . . . .          15,000       30,000       45,000       120,000
  Mitchell Mortgage Company,
    $18 million, at floating interest rates   . . . . . . .               -       15,000       15,000        14,500
Uncommitted money market facilities, at floating
  interest rates  . . . . . . . . . . . . . . . . . . . . .          50,000            -       50,000             -
Unsecured term loan, 7.98%, due in May 1997 . . . . . . . .          30,000            -       30,000        30,000
Commercial paper (repaid in 1996) . . . . . . . . . . . . .               -            -            -        22,000
Mortgages, 9.6% average rate  . . . . . . . . . . . . . . .               -        5,396        5,396        20,079
                                                                  ---------    ---------     --------     ---------
                                                                    375,727      469,669      845,396       906,579
Less - Amounts reported as short-term debt  . . . . . . . .               -       13,732       13,732        11,617
                                                                  ---------    ---------     --------     ---------
                                                                  $ 375,727    $ 455,937     $831,664     $ 894,962
                                                                  =========    =========     ========     =========

- ------------
* Intercompany loans from parent company.

In April 1996, the Company entered into an agreement with a group of banks for a facility to provide letters of credit to collateralize appeals bonds in connection with the North Texas water well litigation discussed in Note 7, which facility will be used in the appeal of a $204 million judgment against the Company. Additional letters of credit can be issued under this facility, if required, during a three-year period ending in April 1999, and any amounts drawn against the letters of credit are payable in April 2000.

    In connection with entering into the letter of credit facility, the Company's bank revolving credit agreements were also revised in April 1996 to provide committed facilities aggregating $200 million for the Company's Energy and Real Estate operations. The Company had $167,900,000 in additional borrowing capacity available after the agreements were revised. Borrowings under the bank revolving credit agreements are payable in April 2000. Interest rates are based on spreads over the London Interbank Offered Rate and the prevailing certificate of deposit rate or prime. Such rates vary based on the highest of the ratings given the Company's senior notes by two specified rating agencies. The Company compensates the banks for the unused portions of these facilities by paying specified fees.

    The Company's senior notes have no sinking fund requirements and are not redeemable prior to their respective maturity dates. The bank credit agreements contain certain restrictions which, among other things, require consolidated stockholders' equity to equal at least $300,000,000. Consequently, retained earnings available for the payment of cash dividends totaled $181,903,000 at January 31, 1996. The credit agreements also require the maintenance of specified financial and asset value-to-debt ratios. These agreements and/or the senior notes indenture also limit the amounts of additional borrowings and letters of credit, restrict the sale or lease of certain assets and limit the right of the parent company and certain subsidiaries to merge with other companies.

    Debt maturities for the five fiscal years subsequent to January 31, 1996, excluding amounts reported as short-term debt, are as follows (in thousands):

                                                             1997        1998        1999          2000         2001
                                                       ----------   ---------    --------     ---------   ----------
Senior notes  . . . . . . . . . . . . . . . . . . .    $        -   $ 100,000    $      -     $ 100,000   $        -
Bank revolving credit agreements (includes borrowings
  outstanding under money market facilities)  . . .             -           -       1,268             -       95,000
Unsecured term loan . . . . . . . . . . . . . . . .             -      30,000           -             -            -
Mortgages . . . . . . . . . . . . . . . . . . . . .           327         325         265            55           56
                                                       ----------   ---------    --------     ---------   ----------
                                                       $      327   $ 130,325    $  1,533     $ 100,055   $   95,056
                                                       ==========   =========    ========     =========   ==========


Subsequent to January 31, 1996, borrowings outstanding under the Company's money market facilities were refinanced under its bank revolving credit agreements. Bank revolving credit agreement maturities are based on present maturity dates, which may be extended. The fiscal 1997 debt maturities shown above are included in noncurrent liabilities in the consolidated balance sheets since they can be refunded by borrowing under credit agreements having no fiscal 1997 maturities.

NOTE 6   INCOME TAXES

Exclusive of the tax benefit attributable to the extraordinary charge discussed in Note 13, income taxes for the years ended January 31, 1996, 1995 and 1994 consist of the following (in thousands):

                                                                                       1996       1995         1994
                                                                                   --------    -------     --------
Current
Federal . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      $ 24,541    $ 3,407     $  8,805
State . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         3,420      3,639        3,188
                                                                                   --------    -------     --------
                                                                                     27,961      7,046       11,993
                                                                                   --------    -------     --------
Deferred
Federal . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        (9,494)    15,175        7,749
State . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         2,735      2,516       (2,396)
                                                                                   --------    -------     --------
                                                                                     (6,759)    17,691        5,353
                                                                                   --------    -------     --------
                                                                                   $ 21,202    $24,737     $ 17,346
                                                                                   ========    =======     ========


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

    Reconciliations from the 35% statutory Federal income tax rate to the Company's effective income tax rate (exclusive of the tax benefit attributable to an extraordinary charge in 1994) for the fiscal years 1996, 1995 and 1994 follow:

                                                                                              1996    1995     1994
                                                                                              ----    ----    -----
Statutory Federal income tax rate . . . . . . . . . . . . . . . . . . . . . . . . . . .       35.0%   35.0%    35.0%
State income taxes, net of Federal income tax benefit . . . . . . . . . . . . . . . . .        6.8     5.6      1.1
Federal tax credits . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       (6.4)   (5.4)   (10.8)
Utilization of tax carryforwards  . . . . . . . . . . . . . . . . . . . . . . . . . . .          -       -     (2.2)
Increase in corporate statutory Federal income tax rate . . . . . . . . . . . . . . . .          -       -     13.9
Other, net  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         .9     (.1)     (.4)
                                                                                              ----    ----    -----
                                                                                              36.3%   35.1%    36.6%
                                                                                              ====    ====    =====

Federal tax credits consist principally of amounts available under Section 29 of the Internal Revenue Code for natural gas produced from certain wells. The fiscal 1994 provision for deferred Federal income taxes was reduced by $1,054,000 when certain tax carryforwards were estimated to be utilizable that previously had been expected to expire.

    The principal components of the Company's deferred income tax liability include the following at January 31, 1996 and 1995 (in thousands):

                                                                                                 1996          1995
                                                                                            ---------     ---------
Real estate holding costs . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     $ 135,062     $ 183,103
Oil and gas acquisition, exploration and development costs
  deducted for tax purposes in excess of financial statement DD&A   . . . . . . . . . .        86,896        60,088
Depreciation of other property, plant and equipment . . . . . . . . . . . . . . . . . .        32,163        60,975
Business tax credit carryforwards . . . . . . . . . . . . . . . . . . . . . . . . . . .        (7,284)      (33,255)
Unused alternative minimum tax credits  . . . . . . . . . . . . . . . . . . . . . . . .       (28,471)      (30,105)
Employee benefits expense not deductible for tax purposes . . . . . . . . . . . . . . .       (19,507)      (17,276)
Natural gas contract restructuring proceeds . . . . . . . . . . . . . . . . . . . . . .             -       (12,256)
Other . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        (4,951)      (10,552)
                                                                                            ---------     ---------
                                                                                            $ 193,908     $ 200,722
                                                                                            =========     =========

At January 31, 1996, the Company had business tax credit carryforwards (consisting principally of investment tax credits) of $7,284,000, substantially all of which expire during the fiscal years 1997 through 2001, and $28,471,000 of unused alternative minimum tax credits that can be carried forward indefinitely. These carryforwards have been recognized in the calculation of financial statement tax provisions. Accordingly, their utilization reduces only the amount of taxes currently payable, not the aggregate financial statement provision for income taxes.

NOTE 7   COMMITMENTS AND CONTINGENCIES

North Texas water well litigation. On March 1, 1996, a judgment was entered against a subsidiary of the Company by a Wise County, Texas court awarding $4,051,760 in actual damages (consisting of $339,266 for economic damages and $3,712,494 for pain, mental anguish, inconvenience, etc.) and $200,000,000 in exemplary damages to eight plaintiff groups, who claimed that the natural gas operations of the subsidiary had affected their water wells.

    The Company believes scientific evidence indicates that its operations were not the source of the alleged problems. Further, the economic damages were not large relative to the total judgment, and no long-term medical problems were even alleged. Arrangements have been made to provide the surety bonds required to appeal this case, and the Company will take every possible step to overturn this judgment. The Company and its outside counsel believe there are numerous legal bases for a complete reversal on appeal by rendition of a judgment in the Company's favor or a reversal and remand of the case for a new trial. In any event, the Company and its outside counsel believe that the judgment will be reversed or significantly reduced upon completion of the appeals process.

    In addition, similar lawsuits each claiming damages of more than $1,000,000 have been brought by 29 other plaintiff groups. Of such suits, 17 have been combined and set for trial in June 1996, another has been set for trial in August 1996 and trial dates have not been set for the remaining suits.

    While the amounts that ultimately will be incurred are not determinable at this time, a $15,000,000 charge was recorded in January 1996 to provide for costs the Company considers probable that it will incur in connection with all the existing litigation related to this matter. Consistent with the Company's belief that it is not responsible for the alleged problems, this provision consisted primarily of expected future costs for attorneys' fees, bonds and other costs required to appeal the judgment to the highest possible level and to defend the Company in the other suits. However, based on its current assessment, an amount for disposition of this litigation was also included in the accrual.

    Although the Company believes that the litigation ultimately will be resolved for significantly less than the amount of the judgment and the claims for damages, it is possible that the Company's costs could exceed its $15,000,000 accrual. However, the Company has no basis on which to estimate a range of such possible additional losses, if any, because of errors it believes were made by the trial court and since the Company believes that it was not responsible for the water well problems and that its actions did not provide a basis for the awarding of exemplary damages.

    If the Company ultimately is determined to have significant liabilities in connection with this litigation, it believes that recoveries should be available from the companies that have participated in its longstanding insurance program. Accordingly, the Company has notified the numerous insurance carriers whose policies covered the Company's North Texas operations over the period that might relate to the alleged problems. Because of uncertainties regarding the Company's ultimate liability and when the alleged problems occurred and because of the large number of insurance carriers that might be involved, the Company is presently unable to estimate the magnitude of any such insurance proceeds or the timing of any such recoveries.

Other litigation or potential litigation. Legal actions have been brought or threatened against the Company by 59 home owners in The Woodlands and against certain developers, governmental entities and the Company by 64 property owners in surrounding communities related to flooding in the North Houston area in October 1994. These claimants generally are seeking reimbursements for property damages, but some are making claims for deceptive trade practices or mental anguish or are claiming that the Company contributed to the flooding of their homes. The Company contends that it was not responsible for these damages, which it believes resulted from a record, near 500-year flood and were not preventable with the exercise of ordinary care and generally accepted drainage design. The Company and its outside counsel believe it is not probable that the Company will incur losses in connection with these legal actions that will be material to its financial statements.

    On November 21, 1995, a jury in a District Court in Beaumont, Texas, rendered a judgment against the Company finding that, by using the surface of a tract of land for a gas storage project, it had unreasonably prevented the plaintiff from developing its oil rights. The judgment included approximately $1,600,000 in actual damages, interest and costs plus $3,000,000 in exemplary damages. The Company and its outside legal counsel believe it is probable that the judgment will be overturned or its amount significantly reduced upon completion of the appeals process.

    A group of plaintiffs' attorneys is attempting to convert to class-action status a lawsuit that challenges the Company's royalty payment practices in North Texas. The Company believes that its royalty payment practices have been appropriate and will aggressively defend itself against any such litigation. Because of the limited discovery and factual investigation that has taken place to date, it is not possible to evaluate the range of possible exposure. However, based on the information presently available, the Company and its outside counsel believe it is not probable that the Company will incur losses in connection with this litigation that will be material to its financial statements.

    The Company also is party to other claims and legal actions arising in the ordinary course of its business and to recurring examinations performed by the Internal Revenue Service and other regulatory agencies. While the outcome of such matters cannot be predicted with certainty, management expects that losses, if any, resulting from the ultimate resolution of the matters discussed in this paragraph will not be material to the Company's financial statements.

Environmental regulations. The Company is considered by the United States Environmental Protection Agency to be a potentially responsible party with respect to four Superfund waste disposal sites. The only site involving more than minimal potential exposure to the Company is the Operating Industries, Inc. site located in Monterey Park, California, where small amounts of drilling fluids from Company-operated oil and gas wells were deposited. Although the Company believes that it should be exempt from liability with respect to this site, to date it has paid and expensed approximately $335,000 of clean-up costs. While additional exposure exists for future clean-up and closure costs of this site, the Company's share of such costs is not expected to be significant.

    While the Company believes it is in substantial compliance with the many Federal, state and local laws and regulations relating to the protection of the environment and public health, changes in such laws and regulations are continually monitored by the Company. Management presently knows of no such changes that will have a material adverse effect upon the Company's financial statements.

Mortgage activities. Mitchell Mortgage Company (MMC) administers approximately $164,000,000 of securities, backed by Federal Housing Administration (FHA) and Department of Veterans Affairs (VA) mortgages, on which it has guaranteed payments of principal and interest to the security holders. These mortgages are supported by government-sponsored insurance and are collateralized by real estate. In the event of default by a mortgagor, MMC may incur a loss if uncollected principal and interest, together with foreclosure and other costs, exceed established FHA or VA reimbursement limits. Management expects that losses, if any, incurred in connection with defaults by borrowers under FHA and VA mortgages serviced by MMC will not be material to the Company's financial statements.

Leases and contingent liabilities. The Company has various noncancellable equipment and facility operating lease agreements which provide for aggregate future payments of approximately $68,600,000. Minimum rentals for each of the five years subsequent to fiscal 1996 total approximately $7,400,000, $7,200,000, $6,800,000, $6,200,000 and $4,800,000. Rental expense for operating leases was approximately $9,700,000, $10,400,000 and $9,900,000 in fiscal 1996, 1995 and 1994. Exclusive of obligations described elsewhere in these notes, the Company had contingent liabilities at January 31, 1996 totaling approximately $17,600,000, which consist primarily of guarantees of third-party debt.

NOTE 8   COMMON STOCK

The Company has two classes of common stock which are designated Class A and Class B. Both the Class A and Class B common shares are freely transferable and are listed on the New York Stock Exchange; neither is convertible into the other class of common stock or any other security of the Company at the option of the holder. The Class A shares have full voting rights, whereas the Class B shares have no voting rights, except as provided by law. The amended Articles of Incorporation allow cash dividends on Class B shares to be greater, but not less, than those paid on Class A shares and also contain certain Class B protection provisions.

    In May 1993, the Company sold 5,900,000 shares of its nonvoting Class B common stock at $21.875 per share. After deducting offering costs, the net proceeds from the sale totaled approximately $123,400,000. Of the net proceeds, $78,251,000 was used in connection with the buyout of MEC Development, Ltd. The remaining proceeds initially were used to pay down borrowings under certain Energy Division credit agreements. Such amounts subsequently were reborrowed to fund drilling costs that otherwise would have been expenditures of the partnership.

NOTE 9   STOCK OPTIONS AND BONUS UNITS

The Company's 1995 Stock Option Plan authorizes the granting of incentive and nonqualified options to purchase up to a total of 2,500,000 shares of Class B common stock at prices not less than the market value on the date of grant. The options have maximum terms of 10 years and become exercisable ratably over a three-year period. Previously, the Company had granted options under 1979 and 1989 Stock Option Plans, under which no further grants can be made. Almost all of the earlier grants have been exercised that had associated stock appreciation rights (SARs) entitling optionees to receive cash payments equal to the difference between the market value and the option price at the time of exercise. Summarized stock option information follows:

                                                                               Exercisable Options
                                                                               -------------------        Shares
                                                                  Options                  Average     Reserved for
                                                                Outstanding     Number      Price      Future Grant
                                                                -----------    -------     -------     ------------
At January 31, 1993 . . . . . . . . . . . . . . . . . . . .       404,075      344,375     $ 8.96         437,500
Granted . . . . . . . . . . . . . . . . . . . . . . . . . .       120,000
Exercised (at average price of $8.82 per share) . . . . . .      (218,375)
Cancelled . . . . . . . . . . . . . . . . . . . . . . . . .        (4,400)
                                                                 --------
At January 31, 1994 . . . . . . . . . . . . . . . . . . . .       301,300      142,100     $ 9.99         321,900
Exercised (at average price of $8.83 per share) . . . . . .       (28,650)
                                                                 --------
At January 31, 1995 . . . . . . . . . . . . . . . . . . . .       272,650      147,350     $12.40         321,900
Granted under 1995 plan (at $17.625 per share)  . . . . . .       477,800
Exercised (at average price of $8.80 per share )  . . . . .       (71,150)
Cancelled . . . . . . . . . . . . . . . . . . . . . . . . .       (10,050)
                                                                 --------
At January 31, 1996 . . . . . . . . . . . . . . . . . . . .       669,250       95,650     $17.59       2,022,200
                                                                 ========


The 1995 Stock Option Plan is to be submitted for approval in connection with the annual stockholder meeting scheduled for June 26, 1996. The grants under the 1995 Stock Option Plan shown in the table above are contingent upon obtaining the subsequent approval of the Company's stockholders. The same is true for the 2,022,200 Class B shares reserved for future grant, 499,400 of which were subsequently granted on February 21, 1996 at a price of $18.125 per share.

    In previous years, the Company issued phantom-stock awards, which it called "bonus units," as a long-term incentive. Upon the redemption of such awards, grantees receive gross compensation in amounts equal to the difference between the market price of the Company's common stock and a floor price (the market price of the stock when the units were awarded). The Company's 1991 Bonus Unit Plan authorized the issuance of up to 700,000 units, substantially all of which were granted. These units generally vest in equal annual installments over a five-year period. At January 31, 1996, grants covering 431,750 units with an average floor price of $15.85 were outstanding (329,050 of which were exercisable). For SARs and bonus units, the Company recognizes compensation expense over their applicable vesting terms (or reversals to the extent of previously recorded appreciation in periods when the market price of the stock declines). Such expense accruals (reversals) aggregated $747,000, $(1,954,000) and $3,875,000 in fiscal 1996, 1995 and 1994.

NOTE 10  SEGMENT INFORMATION

Industry segment data for the fiscal years ended January 31, 1996, 1995 and 1994 are as follows (in thousands):

                                                        Inter-      Segment       Total                    Capital      Identi-
                                             Outside   segment     Operating    Operating                  Expendi-     fiable
                                             Revenues  Revenues    Earnings     Earnings         DD&A      tures(a)     Assets
                                            ---------- ---------  -----------  ----------     ----------  ----------  ----------
FISCAL 1996
EXPLORATION AND PRODUCTION
Operations  . . . . . . . . . . . . . . .   $  214,067 $       -  $    35,775  $   23,822     $   93,206  $  141,667  $  761,743
Gain from gas contract buyout . . . . . .      205,256         -      205,256     205,256              -           -           -
Litigation provision (see Note 7) . . . .            -         -      (15,000)    (15,000)             -           -           -
Gains from sales of producing
  properties and drilling rigs  . . . . .        5,338         -        5,338       5,338              -           -           -
Personnel reduction program costs . . . .            -         -       (7,935)     (7,935)             -           -           -
                                            ---------- ---------  -----------  ----------     ----------  ----------  ----------
                                               424,661         -      223,434     211,481         93,206     141,667     761,743
                                            ---------- ---------  -----------  ----------     ----------  ----------  ----------
GAS SERVICES
Natural gas processing  . . . . . . . . .      283,378    20,808       30,994      27,690          6,725       5,660      92,767
Natural gas gathering and marketing . . .      184,584   103,055       14,063      10,340          6,645      26,119     130,741
Other   . . . . . . . . . . . . . . . . .       10,296         -        9,059       8,957            107       6,579      29,543
Asset write-downs . . . . . . . . . . . .            -         -      (52,715)    (52,715)        41,330           -           -
Personnel reduction program costs . . . .            -         -       (3,600)     (3,600)             -           -           -
                                            ---------- ---------  -----------  ----------     ----------  ----------  ----------
                                               478,258   123,863       (2,199)     (9,328)        54,807      38,358     253,051
                                            ---------- ---------  -----------  ----------     ----------  ----------  ----------
REAL ESTATE
Operations (including a $19,449 gain
  from the sale of a 50% partnership
  interest in a cable television system)       168,828     6,413       48,848      43,779          7,223      59,990     793,190
Write-downs of properties . . . . . . . .            -         -     (123,916)   (123,916)             -           -           -
Personnel reduction program costs . . . .            -         -       (3,000)     (3,000)             -           -           -
                                            ---------- ---------  -----------  ----------     ----------  ----------  ----------
                                               168,828     6,413      (78,068)    (83,137)         7,223      59,990     793,190
                                            ---------- ---------  -----------  ----------     ----------  ----------  ----------
CORPORATE . . . . . . . . . . . . . . . .            -         -           -      (20,670)(b)      3,360       6,068      34,885
                                            ---------- ---------  -----------  ----------     ----------  ----------  ----------
                                            $1,071,747 $ 130,276  $   143,167  $   98,346     $  158,596  $  246,083  $1,842,869
                                            ========== =========  ===========  ==========     ==========  ==========  ==========
FISCAL 1995
EXPLORATION AND PRODUCTION (including
  a $3,791 gain from sale of drilling
  rigs)   . . . . . . . . . . . . . . . .   $  277,099 $       -  $    87,906  $   74,899     $   96,369  $  115,073  $  560,818
                                            ---------- ---------  -----------  ----------     ----------  ----------  ----------
GAS SERVICES
Natural gas processing  . . . . . . . . .      252,159    21,419       23,253      19,723          7,865      14,227     165,647
Natural gas gathering and marketing . . .      180,038    82,875       12,335       8,420          7,898      15,279     134,955
Other   . . . . . . . . . . . . . . . . .        6,989     8,509         (846)     (1,212)         1,998       5,605      18,737
Gains from major asset sales  . . . . . .       48,821         -       48,821      48,821              -           -           -
Asset write-downs/restructuring charges .            -         -      (31,252)    (31,252)        14,832           -           -
                                            ---------- ---------  -----------  ----------     ----------  ----------  ----------
                                               488,007   112,803       52,311      44,500         32,593      35,111     319,339
                                            ---------- ---------  -----------  ----------     ----------  ----------  ----------
REAL ESTATE
Operations  . . . . . . . . . . . . . . .      129,465     6,660       25,793      20,009          8,294      65,123     949,219
Write-downs of properties . . . . . . . .            -         -       (5,661)     (5,661)             -           -           -
                                            ---------- ---------  -----------  ----------     ----------  ----------  ----------
                                               129,465     6,660       20,132      14,348          8,294      65,123     949,219
                                            ---------- ---------  -----------  ----------     ----------  ----------  ----------
CORPORATE . . . . . . . . . . . . . . . .            -         -           -      (15,623)(b)      3,468       4,268      26,495
                                            ---------- ---------  -----------  ----------     ----------  ----------  ----------
                                            $  894,571 $ 119,463  $   160,349  $  118,124     $  140,724  $  219,575  $1,855,871
                                            ========== =========  ===========  ==========     ==========  ==========  ==========
FISCAL 1994
EXPLORATION AND PRODUCTION
Oil and gas . . . . . . . . . . . . . . .   $  265,798 $       -  $    68,551  $   56,580     $   89,793  $  236,111  $  568,836
Other   . . . . . . . . . . . . . . . . .          368     5,779         (365)       (553)           415         343       4,412
                                            ---------- ---------  -----------  ----------     ----------  ----------  ----------
                                               266,166     5,779       68,186      56,027         90,208     236,454     573,248
                                            ---------- ---------  -----------  ----------     ----------  ----------  ----------
GAS SERVICES
Natural gas processing  . . . . . . . . .      253,605    18,819       20,088      16,363          9,705       6,003     144,987
Natural gas gathering and marketing . . .      296,373    88,744       18,742      14,869          9,352      30,668     244,932
Other   . . . . . . . . . . . . . . . . .       10,559    12,766        3,829       3,496          2,651      11,957      37,526
                                            ---------- ---------  -----------  ----------     ----------  ----------  ----------
                                               560,537   120,329       42,659      34,728         21,708      48,628     427,445
                                            ---------- ---------  -----------  ----------     ----------  ----------  ----------
REAL ESTATE . . . . . . . . . . . . . . .      126,106     6,620       21,078      15,291          7,282      65,132     930,535
                                            ---------- ---------  -----------  ----------     ----------  ----------  ----------
CORPORATE . . . . . . . . . . . . . . . .            -         -            -     (17,345)(b)      2,662       3,866      38,064
                                            ---------- ---------  -----------  ----------     ----------  ----------  ----------
                                            $  952,809 $ 132,728  $   131,923  $   88,701     $  121,860  $  354,080  $1,969,292
                                            ========== =========  ===========  ==========     ==========  ==========  ==========


(a) On accrual basis, including exploratory expenditures.
(b) General corporate expenses, including personnel reduction program costs of $5,665 in 1996.

Intersegment revenues are recorded at prevailing market prices and are eliminated in consolidation. Substantially all of the Company's operations are conducted in the United States. The Company's energy revenues are derived principally from uncollateralized sales to customers in the electrical generation, gas distribution, petrochemical and oil and gas industries. These industry concentrations have the potential to impact the Company's exposure to credit risk, either positively or negatively, because customers may be similarly affected by changes in economic or other conditions. The creditworthiness of this customer base is strong, and the Company has not experienced significant credit losses. Exploration and production and natural gas gathering and marketing sales to Natural Gas Pipeline Company of America constituted approximately 10%, 15% and 13% of consolidated revenues, respectively, during fiscal 1996, 1995 and 1994.

    The reported segment operating earnings amounts represent the operating earnings of the Company's various industry segments before charges for administrative, accounting, legal, information systems and other costs that are managed on a company-wide basis. The reported total operating earnings information was added to the segment disclosure in the current year after an extensive review of these costs and their relationship to the Company's various industry segments. In this analysis, all general and administrative expenses except for general corporate expenses incurred in connection with the overall management of the Company and the operation of the parent company have been allocated to the industry segments based on their estimated use of these services.

    Effective July 1, 1995, the Company terminated its North Texas gas sales contract with Natural Gas Pipeline Company of America (Natural) which had been scheduled to expire on December 31, 1997. In exchange, it received proceeds (for itself and other interest owners) consisting of $55,500,000 in cash (which was used to pay down long-term debt), receivables with discounted values of $91,608,000 and $82,369,000, respectively, related to payments of $95,000,000 and $91,000,000 due from Natural on February 1, 1996 and 1997 and ownership (effective in January 1998) of Natural's gathering system that serves 1,500 of the Company's North Texas wells. The discounted value of the Company's share of these early termination proceeds aggregated $176,189,000. After recognizing the remaining $29,067,000 of previously deferred restructuring proceeds related to this contract, the Company reported a gain of $205,256,000 on the contract buyout in the second quarter of fiscal 1996. Effective with the contract's termination on July 1, 1995, the Company began receiving market-sensitive prices for 80,000 Mcf per day of natural gas for which previously it had received $4.00 per MMBtu in calendar 1995.

    Exploration and production segment operating earnings for fiscal 1996 include gains of $4,338,000 from the sale of certain West Texas producing oil and gas properties and $1,000,000 related to the redemption of warrants that had been obtained in connection with a prior-year sale of drilling rigs.

    During the three-month period ended April 30, 1995, the Company implemented a personnel reduction program which resulted in the elimination of approximately 300 jobs. Aggregate pretax costs of this program, including $5,665,000 reported as general and administrative expense, totaled $20,200,000. Of these costs, $11,128,000 represented the present value of incremental pension and retiree medical benefits provided under a voluntary incentive retirement program offered to 130 employees (114 of whom accepted) while $9,072,000 represented the cash costs of severance and other benefits.

    During fiscal 1996, gas services asset write-downs totaling $52,715,000 were recorded. Of this amount, $7,111,000 was a third-quarter charge that was recorded to reduce to their net realizable values the carrying values of three gas processing plants that the Company subsequently sold to a third party in December. Upon completion of the gas services asset management study and concurrent with the Company's adoption of SFAS No. 121 effective January 31, 1996, write-downs totaling $45,604,000 were recorded related to various gas processing and natural gas gathering facilities. The write-downs included downward adjustments in the estimated fair values of assets held for sale and charges for certain operating properties whose cash flows had been adversely impacted in recent periods by volume declines, contractual changes and other factors which indicated that their capitalized costs would not be recovered. Ultimately it is possible that a number of these assets will be sold, traded or combined with assets of third parties in joint ventures. The write-downs of the operating properties to fair value under the SFAS No. 121 methodology were approximately $6,800,000 larger than they would have been using the cost-recovery methodology that was applicable prior to SFAS No. 121.

    In August 1995, the Company completed a real estate asset management study and adopted a revised business plan that called for the disposal within the near term of most of its properties located outside The Woodlands. Because of the revised business plan, it was necessary to reduce the carrying values of these properties to their estimated fair market values, net of disposition costs. As a result, property write-downs of $112,794,000 were recorded in fiscal 1996's second quarter and were subsequently increased by $11,122,000 in the fourth quarter to lower the estimated fair market values, net of disposition costs, for certain of the properties.

    During fiscal 1995, the Company reported a gain of $3,791,000 on the sale of 16 land drilling rigs for $9,000,000.

    Gas services segment revenues and operating earnings for fiscal 1995 include $48,821,000 in gains from the major asset sales. Specifically, the Company sold its Spindletop gas storage facility, Winnie Pipeline system and a 50% interest in a related gas processing plant for $120,000,000 and its compression operations, including 370 compressors and associated facilities and parts inventory, for $35,000,000. Gains of $29,196,000 and $19,625,000 were recorded on these transactions.

    Gas services asset write-downs and restructuring charges totaling $31,252,000 were recorded during fiscal 1995 in connection with a divisional restructuring. This restructuring was undertaken because of the adverse economic environment, particularly prices and margins, experienced during the last half of fiscal 1994 and early in fiscal 1995. Write-downs of asset carrying values and accruals of future lease rentals totaling $23,888,000 were recorded. In addition, a voluntary incentive retirement program was undertaken to bring the division's employment level in line with the expected future needs. The costs associated with this program aggregated $7,364,000, most of which will be paid over an extended period as additional retirement and retiree medical benefits.

    During fiscal 1995's third quarter, certain real estate properties which had been held for long-term development were written down to net realizable values. The write-downs, which totaled $5,661,000, were largely related to undeveloped tracts outside The Woodlands that the Company decided to sell, rather than develop.

    Because of their magnitude and unusual nature, and in accordance with Accounting Principles Board Opinion No. 30, the items discussed in the preceding paragraphs have been reported as separate components of segment operating earnings.

NOTE 11  RETIREMENT BENEFITS

Qualified retirement plan. Except for those engaged in leisure industry activities, substantially all full-time employees of the Company who meet specified age and service requirements are covered by a defined benefit retirement plan which is maintained without cost to the employees. Pension benefits are based on years of service and average earnings for the three highest consecutive years during the 10 years immediately preceding retirement. The Company's funding policy is to make contributions to the plan of at least the minimum amounts required by applicable Federal laws and regulations; such contributions were $4,631,000 in fiscal 1996 and none in fiscal 1995 and 1994.

    The projected unit credit actuarial method is used in determining the Company's required annual contributions to the retirement plan and its financial statement pension expense. The assumptions used in the computations include an expected long-term rate of return on plan assets of 9%, age-graded annual salary increases ranging from 3.5% to 5.5% in fiscal 1996 (5% overall in fiscal 1995 and 1994) and discount rates for the projected benefit obligation of 7.25%, 8.5% and 7.25%, respectively, in fiscal 1996, 1995 and 1994. Plan assets consist primarily of marketable equity securities and long-term U. S. Treasury bonds. Components of financial statement pension expense for the years ended January 31, 1996, 1995 and 1994 were (in thousands):

                                                                                      1996        1995         1994
                                                                                   -------     -------     --------
Service cost (benefits accrued during the year) . . . . . . . . . . . . . . .      $ 3,579     $ 4,392     $  4,097
Interest accrued on projected benefit obligation  . . . . . . . . . . . . . .        8,526       7,528        7,188
Early retirement benefits accrued . . . . . . . . . . . . . . . . . . . . . .        8,329       4,126            -
Return on plan assets . . . . . . . . . . . . . . . . . . . . . . . . . . . .       (8,634)     (9,783)      (8,581)
Amortization of unrecognized gains  . . . . . . . . . . . . . . . . . . . . .       (1,183)     (1,400)      (1,853)
                                                                                   -------     -------     --------
Financial statement pension expense . . . . . . . . . . . . . . . . . . . . .      $10,617     $ 4,863     $    851
                                                                                   =======     =======     ========

The following table summarizes the plan's funded status for financial statement purposes and the related amounts included in the Company's balance sheets at January 31, 1996 and 1995 (in thousands):

                                                                                                 1996          1995
                                                                                            ---------    ----------
Actuarial Present Value of Pension Benefit Obligation
Vested benefits . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       $ 100,014    $   79,997
Nonvested benefits  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           8,988         4,222
                                                                                            ---------    ----------
Accumulated benefit obligation  . . . . . . . . . . . . . . . . . . . . . . . . . . .         109,002        84,219
Provision for future salary increases . . . . . . . . . . . . . . . . . . . . . . . .          18,697        18,741
                                                                                            ---------    ----------
Projected benefit obligation  . . . . . . . . . . . . . . . . . . . . . . . . . . . .       $ 127,699    $  102,960
                                                                                            =========    ==========

Amounts Available to Satisfy Pension Benefit Obligation
Plan assets, at market value  . . . . . . . . . . . . . . . . . . . . . . . . . . . .       $ 123,087    $   98,584
Unrecognized actuarial gains  . . . . . . . . . . . . . . . . . . . . . . . . . . . .         (17,881)      (12,131)
Balance sheet accrual for pension expense . . . . . . . . . . . . . . . . . . . . . .          22,493        16,507
                                                                                            ---------    ----------
                                                                                            $ 127,699    $  102,960
                                                                                            =========    ==========

Nonqualified retirement plans. Internal Revenue Service regulations limit the benefits that may be paid to certain employees under the Company's qualified retirement plan. Nonqualified plans are maintained to make the basis on which those individuals' retirement benefits are determined the same as is used for other employees. The Company's liability to make these payments is a general obligation for which a trust fund has not been established. Amounts expensed related to these plans totaled $1,381,000, $1,330,000 and $819,000 in fiscal 1996, 1995 and 1994 (the fiscal 1996 and 1995 amounts include $179,000 and $93,000, respectively, of incremental benefits accrued in connection with voluntary incentive retirement programs). At January 31, 1996, the aggregate balance sheet liability attributable to these plans totaled $4,732,000.

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

    Components of financial statement expense for postretirement medical benefits for the years ended January 31, 1996, 1995 and 1994 were (in thousands):

                                                                                        1996        1995       1994
                                                                                     -------     -------    -------
Service cost (benefits accrued during the year) . . . . . . . . . . . . . . . .      $   814     $   814    $   554
Interest accrued on projected benefit obligation  . . . . . . . . . . . . . . .        1,823       1,281      1,046
Early retirement benefits accrued . . . . . . . . . . . . . . . . . . . . . . .        2,620       1,017          -
Amortization of unrecognized gains  . . . . . . . . . . . . . . . . . . . . . .           (5)        (70)      (291)
                                                                                     -------     -------    -------
                                                                                     $ 5,252     $ 3,042    $ 1,309
                                                                                     =======     =======    =======

The plan is unfunded, and benefits are paid as costs are incurred. Such benefits payments totaled approximately $1,325,000, $850,000 and $1,200,000 in fiscal 1996, 1995 and 1994. The plan's status at January 31, 1996 and 1995 for financial statement purposes, together with the accrued liability for these benefits included in the consolidated balance sheets at those dates, are summarized in the table on the following page (in thousands).

                                                                                                   1996        1995
                                                                                               --------    --------
Actuarial Present Value of Postretirement Benefit Obligation
Retirees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      $ 18,137    $ 12,087
Fully eligible, active plan participants  . . . . . . . . . . . . . . . . . . . . . . . .         3,287       2,570
Other active plan participants  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         9,135       7,385
Unrecognized actuarial gains  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        (7,077)     (2,612)
                                                                                               --------    --------
The Company's accrued liability for postretirement benefits . . . . . . . . . . . . . . .      $ 23,482    $ 19,430
                                                                                               ========    ========



    The Company's assumed future medical cost trend rate starts at 6.5% for fiscal 1997, declines gradually to 5.5% in 2002 and remains at that level thereafter; such rates were 6.5% and 7%, respectively, for fiscal 1996 and 1995. Discount rates of 7.25%, 8.5% and 7.25% were used in determining the postretirement benefit expense at January 31, 1996, 1995 and 1994.

    The medical cost trend rate assumption has a significant effect on the amount of the obligation and the periodic cost reported. An increase of 1% in the assumed trend rate for each year would have increased the actuarial present value of the postretirement benefit obligation at January 31, 1996 by $3,014,000 and the aggregate service and interest components of the fiscal 1996 cost by a total of $361,000.

NOTE 12  FINANCIAL INSTRUMENTS

The carrying amounts and estimated fair values of the Company's financial instruments at January 31, 1996 and 1995 were as follows (in thousands):

                                                                          1996                        1995
                                                                 -----------------------     -----------------------
                                                                 Carrying     Estimated      Carrying     Estimated
                                                                  Amounts    Fair Values      Amounts    Fair Values
                                                                 ---------   -----------     ---------   -----------
Real estate notes and contracts receivable  . . . . . . . .      $  35,045    $  40,932      $  40,314    $  37,834
Long-term debt  . . . . . . . . . . . . . . . . . . . . . .        831,664      879,398        894,962      869,093
Short-term debt . . . . . . . . . . . . . . . . . . . . . .         13,732       13,732         11,617       11,617

Fair values of real estate notes and contracts receivable were estimated by discounting future cash flows using interest rates at which similar loans currently could be made for similar maturities to borrowers with comparable credit ratings. Fair values of fixed-rate, long-term debt were based on quoted market prices or, where such prices were not available, on current interest rates offered to the Company for debt with similar remaining maturities. For floating-rate debt, carrying amounts and fair values were assumed to be equal because of the nature of these obligations. The carrying amounts of the Company's other on-balance-sheet financial instruments approximate their fair values. The aggregate cost to terminate the Company's off-balance-sheet financial instruments is not material.

    The Company has only limited involvement with derivative financial instruments and does not use them for trading purposes. Such use generally consists of using commodities futures contracts to hedge well-defined price risks associated with its energy operations. At January 31, 1996 and 1995, open transactions under such arrangements were not significant.

NOTE 13  EXTRAORDINARY ITEM

On February 25, 1994, the parent company redeemed its $200,000,000 of 111/4% Senior Notes Due 1999 using a portion of the proceeds of January 1994 offerings of $250,000,000 of 63/4% Senior Notes Due 2004 and $100,000,000 of 5.10% Senior
Notes Due 1997. The redemption was completed at a price of 103.21% of principal, and the expensing of this premium and related unamortized debt issuance costs resulted in an extraordinary charge of $5,426,000 (after tax benefit of $2,921,000), which was recorded in January 1994 when the debt was called.

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


Mitchell Energy & Development Corp.:


    We have audited the accompanying consolidated balance sheets of Mitchell Energy & Development Corp. (a Texas corporation) and subsidiaries as of January 31, 1996 and 1995, and the related consolidated statements of earnings, stockholders' equity and cash flows for each of the three years in the period ended January 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Mitchell Energy & Development Corp. and subsidiaries as of January 31, 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended January 31, 1996, in conformity with generally accepted accounting principles.

    As discussed in Notes 1 and 10 of Notes to Consolidated Financial Statements, the Company changed its method of accounting for the impairment of long-lived assets effective January 31, 1996.

                                        ARTHUR ANDERSEN LLP

Houston, Texas
April 23, 1996

SUPPLEMENTAL OIL AND GAS INFORMATION (UNAUDITED)

Mitchell Energy & Development Corp. and Subsidiaries



Reserve quantities. The following tables summarize changes in total proved reserve quantities for the fiscal years ended January 31, 1996, 1995 and 1994 and the proved developed reserve quantities at the dates indicated:

                                                                 Total Proved Reserves
                                     ------------------------------------------------------------------------------
                                              1996                        1995                       1994
                                     -----------------------     ----------------------     -----------------------
                                                      Equity                     Equity                      Equity
                                            Consoli- Partner-          Consoli- Partner-           Consoli- Partner-
                                     Total    dated    ships     Total   dated    ships     Total    dated    ships
                                     -----  -------  -------     ----- -------  -------     -----  -------  -------
Natural Gas (Bcf)
Beginning balance . . . . . . . . .  685.7    685.7       -      627.5   627.5        -     583.7    511.7     72.0
Extensions and discoveries  . . . .   75.4     75.4       -      141.9   141.9        -      94.5     84.0     10.5
Production marketed . . . . . . . .  (78.9)   (78.9)      -      (78.1)  (78.1)       -     (70.7)   (69.0)    (1.7)
Production consumed in operations .   (3.6)    (3.6)      -       (3.7)   (3.7)       -      (3.7)    (3.6)     (.1)
Purchases in place  . . . . . . . .   36.6     36.6       -        1.5     1.5        -      34.6     34.6        -
Transfers of undeveloped
  reserves to partnerships  . . . .      -        -       -          -       -        -       (.3)    (1.4)     1.1
Purchase of partnership interests .      -        -       -          -       -        -         -     79.0    (79.0)
Revisions of previous estimates . .   (9.1)    (9.1)      -          -       -        -      (9.4)    (6.7)    (2.7)
Sales in place  . . . . . . . . . .   (8.9)    (8.9)      -       (3.4)   (3.4)       -      (1.2)    (1.1)     (.1)
                                     -----    -----    ----      -----   -----     ----     -----    -----    -----
Ending balance  . . . . . . . . . .  697.2    697.2       -      685.7   685.7        -     627.5    627.5        -
                                     =====    =====    ====      =====   =====     ====     =====    =====    =====
Oil and Condensate (MMBbls)
Beginning balance . . . . . . . . .   14.3     14.3       -       15.3    15.3        -      15.8     14.0      1.8
Extensions and discoveries  . . . .     .9       .9       -        1.4     1.4        -       1.7      1.6       .1
Production  . . . . . . . . . . . .   (2.0)    (2.0)      -       (2.3)   (2.3)       -      (2.2)    (2.1)     (.1)
Purchases in place  . . . . . . . .    1.1      1.1       -          -       -        -        .8       .8        -
Sales in place  . . . . . . . . . .    (.3)     (.3)      -        (.5)    (.5)       -       (.5)     (.4)     (.1)
Revisions of previous estimates . .    (.8)     (.8)      -          -       -        -       (.7)     (.7)       -
Improved recovery . . . . . . . . .      -        -       -         .4      .4        -        .5       .5        -
Transfers and other . . . . . . . .      -        -       -          -       -        -       (.1)     1.6     (1.7)
                                     -----    -----    ----      -----   -----     ----     -----    -----    -----
Ending balance  . . . . . . . . . .   13.2     13.2       -       14.3    14.3        -      15.3     15.3        -
                                     =====    =====    ====      =====   =====     ====     =====    =====    =====
Plant NGLs (MMBbls)
Beginning balance . . . . . . . . .  121.3     71.6    49.7      107.4    67.3     40.1     127.4     79.1     48.3
Additions . . . . . . . . . . . . .   10.7     10.1      .6       20.4    13.8      6.6      10.7      7.1      3.6
Production  . . . . . . . . . . . .  (16.9)   (10.6)   (6.3)     (17.3)  (10.4)    (6.9)    (18.1)   (11.3)    (6.8)
Revisions of previous estimates . .   10.7     11.3     (.6)      10.8      .9      9.9     (12.6)    (7.6)    (5.0)
                                     -----    -----    ----      -----   -----     ----     -----    -----    -----
Ending balance  . . . . . . . . . .  125.8     82.4    43.4      121.3    71.6     49.7     107.4     67.3     40.1
                                     =====    =====    ====      =====   =====     ====     =====    =====    =====

                                                                            Proved Developed Reserves at January 31
                                                                            ----------------------------------------
                                                                              1996       1995       1994       1993
                                                                             -----      -----      -----      -----
Natural Gas (Bcf), including 72.0 of partnership reserves in 1993 . . .      587.6      577.1      558.5      509.7
                                                                             =====      =====      =====      =====
Oil and Condensate (MMBbls), including
  1.8 of partnership reserves in 1993   . . . . . . . . . . . . . . . .       11.5       12.6       13.8       14.1
                                                                             =====      =====      =====      =====
Plant NGLs (MMBbls)
Consolidated  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       72.6       60.1       59.2       70.8
Equity partnerships . . . . . . . . . . . . . . . . . . . . . . . . . .       41.5       45.9       37.2       43.1
                                                                             -----      -----      -----      -----
                                                                             114.1      106.0       96.4      113.9
                                                                             =====      =====      =====      =====

Future net cash flows. The following table sets forth estimates of the standardized measure of discounted future net cash flows from total proved reserves at January 31, 1996, 1995 and 1994 (in millions):

                                      1996                           1995                          1994
                           ---------------------------    ---------------------------   ----------------------------
                                               Equity                         Equity                         Equity
                                    Consoli-  Partner-             Consoli-  Partner-            Consoli-   Partner-
                            Total    dated     ships       Total    dated     ships      Total    dated       ships
                           -------  --------  --------    -------  --------  --------   -------  --------   --------
Oil and Gas
Future cash inflows . . .  $ 1,752   $ 1,752   $     -    $ 1,696   $1,696    $    -    $ 1,829   $ 1,829   $     -
Future production and
  development costs   . .     (715)     (715)        -       (644)    (644)        -       (620)     (620)        -
Future income taxes . . .     (248)     (248)        -       (227)    (227)        -       (264)     (264)        -
Discount--10% annually  .     (258)     (258)        -       (224)    (224)        -       (272)     (272)        -
                           -------   -------   -------    -------   ------    ------    -------   -------   -------
                           $   531   $   531   $     -    $   601   $  601    $    -    $   673   $   673   $     -
                           =======   =======   =======    =======   ======    ======    =======   =======   =======
Plant NGLs
Future cash inflows . . .  $ 1,578   $ 1,036   $   542    $ 1,368   $  817    $  551    $ 1,188   $   762   $   426
Future production costs .   (1,175)     (745)     (430)      (970)    (553)     (417)      (859)     (533)     (326)
Future income taxes . . .     (130)      (87)      (43)      (122)     (74)      (48)       (97)      (62)      (35)
Discount--10% annually  .     (108)      (77)      (31)       (98)     (65)      (33)       (86)      (58)      (28)
                           -------   -------   -------    -------   ------    ------    -------   -------   -------
                           $   165   $   127   $    38    $   178   $  125    $   53    $   146   $   109   $    37
                           =======   =======   =======    =======   ======    ======    =======   =======   =======


Proved reserves are the estimated quantities which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under economic and operating conditions at each year end. Proved developed reserves are expected to be recovered from existing wells using existing equipment and operating methods. Consolidated reserves represent the Company's net interest in oil and gas properties or in reserves committed to Company-owned gas processing plants. Equity partnership reserves represent the Company's proportional interest in the reserves of partnerships that are accounted for using the equity method. The partnerships engaged in oil and gas activities were liquidated during fiscal 1994.

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

    Of the total remaining natural gas reserves at January 31, 1996, an estimated 325.3 Bcf will be processed at Company plants, including 44.9 Bcf of fiscal 1996's natural gas reserve additions from extensions and discoveries. It is estimated that 72.8 Bcf of such reserves and 10.0 Bcf of such reserve additions will be converted by processing into 36 MMBbls and 4.9 MMBbls of plant NGLs, respectively.

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

    The following table sets forth the changes in the standardized measure of discounted future net cash flows for the years ended January 31, 1996, 1995 and 1994 (in millions):

                                                1996                        1995                       1994
                                      -----------------------      ----------------------     -----------------------
                                                       Equity                      Equity                      Equity
                                              Consoli- Partner-          Consoli- Partner-           Consoli- Partner-
                                      Total     dated   ships      Total   dated    ships     Total    dated    ships
                                      -----   -------  ------      ----- -------- -------     -----  -------  -------
Oil and Gas
Extensions and discoveries,
  net of related costs  . . . . . .   $  52     $  52   $   -      $ 103   $  103   $   -     $ 108    $  92   $  16
Sales, net of production costs  . .    (145)     (145)      -       (183)    (183)      -      (176)    (171)     (5)
Net changes in prices
  and production costs  . . . . . .     (57)      (57)      -       (101)    (101)      -       (31)     (28)     (3)
Accretion of discount . . . . . . .      69        69       -         76       76       -        68       64       4
Purchase of partnership interests .       -         -       -          -        -       -         -      110    (110)
Production rate changes and other .     (43)      (43)      -          1        1       -       (28)     (21)     (7)
Development costs incurred  . . . .      33        33       -         28       28       -        13       13       -
Purchases in place  . . . . . . . .      50        50       -          2        2       -        47       47       -
Sales in place  . . . . . . . . . .     (11)      (11)      -         (8)      (8)      -        (4)      (4)      -
Revisions of previous
  quantity estimates  . . . . . . .     (16)      (16)      -          -        -       -       (17)     (14)     (3)
Net change in future income taxes .      (2)       (2)      -         10       10       -        53       23      30
                                      -----     -----   -----      -----   ------   -----     -----    -----   -----
                                      $ (70)    $ (70)  $   -      $ (72)  $  (72)  $   -     $  33    $ 111   $ (78)
                                      =====     =====   =====      =====   ======   =====     =====    =====   =====
Plant NGLs
Additions, net of related costs . .   $  22     $  21   $   1      $  44   $   33   $  11     $  17    $  15   $   2
Sales, net of production costs  . .     (26)      (10)    (16)       (23)      (8)    (15)      (30)     (16)    (14)
Net changes in prices and costs . .     (34)      (19)    (15)        (8)     (19)     11      (144)     (97)    (47)
Accretion of discount . . . . . . .      25        16       9         20       14       6        34       23      11
Revisions of previous
  quantity estimates  . . . . . . .      11         8       3         16        1      15       (17)      (8)     (9)
Other . . . . . . . . . . . . . . .      (8)       (6)     (2)         3        4      (1)       (4)      (5)      1
Net change in future income taxes .      (3)       (7)      4        (20)      (9)    (11)       44       29      15
                                      -----     -----   -----      -----   ------   -----     -----    -----   -----
                                      $ (13)    $   3   $ (16)     $  32   $   16   $  16     $(100)   $ (59)  $ (41)
                                      =====     =====   =====      =====   ======   =====     =====    =====   =====


Reserve estimates are subject to numerous uncertainties inherent in estimating quantities of proved reserves and in the projection of future rates of production and the timing of development expenditures. The accuracy of such estimates is a function of the quality of available data and of engineering and geological interpretation and judgment. Results of subsequent drilling, testing and production may cause either upward or downward revisions of previous estimates. Further, the volumes considered to be commercially recoverable fluctuate with changes in prices and operating costs. Because of the aforementioned factors, reserve estimates are generally less precise than other financial statement disclosures.

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

Oil and gas related costs and operating results. The following tables set forth capitalized costs at January 31, 1996, 1995 and 1994 and costs incurred and operating results for oil and gas producing activities for the years then ended (in thousands):

                                                                                1996           1995            1994
                                                                         -----------    -----------     -----------
Capitalized Costs
Oil and gas properties  . . . . . . . . . . . . . . . . . . . . . .      $ 1,564,852    $ 1,525,587     $ 1,514,525
Support equipment and facilities  . . . . . . . . . . . . . . . . .           55,961         68,941          70,893
Accumulated depreciation, depletion and amortization  . . . . . . .       (1,082,839)    (1,078,207)    (1,068,514)
                                                                         -----------    -----------     -----------
Net capitalized costs . . . . . . . . . . . . . . . . . . . . . . .      $   537,974    $   516,321     $   516,904
                                                                         ===========    ===========     ===========
Costs Incurred (including exploration expenses
  and dry-hole costs of $14,752, $13,307 and $29,969)
Property acquisition
  Unproved  . . . . . . . . . . . . . . . . . . . . . . . . . . . .      $     5,267    $     9,046     $     8,799
  MEC Development, Ltd. buyout  . . . . . . . . . . . . . . . . . .                -              -          78,251
  Other proved properties   . . . . . . . . . . . . . . . . . . . .           32,201            941          11,721
Exploration . . . . . . . . . . . . . . . . . . . . . . . . . . . .           19,908         19,221          34,850
Development . . . . . . . . . . . . . . . . . . . . . . . . . . . .           81,355         81,713          98,326
                                                                         -----------    -----------     -----------
Costs incurred  . . . . . . . . . . . . . . . . . . . . . . . . . .          138,731        110,921         231,947
Equity partnership investments  . . . . . . . . . . . . . . . . . .                -              -             314
Support equipment and facilities  . . . . . . . . . . . . . . . . .            2,936          4,152           3,850
                                                                         -----------    -----------     -----------
Capital and exploratory expenditures  . . . . . . . . . . . . . . .      $   141,667    $   115,073     $   236,111
                                                                         ===========    ===========     ===========
Proportional interest in costs incurred by equity partnerships  . .      $         -    $         -     $     5,470
                                                                         ===========    ===========     ===========
Operating Results (before charges for general
  and administrative and interest expense)
Production revenues . . . . . . . . . . . . . . . . . . . . . . . .      $   203,906    $   247,403     $   231,707
Amortization of deferred contract restructuring proceeds  . . . . .            5,950         16,510          18,723
Other revenues  . . . . . . . . . . . . . . . . . . . . . . . . . .            4,211          9,395          11,733
                                                                         -----------    -----------     -----------
                                                                             214,067        273,308         262,163
Less--Production costs  . . . . . . . . . . . . . . . . . . . . . .           58,589         64,203          61,082
      Depreciation, depletion and amortization (including proved-
        property impairments of $11,516, $4,718 and $13,649)  . . .           93,206         96,369          89,793
      Exploration expenses  . . . . . . . . . . . . . . . . . . . .           11,476         12,265          12,356
      Exploratory dry-hole costs  . . . . . . . . . . . . . . . . .            3,276          1,042          17,613
      Other operating costs   . . . . . . . . . . . . . . . . . . .           11,745         15,314          16,362
                                                                         -----------    -----------     -----------
                                                                              35,775         84,115          64,957
Equity in earnings of partnerships  . . . . . . . . . . . . . . . .                -              -           3,594
                                                                         -----------    -----------     -----------
Segment operating earnings  . . . . . . . . . . . . . . . . . . . .           35,775         84,115          68,551
Income taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . .           10,281         26,665          19,251
                                                                         -----------    -----------     -----------
                                                                         $    25,494    $    57,450     $    49,300
                                                                         ===========    ===========     ===========

HISTORICAL SUMMARY

Mitchell Energy & Development Corp. and Subsidiaries
Five Years Ended January 31, 1996 (dollar amounts in thousands)

                                                         1996         1995          1994         1993          1992
                                                   ----------   ----------    ----------   ----------    ----------
Financial Position at Year End
Net property, plant and equipment . . . . . . .    $  719,535   $  734,099    $  858,705   $  737,758    $  688,924
Real estate . . . . . . . . . . . . . . . . . .       762,834      917,890       896,652      864,351       873,326
Total assets  . . . . . . . . . . . . . . . . .     1,842,869    1,855,871     1,969,292    1,825,777     1,793,604
Capital employed
  Long-term debt  . . . . . . . . . . . . . . .    $  831,664   $  894,962    $  988,318   $  947,723    $  954,327
  Deferred income taxes   . . . . . . . . . . .       193,908      200,722       181,989      178,375       173,206
  Deferred credits and other liabilities  . . .       113,451      114,915       118,632      141,200       133,488
  Stockholders' equity  . . . . . . . . . . . .       481,903      475,030       463,237      338,418       334,969
                                                   ----------   ----------    ----------   ----------    ----------
                                                   $1,620,926   $1,685,629    $1,752,176   $1,605,716    $1,595,990
                                                   ==========   ==========    ==========   ==========    ==========
Capital and Exploratory Expenditures
  (accrual basis)
Exploration and Production  . . . . . . . . . .    $  141,667   $  115,073    $  158,203   $   75,659    $   82,162
  MEC Development, Ltd. buyout  . . . . . . . .             -            -        78,251            -             -
Gas Services  . . . . . . . . . . . . . . . . .        38,358       35,111        48,628       70,473        50,749
Real Estate . . . . . . . . . . . . . . . . . .        59,990       65,123        65,132       84,954        82,881
Corporate . . . . . . . . . . . . . . . . . . .         6,068        4,268         3,866        4,538         5,854
                                                   ----------   ----------    ----------   ----------    ----------
                                                   $  246,083   $  219,575    $  354,080   $  235,624    $  221,646
                                                   ==========   ==========    ==========   ==========    ==========
Energy Operating Statistics
Average daily volumes
  Natural gas sales (Mcf)   . . . . . . . . . .       216,200      214,100       193,800      149,000       157,800
  Crude oil and condensate sales (Bbls)   . . .         5,400        6,300         6,000        5,600         5,400
  Natural gas liquids produced (Bbls)   . . . .        46,400       47,500        49,800       47,200        44,000
  Pipeline throughput (Mcf)   . . . . . . . . .       354,000      415,000       549,000      566,000       581,000
Average annual sales price (dollars)
  Natural gas (per Mcf)   . . . . . . . . . . .        $ 2.16       $ 2.71        $ 2.86       $ 2.84        $ 2.74
  Crude oil and condensate (per Bbl)  . . . . .         16.91        15.75         16.31        18.49         18.95
  Natural gas liquids produced (per Bbl)  . . .         11.55        11.57         12.18        13.41         13.41
Drilling program (gross wells)
  Wells drilled   . . . . . . . . . . . . . . .           116          132           154          152           163
  Wells completed   . . . . . . . . . . . . . .           107          121           127          129           134
Well count at year end (gross wells)  . . . . .         3,047        3,280         3,413        3,532         3,666
Real Estate Operating Statistics
The Woodlands
  Residential lots sold   . . . . . . . . . . .           980          951           844          911           910
    Average price per lot (dollars)   . . . . .        40,752       37,287        39,055       38,196        36,400
    Average price per square foot (dollars)   .          3.89         3.70          3.38         3.14          2.95
  Commercial/institutional acreage sold   . . .            53           67           144           58           171
  Office, industrial and retail space
    managed (thousands of square feet)  . . . .         2,548        2,491         2,204        2,140         1,798
  Apartment units managed   . . . . . . . . . .         1,891        1,675         1,883        2,055         2,055
Bulk acreage sold . . . . . . . . . . . . . . .         8,367           74           250            -           565
Stockholders' Equity (per share at year end)  .        $ 9.26       $ 9.09        $ 8.78       $ 7.25        $ 7.14
Ratio of Earnings to Fixed Charges  . . . . . .          2.33x        1.70x         1.25x        1.30x         1.45x

HISTORICAL SUMMARY

Mitchell Energy & Development Corp. and Subsidiaries
Five Years Ended January 31, 1996 (in thousands except per share data)

                                                      1996         1995          1994         1993          1992
                                                   ----------   ----------    ----------   ----------    ----------
Revenues
Exploration and Production (including gain of
  $205,256 from natural gas contract
  buyout in 1996)   . . . . . . . . . . . . . .    $  424,661   $  277,099    $  266,166   $  214,681    $  231,073
Gas Services
  Natural gas processing  . . . . . . . . . . .       283,378      252,159       253,605      306,967       268,643
  Natural gas gathering and marketing   . . . .       184,584      180,038       296,373      248,605       231,068
  Gains from major asset sales  . . . . . . . .             -       48,821             -            -             -
  Other   . . . . . . . . . . . . . . . . . . .        10,296        6,989        10,559       11,128        12,268
Real Estate . . . . . . . . . . . . . . . . . .       168,828      129,465       126,106      121,453       131,318
                                                   ----------   ----------    ----------   ----------    ----------
    Total revenues  . . . . . . . . . . . . . .    $1,071,747   $  894,571    $  952,809   $  902,834    $  874,370
                                                   ==========   ==========    ==========   ==========    ==========
Segment Operating Earnings
Exploration and Production
  Operations  . . . . . . . . . . . . . . . . .    $   35,775   $   84,115    $   68,186   $   58,060    $   48,118
  Gain from natural gas contract buyout   . . .       205,256            -             -            -             -
  Litigation contingency  . . . . . . . . . . .       (15,000)           -             -            -             -
  Personnel reduction program costs   . . . . .        (7,935)           -             -            -             -
  Restructuring charges   . . . . . . . . . . .             -            -             -      (20,726)            -
  Gains from asset sales  . . . . . . . . . . .         5,338        3,791             -            -             -
Gas Services
  Natural gas processing  . . . . . . . . . . .        30,994       23,253        20,088       57,466        62,076
  Natural gas gathering and marketing   . . . .        14,063       12,335        18,742       25,517        23,212
  Other   . . . . . . . . . . . . . . . . . . .         9,059         (846)        3,829        5,521         4,569
                                                   ----------   ----------    ----------   ----------    ----------
    Operations subtotal . . . . . . . . . . . .        54,116       34,742        42,659       88,504        89,857
  Asset write-downs   . . . . . . . . . . . . .       (52,715)     (23,888)            -            -             -
  Gains from major asset sales  . . . . . . . .             -       48,821             -            -             -
  Personnel reduction program costs   . . . . .        (3,600)      (7,364)            -            -             -
Real Estate
  Operations  . . . . . . . . . . . . . . . . .        48,848       25,793        21,078       22,801        22,724
  Write-downs of properties   . . . . . . . . .      (123,916)      (5,661)            -            -             -
  Personnel reduction program costs   . . . . .        (3,000)           -             -            -             -
                                                   ----------   ----------    ----------   ----------    ----------
    Total segment operating earnings  . . . . .       143,167      160,349       131,923      148,639       160,699
General and administrative expense  . . . . . .        44,821       42,225        43,222       41,398        38,184
Interest expense  . . . . . . . . . . . . . . .        64,172       69,982        74,057       75,284        81,169
Capitalized interest  . . . . . . . . . . . . .       (28,252)     (28,816)      (33,956)     (34,161)      (37,460)
Other expense . . . . . . . . . . . . . . . . .         4,095        6,407         1,224        6,096         5,618
                                                   ----------   ----------    ----------   ----------    ----------
Earnings Before Income Taxes, Extraordinary
  Item and Cumulative Effect of Change
  in Accounting Methods   . . . . . . . . . . .        58,331       70,551        47,376       60,022        73,188
Income Taxes  . . . . . . . . . . . . . . . . .        21,202       24,737       17,346*       14,967        25,261
                                                   ----------   ----------    ----------   ----------    ----------
Earnings Before Extraordinary Item and Cumulative
  Effect of Change in Accounting Methods  . . .        37,129       45,814        30,030       45,055        47,927
Extraordinary item (early retirement of debt) .             -            -        (5,426)      (7,251)            -
Cumulative effect of change in accounting
  method for postretirement medical benefits  .             -            -             -      (10,551)            -
                                                   ----------   ----------    ----------   ----------    ----------
Net Earnings  . . . . . . . . . . . . . . . . .    $   37,129   $   45,814    $   24,604   $   27,253    $   47,927
                                                   ==========   ==========    ==========   ==========    ==========
Earnings Per Share
Earnings before extraordinary item and
  cumulative effect of change in accounting
  methods   . . . . . . . . . . . . . . . . . .          $.71         $.87          $.58         $.96         $1.02
Extraordinary item  . . . . . . . . . . . . . .             -            -          (.10)        (.15)            -
Cumulative effect of change in accounting
  methods   . . . . . . . . . . . . . . . . . .             -            -             -         (.23)            -
                                                         ----         ----          ----         ----         -----
Net earnings  . . . . . . . . . . . . . . . . .          $.71         $.87          $.48         $.58         $1.02
                                                         ====         ====          ====         ====         =====
Cash Dividends (cents per share)
Prior to stock reclassification . . . . . . . .                                                 20.00         40.00
Class A . . . . . . . . . . . . . . . . . . . .         48.00        48.00         48.00        22.00
Class B . . . . . . . . . . . . . . . . . . . .         53.00        53.00         53.00        23.75
Average Common Shares Outstanding . . . . . . .        52,044       52,696        51,004       46,858        46,849

- ------------
* Includes a $6,574 deferred provision related to an increase in the corporate statutory Federal income tax rate from 34% to 35%.

PRINCIPAL OFFICERS


                                    [PHOTO]

              Left to right: Roger L. Galatas, Thomas P. Battle,
                Allen J. Tarbutton, Jr., and Philip S. Smith.


George P. Mitchell                        Roger L. Galatas                          Allen J. Tarbutton, Jr.
Chairman and Chief Executive Officer      Corporate Senior Vice President,          Corporate Senior Vice President,
                                          President -- Real Estate Division         President -- Gas Services Division
Bernard F. Clark
Vice Chairman                             Philip S. Smith                           Thomas P. Battle
                                          Corporate Senior Vice President,          Corporate Senior Vice President,
W.D. Stevens                              Chief Financial Officer, and              General Counsel and Secretary
President and Chief Operating Officer,    President -- Administration and
President -- Exploration and              Financial Division
Production Division

BOARD OF DIRECTORS


                                    [PHOTO]

    Left to right (bottom): Robert W. Baldwin, Bernard F. Clark, George P.
     Mitchell, W.D. Stevens and Shaker A. Khayatt.  Left to right (top):
           M. Kent Mitchell, Raymond L. Watson, William D. Eberle,
             Ben F. Love, J. McDonald Williams, Walter A. Lubanko
                            and J. Todd Mitchell.


George P. Mitchell                        Shaker A. Khayatt (1)                     J. Todd Mitchell (3) President
Chairman and Chief Executive Officer,     President and Chief Executive Officer,    The Discovery Bay Company
Mitchell Energy & Development Corp.       Khayatt and Company, Inc.                 (seismic software)
                                          (investment banking),                     and Dolomite Resources, Inc.
Bernard F. Clark                          New York City                             (exploration and investments),
Vice Chairman,                                                                      Houston
Mitchell Energy & Development Corp.       Ben F. Love (2) (3) Consultant;
                                          retired Chairman and                      Raymond L. Watson (2) Chairman,
W.D. Stevens (3)                          Chief Executive Officer,                  Executive Committee of the
President and Chief Operating Officer,    Texas Commerce Bancshares,                Board of Directors,
President -- Exploration and              Houston                                   The Walt Disney Company,
Production Division,                                                                Burbank, California;
Mitchell Energy & Development Corp.       Walter A. Lubanko (2)                     Vice Chairman, The Irvine Company,
                                          Chairman and President,                   Newport Beach, California
Robert W. Baldwin (1)                     W.A. Lubanko & Co., Inc.
Consultant (energy/management);           (investment banking),                     J. McDonald Williams (2) Chairman,
retired President, Gulf Refining          Brookville, New York                      Trammell Crow Company, Dallas
and Marketing Company
(a division of Gulf Oil Corp.),           M. Kent Mitchell (1) (3)
Houston                                   President and Chief Executive Officer,    (1)     Compensation Committee
                                          Bald Head Island Management, Inc.         (2)     Audit Committee
William D. Eberle (1) (3) Chairman,       (real estate development),                (3)     Executive Committee
Manchester Associates,                    Bald Head Island, North Carolina
(venture capital and international
business consulting); of counsel,
Kaye, Scholer, Fierman, Hayes & Handler,
Boston and Washington, D.C.

CORPORATE INFORMATION

Stock Listings                                                   Annual Meeting
New York Stock Exchange                                          10 a.m. CDT
The Pacific Stock Exchange                                       Wednesday, June 26, 1996
Ticker Symbols: MND A and MND B                                  The Woodlands Executive Conference
Options Trading: The Pacific Stock Exchange                        Center and Resort
                                                                 2301 North Millbend
Transfer Agent and Registrar                                     The Woodlands, Texas 77380
Chemical Mellon Shareholder Services, L.L.C.                     Phone: (713) 367-1100
85 Challenger Road
Overpeck Centre                                                  Form 10-K
Ridgefield Park, N.J. 07660-2104                                 Copies of the Company's Form 10-K are available
Phone: (800) 635-9270                                            upon written request to:
                                                                 Public Affairs Department
                                                                 Mitchell Energy & Development Corp.
                                                                 P.O. Box 4000
                                                                 The Woodlands, Texas 77387-4000
                                                                 Phone: (713) 377-5650


Design: Gluth, Weaver Design, Houston
Photography: Michael Hart, Rob Muir, Ted Washington

[LOGO]

MITCHELL ENERGY & DEVELOPMENT CORP.                             -------------
                                                                  Bulk Rate
P.O. Box 4000                                                    U.S. Postage
2001 Timberloch Place                                                PAID
The Woodlands, Texas 77387-4000                                 Spring, Texas
(713) 377-5500                                                  Permit No. 67
                                                                -------------
An Equal Opportunity Employer