Form 10-K405, Exhibit 13
period 1997-01-31
MITCHELL ENERGY & DEVELOPMENT CORP
filed 1997-04-01
CIK 311995

                                                                      EXHIBIT 13

                                   [PICTURE]












Residential Villages

Future Villages

                      MITCHELL ENERGY & DEVELOPMENT CORP.

            Fiscal 1997 Annual Report / Year Ended January 31, 1997

THE COMPANY

Mitchell Energy & Development Corp., one of the nation's largest independent oil and gas companies, traces its origins to a small wildcatting firm formed in 1946. It also is a major real estate developer, primarily in the Houston region. At January 31, 1997, the Company had approximately 1,950 full-time employees.

     Mitchell's principal energy operations include oil and gas exploration and production, gas processing, and gas gathering and marketing. In its most recent fiscal year, the Company produced 87.6 Bcf of natural gas and 18.8 million barrels of liquid hydrocarbons, including natural gas liquids, oil and condensate. At year end, it owned or had interests in 3,090 wells and 1.2 million acres of oil and gas leases. In addition, the Company owned or operated 6,200 miles of gathering pipelines that supply gas to 16 processing plants.

     The Company's real estate operations are conducted through its subsidiary, The Woodlands Corporation, and are concentrated in The Woodlands, a 25,000-acre community located 27 miles north of downtown Houston. At year end, the community had 47,300 residents and a non-construction employment base of 17,300 jobs.

FORWARD-LOOKING INFORMATION

This Annual Report includes forward-looking statements. Although the Company believes that its expectations are based on reasonable assumptions, it can give no assurances that its goals will be achieved. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, among others, the timing and extent of changes in commodity prices for natural gas, NGLs and crude oil, the impact of pending North Texas water well litigation against the Company and related insurance recoveries, the impact of other pending litigation, the attainment of forecasted operating levels and reserve replacement, and general economic conditions such as the level of interest rates and, in the case of real estate operations, disposable income of and the availability and cost of mortgage financing to prospective property purchasers.

CONTENTS

Letter to Shareholders .....................................................   2
Energy Operations ..........................................................   5
Real Estate Operations .....................................................  21
Management's Discussion and Analysis of
  Financial Position and Results of Operations .............................  29
  Consolidated Financial Statements ........................................  40
Notes to Consolidated Financial Statements .................................  44
Report of Independent Public Accountants ...................................  60
Supplemental Oil and Gas Information .......................................  61
Historical Summary .........................................................  65
Board of Directors .........................................................  67
Principal Officers .........................................................  68
Corporate Information ......................................................  69

DEFINITIONS

MMBtu .................   million British thermal units
Mcf ...................   thousand cubic feet (measure
                            of gas volume)
MMcf ..................   million cubic feet
Bcf ...................   billion cubic feet
Bbl ...................   barrel (measure of liquid
                            hydrocarbon volume)
MMBbls ................   million barrels
NGL or NGLs ...........   natural gas liquids (ethane, propane,
                            butanes and natural gasoline)
DD&A ..................   depreciation, depletion and amortization


Note: Natural gas volumes in this report are stated at the legal pressure base of the area in which the reserves are located and at 60 degrees Fahrenheit. Pipeline throughput volumes are based on an average energy content of 1,000 Btu per cubic foot. Where applicable, NGL volume, price and reserve information and pipeline throughput includes equity partnership interests.

On the cover (from upper left): drilling and workover rigs at the Lake Creek field, fractionation towers at the Bridgeport processing plant, and The Woodlands Mall.

FINANCIAL HIGHLIGHTS

MITCHELL ENERGY & DEVELOPMENT CORP. AND SUBSIDIARIES

Year Ended January 31 (in thousands, except per-share data)

                                                         1997          1996
                                                      ----------    ----------
NET EARNINGS ......................................   $  103,226    $   37,129
                                                      ==========    ==========
EARNINGS PER SHARE ................................   $     1.99    $      .71
                                                      ==========    ==========
REVENUES ..........................................   $1,104,844    $1,071,747*
                                                      ==========    ==========
SEGMENT OPERATING EARNINGS
ENERGY
Exploration and production ........................   $   81,432    $   35,775
Natural gas processing ............................       69,110        30,994
Natural gas gathering and marketing ...............       27,589        14,063
Other gas services ................................       11,397         9,059
Unusual items
  Gain from natural gas contract buyout ...........           --       205,256
  Gains from sales of producing
     properties and drilling rigs .................           --         5,338
  Asset write-downs ...............................           --       (52,715)
  Litigation provision ............................      (10,000)      (15,000)
  Personnel reduction program costs ...............           --       (11,535)
  Severance tax refunds ...........................        5,935            --
  Columbia Gas contract
     settlement proceeds ..........................        3,444            --
                                                      ----------    ----------
                                                         188,907       221,235
                                                      ----------    ----------
REAL ESTATE
Operations ........................................       40,224        48,848
Unusual items
  Write-downs of properties .......................           --      (123,916)
  Personnel reduction program costs ...............           --        (3,000)
  Gains from sales of certain
     non-Woodlands assets .........................        2,507            --
                                                      ----------    ----------
                                                          42,731       (78,068)
                                                      ----------    ----------
                                                      $  231,638    $  143,167
                                                      ==========    ==========
CAPITAL AND EXPLORATORY EXPENDITURES ..............   $  235,138    $  246,083
                                                      ==========    ==========
LONG-TERM DEBT (including current maturities) .....   $  701,271    $  827,875
                                                      ==========    ==========
STOCKHOLDERS' EQUITY ..............................   $  555,287    $  481,903
                                                      ==========    ==========
OPERATING STATISTICS (average daily amounts)
Natural gas sales (Mcf) ...........................      228,500       216,200
Crude oil and condensate sales (Bbls) .............        5,500         5,400
Natural gas liquids production (Bbls) .............       46,100        46,400
Pipeline throughput (Mcf) .........................      410,000       354,000


--------------
* Includes gain from natural gas contract buyout of $205,256.


                           ESTIMATED PROVED RESERVES

                                  NATURAL GAS
                              At January 31 (Bcf)

                                    [GRAPH]

                              LIQUID HYDROCARBONS
                             At January 31 (MMBbls)

                                    [GRAPH]

                            LETTER TO SHAREHOLDERS

Fiscal 1997 earnings were the best we've had in 14 years and the second-highest in the Company's history. While higher energy prices, particularly in the fourth quarter, were the main driver, this outstanding performance also reflects the accomplishments of the last three years in restructuring the Company to improve profitability. During this period we sold almost $300 million of marginal and non-core assets, retired nearly $400 million of debt and substantially reduced operating and overhead costs. With the restructuring largely complete, the Company now has a solid platform for growth in each of its core businesses.

     In exploration and production, gas reserves produced were more than replaced for the ninth consecutive year, and we again did it the old-fashioned way -- with the drill bit. Drilling was stepped up in the second half of fiscal 1997 to take advantage of stronger prices, and this more aggressive pace is being continued in the current year. We expect to grow oil and gas production by 10 percent, and to accomplish this, we're planning a significant increase in wells drilled and a 23 percent increase in capital spending to fund this higher level of activity.

     Much of the Company's recent success in exploratory and step-out development drilling is due to increased use of three-dimensional (3-D) seismic surveys to help delineate and better evaluate prospects before they are drilled. Of approximately 60 wells drilled so far from 3-D surveys, two out of three have been successful. Based on these successes, 3-D seismic spending is being increased in the current year.

     We will have another active year in the Barnett Shale in North Texas and will continue efforts to extend the boundaries of this important play. Elsewhere, redevelopment of the Lake Creek field in Southeast Texas, purchased in September 1995, has exceeded the Company's expectations. Gas production from this field has been increased five-fold, and we see considerable remaining potential from previously untested zones.

     In gas services, the fundamentals for natural gas liquids are positive, with relatively tight supplies and growing petrochemical demand. In fact, the gas processing business may offer the best opportunity for price, volume and earnings growth in the next few years. We picked up 30 MMcf per day of new natural gas supplies for processing in fiscal 1997, which enabled the Company to more than replace the NGL production capacity that was lost with the earlier sale of three marginal processing plants. In fiscal 1998, we expect to maintain or increase natural gas liquids production through our own drilling program and by aggressively pursuing new third-party gas supplies as well as acquisition opportunities.

     We also see excellent growth opportunities in gathering and marketing. A good example is the major gathering system under construction in the Austin Chalk trend of Central Louisiana, which is widely considered the hottest inland drilling play in the United States today. The new system, scheduled for completion in late summer, will build on our success in the Austin Chalk in East Central Texas. This system, which will be 50 percent owned and operated by the Company, will gather gas produced by our partner's wells and by other operators now active in this area. We plan to expand this gathering venture into processing and marketing as the drilling play develops. With the 45 percent-owned Texas Chalk system running virtually full and new gas flowing in Louisiana, the Company's total pipeline throughput should jump nearly 25 percent this year to more than 500 MMcf per day.

     In real estate, the pace of residential and commercial activity continued to accelerate in The Woodlands. The Company set a new record for sales of residential lots to home builders in fiscal 1997. The Woodlands also ranked No. 1 in new home sales in the Houston area for the seventh consecutive year and is now the sales leader among all planned communities in Texas. Prospect traffic at the new Information Center has increased considerably, and with favorable mortgages rates, continuing strength in the local economy and the wide range of housing choices and prices available in The Woodlands, we expect another record year for lot sales in fiscal 1998.

                               NATURAL GAS SALES

                                  NET EARNINGS
                      Year Ended January 31 (In Millions)

                                    [GRAPH]

                              STOCKHOLDERS' EQUITY
                          At January 31 (In Millions)

                                    [GRAPH]

                                 LONG-TERM DEBT
                          At January 31 (In Millions)

                                    [GRAPH]

                           The Company is financially
                        stronger than it has ever been,
                      providing more flexibility to pursue
                       a range of opportunities to grow.


     Demand for apartments, office and retail space also continues to grow, with current occupancies running 90 percent or better. An aggressive building program in The Woodlands is planned this year to provide a ready inventory of various commercial properties for prospective tenants.

     As we previously reported, a judgment was entered on March 1, 1996, awarding $4 million in actual and $200 million in exemplary damages to eight plaintiff groups who claimed that the Company's natural gas operations had affected their water wells. We believe scientific evidence indicates that our operations were not the source of the alleged problems. The Company appealed this judgment to the state Court of Appeals in Fort Worth, Texas. A hearing was held on March 12, 1997, but a decision from the court is not expected for at least three and possibly six months. The Company and its outside counsel continue to believe that the judgment will be reversed or significantly reduced upon completion of the appeals process. Similar lawsuits have been brought by 46 other plaintiff groups. A trial involving 17 of these cases that began March 17, 1997, is still ongoing.

     We are pleased with the progress we made in fiscal 1997, which reflects the hard work and dedication of employees at all levels of the organization. The Company is financially stronger than it has ever been, providing more flexibility to pursue a range of opportunities to grow. We are optimistic about the future and our plans for continuing to enhance shareholder value.

/s/ GEORGE P. MITCHELL
George P. Mitchell
Chairman and
Chief Executive Officer

/s/ W. D. STEVENS
W. D. Stevens
President and
Chief Operating Officer

March 20, 1997

                    Mitchell expects to increase oil and gas
                     production by 10 percent this year and
                      to expand gathering, processing and
                    marketing in core areas and the prolific
                    Austin Chalk trend in Central Louisiana.

                                     ENERGY

One characteristic that sets Mitchell Energy & Development Corp. apart from other large independents is its extensive acreage holdings in several key inland areas that provide a significant backlog of prospects for continuing development. Exploration and production operations are centered mainly in North and East Texas and along the Gulf Coast. In recent years, Mitchell has sharpened its focus on these areas, which have provided the best economic returns and continue to offer new exploration and development opportunities. Extensive use of 3-D seismic and advanced well stimulation techniques have enabled the Company to add production and reserves in these areas year after year.

     Another dimension of its operations that makes Mitchell unique among independents is its extensive gas gathering, processing and marketing operations. It is the 16th-largest domestic producer of natural gas liquids, which are used primarily as feedstocks for petrochemical manufacturing and for rural home heating. The Company also operates 6,200 miles of pipeline through which both third-party and Mitchell's own gas production is gathered, and then processed and marketed. Third-party gas volumes supplied roughly 75 percent of Mitchell's natural gas liquids and accounted for almost 73 percent of the 806 MMcf of gas Mitchell marketed daily in fiscal 1997.

                                   [PICTURE]

                                  EXPLORATION
                                  & PRODUCTION

                             The Company more than
                           replaced the gas reserves
                           it produced for the ninth
                        consecutive year in fiscal 1997
                              while setting a new
                               gas sales record.

Sharply higher market prices for natural gas and oil, combined with increased production, resulted in much stronger earnings from exploration and production during fiscal 1997. Excluding the effect of unusual items, operating earnings increased by 128 percent to $81.4 million.

     Outlays for exploratory and development drilling were $16 million higher in fiscal 1997, as the Company stepped up its drilling program. However, these increases were offset by significantly lower producing property acquisition expenditures. In the prior year, the Company spent a total of $32.2 million, most of which went toward the purchase of the Lake Creek field in Montgomery County, Texas, versus only $2.3 million spent in fiscal 1997.

     The Company expects to increase oil and gas production by 10 percent in fiscal 1998 and has budgeted a 23 percent increase in capital spending, mostly to fund higher levels of development and exploratory drilling.

OIL AND GAS SALES

     Natural gas sales averaged 228.5 MMcf a day in fiscal 1997, up 6 percent from the prior year, due primarily to production increases in Lake Creek and North Texas. The pace of the Company's development drilling program was stepped up in the second half of fiscal 1997 to take advantage of strong prices. The Company increased the number of rigs at work from five to a dozen. Another one to two rigs will be added in fiscal 1998 as part of the most aggressive drilling program Mitchell has undertaken since the

                                   [PICTURE]

                           A roughneck tightens pipe
                           sections on a new well in
                                Southeast Texas.



EXPLORATION & PRODUCTION FINANCIAL HIGHLIGHTS
Year Ended January 31 (in thousands)


                                                             1997        1996
                                                           --------    --------

REVENUES
Operations .............................................   $266,418    $214,067
Unusual items
  Gain from natural gas contract buyout ................         --     205,256
  Gains from sales of producing
    properties and drilling rigs .......................         --       5,338
  Columbia Gas contract settlement proceeds ............      3,444          --
                                                           --------    --------
                                                           $269,862    $424,661
                                                           ========    ========
SEGMENT OPERATING EARNINGS
Operations .............................................   $ 81,432    $ 35,775
Unusual items
  Gain from natural gas contract buyout ................         --     205,256
  Severance tax refunds ................................      5,935          --
  Columbia Gas contract settlement proceeds ............      3,444          --
  Gains from sales of producing
    properties and drilling rigs .......................         --       5,338
  Litigation provision .................................    (10,000)    (15,000)
  Personnel reduction program costs ....................         --      (7,935)
                                                           --------    --------
                                                           $ 80,811    $223,434
                                                           ========    ========
CAPITAL AND EXPLORATORY EXPENDITURES ...................   $134,275    $141,667
                                                           ========    ========

                                 EXPLORATION &
                                   PRODUCTION
                                OPERATING COSTS
                        Year Ended January 31 (per Mcfe)

                                    [GRAPH]

                            GAS PRODUCTION REPLACED
                             Year Ended January 31

                                    [GRAPH]

early 1980s; 307 gross wells are planned for fiscal 1998, compared with 209 drilled in fiscal 1997. The current year drilling program includes 123 enhanced oil recovery wells, versus 87 drilled in fiscal 1997.

     The Company realized an average gas sales price of $2.64 per Mcf for fiscal 1997, compared with $2.16 in the prior year, when it benefited from a sales contract that paid $4 per MMBtu for roughly 45 percent of its gas production during the first five months of that year. The unusually strong gas prices in fiscal 1997 were driven by the cold winter of 1995/96, which resulted in lower-than-normal inventories of gas in storage at the end of the heating season. Average monthly prices swung from a low of $2.07 per Mcf in February 1996 to a high of $4.18 in January 1997.

     Oil production increased slightly during fiscal 1997 to an average of 5,500 barrels a day, mainly due to condensate produced with gas at Lake Creek and development of enhanced oil recovery projects in West Texas. Oil production is expected to rise further in fiscal 1998, as discoveries in Throckmorton County in North Texas are brought on production and development continues at Lake Creek and in West Texas. Average oil prices also increased sharply, to $21.50 from $16.91 a barrel in the prior year.

EXPLORATION AND PRODUCTION

     The Company more than replaced its natural gas production for the ninth consecutive year and replaced oil and condensate production for the first time in four years. Gas reserves reached a record 701.2 Bcf, and the Company replaced 105 percent of the 87.6 Bcf of gas it produced during the year -- all from extensions and discoveries. Oil and condensate reserves increased slightly to 13.3 million barrels. Finding costs declined to $6.73 per barrel of oil equivalent from $7.05 in the prior year.

     Operating costs increased to 81 cents per Mcf equivalent from 77 cents in the prior year, primarily due to increased severance taxes resulting from higher oil and gas sales prices.

     Three-dimensional seismic technology, or 3-D, is playing an increasingly important role in the Company's oil and gas operations -- both in exploration and development. By using 3-D, geologists and geophysicists can better pinpoint oil and gas objectives, as it provides a more complete image of the formations below, rather than the limited cross-sectional view provided by 2-D. Recent surveys identified nearly 100 potential drilling locations remaining -- roughly half of which will be drilled in the current year.

                              AVERAGE DAILY SALES
                          Year Ended January 31 (Mmcf)

                                    [GRAPH]

                             AVERAGE PRICE RECEIVED
                        Year Ended January 31 (per Mcf)

                                    [GRAPH]


                                   [PICTURE]

                             Mitchell geophysicist
                           Michael Ammerman studies a
                           3-D view of a structure in
                          Throckmorton County in North
                            Texas, where the Company
                       recently made 17 oil discoveries.
                          Three-dimensional seismic is
                            playing an increasingly
                       important role in both exploratory
                           and development drilling.

                                   [PICTURE]

                         A rig hand guides a new stand
                       of pipe into place in North Texas,
                          where another active year is
                         planned in the Barnett Shale.

                            OIL PRODUCTION REPLACED
                             Year Ended January 31
                                    [GRAPH]

                                   [PICTURE]

                           Production from Lake Creek
                         has increased five-fold since
                          Mitchell purchased the field
                               in September 1995.



     During fiscal 1997, Mitchell shot or participated in seven 3-D surveys totaling 300 square miles, and a similar program is planned in fiscal 1998. The Company will spend $8.2 million on seismic projects this year -- nearly 90 percent on 3-D.

     In North Texas, Mitchell's most active development area, 40 gas development wells were drilled and completed in the Barnett Shale in Wise and Denton counties during the year, and 65 are planned for fiscal 1998. The Company continued its efforts to expand the northern and southern boundaries of the Barnett's commercially productive area. A nine-square-mile 3-D survey was completed along the southern edge of the reservoir in fiscal 1997, and two development wells that were drilled in that survey are being evaluated. A 25-square-mile survey just west of that area is being considered for fiscal 1998.

     Also in Wise County, the Company pursued higher-risk development and exploratory prospects in shallower Caddo and Atoka sands. Of the 15 wells drilled, nine were producers. Results from those wells should help the Company fine tune its next 3-D project in the area, a 95-square-mile survey planned for the spring of 1997. As many as 20 Caddo and Atoka wells are planned in fiscal 1998.

     Three counties to the west in Throckmorton County, where Mitchell has interests in leases and options totaling 121,500 acres, 17 oil discoveries were made out of 20 wells drilled in fiscal 1997. Most of these wells are awaiting the completion of a new pipeline to handle the associated rich gas, but eight were producing in early fiscal 1998, adding about 450 barrels a day to Mitchell's gross oil production. Mitchell is the operator and holds a 55 percent working interest in this play. At least 20 wells identified from earlier 3-D surveys will be drilled in fiscal 1998, and as many as 20 additional locations also are being considered. Two new 3-D surveys totaling 90 square miles are planned for the spring of 1997.

     In Limestone County in East Texas, Mitchell's second-largest producing area, a second rig was added at mid year, stepping up drilling in the Cotton Valley Limestone, where 14 completions were made during fiscal 1997. This two-rig program will continue into fiscal 1998. Good results also were achieved from five other wells drilled in the shallower Cotton Valley and Travis Peak Sandstone sections in Limestone County.

     Lake Creek, purchased in September 1995 as an extension of the Company's adjacent Pinehurst field, has performed well beyond expectations, and there is considerable upside still to be developed. So far, the emphasis has been on the Middle Wilcox, which produces from multiple sandstone intervals at depths of 10,000 to 12,000 feet, but the Company believes there is also good potential in a number of shallower sands. A recent recompletion in the La Gloria interval, for example, the Lake Creek No. 23, produced at initial daily rates of 5 MMcf of gas and 200 barrels of oil.

     Lake Creek gas production has grown from 4 MMcf a day when the field was acquired to 20 MMcf as of year end, and condensate production has grown from 300 to 1,100 barrels a day. During fiscal 1997 the Company recompleted 10 existing wells and drilled five new wells in Lake Creek. Six development wells and four recompletions are planned in fiscal 1998. In the Pinehurst field, four new wells were drilled and two were recompleted in fiscal 1997. Two new wells and two recompletions are scheduled for fiscal 1998.

     Results of Shell-operated exploratory drilling in Matagorda Bay near Palacios, Texas, have been disappointing to date. An initial gas discovery made in fiscal 1996 in the lower Frio is producing at modest rates. Two additional wells were abandoned, but further seismic review is pending. Mitchell holds a one-eighth interest in these wells.

     In Calcasieu Parish, Louisiana, the Company is preparing to drill its first prospects that were identified from a 56-square-mile 3-D survey shot in April 1996. Five shallow Hackberry wells and two deeper Yegua tests are planned for the first half of fiscal 1998. Mitchell is the operator and holds a one-third working interest. These exploratory wells are east of recent discoveries in the same trends in nearby Orange County, Texas, in which the Company participated.

     In Mesquite Bay off Rockport, Texas, a deep Frio well drilled in the summer of 1996 resulted in net reserve additions to the field of 6.1 Bcf of gas and 480,000 barrels of condensate. This well, the Mesquite Bay

                          CRUDE OIL & CONDENSATE SALES

                              AVERAGE DAILY SALES
                          Year Ended January 31 (Bbls)
                                    [GRAPH]

                             AVERAGE PRICE RECEIVED
                        Year Ended January 31 (per Bbl)
                                    [GRAPH]

                                   [PICTURE]

                           Previously untested Upper
                            Wilcox sands offer good
                            upside potential at both
                               Lake Creek and the
                           adjacent Pinehurst field.

                                   [PICTURE]

                            At year end, the Company
                          had interests in 3,090 wells
                          and 1.2 million acres of oil
                                and gas leases.



No. 13-4, tested at a daily rate of 2 MMcf of gas and 367 barrels of condensate.

     An enhanced oil recovery project in Ector County in West Texas was an important contributor to growth in both oil production and reserves, and that program continues in fiscal 1998. Seventy-two new infill wells were drilled on 20-acre spacing during fiscal 1997, and as many as 100 more are planned in the current year. The Company holds a 17 percent working interest in the project, which is operated by Anadarko. This project added nearly 300 net barrels a day to Mitchell's oil production in fiscal 1997.

     Companywide, Mitchell had interests in 2,167 gas producers and 923 oil producers at year end -- a total of 3,090 -- of which 78 were productive in two or more zones. Excluding interests held by partners, the Company held net interests equal to 2,502 wells -- 1,889 gas and 613 oil -- of which 70 were productive in two or more zones.

PRINCIPAL PRODUCING AREAS
Year Ended January 31

                                                             Average Daily Sales
                                                             -------------------
                                                               1997       1996
                                                             --------   --------
NATURAL GAS (NET MCF)
North Texas ..............................................    112,600    104,400
East Texas ...............................................     49,100     48,800
Gulf Coast ...............................................     45,300     36,000
Other ....................................................     21,500     27,000
                                                             --------   --------
Total ....................................................    228,500    216,200
                                                             ========   ========
CRUDE OIL AND CONDENSATE (NET BBLS)
North Texas ..............................................      1,200      1,300
East Texas ...............................................      1,000      1,100
Gulf Coast ...............................................      1,900      1,400
West Texas/Southeast New Mexico ..........................      1,000      1,100
Other ....................................................        400        500
                                                             --------   --------
Total ....................................................      5,500      5,400
                                                             ========   ========

WELL COMPLETIONS (1)
Year Ended January 31, 1997

                                    Exploratory             Development                Total
                               ---------------------   ---------------------   ---------------------
                       Total    Oil     Gas     Dry     Oil     Gas     Dry     Oil     Gas     Dry
                       -----   -----   -----   -----   -----   -----   -----   -----   -----   -----
North Texas ........      73      11       1       8       1      48       4      12      49      12
East Texas .........      23      --      --       1      --      21       1      --      21       2
Gulf Coast .........      14      --      --       3       1      10      --       1      10       3
West Texas .........      84      --      --       2      82      --      --      82      --       2
Other (2) ..........      15      --      --       4       5       5       1       5       5       5
                       -----   -----   -----   -----   -----   -----   -----   -----   -----   -----
Gross wells (3) ....     209      11       1      18      89      84       6     100      85      24
                       =====   =====   =====   =====   =====   =====   =====   =====   =====   =====
Net wells ..........   119.1     6.1     1.0    12.1    22.0    74.2     3.7    28.1    75.2    15.8
                       =====   =====   =====   =====   =====   =====   =====   =====   =====   =====


(1)  Excludes service wells.

(2)  Includes Alabama, Michigan, Mississippi, Ohio and New Mexico.

(3) An additional 41 wells (24.8 net wells) were in the process of drilling or completion at January 31, 1997.


LEASEHOLDINGS
At January 31, 1997

                                                             Gross        Net
                                                             Acres       Acres
                                                           ---------   ---------
Alabama ................................................      30,400      14,000
Michigan ...............................................      36,800      36,700
New Mexico .............................................      27,900      25,800
Ohio ...................................................      41,400      41,300
South Dakota ...........................................      84,100      24,100
Texas ..................................................     159,600     104,600
Utah ...................................................      40,600      23,500
Other * ................................................      38,500      22,700
                                                           ---------   ---------
Total undeveloped acreage ..............................     459,300     292,700
Producing acreage ......................................     765,200     573,000
                                                           ---------   ---------
Total acreage ..........................................   1,224,500     865,700
                                                           =========   =========


* Includes Arkansas, Colorado, Louisiana, Mississippi, Montana, Oklahoma and Wyoming.


MAJOR AREAS OF OPERATION

                                     [MAP]

                            Texas is home to most of
                         Mitchell's energy operations,
                            but the Company also has
                            interests in projects in
                             New Mexico, Oklahoma,
                              Louisiana and other
                           locations in the Lower 48.

                                   [PICTURE]

                               Record Company gas
                           production in North Texas,
                            combined with increased
                          third-party supplies, should
                             boost NGL volumes from
                           the Bridgeport plant to an
                         all-time high in fiscal 1998.


                                  GAS SERVICES

Near-record prices for natural gas liquids, higher pipeline throughput, better profit margins from natural gas gathering and marketing and reduced expenses produced gas services' best results since the early 1980s. Operating earnings doubled during fiscal 1997 to $108.1 million.

     NGL prices surged in the second half of the year due to low domestic inventories, early cold weather and brisk demand for NGL feedstocks by petrochemical manufacturers. Gathering and marketing margins benefited from rising gas prices that resulted from low domestic storage levels of gas and colder-than-normal fall weather.

     Capital outlays for gas services totaled $34.2 million in fiscal 1997, including $8.5 million to complete the expansion of Mitchell's 45 percent-owned gas gathering/processing/treating operation in the Austin Chalk trend in East Central Texas and $4.8 million for the Company's share of a new gas gathering system under construction in the Austin Chalk trend in Central Louisiana.

NATURAL GAS PROCESSING

     Natural gas liquids prices gained momentum as the year progressed, increasing from a monthly average low of $13.38 a barrel in May 1996 to a high of $21.23 in December 1996. For the full year, NGL prices averaged $16.13, 40 percent higher than the prior-year average. This, combined with lower expenses resulting from last year's restructuring, pushed earnings from gas processing to $69.1 million, a 123 percent increase.

                           NATURAL GAS LIQUIDS SALES

                            AVERAGE DAILY PRODUCTION
                          Year Ended January 31 (Bbls)

                                    [GRAPH]

                             AVERAGE PRICE RECEIVED
                        Year Ended January 31 (per Bbl)

                                    [GRAPH]


GAS SERVICES FINANCIAL HIGHLIGHTS
Year Ended January 31 (in thousands)


                                                             1997        1996
                                                           --------    --------
REVENUES
Natural gas processing .................................   $376,980    $283,378
Natural gas gathering and marketing ....................    247,214     184,584
Other ..................................................     12,621      10,296
                                                           --------    --------
                                                           $636,815    $478,258
                                                           ========    ========

SEGMENT OPERATING EARNINGS
Natural gas processing .................................   $ 69,110    $ 30,994
Natural gas gathering and marketing ....................     27,589      14,063
Other ..................................................     11,397       9,059
                                                           --------    --------
                                                            108,096      54,116
Unusual items
Asset write-downs ......................................         --     (52,715)
Personnel reduction program costs ......................         --      (3,600)
                                                           --------    --------
                                                           $108,096    $ (2,199)
                                                           ========    ========
CAPITAL EXPENDITURES ...................................   $ 34,233    $ 38,358
                                                           ========    ========



     Low inventories of NGLs at the beginning of the year grew even tighter in the second half, as demand for NGLs increased with cold fall weather and strong petrochemical demand. Although imports were higher in fiscal 1997, they were not sufficient to meet the increased demand. U.S. customers were competing for supplies with buyers in Europe, which experienced a harsh winter, and in Mexico, where a large gas processing complex exploded during the summer. Although lost processing capacity in Mexico will be partially restored by mid year, the effect of the plant outage should continue to be felt in U.S. markets throughout fiscal 1998.

     While NGL prices fell from their fourth quarter peaks early in fiscal 1998, they remain healthy by historical standards. Longer term, the outlook for domestic NGL markets is positive. Supplies remain relatively tight, and demand for petrochemical feedstocks has remained strong. In addition, the scheduled start-up in fiscal 1998 of new ethylene production capacity totaling 4.5 billion pounds a year along the Gulf Coast will create nearly 140,000 barrels a day of new demand for ethane and propane.

     The Company's NGL production remained flat in fiscal 1997, at 46,100 barrels a day. Liquids volumes were lower early in the year due to the sale of three gas processing plants in December 1995, but they recovered by the fourth quarter to 46,900 barrels per day as a result of several factors.

     Additional gas was available for processing due to growing production primarily on the Company's two North Texas gathering systems and on its Monco system in Montgomery and Colorado counties in Southeast Texas. In North Texas, 12 MMcf a day of third-party gas was added to the Company's systems. These supplies yielded an additional 1,100 barrels a day of natural gas liquids in fiscal 1997 at Bridgeport and other smaller North Texas processing plants. NGL volumes also increased due to plant modifications that boosted ethane recovery at Bridgeport and to the restart of the Huckabay plant in Erath County. On the Monco system, third-party well hookups and increased production from the Company's Lake Creek field boosted liquids production another 1,300 barrels a day at Katy, Texas, where Mitchell has a processing contract with Exxon.

     The Company expects to maintain or grow its NGL production slightly in the current year, even without acquisitions it hopes to make. In late fiscal 1997, Mitchell leased and recommissioned the 76-mile Mesquite pipeline, which provides additional gas for processing in North Texas. Further production growth on the North Texas and Monco systems also should contribute new liquids volumes. In addition, the recent restart of two idle units at Bridgeport should raise operations at that plant to near full capacity later in fiscal 1998. Further consolidations with other plant operators and acquisitions of plants in core areas also could add to NGL volumes in the current year.

     The Company's 50 percent-owned C&L Processors partnership with Conoco continued to consolidate its operations in fiscal 1997, with the diversion of processable gas from the Hennessey plant in Kingfisher County, Oklahoma, to the nearby Cashion plant, operated by Conoco. Mitchell also traded its own 50 percent interest in the Bee County, Texas, plant to The Williams Companies for a 20 percent interest in Cashion and the nearby Mustang plant in Grady County, Oklahoma.

     Mitchell's natural gas plant liquids reserves at the end of fiscal 1997 were flat, at 126.4 million barrels.


                                   [PICTURE]

                         Plant modifications completed
                       in fiscal 1997 have increased NGL
                        recovery rates at the Bridgeport
                              processing complex.

                                 GAS PROCESSING
                                OPERATING COSTS
                        YEAR ENDED JANUARY 31 (PER BBL)

                                    [GRAPH]


                             By integrating its two
                         North Texas gathering systems,
                      Mitchell has created new intrastate
                            marketing opportunities.

                                   [PICTURE]

                              PIPELINE THROUGHPUT*
                      Year Ended January 31 (MMcf per day)

                                    [GRAPH]


                                   [PICTURE]

                              The Tri-County plant
                            is part of a $37 million
                           expansion of the Company's
                              45 percent-owned gas
                            gathering system in the
                             Austin Chalk trend in
                              East Central Texas.


GAS GATHERING AND MARKETING

     Gas gathering and marketing earnings benefited primarily from wider margins on gas that is purchased and resold -- the result of rising spot market prices. Other important contributors were restructuring-related expense reductions and higher volumes of gas moving into the Company's gathering systems. Operating earnings increased by 96 percent to $27.6 million for the year.

     Pipeline throughput increased by 16 percent to an average 410 MMcf per day during fiscal 1997. The largest increase was in the Mitchell-operated lean gas gathering and treating system serving the Austin Chalk area of East Central Texas. Expansion of this system, in which Mitchell is a 45 percent partner with Union Pacific Resources, was completed in the third quarter of fiscal 1996. The Company's share of this system's throughput rose from an average 52 MMcf a day at the beginning of fiscal 1997 to more than 120 MMcf a day by year end -- near capacity. Although this system handles gas that does not contain enough natural gas liquids to be processed economically, fees are collected for gathering and treating this gas so that it meets pipeline quality specifications.

     The gathering and marketing business also benefited from the tie-in of new third-party wells to Company-owned systems. Near Houston, the Company increased daily third-party volumes on the Monco system in Colorado County to 20 MMcf at year end from 9 MMcf at the end of fiscal 1996, and these volumes are expected to increase further in the current year.

     On the wholly owned Southwestern Gas Pipeline system in North Texas, the combination of increased drilling in the area -- spurred by higher natural gas prices -- and more aggressive pursuit of third-party producers resulted in a 10 MMcf increase during fiscal 1997 in daily volumes available for purchase and resale. Although Mitchell currently controls only a small amount of third-party gas for resale on the Natural Gas Pipeline Company of America system in Wise County, it is aggressively pursuing the purchase of additional gas from other producers.

     Mitchell became operator of the Natural system in July 1995 as part of a gas sales contract buyout agreement. By integrating the Natural and Southwestern systems, the Company increased its flexibility to sell gas into intrastate markets. Currently, Mitchell can supply as much as 90 MMcf a day to local markets. The ultimate goal is to be able to deliver all the North Texas gas to either the interstate or intrastate markets. Integration of these two systems also has enabled Mitchell to move more gas from the Southwestern system into the Bridgeport processing plant, where NGL recoveries are higher than at other plants, and to reduce compression on both pipelines, thereby lowering operating costs.

     The Company plans to continue growing in the prolific Austin Chalk trend via its newest joint venture, a $35 million gas gathering system that will collect gas from wells that are just being drilled in the Austin Chalk trend in Central Louisiana. Chesapeake Energy Corporation, which holds more than 1 million acres of leases and options in that area, is Mitchell's 50 percent partner in the gathering venture. The current system is designed to carry as much as 350 MMcf a day through 90 miles of gathering lines to a third-party-owned processing plant at Eunice in South Central Louisiana.

                                   [PICTURE]

                         The Anderson plant treats lean
                          gas gathered from the Austin
                          Chalk in East Central Texas.

                             GATHERING & MARKETING
                                OPERATING COSTS
                        Year Ended January 31 (per Mcf)

                                    [GRAPH]

                                   [PICTURE]

                            A crane moves a section
                          of large-diameter pipe into
                         position for the new Louisiana
                            Chalk gathering system.


     Chesapeake is actively drilling wells in Rapides, Evangeline, Allen, Avoyelles and St. Landry's parishes that will be served by this system. The first portion, consisting of 33 miles of 12-, 20- and 24-inch pipeline, is scheduled to be completed in May 1997 and is expected to carry initial throughput of 40 MMcf a day south to the Louisiana Intrastate Gas (LIG) Junction. The remainder is scheduled for completion in the summer of 1997 and by year end is expected to carry as much as 75 MMcf of gas a day from the LIG Junction south to the plant at Eunice. The partners also expect to tie in gas from a number of other producers active in the area, which will provide future gathering, processing and marketing opportunities.

OTHER

     Other gas services operations include a one-third interest in an MTBE gasoline additive plant and a 38.75 percent interest in an NGL fractionator, which separates raw natural gas liquids streams into pure products. These facilities, both located at Mont Belvieu, Texas, contributed $11.4 million in operating earnings during fiscal 1997, up 26 percent from the prior year.

                                   [PICTURE]

                             A welder joins pipe in
                            Central Louisiana, where
                            Mitchell and Chesapeake
                           Energy are building a new
                          $35 million gathering system
                           that will collect gas from
                          prolific wells in the newly
                         developing Austin Chalk trend.

                          The Company set a new record
                  in fiscal 1997 for residential lot sales in
                    The Woodlands, Houston's leading planned
     community. The Woodlands expects to break that record again this year.

                                      REAL
                                     ESTATE

Of the Company's three main businesses, none was changed more dramatically by the restructuring program than real estate, where virtually all properties outside The Woodlands were identified for disposal. Over the past two years, the Company has realized cash proceeds of $160 million ($85 million in fiscal
1997) from sales of real estate properties, reduced total real estate debt by $132 million and increased recurring operating cash flow by 23 percent.

     The Company's real estate operations are now focused on The Woodlands, a 25,000-acre planned community that is being developed by its subsidiary, The Woodlands Corporation. Currently 47,300 people live in 18,600 homes. The Woodlands is also home to a broad spectrum of businesses, with 17,300 people employed by 740 employers in 10.7 million square feet of commercial and institutional space.

     The Woodlands is unique among planned communities in the region. In terms of new home sales, it has ranked No. 1 in the Houston area for seven consecutive years, is currently the leader in Texas and ranks seventh among planned communities in the United States. The Woodlands offers excellent public and private schools, a community college, The University Center, shopping, entertainment and medical facilities, as well as a wide range of housing choices and prices. The community also offers a diverse mix of social and recreational resources that make The Woodlands a preferred place to live, work, play and learn.

                                   [PICTURE]

                              The Tenneco Business
                           Services building is among
                           the commercial properties
                             the Company sold to a
                           joint-venture partnership
                           with Crescent Real Estate
                                   Equities.


                                      THE
                                   WOODLANDS

Fiscal 1997 was an outstanding operating year for The Woodlands, with record residential lot sales, strong commercial land sales and record earnings from The Woodlands Executive Conference Center and Resort. Operating earnings for The Woodlands, exclusive of gains from commercial property sales, were $32 million, up 12 percent over the prior year.

     The following statistical highlights from fiscal 1997 illustrate real estate's growth potential:

     o    1,105 residential lots were sold, up 13 percent.

     o 86 acres of commercial and institutional land were sold, an increase of 62 percent.

     o The number of full-time jobs in The Woodlands increased by 800 to 17,300.

     o    Retail sales at The Woodlands Mall rose 13 percent.

     o Revenues increased by 12 percent at The Woodlands Executive Conference Center and Resort.

     The restructuring of real estate operations that began in fiscal 1996 is essentially complete. The Company is now focusing on accelerating residential development and expanding commercial and industrial activity in The Woodlands to fuel job growth within the community. Additional employment will increase new home sales, retail volume and discretionary spending for entertainment and leisure activities.

LAND DEVELOPMENT

     With record sales of 1,105 lots to home builders in fiscal 1997, The Woodlands led all other planned

                                   [PICTURE]

                             The Woodlands led the
                           Houston region in new home
                             sales for the seventh
                       consecutive year and is currently
                              the leader in Texas.

REAL ESTATE FINANCIAL HIGHLIGHTS
Year Ended January 31 (in thousands)


                                                             1997        1996
                                                           --------    --------
REVENUES
The Woodlands
  Land development .....................................   $ 62,341    $ 50,569
  Commercial properties (100% owned) ...................     49,146      52,125
  Equity investments and property management ...........      7,338       6,682
  Other ................................................      9,720       6,716
                                                           --------    --------
                                                            128,545     116,092
  Gains from sales of commercial properties ............      8,627      20,313
                                                           --------    --------
                                                            137,172     136,405
Other real estate, including revenues of $48,812
  and $16,218 from sales of non-core properties ........     60,995      32,423
                                                           --------    --------
                                                           $198,167    $168,828
                                                           ========    ========

SEGMENT OPERATING EARNINGS
The Woodlands
  Land development .....................................   $ 19,993    $ 16,125
  Commercial properties (100% owned) ...................     10,011       9,907
  Equity investments and property management ...........      4,169       4,281
  Other ................................................     (2,140)     (1,751)
                                                           --------    --------
                                                             32,033      28,562
  Gains from sales of commercial properties ............      8,627      20,313
                                                           --------    --------
                                                             40,660      48,875
Other real estate ......................................       (436)        (27)
                                                           --------    --------
                                                             40,224      48,848
Unusual items
  Write-downs of properties ............................         --    (123,916)
  Personnel reduction program costs ....................         --      (3,000)
  Gains from sales of certain non-Woodlands assets .....      2,507          --
                                                           --------    --------
                                                           $ 42,731    $(78,068)
                                                           ========    ========
CAPITAL EXPENDITURES ...................................   $ 59,312    $ 59,990
                                                           ========    ========



communities in the Houston region in home sales and starts for a record seventh consecutive year. Lot prices were up 9 percent over the prior year (on a per-square-foot basis), and last November the Company opened a new Information Center to support its marketing efforts. By developing additional residential product lines that meet specific buyer needs, the Company is creating the potential to increase lot sales again this year, with the goal of increasing the annual number of lots sold by 10 to 15 percent over the next few years.

     Commercial land sales were also strong. Construction was started for two hotels, a bank and a second post office. Medical organizations have announced expansion plans for professional offices and HMO administrative space, as well as a $43 million addition to Memorial Hospital System's patient care facilities in The Woodlands.

COMMERCIAL PROPERTIES, EQUITY INVESTMENTS AND PROPERTY MANAGEMENT

     The demand for apartments and office and retail space continues to grow, with occupancy rates running 90 percent or better in buildings owned or managed by the Company. An aggressive property development program is planned in fiscal 1998 to provide an inventory of these products for prospective tenants. Refurbishment of the Grogan's Mill Shopping Center that began in fiscal 1997 will be completed in September. The Company recently announced plans for a 150,000-square-foot office building, and negotiations are in progress with two companies for freestanding build-to-suit office and technology space totaling 100,000 square feet. Construction will begin in the summer on a 140,000-square-foot neighborhood shopping center in the Village of Alden Bridge, and an additional 80 units will be added to the Parkside Apartments this year. Joint-venture partners are expected to participate in the Alden Bridge and Parkside projects.

     The Company continues to form strategic partnerships with financially sound institutions. From these partnerships, the Company receives a return on its equity investments and ongoing fees for leasing and managing the properties. The joint-venture partners, in turn, receive an interest in properties providing a current return on invested capital, as well as opportunities for cash flow growth through future increases in rental rates. In total, 18 commercial buildings originally built by the Company and later sold to strategic partners are 93 percent leased.

     In fiscal 1997, the Company sold a package of retail properties to a new partnership with Crescent Real Estate Equities. These properties include portions of Pinecroft Shopping Center, Wood Ridge Plaza Shopping Center, a 17-screen Tinseltown cinema and a Blockbuster Video location. In addition, buildings occupied by Tenneco Business Services and GeneMedicine were sold to an existing partnership with Crescent.

     Consumer traffic continues to increase at the million-square-foot Woodlands Mall and in the nearby restaurants, retail stores and entertainment venues of Town Center. Only two years after opening, the mall reports the fourth-highest sales per square foot among the


                      THE WOODLANDS RESIDENTIAL LOT SALES
                             Year Ended January 31

                                    [GRAPH]

                 THE WOODLANDS PORTFOLIO OF MANAGED PROPERTIES
                             Year Ended January 31
                             (thousand square feet)

                                    [GRAPH]

                          Residential products in The
                          Woodlands, from multifamily
                           to estate, are designed to
                           meet specific buyer needs.

                                   [PICTURE]

                                   [PICTURE]

                           Construction of a 96-room
                           addition to The Woodlands
                          Executive Conference Center
                          and Resort will increase the
                         total number of rooms to 364.



19 major malls in the Houston region. Its fifth anchor, a 147,000-square-foot JCPenney store, is under construction and will open in fiscal 1999. Construction of a freestanding Best Buy store will be completed this spring, and negotiations are under way for land sales and land leases to other nationally recognized retailers and restaurants. A waterway, similar in concept to the San Antonio Riverwalk, is planned to link The Woodlands Mall with adjacent restaurants, office buildings and entertainment venues, including the 13,000-seat Cynthia Woods Mitchell Pavilion. The Pavilion, summer home of the Houston Symphony, attracts 400,000 visitors annually.

     In fiscal 1997, The Woodlands Executive Conference Center and Resort was awarded Mobil's Four Star rating and the 1997 Paragon Award as one of the top 10 conference centers in the United States. Conference Center earnings of $6.6 million were up 12 percent. Capital expenditures of $10.3 million were committed to begin construction of a 96-room addition to the Conference Center (which will bring total rooms to 364 this spring), remodel resort facilities and refurbish the Tournament Players Course(TM)", site of the annual Shell Houston Open golf tournament. Shell Oil Company operates a worldwide leadership

                                   [PICTURE]

                             The Tournament Players
                         Course(TM) is the site of the
                           annual Shell Houston Open
                                golf tournament.

THE WOODLANDS
At January 31, 1997


Total acres ...........................................................   25,000
Remaining acres .......................................................   15,400
Acres absorbed in fiscal 1997 .........................................      600
Dwelling units ........................................................   18,600
Estimated dwelling units at completion ................................   52,000

THE WOODLANDS STATISTICAL HIGHLIGHTS
At January 31, except as noted

                                                            1997         1996
                                                         ----------   ----------
Population ...........................................       47,300       44,700
Employment (non-construction) ........................       17,300       16,500

Properties managed
  Occupancy rates (percentage)
    Office/industrial ................................           90           85
    Retail ...........................................           92           84
    Apartment ........................................           96           96
    The Woodlands Executive Conference
      Center and Resort (average for the year) .......           71           70
  Office/industrial (square feet) ....................    1,943,000    1,858,000
  Retail (square feet) ...............................      696,000      654,000
  Apartment (units) ..................................        1,891        1,891



and management learning center at the Conference Center and has increased its lodging commitment by 28 percent in the current year.

     The growth in population and commercial activity within The Woodlands has been supported by major infrastructure improvements. During fiscal 1997, a new public high school, a middle school and an elementary school opened. Construction of The University Center on the campus of North Harris/Montgomery Community College will be finished for the fall semester. Also completed were $7.3 million in major roadway improvements, including The Woodlands Parkway overpass. Thoroughfare improvements currently under way include completion of the Lake Robbins Bridge in Town Center, widening of Research Forest Drive and a major expansion of Interstate 45.

                                   [PICTURE]

                              Construction of The
                           University Center next to
                            North Harris/Montgomery
                           Community College (below),
                            will be finished for the
                                 fall semester.

                        [THE WOODLANDS TOWN CENTER MAP]



                              [THE WOODLANDS MAP]

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL POSITION AND RESULTS OF OPERATIONS

MITCHELL ENERGY & DEVELOPMENT CORP. AND SUBSIDIARIES

FORWARD-LOOKING INFORMATION

The discussion which follows includes forward-looking statements. Reference is made to the inside front cover of this report for information concerning these statements, including factors that could cause actual results to differ materially from those in the forward-looking statements.

LIQUIDITY AND CAPITAL RESOURCES

Over the past three years, the Company has successfully restructured its operations by focusing on core business activities and disposing of non-core assets and their attendant costs. During that period, property sales proceeds have totaled more than $350 million, debt has been reduced by almost $400 million and the number of full-time employees has been reduced from approximately 2,900 to 1,950. As a result of these efforts and favorable energy and real estate market conditions, the Company's fiscal 1997 earnings and cash flows were substantially above the levels achieved in the prior year. These improvements were accomplished despite the fact that the prior-period's results benefited from five months of sales under the premium-priced North Texas natural gas sales contract with Natural Gas Pipeline Company of America (Natural) that was terminated on July 1, 1995. The Company realized pretax cash proceeds of approximately $94 million from property sales in fiscal 1997, a substantial portion of which was part of its program to dispose of non-core assets. Approximately $25 million in assets identified for sale under that program remain to be sold.

     With the restructuring efforts substantially complete, management's efforts are now directed primarily toward increasing the scope and scale of the Company's core businesses and other initiatives to increase shareholder value. To accomplish this, a number of strategies are being pursued. In exploration and production, these include exploiting existing fields on an accelerated timetable, increasing the scope of exploratory activities and more aggressively pursuing core-area property acquisitions. The overall goal is to increase gas and oil production 10% annually over the next few years. In gas services, the Company is exploring expansions in its core areas through acquisitions, asset trades and joint ventures. Recently, it expanded operations into the new, high-growth Austin Chalk play in Louisiana and expects to complete construction this summer of the first phase of a 50%-owned gathering system for production from this area. In The Woodlands, these efforts involve increasing the sales pace for residential lots and commercial land and accelerating the development of commercial properties.

     The Company has paid down its debt substantially over the last three years, strengthening its financial position and increasing its flexibility to pursue growth opportunities. At January 31, 1997, $701 million of total debt was outstanding. With the February 18, 1997 repayment of $100 million of maturing senior notes, debt was reduced further to approximately $601 million, or almost $400 million less than the $994 million balance (including short-term debt) at the beginning of fiscal 1995. Also, after collecting the final $91 million installment of the Natural contract buyout proceeds on February 3 and retiring the senior notes on February 18, the Company still retained approximately $38 million in excess cash balances. The Company's debt-to-equity ratio was 1.08-to-1 after the February 1997 debt retirement, down from 1.72 and 2.12, respectively, at January 31, 1996 and 1994. Furthermore, the Company has almost no debt maturities prior to July 1999, when $100 million in senior notes are payable.

     The Company's earnings and cash flows from energy operations and the standardized measure of discounted future net cash flows from its total proved reserves each rose sharply during fiscal 1997, chiefly because of higher energy commodity prices. At January 31, 1997, the standardized measure amounts, which are computed in accordance with Securities and Exchange Commission guidelines, totaled $1,146 million ($940 million for natural gas and oil and $206 million for plant NGLs). At January 31, 1996, this total was $696 million ($531 million for natural gas and oil and $165 million for plant
NGLs). Energy prices have declined subsequent to January 31, 1997. If the reserves were valued using prices existing on March 12, 1997, the standardized measure amounts would total approximately $490 million less than the amounts at January 31, 1997. Standardized measure amounts are not indicative of asset fair values, but rather represent snapshots at points in time which can be significantly impacted by short-term movements in energy commodity prices. For example, the significant period-to-period differences in the amounts reported above are largely the result of changes in natural gas prices which were at a low level at the end of fiscal 1996, rose sharply during fiscal 1997 (reaching a recent years' high point during the fourth quarter) before falling back in March 1997 to a level somewhat below the January 31, 1996 price. As evidenced by this recent experience, any of the many factors that cause energy commodity prices to be extremely volatile (including weather conditions, inventory levels and predicted changes in those levels, major geopolitical events and a host of other factors) can significantly impact the reported standardized measure amounts as well as the Company's earnings and cash flows. As always where energy prices are concerned, prior history is not necessarily indicative of future trends.

     As discussed in Note 7 on page 51 of this Annual Report, a $204 million judgment was entered against a subsidiary in a North Texas water well case on March 1, 1996, and additional similar cases are pending. The Company appealed this judgment to the Second Court of Appeals in Fort Worth, Texas. A hearing was held on March 12, 1997, but the court's decision is not expected for three to six months. The Company and its outside counsel continue to believe that the judgment will be reversed or significantly reduced, either by that court or, if required, after an appeal to the Texas Supreme Court. The trial for the second group of these cases, which began on March 17, is still in progress.

     While the judgment and pending cases remain outstanding, the Company expects that its access to public debt and equity markets would be reduced and its costs for any such transactions would be increased. However, the Company presently does not foresee a need to access public debt or equity markets prior to the time that more definitive decisions are expected to have been reached on the North Texas water well litigation. Furthermore, under a $500 million letter of credit facility put in place in April 1996, the Company has more than $300 million of credit available that can be used, if needed, should appeal bonds be required in connection with decisions in the similar cases. For these reasons (and since it currently has $200 million of additional credit available under other committed facilities), the Company believes the litigation will not have a significant adverse impact on its ability to meet its financial obligations or to fund its ongoing operations as the process of dealing with this litigation continues.

     The fiscal 1998 budget projects that operating cash flows, together with the $38 million in excess cash balances available after the February 1997 debt paydown, will be sufficient to provide for the Company's spending needs, including the expanded capital spending program discussed below. The Company's long-term funding needs could be significantly affected, however, by a resolution of the outstanding North Texas water well litigation. If, as the Company expects, the judgment ultimately is overturned or significantly reduced and substantial losses are not forthcoming in the other cases, resolution of the litigation would not have a material impact on either the Company's liquidity or its financial statements. Conversely, should the judgment ultimately be affirmed and/or substantial awards be made and upheld in the other cases, this would have a material adverse affect on both the Company's liquidity and its financial statements.

DIVIDEND POLICY/COMMON STOCK REPURCHASES

The Company has paid regular quarterly cash dividends on its common stock for an uninterrupted period of 19 years. Beginning in fiscal 1994, annual dividends totaling 48 cents and 53 cents per share, respectively, have been paid on the Company's Class A and Class B common stock. During April and May 1996, the Company purchased in the open market 243,400 shares of its common stock at an aggregate cost of $3.9 million. This completed purchases under the 1,000,000-share reacquisition authority approved by the Board of Directors in December 1994.

CAPITAL AND EXPLORATORY EXPENDITURES

The following table compares the Company's fiscal 1998 budget for capital and exploratory expenditures with its actual expenditures during fiscal 1997 and 1996 (in millions):


                                    1998 Budget          1997              1996
                                  ---------------   ---------------   ---------------
                                  Amount     %      Amount     %      Amount      %
                                  ------   ------   ------   ------   ------   ------
Exploration and production ....   $165.0     58.2   $134.3     57.1   $141.7     57.6
Gas services ..................     36.8     13.0     34.2     14.6     38.3     15.6
Real estate ...................     75.3     26.6     59.3     25.2     60.0     24.3
Corporate .....................      6.2      2.2      7.3      3.1      6.1      2.5
                                  ------   ------   ------   ------   ------   ------
                                  $283.3    100.0   $235.1    100.0   $246.1    100.0
                                  ======   ======   ======   ======   ======   ======


     The consolidated budget for fiscal 1997 expenditures, initially set at $213.5 million, was later increased to $246.2 million to cover an expanded drilling program, initial spending on the 50%-owned Louisiana Chalk gathering system and accelerated development of residential lots. Fiscal 1997 spending, which ultimately totaled $235.1 million or 4.5% less than the revised budget, was sufficient to allow the replacement of 105% of the natural gas reserves produced.

     The Company's fiscal 1998 budget has been set at $283.3 million, 20% above fiscal 1997's actual spending. In line with the Company's goal of replacing reserves produced while increasing oil and gas production by 10% in fiscal 1998, the budget calls for a $20 million increase (to $106 million) in exploration and development drilling spending. On an overall basis, gas services capital spending is slated to increase only slightly as expenditures incurred in fiscal 1998 to complete construction of the Louisiana Chalk gathering system will essentially replace amounts spent on the expansion of a 45%-owned Texas Chalk gathering and treating system that was completed early in fiscal 1997. The increased real estate capital budget is intended to allow the Company to take advantage of the continuing favorable business climate in the Houston region. Accelerated land development spending to keep pace with the growth in residential lot and commercial land sales and an aggressive commercial building program to develop an inventory of available office and retail space in The Woodlands for prospective tenants are the principal components of the budget increase. Specific projects include a 150,000-square-foot office building, expansion of a retail center near The Woodlands Mall, a new neighborhood retail center and an 80-unit addition to some existing apartments. Also comprising a significant portion of the real estate capital budget are interest and other carrying costs incurred in the Company's land development activities; such capitalized costs are budgeted at $27.7 million in fiscal 1998, down slightly from the prior year's level.

ENVIRONMENTAL MATTERS

Concern for the environment has been a fundamental part of the Company's operating philosophy for many years. In the ordinary course of conducting its business, the Company incurs costs -- both expensed and capitalized -- to preserve and protect the environment. As public concern for the environment has grown, new environmental laws have been enacted, more stringent regulations have been implemented and enforcement of existing controls has been strengthened. The Company considers the cost of environmental protection a necessary and manageable part of its business. To date, the Company has not been faced with major cleanup obligations and has been able to conform with environmental regulations without materially altering its operating strategies. Since scientific evidence indicates the Company's operations were not the cause of the problems, no discussion is included in this section concerning water well problems in the North Texas area that are alleged to be related to the Company's oil and gas operations.

     The Company estimates that expenditures totaling approximately $5.5 million annually will be made over the next two or three years by its energy and real estate operations to comply with environmental regulations. These costs consist principally of third party charges for services, equipment and testing. Actual expenditures for new permitting and monitoring requirements of the Federal Clean Air Act Amendments of 1990 may differ from the estimated amounts when several long-anticipated regulations are issued in final form, but the differences are not expected to be significant. The estimates include increased wetlands avoidance and mitigation costs associated with expanding the Company's energy operations in Louisiana.

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

OPERATING STATISTICS

Certain operating statistics (including, where applicable, proportional interests in equity partnerships) for fiscal 1997, 1996 and 1995 follow:

                                                                          1997       1996       1995
                                                                        --------   --------   --------
AVERAGE DAILY VOLUMES
Natural gas sales (Mcf) .............................................    228,500    216,200    214,100
Crude oil and condensate sales (Bbls) ...............................      5,500      5,400      6,300
Natural gas liquids produced (Bbls) .................................     46,100     46,400     47,500
Pipeline throughput (Mcf) (net of 62,000 in 1995
  attributable to the Winnie Pipeline that was sold in July 1994) ...    410,000    354,000    353,000

AVERAGE SALES PRICES
Natural gas (per Mcf) ...............................................   $   2.64   $   2.16   $   2.71
Crude oil and condensate (per Bbl) ..................................      21.50      16.91      15.75
Natural gas liquids produced (per Bbl) ..............................      16.13      11.55      11.57

RESIDENTIAL LOT SALES--THE WOODLANDS
Number sold .........................................................      1,105        980        951
Average price per lot ...............................................   $ 43,851   $ 40,752   $ 37,287
Average price per square foot .......................................       4.24       3.89       3.70


RESULTS OF OPERATIONS -- FISCAL 1997 COMPARED WITH FISCAL 1996

The Company's results for fiscal 1997 and 1996 -- both before and after unusual items -- are summarized in the table on the following page. Net earnings for fiscal 1997 of $103.2 million were $66.1 million above those of the prior year. Unusual items increased net earnings by $1.2 million in fiscal 1997, but reduced fiscal 1996's net earnings by $6.2 million.

     Excluding the effects of unusual items, fiscal 1997's earnings of $102.0 million were $58.7 million above the $43.3 million of the prior year, which included five months of sales under the high-priced North Texas gas sales contract. The substantial earnings improvement was the result of higher market prices for all energy products, increased natural gas sales volumes, improved margins in gas gathering and marketing, record residential lot sales and refocusing-program-related reductions in operating and interest expenses. Partially offsetting the favorable impact of these items was the $23.1 million negative year-to-year operating earnings impact of the previously noted early termination of the Natural contract and substantially smaller pretax gains from real estate commercial property asset sales ($8.6 million versus $20.3 million in fiscal 1996). The fiscal 1996 gains included $19.4 million from the sale of the remaining 50% interest in a partnership that operated the cable television system in The Woodlands.

     The following table and discussion identify and explain the major increases (decreases) in earnings (in millions):


                                                                 Segment Operating Earnings
                                                              ---------------------------------
                                                              Exploration
                                                                 and          Gas        Real                Pretax       Net
                                                              Production    Services    Estate    Other*    Earnings    Earnings
                                                              -----------    --------    ------    ------    --------    --------
FISCAL 1996 AMOUNTS .......................................   $    223.4    $   (2.2)   $(78.1)   $(84.8)   $   58.3    $   37.1
ELIMINATE IMPACT OF FISCAL 1996 UNUSUAL ITEMS
  (see bottom of table on page 36) ........................       (187.7)       56.3     126.9       8.4         3.9         6.2
                                                              ----------    --------    ------    ------    --------    --------
FISCAL 1996 AMOUNTS BEFORE UNUSUAL ITEMS ..................         35.7        54.1      48.8     (76.4)       62.2        43.3
                                                              ----------    --------    ------    ------    --------    --------
MAJOR INCREASES (DECREASES)
Natural gas
  Contract buyout .........................................        (23.1)         --        --        --       (23.1)      (15.0)
  Higher sales prices .....................................         59.6          --        --        --        59.6        38.7
  Higher sales volumes ....................................          5.3          --        --        --         5.3         3.4
Higher crude and condensate sales prices ..................          8.8          --        --        --         8.8         5.7
Reduced proved-property impairments .......................          8.4          --        --        --         8.4         5.5
Amortization of deferred gas contract
  restructuring proceeds (none versus $4.4) ...............         (4.4)         --        --        --        (4.4)       (2.9)
Higher exploratory dry-hole costs ($7.6 versus $3.3) ......         (4.3)         --        --        --        (4.3)       (2.8)
Natural gas processing
  Price-related increases in NGL margins ..................           --        27.9        --        --        27.9        18.1
  Other, net (principally expense reductions
     caused by previous restructuring activities) .........           --        10.2        --        --        10.2         6.6
Gas gathering and marketing
  Higher gross profits ....................................           --        10.7        --        --        10.7         7.0
  Other, net (principally expense reductions
     caused by previous restructuring activities) .........           --         2.8        --        --         2.8         1.8
Equity in earnings of fractionation plant partnership .....           --         1.8        --        --         1.8         1.2
The Woodlands
  Gains from commercial property asset sales ..............           --          --     (11.7)       --       (11.7)       (7.6)
  Other ...................................................           --          --       3.5        --         3.5         2.3
Interest expense incurred .................................           --          --        --       8.6         8.6         5.6
Capitalized interest ......................................           --          --        --      (2.5)       (2.5)       (1.6)
Other, net ................................................         (4.6)         .6       (.4)     (1.7)       (6.1)       (4.0)
Higher effective tax rate .................................           --          --        --        --          --        (3.3)
                                                              ----------    --------    ------    ------    --------    --------
                                                                    45.7        54.0      (8.6)      4.4        95.5        58.7
FISCAL 1997 AMOUNTS BEFORE UNUSUAL ITEMS ..................         81.4       108.1      40.2     (72.0)      157.7       102.0
                                                              ----------    --------    ------    ------    --------    --------

FISCAL 1997 UNUSUAL ITEMS (see Notes 7
  and 10 of Notes to Consolidated Financial Statements)
Litigation provision ......................................        (10.0)         --        --        --       (10.0)       (6.2)
Severance tax refunds .....................................          5.9          --        --        --         5.9         3.7
Columbia Gas contract settlement proceeds .................          3.5          --        --        --         3.5         2.1
Gains from sales of non-Woodlands properties ..............           --          --       2.5        --         2.5         1.6
                                                              ----------    --------    ------    ------    --------    --------
                                                                     (.6)         --       2.5        --         1.9         1.2
                                                              ----------    --------    ------    ------    --------    --------
FISCAL 1997 AMOUNTS AFTER UNUSUAL ITEMS ...................   $     80.8    $  108.1    $ 42.7    $(72.0)   $  159.6    $  103.2
                                                              ==========    ========    ======    ======    ========    ========

--------------
*Includes general and administrative expense and other expense.

EXPLORATION AND PRODUCTION OVERVIEW

Excluding unusual items, fiscal 1997 exploration and production segment operating earnings of $81.4 million were $45.7 million above the $35.7 million of the prior year. Higher commodity prices were the principal cause of the improvement. Realizations from market-sensitive natural gas sales rose to such an extent that they more than overcame the $23.1 million negative year-to-year operating earnings impact of no longer having sales under the high-priced North Texas gas sales contract.

Natural gas -- Contract buyout ($23.1 million decrease). Effective with the contract buyout on July 1, 1995, the Company began receiving market-sensitive prices for approximately 80 MMcf per day of North Texas residue gas previously sold at a substantially higher contract price of $4.00 per MMBtu. As a result, North Texas gas sales revenues for the first five months of fiscal 1997 were substantially less than they had been in the prior-year period. The Company's realizations for its North Texas gas previously sold to Natural averaged $2.01 per MMBtu during the first five months of fiscal 1997, and consequently operating earnings on a period-to-period basis were lowered by $23.1 million.

Natural gas -- Higher sales prices ($59.6 million increase). The Company's natural gas sales price averaged $2.64 per Mcf during fiscal 1997, 53% higher than the $1.72 realized during the prior year on non-Natural-contract sales, increasing operating earnings by $59.6 million. The higher prices were the consequence of cold weather in the winter of 1995/96 and relatively low gas storage inventories thereafter until nearly the end of the 1996/97 heating season.

Natural gas -- Higher volumes ($5.3 million increase). Natural gas sales volumes averaged 228.5 MMcf per day during fiscal 1997, up from 216.2 during the prior year. The Company's drilling and recompletion activities in North Texas and at the recently acquired Lake Creek field were the principal causes of this increase.

Higher crude and condensate sales prices ($8.8 million increase). The average sales price for crude and condensate during fiscal 1997 was $21.50 per barrel, up 27% from the $16.91 of the prior year, improving operating earnings by $8.8 million.

Reduced proved-property impairments ($8.4 million increase). Impairment charges totaled $3.1 million in fiscal 1997, down $8.4 million from fiscal 1996's $11.5 million. Fiscal 1996 impairments, which related to five fields, occurred principally because of downward revisions in reserve and price estimates and disappointing fiscal 1996 drilling results for certain of these fields.

GAS SERVICES OVERVIEW

Excluding unusual items, gas services segment operating earnings rose $54.0 million (to $108.1 million) in fiscal 1997 as gas processing earnings increased by $38.1 million and gas gathering and marketing earnings were $13.5 million higher. Gas processing margins were much higher primarily because NGL prices rose at a faster rate than natural gas feedstock costs. Also contributing substantially to the improved gas processing earnings were cost reductions resulting from the Company's previous refocusing efforts. Price-related increases in onsystem and offsystem margins and restructuring-related expense reductions were the principal causes of the higher gas gathering and marketing earnings. Increased earnings from the Company's interests in a fractionation plant partnership also contributed to the gas services earnings improvement.

     NGL production volumes averaged 46,100 barrels per day, down slightly from 46,400 in the prior year principally because of the December 1, 1995 sale of three plants, which added 1,800 barrels per day to the fiscal 1996 average.

Natural gas processing -- Price-related increases in NGL margins ($27.9 million increase). NGL margins rose substantially during fiscal 1997 as low inventories, coupled with strong demand for chemical feedstocks, caused NGL prices to rise significantly. The average price for NGLs produced during fiscal 1997 of $16.13 per barrel was $4.58 (40%) above the prior year's average, increasing NGL revenues by $75.8 million. The earnings impact of this favorable variance was partially offset by price-related increases in NGL feedstock costs. Such costs, which consist primarily of amounts paid to the natural gas producers, are based either on the value of natural gas consumed in processing under keep-whole agreements or on a percent of the value of NGLs produced under percent-of-proceeds agreements. Accordingly, feedstock costs under keep-whole agreements vary directly with market-sensitive natural gas prices while costs under percent-of-proceeds agreements vary directly with NGL prices. Largely because of higher prices for market-sensitive gas and NGLs, fiscal 1997 feedstock costs were increased by $47.9 million, resulting in a net price-related improvement in the Company's NGL margins of $27.9 million.

Gas gathering and marketing -- Higher gross profits ($10.7 million increase). Substantially improved markets for natural gas during fiscal 1997 resulted in significant improvements in margins for the Company's gas gathering and marketing activities. A substantial portion of the natural gas supply costs of these activities is based on beginning-of-the-month market index prices or fixed prices. Fiscal 1997's generally rising natural gas price trend and sharp upward spikes in these prices during some months in the first and fourth quarters caused the profit margins for these activities to increase. Additionally, daily average pipeline throughput rose 16% in fiscal 1997 to 410,000 Mcf per day. Most of this increase was attributable to a 45%-owned gathering system serving the Austin Chalk area of East Central Texas, where throughput volumes rose because of an expansion of that system that was completed late in fiscal 1996.

Equity in earnings of fractionation plant partnership ($1.8 million increase). The Company's equity in the earnings of Gulf Coast Fractionators totaled $3.6 million during fiscal 1997, or $1.8 million more than during the prior year. A volume-related increase in fractionation fees was the principal cause of the plant's higher earnings.

REAL ESTATE OVERVIEW

Because of a $11.7 million reduction in gains from commercial property asset sales, real estate segment operating earnings (excluding unusual items) in fiscal 1997 of $40.2 million were $8.6 million less than fiscal 1996's. Earnings from residential lot sales were up sharply in fiscal 1997, however, primarily because of the sale of a record number of lots and a 9% increase in the per-square-foot average sales price.

The Woodlands -- Gains from commercial property asset sales ($11.7 million decrease). Gains totaling $8.6 million were recorded during fiscal 1997 from sales of commercial property assets. The larger of these gains resulted from the sale in October of retail properties to a partnership that is 75% owned by Crescent Real Estate Equities and the sale in December of a 51% interest in Mitchell Mortgage Company to Fort Bend Savings and Loan Association. The fiscal 1996 gains, which totaled $20.3 million, consisted almost exclusively of a third quarter gain of $19.4 million in connection with the sale of the Company's remaining 50% interest in a partnership that operated the cable television system in The Woodlands.

The Woodlands -- Other ($3.5 million increase). The Company sold 1,105 residential lots to builders during fiscal 1997, 125 (13%) more than in the prior year. During calendar 1996, builders sold more new homes than during any calendar year in the community's history enabling The Woodlands to retain its No. 1 ranking in Houston-area new home sales for the seventh consecutive year. The community's outstanding reputation, a strong Houston housing market, favorable interest rates for home buyers and the wide variety of lots available in The Woodlands were the primary factors contributing to this strong performance. Also contributing to fiscal 1997's higher earnings were increased commercial land sales volumes, a 9% higher average per-square-foot sales price for residential lots and an increase in earnings of The Woodlands Executive Conference Center and Resort.

OTHER

Interest expense incurred ($8.6 million increase). Interest expense incurred was $8.6 million lower during fiscal 1997 because of a $118 million decline in the average balance of debt outstanding. This occurred primarily because of paydowns using proceeds received from the Natural contract buyout (in July 1995 and February 1996) and proceeds realized from fiscal 1996 and 1997 property sales.

Capitalized interest ($2.5 million decrease). Largely because of a decline in the balance of real estate assets subject to interest capitalization, $2.5 million less interest was capitalized during fiscal 1997.

RESULTS OF OPERATIONS -- FISCAL 1996 COMPARED WITH FISCAL 1995

The Company's results for fiscal 1996 and 1995 -- both before and after unusual items -- are summarized in the table on the following page. Fiscal 1996 net earnings of $37.1 million were 19% below the $45.8 million of the prior year (unusual items reduced net earnings by $6.2 million in fiscal 1996 but increased fiscal 1995's net earnings by $8.7 million).

     Excluding the unusual items, net earnings for fiscal 1996 were $6.2 million above those of the prior year. A major contributor to this increase was sharply higher earnings from real estate operations, which included the previously mentioned $19.4 million gain ($12.6 million after tax) on the sale of an interest in a partnership that operated the cable television system in The Woodlands. Also contributing to this improvement were earnings from the Company's one-third interest in an MTBE plant partnership and personnel-reduction-driven declines in costs and expenses. These improvements were largely offset, however, by the negative impact on subsequent operations of the July 1, 1995 buyout of the Natural contract and lower market-sensitive natural gas prices during the first nine months of fiscal 1996.

     The following table and discussion identify and explain the major increases (decreases) in earnings (in millions). For explanations of the fiscal 1995 and 1996 unusual items, see Notes 7 (for litigation provision) and 10 of Notes to Consolidated Financial Statements.


                                                                   Segment Operating Earnings
                                                                 -------------------------------
                                                                 Exploration
                                                                     and         Gas       Real              Pretax      Net
                                                                  Production   Services   Estate   Other*   Earnings   Earnings
                                                                 -----------   --------   ------   ------   --------   --------
FISCAL 1995 AMOUNTS ............................................  $     87.9   $   52.3   $ 20.1   $(89.8)  $   70.5   $   45.8
                                                                  ----------   --------   ------   ------   --------   --------
ELIMINATE IMPACT OF FISCAL 1995 UNUSUAL ITEMS
Gas Services restructuring charges and asset write-downs .......          --       31.2       --       --       31.2       20.3
Gains from sales of major energy assets ........................        (3.8)     (48.8)      --       --      (52.6)     (32.7)
Write-downs of real estate properties ..........................          --         --      5.7       --        5.7        3.7
                                                                  ----------   --------   ------   ------   --------   --------
                                                                        (3.8)     (17.6)     5.7       --      (15.7)      (8.7)
                                                                  ----------   --------   ------   ------   --------   --------
FISCAL 1995 AMOUNTS BEFORE UNUSUAL ITEMS .......................        84.1       34.7     25.8    (89.8)      54.8       37.1
                                                                  ----------   --------   ------   ------   --------   --------
MAJOR INCREASES (DECREASES)
Natural gas
  Contract buyout ..............................................       (32.4)        --       --      3.8      (28.6)     (18.6)
  Lower market-sensitive sales price ...........................        (5.9)        --       --       --       (5.9)      (3.8)
Lower salary and benefits expenses resulting
  from April 1995 personnel reductions .........................         5.9        2.7       .9      4.1       13.6        8.8
Increased proved-property impairments ..........................        (6.8)        --       --       --       (6.8)      (4.4)
Reduced amortization of deferred gas
  contract restructuring proceeds ..............................        (8.1)        --       --       --       (8.1)      (5.3)
Exploratory dry-hole costs ($3.3 versus $1.1) ..................        (2.2)        --       --       --       (2.2)      (1.4)
Lower NGL feedstock costs ......................................          --        5.0       --       --        5.0        3.3
UPR partnerships buy/resale gross profits ......................          --        2.3       --       --        2.3        1.5
Equity in MTBE plant earnings ..................................          --        9.0       --       --        9.0        5.9
The Woodlands
  Gain from sale of interest in cable television partnership ...          --         --     19.4       --       19.4       12.6
  Other ........................................................          --         --      2.4       --        2.4        1.6
Interest expense incurred ......................................          --         --       --      5.8        5.8        3.8
SAR/Bonus unit expense accruals ................................         (.8)       (.4)     (.5)    (1.0)      (2.7)      (1.8)
Miscellaneous others, net ......................................         1.9         .8       .8       .7        4.2        2.7
Lower effective income tax rate ................................          --         --       --       --         --        1.3
                                                                  ----------   --------   ------   ------   --------   --------
                                                                       (48.4)      19.4     23.0     13.4        7.4        6.2
                                                                  ----------   --------   ------   ------   --------   --------
FISCAL 1996 AMOUNTS BEFORE UNUSUAL ITEMS .......................        35.7       54.1     48.8    (76.4)      62.2       43.3
                                                                  ----------   --------   ------   ------   --------   --------
FISCAL 1996 UNUSUAL ITEMS
Gain from Natural contract buyout ..............................       205.3         --       --       --      205.3      127.3
Write-downs of real estate properties ..........................          --         --   (123.9)      --     (123.9)     (80.6)
Gas services and Corporate asset write-downs ...................          --      (52.7)      --     (2.7)     (55.4)     (34.4)
Personnel reduction program costs ..............................        (7.9)      (3.6)    (3.0)    (5.7)     (20.2)     (12.5)
Litigation provision ...........................................       (15.0)        --       --       --      (15.0)      (9.3)
Gains from sales of energy assets ..............................         5.3         --       --       --        5.3        3.3
                                                                  ----------   --------   ------   ------   --------   --------
                                                                       187.7      (56.3)  (126.9)    (8.4)      (3.9)      (6.2)
                                                                  ----------   --------   ------   ------   --------   --------
FISCAL 1996 AMOUNTS AFTER UNUSUAL ITEMS ........................  $    223.4   $   (2.2)  $(78.1)  $(84.8)  $   58.3   $   37.1
                                                                  ==========   ========   ======   ======   ========   ========

-------------
* Includes general and administrative expense and other expense

EXPLORATION AND PRODUCTION OVERVIEW

Largely because of the impact of the early termination of the Natural contract, exploration and production operating earnings before unusual items declined $48.4 million during fiscal 1996 to $35.7 million.

Natural gas -- Contract buyout. Effective with the contract buyout on July 1, 1995, the Company began receiving market-sensitive prices for approximately 80,000 Mcf per day of North Texas residue gas previously sold at substantially higher contract prices ($4.00 and $3.75 per MMBtu, respectively, in calendar 1995 and 1994). As a result, gas sales revenues were substantially less than they had been previously. During the seven-month period subsequent to the contract buyout, the Company's realizations for its North Texas residue gas averaged $1.57 per MMBtu (ranging from $1.20 in August to $2.00 in January). After price-related cost reductions, oil and gas operating earnings on a period-to-period basis were lowered by $32.4 million. After interest income accrued on the Company's share of the receivables from Natural and income taxes, the net earnings impact was $18.6 million.

Natural gas -- Lower market-sensitive sales price ($5.9 million decrease). For production outside the North Texas area, the Company's average market-sensitive natural gas sales price during fiscal 1996 of $1.72 per Mcf was 9.5% below the $1.90 realized during the prior year, reducing operating earnings by $5.9 million.

Increased proved-property impairments ($6.8 million decrease). For the reasons previously discussed, proved-property impairments totaling $11.5 million were recorded during fiscal 1996, or $6.8 million more than fiscal 1995's $4.7 million.

Reduced amortization of deferred gas contract restructuring proceeds ($8.1 million decrease). Prior to the buyout of the Natural contract effective July 1, 1995, certain deferred contract restructuring proceeds had been amortized. Although not increasing cash flows, such amortization added $12.5 million to operating earnings in fiscal 1995. Exclusive of the $29.1 million separately recognized in connection with the gas contract buyout (see Note 10 of Notes to Consolidated Financial Statements), such amortization added $4.4 million to fiscal 1996 operating earnings, or $8.1 million less than in the prior year.

GAS SERVICES OVERVIEW

Gas services operating earnings before unusual items rose $19.4 million during fiscal 1996 largely because of a $9 million increase in the Company's equity in the earnings of a one-third-owned MTBE plant that went into service effective April 1, 1995 and lower NGL feedstock costs. NGL production volumes averaged 46,400 barrels per day, down from the previous year's 47,500. The average price for NGLs produced during fiscal 1996 was $11.55 per barrel, essentially unchanged from fiscal 1995's $11.57.

Natural gas processing -- Lower feedstock costs ($5.0 million increase). As discussed on page 34, feedstock costs under keep-whole agreements vary directly with market-sensitive natural gas prices. Largely because of fiscal 1996's lower market-sensitive gas prices, NGL feedstock costs declined, increasing gas processing operating earnings by $5.0 million.

Natural gas buy/resale gross profits -- UPR partnerships ($2.3 million increase). The Company's equity in the buy/resale gross profits of this 45%-owned venture with Union Pacific Resources Company (UPR) rose $2.3 million in fiscal 1996. The increase was principally related to fixed-price sales contracts and occurred largely because gas purchase costs declined as a result of fiscal 1996's lower market-sensitive gas prices.

Equity in MTBE plant earnings ($9.0 million increase). The Company's earnings from this one-third-owned venture rose substantially in fiscal 1996. This occurred largely because the plant was under construction or involved in start-up testing operations until April 1, 1995. After a six-week shutdown in the third quarter to replace certain defective or improperly designed equipment (largely at the expense of the respective suppliers), the plant's maximum daily capacity was approximately 16,000 barrels, up approximately 25% from its 12,600-barrel design capacity. For the period from its restart on September 29 until January 31, 1996, the plant's production averaged approximately 14,300 barrels per day.

REAL ESTATE OVERVIEW

Exclusive of unusual items, operating earnings from real estate activities totaled $48.8 million, or $23.0 million more than was earned during fiscal 1995. This improvement was largely attributable to the gain mentioned in the following paragraph. The number of residential lots sold to builders in The Woodlands increased by 3% to 980 in fiscal 1996, and the average sales price per square foot rose 5%. For the sixth consecutive year, The Woodlands ranked No. 1 in Houston-area new home sales.

The Woodlands -- Gain on sale of interest in cable television partnership ($19.4 million increase). In accordance with its strategy of periodically monetizing interests in mature real estate assets, during October 1995 the Company sold its remaining 50% interest in a partnership that operated the cable television system in The Woodlands. A gain of $19.4 million was recorded in connection with this transaction.

The Woodlands -- Other ($2.4 million increase). This variance was primarily attributable to increased earnings for The Woodlands Executive Conference Center and Resort, greater earnings from the Company's one-half interest in The Woodlands Mall, which opened in October 1994, and higher property management fee income.

OTHER

Interest expense incurred (5.8 million increase). Interest expense incurred during fiscal 1996 (of $64.2 million) declined by $5.8 million because of a $100 million lower average outstanding debt balance. This occurred principally because of debt paydowns using cash proceeds from asset sales and the Natural contract buyout. Interest savings from this decline were partially offset, however, by the impact of higher short-term (variable) interest rates in fiscal 1996.

SAR/Bonus unit expense accruals ($2.7 million decrease). During fiscal 1996, SAR/Bonus unit expense accruals of $.8 million were recorded as the average price of the Company's stock rose slightly. Conversely, in fiscal 1995, SAR/Bonus expense accrual reversals of $1.9 million were recorded because of declines in the stock price.

QUARTERLY FINANCIAL DATA (UNAUDITED)

MITCHELL ENERGY & DEVELOPMENT CORP. AND SUBSIDIARIES

(in thousands except per-share amounts)


                                           First          Second          Third         Fourth
                                          Quarter         Quarter        Quarter        Quarter
                                         ---------       ---------      ---------      ---------
FISCAL 1997
Revenues .............................   $ 237,353       $ 241,106      $ 245,406      $ 380,979
Segment operating earnings ...........      52,088          48,697         46,653(a)      84,200
Net earnings .........................      23,249          20,794         18,923         40,260
Earnings per share ...................         .45             .40            .36            .78

FISCAL 1996
Revenues .............................   $ 214,975       $ 417,875(c)   $ 193,219      $ 245,678
Segment operating earnings (loss) ....      21,800(b)      136,642(d)      31,601        (46,876)(e)
Net earnings (loss) ..................      (3,181)         73,247         10,078        (43,015)
Earnings (loss) per share ............        (.06)           1.41            .19           (.83)

--------------
(a)  Net of litigation provision of $10,000.

(b) Net of $14,535 in personnel reduction program charges. An additional $5,665 was charged to general and administrative expense.

(c) Includes a gain of $205,256 from early termination of the Natural contract.

(d) Includes the gain mentioned in (c), the effect of which was partially offset by real estate property write-downs of $112,794.

(e) Net of charges of $59,407 for write-downs of gas services assets and real estate properties and $15,000 for a litigation provision.


QUARTERLY STOCK DATA
(per-share amounts)


                                             First      Second      Third     Fourth
                                             Quarter    Quarter    Quarter    Quarter
                                             -------    -------    -------    -------
MARKET PRICE RANGE -- FISCAL 1997
     Class A -- High ......................  $ 18.50    $ 20.38    $ 20.63    $ 23.63
                Low .......................    15.88      15.50      17.00      19.75
     Class B -- High ......................    18.50      20.25      21.25      23.50
                Low .......................    15.75      15.75      17.38      20.00

MARKET PRICE RANGE -- FISCAL 1996
     Class A -- High ......................  $ 19.00    $ 19.37    $ 18.75    $ 19.00
                Low .......................    15.37      16.75      16.37      16.50
     Class B -- High ......................    18.12      19.12      18.75      18.87
                Low .......................    15.00      16.62      16.00      16.00

CASH DIVIDENDS PAID -- FISCAL 1997 AND 1996
Class A ...................................    12.00c.    12.00c.    12.00c.    12.00c.
Class B ...................................    13.25      13.25      13.25      13.25

CONSOLIDATED BALANCE SHEETS

MITCHELL ENERGY & DEVELOPMENT CORP. AND SUBSIDIARIES

January 31, 1997 and 1996 (dollar amounts in thousands)



                                                                                      1997          1996
                                                                                  -----------   -----------
ASSETS
CURRENT ASSETS
Cash and cash equivalents ......................................................  $    79,681   $    21,336
Trade receivables, net of allowance for doubtful accounts of $807 and $2,116 ...      155,551       105,238
Gas contract buyout receivable (collected in February 1997) ....................       91,000        95,000
Inventories ....................................................................       11,354        12,137
Other ..........................................................................       11,180        10,602
                                                                                  -----------   -----------
  Total current assets .........................................................      348,766       244,313
                                                                                  -----------   -----------
PROPERTY, PLANT AND EQUIPMENT, at cost less accumulated depreciation,
  depletion and amortization of $1,337,041 and $1,321,004 (Note 2) .............      775,929       719,535
                                                                                  -----------   -----------
REAL ESTATE (Note 3) ...........................................................      649,821       720,434
                                                                                  -----------   -----------
OTHER ASSETS
Real estate notes and contracts receivable .....................................       37,092        35,045
Gas contract buyout receivable .................................................           --        85,467
Long-term investments and other ................................................       41,108        30,720
                                                                                  -----------   -----------
                                                                                       78,200       151,232
                                                                                  -----------   -----------
                                                                                  $ 1,852,716   $ 1,835,514
                                                                                  ===========   ===========

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Current maturities of long-term debt (repaid in February 1997) .................  $   100,000   $        --
Short-term debt ................................................................           --        13,732
Oil and gas proceeds payable ...................................................      141,076        96,705
Accounts payable ...............................................................       73,102        55,760
Accrued liabilities ............................................................       68,039        55,746
                                                                                  -----------   -----------
  Total current liabilities ....................................................      382,217       221,943
                                                                                  -----------   -----------

LONG-TERM DEBT (Note 5)
Energy operations ..............................................................      206,672       375,727
Real estate operations .........................................................      394,599       452,148
                                                                                  -----------   -----------
                                                                                      601,271       827,875
                                                                                  -----------   -----------

DEFERRED CREDITS AND OTHER LIABILITIES
Deferred income taxes (Note 6) .................................................      227,875       193,908
Deferred income ................................................................       18,421        18,321
Retirement obligations and other ...............................................       67,645        91,564
                                                                                  -----------   -----------
                                                                                      313,941       303,793
                                                                                  -----------   -----------

COMMITMENTS AND CONTINGENCIES (Notes 4, 7 and 8)
STOCKHOLDERS' EQUITY (Note 11)
Preferred stock, $.10 par value (authorized 10,000,000 shares; none issued)
Common stock, $.10 par value
  (authorized 100,000,000 Class A and 100,000,000 Class B shares) ..............        5,386         5,386
Additional paid-in capital .....................................................      143,343       143,270
Retained earnings ..............................................................      435,165       358,281
Treasury stock, at cost ........................................................      (28,607)      (25,034)
                                                                                  -----------   -----------
                                                                                      555,287       481,903
                                                                                  -----------   -----------
                                                                                  $ 1,852,716   $ 1,835,514
                                                                                  ===========   ===========

--------------
The accompanying notes are an integral part of these financial statements.

CONSOLIDATED STATEMENTS OF EARNINGS

MITCHELL ENERGY & DEVELOPMENT CORP. AND SUBSIDIARIES

For the Years Ended January 31, 1997, 1996 and 1995 (in thousands except per-share amounts)

                                                                      1997           1996           1995
                                                                  ------------   ------------   ------------
REVENUES
Exploration and production, including gain on natural
  gas contract buyout of $205,256 in 1996 (Note 10) ............  $    269,862   $    424,661   $    277,099
Gas services, including gains from major
  asset sales of $48,821 in 1995 (Note 10) .....................       636,815        478,258        488,007
Real estate (Notes 3 and 10) ...................................       198,167        168,828        129,465
                                                                  ------------   ------------   ------------
                                                                     1,104,844      1,071,747        894,571
                                                                  ------------   ------------   ------------

OPERATING COSTS AND EXPENSES (including personnel
  reduction program costs of $14,535 in 1996 -- Note 10)
Exploration and production, including litigation provisions
  of $10,000 in 1997 and $15,000 in 1996 (Note 7) ..............       189,051        201,227        189,193
Gas services, including asset write-downs/restructuring
  charges of $52,715 in 1996 and $31,252 in 1995 (Note 10) .....       528,719        480,457        435,696
Real estate, including property write-downs of
  $123,916 in 1996 and $5,661 in 1995 (Note 10) ................       155,436        246,896        109,333
                                                                  ------------   ------------   ------------
                                                                       873,206        928,580        734,222
                                                                  ------------   ------------   ------------
SEGMENT OPERATING EARNINGS (Note 10) ...........................       231,638        143,167        160,349
General and administrative expense, including
  personnel reduction program costs of $5,665 in 1996 ..........        38,664         44,821         42,225
                                                                  ------------   ------------   ------------
TOTAL OPERATING EARNINGS .......................................       192,974         98,346        118,124
                                                                  ------------   ------------   ------------

OTHER EXPENSE
Interest expense ...............................................        55,580         64,172         69,982
Capitalized interest ...........................................       (25,788)       (28,252)       (28,816)
Other, net .....................................................         3,586          4,095          6,407
                                                                  ------------   ------------   ------------
                                                                        33,378         40,015         47,573
                                                                  ------------   ------------   ------------
EARNINGS BEFORE INCOME TAXES ...................................       159,596         58,331         70,551

INCOME TAXES (Note 6) ..........................................        56,370         21,202         24,737
                                                                  ------------   ------------   ------------
NET EARNINGS ...................................................  $    103,226   $     37,129   $     45,814
                                                                  ============   ============   ============
EARNINGS PER SHARE .............................................  $       1.99   $        .71   $        .87
                                                                  ============   ============   ============
AVERAGE COMMON SHARES OUTSTANDING ..............................        51,878         52,044         52,696
                                                                  ============   ============   ============


--------------
The accompanying notes are an integral part of these financial statements.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

MITCHELL ENERGY & DEVELOPMENT CORP. AND SUBSIDIARIES

For the Years Ended January 31, 1997, 1996 and 1995 (dollar amounts in thousands)

                                                           Additional
                                                 Common     Paid-in    Retained     Treasury
                                                  Stock     Capital    Earnings      Stock       Total
                                                ---------  ---------   ---------   ---------   ---------
DOLLAR AMOUNTS
BALANCE, JANUARY 31, 1994 ....................  $   5,386  $ 143,440   $ 328,497   $ (14,086)  $ 463,237
Net earnings .................................         --         --      45,814          --      45,814
Cash dividends (48 cents per share on
Class A and 53 cents per share on Class B) ...         --         --     (26,738)         --     (26,738)
Treasury stock purchases .....................         --         --          --      (7,635)     (7,635)
Exercises of stock options ...................         --         32          --         320         352
                                                ---------  ---------   ---------   ---------   ---------

BALANCE, JANUARY 31, 1995 ....................      5,386    143,472     347,573     (21,401)    475,030
Net earnings .................................         --         --      37,129          --      37,129
Cash dividends (48 cents per share on
Class A and 53 cents per share on Class B) ...         --         --     (26,421)         --     (26,421)
Treasury stock purchases .....................         --         --          --      (4,227)     (4,227)
Exercises of stock options ...................         --       (202)         --         594         392
                                                ---------  ---------   ---------   ---------   ---------

BALANCE, JANUARY 31, 1996 ....................      5,386    143,270     358,281     (25,034)    481,903
Net earnings .................................         --         --     103,226          --     103,226
Cash dividends (48 cents per share on
Class A and 53 cents per share on Class B) ...         --         --     (26,342)         --     (26,342)
Treasury stock purchases .....................         --         --          --      (3,917)     (3,917)
Exercises of stock options ...................         --         73          --         344         417
                                                ---------  ---------   ---------   ---------   ---------
BALANCE, JANUARY 31, 1997 ....................  $   5,386  $ 143,343   $ 435,165   $ (28,607)  $ 555,287
                                                =========  =========   =========   =========   =========


                                   Common Stock Issued            Treasury Stock
                                -------------------------   -------------------------
                                  Class A       Class B       Class A       Class B
                                -----------   -----------   -----------   -----------
SHARE AMOUNTS
BALANCE, JANUARY 31, 1994 ....   23,978,117    29,878,117       417,477       692,128
Treasury stock purchases .....           --            --       272,300       216,700
Exercises of stock options ...           --            --       (12,200)      (12,350)
Other ........................          (13)          (13)           --            --
                                -----------   -----------   -----------   -----------

BALANCE, JANUARY 31, 1995 ....   23,978,104    29,878,104       677,577       896,478
Treasury stock purchases .....           --            --        94,100       173,500
Exercises of stock options ...           --            --       (21,398)      (23,921)
Other ........................           (9)           (9)           --            --
                                -----------   -----------   -----------   -----------

BALANCE, JANUARY 31, 1996 ....   23,978,095    29,878,095       750,279     1,046,057
Treasury stock purchases .....           --            --       179,000        64,400
Exercises of stock options ...           --            --        (6,850)      (17,499)
Other ........................           (7)           (7)           --            --
                                -----------   -----------   -----------   -----------

BALANCE, JANUARY 31, 1997 ....   23,978,088    29,878,088       922,429     1,092,958
                                ===========   ===========   ===========   ===========

-------------
The accompanying notes are an integral part of these financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

MITCHELL ENERGY & DEVELOPMENT CORP. AND SUBSIDIARIES

For the Years Ended January 31, 1997, 1996 and 1995 (in thousands)

                                                                                  1997         1996         1995
                                                                               ----------   ----------   ----------
OPERATING ACTIVITIES
Net earnings ................................................................  $  103,226   $   37,129   $   45,814
Adjustments to reconcile net earnings to
  cash provided by operating activities
     Depreciation, depletion and amortization ...............................     104,455      158,596      140,724
     Exploration expenses, including dry-hole costs .........................      18,051       14,752       13,307
     Deferred income taxes ..................................................      33,985       (6,759)      17,691
     Cost of land sold ......................................................      40,399       33,404       32,449
     Residential land development costs, net of reimbursements ..............     (12,776)     (14,642)     (16,395)
     Distributions in excess of earnings of equity investees ................         787        6,795       19,233
     Non-cash portion of natural gas contract buyout gain ...................          --     (162,689)          --
     Write-downs of real estate properties ..................................          --      123,916        5,661
     Gains from sales of properties .........................................     (11,134)     (25,439)     (52,612)
     Litigation provision ...................................................      10,000       15,000           --
     Accrued personnel reduction program/restructuring costs ................          --       11,128        5,235
     Amortization of deferred natural gas contract restructuring proceeds ...          --       (5,950)     (16,510)
     Other, net .............................................................       4,702        6,871       11,195
                                                                               ----------   ----------   ----------
                                                                                  291,695      192,112      205,792
     Changes in operating assets and liabilities
       Receivables ..........................................................      31,377       29,879       (1,012)
       Inventories ..........................................................         783          804        3,832
       Payables .............................................................      22,883        8,532      (32,687)
       Accrued liabilities and other ........................................       1,017        2,687       (6,453)
                                                                               ----------   ----------   ----------
     Cash provided by operating activities ..................................     347,755      234,014      169,472
                                                                               ----------   ----------   ----------
INVESTING ACTIVITIES
Capital and exploratory expenditures
  Total on accrual basis ....................................................    (235,138)    (246,083)    (219,575)
  Residential land development costs deducted above .........................      12,776       14,642       16,395
  Adjustment to cash basis ..................................................       8,017       (4,012)      (4,575)
                                                                               ----------   ----------   ----------
                                                                                 (214,345)    (235,453)    (207,755)
Proceeds from sales of real estate properties ...............................      85,301       62,176           --
Proceeds from sales of major energy assets ..................................          --       32,569      152,000
Proceeds from other sales of property, plant and equipment ..................       8,842        7,178       10,920
Acquisition of leased equipment .............................................      (6,995)      (9,167)          --
Other .......................................................................      (8,476)      (1,900)      (1,326)
                                                                               ----------   ----------   ----------
     Cash used for investing activities .....................................    (135,673)    (144,597)     (46,161)
                                                                               ----------   ----------   ----------
FINANCING ACTIVITIES
Proceeds from issuance of debt ..............................................          --       50,000      117,734
Debt repayments .............................................................    (122,336)     (98,207)    (209,264)
Cash dividends ..............................................................     (26,342)     (26,421)     (26,738)
Treasury stock purchases ....................................................      (3,917)      (4,227)      (7,635)
Other(including debt prepayment premium of $6,420 in 1995) ..................      (1,142)      (1,193)      (7,273)
                                                                               ----------   ----------   ----------
     Cash used for financing activities .....................................    (153,737)     (80,048)    (133,176)
                                                                               ----------   ----------   ----------
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS ............................      58,345        9,369       (9,865)
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR ................................      21,336       11,967       21,832
                                                                               ----------   ----------   ----------
CASH AND CASH EQUIVALENTS, END OF YEAR ......................................  $   79,681   $   21,336   $   11,967
                                                                               ==========   ==========   ==========


--------------
The accompanying notes are an integral part of these financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

MITCHELL ENERGY & DEVELOPMENT CORP. AND SUBSIDIARIES

January 31, 1997, 1996 and 1995

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

Use of estimates. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Impairment of long-lived assets. The Company adopted Statement of Financial Accounting Standards (SFAS) No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," effective January 31, 1996. That statement requires that long-lived assets to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. When it is determined that an asset's estimated future net cash flows will not be sufficient to recover its carrying amount, an impairment charge must be recorded to reduce the carrying amount for that asset to its estimated fair value.

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

     Depreciation, depletion and amortization (DD&A) of proved oil and gas properties is determined on a field-by-field basis using physical units of production. Estimated future costs of dismantlement, restoration and abandonment are considered in determining DD&A expense. Impairment computations for proved oil and gas properties are made on a field-by-field basis as conditions warrant. Charges for such impairments, which are included in DD&A expense, totaled $3,068,000, $11,516,000 and $4,718,000 in fiscal
1997, 1996 and 1995.

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

     Prior to the disposition of the Company's finance operations during fiscal 1997, interest income and expense of these operations were reported, respectively, as revenues and as costs and expenses in the consolidated statements of earnings because they represented the principal revenues and costs of these activities.

Environmental expenditures. Liabilities for these expenditures are recognized when it is probable that obligations have been incurred in amounts that are material and reasonably estimable. During fiscal 1997, the Company adopted the Accounting Standards Executive Committee's Statement of Position 96-1, "Environmental Remediation Liabilities." The adoption of this statement had no impact on the Company's financial statements.

Earnings per common share. Earnings per common share have been computed by dividing net earnings by the weighted average number of common shares outstanding during each period. After giving effect to the differing cash dividends paid on Class A and Class B shares, net earnings per share were $1.96 for Class A and $2.01 for Class B (versus $1.99 on a combined basis) in fiscal 1997; $.69 for Class A and $.74 for Class B (versus $.71 on a combined basis) in fiscal 1996 and $.84 for Class A and $.89 for Class B (versus $.87 on a combined basis) in fiscal 1995. The dilutive effect of outstanding stock options, which was less than 3% in each of these years, has not been included in the earnings-per-share computations.

Statements of Cash Flows. Short-term investments with maturities of three months or less are considered to be cash equivalents. The reported amounts for proceeds from issuance of debt and debt repayments exclude the impact of borrowings with initial terms of three months or less. Interest paid -- exclusive of amounts capitalized, but including amounts reported as cost of sales for finance operations -- totaled $32,619,000, $36,936,000 and $40,058,000 during fiscal 1997, 1996 and 1995. Income taxes paid during these periods, totaled $10,600,000, $23,900,000 and $9,760,000. The Company's
proceeds from the October 1996 sale of its interest in the Lake Catamount Joint Venture included secured notes receivable totaling $8,805,000. Woodlands Office Equities -- '95 Limited, a 25%-owned partnership, assumed a mortgage obligation of $12,796,000 in connection with its July 1995 purchase of ten office buildings from the Company. There were no other significant non-cash investing or financing activities during the three-year period ended January 31, 1997.

Reclassifications. Certain reclassifications of amounts previously reported have been made to conform to the current year's presentation.

NOTE 2 PROPERTY, PLANT AND EQUIPMENT

The cost and net book value of property, plant and equipment consisted of the following at January 31, 1997 and 1996 (in thousands):


                                                   Cost                Net Book Value
                                          -----------------------   -----------------------
                                             1997         1996         1997         1996
                                          ----------   ----------   ----------   ----------
EXPLORATION AND PRODUCTION
Oil and gas properties ................   $1,625,903   $1,564,852   $  537,992   $  515,383
Support equipment and facilities ......       58,483       55,961       22,485       22,591
                                          ----------   ----------   ----------   ----------
                                           1,684,386    1,620,813      560,477      537,974
                                          ----------   ----------   ----------   ----------
GAS SERVICES (including investments
  in equity partnerships) (Note 4)
Natural gas processing ................      155,601      172,496       69,658       57,301
Natural gas gathering .................      213,927      201,962       94,499       86,356
Other .................................       43,595       30,061       42,634       29,206
                                          ----------   ----------   ----------   ----------
                                             413,123      404,519      206,791      172,863
                                          ----------   ----------   ----------   ----------
CORPORATE .............................       15,461       15,207        8,661        8,698
                                          ----------   ----------   ----------   ----------
                                          $2,112,970   $2,040,539   $  775,929   $  719,535
                                          ==========   ==========   ==========   ==========

NOTE 3 REAL ESTATE

In accordance with industry accounting practice, the Company's investments in real estate properties are reported as long-term assets in the consolidated balance sheets. The following table details these assets at January 31, 1997 and 1996 and the revenues from these properties for the last three fiscal years (in thousands):


                                                     Net Investment                       Revenues
                                                 ----------------------      ------------------------------------
                                                   1997          1996          1997          1996          1995
                                                 --------      --------      --------      --------      --------
THE WOODLANDS
Land development .............................   $509,069      $502,121      $ 62,341      $ 50,569      $ 47,536
Commercial properties (100% owned) ...........     80,515(a)     93,029(a)     49,146        52,125        51,390
Equity investments and property management ...     26,307        22,051         7,338         6,682         4,024
Other ........................................      3,043        13,940        18,347(b)     27,029(b)      9,791
                                                 --------      --------      --------      --------      --------
                                                  618,934       631,141       137,172       136,405       112,741
OTHER PROPERTIES, primarily
  held for disposal (Note 10) ................     30,887        89,293        60,995(c)     32,423(c)     16,724
                                                 --------      --------      --------      --------      --------
                                                 $649,821      $720,434      $198,167      $168,828      $129,465
                                                 ========      ========      ========      ========      ========

--------------
(a)  Net of accumulated depreciation of $33,370 in 1997 and $35,544 in 1996.

(b) Includes gains from commercial property sales of $8,627 in 1997 and $20,313 in 1996.

(c) Includes proceeds from non-core property sales of $48,812 in 1997 and $16,218 in 1996.

     The Company's real estate activities are concentrated in The Woodlands, a planned community located north of Houston, which is being developed on approximately 25,000 acres. Consequently, these operations and the associated credit risks may be affected, either positively or negatively, by changes in economic conditions in this geographical area. Activities associated with The Woodlands include residential and commercial land sales and the construction and operation of office and industrial buildings, apartments, retail shopping centers, golf courses and a conference center.

NOTE 4 EQUITY INVESTMENTS

During the three-year period ended January 31, 1997, the Company's principal partnership interests included the following:


                                                     Percent
                                                      Owned        Nature of Operations
                                                     -------    ------------------------------------
GAS SERVICES
Austin Chalk Natural Gas Marketing Services            45       Natural gas marketing
Belvieu Environmental Fuels                           33.33     Production of MTBE
C&L Processors Partnership                             50       Natural gas processing
Ferguson-Burleson County Gas Gathering System          45       Natural gas gathering
Gulf Coast Fractionators                              38.75     Fractionation of natural gas liquids
Louisiana Chalk Gathering System                       50       Natural gas gathering
U. P. Bryan Plant                                      45       Natural gas processing

REAL ESTATE
Grogan's Mill Apartments                               50       Apartments in The Woodlands
Mitchell Mortgage Company LLC (after sale              49       Mortgage lending
  by the Company of a 51% interest in December 1996)
The Woodlands Mall Associates                          50       Regional mall in The Woodlands
Woodlands Office Equities -- '95 Limited               25       Office buildings in The Woodlands
Woodlands Retail Equities -- '96 Limited               25       Retail properties in The Woodlands
Lake Catamount Joint Venture (sold in October 1996)    50       Colorado land
The Fort Crockett Hotel Limited (liquidated            50       Resort hotel in Galveston, Texas
  after the hotel was sold in January 1996)


     The Company's net investment in each of these entities is included in the applicable caption of property, plant and equipment (see Note 2) or real estate (see Note 3). The Company's equity in their pretax earnings is included in the applicable revenues caption of the consolidated statements of earnings and its equity in their pretax losses is included in the applicable operating costs and expenses caption.

     A summary of the Company's net investments in partnerships at January 31, 1997 and 1996 and its equity in their pretax earnings (losses) for the years ended January 31, 1997, 1996 and 1995 follows (in thousands):


                                                                  Net Investment     Equity in Pretax Earnings (Losses)
                                                                -------------------  ----------------------------------
                                                                  1997       1996       1997        1996        1995
                                                                --------   --------   --------    --------    --------
GAS SERVICES
Austin Chalk Natural Gas Marketing Services .................   $  2,014   $  2,531   $  2,633    $    973    $  1,517
Belvieu Environmental Fuels .................................     31,174     21,702      8,472       8,116      (1,080)
C&L Processors Partnership ..................................     21,433     14,147      7,831         429        (346)
Ferguson-Burleson County Gas Gathering System ...............     53,164     58,331      9,953       7,913       4,297
Gulf Coast Fractionators ....................................      9,593      5,530      4,063       1,810      (1,338)
Louisiana Chalk Gathering System
  (system currently under construction) .....................      4,754         --         --          --          --
U.P. Bryan Plant ............................................      6,973      7,180      8,976       7,669       6,544
Others ......................................................        162        152        218        (205)     (3,604)
                                                                --------   --------   --------    --------    --------
                                                                $129,267   $109,573   $ 42,146    $ 26,705    $  5,990
                                                                ========   ========   ========    ========    ========

REAL ESTATE
Grogan's Mill Apartments ....................................   $  1,160   $  1,316   $    271    $    338    $    174
Mitchell Mortgage Company LLC
  (formed in December 1996) .................................      1,089         --         --          --          --
The Woodlands Mall Associates ...............................      4,218      7,737        481         898         227
Woodlands Office Equities -- '95 Limited ....................     11,514      9,202        595         818          --
Woodlands Retail Equities -- '96 Limited
  (formed during fiscal 1997) ...............................      5,252         --         83          --          --
Others (which own commercial properties in The Woodlands) ...      1,183      3,349        855         593         526
Lake Catamount Joint Venture (sold in October 1996) .........         --     11,504       (201)       (639)        (70)
The Fort Crockett Hotel Limited (liquidated
  after the hotel was sold in January 1996) .................         --         --         --        (763)     (1,057)
                                                                --------   --------   --------    --------    --------
                                                                $ 24,416   $ 33,108   $  2,084    $  1,245    $   (200)
                                                                ========   ========   ========    ========    ========


     Financial statement information is generally reported on a one-month lag for entities accounted for on the equity method. Summarized balance sheet information (on a 100% basis) for these entities at January 31, 1997 and 1996 follows (in thousands):


                                                                              1997                        1996
                                                                       --------------------       ---------------------
Current assets                                                                    $ 188,262                   $ 134,325
Net noncurrent assets
   Energy                                                                           540,393                     568,028
   Real estate                                                                      243,550                     202,165
Current liabilities                                                                 129,575                      99,120
Debt payable to third parties
   The Company's proportionate share
     Recourse to the Company                                           $ 32,450                   $ 66,688
     Nonrecourse to the Company                                         145,433                    123,676
   Other parties' proportionate share ($1,820 of which
     was guaranteed by the Company at January 31, 1997)                 246,436    424,319*        274,563     464,927*
                                                                       --------                   --------
Notes payable to owners (including $2,175
   and $12,468 payable to the Company)                                                4,220                      13,763
Deferred credits and other                                                            1,013                       1,153
Owners' equity                                                                      413,078                     325,555


--------------
* Includes current maturities of $73,061 in 1997 and $73,891 in 1996.

     Summarized earnings information (on a 100% basis) for these entities for the years ended January 31, 1997, 1996 and 1995 follows (in thousands):


                                                                          1997       1996       1995
                                                                        --------   --------   --------
Revenues ............................................................   $855,419   $572,173   $416,129
Operating earnings ..................................................    133,664     92,224     20,194
Pretax earnings (before interest expense for those entities whose
  activities are funded by capital contributions of the owners) .....     99,740     55,946      5,683


     The construction of certain of these partnerships' properties was funded using term loans secured by their assets and in some cases by contractual commitments or guaranties of the partners. Information concerning the debt of these entities to third parties at January 31, 1997 and 1996 and the Company's proportionate share of such debt at January 31, 1997 is summarized as follows (in thousands):


                                                                                         1997 -- Company's Share
                                                                   Entity Total       ------------------------------
                                                                -------------------                Non-
                                                                  1997       1996     Recourse   Recourse     Total
                                                                --------   --------   --------   --------   --------
GAS SERVICES
Belvieu Environmental Fuels .................................   $136,889   $176,000   $  6,667   $ 38,963   $ 45,630
C&L Processors Partnership ..................................     71,209     86,209     19,226     16,378     35,604
Gulf Coast Fractionators ....................................     61,750     74,250      2,475     21,453     23,928
                                                                --------   --------   --------   --------   --------
                                                                 269,848    336,459     28,368     76,794    105,162
                                                                --------   --------   --------   --------   --------

REAL ESTATE
Grogan's Mill Apartments ....................................     18,392     18,799         --      9,197      9,197
Mitchell Mortgage Company LLC ...............................     21,258         --         --     10,416     10,416
The Woodlands Mall Associates ...............................     65,000     59,126         --     32,500     32,500
Woodlands Office Equities -- '95 Limited ....................     12,411     12,666      1,862      1,241      3,103
Others (which own commercial properties in The Woodlands) ...     37,410     37,877      2,220     15,285     17,505
                                                                --------   --------   --------   --------   --------
                                                                 154,471    128,468      4,082     68,639     72,721
                                                                --------   --------   --------   --------   --------
                                                                $424,319   $464,927   $ 32,450   $145,433   $177,883
                                                                ========   ========   ========   ========   ========


     Belvieu Environmental Fuels (BEF) owns a plant located at Mont Belvieu, Texas with the capacity to produce up to 16,500 barrels per day of MTBE, a gasoline additive that reduces carbon monoxide emissions. Its term loan, which bears interest at floating rates based on spreads over LIBOR, is due in quarterly installments of $9,778,000 plus interest through May 2000. BEF has entered into agreements which require each of the three partners to provide one-third of the plant's isobutane feedstock and one of the partners, Sun Company, Inc., to purchase all of its production for a period extending through September 2004.

     C&L Processors Partnership (C&L) was formed in fiscal 1993 to acquire the gas processing assets of Oryx Energy Company in a transaction that was funded entirely by project financing proceeds. C&L's term loan, which bears interest at floating rates based on spreads over LIBOR, is due in increasing quarterly installments (ranging from $4,500,000 in 1997 to $5,000,000 in 2000) plus interest. The Company and its partner, Conoco, Inc., have each agreed to make aggregate future cash contributions to C&L of up to 27% of the outstanding balance of the partnership's loan should the partnership's operating cash flows not be sufficient to cover scheduled principal and interest payments. The partners made net cash advances to C&L of $1,500,000, $4,836,000 and $9,000,000 in calendar 1996, 1995 and 1994 in the form of capital contributions and subordinated loans. Additional advances likely will be needed in future periods.

     Gulf Coast Fractionators (GCF) owns an NGL fractionation plant at Mont Belvieu, Texas, with the capacity to process up to 105,000 barrels per day of natural gas liquids. GCF's bank term loan, which bears interest at floating rates based on spreads over LIBOR, is due in increasing quarterly installments ranging from $3,375,000 to $5,625,000 plus interest. The Company and its partners (Conoco, Inc. and NGC Corp.) have executed long-term contracts with GCF for the fractionation of production from certain of their gas processing plants.

     The Woodlands Mall Associates is owned equally by the Company and GGP/Homart, Inc. which operates the 345,000-square-foot gross leasable area owned by the partnership which is part of a one million square foot regional shopping mall that opened in October 1994. The partnership's 7.9% fixed-rate loan is due in monthly installments of interest only through December 1999 and thereafter amortizes on a 27-year basis, with a maturity date of December 1, 2006.

NOTE 5 LONG-TERM DEBT

The Company's outstanding debt includes parent company borrowings, the proceeds of which have been advanced to the operating subsidiaries, and the direct borrowings of certain subsidiaries. Allocation of the parent company advances among the subsidiaries changes in response to the specific financing needs of the subsidiaries and the parent company. A summary of outstanding long-term debt at January 31, 1997 and 1996 follows (in thousands):


                                                                                    1997
                                                                    -------------------------------------
                                                                      Energy     Real Estate                    1996
                                                                    Operations    Operations      Total         Total
                                                                    ----------   -----------    ---------     ---------
PARENT COMPANY SENIOR NOTES, UNSECURED
5.10% (repaid on February 18, 1997) ...............................                             $ 100,000     $ 100,000
8%, due July 15, 1999 .............................................                               100,000       100,000
9 1/4%, due January 15, 2002 ......................................                               250,000       250,000
6 3/4%, due February 15, 2004 .....................................                               250,000       250,000
                                                                                                ---------     ---------
                                                                     $ 306,672*   $ 393,328*      700,000       700,000
SUBSIDIARY BORROWINGS
Bank revolving credit agreements, unsecured
   Energy/Real estate committed facilities ........................         --           --            --        45,000
   Mitchell Mortgage Company (repaid in January 1997) .............         --           --            --        15,000
Uncommitted money market facilities, at floating interest rates ...         --           --            --        50,000
7.98% unsecured term loan (repaid in January 1997) ................         --           --            --        30,000
Other .............................................................         --        1,271         1,271         1,607
                                                                     ---------     --------     ---------     ---------
                                                                       306,672      394,599       701,271       841,607
Less -- Current maturities ........................................    100,000           --       100,000            --
        Amounts reported as short-term debt .......................         --           --            --        13,732
                                                                     ---------     --------     ---------     ---------
                                                                     $ 206,672     $394,599     $ 601,271     $ 827,875
                                                                     =========     ========     =========     =========


--------------
* Intercompany loans from parent company.


     In April 1996, the Company entered into an agreement with a group of banks for a facility to provide letters of credit to collateralize appeals bonds in connection with the North Texas water well litigation discussed in
Note 7. In August 1996, letters of credit of $184,300,000 were issued by the banks supporting a $224,850,000 supersedeas bond that was filed in connection with an appeal of a $204,000,000 judgment in this litigation. Additional letters of credit can be issued under this facility, if required, during a period extending until April 1999, and any amounts drawn against the letters of credit are payable in April 2000.

     In connection with entering into the letter of credit facility, the Company's bank revolving credit agreements were also revised in April 1996 to provide committed facilities aggregating $200,000,000 for the Company's Energy and Real Estate operations. At January 31, 1997, there were no borrowings outstanding under these agreements. Borrowings then outstanding under the bank revolving credit agreements are payable in April 2000. Interest rates are generally based on spreads over LIBOR. Such rates vary based on the highest of the ratings given the Company's senior notes by two specified rating agencies. The Company compensates the banks for the unused portions of these facilities by paying specified fees.

     The Company's senior notes have no sinking fund requirements and are not redeemable prior to their respective maturity dates. The bank credit agreements contain certain restrictions which, among other things, require consolidated stockholders' equity to equal at least $300,000,000. Retained earnings available for the payment of cash dividends totaled $251,664,000 at January 31, 1997. The agreements also require the maintenance of specified financial and oil and gas reserve and/or asset value-to-debt ratios. These agreements and/or the senior notes indenture also limit the amounts of additional borrowings and letters of credit, restrict the sale or lease of certain assets and limit the right of the parent company and certain subsidiaries to merge with other companies.


NOTE 6    INCOME TAXES

Income taxes for the years ended January 31, 1997, 1996 and 1995 consist of the following (in thousands):


                                                  1997        1996        1995
                                                --------    --------    --------
CURRENT
Federal .....................................   $ 19,322    $ 24,541    $  3,407
State .......................................      3,063       3,420       3,639
                                                --------    --------    --------
                                                  22,385      27,961       7,046
                                                --------    --------    --------

DEFERRED
Federal .....................................     32,082      (9,494)     15,175
State .......................................      1,903       2,735       2,516
                                                --------    --------    --------
                                                  33,985      (6,759)     17,691
                                                --------    --------    --------
                                                $ 56,370    $ 21,202    $ 24,737
                                                ========    ========    ========


     Reconciliations from the 35% statutory Federal income tax rate to the Company's effective income tax rate for the fiscal years 1997, 1996 and 1995 follow:


                                                                                   1997     1996     1995
                                                                                   ----     ----     ----
Statutory Federal income tax rate ..............................................   35.0%    35.0%    35.0%
State income taxes, net of Federal income tax benefit ..........................    2.0      6.8      5.6
Federal tax credits (principally amounts available under Section 29
   of the Internal Revenue Code for natural gas produced from certain wells) ...   (1.8)    (6.4)    (5.4)
Other, net .....................................................................     .1       .9      (.1)
                                                                                   ----     ----     ----
                                                                                   35.3%    36.3%    35.1%
                                                                                   ====     ====     ====



     The principal components of the Company's deferred income tax liability include the following at January 31, 1997 and 1996 (in thousands):


                                                                            1997          1996
                                                                         ----------    ----------
Real estate holding costs ............................................   $  125,841    $  135,062
Oil and gas acquisition, exploration and development costs
  deducted for tax purposes in excess of financial statement DD&A ....      109,173        86,896
Depreciation of other property, plant and equipment ..................       38,984        32,163
Business tax credit carryforwards ....................................           --        (7,284)
Unused alternative minimum tax credits ...............................      (28,614)      (28,471)
Employee benefits expense not yet deductible for tax purposes ........      (21,382)      (19,507)
Other, net ...........................................................        3,873        (4,951)
                                                                         ----------    ----------
                                                                         $  227,875    $  193,908
                                                                         ==========    ==========


     At January 31, 1997, the Company had $28,614,000 of unused alternative minimum tax credits that can be carried forward indefinitely. These credits have been recognized in the calculation of financial statement tax provisions. Accordingly, their utilization reduces only the amount of taxes currently payable, not the aggregate financial statement provision for income taxes.

NOTE 7 LITIGATION CONTINGENCIES

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

     The Company believes scientific evidence indicates that its operations were not the source of the alleged problems. Further, the economic damages were not large relative to the total judgment, and no significant medical problems were alleged. The Company appealed this judgment to the Second Court of Appeals in Fort Worth, Texas. A hearing was held March 12, 1997, but the court's decision is not expected for three to six months. The Company and its outside counsel believe there are numerous legal bases for a complete reversal on appeal by rendition of a judgment in the Company's favor or a reversal and remand of the case for a new trial. In any event, the Company and its outside counsel believe that the judgment will be reversed or significantly reduced, either by the Second Court of Appeals or, if required, after a subsequent appeal to the Texas Supreme Court.

     In addition, similar lawsuits (each claiming damages of more than $1,000,000) have been brought by 46 other plaintiff groups. A trial commenced on March 17, 1997 for 17 of these cases and is still in progress. Trial dates have not been set for the 29 remaining cases.

     Aggregate charges of $25,000,000 ($15,000,000 in fiscal 1996 and $10,000,000 in fiscal 1997) have been recorded to provide for costs the Company considers probable that it will incur in connection with the existing litigation related to this matter. The fiscal 1997 provision was recorded because of increases in estimated attorneys' fees and other defense costs to be incurred. Consistent with the Company's belief that it is not responsible for the alleged problems, these provisions consisted primarily of expected costs for attorneys' fees, bonds, etc., to appeal the March 1996 judgment to the necessary level and to defend the Company in the other suits. The fiscal 1996 accrual, however, also included an amount for disposition of this litigation.

     Although the Company believes that the litigation and the claims for damages ultimately will be resolved for significantly less than the amount of the judgment and the claims for damages, it is possible that the Company's costs could exceed its aggregate accrual of $25,000,000. However, the Company has no basis on which to estimate a range of such possible additional losses, if any, because of errors it believes were made by the trial court and since the Company believes that it was not responsible for the water well problems and that its actions did not provide a basis for the awarding of exemplary damages.

     The Company believes that recoveries of at least a portion of its defense costs (and settlement/judgment costs, if any) should be available from the companies that have participated in its longstanding insurance program. Accordingly, the Company has notified the numerous insurance carriers whose policies covered the Company's North Texas operations over the period that might relate to the alleged problems. In May 1996, a lawsuit was filed by one of the Company's insurers seeking a declaratory judgment that it does not have a duty to indemnify the Company in these lawsuits. In June 1996, the Company filed a declaratory action in another court seeking to have the court declare respective rights of the parties, including duties of the insurance carriers to defend and indemnify the Company under its insurance policies. In October 1996, a standstill agreement was executed which delayed actions in these suits at least until August 1997. Through January 31, 1997, reimbursement agreements had not been entered into with any of the Company's insurance carriers, and because of uncertainties regarding the Company's ultimate liability, the period of time over which the alleged problems occurred and the large number of insurance carriers that might be involved, the Company is presently unable to predict the outcome of the insurance-related legal actions or to estimate the magnitude or timing of any such recoveries.

Royalty owner litigation. A suit styled Rowan Estate Trust, et al versus Mitchell Energy & Development Corp., et al (the Rowan suit), originally brought in a district court in Weatherford, Texas by 46 royalty owners and certified as a class-action in July 1996, seeks additional royalties on gas produced in certain North Texas counties for a period beginning in July 1991 and extending to the present. This suit, which is set for trial in July 1997, alleges that the Company breached its duties in marketing the gas and conspired to tortiously interfere with the plaintiffs' royalty contracts. The plaintiffs seek an accounting, actual and punitive damages, pre- and post-judgment interest and attorneys' fees. The Company believes that its royalty payment practices have been appropriate and will aggressively defend itself in this litigation.

     After the district court's ruling in December 1996 that the Rowan suit did not cover periods prior to July 1991, the plaintiffs' attorneys filed another lawsuit in January 1997 with similar allegations covering pre-July 1991 periods. There has been no discovery in this case, and a trial date has not been set.

Other litigation or potential litigation. Legal actions have been brought or threatened against the Company and third-party realtors and engineers by 72 home owners in The Woodlands and against certain developers, governmental entities and the Company by 67 property owners in surrounding communities related to flooding in the North Houston area in October 1994. These claimants generally are seeking reimbursements for property damages, but some are making claims for deceptive trade practices or mental anguish or are claiming that the Company contributed to the flooding of their homes. The Company contends that it was not responsible for these damages, which it believes resulted from a record, near 500-year flood and were not preventable with the exercise of ordinary care and generally accepted drainage design, development and maintenance.

     On November 21, 1995, a jury in a district court in Beaumont, Texas, rendered a judgment against the Company finding that, by using the surface of a tract of land for a gas storage project, it had unreasonably prevented the plaintiff from developing its oil rights. The judgment included approximately $1,600,000 in actual damages, $3,000,000 in exemplary damages plus interest and costs. In March 1997, this case was settled for a substantially reduced amount which approximated the accrued liability that the Company had previously established for this litigation.

Summary. Management believes, after consultation with outside counsel, that adequate financial statement accruals have been provided for all known litigation contingencies where losses are deemed probable. Since the ultimate costs will depend on the outcomes of the uncertainties discussed in this note, it is possible, however, that additional future charges might be required that would be significant to the operating results of a particular period. Based on the status of the various cases and for other reasons discussed herein, the Company is unable to determine a range of such possible additional losses, if any, that might be incurred in connection with this litigation. However, management and outside counsel believe it is not probable that the ultimate resolution of these matters will have a material adverse effect on the Company's financial position.

NOTE 8 OTHER COMMITMENTS AND CONTINGENCIES

Leases and contingent liabilities. The Company has various noncancellable equipment and facility operating lease agreements which provide for aggregate future payments of approximately $56,900,000. Minimum rentals for each of the five years subsequent to fiscal 1997 total approximately $5,800,000, $5,400,000, $4,700,000, $4,900,000 and $4,300,000. Rental expense for operating leases was approximately $6,500,000, $9,700,000 and $10,400,000 in fiscal 1997, 1996 and 1995. In addition to obligations described elsewhere in these notes, the Company had contingent liabilities totaling approximately $20,800,000 at January 31, 1997, consisting primarily of guarantees of third-party debt.

Environmental regulations. The Company is now considered by the United States Environmental Protection Agency to be a potentially responsible party with respect to two Superfund waste disposal sites (after having been found during fiscal 1997 to have no liability with respect to two other sites). The only site involving more than minimal potential exposure to the Company is the Operating Industries, Inc. site located in Monterey Park, California, where small amounts of non-toxic drilling fluids from Company-operated oil and gas wells were deposited. Although the Company believes that it should be exempt from liability with respect to this site, to date it has paid and expensed approximately $360,000 of cleanup costs. While additional exposure exists for future cleanup and closure costs of this site, the Company's share of such costs is not expected to be significant.

     While the Company believes it is in substantial compliance with the many Federal, state and local laws and regulations relating to the protection of the environment and public health, changes in such laws and regulations are continually monitored by the Company. Management presently knows of no such changes that will have a material adverse effect upon the Company's financial statements.

Other. The Company also is party to other claims and legal actions arising in the ordinary course of its business and to recurring examinations performed by the Internal Revenue Service and other regulatory agencies. While the outcome of such matters cannot be predicted with certainty, management expects that losses, if any, resulting from the ultimate resolution of the matters discussed in this paragraph will not be material to the Company's financial statements.

NOTE 9 RETIREMENT BENEFITS

Qualified retirement plan. Except for those engaged in leisure industry activities, substantially all full-time employees of the Company who meet specified age and service requirements are covered by a defined benefit retirement plan which is maintained without cost to the employees. Pension benefits are based on years of service and average earnings for the three highest consecutive years during the 10 years immediately preceding retirement. The Company's funding policy is to make contributions to the plan of at least the minimum amounts required by applicable Federal laws and regulations. No contributions were made to the plan in fiscal 1997 or 1995 while $4,631,000 was contributed in fiscal 1996.

     The projected unit credit actuarial method is used in determining the Company's required annual contributions to the retirement plan and its financial statement pension expense. The assumptions used in the computations include an expected long-term rate of return on plan assets of 9%, age-graded annual salary increases ranging from 3.5% to 5.5% in fiscal 1997 and 1996 (5% overall in fiscal 1995) and discount rates for the projected benefit obligation of 7.25%, 7.25% and 8.5%, respectively, in fiscal 1997, 1996 and 1995. Plan assets consist primarily of marketable equity securities and long-term U. S. Treasury bonds. Components of financial statement pension expense for the years ended January 31, 1997, 1996 and 1995 were (in thousands):


                                                           1997        1996        1995
                                                         --------    --------    --------
Service cost (benefits accrued during the year) ......   $  3,455    $  3,579    $  4,392
Interest accrued on projected benefit obligation .....      8,984       8,526       7,528
Early retirement benefits accrued ....................         --       8,329       4,126
Return on plan assets ................................    (10,738)     (8,634)     (9,783)
Amortization of unrecognized gains ...................     (1,206)     (1,183)     (1,400)
                                                         --------    --------    --------
Financial statement pension expense ..................   $    495    $ 10,617    $  4,863
                                                         ========    ========    ========


     The following table summarizes the plan's funded status for financial statement purposes and the related amounts included in the Company's balance sheets at January 31, 1997 and 1996 (in thousands):



                                                             1997          1996
                                                          ----------    ----------
ACTUARIAL PRESENT VALUE OF PENSION BENEFIT OBLIGATION
Vested benefits .......................................   $  103,928    $  100,014
Nonvested benefits ....................................        5,568         8,988
                                                          ----------    ----------
Accumulated benefit obligation ........................      109,496       109,002
Provision for future salary increases .................       17,311        18,697
                                                          ----------    ----------
Projected benefit obligation ..........................   $  126,807    $  127,699
                                                          ==========    ==========

AMOUNTS AVAILABLE TO SATISFY PENSION BENEFIT OBLIGATION
Plan assets, at market value ..........................   $  135,371    $  123,087
Unrecognized actuarial gains ..........................      (31,552)      (17,881)
Balance sheet accrual for pension expense .............       22,988        22,493
                                                          ----------    ----------
                                                          $  126,807    $  127,699
                                                          ==========    ==========

Nonqualified retirement plans. Internal Revenue Service regulations limit the benefits that may be paid to certain employees under the Company's qualified retirement plan. Nonqualified plans are maintained to make the basis on which those individuals' retirement benefits are determined the same as is used for other employees. During fiscal 1997, a trust fund was established from which these benefits are to be paid. The balance of this trust fund, which is included in other assets in the Company's balance sheet, was $11,251,000 at January 31, 1997.

     Amounts expensed related to these plans totaled $1,353,000, $1,381,000 and $1,330,000 in fiscal 1997, 1996 and 1995 (the fiscal 1996 and 1995 amounts include $179,000 and $93,000, respectively, of incremental benefits accrued in connection with voluntary incentive retirement programs). At January 31, 1997, the aggregate balance sheet liability attributable to these plans totaled $5,131,000.

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

     Components of financial statement expense for postretirement medical benefits for the years ended January 31, 1997, 1996 and 1995 were (in thousands):



                                                         1997       1996        1995
                                                       --------   --------    --------
Service cost (benefits accrued during the year) ....   $  1,028   $    814    $    814
Interest accrued on projected benefit obligation ...      2,165      1,823       1,281
Early retirement benefits accrued ..................         --      2,620       1,017
Amortization of unrecognized gains .................        217         (5)        (70)
                                                       --------   --------    --------
                                                       $  3,410   $  5,252    $  3,042
                                                       ========   ========    ========


     The plan is unfunded, and benefits are paid as costs are incurred. Such benefits payments totaled approximately $1,585,000, $1,325,000 and $850,000 in fiscal 1997, 1996 and 1995. The plan's status at January 31, 1997 and 1996 for financial statement purposes, together with the accrued liability for these benefits included in the consolidated balance sheets at those dates, are summarized in the following table (in thousands):


                                                                     1997        1996
                                                                   --------    --------
ACTUARIAL PRESENT VALUE OF POSTRETIREMENT BENEFIT OBLIGATION
Retirees .......................................................   $ 17,719    $ 18,137
Fully eligible, active plan participants .......................      1,150       3,287
Other active plan participants .................................      7,915       9,135
Unrecognized actuarial gains ...................................     (1,627)     (7,077)
                                                                   --------    --------
The Company's accrued liability for postretirement benefits ....   $ 25,157    $ 23,482
                                                                   ========    ========



     The Company's assumed future medical cost trend rate starts at 6% for fiscal 1998, declines to 5.5% in 2002 and remains at that level thereafter. Discount rates of 7.25%, 7.25% and 8.5% were used in determining the postretirement benefit obligation at January 31, 1997, 1996 and 1995. The medical cost trend rate assumption has a significant effect on the amount of the obligation and the periodic cost reported. An increase of 1% in the assumed trend rate for each year would have increased the actuarial present value of the postretirement benefit obligation at January 31, 1997 by $3,659,000 and the aggregate service and interest components of the fiscal 1997 cost by a total of $487,000.

NOTE 10 SEGMENT INFORMATION

Industry segment data for the fiscal years ended January 31, 1997, 1996 and 1995 are as follows (in thousands):


                                                                   Inter-    Segment     Total                 Capital
                                                        Outside   segment   Operating  Operating               Expendi- Identifiable
                                                        Revenues  Revenues   Earnings   Earnings       DD&A    tures(a)    Assets
                                                       ---------- --------  ---------  ---------     -------- ---------- ----------
FISCAL 1997
EXPLORATION AND PRODUCTION
Operations ........................................... $  266,418 $     --  $  81,432  $  69,314     $ 88,929 $  134,275 $  711,909
Litigation provision (see Note 7) ....................         --       --    (10,000)   (10,000)          --         --         --
Severance tax refunds ................................         --       --      5,935      5,935           --         --         --
Columbia Gas contract
  settlement proceeds ................................      3,444       --      3,444      3,444           --         --         --
                                                       ---------- --------  ---------  ---------     -------- ---------- ----------
                                                          269,862       --     80,811     68,693       88,929    134,275    711,909
                                                       ---------- --------  ---------  ---------     -------- ---------- ----------
GAS SERVICES
Natural gas processing ...............................    376,980   30,127     69,110     65,694        3,508      7,925    129,274
Natural gas gathering and marketing ..................    247,214  208,043     27,589     23,937        3,392     24,797    159,620
Other ................................................     12,621       --     11,397     10,995          107      1,511     42,931
                                                       ---------- --------  ---------  ---------     -------- ---------- ----------
                                                          636,815  238,170    108,096    100,626        7,007     34,233    331,825
                                                       ---------- --------  ---------  ---------     -------- ---------- ----------
REAL ESTATE
Operations (includes gains of $8,627
  from commercial property asset sales) ..............    195,660    5,069     40,224     35,427        5,388     59,312    724,928
Gains from sales of certain
  non-Woodlands assets ...............................      2,507       --      2,507      2,507           --         --         --
                                                       ---------- --------  ---------  ---------     -------- ---------- ----------
                                                          198,167    5,069     42,731     37,934        5,388     59,312    724,928
                                                       ---------- --------  ---------  ---------     -------- ---------- ----------
CORPORATE ............................................         --       --         --    (14,279)(b)    3,131      7,318     84,054
                                                       ---------- --------  ---------  ---------     -------- ---------- ----------
                                                       $1,104,844 $243,239  $ 231,638  $ 192,974     $104,455 $  235,138 $1,852,716
                                                       ========== ========  =========  =========     ======== ========== ==========

FISCAL 1996
EXPLORATION AND PRODUCTION
Operations ........................................... $  214,067 $     --  $  35,775  $  23,822     $ 93,206 $  141,667 $  761,743
Gain from gas contract buyout ........................    205,256       --    205,256    205,256           --         --         --
Litigation provision (see Note 7) ....................         --       --    (15,000)   (15,000)          --         --         --
Gains from sales of producing
  properties and drilling rigs .......................      5,338       --      5,338      5,338           --         --         --
Personnel reduction program costs ....................         --       --     (7,935)    (7,935)          --         --         --
                                                       ---------- --------  ---------  ---------     -------- ---------- ----------
                                                          424,661       --    223,434    211,481       93,206    141,667    761,743
                                                       ---------- --------  ---------  ---------     -------- ---------- ----------
GAS SERVICES
Natural gas processing ...............................    283,378   20,808     30,994     27,690        6,725      5,660     92,767
Natural gas gathering and marketing ..................    184,584  103,055     14,063     10,340        6,645     26,119    130,741
Other ................................................     10,296       --      9,059      8,957          107      6,579     29,543
Asset write-downs ....................................         --       --    (52,715)   (52,715)      41,330         --         --
Personnel reduction program costs ....................         --       --     (3,600)    (3,600)          --         --         --
                                                       ---------- --------  ---------  ---------     -------- ---------- ----------
                                                          478,258  123,863     (2,199)    (9,328)      54,807     38,358    253,051
                                                       ---------- --------  ---------  ---------     -------- ---------- ----------
REAL ESTATE
Operations (includes gains of $20,313
  from commercial property asset sales) ..............    168,828    6,413     48,848     43,779        7,223     59,990    785,835
Write-downs of properties ............................         --       --   (123,916)  (123,916)          --         --         --
Personnel reduction program costs ....................         --       --     (3,000)    (3,000)          --         --         --
                                                       ---------- --------  ---------  ---------     -------- ---------- ----------
                                                          168,828    6,413    (78,068)   (83,137)       7,223     59,990    785,835
                                                       ---------- --------  ---------  ---------     -------- ---------- ----------
CORPORATE ............................................         --       --         --    (20,670)(b)    3,360      6,068     34,885
                                                       ---------- --------  ---------  ---------     -------- ---------- ----------
                                                       $1,071,747 $130,276  $ 143,167  $  98,346     $158,596 $  246,083 $1,835,514
                                                       ========== ========  =========  =========     ======== ========== ==========

FISCAL 1995
EXPLORATION AND PRODUCTION (includes a
  gain of $3,791 from the sale of 16 drilling rigs) .. $  277,099 $     --  $  87,906  $  74,899     $ 96,369 $  115,073 $  560,818
                                                       ---------- --------  ---------  ---------     -------- ---------- ----------
GAS SERVICES
Natural gas processing ...............................    252,159   21,419     23,253     19,723        7,865     14,227    165,647
Natural gas gathering and marketing ..................    180,038   82,875     12,335      8,420        7,898     15,279    134,955
Other ................................................      6,989    8,509       (846)    (1,212)       1,998      5,605     18,737
Gains from major asset sales .........................     48,821       --     48,821     48,821           --         --         --
Asset write-downs/
  restructuring charges ..............................         --       --    (31,252)   (31,252)      14,832         --         --
                                                       ---------- --------  ---------  ---------     -------- ---------- ----------
                                                          488,007  112,803     52,311     44,500       32,593     35,111    319,339
                                                       ---------- --------  ---------  ---------     -------- ---------- ----------
REAL ESTATE
Operations ...........................................    129,465    6,660     25,793     20,009        8,294     65,123    941,968
Write-downs of properties ............................         --       --     (5,661)    (5,661)          --         --         --
                                                       ---------- --------  ---------  ---------     -------- ---------- ----------
                                                          129,465    6,660     20,132     14,348        8,294     65,123    941,968
                                                       ---------- --------  ---------  ---------     -------- ---------- ----------
CORPORATE ............................................         --       --         --    (15,623)(b)    3,468      4,268     26,495
                                                       ---------- --------  ---------  ---------     -------- ---------- ----------
                                                       $  894,571 $119,463  $ 160,349  $ 118,124     $140,724 $  219,575 $1,848,620
                                                       ========== ========  =========  =========     ======== ========== ==========


--------------
(a)  On accrual basis, including exploratory expenditures.

(b) General corporate expenses, including personnel reduction program costs of $5,665 in 1996.

     Intersegment revenues are recorded at prevailing market prices and are eliminated in consolidation. Substantially all of the Company's operations are conducted in the United States. The Company's energy revenues are derived principally from uncollateralized sales to customers in the electrical generation, gas distribution, petrochemical and oil and gas industries. These industry concentrations have the potential to impact the Company's exposure to credit risk, either positively or negatively, because customers may be similarly affected by changes in economic or other conditions. The creditworthiness of this customer base is strong, and the Company has not experienced significant credit losses. Sales to no single customer constituted as much as 10% of consolidated revenues in fiscal 1997. Exploration and production and natural gas gathering and marketing sales to Natural Gas Pipeline Company of America constituted approximately 10% and 15% of consolidated revenues, respectively, during fiscal 1996 and 1995.

     The reported segment operating earnings amounts represent the operating earnings of the Company's various industry segments before charges for administrative, accounting, legal, information systems and other costs that are managed on a companywide basis. In the reported total operating earnings disclosures, all general and administrative expenses except for general corporate expenses incurred in connection with the overall management of the Company and the operation of the parent company have been allocated to the industry segments based on their estimated use of these services.

     Because of their magnitude and unusual nature, and in accordance with Accounting Principles Board Opinion No. 30, the items discussed in the following paragraphs have been reported as separate components of segment operating earnings.


FISCAL 1997 EXPLANATIONS. During fiscal 1997, the Company recorded severance tax refunds totaling $5,935,000. Of these amounts, $3,879,000 was related to the retroactive designation of a portion of the Boonsville field in North Texas as a "tight gas formation area" by the Texas Railroad Commission and $2,056,000 was related to taxes paid on certain contract settlement proceeds, which a Texas Controller's office regulation subsequently excluded from severance taxes.

     During fiscal 1997, the Company received $3,444,000 as its share of proceeds in settlement of breach of contract claims brought against Columbia Gas Transmission Company. In conjunction with its filing for protection under the bankruptcy laws in July 1991, Columbia unilaterally rejected its high-priced, long-term natural gas purchase contracts, including one with the Company. During fiscal 1997's first quarter, the Company reached an agreement with Columbia as to the amount of the contract termination damages; after approval by the bankruptcy court, Columbia paid such damages to the Company.

     During fiscal 1997, gains totaling $2,507,000 were recognized from sales of the Company's interest in the Lake Catamount joint venture in Colorado and a portfolio of installment notes receivable arising from resort property sales. Proceeds from the Lake Catamount sale included cash proceeds of $4,700,000 and secured notes receivable totaling $8,805,000 that are payable over a two-year period.


FISCAL 1996 EXPLANATIONS. Effective July 1, 1995, the Company terminated its North Texas gas sales contract with Natural Gas Pipeline Company of America (Natural) which had been scheduled to expire on December 31, 1997. In exchange, it received proceeds (for itself and other interest owners) consisting of $55,500,000 in cash, receivables with discounted values of $91,608,000 and $82,369,000, respectively, related to payments of $95,000,000 and $91,000,000 due from Natural on February 1, 1996 and 1997 and ownership (effective in January 1998) of Natural's gathering system that serves 1,500 of the Company's North Texas wells. The discounted value of the Company's share of these early termination proceeds aggregated $176,189,000. After recognizing the remaining $29,067,000 of previously deferred restructuring proceeds related to this contract, the Company recognized a gain of $205,256,000 on the contract buyout in the second quarter of fiscal 1996.

     Exploration and production segment operating earnings for fiscal 1996 include gains of $4,338,000 from the sale of certain West Texas producing oil and gas properties and $1,000,000 related to the redemption of warrants that had been obtained in connection with a prior-year sale of drilling rigs.

     In April 1995, the Company implemented a personnel reduction program which resulted in the elimination of approximately 300 jobs. Aggregate pretax costs of this program, including $5,665,000 reported as general and administrative expense, totaled $20,200,000. Of these costs, $11,128,000 represented the present value of incremental pension and retiree medical benefits provided under a voluntary incentive retirement program offered to 130 employees (114 of whom accepted) while $9,072,000 represented the cash costs of severance and other benefits.

     During fiscal 1996, gas services asset write-downs totaling $52,715,000 were recorded. Of this amount, $7,111,000 was recorded in October 1995 to reduce to their net realizable values the carrying values of three gas processing plants that were subsequently sold in December. Upon completion of a gas services asset management study and concurrent with its adoption of SFAS No. 121, write-downs totaling $45,604,000 were recorded in January related to various gas processing and natural gas gathering facilities. The write-downs included downward adjustments in the estimated fair values of assets held for sale and charges for certain operating properties whose cash flows had been affected in recent periods by volume declines, contractual changes and other factors which indicated that their capitalized costs would not be recovered.

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


FISCAL 1995 EXPLANATIONS. Gas services segment revenues and operating earnings for fiscal 1995 include $48,821,000 in gains from major asset sales. Specifically, the Company sold its Spindletop gas storage facility, Winnie Pipeline system and a 50% interest in a related gas processing plant for $120,000,000 and its compression operations, including 370 compressors and associated facilities and parts inventory, for $35,000,000. Gains of $29,196,000 and $19,625,000 were recorded on these transactions.

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

NOTE 11 COMMON STOCK AND STOCK OPTIONS

The Company has two classes of common stock which are designated Class A and Class B. Both the Class A and Class B common shares are freely transferable and are listed on the New York Stock Exchange; neither is convertible into the other class of common stock or any other security of the Company at the option of the holder. The Class A shares have full voting rights, whereas the Class B shares have no voting rights, except as provided by law. The Company's Articles of Incorporation allow cash dividends on Class B shares to be greater, but not less, than those paid on Class A shares and also contain certain Class B protection provisions.

     The Company's 1995 Stock Option Plan authorizes the granting of incentive and nonqualified options to purchase up to a total of 2,500,000 shares of Class B common stock at prices not less than the market value on the date of grant. The options have maximum terms of 10 years and generally become exercisable ratably over a three-year period. Previously, the Company had granted options under 1979 and 1989 Stock Option Plans, under which no further grants can be made. Summarized stock option information follows:


                                                  1995 Plan                              1979 and 1989 Plans
                                  -----------------------------------------   -----------------------------------------
                                                        Options Exercisable                         Options Exercisable
                                  Options Outstanding    at Fiscal Year End   Options Outstanding    at Fiscal Year End
                                  -------------------    ------------------   -------------------    ------------------
                                              Average              Average               Average               Average
                                   Number      Price     Number     Price      Number      Price     Number      Price
                                   -------    -------    -------   --------    -------   --------    -------   --------
AT JANUARY 31, 1994                     --         --         --         --    301,300   $ 15.296    142,100    $ 9.993
Exercised                               --                                     (28,650)     8.830
                                   -------                                     -------
AT JANUARY 31, 1995                     --         --         --         --    272,650     15.975    147,350     12.400
Granted on June 28, 1995           477,800    $17.625                               --
Exercised                               --                                     (71,150)     8.800
Cancelled                               --                                     (10,050)    11.287
                                   -------                                     -------
AT JANUARY 31, 1996                477,800     17.625         --         --    191,450     18.889     95,650     17.587
Granted on February 21, 1996       499,400     18.125                               --
Exercised                          (15,499)    17.625                          (12,950)     8.750
Cancelled                          (16,000)    17.859                               --
                                   -------                                     -------
AT JANUARY 31, 1997                945,701     17.885    149,098   $ 17.633    178,500     19.624    118,500     19.213
                                   =======                                     =======


     Stock options are accounted for under the provisions of APB Opinion No.
25. As a result, the Company has recognized compensation expense in its financial statements only for a relatively small number of grants under the 1979 and 1989 Plans that had associated stock appreciation rights (SARs).

     The following disclosures are required for fiscal 1997 and later periods by Statement of Financial Accounting Standards No. 123 (SFAS No. 123). Had grants under the 1995 Plan been accounted for on the estimated fair-value basis promulgated by SFAS No. 123, the Company would have recorded additional compensation expense of $2,725,000 in fiscal 1997 and $774,000 in fiscal 1996. On a proforma basis, net earnings would have been reduced by $1,771,000 ($.03 per share) and $503,000 ($.01 per share) to $101,455,000 ($1.96 per share) and
$36,626,000 ($.70 per share), respectively, for fiscal 1997 and 1996. The estimated per share fair values of the options used in these computations ($5.32 and $5.39, respectively, for the February 21, 1996 and June 28, 1995 grants) were calculated as of the respective grant dates using the Black-Scholes option-pricing model. For purposes of these computations, the options were estimated to have expected lives of seven years and annual cash dividends on outstanding Class B stock were assumed to remain constant at $.53 per share. Risk-free interest rates of 5.56% and 5.85% and estimated stock price volatility rates of 27.6% and 26.3% were used in these computations. At January 31, 1997, options outstanding under the 1995 Plan had exercise prices and remaining contractual lives of $18.125 and 9 years for the fiscal 1997 grants and $17.625 and 8.5 years for the fiscal 1996 grants.

     Prior to the implementation of annual grants under the 1995 Stock Option Plan, the Company periodically had issued phantom-stock awards, which it called "bonus units," as a long-term incentive. Upon the redemption of such awards, grantees receive gross compensation in amounts equal to the difference between the market price of the Company's common stock and a floor price (the market price of the stock when the units were awarded). The Company's 1991 Bonus Unit Plan authorized the issuance of up to 700,000 units, substantially all of which were granted. These units generally vested in equal annual installments over a five-year period. At January 31, 1997, grants covering 273,150 units with an average floor price of $15.90 were outstanding, 269,750 of which were exercisable. Compensation expense is recognized over the applicable vesting terms of the SARs and bonus units in amounts equal to the appreciation in the market price of the stock over the applicable floor prices. Reversals are recognized to the extent of previously recorded appreciation in periods when the market price of the stock declines. Such expense accruals (reversals) aggregated $1,978,000, $747,000 and $(1,954,000) in fiscal 1997, 1996 and 1995.

NOTE 12 FINANCIAL INSTRUMENTS

The carrying amounts and estimated fair values of the Company's financial instruments at January 31, 1997 and 1996 were as follows (in thousands):


                                                            1997                            1996
                                                    ---------------------           ---------------------
                                                    Carrying   Estimated            Carrying   Estimated
                                                    Amounts   Fair Values            Amounts  Fair Values
                                                    --------  -----------           --------  -----------
Real estate notes and contracts receivable ......   $ 37,092   $ 32,987              $ 35,045   $ 40,932
Long-term debt (including current maturities) ...    701,271    712,236               827,875    875,281
Short-term debt .................................         --         --                13,732     13,732



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

     The Company has only limited involvement with derivative financial instruments and does not use them for trading purposes. Such use generally consists of using commodities futures contracts to hedge well-defined price risks associated with its energy operations. At January 31, 1997 and 1996, open transactions under such arrangements were not significant.

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Mitchell Energy & Development Corp.:

     We have audited the accompanying consolidated balance sheets of Mitchell Energy & Development Corp. (a Texas corporation) and subsidiaries as of January 31, 1997 and 1996, and the related consolidated statements of earnings, stockholders' equity and cash flows for each of the three years in the period ended January 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Mitchell Energy & Development Corp. and subsidiaries as of January 31, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended January 31, 1997, in conformity with generally accepted accounting principles.

     As discussed in Notes 1 and 10 of Notes to Consolidated Financial Statements, the Company changed its method of accounting for the impairment of long-lived assets effective January 31, 1996.


                                                            ARTHUR ANDERSEN LLP

Houston, Texas
March 14, 1997

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

     The following tables summarize changes in the Company's natural gas
(gas), crude oil and condensate (oil) and plant NGL reserve quantities during the indicated fiscal years and the proved developed reserve quantities at the dates indicated:


                                                1997                         1996                         1995
                                       ------------------------    -------------------------    ------------------------
                                                 Gas      Oil                 Gas      Oil                 Gas     Oil
                                       MBOE *   (Bcf)  (MMBbls)    MBOE *    (Bcf)  (MMBbls)    MBOE *    (Bcf) (MMBbls)
                                       ------   -----  --------    ------    -----  --------    ------    ----- --------
PROVED GAS AND OIL RESERVES
Beginning balance ...................  129.4    697.2     13.2      128.5    685.7    14.3      119.8    627.5     15.3
Extensions and discoveries ..........   17.4     91.5      2.2       13.4     75.4      .9       25.0    141.9      1.4
Production marketed .................  (15.9)   (83.6)    (2.0)     (15.1)   (78.9)   (2.0)     (15.3)   (78.1)    (2.3)
Production consumed in operations ...    (.7)    (4.0)      --        (.6)    (3.6)     --        (.6)    (3.7)      --
Purchases in place ..................     .9      4.8       .1        7.2     36.6     1.1         .2      1.5       --
Revisions of previous estimates .....    (.4)    (1.0)     (.2)      (2.3)    (9.1)    (.8)        --       --       --
Sales in place ......................    (.8)    (3.7)     (.2)      (1.7)    (8.9)    (.3)      (1.0)    (3.4)     (.5)
Improved recovery ...................     .2       --       .2         --       --      --         .4       --       .4
                                       -----    -----     ----      -----    -----    ----      -----    -----     ----
Ending balance ......................  130.1    701.2     13.3      129.4    697.2    13.2      128.5    685.7     14.3
                                       =====    =====     ====      =====    =====    ====      =====    =====     ====

-------------
* Million barrels of oil equivalent using 6-to-1 conversion factor for gas.



                                                1997                         1996                         1995
                                       -----------------------      ----------------------      -----------------------
                                                        Equity                       Equity                      Equity
                                              Consoli- Partner-            Consoli- Partner-            Consoli- Partner-
                                       Total    dated    ships      Total    dated   ships      Total    dated    ships
                                       -----    -----    -----      -----    -----   -----      -----    -----    -----
PROVED PLANT NGL RESERVES (MMBBLS)
Beginning balance                      125.8     82.4     43.4      121.3     71.6    49.7      107.4     67.3     40.1
Additions                                6.0      6.0       --       10.7     10.1      .6       20.4     13.8      6.6
Production                             (16.8)   (10.9)    (5.9)     (16.9)   (10.6)   (6.3)     (17.3)   (10.4)    (6.9)
Exchange of plant interests              2.7      3.7     (1.0)        --       --      --         --       --       --
Revisions of previous estimates          8.7      5.1      3.6       10.7     11.3     (.6)      10.8       .9      9.9
                                       -----     ----     ----      -----     ----    ----      -----     ----     ----
Ending balance                         126.4     86.3     40.1      125.8     82.4    43.4      121.3     71.6     49.7
                                       =====     ====     ====      =====     ====    ====      =====     ====     ====


                                                      1997     1996     1995     1994
                                                     ------   ------   ------   ------
PROVED DEVELOPED RESERVES AT FISCAL YEAR END
Gas (Bcf) ........................................    611.0    587.6    577.1    558.5
                                                     ======   ======   ======   ======
Oil (MMBbls) .....................................     12.5     11.5     12.6     13.8
                                                     ======   ======   ======   ======
Plant NGLs (MMBbls)
  Consolidated ...................................     78.4     72.6     60.1     59.2
  Equity partnerships ............................     39.1     41.5     45.9     37.2
                                                     ------   ------   ------   ------
                                                      117.5    114.1    106.0     96.4
                                                     ======   ======   ======   ======

Future net cash flows from natural gas and oil reserves. The following tables set forth estimates of the standardized measure of discounted future net cash flows from proved gas and oil reserves at January 31, 1997, 1996 and 1995 and a summary of the changes in those amounts for the fiscal years then ended (in millions):



                                                         1997        1996        1995
                                                       --------    --------    --------
STANDARDIZED MEASURE
Future cash inflows ................................   $  3,085    $  1,752    $  1,696
Future production and development costs ............       (864)       (715)       (644)
Future income taxes ................................       (685)       (248)       (227)
Discount -- 10% annually ...........................       (596)       (258)       (224)
                                                       --------    --------    --------
                                                       $    940    $    531    $    601
                                                       ========    ========    ========

CHANGES IN STANDARDIZED MEASURE
Extensions and discoveries, net of related costs ...   $    176    $     52    $    103
Sales, net of production costs .....................       (198)       (145)       (183)
Net changes in prices and production costs .........        699         (57)       (101)
Accretion of discount ..............................         62          69          76
Production rate changes and other ..................        (96)        (43)          1
Development costs incurred .........................         24          33          28
Purchases in place .................................          9          50           2
Sales in place .....................................         (9)        (11)         (8)
Revisions of previous quantity estimates ...........         (3)        (16)         --
Net change in future income taxes ..................       (255)         (2)         10
                                                       --------    --------    --------
                                                       $    409    $    (70)   $    (72)
                                                       ========    ========    ========

Future net cash flows from plant NGL reserves. The following tables set forth estimates of the standardized measure of discounted future net cash flows from proved NGL reserves at January 31, 1997, 1996 and 1995 and a summary of the changes in those amounts for the fiscal years then ended (in millions):


                                                   1997                          1996                          1995
                                       ---------------------------   ---------------------------   ---------------------------
                                                           Equity                        Equity                        Equity
                                                 Consoli-  Partner-            Consoli-  Partner-            Consoli-  Partner-
                                        Total     dated     ships     Total     dated     ships     Total     dated     ships
                                       -------   -------   -------   -------   -------   -------   -------   -------   -------
STANDARDIZED MEASURE
Future cash inflows .................  $ 2,100   $ 1,424   $   676   $ 1,578   $ 1,036   $   542   $ 1,368   $   817   $   551
Future production costs .............   (1,562)   (1,058)     (504)   (1,175)     (745)     (430)     (970)     (553)     (417)
Future income taxes .................     (177)     (116)      (61)     (130)      (87)      (43)     (122)      (74)      (48)
Discount -- 10% annually ............     (155)     (103)      (52)     (108)      (77)      (31)      (98)      (65)      (33)
                                       -------   -------   -------   -------   -------   -------   -------   -------   -------
                                       $   206   $   147   $    59   $   165   $   127   $    38   $   178   $   125   $    53
                                       =======   =======   =======   =======   =======   =======   =======   =======   =======

CHANGES IN STANDARDIZED MEASURE
Additions, net of related costs .....  $    20   $    20   $    --   $    22   $    21   $     1   $    44   $    33   $    11
Sales, net of production costs ......      (72)      (48)      (24)      (26)      (10)      (16)      (23)       (8)      (15)
Net changes in prices and costs .....       67        36        31       (34)      (19)      (15)       (8)      (19)       11
Accretion of discount ...............       24        18         6        25        16         9        20        14         6
Exchange of plant interests .........       14        15        (1)       --        --        --        --        --        --
Revisions of previous
  quantity estimates ................        6        (3)        9        11         8         3        16         1        15
Other ...............................        4        (3)        7        (8)       (7)       (1)        3         4        (1)
Net change in future income taxes ...      (22)      (15)       (7)       (3)       (7)        4       (20)       (9)      (11)
                                       -------   -------   -------   -------   -------   -------   -------   -------   -------
                                       $    41   $    20   $    21   $   (13)  $     2   $   (15)  $    32   $    16   $    16
                                       =======   =======   =======   =======   =======   =======   =======   =======   =======

     The natural gas reserve quantities reported as gas and oil reserves represent wet gas volumes, including quantities that will be converted by processing to NGLs. The gas and oil future net cash flows include only the leasehold reimbursements for NGLs to be extracted during processing from the Company's gas production; the other cash flows (amounts in excess of the leasehold reimbursements) associated with NGLs to be extracted from the Company's wet gas reserves are included in plant NGL amounts since those cash flows accrue to the Company because of its ownership of gas processing plants.


     The quantities reported herein for plant NGLs include all liquids that will be extracted from gas streams contractually committed to Company-owned gas processing plants since the Company, as plant owner, generally has beneficial ownership of all the NGLs so produced. Accordingly, the plant NGL reserves and future net cash flows include amounts attributable to all NGLs extracted from gas streams committed to the plants, both those owned by the Company and by third parties. The Company reimburses the owners of the natural gas streams based either on a percentage of the value of the liquids produced or on the value of the natural gas consumed in processing under keep-whole agreements. Such reimbursements, including amounts attributable to the Company's oil and gas leasehold interests (included in oil and gas future net cash flows), are deducted as production costs in determining future net cash flows from plant NGLs.

     Of the total remaining natural gas reserves at January 31, 1997, an estimated 342.1 Bcf will be processed at Company plants, including 47.3 Bcf of fiscal 1997's natural gas reserve additions from extensions and discoveries. It is estimated that 66.6 Bcf of such reserves and 9.2 Bcf of such reserve additions will be converted by processing into 32.5 MMBbls and 4.5 MMBbls of plant NGLs, respectively.

     Except where otherwise specified by contractual agreement, future cash inflows are estimated using our year-end prices. Energy prices have declined subsequent to January 31, 1997. If the reserves were valued using prices existing on March 12, 1997, the standardized measure amounts would total approximately $490,000,000 less than the amounts at January 31, 1997. Future production and development cost estimates are based on economic conditions at the respective year ends. Future income taxes are computed by applying applicable statutory tax rates to the difference between the estimated future net revenues and the tax basis of proved oil and gas properties after considering tax credit carryforwards, estimated future percentage depletion deductions and energy tax credits.

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

Oil and gas related costs and operating results. The following tables set forth capitalized costs at January 31, 1997, 1996 and 1995 and costs incurred and operating results for oil and gas producing activities for the years then ended (in thousands):




                                                                              1997           1996           1995
                                                                         ------------   ------------   ------------
CAPITALIZED COSTS
Oil and gas properties ................................................  $  1,625,903   $  1,564,852   $  1,525,587
Support equipment and facilities ......................................        58,483         55,961         68,941
Accumulated depreciation, depletion and amortization ..................    (1,123,909)    (1,082,839)    (1,078,207)
                                                                         ------------   ------------   ------------
Net capitalized costs .................................................  $    560,477   $    537,974   $    516,321
                                                                         ============   ============   ============

COSTS INCURRED (including exploration expenses and
exploratory dry-hole costs of $18,051, $14,752 and $13,307)
Property acquisitions
  Unproved ............................................................  $      5,464   $      5,267   $      9,046
  Proved ..............................................................         2,343         32,201            941
Exploration ...........................................................        18,796         19,908         19,221
Development ...........................................................       105,008         81,355         81,713
                                                                         ------------   ------------   ------------
Costs incurred ........................................................       131,611        138,731        110,921
Support equipment and facilities ......................................         2,664          2,936          4,152
                                                                         ------------   ------------   ------------
Capital and exploratory expenditures ..................................  $    134,275   $    141,667   $    115,073
                                                                         ============   ============   ============

OPERATING RESULTS (before charges for general
  and administrative and interest expense)
Production revenues ...................................................  $    264,323   $    203,906   $    247,403
Amortization of deferred contract restructuring proceeds ..............            --          5,950         16,510
Other revenues ........................................................         2,095          4,211          9,395
                                                                         ------------   ------------   ------------
                                                                              266,418        214,067        273,308
Less - Production costs ...............................................        65,825         58,589         64,203
       Depreciation, depletion and amortization (including
         proved-property impairments of $3,068, $11,516 and $4,718) ...        88,929         93,206         96,369
       Exploration expenses ...........................................        10,415         11,476         12,265
       Exploratory dry-hole costs .....................................         7,636          3,276          1,042
       Other operating costs ..........................................        12,181         11,745         15,314
                                                                         ------------   ------------   ------------
Segment operating earnings ............................................        81,432         35,775         84,115
Income taxes ..........................................................        28,121         10,281         26,665
                                                                         ------------   ------------   ------------
                                                                         $     53,311   $     25,494   $     57,450
                                                                         ============   ============   ============

HISTORICAL SUMMARY

MITCHELL ENERGY & DEVELOPMENT CORP. AND SUBSIDIARIES

Five Years Ended January 31, 1997 (in thousands except where otherwise indicated)


                                                             1997           1996        1995           1994           1993
                                                          ----------     ----------  ----------     ----------     ----------
FINANCIAL POSITION AT YEAR END
Net property, plant and equipment ......................  $  775,929     $  719,535  $  734,099     $  858,705     $  737,758
Real estate ............................................     649,821        720,434     870,325        846,614        818,019
Total assets ...........................................   1,852,716      1,835,514   1,848,620      1,962,239      1,819,532
Capital employed
  Long--term debt ......................................  $  601,271(a)  $  827,875  $  890,993     $  984,185     $  943,442
  Deferred income taxes ................................     227,875        193,908     200,722        181,989        178,375
  Deferred credits and other liabilities ...............      86,066        109,885     111,633        115,712        139,236
  Stockholders' equity .................................     555,287        481,903     475,030        463,237        338,418
                                                          ----------     ----------  ----------     ----------     ----------
                                                          $1,470,499     $1,613,571  $1,678,378     $1,745,123     $1,599,471
                                                          ==========     ==========  ==========     ==========     ==========
CAPITAL AND EXPLORATORY EXPENDITURES (accrual basis)
Exploration and production .............................  $  134,275     $  141,667  $  115,073     $  158,203     $   75,659
  MEC Development, Ltd. buyout .........................          --             --          --         78,251             --
Gas services ...........................................      34,233         38,358      35,111         48,628         70,473
Real estate ............................................      59,312         59,990      65,123         65,132         84,954
Corporate ..............................................       7,318          6,068       4,268          3,866          4,538
                                                          ----------     ----------  ----------     ----------     ----------
                                                          $  235,138     $  246,083  $  219,575     $  354,080     $  235,624
                                                          ==========     ==========  ==========     ==========     ==========
ENERGY OPERATING STATISTICS
Average daily volumes
  Natural gas sales (Mcf) ..............................     228,500        216,200     214,100        193,800        149,000
  Crude oil and condensate sales (Bbls) ................       5,500          5,400       6,300          6,000          5,600
  Natural gas liquids produced (Bbls) ..................      46,100         46,400      47,500         49,800         47,200
  Pipeline throughput (Mcf) ............................     410,000        354,000     353,000(b)     386,000(b)     398,000(b)
Average annual sales price (dollars)
  Natural gas (per Mcf) ................................  $     2.64     $     2.16  $     2.71     $     2.86     $     2.84
  Crude oil and condensate (per Bbl) ...................       21.50          16.91       15.75          16.31          18.49
  Natural gas liquids produced (per Bbl) ...............       16.13          11.55       11.57          12.18          13.41
Drilling program (gross wells)
  Wells drilled ........................................         209            116         132            154            152
  Wells completed ......................................         185            107         121            127            129
Well count at year end (gross wells) ...................       3,090          3,047       3,280          3,413          3,532

THE WOODLANDS OPERATING STATISTICS
Residential lots sold ..................................       1,105            980         951            844            911
  Average price per lot (dollars) ......................      43,851         40,752      37,287         39,055         38,196
  Average price per square foot (dollars) ..............        4.24           3.89        3.70           3.38           3.14
Commercial/institutional acreage sold ..................          86             53          67            144             58
Office, industrial and retail space
  managed (thousands of square feet) ...................       2,599          2,512       2,491          2,204          2,140
Apartment units managed ................................       1,891          1,891       1,675          1,883          2,055

STOCKHOLDERS' EQUITY (per share at year end) ...........  $    10.71     $     9.26  $     9.09     $     8.78     $     7.25

RATIO OF EARNINGS TO FIXED CHARGES .....................       3.50x          2.33x       1.70x          1.25x          1.30x

---------------
(a)  Excludes current maturities of $100,000.

(b) Excluding amounts attributable to the Winnie Pipeline system which was sold in July 1994.

HISTORICAL SUMMARY

MITCHELL ENERGY & DEVELOPMENT CORP. AND SUBSIDIARIES

Five Years Ended January 31, 1997 (in thousands except per-share data)



                                                              1997          1996             1995          1994             1993
                                                           ----------    ----------       ----------    ----------       ----------
REVENUES
Exploration and Production (including gain of
  $205,256 from natural gas contract buyout in 1996) ...   $  269,862    $  424,661       $  277,099    $  266,166       $  214,681
Gas Services
  Natural gas processing ...............................      376,980       283,378          252,159       253,605          306,967
  Natural gas gathering and marketing ..................      247,214       184,584          180,038       296,373          248,605
  Gains from major asset sales .........................           --            --           48,821            --               --
  Other ................................................       12,621        10,296            6,989        10,559           11,128
Real Estate ............................................      198,167       168,828          129,465       126,106          121,453
                                                           ----------    ----------       ----------    ----------       ----------
  Total revenues .......................................   $1,104,844    $1,071,747       $  894,571    $  952,809       $  902,834
                                                           ==========    ==========       ==========    ==========       ==========
SEGMENT OPERATING EARNINGS
Exploration and Production
  Operations ...........................................   $   81,432    $   35,775       $   84,115    $   68,186       $   58,060
  Gain from natural gas contract buyout ................           --       205,256               --            --               --
  Litigation provision .................................      (10,000)      (15,000)              --            --               --
  Personnel reduction program costs ....................           --        (7,935)              --            --               --
  Restructuring charges ................................           --            --               --            --          (20,726)
  Severance tax refunds ................................        5,935            --               --            --               --
  Columbia Gas contract settlement proceeds ............        3,444            --               --            --               --
  Gains from asset sales ...............................           --         5,338            3,791            --               --
Gas Services
  Natural gas processing ...............................       69,110        30,994           23,253        20,088           57,466
  Natural gas gathering and marketing ..................       27,589        14,063           12,335        18,742           25,517
  Other ................................................       11,397         9,059             (846)        3,829            5,521
                                                           ----------    ----------       ----------    ----------       ----------
     Operations subtotal ...............................      108,096        54,116           34,742        42,659           88,504
  Asset write-downs ....................................           --       (52,715)         (23,888)           --               --
  Gains from major asset sales .........................           --            --           48,821            --               --
  Personnel reduction program costs ....................           --        (3,600)          (7,364)           --               --
Real Estate
  Operations ...........................................       40,224        48,848           25,793        21,078           22,801
  Write-downs of properties ............................           --      (123,916)          (5,661)           --               --
  Gains from sales of non-Woodlands assets .............        2,507            --               --            --               --
  Personnel reduction program costs ....................           --        (3,000)              --            --               --
                                                           ----------    ----------       ----------    ----------       ----------
     Total segment operating earnings ..................      231,638       143,167          160,349       131,923          148,639
General and administrative expense .....................       38,664        44,821(a)        42,225        43,222           41,398
Interest expense .......................................       55,580        64,172           69,982        74,057           75,284
Capitalized interest ...................................      (25,788)      (28,252)         (28,816)      (33,956)         (34,161)
Other expense ..........................................        3,586         4,095            6,407         1,224            6,096
                                                           ----------    ----------       ----------    ----------       ----------
EARNINGS BEFORE INCOME TAXES, EXTRAORDINARY
  ITEM AND CUMULATIVE EFFECT OF CHANGE
  IN ACCOUNTING METHODS ................................      159,596        58,331           70,551        47,376           60,022
Income Taxes ...........................................       56,370        21,202           24,737        17,346(b)        14,967
                                                           ----------    ----------       ----------    ----------       ----------
EARNINGS BEFORE EXTRAORDINARY ITEM AND CUMULATIVE
  EFFECT OF CHANGE IN ACCOUNTING METHODS ...............      103,226        37,129           45,814        30,030           45,055
Extraordinary item (early retirement of debt) ..........           --            --               --        (5,426)          (7,251)
Cumulative effect of change in accounting
  method for postretirement medical benefits ...........           --            --               --            --          (10,551)
                                                           ----------    ----------       ----------    ----------       ----------
NET EARNINGS ...........................................   $  103,226    $   37,129       $   45,814    $   24,604       $   27,253
                                                           ==========    ==========       ==========    ==========       ==========
EARNINGS PER SHARE
Earnings before extraordinary item and cumula-
  tive effect of change in accounting methods ..........   $     1.99    $      .71       $      .87    $      .58       $      .96
Extraordinary item .....................................           --            --               --          (.10)            (.15)
Cumulative effect of change in accounting methods ......           --            --               --            --             (.23)
                                                           ----------    ----------       ----------    ----------       ----------
Net earnings ...........................................   $     1.99    $      .71       $      .87    $      .48       $      .58
                                                           ==========    ==========       ==========    ==========       ==========
CASH DIVIDENDS (cents per share)
Prior to stock reclassification ........................                                                                      20.00
Class A ................................................        48.00         48.00            48.00         48.00            22.00
Class B ................................................        53.00         53.00            53.00         53.00            23.75

AVERAGE COMMON SHARES OUTSTANDING ......................       51,878        52,044           52,696        51,004           46,858

---------------
(a)  Includes $5,665 of personnel reduction program costs.

(b) Includes a $6,574 deferred provision related to an increase in the corporate statutory Federal income tax rate from 34% to 35%.

BOARD OF DIRECTORS

GEORGE P. MITCHELL
Chairman and Chief Executive Officer,
Mitchell Energy & Development Corp.

BERNARD F. CLARK
Vice Chairman,
Mitchell Energy & Development Corp.

W. D. STEVENS (3)
President and Chief Operating Officer,
President--Exploration and Production,
Mitchell Energy & Development Corp.

ROBERT W. BALDWIN (1)
Consultant (energy/management);
retired President, Gulf Refining
and Marketing Company
(a division of Gulf Oil Corp.),
Houston

WILLIAM D. EBERLE (1) (3)
Chairman,
Manchester Associates, Ltd.
(international business consulting),
Boston; Of Counsel on trade issues to
Kaye, Scholer, Fierman, Hays and
Handler (attorneys),
Washington, D.C.

SHAKER A. KHAYATT  (1)
President and Chief Executive Officer,
Khayatt and Company, Inc.
(investment banking),
New York City

BEN F. LOVE (2) (3)
Consultant; Advisory Director,
Texas Commerce Bank, N.A., and
retired Chairman and
Chief Executive Officer,
Texas Commerce Bancshares,
Houston

WALTER A. LUBANKO (2)
Chairman and President,
W.A. Lubanko & Co., Inc.
(investment banking),
Brookville, New York

J. TODD MITCHELL (3)
President,
The Discovery Bay Company
(seismic software) and
Dolomite Resources, Inc.
(exploration and investments),
Houston

M. KENT MITCHELL (1) (3)
President and Chief Executive Officer,
Bald Head Island Management, Inc.
(real estate development),
Bald Head Island, North Carolina

CONSTANTINE S. NICANDROS (2)
Chairman,
CSN and Company
(investment and consulting);
retired Chairman, President and Chief
Executive Officer, Conoco and Vice
Chairman, DuPont,
Houston

RAYMOND L. WATSON (1)
Chairman,
Executive Committee
of the Board of Directors,
The Walt Disney Company
(entertainment),
Burbank, California;
Vice Chairman,
The Irvine Company
(real estate development),
Newport Beach, California

J. MCDONALD WILLIAMS (2)
Chairman,
Trammell Crow Company
(real estate services),
Dallas

(1) Compensation Committee
(2) Audit Committee
(3) Executive Committee

PRINCIPAL OFFICERS

                                   [PICTURE]

          Left to right (seated): W. D. Stevens, George P. Mitchell, Bernard F. Clark. Left to right (standing): Philip S. Smith, Allen J. Tarbutton, Jr., Roger L. Galatas, Thomas P. Battle.



GEORGE P. MITCHELL                          PHILIP S. SMITH
Chairman and Chief Executive Officer        Corporate Senior Vice President,
                                            Chief Financial Officer, and
BERNARD F. CLARK                            President -- Administration and
Vice Chairman                               Financial Division

W. D. STEVENS                               ALLEN J. TARBUTTON, JR.
President and Chief Operating Officer,      Corporate Senior Vice President,
President -- Exploration and                President -- Gas Services Division
Production Division
                                            THOMAS P. BATTLE
ROGER L. GALATAS                            Corporate Senior Vice President,
Corporate Senior Vice President,            General Counsel and Secretary
President -- Real Estate Division

CORPORATE INFORMATION


STOCK LISTINGS                                ANNUAL MEETING

New York Stock Exchange                       10 a.m. CDT
The Pacific Stock Exchange                    Wednesday, June 25, 1997
Ticker Symbols: MND A and MND B               The Woodlands Executive Conference
Options Trading: The Pacific Stock Exchange     Center and Resort
                                              2301 North Millbend
                                              The Woodlands, Texas 77380
TRANSFER AGENT AND REGISTRAR                  Phone: (281) 367-1100
ChaseMellon Shareholder Services, L.L.C.
85 Challenger Road
Overpeck Centre                               FORM 10-K
Ridgefield Park, N.J. 07660-2104              Copies of the Company's Form 10-K
Phone: (800) 635-9270                           are available upon written request to:
                                              Public Affairs Department
                                              Mitchell Energy & Development Corp.
                                              P.O. Box 4000
                                              The Woodlands, Texas 77387-4000
                                              Phone: (713) 377-5650
                                              Worldwide Web: http://www.mitchellenergy.com












Design: John Weaver Design/Houston, Texas
Photography: Ken Childress, Bryan Kuntz and
Ted Washington

                                                                ---------------
                                                                   Bulk Rate
[MITCHELL ENERGY LOGO]                                           U.S. Postage
                                                                    PAID
MITCHELL ENERGY & DEVELOPMENT CORP.                              Spring, Texas
                                                                 Permit No. 67
P.O. Box 4000                                                   ---------------
2001 Timberloch Place
The Woodlands, Texas 77387-4000
(713) 377-5500

An Equal Opportunity Employer