Form 10-K405, Exhibit 13
period 1998-01-31
MITCHELL ENERGY & DEVELOPMENT CORP
filed 1998-04-02
CIK 311995

                                                                      EXHIBIT 13

THE COMPANY

Mitchell Energy & Development Corp. one of the nation's largest independent oil and gas companies, traces its origins to a small wildcatting firm formed 1946. At January 31, 1998, the Company had approximately 1,123 full-time employees.

In July 1997, the Company sold its wholly owned real estate subsidiary, The Woodlands Corporation, leaving a pure energy company engaged in the exploration for and production of natural gas and oil and gathering, processing and marketing of natural gas and gas liquids. In fiscal 1998, the Company produced
90.6 billion cubic feet of natural gas and 18.7 million barrels of liquid hydrocarbons (natural gas liquids, oil and condensate). At year end, it owned or had interest in 3,273 wells, 1.4 million acres of leases, 14 gas processing plants and 9,500 miles of gas gathering pipelines.

FORWARD LOOKING INFORMATION

All statements included in this Annual Report, other than statements of historical fact are forward looking statements. These include, but are not limited to, certain statements made in the Letter to Shareholders, strategies, goals and expectations set forth in the Exploration and Production and Gas Services sections, and discussions of liquidity and capital resources and other matters included in Management's Discussion and Analysis of Financial Position and Results of Operations. Although the Company believes that its expectations are based on reasonable assumptions, it can give no assurance that its goals will be achieved. Important factors that could cause actual results to differ materially from those in the forward looking statements include the timing and extent of changes in commodity prices for natural gas. NGL's and crude oil, the attainment of forecasted operating levels, reserve replacement and asset acquisitions; the impact of pending North Texas water well litigations against the Company and related insurance recoveries; and unexpected changes in competitive and economic conditions, government regulations, technology and other factors.


CONTENTS

Letter to Shareholders.............................    2
Exploration and Production.........................    4
Gas Services.......................................   18
Management's Discussion and Analysis of
 Financial Position and Results of Operations......   31
Consolidated Financial Statements..................   42
Notes to Consolidated Financial Statements.........   46
Report of Independent Public Accountants...........   60
Supplemental Oil and Gas Information...............   61
Historical Summary.................................   65
Board of Directors.................................   67
Principal Officers.................................   68
Corporate Information..............................   69


DEFINITIONS

MMBtu..........................   million British thermal units
Mcf............................   thousand cubic feet (measure of gas volume)
MMcf...........................   million cubic feet
Bcf............................   billion cubic feet
Bbl............................   barrel (measure of liquid hydrocarbon volume)
MMBbls.........................   million barrels
NGE or NGLs....................   natural gas liquids (ethane,propane, butanes and
                                  natural gasoline)
DD&A...........................   depreciation, depletion and amortization

COVER: MITCHELL GAS SERVICES L.P. EMPLOYEES DON FIPPINGER (LEFT) OF OPERATIONS, JOEL STEPHEN OF SAFETY AND ENVIRONMENTAL AND ELLEN HERMINGHAUS OF GAS SUPPLY INSPECT PROCESSING FACILITIES AT THE MADISON COUNTY GAS PROCESSING PLANT.

Note: Natural gas volumes in this report are stated at the legal pressure base of the area in which the reserves are located and at 60 degrees Fahrenheit. Pipeline throughput volumes are based on an average energy content of 1,000 Btu per cubic foot. Where applicable, NGL, volume price and reserve information and pipeline throughput includes equity partnership interests.

                            MITCHELL ENERGY & DEVELOPMENT CORP. AND SUBSIDIARIES


Financial Highlights
Year Ended January 31 (in thousands except per-share data)


                                                        1998              1997
                                                     ---------         ---------
Earnings from continuing operations ..........       $  37,826         $  86,301
                                                     ---------         ---------
Net earnings (loss) ..........................       $ (35,107)*       $ 103,226
                                                     ---------         ---------
Basic/diluted earnings per share
From continuing operations
    Class A ..................................       $     .71         $    1.64
    Class B ..................................             .77              1.68
Net earnings (loss)
    Class A ..................................            (.66)             1.96
    Class B ..................................            (.72)             2.01

Revenues .....................................       $ 790,502         $ 906,677
                                                     ---------         ---------
Segment operating earnings
Exploration and production$ ..................       $  62,528         $  81,432
Natural gas processing .......................          28,330            69,110
Natural gas gathering and marketing ..........          21,982            27,589
Other gas services ...........................          13,192            11,397
                                                     ---------         ---------
                                                       126,032           189,528
Unusual items

    Water well litigation provision ..........          (7,000)          (10,000)
    Royalty litigation settlement provision ..         (26,000)               --
    Gain from sale of contract drilling assets           2,382                --
    Severance tax refunds ....................              --             5,935
    Columbia Gas contract settlement proceeds               --             3,444
                                                     ---------         ---------
                                                     $  95,414         $ 188,907
                                                     ---------         ---------

Capital and exploratory expenditures .........       $ 258,292         $ 175,826
                                                     ---------         ---------
Long-term debt (including current maturities)        $ 414,267         $ 700,000
                                                     ---------         ---------
Stockholders' equity .........................       $ 412,926         $ 555,287
                                                     ---------         ---------
Operating statistics (average daily amounts)
Natural gas sales (Mcf) ......................         238,200           228,500
Crude oil and condensate sales (Bbls) ........           6,200             5,500
Natural gas liquids production (Bbls) ........          45,300            46,100
Pipeline throughput (Mcf) ....................         426,000           410,000


* Includes a $67,123 loss on the sale of The Woodlands Corporation and an extraordinary charge of $13,250 from the early retirement of debt.



                       [ESTIMATED PROVED RESERVES CHART]

                                    INVESTOR
                                   HIGHLIGHTS

ENHANCING MARKET VALUE

     With the sale of our real estate subsidiary last summer, we're now a pure energy play, and as a result, easier for investors to understand and fairly value on Wall Street. We've already seen the benefits of our restructuring efforts and of being a single-industry company. Our common stock, which had traded at relatively low earnings and cash flow multiples, now trades more in line with other energy independents.


IMPROVING OUR FINANCIAL BASE

     Financially speaking, the Company is the strongest it's ever been. We've reduced debt from $1 billion four years ago to about $400 million today, and the recent repayment of off-balance-sheet partnership debt will free up some $17 million in cash flow this year. Our excess cash and credit capacity provide ample flexibility to pursue growth opportunities.


WHAT MAKES US SPECIAL?

     Mitchell is the only independent with a "midstream" business natural gas gathering, processing and marketing roughly equal in size to its upstream business. This allows us to realize more total economic value from the raw materials produced from the wellhead. We add further value through gas liquids upgrading.


BALANCING THE RISK

     Acting as both producer and processor also helps shelter us from commodity price risk. While low gas prices may cut into profits from production, they may actually bolster profit margins from NGL sales. We purchase make-up gas to replace gas consumed when NGLs are extracted. This provides a built-in hedge for about 40 percent of our own gas production.


STICKING TO WHAT WE KNOW BEST

     While other energy independents have departed for exotic, high-risk locales to hunt for new reserves, we've been able to increase our reserves and production year after year while sticking closer to home. Our operations are concentrated in North and East Texas and along the Gulf Coast in Texas and Louisiana. With at least 500 and potentially as many as 1,300 drilling locations now in inventory, these core holdings provide a solid platform for future growth.


CHOOSING THE RIGHT TOOLS

     Technology and operating know-how are keys to our success. We helped pioneer the "massive hydraulic fracturing" completion technology that has been crucial to developing some of our largest fields, where the tight rock was once considered uneconomic to drill. Three-dimensional seismic is now proving invaluable in exploiting existing fields and exploring new plays. Also, we began testing horizontal drilling technology last year in North Texas and believe it could greatly enhance ultimate reserve recovery in this mature area.


CARVING A NICHE

     Key to much of our success in the midstream arena is our "niche" approach: establishing a pipeline infrastructure in core areas, expanding them as drilling increases, and later, possibly adding gas processing operations. Recent asset acquisitions will not only boost gathering and processing volumes but also offer cost savings through consolidation with existing operations. We hope to make more acquisitions like these this year.

                              TO OUR SHAREHOLDERS

Fiscal 1998 was a year of momentous change for your Company. The sale of our real estate subsidiary, The Woodlands Corporation, completed a four-year restructuring program that has transformed the Company and resulted in a much more focused organization. Using part of the proceeds from that sale, we stepped up energy investment programs, acquired gas gathering and processing assets, repurchased common stock, reduced corporate debt by $186 million and repaid another $44 million of off-balance-sheet partnership debt. The result is a pure energy company that is in the best shape it's ever been in both operationally and financially.

     Looking ahead, Mitchell's singular focus is on growing its two energy businesses. With a unique blend of upstream exploration and production operations and midstream gas gathering and processing businesses, we think we're well poised to capitalize on the mix of opportunities expected over the next few years and to weather the inevitable downturns.

     A major legal and financial cloud was lifted in fiscal 1998, when the Company won three important court victories related to the North Texas water well litigation. Previously, in March 1996, a Wise County court awarded a $204 million judgment against the Company in the "Bartlett" case, which alleged our oil and gas operations had contaminated landowners' water wells. In November 1997, the Second Court of Appeals in Fort Worth completely reversed the Bartlett judgment, ruling that the plaintiffs failed to prove their case and that the statutes of limitations barred them from bringing suit in the first place. Meanwhile, in May 1997, a different Wise County jury found unanimously in Mitchell's favor in a virtually identical set of suits known as the "Bailey" case. Finally, in January 1998, a district court judge in the same county rendered judgment in our favor in yet another case before it went to trial, again citing statutes of limitations. Although 28 similar suits still remain filed, with three clear-cut court victories, this litigation is no longer seen as a major threat.

     The investment community reacted well to all these events, and Mitchell shares reached their highest level in four years. Our common shares climbed an average 31 percent over the course of calendar 1997 in line with overall stock market performance, but well ahead of our peer group. Most of our peers in the independent oil and gas group saw their share prices drop last year.

     Even though earnings were lower due to weaker energy prices and one-time charges, we frankly weren't expecting a repeat of the near-record energy prices and earnings enjoyed the year before and were generally pleased with fiscal 1998 financial results and operating accomplishments. In E&P, we replaced 187 percent of the oil and gas produced, adding 179 Bcf of gas and 4.7 million barrels of oil through extensions, discoveries and enhanced recovery, even while producing record gas volumes. It was the 10th year in a row that the Company replaced its gas production and the second consecutive year that it replaced its oil production. Total development and finding costs per barrel equivalent were in line with average industry costs.

      Fiscal 1998 capital spending was increased by 37 percent from the previous year, and we will continue growing our reserve base with an equally aggressive capital investment program in fiscal 1999. A key element of our increased exploratory activity is $16 million of planned three-dimensional seismic (3-D) expenditures covering 680 square miles. Included in this program is a 110-square-mile survey of an exploratory prospect in McMullen County in South Texas and an 80-square-mile survey in Fort Bend County in Southeast Texas. We'll also survey exploratory prospects in Throckmorton and Wise counties in North Texas as well as in Southwest Louisiana -- all areas where we had good 3-D drilling results last year. In addition, we've begun using horizontal drilling in North Texas to see if it is economic to exploit our large undeveloped reserve potential there.

      Development drilling will continue to concentrate on the prolific Barnett shale in North Texas, where we are increasing reserve recovery through reduced well spacing, and on the Lake Creek field in Southeast Texas, purchased in 1995. Last year saw a total of 133 Bcf of additional reserves booked in these two fields. We're also working on new exploitation opportunities in Limestone County, another core development area, targeting shallower sandstone formations.

      While we were disappointed at our lack of success in making more upstream property acquisitions, it wasn't for lack of trying -- the prices paid for those we took a run at were simply too high. We will continue to look for such opportunities, but only when the price is right.

      In gas services, stepped-up drilling activity in North and Southeast Texas increased the gas supplies feeding our largest processing plant at Bridgeport and the Katy plant, where we have a third-party processing agreement. These increases, coupled with new volumes from acquisitions made late in fiscal 1998, should push NGL production near 50,000 barrels a day in fiscal 1999.

      Among last year's acquisitions was the 110-mile Vanderbilt pipeline, purchased from Mobil in May 1997. This line, which runs east and south of the Company's existing Monco line in Southeast Texas, will pick up new gas being developed southwest of Houston and grow the volumes processed at the Katy plant. Acquisition of the Tejas gathering system, completed in December 1997, gives us more gas to process at various plants on our Southwestern Gas Pipeline system in North Texas. Purchase of Western Gas' Perkins/Noel gathering system in West Central Texas, which is expected to be completed early this year, will bring more gas into the Jameson plant, owned in partnership with Conoco. These acquisitions will add a total of 3,000 barrels a day to NGL volumes. We continue to seek additional gathering and processing assets that will be as good a fit with existing operations.

      Our restructuring and refocusing programs have already yielded major benefits, but our commitment to enhancing profitability remains just as great today as when we began this process four years ago. The future approach will, of necessity, be different, but we are confident the outcome will be the same -- added shareholder value.

      These operating and financial achievements would not have been possible without the hard work of the Company's 1,125 employees. Their capabilities and contributions are the key to our success. We are grateful for their dedication and proud to share with you portraits of many of them at work on the following pages of this annual report.


/s/ GEORGE P. MITCHELL                    /s/ W. D. STEVENS
------------------------------------      -------------------------------------
George P. Mitchell                        W. D. Stevens
Chairman and Chief Executive Officer      President and Chief Operating Officer



            [PICTURE OF George P. Mitchell (left) and W.D. Stevens]


March 20, 1998

The Company replaced 187 percent of the natural gas and oil reserves it produced in fiscal 1998, even while setting a new high for gas sales of 238 MMcf a day. This was the 10th consecutive year Mitchell more than replaced its gas production.

Exploration & Production

Financial Highlights
Year Ended January 31 (in thousands)

                                                                      1998                   1997
                                                                   ---------              ---------
 Revenues ....................................................     $ 262,432              $ 269,862
                                                                   =========              =========
 Segment operating earnings
 Operations ..................................................     $  62,528              $  81,432
 Unusual items
   Water well litigation provision ...........................        (7,000)               (10,000)
   Gain from sale of contract drilling assets ................         2,382                   --
   Severance tax refunds .....................................          --                    5,935
   Columbia Gas contract settlement proceeds .................          --                    3,444
                                                                   ---------              ---------

                                                                   $  57,910              $  80,811
                                                                   =========              =========

 Capital and exploratory expenditures, excluding acquisitions      $ 185,783              $ 131,932
                                                                   =========              =========

Lower energy prices, combined with higher geological and geophysical expenses associated with the Company's expanded exploration program, reduced earnings from exploration and production in fiscal 1998. This was partly offset by increases in natural gas and oil production. Excluding the effect of unusual items, operating earnings were $62.5 million, versus $81.4 million the prior year.

      Despite the lower price environment, fundamentals of the E&P business remained good by recent years' standards, and the Company conducted its most active drilling, leasing and exploration program since the early 1980s. Mitchell drilled or participated in 121 development wells, 55 exploratory wells and 96 enhanced oil

                                    [PHOTO]


Marcus Eubanks, completion foreman, reviews a log of a well in the Barnett shale formation in North Texas.

recovery (EOR) wells last year, running an average of 10 rigs, plus two others operated by partners. Exploration and production capital expenditures totaled $185.8 million, a 41 percent increase over the prior year. An additional $4.7 million was spent to acquire producing properties.

      Another active year is planned for fiscal 1999, with capital spending set at $188.4 million, excluding any outlays for acquisitions. This year the Company plans to conduct its most aggressive 3-D seismic program ever and to drill 142 development, 41 exploratory and 43 EOR wells.

OIL AND GAS SALES

Natural gas sales averaged a record 238.2 MMcf a day in fiscal 1998, up more than 4 percent from the prior year, due primarily to production increases in the Lake Creek field near Houston and the North Personville field in East Texas. The increase would have been greater but for wet weather that slowed drilling early in the year and delays caused by tight drilling rig availability.

      Mitchell's gas sales price averaged $2.47 per Mcf for fiscal 1998, down 17 cents from the prior year. Gas prices were extremely volatile, swinging from a low of $1.91 per Mcf in March 1997 to a high of $3.29 in November 1997. The run-up was driven by increased demand from electric utilities for air conditioning last summer and heavy inventory building for the winter heating season. By year end, however, prices had weakened in response to warmer-than-normal winter temperatures associated with El Nino. This volatility suggests that supply and demand are very closely balanced, and as a result, we expect more price swings in fiscal 1999.

      Oil production increased 13 percent during fiscal 1998 to an average of 6,200 barrels a day, mainly due to rising production in Throckmorton County in North Texas and enhanced oil recovery projects in West Texas, and to growing condensate volumes at the Lake Creek field. The benefit of the volume increases was partly offset by lower oil prices, however. The Company's average oil price declined by $3 to $18.50 a barrel last year, primarily due to overproduction by OPEC, combined with the unusually warm winter and resulting lower demand growth.



                           [NATURAL GAS SALES CHART]

                                    [PHOTO]

From left, John Hibbeler, Senior Vice President - Exploration, and Jon Huggins and Dan Steward of Mid-Continent Exploration review 3-D seismic interpretations of the Caddo limestone, where Mitchell is currently involved in horizontal drilling.

EXPLORATION AND PRODUCTION

Even with record production, the Company replaced 184 percent of the gas it produced in fiscal 1998, posting record gas reserves of 778 Bcf at year end, up 11 percent from the prior year. This was the 10th consecutive year that Mitchell replaced its gas production. Extensions, discoveries and enhanced recovery added 179 Bcf of new gas reserves. Oil and condensate reserves increased by 18 percent to 15.7 million barrels at year end, and the Company replaced 209 percent of the oil it produced during fiscal 1998, adding 4.7 million barrels of reserves from extensions, discoveries and enhanced recovery.

     Mitchell's overall finding costs declined to $4.84 per barrel equivalent from $6.73 in fiscal 1997. This decrease was due in part to the addition of undeveloped gas reserves in the Barnett shale in North Texas, which were recognized based on results of a pilot infill drilling program testing the viability of increasing well density.

                       [CRUDE AND CONDENSATE SALES CHART]

                [PHOTO]                           [PHOTO]


o Hugh Jones and Dorane Hernandez (background) and Binh Phan, all of Information Systems Support, operate the Company's mid-range client server systems.

o The team developing the Lake Creek field includes (left to right) Forrest Craig of Reservoir Engineering, Dallas Wagner of Gulf Coast Exploration, Samir Abueits of Production Engineering, Bud Gholson of Land and Dean Reynolds of Production Engineering.

o Terry Peterson of Land (second from right), reviews 3-D seismic prospects in Calcasieu Parish, Louisiana, with Shelly England (from left), Randy Carlson and Steve Campbell of Gulf Coast Exploration.



                                   [PHOTO]

            [PHOTO]                                       [PHOTO]



o In the foreground, Jack Yovanovich, Senior Vice President - Land, and Rondia Terry of Records Management review lease records, as Maureen Sadion of Property Administration checks out a file from Joann Runay of Records Management.

o Reservoir engineer Maryann Fuchs checks the status of the TXL waterflood unit in Ector County, Texas.

o Rick Stothers of North Texas Production researches well records in the Fort Worth office.




                                   [PHOTO]

Additional undeveloped gas and condensate reserves also were booked at Lake Creek as a result of very successful development drilling results to date. Substantial oil reserves also were booked in Throckmorton County, Calcasieu Parish and at two EOR projects in West Texas in which the Company owns interests. Three-D seismic also contributed to last year's lower finding costs, particularly in exploratory drilling, where the Company experienced an overall success rate of 67 percent.

PRINCIPAL PRODUCING AREAS
Average Daily Sales
Year Ended January 31


                                                           1998          1997
                                                        ---------     ---------
 Natural gas (net Mcf)

 North Texas ......................................       114,400       112,600
 East Texas .......................................        56,200        49,100
 Gulf Coast .......................................        47,700        45,300
 Other ............................................        19,900        21,500
                                                        ---------     ---------

 Total ............................................       238,200       228,500
                                                        =========     =========



Crude oil and condensate (net Bbls)

 North Texas ....................................          1,500          1,200
 East Texas .....................................          1,000          1,000
 Gulf Coast .....................................          2,000          1,900
 West Texas/Southeastern New Mexico .............          1,200          1,000
 Other ..........................................            500            400
                                                           -----          -----

 Total ..........................................          6,200          5,500
                                                           =====          =====

EXPLORATORY ACTIVITY

Fiscal 1998 outlays for exploratory drilling, land acquisition and geological and geophysical expenditures totaled $52.3 million -- double the prior year's expenditures -- as Mitchell's exploratory program shifted into high gear in the second half. Undeveloped acreage holdings increased by 44 percent to nearly 660,000 gross acres. The

                          [Production Replaced Chart]

                                    [PHOTO]


         At a North Texas drilling location in Jack County (from left), L. D. Cox, George Wilson, Richard Horton of Drilling and Rick Wilson of Engineering review directional plans on a horizontal well.

--------------------------------------------------------------------------------

Company plans to maintain this higher activity level in the current year.

      The Company shot or purchased eight 3-D seismic surveys totaling 150 square miles in fiscal 1998, and 12 surveys totaling 680 square miles are planned in fiscal 1999. Mitchell expects to spend more than $16 million on seismic in the current year -- all 3-D. Among the largest are two exploratory projects. One is a 110-square-mile survey in McMullen County in South Texas, which will target shallow Wilcox oil and deeper Edwards gas potential. The second is an 80-square-mile survey in Fort Bend County southwest of Houston, where the Company will look for Yegua and deeper Wilcox gas potential.

      As part of our intensified exploration push, we continued working the Caddo sandstone and Atoka conglomerate formations in North Texas and expanded into the shallower Caddo and Parks Reef limestones. During fiscal 1998 the Company drilled 17 wells in these various formations, including eight exploratory tests, and that program will nearly double this year. Horizontal drilling, principally in the Caddo limestone formation, is under way in Wise and Jack counties, with five horizontal wells drilled to date and at least a dozen more planned. If successful, this horizontal program could add significantly to reserve potential in the area. Meanwhile, a 90-square-mile 3-D survey in Wise County is scheduled for the second quarter to help identify more drilling locations.

      Elsewhere in North Texas, oil production from exploratory drilling in Throckmorton County tripled during the past year to more than 1,400 barrels a day. Mitchell holds a 55 percent working interest in these wells. Three seismic surveys totaling 110 square miles were completed as part of our continued exploration of the Caddo limestone. Twenty of 27 wells drilled in this play in fiscal 1998 were producers.

      We more than doubled our lease and seismic option holdings in Throckmorton and surrounding counties to roughly 250,000 acres. Three more 3-D surveys totaling 190 square miles are planned this year, which should expand our inventory of drilling locations in the area. Twenty wells are planned for fiscal 1999, including 15 exploratory tests.

      Exploratory work in Calcasieu Parish in southwestern Louisiana yielded good results in fiscal 1998. One Yegua and three Frio discoveries were made last year, based on a 3-D survey shot the previous year. A follow-up

                                    [PHOTOS]


          From left, Frank Fix of Energy Support Services and Herb Magley of Mid-Continent Exploration review maps and data for acquisition opportunities with Homer Hershey, Senior Vice President-Production, Don Gann of Continental Production and Bobby Hickman and Jerry Youngblood of Energy Support Services.

--------------------------------------------------------------------------------
development well also was completed, bringing daily volumes from five producers to 9 MMcf of gas and nearly 1,000 barrels of oil. The Company holds a one-third working interest in this play. Two additional exploratory tests are planned for the current year -- one in Calcasieu Parish and one in adjacent Orange County, Texas. Mitchell also has acquired 28,000 additional acres of leases and seismic options east of the Calcasieu discoveries.


DEVELOPMENT ACTIVITY

The Barnett shale in North Texas remained by far Mitchell's most active development area last year. The Company drilled and completed 60 wells in Wise and Denton counties, and a similar number is planned for fiscal 1999. Based on results of a program that began two years ago to test the viability of doubling the well density in the Barnett from 100-acre to 50-acre spacing, Mitchell booked an additional 43 Bcf of reserves at year end. We believe tighter well spacing could potentially add another 140 Bcf of proved reserves to current estimates, based on technical evaluation of the production performance of 25 wells already drilled on 50-acre spacing and their 100-acre offsets.

Well Completions (1)
Year Ended January 31, 1998


                                       Exploratory                       Development                        Total
                               ----------------------------     ----------------------------     ----------------------------
                    Total       Oil        Gas         Dry       Oil        Gas        Dry        Oil         Gas       Dry
                    ------     ------     ------     ------     ------     ------     ------     ------     ------     ------
 North Texas ..        105         23          4          9       --           69       --           23         73          9
 East Texas ...         35       --            4          2       --           28          1       --           32          3
 Gulf Coast ...         24          1          4          3          1         15       --            2         19          3
 West Texas ...         97          1       --            2         94       --         --           95       --            2
 Other(2) .....         11       --         --            2          5          3          1          5          3          3
                    ------     ------     ------     ------     ------     ------     ------     ------     ------     ------
 Gross wells(3)        272         25         12         18        100        115          2        125        127         20
                    ======     ======     ======     ======     ======     ======     ======     ======     ======     ======

 Net wells ....      162.1       15.0        5.5       10.2       23.2      106.7        1.5       38.2      112.2       11.7
                    ======     ======     ======     ======     ======     ======     ======     ======     ======     ======


(1)   Excludes service wells.

(2)   Includes Colorado, Mississippi, New Mexico, Ohio and Oklahoma.

(3) An additional 34 wells (24.3 net wells) were in the process of drilling or completion at January 31, 1998.

      Mitchell also is experimenting with new fracturing techniques in an effort to reduce costs and enhance profitability. One new technique uses mainly water, instead of polymer gel and large amounts of sand, to crack tight rock so gas can flow into the well. This technique could reduce the total cost to drill and complete a well by as much as 20 percent.

      The Company is also evaluating horizontal drilling potential in the Barnett shale in hopes of expanding the boundaries of its commercial producing area and increasing production in existing areas where residential or commercial development at the surface precludes vertical drilling. One previously drilled horizontal well was recompleted in fiscal 1998, and as many as three new horizontal wells are planned for fiscal 1999.

      Mitchell has nearly doubled the amount of reserves it originally booked in another important development/exploitation area, the Lake Creek field. We believe even greater reserve upside is likely, as we continue to drill undrained or underdeveloped zones in the Middle and Upper Wilcox.

      Lake Creek was producing just 3 MMcf a day of gas and 300 barrels of condensate when Mitchell purchased the field in September 1995. By drilling new wells, recompleting others, co-mingling production from several different zones and applying the same hydraulic fracturing techniques the Company helped pioneer for its fields in North and East Texas, Mitchell has increased daily production there to 25 MMcf of gas and 1,500 barrels of condensate. These volumes are expected to increase even further in fiscal 1999. The Company drilled 12 successful development wells at Lake Creek and recompleted two others last year; 13 new wells are planned in the current year.

      In March 1997, the Company purchased the adjacent East Lake Creek field, currently producing 700 Mcf of gas and 150 barrels of oil per day from eight wells. Four additional development wells are planned this year, and several idle wells may be recompleted. A 45-square-mile 3-D survey covering both Lake Creek and East Lake Creek was in progress in the first quarter and should provide additional development and exploratory locations. Mitchell continues to search for additional acquisitions with large upside potential, like Lake Creek, where the Company can leverage its technical expertise further.


--------------------------------------------------------------------------------

         Geophysicist Steve Adcock of Southern Region Exploration reviews placement of shot holes in the Lake Creek field prior to a 3-D seismic survey in Montgomery County, Texas.


                                    [PHOTOS]

                [PHOTO]                           [PHOTO]




o Ron Colbert and Linda Manning-Miller of North Texas Land research deed records in the Wise County Courthouse.

o North Texas drilling foreman Matt Gray checks an offset well log at a rig site in Denton County, Texas.

o Margie Jeffery (left) and Julie Bullock of Treasury finalize the Company's daily cash position prior to making investments.





                                   [PHOTO]

                                    [PHOTO]

o In a North Texas well review meeting, Operations and Engineering staff (foreground, left to right) Tim Raley, Alan Goodwin, Mark Whitley and George Jackson discuss the status of producing wells. In the background (left to right) are Production Operations staff Clay Cavasos, James Pewitt, Gary Potts and Robert Burtnett.

o James Dixon (right) of North Texas Land visits with rancher Rob Brown in Throckmorton County.

o Robert Klez (left) and Pat Parker of Mid-Continent Exploration discuss 3-D seismic sections from a survey shot in Wise County, Texas.



               [PHOTO]                                 [PHOTO]

                                   [PHOTO]



         Dan Higdon of Land (far right) details the Company's leasehold interests in the planned 90-square-mile Frazier 3-D seismic survey in Wise County, Texas, for Cheryl Thompson of Property Administration and Roger Smith, also of Land.

--------------------------------------------------------------------------------


         In the older Pinehurst field, which served as the model for the revitalization of Lake Creek, two successful development wells were drilled in the Middle Wilcox in fiscal 1998, and two others were recompleted. Three additional wells will be drilled this year.

        In Limestone County in East Texas, the focus has expanded from the Cotton Valley limestone, which has been Mitchell's primary development zone in this area since the late 1970s, to include the shallower Cotton Valley and Travis Peak sandstone formations. By applying 3-D technology and recompleting existing wells to tap these shallower zones, there is good potential to significantly extend the life of the field. A 52-square-mile 3-D survey is planned for early this year that will target both formations. The
Company also has acquired acreage outside the original development area for additional exploration.

        Improved technology is key to development of these shallower zones. More sophisticated well log interpretation methods make drilling these wells less risky, and fracture stimulation treatment technology improves their recovery rates. Four out of five sandstone wells drilled last year were producers, and two existing Cotton Valley limestone wells were recompleted to the shallower zones. This year 18 new wells are planned in the sandstone formations, plus seven additional recompletions. As the development program in the deeper Cotton Valley limestone nears completion, drilling will decline from 20 wells in fiscal 1998 to a dozen in fiscal 1999.

         Mitchell had interests in 2,201 gas producers and 1,072 oil producers at year end -- a total of 3,273 -- of which 84 were productive in two or more zones. Excluding interests held by partners, the Company held net interests equal to 2,553 wells -- 1,920 gas and 633 oil -- of which 73 were productive in two or more zones.

L E A S E H O L D I N G S

At January 31, 1998
------------------------------------------------------------------------------

                                                          Gross          Net
                                                          Acres         Acres
                                                        ---------      -------
Alabama . . . . . . . . . . . . . . . . . . . . . . .      27,000       16,400
Louisiana . . . . . . . . . . . . . . . . . . . . . .      27,300       24,500
Mississippi . . . . . . . . . . . . . . . . . . . . .      20,500        8,200
New Mexico. . . . . . . . . . . . . . . . . . . . . .      20,400       18,800
Ohio. . . . . . . . . . . . . . . . . . . . . . . . .      30,200       30,000
South Dakota. . . . . . . . . . . . . . . . . . . . .      84,100       24,100
Texas . . . . . . . . . . . . . . . . . . . . . . . .     389,200      246,300
Utah. . . . . . . . . . . . . . . . . . . . . . . . .      28,000       11,600
Other*. . . . . . . . . . . . . . . . . . . . . . . .      33,100       23,900
                                                        ---------      -------
Total undeveloped acreage . . . . . . . . . . . . . .     659,800      421,800
Producing acreage . . . . . . . . . . . . . . . . . .     761,600      571,600
                                                        ---------      -------
Total acreage . . . . . . . . . . . . . . . . . . . .   1,421,400      993,400
                                                        =========      =======

* Includes Colorado, Michigan, Montana, Oklahoma and Wyoming.




                       [MAJOR AREAS OF OPERATIONS MAP]

NGL production is expected to reach nearly 50,000 barrels per day this year as a result of recent gathering acquisitions in North and West Texas. The Company is extending its gathering and processing operations into new drilling plays via its Vanderbilt and Louisiana Chalk systems.

                                GAS SERVICES

FINANCIAL HIGHLIGHTS

Year Ended January 31 (in thousands)

                                                               1998            1997
                                                            ----------      ----------
 Revenues
 Natural gas processing ...............................     $  329,990      $  376,980
 Natural gas gathering and marketing ..................        183,554         247,214
 Other ................................................         14,526          12,621
                                                            ----------      ----------
                                                            $  528,070      $  636,815
                                                            ==========      ==========
 Segment operating earnings
 Natural gas processing ...............................     $   28,330      $   69,110
 Natural gas gathering and marketing ..................         21,982          27,589
 Other ................................................         13,192          11,397
                                                            ----------      ----------
                                                                63,504         108,096
 Unusual item
   Royalty litigation settlement provision ............        (26,000)           --
                                                            ----------      ----------
                                                            $   37,504      $  108,096
                                                            ==========      ==========

 Capital expenditures, excluding acquisitions .........     $   41,041      $   34,043
                                                            ==========      ==========

Gas services operating earnings, excluding unusual items, declined to $63.5 million from $108.1 million in fiscal 1998 due mainly to significantly weaker natural gas liquids prices and lower profit margins from natural gas gathering and marketing.

         Capital outlays, excluding acquisitions, totaled $41 million in fiscal 1998, up $7 million over the prior year. Major projects included completion of the Louisiana Chalk gathering system and additions to processing plants at Bridgeport and Huckabay in North Texas. Asset acquisitions totaled $22 million, including gathering systems in North and Southeast Texas, and the purchase of a gathering system in West Texas is pending.


         At the beginning of the current year, gas services reorganized its corporate structure to become Mitchell Gas Services L.P. This new entity combines the functions of once-separate internal companies that were formed over the years for gathering, processing and marketing operations. The new organization will simplify our dealings

                                    [PHOTO]


         Leonard Young (foreground) and Randy Boone of Operations make changes to the gas flow at the Batts Ferry Compressor Station in Brazos County, Texas.

                [PHOTO]                           [PHOTO]




o Richard Luedecke (left), plant manager, and Chris Tackel of Plant Operations discuss the vapor recovery installation at the Bridgeport plant in Wise County, Texas.

o Bill Green of Gas Marketing monitors natural gas futures prices.

o Darin Aucoin (left rear), David Hardy and Kimberly Clausen of Gas Marketing talk with other natural gas traders.

o Ken Glowacky (second from left) of NGL and Crude Oil Marketing tours the recently renovated rail and truck loading area at the Bridgeport plant with Juan Mercer (far left), Steve Chandler (third from left), Dean Izell and David Pierce, all of Plant Operations.




                [PHOTO]                              [PHOTO]

                [PHOTO]                           [PHOTO]




o Tracy Carter (front) of Engineering and John Blildea of Drafting update system maps to reflect new pipeline construction and acquisitions.

o Mary Jew (left) and John Jordan (far right) of Audit and Management Services team up with Jim Osina (second from left) of Joint Venture Operations and Dean Graves of Gas Measurement to go over plant schematics and meters at the MTBE Plant at Mont Belvieu, Texas.

o J. W. Varner, Senior Vice President - Operations, talks to Gas Services employees in Mineral Wells, Texas, about workplace safety.





                                   [PHOTO]

                                    [PHOTO]



         Inside the Gas Control Center located in the Woodlands, Mark Patton
         (left) and Allen Tarbutton, President - Mitchell Gas Services L.P. (standing), review real-time data and gas control capabilities with Chuck Gillam (seated left) and Don Adamson.



--------------------------------------------------------------------------------
with customers by conducting most of our gas gathering, processing and marketing business under one name. Southwestern Gas Pipeline, Inc., a wholly owned subsidiary, will continue to operate in areas where utility operations are necessary for regulatory reasons.

VOLUME AND PRICES

Natural gas liquids production averaged 45,300 barrels per day in fiscal 1998, essentially flat with the prior year. New gas available for processing at plants in Bridgeport and Katy offset decreases in NGL production resulting from normal field declines in the Texas Austin Chalk. NGL production is expected to increase this year and could reach 50,000 barrels per day, driven by recent gathering acquisitions in North and West Texas and by active drilling in the Company's core operating areas.

                      [NATURAL GAS LIQUIDS PRODUCED CHART]

                          [PIPELINE THROUGHPUT CHART]

         At year end, proved NGL reserves totaled 146.5 million barrels, up 16 percent over the prior year. This increase resulted primarily from NGLs associated with new gas reserves booked in the Barnett shale in North Texas and reserves added in the Tejas acquisition.

         Average NGL prices dropped 17 percent in fiscal 1998 to $13.38 per barrel, due mainly to lower worldwide crude oil prices and higher domestic NGL inventory levels resulting from record production by both refiners and gas processors. Near term, NGL prices are expected to be dampened by the worldwide oil glut. Also, demand in the current year will be influenced by North American weather and the troubled Asian economies' impact on U.S. chemical exports to the Far East. Longer term, however, the outlook for NGL markets is positive. Petrochemical demand along the Texas Gulf Coast, the Company's primary market, is expected to increase, as several new ethylene plants that started up in late fiscal 1998 reach full capacity this year.

         Pipeline throughput rose 4 percent to an average of 426 MMcf per day during fiscal 1998. This was due mainly to the inclusion of volumes on the Bridgeport gathering system beginning January 1, 1998, when Mitchell took ownership of that system. Volumes added by new well hookups to the Louisiana Chalk system and Monco system in Southeast Texas offset normal field declines from wells tied to the Texas Chalk system.

         Pipeline gross profit margins were solid at 25 cents per Mcf but were 5 cents lower than last year's margins, which benefited from sharply rising natural gas prices, especially in the fourth quarter.

OPERATIONS

In fiscal 1998, Mitchell pursued a two-pronged strategy to grow its gas gathering and processing operations. First, the Company leveraged off established infrastructure in West and North Texas, purchasing almost 3,000 miles




                   [WEST/NORTH TEXAS GATHERING SYSTEMS MAP]

                [PHOTO]                           [PHOTO]



o Laura Weaver (left), Annette Joubert and Sherry McNutt (right) use process mapping to improve Human Resources systems.

o Brenda Bishop changes one of 15,000 data tape cartridges within an automated tape library in the Information Systems data center.

o From left, Harry Simmons, Janet Biles and Bruce Toeilner of NGL Marketing survey process equipment at the Gulf Coast Franctionator at Mont Belvieu, Texas, with John Thompson, who represents Mitchell's operational interests in the partnership.

o Becky Bowles of Records Management scans files into a new system that will make an extensive database of wells files available on the Company's desktop computers.



                [PHOTO]                           [PHOTO]

                                    [PHOTO]




o Lynn Nutter (standing at right) of NGL Marketing helps plan operational details of a new shared system for NGL marketing and accounting with Gas Services Accounting staff members (from left) Robin Pruitt, Joe White, Tom Papa, Sonya Dennis and James Shaddix.

o Kerry Woodring of Operations records data from an electronic flow meter and compressor monitoring system near Mineral Wells, Texas.

o Gas Production operators (left to right) Dennis Martin, Gene Sanderford and Alan Jackson work on a compressor at the Lake Creek field in Montgomery County, Texas.


          [PHOTO]                                           [PHOTO]
25

                                    [PHOTO]

               During the construction of an interconnecting pipeline between the Company's Vanderbilt system and the Exxon Katy plant in Southeast Texas, Alan Bryant (from left) of Operations details the plans for Dan James of Gas Supply and Ken Ballard of Business Development.

-------------------------------------------------------------------------------



of gathering lines in two separate transactions. It also acquired the 1,200-mile Bridgeport gathering system as part of the 1995 contract settlement with Natural Gas Pipeline Company of America. As a result, the Company now operates more than 7,000 miles of gathering lines stretching from the Jameson plant in West Texas to the Bridgeport plant northwest of Fort Worth. These acquisitions will add more than 180 MMcf per day of gathering throughput and nearly 3,000 barrels per day of NGLs. They also give the Company access to active drilling areas, where third-party operators drilled 300 wells last year.

         Secondly, the Company moved into new gas drilling plays with the acquisition of the 100 MMcf-per-day Vanderbilt gathering system and the completion of the 250 MMcf-per-day Louisiana Chalk gathering system. The Vanderbilt system provides access to active drilling in Wharton and other counties southwest of Houston, while the Louisiana system gathers gas production from the Masters Creek area in South Louisiana. The goal this year is to load up these systems and ultimately to expand these gathering activities into processing and marketing.

NORTH TEXAS

Drilling activity by Mitchell and other operators provided higher volumes of gas for processing at the Bridgeport plant, the Company's largest NGL complex, increasing plant production by nearly 1,400 barrels a day. Two previously idled 15 MMcf-a-day processing trains were reactivated at Bridgeport to handle increased volumes on the Bridgeport gathering system. Renovation of the rail terminal at the Bridgeport plant is expected to increase local sales of propane in the current year by 55 percent, to 70 million gallons. This will provide additional marketing flexibility and eliminate some transportation and fractionation costs.

         Nearby, in Hood, Parker, Palo Pinto and Eastland counties, the Company acquired a 350-mile gathering system and the Lipan plant from Tejas Gas in December, adding 10 MMcf per day of throughput and 1,000 barrels a day of NGL production. This acquisition also will allow the Company to cut operating costs by integrating the line with its Southwestern Gas Pipeline System (SWGPL).

         Further expansion and consolidation opportunities exist in these areas, and the Company continues to aggressively pursue acquisitions that will enhance existing operations.

C&L PROCESSORS

C&L Processors, a partnership of Mitchell and Conoco, has entered into a contract to purchase the 2,600-mile Perkins/Noel gathering system, located in West Texas, from Western Gas Resources. At year end, this transaction was awaiting Hart-Scott-Rodino antitrust clearance and is expected to close in the first quarter. This system, which currently gathers approximately 22 MMcf per day of rich gas, will be rerouted to C&L's Jameson plant in Coke County and should add 1,700 barrels per day to the Company's share of net NGL production starting in the first quarter.

         The partnership also acquired a gathering system in Oklahoma from Enogex. This system of gathering lines and compressors supplies increased gas volumes to C&L's Hennessey and Mitchell's Cashion and Mustang processing plants.

         As in North Texas, C&L has opportunities to acquire gathering systems and plants and consolidate them with its existing operations in West Texas and Oklahoma.

SOUTHEAST TEXAS

The Company continued to expand its gathering and processing operations in Southeast Texas, where third-party producers are exploring for and developing new gas reserves in the Yegua and Wilcox formations. As a result, throughput on the Monco pipeline increased to 65 MMcf per day (up 56 percent from the previous year), adding 1,000 barrels per day to the Company's share of NGL production at the Exxon-operated Katy plant. These volumes would have been higher, had the Company not elected to curtail processing at Katy in November due to weak processing margins.

         The 139-mile Vanderbilt pipeline, purchased from Mobil, will be connected to the Katy plant in May 1998 and will give the Company additional access to Gulf Coast reserves. When connected, the Vanderbilt pipeline

--------------------------------------------------------------------------------

               Steve Shorts (left) and Favlan Minjarez (far right) of Operations review Jameson plant facilities in West Texas with Dan McKeaver of Gas Supply, Jim Dyer of Business Development and Ray Solia of Engineering.


                                    [PHOTO]

                                    [PHOTO]


o Mickey Herrmann, Senior Vice President - Financial Operations (center) reviews monthly financial reports with Brooke Hamilton (left) of Finance and Treasury, and Phil Smith, Chief Financial Officer.

o Kent Wright of Operations inserts a "pig" that will be used to clean the inside of a 10-inch gathering pipeline in Parker County, Texas.

o From left, David Pack and Anne Pearson of Investor Relations review stock price data with Dan Bach of Finance and Brian Engel of Public Affairs.


          [PHOTO]                                           [PHOTO]

               [PHOTO]                                 [PHOTO]



O Thomas McDaniel (left) and Richard Thompson of Pipeline Operations adjust a control valve at the Eunice liquid handling facility, part of the Louisiana Chalk Gathering System.

o Dianne Whalan of Human Resources (standing) leads a class in petroleum technology for Saresh Bhat (left) of Operations Analysis, Joy Harkins of Safety and Environmental and Becky Spencer of Office Services.

o Mike Robison and Rad Dorris of Gas Measurement review production samples in the Company's natural gas analysis lab in The Woodlands, Texas.



                                    [PHOTO]
will be capable of gathering up to 100 MMcf per day for processing at the Katy facility. The processing agreement at Katy gives the Company opportunities to attract new production as well as existing third-party gas supplies from competing pipelines.


Austin Chalk Systems

In South Louisiana, the Company and its 50-percent partner, Chesapeake Energy Corporation, completed construction of a pipeline from the Masters Creek area, starting near Alexandria, to the Trans Canada processing plant 40 miles south at Eunice. This pipeline was completed in July and was transporting 30 MMcf per day by year's end. In the current year, Chesapeake and other producers plan to drill 14 to 16 new wells in this area.
     Production volumes in the Texas Austin Chalk trend have declined, as expected. This area has a history of boom and bust cycles, and new drilling in the nearby Brenham Dome suggests that another boom cycle could be at hand. One of the first wells in this area was flowing at 50 MMcf per day to another pipeline in late February 1998. The Company's partnership with UPR has a call on 50 percent of the gas to be produced from 13 more wells that are planned for the area. If these wells are nearly as prolific as the initial well, this could stem the overall production decline in the Texas Chalk and result in a significant expansion in the area. The Company is also evaluating opportunities to consolidate its operations with those of other processor/gatherers in the area to improve cost effectiveness.


OTHER

The Company's downstream operations in Mont Belvieu, Texas, consists of a one-third interest in a world-scale MTBE gasoline additive plant and a 38.75 percent interest in an NGL fractionator. Operating earnings from these facilities totaled $13.2 million in fiscal 1998, up 16 percent from the prior year.

                    [SOUTHEAST TEXAS GATHERING SYSTEMS MAP]

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL POSITION AND RESULTS OF OPERATIONS

MITCHELL ENERGY & DEVELOPMENT CORP. AND SUBSIDIARIES
--------------------------------------------------------------------------------

FORWARD-LOOKING INFORMATION

The discussion which follows includes forward-looking statements. Reference is made to the inside front cover of this report for information concerning these statements, including factors that could cause actual results to differ materially from those in the forward-looking statements.

LIQUIDITY AND CAPITAL RESOURCES

Overview. After a restructuring program that was begun in fiscal 1995 and substantially completed in fiscal 1997, the Company's operations had been streamlined to focus on its core energy and real estate businesses. The Company's goals for fiscal 1998 included growing its core businesses through increased capital spending and acquisitions and re-examining the possible separation of its energy and real estate businesses.

         Late in fiscal 1997, a comprehensive review was initiated to determine whether separating the energy and real estate businesses would best serve the interests of the Company's shareholders. After an extensive evaluation, the Company decided to discontinue its real estate activities and entered into an agreement on June 12, 1997 to sell its real estate subsidiary, The Woodlands Corporation (TWC), for $543 million. Selling TWC was deemed the best course of action because it could be accomplished in the strongest real estate market in years and since the Company's core energy businesses were well-positioned for growth, which could be enhanced by directing greater resources - both management and financial - toward strategic acquisitions and expanded energy capital spending programs.

         The Company realized $481 million of after-tax proceeds from the TWC sale, which closed on July 31, 1997. Excluded from that transaction were non-core real estate assets outside The Woodlands (including deferred tax assets) with a net book value of approximately $35 million. The Company is working to liquidate these holdings, and net proceeds of approximately $9 million had been realized from such disposals through January 31, 1998.

         A balanced reinvestment plan was initiated to prudently use the proceeds as quickly as practical, consistent with the Company's objective of growing its core energy businesses. This plan called for using the proceeds to
(i) buy back common stock, (ii) retire debt and (iii) make capital investments that would expand the scope and scale of the Company's core energy operations. The following table summarizes the uses that have been made of these proceeds through January 31, 1998 (in millions):

 Common Stock Purchases
  Accelerated buyback of 700,000 Class A and 1,400,000 Class B shares ...........................         $   49.7
  Open-market purchases (45,000 Class A and 819,200 Class B shares) .............................             22.7
 Repurchase of 9 1/4% senior notes (including $19.3 for tender offer
 costs and expenses) ............................................................................            205.0
 Repayment of off-balance-sheet partnership indebtedness ........................................             43.8
 Acquisitions (primarily gas services operating assets) .........................................             26.3
 Accelerated fiscal 1998 capital spending (primarily for oil and gas exploratory activities) ....             24.0
 December 1997 special common stock dividends (24 cents on Class A and
  26 1/2 cents on Class B).......................................................................             12.5
                                                                                                          --------

                                                                                                             384.0
 Remaining unreinvested proceeds ................................................................             97.0
                                                                                                          --------

                                                                                                          $  481.0
                                                                                                          ========

Although a portion of the remaining proceeds may be used for common stock repurchases, the Company expects that most of the remaining unreinvested proceeds will be spent during fiscal 1999 to grow its energy businesses. While no specific amounts were included in the fiscal 1999 budget for asset acquisitions, the Company continues to aggressively pursue purchases of attractively priced producing oil and gas properties and gas gathering and processing facilities that complement its core activities. For example, the Company expects during the first quarter that a 50%-owned partnership will close an acquisition of the Perkins/Noel gathering system in West Central Texas. If appropriate opportunities become available, the Company believes its strong financial condition would allow much larger acquisitions to be made using proceeds of borrowings or stock offerings. To grow its exploration and production operations, the Company also plans to continue the accelerated capital spending program begun in fiscal 1998 that emphasizes developing the Company's backlog of drilling prospects and exploring to locate new prospects for the future.

         On August 18, 1997, the Company purchased 700,000 of its Class A shares and 1,400,000 of its Class B shares in an accelerated stock purchase transaction with a financial intermediary, which borrowed the shares and has been repurchasing shares on the open market to cover its short position. The total consideration was $49.7 million, subject to a market price adjustment provision payable either in the Company's common stock or cash. Concurrently, the Company commenced a program to spend up to an additional $50 million to directly repurchase Class A and Class B shares from time to time in the open market (such purchases totaled $22.7 million through January 31, 1998).

         During fiscal 1998's third quarter, the Company spent $205 million to repurchase $185.7 million face amount of its 9 1/4% senior notes, and an after-tax extraordinary charge of $13.25 million was recorded in connection with this. At January 31, 1998, the Company's outstanding debt totaled $414 million, or $580 million less than the $994 million balance at January 31, 1994, before the restructuring program was undertaken. At January 31, 1998, the Company's debt-to-equity ratio stood at 1.00-to-1, an appropriate level for an energy company and substantially lower than the 2.12-to-1 that existed at January 31, 1994. With the Company's improved financial condition and its lessened litigation uncertainties, each of the major rating agencies now rates the Company's senior notes as investment grade.

         During January 1998, the Company repaid its $43.8 million share of the indebtedness of two partnerships, C&L Processors and Gulf Coast Fractionators. These partnerships' operating cash flows previously were not available to the Company because they were dedicated to debt service. The Company's share of the operating cash flows of these entities totaled $17 million in fiscal 1998.

Capital and Exploratory Expenditures. The following table, which excludes expenditures for discontinued real estate operations, compares the Company's fiscal 1999 budget for capital and exploratory expenditures with its actual expenditures during fiscal 1998 and 1997 (in millions):

                                                                 1999 Budget              1998                  1997
                                                              -----------------     -----------------     -----------------
                                                              Amount       %        Amount       %        Amount       %
                                                              ------     ------     ------     ------     ------     ------
 Exploration and production
   Capital ..............................................     $159.0       66.0     $163.4       70.4     $116.2       66.1
   Exploratory expenses .................................       29.0       12.0       22.4        9.7       18.1       10.3
 Gas services ...........................................       49.0       20.3       41.0       17.7       34.2       19.5
 Corporate ..............................................        4.0        1.7        5.2        2.2        7.3        4.1
                                                              ------     ------     ------     ------     ------     ------
                                                              $241.0      100.0      232.0      100.0     $175.8      100.0
                                                              ======     ======                ======     ======     ======

 Unbudgeted asset acquisitions funded using
   TWC sales proceeds (primarily gas services assets) ..........................      26.3
                                                                                    ------
                                                                                    $258.3
                                                                                    ======

         The Company's fiscal 1998 budget, originally set at $208 million (excluding $75.3 million for real estate activities), was later increased to $238 million principally to cover additional exploration and production expenditures for three-dimensional (3-D) seismic work, exploratory acreage acquisitions and exploratory and development drilling. Actual fiscal 1998 spending, exclusive of asset acquisitions funded using the TWC sales proceeds, totaled $232 million or 2.5% less than the revised budget.

         The Company's fiscal 1999 budget was set at $241 million, 4% above fiscal 1998's actual spending. While exploration and production capital spending - which increased 41% in fiscal 1998 - was budgeted to decline slightly, exploratory expenses were set almost 30% higher as the Company further emphasizes exploratory activities, particularly 3-D seismic surveys. After rising 20% in fiscal 1998, gas services capital expenditures were budgeted to increase by almost another 20% in fiscal 1999, to $49 million. The incremental spending is earmarked primarily for additional well connections on several of the Company's gathering systems, including some on the Bridgeport gas gathering system that had been paid for by Natural Gas Pipeline Company of America prior to the transfer of legal ownership of that system to the Company on January 1, 1998.

         The Company expects to be able to fund its aggressive fiscal 1999 capital spending program using cash flows from operations and proceeds remaining from the TWC sale. Starting off the year, the Company's cash flows are depressed as discussed in the following section. Should this situation persist, the Company could choose to reduce its planned capital spending or to proceed with the planned program, funding a portion of the spending with borrowings under its currently unused $150 million committed bank revolving credit facility.

RECENT ENERGY PRICE TRENDS. Energy prices continued to be extremely volatile early in fiscal 1999. Prices for crude oil and NGLs declined sharply, nearing ten-year lows in mid-March before rebounding considerably on March 23, 1998 with an announcement of planned oil production cutbacks by several major producing countries. For the first half of fiscal 1999's first quarter, the Company's average sales prices were sharply lower than its fourth quarter averages, and margins for gas processing were particularly depressed because the low NGL sales prices were accompanied by relatively strong prices for natural gas feedstock. The lower NGL margins, coupled with a higher level of expenses for exploratory activities, will adversely impact the Company's earnings and cash flows during fiscal 1999's first quarter, and possibly beyond.

         Because the recent declines in crude oil and NGL prices have not changed its longer-term price projections and since its reserves and production consist largely of natural gas, the Company does not expect the current pricing environment to result in significant property impairments in the near term. However, the carrying amounts of a few small oil properties could be impaired if the depressed-price environment were to continue for an extended time, and the situation for other properties could change were energy prices to fall significantly from current levels.

REDUCED LITIGATION UNCERTAINTIES. As previously reported, the Company began fiscal 1998 with substantial litigation contingencies. These included the outstanding $204 million judgment against a subsidiary in the Bartlett case and other cases with similar allegations as well as class-action lawsuits brought on behalf of a large group of royalty holders in North Texas.

         As discussed more fully in Note 7 of Notes to Consolidated Financial Statements, three favorable court decisions were rendered during fiscal 1998 in cases involving allegations by land owners that the Company's North Texas oil and gas operations had harmed their water wells. These included a favorable jury verdict and judgment in May in the Bailey case, a reversal in November by the Fort Worth Court of Appeals of the $204 million Bartlett judgment and a summary judgment for the Company in the Nelon case in January. These decisions were generally based on findings that the plaintiffs failed to prove the Company's actions were the cause of their alleged damages and/or their claims were time barred by statutes of limitations.

         While 28 other lawsuits remain, these claims in most, if not all, instances appear to have fact situations similar to those the courts have found to be time barred by statutes of limitations. As in the earlier cases, the Company believes it was not the cause of the plaintiffs' alleged damages. With the three successive favorable decisions in the water well litigation, it now seems unlikely that this litigation will have any significant adverse impact on the Company's future cash flows. In January 1998, the Company terminated the bank letter of credit facility that had been put in place to secure appeals bonds in connection with this litigation.

         The Company believes that a number of its insurance carriers have responsibilities for participating in the Company's defense costs in connection with this litigation, and a reimbursement agreement was entered into with one of these carriers in May 1997. It is expected that two additional reimbursement agreements will be completed during fiscal 1999's first quarter.

         As discussed in Note 10 of Notes to Consolidated Financial Statements, the North Texas royalty owner litigation was settled for $21 million in October 1997. Besides eliminating litigation risk and potentially significant defense costs, the settlement facilitated the Company's ongoing North Texas drilling program and its assumption of ownership of the Bridgeport gas gathering system effective January 1, 1998.

DIVIDEND POLICY. The Company has paid regular quarterly cash dividends on its common stock for an uninterrupted period of 20 years. Annual regular dividends totaling 48 cents and 53 cents per share, respectively, have been paid on the Company's Class A and Class B common stock since fiscal 1994.

ENVIRONMENTAL MATTERS. Concern for the environment has been a fundamental part of the Company's operating philosophy for many years. In the ordinary course of conducting its business, the Company incurs costs - both expensed and capitalized - to preserve and protect the environment. As public concern for the environment has grown, new environmental laws have been enacted, more stringent regulations have been implemented and enforcement of existing controls has been strengthened. The Company considers the cost of environmental protection a necessary and manageable part of its business. To date, the Company has not been faced with major cleanup obligations and has been able to conform with environmental regulations without materially altering its operating strategies.

         The Company estimates that expenditures totaling approximately $7 million annually will be made over the next two or three years by its energy operations to comply with environmental regulations. These costs consist principally of third party charges for services, equipment and testing. Actual expenditures for new permitting and monitoring requirements of the Federal Clean Air Act Amendments of 1990 may differ from the estimated amounts when several long-anticipated regulations are issued in final form, but the differences are not expected to be significant. The estimates include some facility-closure and remediation costs related to recently acquired assets.

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

OTHER. Like others, the Company is facing computer systems problems caused by the approaching turn of the century, which has been dubbed the "Year 2000 problem." In addition to affecting mainframe and mid-range computer systems, this problem potentially impacts computer chips integrated into security, plant automation and pipeline control systems. For some time the Company has been conducting reviews to determine where modifications are necessary and whether such changes can best be made in-house or by software vendors. It has established schedules for completing in-house work during fiscal 1999 and has begun contacting applicable vendors to determine the status of their Year 2000 conversion efforts. The Company believes that its computer systems will be Year 2000 compliant on a timely basis. Further, it is believed that this will be accomplished without incurring costs that are material to the Company's financial position or results of operations.

OPERATING STATISTICS

Certain operating statistics (including, where applicable, proportional interests in equity partnerships) for fiscal 1998, 1997 and 1996 follow:

                                                 1998        1997        1996
                                                -------     -------     -------
 AVERAGE DAILY VOLUMES
 Natural gas sales (Mcf) ..................     238,200     228,500     216,200
 Crude oil and condensate sales (Bbls) ....       6,200       5,500       5,400
 Natural gas liquids produced (Bbls) ......      45,300      46,100      46,400
 Pipeline throughput (Mcf) ................     426,000     410,000     354,000

 AVERAGE SALES PRICES
 Natural gas (per Mcf) ....................    $   2.47    $   2.64    $   2.16
 Crude oil and condensate (per Bbl) .......       18.50       21.50       16.91
 Natural gas liquids produced (per Bbl) ...       13.38       16.13       11.55

QUARTERLY STOCK DATA

MITCHELL ENERGY & DEVELOPMENT CORP. AND SUBSIDIARIES
--------------------------------------------------------------------------------

 (per-share amounts)

                                                     First       Second      Third        Fourth
                                                    Quarter      Quarter    Quarter      Quarter
                                                    -------      -------    -------      -------
MARKET PRICE RANGE - FISCAL 1998
Class A -    High .............................      $23.63      $24.06     $29.75       $29.63
             Low ..............................       18.25       19.13      22.75        25.25
Class B -    High .............................       23.50       24.13      29.50        29.38
             Low ..............................       18.75       18.75      23.44        25.06

MARKET PRICE RANGE - FISCAL 1997
Class A -    High .............................      $18.50      $20.38     $20.63       $23.63
             Low ..............................       15.88       15.50      17.00        19.75
Class B -    High .............................       18.50       20.25      21.25        23.50
             Low ..............................       15.75       15.75      17.38        20.00

CASH DIVIDENDS PER SHARE - FISCAL 1998
Class A .......................................        12c.        12c.       12c.          36c.*
Class B .......................................      13 1/4      13 1/4     13 1/4       39 1/4*

CASH DIVIDENDS PER SHARE - FISCAL 1997
Class A .......................................        12c.        12c.       12c.          12c.
Class B .......................................      13 1/4      13 1/4     13 1/4       13 1/4


-----------------------

*  Includes special dividends (24 cents on Class A and 26 1/2 cents on Class B).

RESULTS OF OPERATIONS - FISCAL 1998 COMPARED WITH FISCAL 1997

Overview. The Company's operating results for periods through the second quarter of fiscal 1998 have been restated to report the Company's previous real estate activities as discontinued operations (see Consolidated Statements of Earnings). The analysis included in the two Results of Operations sections included herein focuses on the Company's earnings from continuing operations.

 The Company's earnings from continuing operations for fiscal 1998 and 1997 - both before and after unusual items - are summarized in the table which follows. Largely because of lower energy prices, earnings from continuing operations for fiscal 1998 of $37.8 million were $48.5 million below those of the prior year. Excluding the impact of unusual items, such earnings totaled $57.5 million in fiscal 1998, down $29.2 million from fiscal 1997's $86.7 million. The following table and discussion identify and explain the major increases (decreases) in earnings (in millions):


                                                                     Segment                                Earnings from Con-
                                                                Operating Earnings                          tinuing Operations
                                                             ------------------------                     ------------------------
                                                            Exploration                                   Before
                                                               and            Gas                         Income           After
                                                            Production      Services         Other*        Taxes            Tax
                                                             ---------      ---------      ---------      ---------      ---------
 FISCAL 1997 AMOUNTS AFTER UNUSUAL ITEMS ...............     $    80.8      $   108.1      $   (55.1)     $   133.8      $    86.3
 ELIMINATE IMPACT OF FISCAL 1997 UNUSUAL ITEMS
   (see bottom section of table on page 39) ............            .6           --             --               .6             .4
                                                             ---------      ---------      ---------      ---------      ---------

 FISCAL 1997 AMOUNTS BEFORE UNUSUAL ITEMS ..............          81.4          108.1          (55.1)         134.4           86.7
                                                             ---------      ---------      ---------      ---------      ---------

 MAJOR INCREASES (DECREASES)
 Lower natural gas sales price .........................         (13.3)          --             --            (13.3)          (8.6)
 Lower crude and condensate sales price ................          (6.5)          --             --             (6.5)          (4.2)
 Higher natural gas sales volumes ......................           3.7           --             --              3.7            2.4
 Higher crude and condensate sales volumes .............           3.6           --             --              3.6            2.3
 Increased geological and geophysical costs ............          (6.6)          --             --             (6.6)          (4.3)
 Natural gas processing
   Price-related decreases in NGL margins ..............          --            (27.4)          --            (27.4)         (17.8)
   Lower NGL production volumes ........................          --             (2.9)          --             (2.9)          (1.9)
   Lower NGL marketing earnings (primarily due to
     declining prices early in fiscal 1998 versus
     rising prices late in fiscal 1997) ................          --             (6.0)          --             (6.0)          (3.9)
   Increased operating expenses (principally
     repairs and maintenance at the Bridgeport plant) ..          --             (6.0)          --             (6.0)          (3.9)
 Gas gathering and marketing ...........................          --             (5.6)          --             (5.6)          (3.6)
 Equity in earnings of MTBE plant partnership ..........          --              1.5           --              1.5            1.0
 Increased interest expense
   attributable to continuing operations ...............          --             --             (4.6)          (4.6)          (3.0)
 Interest income on excess cash balances ...............          --             --              8.2            8.2            5.3
 Gains on venture capital investments ..................          --             --              5.4            5.4            3.5
 Lower effective income tax rate .......................          --             --             --             --              5.3
 Other, net ............................................            .2            1.8            1.4            3.4            2.2
                                                             ---------      ---------      ---------      ---------      ---------

                                                                 (18.9)         (44.6)          10.4          (53.1)         (29.2)
                                                             ---------      ---------      ---------      ---------      ---------

 FISCAL 1998 AMOUNTS BEFORE UNUSUAL ITEM ...............          62.5           63.5          (44.7)          81.3           57.5
                                                             ---------      ---------      ---------      ---------      ---------

 FISCAL 1998 UNUSUAL ITEMS (See Note 10 of
   Notes to Consolidated Financial Statements)
 Royalty litigation settlement provision ...............          --            (26.0)          --            (26.0)         (16.9)
 Water well litigation provision (see page 51) .........          (7.0)          --             --             (7.0)          (4.3)
 Gain from sale of remaining contract drilling assets ..           2.4           --             --              2.4            1.5
                                                             ---------      ---------      ---------      ---------      ---------

                                                                  (4.6)         (26.0)          --            (30.6)         (19.7)
                                                             ---------      ---------      ---------      ---------      ---------

 FISCAL 1998 AMOUNTS AFTER UNUSUAL ITEMS ...............     $    57.9      $    37.5      $   (44.7)     $    50.7      $    37.8
                                                             =========      =========      =========      =========      =========

------------------------

*  Includes general and administrative expense and other expense.

Exploration and Production Overview. Exclusive of unusual items, exploration and production segment operating earnings of $62.5 million during fiscal 1998 were $18.9 million below the $81.4 million of the prior year largely as a result of lower sales prices for natural gas and crude and condensate in fiscal 1998. Also contributing to the fiscal 1998 earnings decline were increased expenditures for seismic surveys. The Company increased its natural gas production by 4% in fiscal 1998 despite problems that held back production gains in the first and second quarters.

Lower natural gas sales price ($13.3 million decrease). The Company's natural gas sales price during fiscal 1998 averaged $2.47 per Mcf, $.17 below the $2.64 of the prior year, reducing operating earnings by $13.3 million. Natural gas prices were unusually volatile in fiscal 1998, suggesting that supply and demand are closely balanced. Accordingly, it seems probable that this price volatility will carry over into fiscal 1999.

Lower crude and condensate sales price ($6.5 million decrease). The Company's sales price for crude and condensate averaged $18.50 per barrel in fiscal 1998, down from the prior year's $21.50, reducing operating earnings by $6.5 million.

Higher natural gas sales volumes ($3.7 million increase). Natural gas sales volumes averaged 238.2 MMcf per day during fiscal 1998, up from 228.5 MMcf during fiscal 1997, increasing operating earnings by $3.7 million. The increase was principally related to activities in the Lake Creek and North Personville fields.

Higher crude and condensate sales volumes ($3.6 million increase). The Company's production of crude oil and condensate increased 700 barrels per day (12.7%) in fiscal 1998, increasing operating earnings by $3.6 million. This occurred largely because of drilling in Throckmorton County (North Texas) and Lake Creek and enhanced recovery projects in West Texas.

Increased geological and geophysical costs ($6.6 million decrease). During fiscal 1998, the Company stepped-up its exploration program, particularly increasing expenditures for 3-D seismic surveys to identify new reserves in unexplored areas and to locate additional reserves in areas already well-worked by the Company and others. As a result, geological and geophysical costs rose $6.6 million (64%) in fiscal 1998. While such expenditures reduce current earnings, it is believed that they will make important contributions to the Company's longer-term results.

Gas Services Overview. Gas services operating earnings before unusual items declined $44.6 million to $63.5 million during fiscal 1998 principally because of price-related reductions in earnings from gas processing and gas gathering and marketing operations. Also contributing to the earnings decline were volume reductions resulting from normal field decline of the natural gas wells connected to the 45%-owned Texas Austin Chalk rich-gas system. Besides reducing this system's throughput, this also lowered the NGL volumes extracted at gas processing plants located on the system.

Natural gas processing - Price-related decreases in NGL margins ($27.4 million decrease). The average price for NGLs produced during fiscal 1998 of $13.38 per barrel was 17% below the prior period's $16.13, decreasing NGL revenues by $44.2 million. Partially offsetting the impact of this on NGL margins was a $16.8 million decline in feedstock costs, which occurred because of NGL-price-related reductions in producer payments and fuel and shrinkage cost reductions associated with fiscal 1998's lower natural gas prices.

Natural gas processing - Lower NGL production volumes ($2.9 million decrease). NGL production volumes averaged 45,300 barrels per day, down from fiscal 1997's 46,100, reducing operating earnings by $2.9 million. This decline was principally due to reduced inlet volumes at plants which process gas gathered by the Austin Chalk rich-gas system.

Gas gathering and marketing ($5.6 million decrease). This variance was primarily due to lower gas gathering and marketing margins in fiscal 1998. This occurred largely because those margins did not benefit from unusual upward movements in natural gas prices as fiscal 1997's had (particularly in the fourth quarter when prices rose to near-record levels because of unusually cold weather throughout much of the United States at a time when natural gas storage levels were relatively low).

Equity in earnings of MTBE plant partnership ($1.5 million increase). This variance resulted primarily from a $.7 million increase in operating income because of much less downtime for maintenance in fiscal 1998 (13 days versus
70) and a $.9 million decline in interest expense occurring largely because of ongoing quarterly repayments of the partnership's debt.

Other

Increased interest expense attributable to continuing operations ($4.6 million decrease). Interest was charged to discontinued real estate operations for only six months in fiscal 1998 versus a full year in fiscal 1997. Primarily because of this, the amount attributable to discontinued operations declined from $34 million to $15.1 million, thus shifting $18.9 million to the amount attributable to continuing operations. Largely offsetting this increase, however, was a $14.3 million decline in fiscal 1998's total interest expense that resulted from a $201.4 million lower average debt balance. The debt balance decline occurred primarily because of senior note repayments ($100 million in February and $185.7 million in the third quarter using some of the TWC sales proceeds) and the retirement of a $30 million term loan on January 28, 1997.

Interest income on excess cash balances ($8.2 million increase). During the last half of fiscal 1998, the Company temporarily invested the substantial available proceeds from the TWC sale in short-term investments of the highest quality. Primarily because of the income from these investments, the Company earned interest income of $8.9 million in fiscal 1998, or $8.2 million more than in the previous year.

Lower effective income tax rate ($5.3 million net earnings increase). Largely because of reductions of deferred state tax liabilities related to a reorganization late in fiscal 1998 of the legal structure under which gas services operations are conducted, the Company's effective income tax rate on earnings from continuing operations was 25.4% in fiscal 1998, down from fiscal 1997's 35.5%.

RESULTS OF OPERATIONS - FISCAL 1997 COMPARED WITH FISCAL 1996

Overview. Excluding the effects of unusual items, fiscal 1997's earnings from continuing operations of $86.7 million were $63.0 million above the $23.7 million of the prior year, which included five months of sales under the high-priced North Texas gas sales contract. The substantial earnings improvement was the result of higher market prices for all energy products, increased natural gas sales volumes, improved margins in gas gathering and marketing and restructuring-related reductions in operating and interest expenses.

 The following table and discussion identify and explain the major increases (decreases) in earnings (in millions):

                                                                    Segment                                  Earnings from Con-
                                                               Operating Earnings                             tinuing Operations
                                                             ------------------------                     ------------------------
                                                           Exploration                                     Before
                                                               and            Gas                          Income          After
                                                            Production      Services         Other*         Taxes           Tax
                                                             ---------      ---------      ---------      ---------      ---------
 FISCAL 1996 AMOUNTS AFTER UNUSUAL ITEMS .................   $   223.4      $    (2.2)     $   (65.1)     $   156.1      $   100.7
                                                             ---------      ---------      ---------      ---------      ---------

 ELIMINATE IMPACT OF FISCAL 1996 UNUSUAL ITEMS (see
   Note 10 of Notes to Consolidated Financial Statements)
 Gain from Natural contract buyout .......................      (205.3)          --             --           (205.3)        (127.3)
 Gas services and corporate asset write-downs ............        --             52.7            2.7           55.4           34.4
 Personnel reduction program costs .......................         7.9            3.6            4.5           16.0            9.9
 Water well litigation provision (see page 51) ...........        15.0           --             --             15.0            9.3
 Gains from sale of energy assets ........................        (5.3)          --             --             (5.3)          (3.3)
                                                             ---------      ---------      ---------      ---------      ---------

                                                                (187.7)          56.3            7.2         (124.2)         (77.0)
                                                             ---------      ---------      ---------      ---------      ---------

 FISCAL 1996 AMOUNTS BEFORE UNUSUAL ITEMS ................        35.7           54.1          (57.9)          31.9           23.7
                                                             ---------      ---------      ---------      ---------      ---------

 MAJOR INCREASES (DECREASES)
 Natural gas
   Contract buyout .......................................       (23.1)          --             --            (23.1)         (15.0)
   Higher sales price ....................................        59.6           --             --             59.6           38.7
   Higher sales volumes ..................................         5.3           --             --              5.3            3.4
 Higher crude and condensate sales price .................         8.8           --             --              8.8            5.7
 Reduced proved-property impairments .....................         8.4           --             --              8.4            5.5
 Amortization of deferred gas contract
   restructuring proceeds (none versus $4.4) .............        (4.4)          --             --             (4.4)          (2.9)
 Higher exploratory dry-hole costs ($7.6 versus $3.3) ....        (4.3)          --             --             (4.3)          (2.8)
 Natural gas processing
   Price-related increases in NGL margins ................        --             27.9           --             27.9           18.1
   Other, net (principally expense reductions
     caused by previous restructuring activities) ........        --             10.2           --             10.2            6.6
 Gas gathering and marketing
   Higher gross profits ..................................        --             10.7           --             10.7            7.0


   Other, net (principally expense reductions
     caused by previous restructuring activities) ........        --              2.8           --              2.8            1.8
 Equity in earnings of
   fractionation plant partnership .......................        --              1.8           --              1.8            1.2
 Interest expense incurred ...............................        --             --              4.0            4.0            2.6
 Higher effective tax rate ...............................        --             --             --             --             (3.5)
 Other, net ..............................................        (4.6)            .6           (1.2)          (5.2)          (3.4)
                                                             ---------      ---------      ---------      ---------      ---------

                                                                  45.7           54.0            2.8          102.5           63.0
                                                             ---------      ---------      ---------      ---------      ---------

 FISCAL 1997 AMOUNTS BEFORE UNUSUAL ITEMS ................        81.4          108.1          (55.1)         134.4           86.7
                                                             ---------      ---------      ---------      ---------      ---------

 FISCAL 1997 UNUSUAL ITEMS (see Note 10 of
   Notes to Consolidated Financial Statements)
 Water well litigation provision (see page 51) ...........       (10.0)          --             --            (10.0)          (6.2)
 Severance tax refunds ...................................         5.9           --             --              5.9            3.7
 Columbia Gas contract settlement proceeds ...............         3.5           --             --              3.5            2.1
                                                             ---------      ---------      ---------      ---------      ---------
                                                                   (.6)          --             --              (.6)           (.4)
                                                             ---------      ---------      ---------      ---------      ---------

 FISCAL 1997 AMOUNTS AFTER UNUSUAL ITEMS .................   $    80.8      $   108.1      $   (55.1)     $   133.8      $    86.3
                                                             =========      =========      =========      =========      =========

--------------------

*  Includes general and administrative expense and other expense.

Exploration and Production Overview. Excluding unusual items, fiscal 1997 exploration and production segment operating earnings of $81.4 million were $45.7 million above the $35.7 million of the prior year. Higher commodity prices were the principal cause of the improvement. Realizations from market-sensitive natural gas sales rose to such an extent that they more than overcame the $23.1 million negative year-to-year operating earnings impact of no longer having sales under the high-priced North Texas gas sales contract.

Natural gas - Contract buyout ($23.1 million decrease). Effective with a July 1, 1995 contract buyout, the Company began receiving market-sensitive prices for approximately 80 MMcf per day of North Texas residue gas previously sold at a substantially higher contract price of $4.00 per MMBtu. As a result, North Texas gas sales revenues for the first five months of fiscal 1997 were substantially less than they had been in the prior-year period. The Company's realizations for its North Texas gas previously sold to Natural averaged $2.01 per MMBtu during the first five months of fiscal 1997, and consequently operating earnings on a period-to-period basis were lowered by $23.1 million.

Natural gas - Higher sales price ($59.6 million increase). The Company's natural gas sales price averaged $2.64 per Mcf during fiscal 1997, 53% higher than the $1.72 realized during the prior year on non-Natural-contract sales, increasing operating earnings by $59.6 million. The higher prices were the consequence of cold weather in the winter of 1995/96 and relatively low gas storage inventories thereafter until nearly the end of the 1996/97 heating season.

Natural gas - Higher sales volumes ($5.3 million increase). Natural gas sales volumes averaged 228.5 MMcf per day during fiscal 1997, up from 216.2 during fiscal 1996. The Company's drilling and recompletion activities in North Texas and at the recently acquired Lake Creek field were the principal causes of this increase.

Higher crude and condensate sales price ($8.8 million increase). The average sales price for crude and condensate during fiscal 1997 was $21.50 per barrel, up 27% from the $16.91 of fiscal 1996, improving operating earnings by $8.8 million.

Reduced proved-property impairments ($8.4 million increase). Fiscal 1997 impairment charges totaled $3.1 million, $8.4 million less than fiscal 1996's $11.5 million. Fiscal 1996 impairments, which related to five fields, occurred principally because of downward revisions in reserve and price estimates and disappointing fiscal 1996 drilling results for certain of these fields.

Gas Services Overview. Excluding unusual items, gas services segment operating earnings rose $54.0 million (to $108.1 million) in fiscal 1997 as gas processing earnings increased by $38.1 million and gas gathering and marketing earnings were $13.5 million higher. Gas processing margins were much higher primarily because NGL prices rose at a faster rate than natural gas feedstock costs. Also contributing substantially to the improved gas processing earnings were cost reductions resulting from the Company's previous refocusing efforts. Price-related increases in margins and restructuring-related expense reductions were the principal causes of the higher gas gathering and marketing earnings. Increased earnings from the Company's interests in a fractionation plant partnership also contributed to the gas services earnings improvement. NGL production volumes averaged 46,100 barrels per day, down slightly from the prior year's 46,400 principally because of the December 1, 1995 sale of three plants, which added 1,800 barrels per day to the fiscal 1996 average.

Natural gas processing - Price-related increases in NGL margins ($27.9 million increase). NGL margins rose substantially during fiscal 1997 as low inventories, coupled with strong demand for chemical feedstocks, caused NGL prices to rise significantly. The average price for NGLs produced during fiscal 1997 of $16.13 per barrel was $4.58 (40%) above the prior year's average, increasing NGL revenues by $75.8 million. The earnings impact of this favorable variance was partially offset by price-related increases in NGL feedstock costs. Such costs, which consist primarily of amounts paid to the natural gas producers, are based either on the value of natural gas consumed in processing under keep-whole agreements or on a percent of the value of NGLs produced under percent-of-proceeds agreements. Accordingly, feedstock costs under keep-whole agreements vary directly with market-sensitive natural gas prices while costs under percent-of-proceeds agreements vary directly with NGL prices. Largely because of higher prices for market-sensitive gas and NGLs, fiscal 1997 feedstock costs were increased by $47.9 million, resulting in a net price-related improvement in the Company's NGL margins of $27.9 million.

Gas gathering and marketing - Higher gross profits ($10.7 million increase). Substantially improved markets for natural gas during fiscal 1997 resulted in significant improvements in margins for the Company's gas gathering and marketing activities. A substantial portion of the natural gas supply costs of these activities is based on beginning-of-the-month market index prices or fixed prices. Fiscal 1997's generally rising natural gas price trend and sharp upward spikes in these prices during some months in the first and fourth quarters caused the profit margins for these activities to increase. Additionally, daily average pipeline throughput rose 16% in fiscal 1997 to 410,000 Mcf per day. Most of this increase was attributable to a 45%-owned gathering system serving the Austin Chalk area of East Central Texas, where throughput volumes rose because of an expansion of that system that was completed late in fiscal 1996.

Equity in earnings of fractionation plant partnership ($1.8 million increase). The Company's equity in the earnings of Gulf Coast Fractionators totaled $3.6 million during fiscal 1997, or $1.8 million more than during fiscal 1996. A volume-related increase in fractionation fees was the principal cause of the plant's higher earnings.

Other

Interest expense incurred ($4.0 million increase). Interest expense incurred was $4.0 million lower during fiscal 1997 because of a $55.0 million decline in the average balance of debt outstanding. This occurred primarily because of paydowns using proceeds received in July 1995 and February 1996 from the Natural contract buyout.

UNAUDITED QUARTERLY FINANCIAL DATA (RESTATED)(a)

                                                      First                Second            Third              Fourth
                                                     Quarter               Quarter           Quarter            Quarter
                                                    ----------           ----------         ----------         ----------
 FISCAL 1998
 Revenues .....................................     $  169,731           $  175,602         $  224,125         $  221,044
 Segment operating earnings ...................         26,259(b)(c)           (971)(d)         38,685             31,441
 Earnings from continuing operations ..........         10,721               (7,461)            17,735             16,831
 Discontinued real estate operations ..........          5,756              (65,439)              --                 --
 Extraordinary item (after tax) ...............           --                   --              (13,250)              --
 Net earnings (loss) ..........................         16,477              (72,900)             4,485             16,831
 Basic and diluted earnings (loss) per share
   Class A - From continuing operations .......            .20                 (.15)               .35                .32
             Net earnings (loss) ..............            .31                (1.41)               .08                .32
   Class B - From continuing operations .......            .21                 (.14)               .36                .35
             Net earnings (loss) ..............            .32                (1.40)               .10                .35

 FISCAL 1997
 Revenues .....................................     $  199,081           $  196,927         $  199,010         $  311,659
 Segment operating earnings ...................         42,393(e)(f)         37,309(e)          30,475(c)          78,730
 Earnings from continuing operations ..........         19,831               16,414             10,882             39,174
 Discontinued real estate operations ..........          3,418                4,380              8,041              1,086
 Net earnings .................................         23,249               20,794             18,923             40,260
 Basic and diluted earnings per share
   Class A - From continuing operations .......            .37                  .31                .20                .75
             Net earnings .....................            .44                  .39                .36                .77
   Class B - From continuing operations .......            .39                  .32                .22                .76
             Net earnings .....................            .45                  .41                .37                .78


----------------

(a) The Company withdrew from the real estate business during fiscal 1998 and began reporting these activities as discontinued operations. Prior-period financial information was restated.

(b)      Includes a gain of $2,382 from the sale of contract drilling assets.

(c) Reduced by water well litigation provisions of $7,000 in fiscal 1998's first quarter and $10,000 in fiscal 1997's third quarter.

(d) Reduced by royalty litigation provision of $26,000 in fiscal 1998's second quarter.

(e) Included severance tax refunds of $3,879 and $2,056 in fiscal 1997's first and second quarters.

(f) Includes $3,444 in proceeds from settlement of natural gas contract dispute with Columbia Gas Transmission Company.

CONSOLIDATED BALANCE SHEETS

MITCHELL ENERGY & DEVELOPMENT CORP. AND SUBSIDIARIES
----------------------------------------------------

January 31, 1998 and 1997 (dollar amounts in thousands)



                                                       1998              1997
                                                   -----------       -----------
ASSETS                                                                  (Note 3)
CURRENT ASSETS
Cash and cash equivalents ...................      $   105,309       $    75,825
Trade receivables, net of allowance for
   doubtful accounts of $326 and $333 .......          113,285           149,585
Gas contract buyout receivable ..............               --            91,000
Inventories .................................           14,479            10,072
Net Assets of Discontinued
   Real Estate Operations (Note 3) ..........           26,056                --
Other .......................................            8,591             8,864
                                                   -----------       -----------
     Total current assets ...................          267,720           335,346

PROPERTY, PLANT AND EQUIPMENT, at cost less
   accumulated depreciation, depletion and
   amortization of $1,331,139 and $1,337,041
   (Note 2) .................................          954,667           775,929
NET ASSETS OF DISCONTINUED
   REAL ESTATE OPERATIONS (Note 3) ..........               --           520,484
LONG-TERM INVESTMENTS AND OTHER ASSETS ......           29,586            36,513
                                                   -----------       -----------
                                                   $ 1,251,973       $ 1,668,272
                                                   ===========       ===========

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Current maturities of long-term debt ........      $        --       $   100,000
Oil and gas proceeds payable ................           94,661           141,076
Accounts payable ............................           55,119            44,586
Accrued liabilities .........................           48,969            63,325
                                                   -----------       -----------
     Total current liabilities ..............          198,749           348,987
                                                   -----------       -----------

LONG-TERM DEBT (Note 5) .....................          414,267           600,000
                                                   -----------       -----------

DEFERRED CREDITS AND OTHER LIABILITIES
Deferred income taxes (Note 6) ..............          167,903           109,459
Retirement obligations and other ............           58,128            54,539
                                                   -----------       -----------
                                                       226,031           163,998
                                                   -----------       -----------

COMMITMENTS AND CONTINGENCIES (Notes 4 and 7)


STOCKHOLDERS' EQUITY (Note 11)
Preferred stock, $.10 par value
    (authorized 10,000,000 shares;
    none issued)
Common stock, $.10 par value
    (authorized 100,000,000 Class A
    and 100,000,000 Class B shares) .........            5,386             5,386
Additional paid-in capital ..................          143,525           143,343
Retained earnings ...........................          361,905           435,165
Treasury stock, at cost .....................          (97,890)          (28,607)
                                                   -----------       -----------
                                                       412,926           555,287
                                                   -----------       -----------
                                                   $ 1,251,973       $ 1,668,272
                                                   ===========       ===========

----------------
The accompanying notes are an integral part of these financial statements.

CONSOLIDATED STATEMENTS OF EARNINGS

MITCHELL ENERGY & DEVELOPMENT CORP. AND SUBSIDIARIES
----------------------------------------------------


For the Years Ended January 31, 1998, 1997 and 1996 (in thousands except per-share amounts)

                                          1998            1997            1996
                                       ---------       ---------       ---------
REVENUES                                                (Note 3)        (Note 3)
Exploration and production,
   including gain on natural
   gas contract buyout of
   $205,256 in 1996 (Note 10) ...      $ 262,432       $ 269,862       $ 424,661
Gas services ....................        528,070         636,815         478,258
                                       ---------       ---------       ---------
                                         790,502         906,677         902,919
                                       ---------       ---------       ---------
OPERATING COSTS AND EXPENSES
  (including personnel
  reduction program costs of
  $11,535 in 1996 - Note 10)
Exploration and production,
  including litigation provisions
  of $7,000; $10,000 and $15,000
  (Note 7) ......................        204,522         189,051         201,227
Gas services, including
   litigation provision of
   $26,000 in 1998 and asset
   write-downs/restructuring
   charges of $52,715 in 1996
   (Note 10) ....................        490,566         528,719         480,457
                                       ---------       ---------       ---------
                                         695,088         717,770         681,684
                                       ---------       ---------       ---------
SEGMENT OPERATING EARNINGS
   (Note 10) ....................         95,414         188,907         221,235
General and administrative
   expense, including personnel
   reduction program costs of
   $4,532 in 1996 ...............         31,978          30,823          35,760
                                       ---------       ---------       ---------
TOTAL OPERATING EARNINGS ........         63,436         158,084         185,475
                                       ---------       ---------       ---------
OTHER EXPENSE
Interest expense
   Total ........................         42,531          56,782          60,759
   Attributable to discontinued
      operations ................        (15,112)        (34,007)        (33,418)
                                       ---------       ---------       ---------
   Attributable to continuing
      operations ................         27,419          22,775          27,341
Interest income .................         (8,899)           (650)           (111)
Other, net ......................         (5,819)          2,202           2,113
                                       ---------       ---------       ---------
                                          12,701          24,327          29,343
                                       ---------       ---------       ---------
EARNINGS FROM CONTINUING
   OPERATIONS BEFORE INCOME
   TAXES ........................         50,735         133,757         156,132
INCOME TAXES (Note 6) ...........         12,909          47,456          55,420
                                       ---------       ---------       ---------
EARNINGS FROM CONTINUING
   OPERATIONS ...................         37,826          86,301         100,712
                                       ---------       ---------       ---------
DISCONTINUED REAL ESTATE
   OPERATIONS (Note 3)
Earnings (loss) from operations,
   net of income taxes of $4,071;
   $8,914 and $(34,218) .........          7,440          16,925         (63,583)
Loss on sale, net of income tax
   benefit of $25,878 ...........        (67,123)             --              --
                                       ---------       ---------       ---------
                                         (59,683)         16,925         (63,583)
                                       ---------       ---------       ---------
EARNINGS (LOSS) BEFORE
   EXTRAORDINARY ITEM ...........        (21,857)        103,226          37,129
Extraordinary Item -
   Extinguishment of debt, net
   of income tax benefit of
   $7,135 (Note 5) ..............        (13,250)             --              --
                                       ---------       ---------       ---------
NET EARNINGS (LOSS) .............      $ (35,107)      $ 103,226       $  37,129
                                       =========       =========       =========
BASIC AND DILUTED EARNINGS PER
   SHARE (Note 13)
Class A - Earnings from
   continuing operations ........      $     .71       $    1.64       $    1.91
   Net earnings (loss) ..........           (.66)           1.96             .69
Class B -Earnings from
   continuing operations ........            .77            1.68            1.96
Net earnings (loss) .............           (.72)           2.01             .74
AVERAGE COMMON SHARES
   OUTSTANDING (Basic) -
             Class A ............         22,714          23,092          23,217
             Class B ............         27,989          28,786          28,827

----------------
The accompanying notes are an integral part of these financial statements.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

MITCHELL ENERGY & DEVELOPMENT CORP. AND SUBSIDIARIES
----------------------------------------------------

For the Years Ended January 31, 1998, 1997 and 1996 (dollar amounts in thousands)

                                          Additional
                                Common     Paid-in      Retained     Treasury
DOLLAR AMOUNTS                   Stock     Capital      Earnings       Stock       Total
                              ---------   ---------    ---------    ---------    ---------
BALANCE, JANUARY 31, 1995 ... $   5,386   $ 143,472    $ 347,573    $ (21,401)   $ 475,030
Net earnings ................        --          --       37,129           --       37,129
Cash dividends (48 cents
   per share on Class A
   and 53 cents per share
   on Class B) ..............        --          --      (26,421)          --      (26,421)
Treasury stock purchases ....        --          --           --       (4,227)      (4,227)
Exercises of stock options           --        (202)          --          594          392
                              ---------   ---------    ---------    ---------    ---------
BALANCE, JANUARY 31, 1996 ...     5,386     143,270      358,281      (25,034)     481,903
Net earnings ................        --          --      103,226           --      103,226
Cash dividends (48 cents
   per share on Class A
   and 53 cents per share
   on Class B) ..............        --          --      (26,342)          --      (26,342)
Treasury stock purchases ....        --          --           --       (3,917)      (3,917)
Exercises of stock
   options ..................        --          73           --          344          417
                              ---------   ---------    ---------    ---------    ---------
BALANCE, JANUARY 31, 1997 ...     5,386     143,343      435,165      (28,607)     555,287
Net loss ....................        --          --      (35,107)          --      (35,107)
Regular cash dividends (48
   cents per share on Class
   A and 53 cents per share
   on Class B) ..............        --          --      (25,691)          --      (25,691)
Special cash dividends
 (24 cents per share on
  Class A and 26.5 cents
  per share on Class B) .....        --          --      (12,462)          --      (12,462)
Treasury stock purchases
   (Note 14) ................        --          --           --      (72,465)     (72,465)
Exercises of stock
  options ...................        --         182           --        3,182        3,364
                              ---------   ---------    ---------    ---------    ---------
BALANCE, JANUARY 31, 1998 ... $   5,386   $ 143,525    $ 361,905    $ (97,890)   $ 412,926
                              =========   =========    =========    =========    =========

                          Common Stock Issued              Treasury Stock             Outstanding Shares
                      -------------------------        ----------------------     -------------------------
SHARE AMOUNTS           Class A        Class B         Class A        Class B       Class A        Class B
                      ----------     ----------        -------        -------     ----------     ----------
BALANCE,
 JANUARY 31, 1995 ... 23,978,104     29,878,104        677,577        896,478     23,300,527     28,981,626
Treasury stock
 purchases ..........         --             --         94,100        173,500        (94,100)      (173,500)
Exercises of stock
 options ............         --             --        (21,398)       (23,921)        21,398         23,921
Other ...............         (9)            (9)            --             --             (9)            (9)
                      ----------     ----------        -------        -------     ----------     ----------
BALANCE,
 JANUARY 31, 1996 ... 23,978,095     29,878,095        750,279      1,046,057     23,227,816     28,832,038
Treasury stock
 purchases ..........         --             --        179,000         64,400       (179,000)       (64,400)
Exercises of
 stock options ......         --             --         (6,850)       (17,499)         6,850         17,499
Other ...............         (7)            (7)            --             --             (7)            (7)
                      ----------     ----------        -------        -------     ----------     ----------
BALANCE,
 JANUARY 31, 1997 ... 23,978,088     29,878,088        922,429      1,092,958     23,055,659     28,785,130
Treasury stock
 purchases ..........         --             --        745,000      2,219,200       (745,000)    (2,219,200)
Exercises of
 stock options ......         --             --        (10,492)      (158,341)        10,492        158,341
Other ...............         (7)            (7)            --             --             (7)            (7)
                      ----------     ----------        -------        -------     ----------     ----------
BALANCE,
 JANUARY 31, 1998 ... 23,978,081     29,878,081      1,656,937      3,153,817     22,321,144     26,724,264
                      ==========     ==========      =========      =========     ==========     ==========


-----------------
The accompanying notes are an integral part of these financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

MITCHELL ENERGY & DEVELOPMENT CORP. AND SUBSIDIARIES
----------------------------------------------------


For the Years Ended January 31, 1998, 1997 and 1996 (in thousands)

                                                               1998         1997         1996
                                                            ---------    ---------    ---------
                                                                          (Note 3)     (Note 3)
OPERATING ACTIVITIES
Earnings from continuing operations ....................    $  37,826    $  86,301    $ 100,712
Adjustments to reconcile earnings from continuing
 operations to cash provided by operating activities
 Depreciation, depletion and amortization ..............      105,613       99,067      151,373
 Exploration expenses, including dry-hole costs ........       22,376       18,051       14,752
 Deferred income taxes .................................       15,329       42,781       29,508
 Distributions in excess of (less than)
  earnings of equity investees .........................         (554)      (3,528)       4,938
 Non-cash portion of natural gas contract buyout gain ..           --           --     (162,689)
 Gains from sales of property, plant and equipment .....       (2,382)          --       (5,338)
 Litigation provisions .................................       33,000       10,000       15,000
 Accrued personnel reduction
  program/restructuring costs ..........................           --           --        8,797
 Other, net ............................................       (4,853)       5,657        4,131
                                                            ---------    ---------    ---------
                                                              206,355      258,329      161,184
 Changes in operating assets and liabilities
 Receivables ...........................................      127,586       33,470       30,272
 Inventories ...........................................       (4,407)         884          783
 Payables ..............................................      (44,753)      21,023        5,294
 Accrued liabilities and other .........................      (46,464)         850        1,527
                                                            ---------    ---------    ---------
 Cash provided by operating activities .................      238,317      314,556      199,060
                                                            ---------    ---------    ---------
INVESTING ACTIVITIES
Capital and exploratory expenditures
Total on accrual basis .................................     (258,292)    (175,826)    (186,093)
 Adjustment to cash basis ..............................        6,762        5,688       (2,234)
                                                            ---------    ---------    ---------
                                                             (251,530)    (170,138)    (188,327)
Net proceeds from sale of The Woodlands Corporation ....      480,994           --           --
Repayments of off-balance-sheet partnership debt .......      (43,827)          --           --
Proceeds from sales of property, plant and equipment ...        6,903        8,842       39,747
Acquisition of leased equipment ........................           --       (6,995)      (9,167)
Other, net .............................................        6,930       (7,851)      (1,426)
                                                            ---------    ---------    ---------
 Cash provided by (used for) investing activities ......      199,470     (176,142)    (159,173)
                                                            ---------    ---------    ---------
FINANCING ACTIVITIES
Debt repayments ........................................     (285,733)     (95,000)     (44,680)
Proceeds from issuance of debt .........................           --           --       50,000
Cash dividends (including special
 dividends of $12,462 in 1998) .........................      (38,153)     (26,342)     (26,421)
Treasury stock purchases ...............................      (72,465)      (3,917)      (4,227)
Other (including debt reacquisition
 costs of $19,294 in 1998) .............................      (17,487)      (1,142)        (576)
                                                            ---------    ---------    ---------
 Cash used for financing activities ....................     (413,838)    (126,401)     (25,904)
                                                            ---------    ---------    ---------
INCREASE IN CASH AND CASH EQUIVALENTS
 FROM CONTINUING OPERATIONS ............................       23,949       12,013       13,983
CASH PROVIDED BY (USED FOR) DISCONTINUED OPERATIONS ....        5,535       45,945       (5,462)
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR ...........       75,825       17,867        9,346
                                                            ---------    ---------    ---------
CASH AND CASH EQUIVALENTS, END OF YEAR .................    $ 105,309    $  75,825    $  17,867
                                                            =========    =========    =========

------------
The accompanying notes are an integral part of these financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

MITCHELL ENERGY & DEVELOPMENT CORP. AND SUBSIDIARIES
----------------------------------------------------


JANUARY 31, 1998, 1997 AND 1996

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

      The Company currently holds no unproved leases whose costs are individually significant. The aggregate cost of individually insignificant unproved leaseholds estimated to be non-productive is amortized on a straight-line basis over estimated holding periods based on historical experience. As unproved properties are determined to be productive, the related costs are transferred to proved oil and gas properties.

      Other property, plant and equipment additions are recorded at cost and depreciated on the straight-line method over the estimated service lives of the various assets, which range from 3 to 25 years. Maintenance and repair costs are charged to expense; costs of renewals and betterments are capitalized.

      Depreciation, depletion and amortization (DD&A) of proved oil and gas properties is determined on a field-by-field basis using physical units of production. Estimated future costs of dismantlement, restoration and abandonment are considered in determining DD&A expense. Long-lived assets held and used by the Company are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. When it is determined that an asset's estimated future net cash flows will not be sufficient to recover its carrying amount, an impairment charge is recorded to reduce the carrying amount for that asset to its estimated fair value. Impairment assessments for proved oil and gas properties are made on a field-by-field basis. Charges for impairments, which are included in DD&A expense, totaled $1,640,000; $3,068,000 and $11,516,000 in fiscal 1998, 1997 and
1996.

Environmental expenditures. Liabilities for environmental expenditures are recognized when it is probable that obligations have been incurred in amounts that are material and reasonably estimable.

Statements of Cash Flows. Short-term investments with maturities of three months or less are considered to be cash equivalents. The reported amounts for proceeds from issuance of debt and debt repayments exclude the impact of borrowings with initial terms of three months or less. Interest paid, including amounts attributable to discontinued operations, totaled $45,030,000; $57,797,000 and $60,043,000 during fiscal 1998, 1997 and 1996. Income taxes paid during these periods, including amounts applicable to discontinued operations, totaled $64,500,000 (a substantial portion of which was related to the taxable gain on the sale of The Woodlands Corporation); $10,600,000 and $23,900,000. There were no significant non-cash investing or financing activities during the three-year period ended January 31, 1998.

Comprehensive income disclosures. Financial Accounting Standards Board Statement No. 130, "Reporting Comprehensive Income," must be adopted during the Company's fiscal year ending January 31, 1999. This statement is not expected to affect the Company's financial reporting since it historically has had no items of other comprehensive income.

NOTE 2  PROPERTY, PLANT AND EQUIPMENT

The cost and net book value of property, plant and equipment consisted of the following at January 31, 1998 and 1997 (in thousands):

                                               Cost                 Net Book Value
                                      -----------------------   -----------------------
                                         1998         1997         1998         1997
                                      ----------   ----------   ----------   ----------
EXPLORATION AND PRODUCTION
Oil and gas properties ............   $1,690,693   $1,625,903   $  613,565   $  537,992

Support equipment and facilities ..       48,467       58,483       18,407       22,485
                                      ----------   ----------   ----------   ----------

                                       1,739,160    1,684,386     631,972      560,477
                                      ----------   ----------   ----------   ----------

GAS SERVICES (including investments
 in equity partnerships) (Note 4)
Natural gas processing ............      195,395      155,601      106,464       69,658
Natural gas gathering .............      260,632      213,927      134,779       94,499
Other .............................       74,757       43,595       73,689       42,634
                                      ----------   ----------   ----------   ----------
                                         530,784      413,123      314,932      206,791
                                      ----------   ----------   ----------   ----------
Corporate .........................       15,862       15,461        7,763        8,661
                                      ----------   ----------   ----------   ----------
                                      $2,285,806   $2,112,970   $  954,667   $  775,929
                                      ==========   ==========   ==========   ==========



NOTE 3  DISCONTINUED REAL ESTATE OPERATIONS

On June 12, 1997, the Company entered into an agreement to sell its real estate subsidiary, The Woodlands Corporation (TWC), to a partnership of Crescent Real Estate Equities Company and Morgan Stanley Real Estate Fund II, L.P. for $543,000,000 in cash. The transaction was subsequently closed on July 31, 1997. In connection with the sale, the parent company forgave intercompany debt payable to it by TWC. After adjustment for certain net additional amounts received pursuant to the contract and deductions for income taxes and transaction costs incurred by the Company in connection with the sale, net cash sales proceeds totaled $480,994,000.

      The Company decided to withdraw from the real estate business upon entering into the definitive agreement to sell TWC on June 12, 1997 and commenced reporting real estate activities as discontinued operations effective that date. The Company's financial statements were revised to segregate the net assets associated with the discontinued operations and to separately report their results of operations. Prior-year financial statements were restated similarly. Interest expense attributable to discontinued operations was determined in the same manner that historically had been used to allocate such costs to the Company's real estate operations. Revenues of the discontinued real estate operations totaled $73,094,000 for the six-month period ended July 31, 1997 and $198,167,000 and $168,828,000 for the years ended January 31, 1997 and
1996. The net loss that resulted from the sale of TWC is summarized as follows (in thousands):

Proceeds .....................................................       $551,376
Less -  Net book value of assets sold ........................        632,732
        Transaction costs and expenses .......................         11,645
                                                                     --------
Pretax loss ..................................................         93,001
Income tax benefit ...........................................         25,878
                                                                     --------
Net loss .....................................................       $ 67,123
                                                                     ========

Excluded from the TWC sales transaction were real estate assets located outside The Woodlands that had been held for disposal with a book value at the time of the sale of approximately $35,000,000, including deferred tax benefits. Approximately $9,000,000 had been realized from disposals of these assets through January 31, 1998, and efforts continue to liquidate the remaining holdings.

NOTE 4  PARTNERSHIP INVESTMENTS

During the three-year period ended January 31, 1998, the Company's principal partnership interests included the following (exclusive of those disposed of in the TWC sale):

                                                      Ownership
                                                     Percentage      Nature of Operations
                                                     ----------     ----------------------
Austin Chalk Natural Gas Marketing Services               45        Natural gas marketing
Belvieu Environmental Fuels                             33.33       Production of MTBE
C&L Processors Partnership                                50        Natural gas processing
Ferguson-Burleson County Gas Gathering System             45        Natural gas gathering
Gulf Coast Fractionators                                38.75       Fractionation of
                                                                    natural gas liquids
Louisiana Chalk Gathering System                          50        Natural gas gathering
U. P. Bryan Plant                                         45        Natural gas processing


The Company's net investment in each of these entities is reported as property, plant and equipment in the consolidated balance sheets under the gas services caption. The Company's equity in their pretax earnings is reported as revenues in the consolidated statements of earnings under the gas services caption.

      A summary of the Company's investments in partnerships at January 31, 1998 and 1997 and its equity in their pretax earnings for the years ended January 31, 1998, 1997 and 1996 follows (in thousands):

                                          Net Investment             Equity in Pretax Earnings
                                      ---------------------     -----------------------------------
                                         1998         1997         1998          1997         1996
                                      --------     --------     --------      --------     --------
Austin Chalk Natural Gas
 Marketing Services ................  $    670     $  2,014     $  2,662      $  2,633     $    973
Belvieu Environmental Fuels (BEF)...    41,300       31,174       10,126         8,472        8,116
C&L Processors Partnership .........    51,945       21,433        2,908         7,831          429
Ferguson-Burleson County
 Gas Gathering System ..............    43,863       53,164        3,262         9,953        7,913
Gulf Coast Fractionators (GCF) .....    30,629        9,593        4,900         4,063        1,810
Louisiana Chalk Gathering System....    19,053        4,754         (367)           --           --
U.P. Bryan Plant ...................     6,738        6,973        3,525         8,976        7,669
Others .............................       138          162           39           218         (205)
                                      --------     --------     --------      --------     --------
                                      $194,336     $129,267     $ 27,055      $ 42,146     $ 26,705
                                      ========     ========     ========      ========     ========


Of these partnerships, only BEF had outstanding debt that is recourse to the Company at January 31, 1998. On that date, BEF's bank loan had an outstanding balance of $97,778,000, the Company's share of which totaled $32,593,000 ($6,667,000 of which is recourse to the Company). The loan bears interest at floating rates based on spreads over LIBOR and is due in quarterly installments of $9,778,000 plus interest through May 2000. BEF owns a plant located at Mont Belvieu, Texas with the capacity to produce up to 16,500 barrels per day of MTBE, a gasoline additive that reduces carbon monoxide emissions. BEF has entered into agreements which require each of the three partners to provide one-third of the plant's isobutane feedstock and one of the partners, Sun Company, Inc., to purchase all of its production for a period extending through September 2004.

      GCF owns an NGL fractionation plant at Mont Belvieu, Texas, with the capacity to process up to 105,000 barrels per day of natural gas liquids. The Company and its partners (Conoco, Inc. and NGC Corp.) have long-term contracts with GCF for the fractionation of production from certain of their gas processing plants.

      Financial statement information is generally reported on a one-month lag for entities accounted for on the equity method. Summarized balance sheet information (on a 100% basis) for these entities at January 31, 1998 and 1997 follows (in thousands):


                                                       1998         1997
                                                     --------     --------
Current assets .................................     $114,301     $176,042
Net noncurrent assets ..........................      523,697      540,393
Current liabilities ............................       72,436      124,856
Debt payable to third parties (including current
 maturities of $59,064 and $71,611) ............      151,606      269,848

Notes payable to owners (including $3,045 and
 $2,045 payable to the Company) ................        6,090        4,090
Owners' equity .................................      407,866      317,641


      Summarized earnings information (on a 100% basis) for these entities for the years ended January 31, 1998, 1997 and 1996 follows (in thousands):


                                                1998         1997         1996
                                              --------     --------     --------
Revenues ................................     $764,272     $814,394     $519,605
Operating earnings ......................       87,845      117,290       83,278
Pretax earnings (before interest expense
  for those entities whose activities are
  funded by capital contributions of the
  owners) ...............................       69,918       94,997       59,722


NOTE 5 LONG-TERM DEBT

The Company's outstanding debt consists of unsecured parent company senior notes, the proceeds of which have been advanced to the operating subsidiaries. A summary of the outstanding senior notes at January 31, 1998 and 1997 follows
(in thousands):

                                          1998         1997
                                        --------     --------
8%, due July 15, 1999 ...............   $100,000     $100,000
9 1\4%, due January 15, 2002 ........     64,267      250,000
6 3\4%, due February 15, 2004 .......    250,000      250,000
5.10% (repaid on February 18, 1997)..         --      100,000
                                        --------     --------
                                         414,267      700,000
Less - Current maturities ...........         --      100,000
                                        --------     --------
                                        $414,267     $600,000
                                        ========     ========


During fiscal 1998, the Company repurchased $185,733,000 face amount of its 9 1/4% senior notes due January 15, 2002. In connection with the repurchase, costs of $20,385,000 were expensed, including cash costs of $19,294,000 associated with a tender offer for these notes and the write-off of $1,091,000 in deferred financing costs. After an income tax benefit of $7,135,000, an extraordinary charge of $13,250,000 was recorded in connection with this extinguishment of debt.

      The Company has a committed $150,000,000 bank revolving credit facility under which nothing was borrowed at January 31, 1998. Any amounts then outstanding under this agreement are payable in January 2003. Interest rates, which generally are based on spreads over LIBOR, vary based on the highest of the ratings given the Company's senior notes by two specified rating agencies. The Company compensates the banks for the unused portions of this facility by paying commitment fees.

     The Company's senior notes have no sinking fund requirements and are not redeemable prior to their respective maturity dates. The bank credit agreement contains certain restrictions which, among other things, limit the payment of dividends by requiring consolidated stockholders' equity to equal at least $300,000,000 and require the maintenance of specified financial and oil and gas reserve and/or asset value-to-debt ratios. Retained earnings available for the payment of cash dividends totaled $111,012,000 at January 31, 1998. The bank credit agreement and/or the senior notes indentures also limit the amounts of additional borrowings and letters of credit, restrict the sale or lease of certain assets and limit the right of the parent company and certain subsidiaries to merge with other companies.


NOTE 6  INCOME TAXES

Income taxes applicable to earnings from continuing operations for the years ended January 31, 1998, 1997 and 1996 consist of the following (in thousands):


                            1998          1997         1996
                         --------      --------     --------
Current  - Federal..     $ (2,425)     $  1,689     $ 22,558
           State ...            5         2,986        3,354
                         --------      --------     --------
                           (2,420)        4,675       25,912
                         --------      --------     --------
Deferred - Federal..       19,033        40,883       26,773
           State ...       (3,704)        1,898        2,735
                         --------      --------     --------
                           15,329        42,781       29,508
                         --------      --------     --------
                         $ 12,909      $ 47,456     $ 55,420
                         ========      ========     ========


In fiscal 1998, as shown above, the Company recorded a state income tax benefit of $3,699,000. This occurred principally because of a legal reorganization of the Company's gas services operations, which allowed the Company to reduce its previously recorded deferred tax liability.

      Reconciliations from the 35% statutory Federal income tax rate to the Company's effective income tax rate for the fiscal years 1998, 1997 and 1996 follow:

                                                                1998       1997       1996
                                                                ----       ----       ----
Statutory Federal income tax rate .......................       35.0%      35.0%      35.0%
State income taxes, net of Federal income tax effect ....       (4.7)       2.4        2.5
Federal tax credits under Section 29 of the Internal
 Revenue Code for natural gas produced from certain wells       (4.0)      (2.1)      (2.2)
Other, net ..............................................        (.9)        .2         .2
                                                                ----       ----       ----
                                                                25.4%      35.5%      35.5%
                                                                ====       ====       ====


      The principal components of the Company's deferred income tax liability consisted of the following at January 31, 1998 and 1997 (in thousands):

                                                                    1998           1997
                                                                  ---------      ---------
Oil and gas acquisition, exploration and development costs
 deducted for tax purposes in excess of financial
 statement DD&A .............................................     $ 136,462      $ 109,173
Depreciation of other property, plant and equipment .........        44,704         38,984
Unused alternative minimum tax credits ......................            --        (24,736)
Employee benefits expense not yet deductible for tax purposes       (20,607)       (18,758)
Other, net ..................................................         7,344          4,796
                                                                  ---------      ---------
                                                                  $ 167,903      $ 109,459
                                                                  =========      =========

NOTE 7  COMMITMENTS AND CONTINGENCIES

North Texas water well litigation. On March 1, 1996, in a trial known as the Bartlett case, a judgment was entered against a wholly owned subsidiary of the Company by a Wise County, Texas court. The judgment awarded $4,051,760 in actual damages (consisting of $339,266 for economic damages and $3,712,494 for pain, mental anguish, inconvenience, etc.) and $200,000,000 in exemplary damages to eight plaintiff groups, who claimed that the natural gas operations of the subsidiary had affected their water wells.

      The Company appealed this judgment to the Second Court of Appeals in Fort Worth, Texas, which ruled on the Company's appeal in November 1997. The three-judge panel unanimously reversed the previous decision finding that the plaintiffs failed to prove that the Company's actions were the cause of their alleged damages and that the claims of most plaintiffs were time-barred by statutes of limitations. The court subsequently denied the plaintiffs' request for a reconsideration of the court's decision. The plaintiffs have requested that the Texas Supreme Court review and overturn this decision. The Supreme Court has not indicated whether it will review the Court of Appeals' judgment.

      In May 1997 - in a case involving allegations similar to those in the Bartlett case - another jury in the Wise County court found unanimously on all counts that the Company was not responsible for damages claimed by 17 other plaintiff groups in an 11-week trial known as the Bailey case. The court entered the judgment on July 15, 1997. After their motion for a new trial was denied, the plaintiffs appealed this decision to the Second Court of Appeals, which by law must consider the case.

      In the Nelon case, which also involves allegations similar to those in the Bartlett case, a judge in the Wise County court issued a summary judgment in favor of the Company during January 1998, finding all the plaintiffs' claims to be time-barred by statutes of limitations. The plaintiffs subsequently appealed this case to the Second Court of Appeals, which by law must consider the case.

      Similar untried lawsuits (each claiming damages of more than $1,000,000) have been brought by 28 other plaintiff groups. To date, there has been only minimal activity with respect to these cases although one of them (the Maxey case) is scheduled for trial beginning October 19, 1998.

      The Company believes that a number of its insurance carriers have responsibilities for participating in the defense costs incurred by the Company in connection with this litigation. In May 1997, a reimbursement agreement was entered into with one of these carriers. It is expected that reimbursement agreements will be completed with two more insurors by April 30, 1998.

      The Company at least quarterly reviews the adequacy of its accrued liability for this litigation, and recorded provisions in fiscal 1998, 1997 and 1996 totaling $32,000,000 to adjust the accrued liability to its current estimate of the costs to be incurred in connection with this litigation. Costs incurred - which have consisted principally of estimated attorneys' fees and other defense costs for the Bartlett and Bailey trials and costs of bonds, etc., related to the appeal of the Bartlett judgment - are charged against the reserve. Insurance reimbursements, which are credited to the accrued liability when received, are included in the determination of the adequacy of the accrued liability only after reimbursement agreements have been executed.

Leases and contingent liabilities. The Company has various noncancellable equipment and facility operating lease agreements which provide for aggregate future payments of approximately $21,000,000. Minimum rentals for each of the five years subsequent to fiscal 1998 total approximately $6,100,000; $5,400,000; $5,300,000; $4,200,000 and none. Rental expense for operating leases was approximately $6,500,000; $6,500,000 and $10,400,000 in fiscal 1998, 1997 and
1996. In addition to obligations described elsewhere in these notes, the Company had contingent liabilities totaling approximately $22,000,000 at January 31, 1998, consisting primarily of guarantees of third-party debt.

Environmental regulations. The Company is considered by the United States Environmental Protection Agency to be a potentially responsible party with respect to two Superfund waste disposal sites. The only site involving more than minimal potential exposure to the Company is the Operating Industries, Inc. site located in Monterey Park, California, where small amounts of non-toxic drilling fluids from Company-operated oil and gas wells were deposited. Although the Company believes that it should be exempt from liability with respect to this site, to date it has paid and expensed approximately $429,000 of cleanup costs. While additional exposure exists for future cleanup and closure costs of this site, the Company's share of such costs is not expected to be significant.

      The Company continually monitors the many Federal, state and local laws and regulations relating to the protection of the environment and public health and believes it is in substantial compliance with such rules. Also, it expects to continue to be able to conform with environmental regulations without materially altering its operating strategies.

Other. The Company also is party to other claims and legal actions arising in the ordinary course of its business and to recurring examinations performed by the Internal Revenue Service and other regulatory agencies. While the outcome of all such matters cannot be predicted with certainty, management expects that losses, if any, resulting from the ultimate resolution of the matters discussed in this footnote will not result in charges that are material to the Company's financial position. It is possible, however, that charges could be required that would be significant to the operating results of a particular period.

NOTE 8  FINANCIAL INSTRUMENTS

The carrying amounts and estimated fair values of the Company's financial instruments at January 31, 1998 and 1997 were as follows (in thousands):


                                                           1998                               1997
                                                 ---------------------------        --------------------------
                                                 Carrying         Estimated         Carrying        Estimated
                                                  Amounts        Fair Values        Amounts        Fair Values
                                                 --------        -----------        --------       -----------
Long-term debt (including current maturities)    $414,267         $427,980          $700,000         $710,964


Fair values of long-term debt were based on quoted market prices for the Company's senior notes. The carrying amounts of other on-balance-sheet financial instruments approximate their fair values. The aggregate cost to terminate off-balance-sheet financial instruments is not significant.

      The Company has only limited involvement with derivative financial instruments and does not use them for trading purposes. Such use generally consists of using commodities futures contracts to hedge well-defined energy price risks. At January 31, 1998 and 1997, open transactions under such arrangements were not significant.

NOTE 9  RETIREMENT BENEFITS

Qualified retirement plan. Substantially all full-time employees of the Company who meet specified age and service requirements are covered by a defined benefit retirement plan which is maintained without cost to the employees. Pension benefits are based on years of service and average earnings for the three highest consecutive years during the 10 years immediately preceding retirement. The Company's funding policy is to make contributions to the plan of at least the minimum amounts required by applicable Federal laws and regulations. No contributions were made to the plan in fiscal 1998 or 1997 while $4,631,000 was contributed in fiscal 1996.

      The projected unit credit actuarial method is used in determining the Company's required annual contributions to the retirement plan and its financial statement pension expense. The assumptions used in the computations include an expected long-term rate of return on plan assets of 9%, age-graded annual salary increases ranging from 3.5% to 5.5% and a discount rate for the projected benefit obligation of 7.25%. Plan assets consist primarily of marketable equity securities and long-term U.S. Treasury bonds. Components of financial statement pension expense for the years ended January 31, 1998, 1997 and 1996 were (in thousands):

                                                       1998          1997          1996
                                                     --------      --------      --------
Service cost (benefits accrued during the year)      $  3,420      $  3,455      $  3,579
Interest accrued on projected benefit obligation        8,832         8,984         8,526
Return on plan assets ..........................      (12,000)      (10,738)       (8,634)
Amortization of unrecognized gains .............       (1,571)       (1,206)       (1,183)
Early retirement benefits accrued ..............           --            --         8,329
                                                     --------      --------      --------
Financial statement pension expense (credit) ...     $ (1,319)     $    495      $ 10,617
                                                     ========      ========      ========


The following table summarizes the plan's funded status for financial statement purposes at January 31, 1998 and 1997 (in thousands):

                                                                      1998           1997
                                                                   ---------      ---------
ACTUARIAL PRESENT VALUE OF PENSION BENEFIT OBLIGATION
Vested benefits ..............................................     $ 104,106      $ 103,928
Nonvested benefits ...........................................         5,147          5,568
                                                                   ---------      ---------
Accumulated benefit obligation ...............................       109,253        109,496
Provision for future salary increases ........................        17,179         17,311
                                                                   ---------      ---------
Projected benefit obligation .................................     $ 126,432      $ 126,807
                                                                   =========      =========

AMOUNTS AVAILABLE TO SATISFY PENSION BENEFIT OBLIGATION
Plan assets, at market value .................................     $ 150,088      $ 135,371
Unrecognized actuarial gains .................................       (41,294)       (31,552)
Balance sheet accrued liability for qualified pension benefits        17,638         22,988
                                                                   ---------      ---------
                                                                   $ 126,432      $ 126,807
                                                                   =========      =========


Nonqualified retirement plans. Internal Revenue Service regulations limit the benefits that may be paid to certain employees under the Company's qualified retirement plan. Nonqualified plans are maintained to make the basis on which those individuals' retirement benefits are determined the same as is used for other employees. During fiscal 1997, a trust fund was established from which these benefits are to be paid. The balance of this trust fund, which is included in Long-term Investments and Other Assets in the Company's balance sheet, was $12,583,000 at January 31, 1998.

      Amounts expensed related to these plans totaled $1,878,000; $1,353,000 and $1,381,000 in fiscal 1998, 1997 and 1996 (the fiscal 1996 amount includes $179,000 of incremental benefits accrued in connection with a voluntary incentive retirement program). At January 31, 1998, the projected benefit obligation attributable to these plans totaled $12,700,000, and the aggregate balance sheet accrued liability, which excludes as-yet unrecognized past service costs, totaled $6,180,000.

Postretirement medical benefits. Retirees who reach retirement age while working for the Company and meet certain other eligibility requirements may elect coverage under the Company's medical plan. The Company's medical plan incorporates a scheduled-reimbursements methodology under which the Company and providers agree to specified rates for individual services. The Company has the right to amend or terminate medical benefits for active employees and retirees or to change the required level of participant contributions. The cost of providing these postretirement health care benefits is reduced by available Medicare coverage and retiree contributions. Components of financial statement expense for postretirement medical benefits for the years ended January 31, 1998, 1997 and 1996 were (in thousands):


                                                       1998         1997        1996
                                                     -------      -------     -------
Service cost (benefits accrued during the year)      $   684      $ 1,028     $   814
Interest accrued on projected benefit obligation       1,859        2,165       1,823
Amortization of unrecognized (gains) losses ....        (195)         217          (5)
Early retirement benefits accrued ..............          --           --       2,620
                                                     -------      -------     -------
                                                     $ 2,348      $ 3,410     $ 5,252
                                                     =======      =======     =======


      The plan is unfunded, and benefits are paid as costs are incurred. Such benefits payments totaled $1,319,000; $1,585,000 and $1,325,000 in fiscal 1998,
1997 and 1996. The following table summarizes the plan's status for financial statement purposes at January 31, 1998 and 1997 (in thousands):


                                                                   1998         1997
                                                                 --------     --------
Actuarial Present Value of Postretirement Benefit Obligation
Retirees ...................................................     $ 11,580     $ 17,719
Fully eligible, active plan participants ...................        1,822        1,150
Other active plan participants .............................        7,190        7,915
Unrecognized actuarial gains (losses) ......................        3,779       (1,627)
                                                                 --------     --------
Balance sheet accrued liability for postretirement benefits      $ 24,371     $ 25,157
                                                                 ========     ========


The Company's assumed future medical cost trend rate equals 6% for fiscal 1999, declines to 5.5% in 2002 and remains at that level thereafter. A discount rate of 7.25% was used in determining the postretirement benefit obligations. The medical cost trend rate assumption has a significant effect on the amount of the obligation and the periodic cost reported. An increase of 1% in the assumed trend rate for each year would have increased the actuarial present value of the postretirement benefit obligation at January 31, 1998 by $2,736,000 and the aggregate service and interest components of the fiscal 1998 cost by a total of $333,000.

Curtailments/settlements. Curtailments and settlements of retirement benefits occurred in connection with the discontinuance of the Company's real estate operations in fiscal 1998. The resulting $5,714,000 gain was included in the calculation of the loss on the TWC sale. As a result of this, the Company's financial statement accrued liabilities for qualified retirement and retiree medical benefits were reduced by $4,031,000 and $1,930,000, respectively, and the liability for nonqualified retirement benefits was increased by $247,000.

NOTE 10  SEGMENT INFORMATION

Industry segment data for the fiscal years ended January 31, 1998, 1997 and 1996 are as follows (in thousands):


                                         Inter-        Segment          Total                            Capital
                           Outside      segment       Operating       Operating                          Expendi-     Identifiable
                          Revenues      Revenues       Earnings        Earnings             DD&A         tures(a)        Assets
                         ----------     --------      ----------      ----------         ----------     ----------    ------------
FISCAL 1998
EXPLORATION AND
  PRODUCTION
Operations ...........   $  260,050     $     --      $   62,528      $   50,062         $   91,858     $  190,449     $  677,712
Water well litigation
 provision (Note 7)...           --           --          (7,000)         (7,000)                --             --             --
Gain from sale of
 contract drilling
 assets ..............        2,382           --           2,382           2,382                 --             --             --
                         ----------     --------      ----------      ----------         ----------     ----------     ----------
                            262,432           --          57,910          45,444             91,858        190,449        677,712
                         ----------     --------      ----------      ----------         ----------     ----------     ----------
GAS SERVICES
Natural gas
 processing ..........      329,990       26,591          28,330          25,178              3,843         13,824        162,429
Royalty litigation
 provision ...........           --           --         (26,000)        (26,000)                --             --             --
Natural gas gathering
 and marketing .......      183,554      254,267          21,982          18,178              6,796         48,792        172,717
Other ................       14,526           --          13,192          12,809                107             39         73,956
                         ----------     --------      ----------      ----------         ----------     ----------     ----------
                            528,070      280,858          37,504          30,165             10,746         62,655        409,102
                         ----------     --------      ----------      ----------         ----------     ----------     ----------
CORPORATE ............           --           --              --         (12,173)(b)          3,009          5,188        139,103
                         ----------     --------      ----------      ----------         ----------     ----------     ----------
                         $  790,502   $  280,858      $   95,414      $   63,436         $  105,613     $  258,292     $1,225,917
                         ==========   ==========      ==========      ==========         ==========     ==========     ==========

FISCAL 1997
EXPLORATION AND
 PRODUCTION
Operations ...........   $  266,418   $       --      $   81,432      $   69,314         $   88,929     $  134,275     $  711,909
Water well litigation
 provision (Note 7)...           --           --         (10,000)        (10,000)                --             --             --
Severance tax
 refunds .............           --           --           5,935           5,935                 --             --             --
Columbia Gas contract
 settlement proceeds..        3,444           --           3,444           3,444                 --             --             --
                         ----------     --------      ----------      ----------         ----------     ----------     ----------
                            269,862           --          80,811          68,693             88,929        134,275        711,909
                         ----------     --------      ----------      ----------         ----------     ----------     ----------
GAS SERVICES
Natural gas
 processing ..........      376,980       30,127          69,110          65,694              3,508          7,925        129,274
Natural gas gathering
 and marketing .......      247,214      208,043          27,589          23,937              3,392         24,797        159,620
Other ................       12,621           --          11,397          10,995                107          1,511         42,931
                         ----------     --------      ----------      ----------         ----------     ----------     ----------
                            636,815      238,170         108,096         100,626              7,007         34,233        331,825
                         ----------     --------      ----------      ----------         ----------     ----------     ----------
Corporate ............           --           --              --         (11,235)(b)          3,131          7,318        104,054
                         ----------     --------      ----------      ----------         ----------     ----------     ----------
                         $  906,677   $  238,170      $  188,907      $  158,084         $   99,067     $  175,826     $1,147,788
                         ==========   ==========      ==========      ==========         ==========     ==========     ==========
FISCAL 1996
EXPLORATION AND
 PRODUCTION
Operations ...........   $  214,067   $       --      $   35,775      $   23,822         $   93,206     $  141,667     $  761,743
Gain from gas
 contract buyout .....      205,256           --         205,256         205,256                 --             --             --
Water well litigation
 provision (Note 7)...           --           --         (15,000)        (15,000)                --             --             --
Gains from sales of
 producing properties
 and drilling rigs....        5,338           --           5,338           5,338                 --             --             --
Personnel reduction
 program costs .......           --           --          (7,935)         (7,935)                --             --             --
                         ----------     --------      ----------      ----------         ----------     ----------     ----------
                            424,661           --         223,434         211,481             93,206        141,667        761,743
                         ----------     --------      ----------      ----------         ----------     ----------     ----------
GAS SERVICES
Natural gas
 processing ..........      283,378       20,808          30,994          27,690              6,725          5,660         92,767
Natural gas gathering
 and marketing .......      184,584      103,055          14,063          10,340              6,645         26,119        130,741
Other ................       10,296           --           9,059           8,957                107          6,579         29,543
Asset write-downs.....           --           --         (52,715)        (52,715)            41,330             --             --
Personnel reduction
 program costs .......           --           --          (3,600)         (3,600)                --             --             --
                         ----------     --------      ----------      ----------         ----------     ----------     ----------
                            478,258      123,863          (2,199)         (9,328)            54,807         38,358        253,051
                         ----------     --------      ----------      ----------         ----------     ----------     ----------
Corporate ............           --           --              --         (16,678)(b)          3,360          6,068         34,885
                         ----------     --------      ----------      ----------         ----------     ----------     ----------
                         $  902,919   $  123,863      $  221,235      $  185,475         $  151,373     $  186,093     $1,049,679
                         ==========   ==========      ==========      ==========         ==========     ==========     ==========

-------------------------
(a) On accrual basis, including exploratory expenditures.
(b) General corporate expenses, including personnel reduction program costs of $4,532 in 1996.

      Intersegment revenues are recorded at prevailing market prices and are eliminated in consolidation. All of the Company's operations are conducted in the United States. Its energy revenues are derived principally from uncollateralized sales to customers in the electrical generation, gas distribution, petrochemical and oil and gas industries. These industry concentrations have the potential to impact the Company's exposure to credit risk, either positively or negatively, because customers may be similarly affected by changes in economic or other conditions. The creditworthiness of this customer base is strong, and the Company has not experienced significant credit losses. Sales to no single customer constituted as much as 10% of consolidated revenues in fiscal 1998 and 1997. Exploration and production and natural gas gathering and marketing sales to Natural Gas Pipeline Company of America (Natural) constituted approximately 10% of consolidated revenues during fiscal 1996.

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

      In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information", which the Company must implement by the end of fiscal 1999. The Company does not expect that the adoption of this statement will require it to make material changes in the information heretofore disclosed concerning its operating segments.

      Because of their magnitude and unusual nature, and in accordance with Accounting Principles Board Opinion No. 30, the items discussed in the following paragraphs have been reported as separate components of segment operating earnings.

Fiscal 1998 explanations. In July 1997, the Company recorded a $26,000,000 financial statement provision for estimated costs to be incurred in connection with settlements of litigation with its North Texas royalty owners. In October 1997, a $21,000,000 payment was made to settle class-action litigation brought on behalf of these royalty owners. In addition, payments totaling approximately $5,000,000 are to be made to royalty owners who chose not to participate in the class-action litigation.

      Effective April 1, 1997, the Company sold its remaining contract drilling assets for $3,500,000. A gain of $2,382,000 was recorded on this transaction.

Fiscal 1997 explanations. During fiscal 1997, the Company recorded severance tax refunds totaling $5,935,000. Of these amounts, $3,879,000 was related to the retroactive designation of a portion of the Boonsville field in North Texas as a "tight gas formation area" by the Texas Railroad Commission and $2,056,000 was related to taxes paid on certain contract settlement proceeds, which a Texas Comptroller's office regulation subsequently excluded from severance taxes.

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

Fiscal 1996 explanations. Effective July 1, 1995, the Company terminated its North Texas gas sales contract with Natural which had been scheduled to expire on December 31, 1997. In exchange, it received proceeds (for itself and other interest owners) consisting of $55,500,000 in cash, receivables with discounted values of $91,608,000 and $82,369,000, respectively, related to payments of $95,000,000 and $91,000,000 subsequently made by Natural on February 1, 1996 and 1997 and ownership (effective January 1, 1998) of the gathering system that serves 1,500 of the Company's North Texas wells. The discounted value of the Company's share of these early termination proceeds aggregated $176,189,000. After recognizing the remaining $29,067,000 of previously deferred restructuring proceeds related to this contract, the Company recognized a gain of $205,256,000 on the contract buyout in fiscal 1996.

      Exploration and production segment operating earnings for fiscal 1996 included gains of $4,338,000 from the sale of certain West Texas producing oil and gas properties and $1,000,000 related to the redemption of warrants that had been obtained in a prior-year sale of drilling rigs.

      In April 1995, the Company implemented a personnel reduction program which resulted in the elimination of approximately 300 jobs. Aggregate pretax costs of this program, including $4,532,000 reported as general and administrative expense and $4,133,000 reported as discontinued operations, totaled $20,200,000. Of these costs, $11,128,000 represented the present value of incremental pension and retiree medical benefits provided under a voluntary incentive retirement program offered to 130 employees (114 of whom accepted) while $9,072,000 represented the cash costs of severance and other benefits.

      During fiscal 1996, gas services asset write-downs totaling $52,715,000 were recorded. Of this amount, $7,111,000 was recorded in October 1995 to reduce to their net realizable values the carrying values of three gas processing plants that were subsequently sold in December. Upon completion of a gas services asset management study and concurrent with its adoption of SFAS No. 121, write-downs totaling $45,604,000 were recorded in January related to various gas processing and natural gas gathering facilities. The write-downs included downward adjustments in the estimated fair values of assets held for sale and charges for certain operating properties whose cash flows had been adversely affected by volume declines, contractual changes and other factors which indicated that their capitalized costs would not be recovered.

NOTE 11  COMMON STOCK AND STOCK OPTIONS

The Company has two classes of common stock which are designated Class A and Class B. Both classes are freely transferable and are listed on the New York Stock Exchange; neither is convertible into the other class of common stock or any other security of the Company at the option of the holder. The Class A shares have full voting rights, whereas the Class B shares have no voting rights, except as provided by law. The Company's Articles of Incorporation allow cash dividends on Class B shares to be greater, but not less, than those paid on Class A shares and also contain certain Class B protection provisions.

      The Company's 1995 Stock Option Plan authorizes the granting of incentive and nonqualified options to purchase Class B common stock at prices not less than the market value on the date of grant. The options have maximum terms of 10 years and become exercisable ratably over a three-year period. Grants covering a total of 2,500,000 Class B shares may be made under the Company's 1995 Stock Option Plan and its 1997 Bonus Unit Plan (see page 58). At January 31, 1998, grants covering an additional 369,193 shares could be issued under these plans. Previously, the Company had granted options under 1979 and 1989 Stock Option Plans, under which no further grants can be made.
Summarized stock option information follows:


                                             1995 Plan                                1979 and 1989 Plans
                         -----------------------------------------------    -------------------------------------------
                                                    Options Exercisable                            Options Exercisable
                          Options Outstanding        at Fiscal Year End     Options Outstanding     at Fiscal Year End
                         ----------------------    ---------------------    -------------------    --------------------
                                        Average                  Average                Average                 Average
                           Number        Price       Number       Price      Number      Price     Number        Price
                         ---------      -------    --------      -------    -------     -------    -------      -------
AT JANUARY 31, 1995..           --       --              --           --    272,650     $15.975    147,350      $12.400
June 28, 1995
 grants .............      477,800      $17.625                                  --
Exercised ...........           --                                          (71,150)      8.800
Cancelled ...........           --                                          (10,050)     11.287
                         ---------                                          -------
AT JANUARY 31, 1996..      477,800       17.625          --           --    191,450      18.889     95,650       17.587
February 21,
 1996 grants ........      499,400       18.125                                  --
Exercised ...........      (15,499)      17.625                             (12,950)      8.750
Cancelled ...........      (16,000)      17.859                                  --
                         ---------                                          -------
AT JANUARY 31, 1997..      945,701       17.885     149,098      $17.633    178,500      19.624    118,500       19.213
February 21,
 1997 grants ........      602,490       21.750                                  --
December 17,
 1997 grants ........      347,050       26.125                                  --
Exercised ...........     (143,003)      17.911                             (25,830)    18.186

Cancelled ...........       (7,883)      19.680                                  --
                         ---------                                          -------
AT JANUARY 31, 1998..    1,744,355      $20.849     369,669      $18.048    152,670     $19.868     92,670      $19.499
                         =========                                          =======

The weighted average remaining contractual life of outstanding stock options under the 1995 Stock Option Plan was 8.6 years at January 31, 1998.

      Stock options are accounted for under the provisions of APB Opinion No.
25. As a result, the Company generally does not recognize compensation expense in its financial statements for outstanding stock options. Had grants under the 1995 Plan been accounted for on the estimated fair-value basis promulgated by Statement of Financial Accounting Standards No. 123, the Company would have recorded additional compensation expense of $3,977,000; $2,725,000 and $774,000 in fiscal 1998, 1997 and 1996. On a proforma basis, earnings from continuing operations would have been reduced by $2,585,000; $1,771,000 and $503,000 in fiscal 1998, 1997 and 1996, and basic earnings per share from continuing operations for both the Class A and Class B shares would have been lowered by 5 cents, 3 cents and 1 cent, respectively.

      The additional compensation expense under the estimated fair-value basis was computed using the Black-Scholes option-pricing model, expected lives of seven years, annual cash dividends of 53 cents per share (the regular rate paid on the Class B shares for the last several years) and the following interest and volatility rates, which were determined at the dates of the individual grants:

                                     6/28/95     2/21/96    2/21/97   12/17/97
                                     -------     -------    -------   --------
Risk-free interest rate (%) ...        5.85        5.56       6.27       5.82
Stock price volatility rate (%)        27.6        26.3       28.6       28.0
Computed value per option share       $5.39       $5.32      $7.55      $9.15

NOTE 12  INCENTIVE COMPENSATION PLANS

In December 1997, Board of Directors approved the Company's 1997 Performance Unit Plan under which up to 600,000 units may be awarded to mid-level managerial and professional employees. This plan was adopted to help the Company retain key personnel in a very competitive employment market. At January 31, 1998, 294,889 of such units were outstanding. Individuals holding these units on March 31, 1999 are to receive cash compensation equal to the closing price of the Company's Class B stock on that day times the number of units awarded them. Compensation expense, which is being accrued ratably over the life of the outstanding units, totaled $771,000 in fiscal 1998.

      As long-term incentives, the Company periodically has issued awards that it calls "bonus units" under which employees can earn compensation based on increases in the market price of the Company's stock. Upon the redemption of such awards, grantees receive gross compensation in amounts equal to the excess of the market price of the Company's common stock over a floor price (the market price of the stock when the units were awarded). The Company's 1991 Bonus Unit Plan authorized the issuance of up to 700,000 units, substantially all of which had been granted and exercised by January 31, 1998. During December 1997, the Company established a 1997 Bonus Unit Plan. As indicated in Note 11, the total awards under this plan and the Company's 1995 Stock Option Plan may not exceed 2,500,000. A total of 227,950 ten-year bonus units were issued in December 1997 which have a floor price of $26.125 and vest in three equal annual installments.

      Compensation expense is recognized over the applicable vesting terms of the bonus units in amounts equal to the appreciation in the market price of the stock over the applicable floor prices. Reversals are recognized to the extent of previously recorded appreciation in periods when the market price of the stock declines. Expense accruals for bonus units aggregated $636,000; $1,895,000 and $751,000 in fiscal 1998, 1997 and 1996.

NOTE 13  EARNINGS PER SHARE

The earnings per share computations included herein have been made in accordance with Statement of Financial Accounting Standards No. 128, which the Company adopted during fiscal 1998; prior period amounts were restated. The Company is required to make separate earnings per share computations for its Class A and Class B common stock since the shares are not convertible into each other and different per share cash dividends are paid on the separate classes. In these computations, earnings up to the amount of dividends paid in a year are apportioned between the classes based on the respective dividends paid, while earnings in excess of that amount are apportioned on a pro rata per share basis. Accordingly, the differences in the per share earnings amounts occur because of the higher cash dividends paid on the Class B shares. The following table sets forth basic and diluted earnings per share information for the years ended January 31, 1998, 1997 and 1996:


                                1998                 1997                 1996
                        -------------------   ------------------   -------------------
                         Class A    Class B    Class A   Class B    Class A    Class B
                        --------   --------   --------  --------   --------   --------
From continuing
 operations .........   $    .71   $    .77   $   1.64  $   1.68   $   1.91   $   1.96
                        --------   --------   --------  --------   --------   --------
Discontinued real
 estate operations
 Earnings (loss)
  from operations...         .14        .15        .32       .33      (1.22)     (1.22)
 Loss on sale.......       (1.26)     (1.37)     --        --         --         --
                        --------   --------   --------  --------   --------   --------
                           (1.12)     (1.22)       .32       .33      (1.22)     (1.22)
                        --------   --------   --------  --------   --------   --------
Extraordinary item..        (.25)      (.27)     --        --         --         --
                        --------   --------   --------  --------   --------   --------
Net earnings (loss).    $   (.66)  $   (.72)  $   1.96  $   2.01   $    .69   $    .74
                        ========   ========   ========  ========   ========   ========


The basic and diluted earnings per share amounts were the same because the earnings amounts for the diluted computations were no different than the ones used in the basic computations, and - as shown in the table below - the dilutive effect of stock options did not significantly increase the weighted average shares outstanding. The following table reconciles the weighted average shares outstanding used in the basic and diluted earnings per share computations for the years ended January 31, 1998, 1997 and 1996 (in thousands):


                             1998                 1997                  1996
                      -----------------     -----------------     -----------------
                      Class A   Class B     Class A   Class B     Class A   Class B
                      -------   -------     -------   -------     -------   -------
Used in basic
 computations .....   22,714     27,989     23,092     28,786     23,217     28,827
Dilutive effect
 of stock options..        9        198          1         54          5          5
                      ------     ------     ------     ------     ------     ------
Used in diluted
 computations .....   22,723     28,187     23,093     28,840     23,222     28,832
                      ======     ======     ======     ======     ======     ======


Excluded from these computations because their effect was antidilutive were stock options covering 347,050 Class B shares in 1998; 80,500 Class A and 80,500 Class B shares in 1997 and 81,750 Class A and 559,550 Class B shares in 1996.

NOTE 14  TREASURY STOCK PURCHASES

On August 18, 1997, the Company purchased 700,000 of its Class A shares and 1,400,000 of its Class B shares in an accelerated stock purchase transaction with a financial intermediary, which borrowed the shares and has been repurchasing shares on the open market to cover its short position. The total consideration was $49,700,000, subject to a market price adjustment provision payable either in the Company's common stock or cash. Concurrently, the Company commenced a program to spend up to an additional $50,000,000 to directly repurchase Class A and Class B shares from time to time in the open market. Such purchases totaled approximately $22,700,000 through January 31, 1998.

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS




To Mitchell Energy & Development Corp.:


      We have audited the accompanying consolidated balance sheets of Mitchell Energy & Development Corp. (a Texas corporation) and subsidiaries as of January 31, 1998 and 1997, and the related consolidated statements of earnings, stockholders' equity and cash flows for each of the three years in the period ended January 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

      In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Mitchell Energy & Development Corp. and subsidiaries as of January 31, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended January 31, 1998, in conformity with generally accepted accounting principles.

      As discussed in Note 10 of Notes to Consolidated Financial Statements, the Company changed its method of accounting for the impairment of long-lived assets effective January 31, 1996.

                                                      ARTHUR ANDERSEN LLP

Houston, Texas
March 23, 1998

SUPPLEMENTAL OIL AND GAS INFORMATION (UNAUDITED)

MITCHELL ENERGY & DEVELOPMENT CORP. AND SUBSIDIARIES
----------------------------------------------------

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

      The following tables summarize changes in the Company's natural gas (gas), crude oil and condensate (oil) and plant NGL reserve quantities during the indicated fiscal years and the proved developed reserve quantities at the dates indicated:


                                      1998                            1997                            1996
                           ----------------------------    ----------------------------    ----------------------------
                                       Gas       Oil                   Gas       Oil                   Gas       Oil
PROVED GAS AND             MBOE*      (Bcf)    (MMBbls)    MBOE*      (Bcf)    (MMBbls)    MBOE*      (Bcf)    (MMBbls)
 OIL RESERVES              -----      -----      ----      -----      -----      ----      -----      -----      ----
Beginning balance .....    130.1      701.2      13.3      129.4      697.2      13.2      128.5      685.7      14.3
Extensions and
 discoveries ..........     32.9      177.5       3.3       17.4       91.5       2.2       13.4       75.4        .9
Production marketed ...    (16.7)     (87.0)     (2.2)     (15.9)     (83.6)     (2.0)     (15.1)     (78.9)     (2.0)
Production consumed
 in operations ........      (.6)      (3.6)     --          (.7)      (4.0)     --          (.6)      (3.6)     --
Purchases in place ....       .9        1.8        .6         .9        4.8        .1        7.2       36.6       1.1
Revisions of
 previous estimates....     (2.5)     (12.3)      (.5)       (.4)      (1.0)      (.2)      (2.3)      (9.1)      (.8)
Sales in place ........      (.4)      (1.5)      (.2)       (.8)      (3.7)      (.2)      (1.7)      (8.9)      (.3)
Improved recovery .....      1.6        1.4       1.4         .2       --          .2       --         --        --
                           -----      -----      ----      -----      -----      ----      -----      -----      ----
Ending balance ........    145.3      777.5      15.7      130.1      701.2      13.3      129.4      697.2      13.2
                           =====      =====      ====      =====      =====      ====      =====      =====      ====

-----------------------
*Million barrels of oil equivalent using a 6-to-1 conversion factor for gas.


                                      1998                           1997                           1996
                          -----------------------------   ----------------------------   ----------------------------
                                                Equity                         Equity                         Equity
                                     Consol-   Partner-             Consol-   Partner-             Consol-   Partner-
PROVED PLANT              Total      idated     ships     Total     idated     ships     Total     idated     ships
 NGL RESERVES (MMBbls)    -----       ----      ----      -----      ----      ----      -----      ----      ----
Beginning balance .....   126.4       86.3      40.1      125.8      82.4      43.4      121.3      71.6      49.7
Additions .............    18.5       18.5      --          6.0       6.0      --         10.7      10.1        .6
Production ............   (16.5)     (11.3)     (5.2)     (16.8)    (10.9)     (5.9)     (16.9)    (10.6)     (6.3)
Exchanges of plant
 interests ............     2.7        2.7      --          2.7       3.7      (1.0)      --        --        --
Revisions of
 previous estimates....    15.4        4.3      11.1        8.7       5.1       3.6       10.7      11.3       (.6)
                          -----       ----      ----      -----      ----      ----      -----      ----      ----
Ending balance ........   146.5      100.5      46.0      126.4      86.3      40.1      125.8      82.4      43.4
                          =====      =====      ====      =====      ====      ====      =====      ====      ====


PROVED DEVELOPED RESERVES
 AT FISCAL YEAR END          1998      1997      1996      1995
                            -----     -----     -----     -----
Gas (Bcf) .............     640.0     611.0     587.6     577.1
                            =====     =====     =====     =====
Oil (MMBbls) ..........      14.5      12.5      11.5      12.6
                            =====     =====     =====     =====
Plant NGLs (MMBbls)
  Consolidated ........      86.3      78.4      72.6      60.1
  Equity partnerships..      44.8      39.1      41.5      45.9
                            -----     -----     -----     -----
                            131.1     117.5     114.1     106.0
                            =====     =====     =====     =====

Future net cash flows from natural gas and oil reserves. The following tables set forth estimates of the standardized measure of discounted future net cash flows from proved gas and oil reserves at January 31, 1998, 1997 and 1996 and a summary of the changes in those amounts for the fiscal years then ended (in millions):


                                                       1998         1997         1996
                                                     -------      -------      -------
STANDARDIZED MEASURE
Future cash inflows ............................     $ 2,060      $ 3,085      $ 1,752
Future production and development costs ........        (923)        (864)        (715)
Future income taxes ............................        (331)        (685)        (248)
Discount - 10% annually ........................        (325)        (596)        (258)
                                                     -------      -------      -------
                                                     $   481      $   940      $   531
                                                     =======      =======      =======

CHANGES IN STANDARDIZED MEASURE
Extensions and discoveries, net of related costs     $   120      $   176      $    52
Sales, net of production costs .................        (185)        (198)        (145)
Net changes in prices and production costs .....        (726)         699          (57)
Accretion of discount ..........................         129           62           69
Production rate changes and other ..............          (7)         (96)         (43)
Development costs incurred .....................          13           24           33
Purchases in place .............................           5            9           50
Sales in place .................................          (2)          (9)         (11)
Revisions of previous quantity estimates .......         (13)          (3)         (16)
Net change in future income taxes ..............         207         (255)          (2)
                                                     -------      -------      -------
                                                     $  (459)     $   409      $   (70)
                                                     =======      =======      =======


Future net cash flows from plant NGL reserves. The following tables set forth estimates of the standardized measure of discounted future net cash flows from proved NGL reserves at January 31, 1998, 1997 and 1996 and a summary of the changes in those amounts for the fiscal years then ended (in millions):


                                              1998                             1997                             1996
                                  -----------------------------    -----------------------------    -----------------------------
                                                         Equity                           Equity                           Equity
                                             Consol-    Partner-              Consol-    Partner-              Consol-    Partner-
Standardized Measure               Total     idated      ships      Total     idated      ships      Total     idated      ships
                                  -------    -------    -------    -------    -------    -------    -------    -------    -------

Future cash inflows ...........   $ 1,782    $ 1,237    $   545    $ 2,100    $ 1,424    $   676    $ 1,578    $ 1,036    $   542
Future production costs .......    (1,467)    (1,007)      (460)    (1,562)    (1,058)      (504)    (1,175)      (745)      (430)
Future income taxes ...........      (103)       (73)       (30)      (177)      (116)       (61)      (130)       (87)       (43)
Discount - 10% annually .......       (88)       (65)       (23)      (155)      (103)       (52)      (108)       (77)       (31)
                                  -------    -------    -------    -------    -------    -------    -------    -------    -------
                                  $   124    $    92    $    32    $   206    $   147    $    59    $   165    $   127    $    38
                                  =======    =======    =======    =======    =======    =======    =======    =======    =======

CHANGES IN STANDARDIZED MEASURE
Additions, net of
 related costs ................   $    25    $    25    $    --    $    20    $    20    $    --    $    22    $    21    $     1
Sales, net of
 production costs .............       (33)       (20)       (13)       (72)       (48)       (24)       (26)       (10)       (16)
Net changes in
 prices and costs .............      (161)      (113)       (48)        67         36         31        (34)       (19)       (15)
Accretion of discount .........        30         21          9         24         18          6         25         16          9
Exchange of plant
 interests ....................         1          1         --         14         15         (1)        --         --         --
Revisions of previous
 quantity estimates ...........        21          9         12          6         (3)         9         11          8          3
Other .........................        (4)        (1)        (3)         4         (3)         7         (8)        (7)        (1)
Net change in
 future income taxes ..........        39         23         16        (22)       (15)        (7)        (3)        (7)         4
                                  -------    -------    -------    -------    -------    -------    -------    -------    -------
                                  $   (82)   $   (55)   $   (27)   $    41    $    20    $    21    $   (13)   $     2    $   (15)
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

      Of the total remaining natural gas reserves at January 31, 1998, an estimated 418.5 Bcf will be processed at Company plants, including 110.8 Bcf of fiscal 1998's natural gas reserve additions from extensions and discoveries. It is estimated that 97.2 Bcf of such reserves and 25.5 Bcf of such reserve additions will be converted by processing into 39.9 MMBbls and 10.5 MMBbls of plant NGLs, respectively.

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

      Subsequent to January 31, 1998, energy prices have been extremely volatile, particularly for crude oil and NGLs whose prices neared ten-year lows in mid-March before rebounding considerably on March 23, 1998 with an announcement of planned oil production cutbacks by several major producing countries. At March 23, 1998, energy prices approximated the prices on which the Company's January 31, 1998 standardized measure disclosures were based.

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

Gas and oil related costs and operating results. The following tables set forth capitalized costs at January 31, 1998, 1997 and 1996 and costs incurred and operating results for oil and gas producing activities for the years then ended (in thousands):


                                               1998           1997           1996
                                           -----------    -----------    -----------
CAPITALIZED COSTS
Oil and gas properties .................   $ 1,690,693    $ 1,625,903    $ 1,564,852
Support equipment and facilities .......        48,467         58,483         55,961
Accumulated depreciation, depletion
 and amortization ......................    (1,107,188)    (1,123,909)    (1,082,839)
                                           -----------    -----------    -----------
Net capitalized costs ..................   $   631,972    $   560,477    $   537,974
                                           ===========    ===========    ===========

COSTS INCURRED (including exploration
 expenses and exploratory dry-hole costs
 of $22,376; $18,051 and $14,752)
Property acquisitions
  Unproved .............................   $    17,099    $     5,464    $     5,267
  Proved ...............................         4,666          2,343         32,201
Exploration ............................        34,297         18,796         19,908
Development ............................       132,167        105,008         81,355
                                           -----------    -----------    -----------
Costs incurred .........................       188,229        131,611        138,731
Support equipment and facilities .......         2,220          2,664          2,936
                                           -----------    -----------    -----------
Capital and exploratory expenditures ...   $   190,449    $   134,275    $   141,667
                                           ===========    ===========    ===========

OPERATING RESULTS (before charges for
 general and administrative and interest
 expense)
Production revenues ....................   $   256,286    $   264,323    $   203,906
Other revenues .........................         3,764          2,095         10,161
                                           -----------    -----------    -----------
                                               260,050        266,418        214,067
Less - Production costs ................        70,919         65,825         58,589
       Depreciation, depletion and
         amortization (including proved-
         property impairments of $1,640;
         $3,068 and $11,516) ...........        91,858         88,929         93,206
       Exploration expenses ............        17,059         10,415         11,476
       Exploratory dry-hole costs ......         5,317          7,636          3,276
       Other operating costs ...........        12,369         12,181         11,745
                                           -----------    -----------    -----------
Segment operating earnings .............        62,528         81,432         35,775
Income taxes ...........................        21,399         28,121         10,281
                                           -----------    -----------    -----------
                                           $    41,129    $    53,311    $    25,494
                                           ===========    ===========    ===========

HISTORICAL SUMMARY (RESTATED)

MITCHELL ENERGY & DEVELOPMENT CORP. AND SUBSIDIARIES
----------------------------------------------------


Five Years Ended January 31, 1998 (in thousands except where otherwise indicated)


                                               1998         1997         1996            1995            1994
                                            ----------   ----------   ----------      ----------      ----------
FINANCIAL POSITION AT YEAR END
Net property, plant and equipment .......   $  954,667   $  775,929   $  719,535      $  734,099      $  858,705

Total assets ............................    1,251,973    1,668,272    1,599,183       1,514,277       1,685,954

Capital employed
  Long-term debt ........................   $  414,267   $  600,000   $  795,000      $  789,680      $  939,680
  Deferred income taxes .................      167,903      109,459       66,696          37,243          21,055
  Deferred credits and other
   liabilities ..........................       58,128       54,539       72,832          77,799          82,973
  Stockholders' equity ..................      412,926      555,287      481,903         475,030         463,237
                                            ----------   ----------   ----------      ----------      ----------
                                            $1,053,224   $1,319,285   $1,416,431      $1,379,752      $1,506,945
                                            ==========   ==========   ==========      ==========      ==========

CAPITAL AND EXPLORATORY
 EXPENDITURES (accrual basis)
Exploration and Production
  Capital ...............................   $  168,073   $  116,224   $  126,915      $  101,766      $  128,234
  Exploratory expenses ..................       22,376       18,051       14,752          13,307          29,969
  MEC Development, Ltd. buyout ..........           --           --           --              --          78,251
Gas services ............................       62,655       34,233       38,358          35,111          48,628
Corporate ...............................        5,188        7,318        6,068           4,268           3,866
                                            ----------   ----------   ----------      ----------      ----------
                                            $  258,292   $  175,826   $  186,093      $  154,452      $  288,948
                                            ==========   ==========   ==========      ==========      ==========

OPERATING STATISTICS
Average daily volumes
  Natural gas sales (Mcf) ...............      238,200      228,500      216,200         214,100         193,800
  Crude oil and condensate sales (Bbls)..        6,200        5,500        5,400           6,300           6,000
  Natural gas liquids produced (Bbls) ...       45,300       46,100       44,500(a)       43,400(a)       44,300(a)
  Pipeline throughput (Mcf) .............      426,000      410,000      354,000         353,000(b)      386,000(b)

Average annual sales price (dollars)
  Natural gas (per Mcf) .................   $     2.47   $     2.64   $     2.16      $     2.71      $     2.86
  Crude oil and condensate (per Bbl) ....        18.50        21.50        16.91           15.75           16.31
  Natural gas liquids produced (per Bbl).        13.38        16.13        11.55           11.57           12.18

Drilling program (gross wells)
  Wells drilled .........................          272          209          116             132             154
  Wells completed .......................          252          185          107             121             127
  Well count at year end (gross wells) ..        3,273        3,090        3,047           3,280           3,413

STOCKHOLDERS' EQUITY
(per share at year end) .................   $     8.42   $    10.71   $     9.26      $     9.09      $     8.78

RATIO OF EARNINGS TO FIXED CHARGES ......        1.76x        2.96x        3.22x           2.01x           1.50x

CASH DIVIDENDS PER SHARE
Class A (including special dividend
 of 24 cents in 1998) ...................   $      .72   $      .48   $      .48      $      .48      $      .48
Class B (including special dividend
 of 26 1\2 cents in 1998)................         .795          .53          .53             .53             .53

AVERAGE COMMON SHARES OUTSTANDING (Basic)
Class A .................................       22,714       23,092       23,217          23,532          23,505
Class B .................................       27,989       28,786       28,827          29,164          27,499

-------------------------
(a) Excludes production of plants sold in 1996 and 1995.
(b) Excluding amounts attributable to the Winnie Pipeline system which was sold in July 1994.

HISTORICAL SUMMARY (RESTATED)

MITCHELL ENERGY & DEVELOPMENT CORP. AND SUBSIDIARIES
----------------------------------------------------


Five Years Ended January 31, 1998 (in thousands except per-share data)


                                         1998         1997         1996          1995         1994
                                      ---------    ---------    ---------     ---------    ---------
REVENUES
Exploration and Production
 (including gain of $205,256 from
 natural gas contract buyout in
 1996).............................   $ 262,432    $ 269,862    $ 424,661     $ 277,099    $ 266,166
Gas Services
  Natural gas processing ..........     329,990      376,980      283,378       252,159      253,605
  Natural gas gathering and
   marketing ......................     183,554      247,214      184,584       180,038      296,373
  Gains from property, plant and
   equipment sales ................          --           --           --        48,821           --
  Other ...........................      14,526       12,621       10,296         6,989       10,559
                                      ---------    ---------    ---------     ---------    ---------
  Total revenues ..................   $ 790,502    $ 906,677    $ 902,919     $ 765,106    $ 826,703
                                      =========    =========    =========     =========    =========

SEGMENT OPERATING EARNINGS
Exploration and Production
  Operations ......................   $  62,528    $  81,432    $  35,775     $  84,115    $  68,186
  Gain from natural gas contract
   buyout .........................          --           --      205,256            --           --
  Litigation provision ............      (7,000)     (10,000)     (15,000)           --           --
  Personnel reduction program
   costs ..........................          --           --       (7,935)           --           --
  Severance tax refunds ...........          --        5,935           --            --           --
  Columbia Gas contract
   settlement proceeds ............          --        3,444           --            --           --
  Gains from asset sales ..........       2,382           --        5,338         3,791           --
Gas Services
  Natural gas processing ..........      28,330       69,110       30,994        23,253       20,088
  Natural gas gathering and
   marketing ......................      21,982       27,589       14,063        12,335       18,742
  Other ...........................      13,192       11,397        9,059          (846)       3,829
                                      ---------    ---------    ---------     ---------    ---------
    Operations subtotal ...........      63,504      108,096       54,116        34,742       42,659
  Asset write-downs ...............          --           --      (52,715)      (23,888)          --
  Litigation provision ............     (26,000)          --           --            --           --
  Gains from major asset sales ....          --           --           --        48,821           --
  Personnel reduction
   program costs ..................          --           --       (3,600)       (7,364)          --
                                      ---------    ---------    ---------     ---------    ---------
    Total segment operating
     earnings .....................      95,414      188,907      221,235       140,217      110,845
General and administrative
 expense ..........................      31,978       30,823       35,760*       33,472       34,230
Interest expense attributable to
 continuing operations ............      27,419       22,775       27,341        32,958       37,084
Interest income ...................      (8,899)        (650)        (111)         (108)        (234)
Other expense .....................      (5,819)       2,202        2,113         3,685       (3,986)
                                      ---------    ---------    ---------     ---------    ---------
EARNINGS FROM CONTINUING
 OPERATIONS BEFORE INCOME TAXES ...      50,735      133,757      156,132        70,210       43,751
Income taxes ......................      12,909       47,456       55,420        24,627       12,419
                                      ---------    ---------    ---------     ---------    ---------
EARNINGS FROM CONTINUING
 OPERATIONS .......................      37,826       86,301      100,712        45,583       31,332

AFTER-TAX EARNINGS (LOSS) FROM
 DISCONTINUED OPERATIONS
 (including $67,123 loss on
 disposal in 1998) ................     (59,683)      16,925      (63,583)          231       (4,015)
                                      ---------    ---------    ---------     ---------    ---------
EARNINGS (LOSS) BEFORE
 EXTRAORDINARY ITEM ...............     (21,857)     103,226       37,129        45,814       27,317
Extraordinary item (extinguishment
 of debt) .........................     (13,250)          --           --            --       (2,713)
                                      ---------    ---------    ---------     ---------    ---------
NET EARNINGS (LOSS) ...............   $ (35,107)   $ 103,226    $  37,129     $  45,814    $  24,604
                                      =========    =========    =========     =========    =========
EARNINGS PER SHARE
 (Basic and Diluted)
Class A - From continuing
 operations .......................   $     .71    $    1.64    $    1.91     $     .84    $     .64
           Net earnings (loss) ....        (.66)        1.96          .69           .84          .45
Class B - From continuing
 operations .......................         .77         1.68         1.96           .89          .69
           Net earnings (loss) ....        (.72)        2.01          .74           .89          .51

---------------
*Includes $4,532 of personnel reduction program costs.

Board of Directors


George P. Mitchell                          Shaker A. Khayatt (1)                        M. Kent Mitchell (1) (3)
Chairman and Chief Executive Officer,       President and Chief Executive Officer,       President and Chief Executive Officer,
Mitchell Energy & Development Corp.         Khayatt and Company, Inc.                    Bald Head Island Management, Inc.
                                            (investment banking),                        (real estate development),
Bernard F. Clark                            New York City                                Bald Head Island, North Carolina
Vice Chairman,
Mitchell Energy & Development Corp.         Ben F. Love (2) (3)                          Constantine S. Nicandros (2)
                                            Consultant; Advisory Director,               Chairman,
W. D. Stevens (3)                           Texas Commerce Bank, N.A., and               CSN and Company
President and Chief Operating Officer,      retired Chairman and                         (investment and consulting);
President--Exploration and                  Chief Executive Officer,                     retired Chairman, President and Chief
Production,                                 Texas Commerce Bancshares,                   Executive Officer, Conoco and Vice
Mitchell Energy & Development Corp.         Houston                                      Chairman, DuPont,
                                                                                         Houston
Robert W. Baldwin (1)                       Walter A. Lubanko (2)
Consultant (energy/management);             Chairman and President,                      Raymond L. Watson (1)
retired President, Gulf Refining            W.A. Lubanko & Co., Inc.                     Chairman,
and Marketing Company                       (investment banking),                        Executive Committee
(a division of Gulf Oil Corp.), Houston     Brookville, New York                         of the Board of Directors,
                                                                                         The Walt Disney Company
William D. Eberle (1) (3)                   J. Todd Mitchell (3)                         (entertainment),
Chairman,                                   President,                                   Burbank, California;
Manchester Associates, Ltd.                 The Discovery Bay Company                    Vice Chairman,
(international business consulting),        (seismic software) and                       The Irvine Company
Boston; Of Counsel on trade issues to       Dolomite Resources, Inc.                     (real estate development),
Kaye, Scholer, Fierman, Hays and            (exploration and investments),               Newport Beach, California
Handler (attorneys),                        Houston
Washington, D.C.                                                                         J. McDonald Williams (2)
                                                                                         Chairman,
                                                                                         Trammell Crow Company
                                                                                         (real estate services),
                                                                                         Dallas


(1)  Compensation Committee
(2)  Audit Committee
(3)  Executive Committee Principal Officers

                                    [PHOTO]

                              [CAPTION ILLEGIBLE]

PRINCIPAL OFFICERS

George P. Mitchell
Chairman and Chief Executive Officer


Bernard F. Clark
Vice Chairman


W. D. Stevens
President and Chief Operating Officer,
President--Exploration and Production Division


Philip S. Smith
Corporate Senior Vice President,
Chief Financial Officer, and
President--Administration and
Financial Division


Allen J. Tarbutton, Jr.
Corporate Senior Vice President,
President--Gas Services Division


Thomas P. Battle
Corporate Senior Vice President,
General Counsel and Secretary
Corporate Information

CORPORATE INFORMATION

Stock Listings

New York Stock Exchange
The Pacific Stock Exchange
Ticker Symbols: MNDA and MNDB
Options Trading: The Pacific Stock Exchange


Transfer Agent and Registrar

ChaseMellon Shareholder Services, L.L.C.
85 Challenger Road
Overpeck Centre
Ridgefield Park, N.J. 07660-2104
Phone: (800) 635-9270


Annual Meeting

10 a.m. CDT
Wednesday, June 24, 1998
Mitchell Learning Center Auditorium
2002 Timberloch Place, 3rd Floor
The Woodlands, Texas 77380-1148


Form 10-K

Copies of the Company's
Form 10-K are available upon request to:
Public Affairs Department
Mitchell Energy & Development Corp.
P.O. Box 4000
The Woodlands, Texas 77387-4000
Phone: (713) 377-5650

Worldwide Web

http://www.mitchellenergy.com