Form 10-K405, Exhibit 13
period 1999-01-31
MITCHELL ENERGY & DEVELOPMENT CORP
filed 1999-04-16
CIK 311995

                                                                      EXHIBIT 13

THE COMPANY

Mitchell Energy & Development Corp., one of the nation's largest independent producers of natural gas and natural gas liquids, traces its origins to a small wildcatting firm formed in 1946.

         The Company's primary businesses are production of natural gas and oil and gathering, processing and marketing of natural gas and natural gas liquids. In fiscal 1999, the Company produced 94 billion cubic feet of natural gas and
17.5 million barrels of liquid hydrocarbons (natural gas liquids, oil and condensate). At year end, it owned or had interests in 3,308 wells, 1.4 million acres of leases and 12 gas processing plants. In addition, the Company owned or operated 8,800 miles of gas gathering pipelines.

         After completing a personnel reduction program in February 1999, the Company had approximately 875 full-time employees.

FORWARD-LOOKING INFORMATION

All statements included in this annual report, other than statements of historical fact, are forward-looking statements. These include, but are not limited to, certain statements made in the Letter to Shareholders; strategies, goals and expectations set forth in the Exploration and Production and Gas Services sections; and discussions of liquidity and capital resources and other matters included in Management's Discussion and Analysis of Financial Position and Results of Operations. Although the Company believes that its expectations are based on reasonable assumptions, it can give no assurances that its goals will be achieved. Important factors that could cause actual results to differ materially from those in the forward-looking statements include the timing and extent of changes in commodity prices for natural gas, NGLs and crude oil; the attainment of forecasted operating levels and reserve replacement; Year 2000 non-compliance of third parties of business importance to the Company; and unexpected changes in competitive and economic conditions, government regulations, technology and other factors.

CONTENTS

Letter to Shareholders ...............................................    2
Exploration and Production ...........................................    4
Gas Services .........................................................   12
Management's Discussion and Analysis of
    Financial Position and Results of Operations .....................   17
Consolidated Financial Statements ....................................   27
Notes to Consolidated Financial Statements ...........................   31
Report of Independent Public Accountants .............................   45
Supplemental Oil and Gas Information .................................   46
Historical Summary ...................................................   50
Board of Directors ...................................................   52
Principal Officers ...................................................   53
Corporate Information ................................................   53


DEFINITIONS

MMBtu......................  million British thermal units
Mcf........................  thousand cubic feet (measure of gas volume)
MMcf.......................  million cubic feet
Bcf........................  billion cubic feet
Bbl........................  barrel (measure of liquid hydrocarbon volume)
MMBbls.....................  million barrels
NGL or NGLs................  natural gas liquids (ethane, propane, butanes and natural gasoline)
DD&A.......................  depreciation, depletion and amortization

Cover: This natural gas development well, the Tulane Gordon #1, is looking for natural gas from the Wilcox formation in Colorado County, Texas. Here in the Frelsburg field, Mitchell will co-mingle gas from various Wilcox sand zones into a single completion to increase the well's productivity.

Note: Natural gas volumes in this report are stated at the legal pressure base of the area in which the reserves are located and at 60 degrees Fahrenheit. Pipeline throughput volumes are based on an average energy content of 1,000 Btu per cubic foot. Where applicable, NGL volume, price and reserve information and pipeline throughput includes equity partnership interests.

FINANCIAL HIGHLIGHTS

Mitchell Energy & Development Corp. and Subsidiaries
Year Ended January 31 (in thousands except per-share data)

                                                               1999           1998
                                                            ---------      ---------
EARNINGS (LOSS) FROM CONTINUING OPERATIONS ............     $ (52,962)     $  37,826
                                                            =========      =========
NET EARNINGS (LOSS) ...................................     $ (49,712)     $ (35,107)*
                                                            =========      =========
BASIC/DILUTED EARNINGS (LOSS) PER SHARE
From continuing operations
     Class A ..........................................     $   (1.11)     $     .71
     Class B ..........................................         (1.05)           .77
Net earnings
     Class A ..........................................         (1.04)          (.66)
     Class B ..........................................          (.99)          (.72)

REVENUES ..............................................     $ 701,390      $ 790,502
                                                            =========      =========
SEGMENT OPERATING EARNINGS (LOSS)
Exploration and production ............................     $   9,234      $  62,528
Natural gas processing ................................        (2,083)        28,330
Natural gas gathering and marketing ...................        23,483         21,982
Other gas services ....................................        13,949         13,192
                                                            ---------      ---------
                                                               44,583        126,032
Unusual items
     Proved property impairments ......................       (42,250)            --
     Personnel reduction program costs ................       (15,652)            --
     Gas services asset write-downs ...................        (7,560)            --
     Water well litigation (provision) reversals ......         4,000         (7,000)
     Royalty litigation settlement provision ..........            --        (26,000)
     Gain from sale of contract drilling assets .......            --          2,382
                                                            ---------      ---------
                                                            $ (16,879)     $  95,414
                                                            =========      =========

CAPITAL AND EXPLORATORY EXPENDITURES** ................     $ 289,402      $ 258,292
                                                            =========      =========
LONG-TERM DEBT (INCLUDING CURRENT MATURITIES) .........     $ 462,467      $ 414,267
                                                            =========      =========
STOCKHOLDERS' EQUITY ..................................     $ 324,774      $ 412,926
                                                            =========      =========
OPERATING STATISTICS (average daily amounts)
Natural gas sales (Mcf) ...............................       247,600        238,200
Crude oil and condensate sales (Bbls) .................         6,800          6,200
Natural gas liquids production (Bbls) .................        41,100         45,300
Pipeline throughput (Mcf) .............................       554,000        426,000


----------
* Includes a $67,123 loss on the sale of The Woodlands Corporation and an extraordinary charge of $13,250 from the extinguishment of debt.

**   Includes asset acquisitions of $89,266 and $26,280.

                           ESTIMATED PROVED RESERVES
                             YEAR ENDED JANUARY 31

                                  [BAR CHART]

                      686      697     701     778     867
                      '95      '96     '97     '98     '99

                                NATURAL GAS (Bcf)

                                  [BAR CHART]

                      136      139     140     162     155
                      '95      '96     '97     '98     '99

                          LIQUID HYDROCARBONS (MMBbls)


                            [ ] Natural Gas Liquids
                            [ ] Oil & Condensate

LETTER TO SHAREHOLDERS

Fiscal 1999 was a punishing year for the energy industry. The lowest oil and natural gas liquids prices since 1986 and weaker natural gas prices severely impacted our financial results. We're pleased to say that operationally, however, your Company had a good year. We grew both oil and gas sales, and from a reserve standpoint, again more than replaced production. Also, progress continued to be made in reducing overall costs.

     In the summer, when it became clearer there would be a protracted downturn in prices, several steps were taken to deal with the eroding market conditions. Initially, the fiscal 1999 capital budget was cut by $41 million ( 17 percent), and a companywide hiring freeze was put in place. We also began trimming operating and administrative costs wherever possible and took other measures to improve cash flows.

     As energy prices continued to deteriorate through the fall, and winter failed to arrive for the second year in a row, it became obvious that the first round of belt-tightening was not enough. In response, we acted to further cut operating costs and set the fiscal 2000 capital budget 32 percent below the prior year's level. In the fourth quarter, a personnel reduction program was implemented, reducing total staffing by 21 percent. This employee downsizing, although unpleasant, will save an estimated $17 million in annual operating costs going forward. We also consolidated a number of field operations and shut down two gas processing plants, redirecting the gas to other processing facilities. Combined, all of these measures should allow the Company to live within its means in fiscal 2000, barring further deterioration in energy prices.

     Despite the challenging market environment, reserve additions more than replaced gas production for an 11th straight year and oil production for the third year in a row. Drilling in the Company's core fields, combined with acquisitions of producing properties in East and Southeast Texas, replaced 185 percent of the total oil and gas produced. Reserves grew by 11 percent to 964 Bcf equivalent at year end. Gas production was up 4 percent from the previous year, and oil production increased 10 percent. These gains were achieved primarily through the drill bit.

     In gas services, good progress was made to enhance the flexibility and geographic reach of our gathering operations by integrating several systems acquired over the last year-and-a-half with existing pipelines and plants. We also picked up important new supplies of third-party gas along those systems and increased total throughput by 30 percent to 554 MMcf per day of gas.

     As fiscal 2000 unfolds, we are hopeful the worst is behind us. Recent signs indicate that energy markets may have hit bottom and that a rebound is now under way. Although economic recovery in troubled Asian countries is sluggish, it appears that both OPEC and non-OPEC producers are committed to eliminating the excess supply of oil through cooperative production restraint. Even a small recovery in oil prices would mean a substantial rebound in earnings for fiscal 2000. For every $1 per barrel increase in the price of oil and an equivalent increase in gas and NGL prices based on Btu content, almost $15 million is added to the Company's annual net earnings.

     While encouraged by the recent improvements in prices, we'll continue to manage the Company's financial resources prudently, but with the future in mind. Even with the significant reduction planned in capital spending, approximately $75 million, or over one-half, is earmarked for the Company's drilling program. Drilling will be focused primarily on low-risk gas development wells, which should keep gas production fairly level in fiscal 2000.

     We currently have an undrilled development well inventory of nearly 1,000 locations. These are primarily long-lived gas opportunities in core areas on leases held by production. This development backlog provides both a base to maintain production during the current industry downturn and a platform from which we can quickly step up the Company's drilling program if energy prices improve significantly.

     Approximately 450 of these locations are in the Barnett shale of North Texas, which now appears to hold considerably more recoverable gas reserves than once thought. Tighter density drilling and dramatically lower completion costs are allowing us to upgrade more reserves to both the proved and probable categories and to widen the boundaries of the present commercial "sweet spot." We're hopeful that the cost and technology improvements realized in the Barnett can open up new reserves in other core areas as well.

     Low prices unfortunately forced us to shelve several oil-prone drilling projects and to delay some exploratory drilling. However, we are encouraged by the results of almost 400 square miles of 3-D seismic surveys shot in fiscal 1999. These surveys identified a large number of potential prospects, some of which will be tested this year.

     Over the long run, we have proven our ability to create shareholder value with the drill bit and have not jeopardized the Company's value with higher-risk, short-term growth strategies. With a broad development backlog and attractive 3-D prospect inventory, quality gathering and processing operations and a sound cost structure, we are well positioned to take advantage of the inevitable upturn in energy prices.


/s/ GEORGE P. MITCHELL                   /s/ W. D. STEVENS

George P. Mitchell                       W. D. Stevens
Chairman and                             President and
Chief Executive Officer                  Chief Operating Officer
(left)

March 31, 1999



                                                              [PHOTO]

EXPLORATION AND PRODUCTION

FINANCIAL HIGHLIGHTS

Year Ended January 31 (in thousands)

                                                               1999           1998
                                                            ---------      ---------
REVENUES ..............................................     $ 221,634      $ 262,432
                                                            =========      =========
SEGMENT OPERATING EARNINGS (LOSS)
Operations ............................................     $   9,234      $  62,528
Unusual items
    Proved property impairments .......................       (42,250)            --
    Personnel reduction program costs .................        (8,524)            --
    Water well litigation (provision) reversals .......         4,000         (7,000)
    Gain from sale of contract drilling assets ........            --          2,382
                                                            ---------      ---------
                                                            $ (37,540)     $  57,910
                                                            =========      =========

CAPITAL AND EXPLORATORY EXPENDITURES,
    excluding acquisitions ............................     $ 169,046      $ 185,783
                                                            =========      =========

                               NATURAL GAS SALES
                             Year Ended January 31

                                  [BAR CHART]

               214.1     216.2     228.5     238.2     247.6

                '95       '96       '97       '98       '99

                           AVERAGE DAILY SALES (MMcf)


                                  [BAR CHART]

               $2.71     $2.16     $2.64     $2.47     $2.11
                '95       '96       '97       '98       '99

                             AVERAGE PRICE (per Mcf)

Softer natural gas prices, a collapse of the crude oil market and significantly higher outlays for three-dimensional seismic work combined to sharply lower earnings from exploration and production in fiscal 1999. These factors were only partly offset by increases in gas and oil production. As a result, segment operating earnings were $9.2 million, versus $62.5 million the prior year, excluding the effect of unusual items.

     Despite the low energy price environment throughout most of fiscal 1999, Mitchell maintained a steady development drilling program and followed through with an expanded exploration program begun the prior year. The Company drilled or participated in 118 development, 23 exploratory and 24 enhanced oil recovery wells, with capital expenditures for exploration and production totaling $169 million, a 9 percent decline from prior-year levels. In addition, $71.7 million was spent to acquire producing properties, versus $4.7 million in fiscal 1998.

     For fiscal 2000, budgeted capital and exploratory spending has been reduced by one-third, to $112 million, due to continuing low energy prices. Approximately $75 million is earmarked for drilling (down from $107 million), with a focus on low-risk gas development wells and selective testing of exploratory prospects identified by earlier 3-D seismic surveys. The Company plans 102 development and 20 exploratory wells. At this level of drilling, Mitchell expects to maintain gas production at fiscal 1999 levels.

     In addition to the lower capital spending, the Company also reduced exploration and production staffing by 21 percent and closed a satellite land office in North Texas late in the year. These reductions, which resulted in an $8.5 million charge in the fourth quarter, are expected to save $6 million a year of operating costs going forward.

                         CRUDE OIL AND CONDENSATE SALES
                             Year Ended January 31

                                  [BAR CHART]

                   6,300     5,400     5,500     6,200     6,800
                    '95       '96       '97       '98       '99

                           AVERAGE DAILY SALES (Bbls)


                                  [BAR CHART]

                   $15.75    $16.91    $21.50    $18.50    $12.18
                     '95       '96       '97       '98       '99

                            AVERAGE PRICE (per Bbl)

OIL AND GAS SALES

Natural gas sales averaged 247.6 MMcf per day in fiscal 1999, up 4 percent from the prior year, due mainly to production increases in the Barnett shale in North Texas, the newly acquired Columbus field and the Pinehurst/Lake Creek fields in Southeast Texas.

     Mitchell's gas sales price for fiscal 1999 averaged $2.11 per Mcf, down 36 cents, or 15 percent, from the year-earlier level. Inventory overhangs resulting from the "El Nino" winter of 1997-98, combined with unusually warm fall and winter temperatures again in the 1998-99 heating season, were the main factors behind the price decline.

     Although gas prices were weaker, they held up remarkably well against other energy products, and the long-term outlook for gas prices remains very positive. Analysts expect total domestic gas production to decline this year as a consequence of the sharp drilling budget cutbacks announced by most U.S. producers. This expected reduction in supply, combined with new demand from gas-fired electricity generating plants scheduled to come on-line soon, should lead to firmer prices - particularly if temperatures return to normal for the 1999-2000 heating season. However, gas prices may well remain soft through this spring as a result of the high level of inventories.

     Oil production increased 10 percent to an average 6,800 barrels a day in fiscal 1999, mainly due to higher volumes from Lake Creek, Columbus and in North Texas. Oil volumes are expected to flatten or decline slightly this year, however, because most of the Company's new oil projects have been delayed until crude prices strengthen.

     The Company's average oil sales price fell by $6.32, or 34 percent, to $12.18 a barrel in fiscal 1999, a level not seen since the bust of the mid-'80s. This latest price collapse is the result of excess production worldwide and shrinking demand from weak economies in Asia.

EXPLORATION AND PRODUCTION

The Company replaced 195 percent of the gas it produced in fiscal 1999, with gas reserves reaching a record 867 Bcf at January 31, up 11 percent from the previous year. The reserve increases were due to significant additions in the Barnett shale and to producing property acquisitions, including the Columbus field in Colorado County and a number of properties in Limestone County in East Texas. The Company added 121 Bcf of new gas reserves from extensions and discoveries and 74 Bcf from acquisitions. This was the eleventh consecutive year that Mitchell more than replaced its gas production.

                                    [PHOTO]

                       ---------------------------------
                       The success of an infill drilling
                       program and improvements in
                       well completion technology
                       allowed Mitchell to book 100
                       new undeveloped well locations
                       in the Barnett shale.
                       ---------------------------------

       The Company replaced 123 percent of the oil and condensate it produced in fiscal 1999, with reserves ending the year at 16.2 million barrels, up 3 percent. Oil reserve additions came mainly from producing property acquisitions, which added 2.9 million barrels.

      Finding costs averaged $6.88 per barrel equivalent in fiscal 1999, up from $4.84 the year before, due to significantly higher seismic and other exploratory costs for prospects not yet drilled and to the timing of reserve bookings resulting from the Company's drilling program.

DEVELOPMENT ACTIVITY

Among Mitchell's most valuable assets - one that has helped it maintain stable production during price downturns - is an extensive backlog of development drilling locations. These are largely low-risk gas opportunities, and the Company continued to work that backlog in fiscal 1999.

      Development drilling once again was concentrated in the Newark East Barnett shale field in North Texas. The continued success of an infill drilling program in this field, combined with innovations in completion technology, allowed Mitchell to book 100 new undeveloped well locations with an estimated 84 Bcf of proved reserves. This infill drilling program - using a 50-acre spacing pattern versus 100 - has confirmed that the Barnett has considerably more recoverable gas reserves than once thought.

      In addition, a better and cheaper method of fracturing the rock around each well bore to enhance productivity has made many Barnett locations once considered marginal now economic to drill. These "light sand fracture" stimulation treatments use mostly water instead of polymer gel to crack open the rock, and they rely on smaller quantities of sand to prop open the cracks so gas can flow to the well bore. This new technique has reduced the cost of a standard-sized fracture treatment by 60 percent - or roughly $140,000 per well - and will enable the Company to apply larger treatments at minimal additional cost to improve the productivity of these wells. This light sand technique, applied fieldwide since October 1998, may be the key to expanding the economic limits of the field to include Mitchell's prospective acreage northeast and south of the current "sweet spot." This could add several hundred locations to the Company's current undrilled backlog.

                               PRODUCTION REPLACED
                             Year Ended January 31


                                  [BAR CHART]

                    171%      114%      105%      184%      195%
                    '95       '96       '97       '98       '99

                                   NATURAL GAS


                                  [BAR CHART]

                      57%       45%      105%      209%      123%
                     '95       '96       '97       '98       '99

                               OIL AND CONDENSATE


      Last year Mitchell drilled 56 wells in the Barnett shale. This year, due to budget limitations, 40 are planned, although the number could be increased if conditions improve.

      In East Texas, continued success in the Cotton Valley limestone drilling program at North Personville resulted in 11 new producers and identified a number of potential offset locations. Additional potential also was indicated along the updip edge of the field, as well as in the shallower Travis Peak and Cotton Valley sandstone sections as a result of a 52-square-mile 3-D survey shot last summer. The infill potential, coupled with the prospective 3-D locations, could offer significant new development opportunities for the field.

      During fiscal 1999 Mitchell also acquired other working interests in the field and adjoining producing properties with estimated Travis Peak and Cotton Valley sandstone reserves of 32 Bcf equivalent. Three wells were drilled and six workovers were performed on these properties last year. For fiscal 2000, a total of 15 new wells are planned for the North Personville area.

      In a larger Southeast Texas transaction, Mitchell acquired a 99 percent working interest in the Columbus field from Occidental Petroleum and other working interest owners. The Company booked 57.5 Bcf equivalent of reserves from this field in fiscal 1999, including reserves associated with 10 future drilling locations and 34 recompletion opportunities.

      Mitchell's plan to enhance productivity at Columbus is to apply some of the same successful completion methods used at Lake Creek, including co-mingling production from several Wilcox zones into a single completion. Previously untested zones also will be probed in this mature field.

      Since acquiring Columbus, Mitchell has completed four new wells and worked over eight existing ones. As a result, production has increased from 3.5 MMcf per day of gas equivalent to 12.5 MMcf currently. Six more new wells are planned for fiscal 2000.

      At Lake Creek/East Lake Creek/Pinehurst, 15 new wells were completed in these adjoining fields in fiscal 1999. Nine are planned for fiscal 2000, all within a 54-square-mile 3-D survey shot last year.

                                   [PICTURE]

                    ----------------------------------------
                    A Company geophysicist studies a 3-D
                    seismic section of the Bend Conglomerate
                    to identify new drilling locations in
                    southwest Wise County.
                    ----------------------------------------

PRINCIPAL PRODUCING AREAS
AVERAGE DAILY SALES

Year Ended January 31

                                              1999        1998
                                            -------     -------
NATURAL GAS (NET Mcf)

North Texas ...........................     122,100     114,400
East Texas ............................      61,500      56,200
Gulf Coast ............................      49,700      47,700
Other .................................      14,300      19,900
                                            -------     -------
                                            247,600     238,200
                                            =======     =======

CRUDE OIL AND CONDENSATE (NET Bbls)

North Texas ...........................       1,700       1,500
East Texas ............................       1,200       1,000
Gulf Coast ............................       2,400       2,000
West Texas/New Mexico .................       1,300       1,200
Other .................................         200         500
                                            -------     -------
                                              6,800       6,200
                                            =======     =======

EXPLORATORY ACTIVITIES

The focus of Mitchell's exploratory efforts in fiscal 1999 was three large 3-D surveys, two in the Gulf Coast area and one in North Texas. Based on initial interpretations, the prospects look promising.

      The 77-square-mile Cottonwood survey in Fort Bend County, which targeted Yegua traps on trend with a successful play in Wharton County, identified as many as 18 prospective locations. Mitchell has a 61 percent working interest in

                          ----------------------------
                          As part of its redevelopment
                          plan for the Columbus field,
                          acquired in mid-fiscal 1999,
                          Mitchell has completed eight
                          workovers like this one and
                          drilled four new wells.
                          ----------------------------

                                   [PICTURE]

                    ----------------------------------------
                    Well fracturing innovations are allowing
                    Mitchell to recover more gas at a lower
                    cost from the Barnett shale.
                    ----------------------------------------

this shoot and holds leases and options totaling 27,000 acres. The first Cottonwood test was a dry hole, but the Company expects to drill two additional tests in the second half.

      The 92-square-mile Franklin Ranch survey in McMullen County suggests 20 prospective drilling locations. The initial Wilcox sandstone test is expected to be spudded in the first quarter. Mitchell has an 80 percent working interest and controls more than 21,000 acres of leases and options in the area.

      In North Texas, the 90-square-mile Frazier 3-D seismic survey was shot to delineate additional gas development opportunities in the Caddo sandstone and Atoka conglomerate sections. This is the third survey in this general area in the last four years; 17 successful wells were drilled from previous surveys. More than 50 prospective locations have been identified from this new survey, at least 15 of which are expected to be drilled this year.

      Late in the year, in a 50-50 partnership with another operator, Mitchell also shot a 54-square-mile exploratory 3-D survey in Jefferson Davis Parish, Louisiana, as an extension of its successful Hackberry and Yegua sandstone exploratory play to the west in Calcasieu Parish and Orange County, Texas. The first test in this new Pine Island survey is tentatively scheduled for the third quarter of this year.

      Mitchell's most significant single discovery last year was in State Tract 86 in Trinity Bay, located 22 miles north of Galveston. This Frio well, in which Mitchell owns a 100 percent interest, is currently producing 14.5 MMcf of gas per day.

      At year end Mitchell had interests in 2,305 producing gas wells and 1,003 oil wells, of which 78 were productive in two or more zones. Excluding interests held by others, Mitchell held net interests equal to 2,026 gas and 609 oil wells, of which 66 were productive in two or more zones.

WELL COMPLETIONS(1)

Year Ended January 31, 1999

                                  Exploratory             Development                Total
                             ---------------------   ---------------------   ---------------------
                     Total    Oil     Gas     Dry     Oil     Gas     Dry     Oil     Gas     Dry
                     -----   -----   -----   -----   -----   -----   -----   -----   -----   -----
North Texas ......      75       4       2      --       8      57       4      12      59       4
East Texas .......      28      --      --       1      --      27      --      --      27       1
Gulf Coast .......      21      --      --       2       1      16       2       1      16       4
West Texas .......      32       4      --       5      23      --      --      27      --       5
Other(2) .........       9       1      --       4      --       1       3       1       1       7
                     -----   -----   -----   -----   -----   -----   -----   -----   -----   -----

Gross wells(3) ...     165       9       2      12      32     101       9      41     103      21
                     =====   =====   =====   =====   =====   =====   =====   =====   =====   =====

Net wells ........   120.5     4.2     2.0     5.5    12.3    90.3     6.2    16.5    92.3    11.7
                     =====   =====   =====   =====   =====   =====   =====   =====   =====   =====

-----------------
(1)   Excludes service wells.

(2)   Includes Louisiana, New Mexico, Mississippi, Oklahoma and Wyoming.

(3) An additional 15 wells (12.0 net wells) were in progress at January 31, 1999.

LEASEHOLDINGS

At January 31, 1999

                                                     Gross                 Net
                                                     Acres                Acres
                                                   ---------             -------
Alabama ................................              25,100              17,200
Louisiana ..............................              31,700              28,200
Mississippi ............................              28,800              11,800
New Mexico .............................              14,900              13,400
Ohio ...................................              23,600              23,500
South Dakota ...........................              46,100              13,400
Texas ..................................             366,000             268,600
Utah ...................................              22,900              11,900
Other* .................................              28,700              18,900
                                                   ---------             -------
Total undeveloped acreage ..............             587,800             406,900
Producing acreage ......................             779,400             579,500
                                                   ---------             -------
Total acreage ..........................           1,367,200             986,400
                                                   =========             =======

----------

* Includes Colorado, Michigan and Oklahoma.


                                   [PICTURE]

                     -------------------------------------
                     Roughnecks prepare to run a new stand
                     of pipe at a drilling location at Lake
                     Creek in Montgomery County, Texas.
                     -------------------------------------

MAJOR AREAS OF OPERATION

                                     [MAP]

GAS SERVICES

FINANCIAL HIGHLIGHTS

Year Ended January 31 (in thousands)

                                                         1999            1998
                                                      ---------       ---------
REVENUES
Natural gas processing .........................      $ 253,295       $ 329,990
Natural gas gathering and marketing ............        211,387         183,554
Other ..........................................         15,074          14,526
                                                      ---------       ---------
                                                      $ 479,756       $ 528,070
                                                      =========       =========

SEGMENT OPERATING EARNINGS (LOSS)
Natural gas processing .........................      $  (2,083)      $  28,330
Natural gas gathering and marketing ............         23,483          21,982
Other ..........................................         13,949          13,192
                                                      ---------       ---------
                                                         35,349          63,504

Unusual items
    Personnel reduction program costs ..........         (7,128)             --
    Asset write-downs ..........................         (7,560)             --
    Royalty litigation settlement provision ....             --         (26,000)
                                                      ---------       ---------
                                                      $  20,661       $  37,504
                                                      =========       =========

CAPITAL EXPENDITURES,
    excluding acquisitions .....................      $  28,822       $  41,041
                                                      =========       =========

                          NATURAL GAS LIQUIDS PRODUCED

                             Year Ended January 31


                                  [BAR CHART]

      43,400         44,500         46,100         45,300         41,100
       '95*           '96*           '97            '98            '99

                        AVERAGE DAILY PRODUCTION (Bbls)
                    * Excludes plants sold in 1995 and 1996.


                                  [BAR CHART]

      $11.57         $11.55         $16.13         $13.38         $10.23
       '95            '96            '97            '98            '99

                             AVERAGE PRICE (per Bbl)

While gas gathering and marketing earnings benefited from higher throughput volumes, gas processing results were adversely impacted by the lowest processing margins in 20 years. As a result, gas services operating earnings before unusual items declined to $35.3 million in fiscal 1999 from $63.5 million in the prior year.

     The Company reacted quickly to the downturn in its processing business, taking actions to lower its cost structure and conserve cash flows. One of its first responses was to postpone planned expansions and non-essential projects, cutting capital expenditures during fiscal 1999 to $28.8 million, from $41 million in the prior year. The capital budget has been reduced further to $21 million for the current year, a level sufficient to fund new well connections and necessary maintenance projects.

      In addition to the lower capital spending, the Company reduced gas services staffing by 21 percent late in the year. This resulted in a $7.1 million charge in the fourth quarter and will save $6 million in annual operating costs. Other actions included the consolidation of processing activities resulting in the shutdown of several plants, a tripling to 8,000 barrels per day of the Bridgeport plant's ability to reject ethane when it has more value as a gas, and the outsourcing of 29,000 horsepower of compression in North Texas. These actions and others to be taken in fiscal 2000 will significantly reduce the Company's operating and production costs and provide a sound platform for future growth.

VOLUMES AND PRICES

The Company increased its pipeline throughput by 30 percent to 554 MMcf per day during the year, marking the fifth consecutive yearly increase in gas throughput. The current year increase was due to the acquisition of the Bridgeport gathering system in January 1998 as part of the 1995 contract settlement with Natural Gas Pipeline Company of America. This system added 160 MMcf per day to total throughput.

      The average pipeline gross margin decreased to 19 cents per Mcf from 25 cents per Mcf in the prior year, largely because of the change in mix between sales and transportation volumes. The additional volumes from the Bridgeport gathering system are transported at relatively lower rates.

      Natural gas liquids production averaged 41,100 barrels per day in fiscal 1999, down 9 percent from the prior year. This decline was primarily due to reduced ethane production when its market value was greater as a gas than as a liquid and the periodic decision not to process certain gas volumes because of uneconomical margins. Daily production is expected to return to the 45,000 barrel range when gas processing margins improve.

                                   [PICTURE]

                      ------------------------------------
                      A welder completes a link between
                      the Perkins gathering system in West
                      Texas and the Jameson gathering
                      system to improve asset utilization
                      and reduce operating costs.
                      ------------------------------------

                              PIPELINE THROUGHPUT

                      Year Ended January 31 (MMcf per day)

                                  [BAR CHART]

       353            354            410            426            554
       '95*           '96            '97            '98            '99

                     * Excludes Winnie system, sold in 1995.

      Mitchell's NGL reserves at the end of fiscal 1999 were down 5 percent to 139 million barrels. The decline was attributable to the removal of 9 million barrels from the reserve base which would be uneconomical to recover in the future using the unusually low year-end NGL prices. These reserves will be added back to the Company's reserve base when NGL prices improve.

      The Company's average NGL price dropped 24 percent in fiscal 1999 to $10.23 per barrel, primarily due to the worldwide collapse in oil prices. NGL prices closely track oil because NGLs compete with oil-based products as petrochemical feedstocks. In addition, NGL prices were adversely affected by weak petrochemical demand associated with the Asian economic crisis and high propane inventories resulting from two consecutive extremely mild winters and higher imports.

      Because gas prices held up well most of the year, the "frac spread" the difference between the sales price of liquids and the cost of natural gas for fuel and shrinkage - declined an even more dramatic 45 percent year over year to $2.87 per barrel. This compares with an average spread of $5.58 over the past 15 years.

OPERATIONS

Mitchell strengthened its position in key areas through the acquisition of complementary gathering systems, which added volumes for both gas processing and residue gas sales. The Company also moved aggressively to consolidate field operations and to integrate newly acquired systems into existing systems. This increased asset utilization rates, eliminated redundant facilities and reduced operating costs.

SOUTHEAST TEXAS

Mitchell strengthened its gathering, processing and marketing operations in Southeast Texas, using the Exxon Katy plant for processing and the Katy Hub for gas sales. The Katy plant is one of the largest gas processing plants in the U.S., and Katy is one of the largest market hubs in Texas. Mitchell has a favorable gas processing contract, and the plant has excess processing capacity to handle future growth in this area.


                                   [PICTURE]

                      ------------------------------------
                      The Tri-County plant in Washington
                      County treats natural gas from the
                      Austin Chalk in South Central Texas.
                      ------------------------------------

      At year end, deliveries from Mitchell-operated pipelines to the inlet of the Katy plant totaled 130 MMcf per day, more than double the prior-year level. Mitchell-operated pipelines are now one of the largest suppliers of natural gas to the Katy plant, accounting for about 80 percent of that plant's NGL production.

      A pipeline connecting the Vanderbilt system to the Katy plant was completed in May 1998, and volumes on the system have increased from less than 5 MMcf per day to 25 MMcf per day currently. The Katy connection gives the Company a greater ability to compete for existing gas supplies and new gas from active drilling in the Wilcox and Yegua trends to the south.

      The Monco system continues to benefit from the Company's increased drilling activity in the Lake Creek, East Lake Creek and Pinehurst fields at the northern end of the system and by other producers throughout the system. At the southern end of the system, in Colorado County, two systems were acquired during the year, adding 37 miles of pipeline and a long-term dedication of acreage by an active third-party producer. The Company is pursuing additional gas supplies in Colorado County and may extend Monco to the recently acquired Columbus field.

      Rich gas volumes in the Austin Chalk area northwest of Houston declined by 21 percent during fiscal 1999, but are expected to remain stable this year because of planned third-party drilling and recompletion activities. Due to economic considerations and lower volumes, the remaining gas processing plant in this area was shut down late in the year, and the volumes were redirected to the Katy plant and the Company's Madison plant. This reduced fixed operating costs in the Austin Chalk by utilizing available capacity at these plants. In addition to the cost savings, the market prices received for both gas and natural gas liquids are relatively higher at Katy.

      A five-mile 16-inch extension of the Ferguson-Burleson gathering system in the Austin Chalk area was completed in fiscal 1999. This extended that line to the Brenham Dome area of Washington County where there is an active three-rig drilling program and from which approximately 80 MMcf per day was being transported at year end.

NORTH TEXAS

During fiscal 1999, additional interconnections were completed between the Bridgeport gathering system and the North Texas system, continuing the process of integrating the two systems. This optimizes gas flow on the systems, which reduces operating expenses, field compression and fuel consumption and improves utilization of Mitchell's four processing plants in the area.

                                    [PHOTO]

                        -------------------------------
                        A 16-mile interconnection
                        from the Vanderbilt system
                        to the Exxon Katy plant was
                        completed in May 1998,
                        giving Mitchell greater ability
                        to compete for new gas from
                        active drilling in the Wilcox
                        and Yegua trends.
                        -------------------------------

                     --------------------------------------
                     The Company's Bridgeport processing
                     plant located in North Texas has the
                     daily capacity to process 210 million
                     cubic feet of natural gas and produce
                     20,000 barrels of natural gas liquids.
                     --------------------------------------

                                   [PICTURE]

      The 330-mile Fort Worth Basin system, acquired from Tejas in December 1997, was successfully integrated into the Company's North Texas system. This resulted in the closing of an under-utilized processing plant and added marketing flexibility for gas sales in the area. In addition, this acquisition included a favorable gas sales contract which should attract new gas supplies.

                                   [PICTURE]

                     --------------------------------------
                     Mitchell owns interests in an MTBE
                     gasoline additive plant and Gulf Coast
                     Fractionators (above), both located in
                     Mont Belvieu, Texas. Earnings from
                     these fee-based facilities increased
                     6 percent in fiscal 1999.
                     --------------------------------------

WEST TEXAS

Acquisition of the 1,670-mile Perkins gathering system was completed in March 1998 by C&L Processors, a 50/50 partnership owned by Mitchell and Conoco. Rich gas gathered by this system was redirected to load the partnership's Jameson processing plant, increasing the Company's share of NGL production at Jameson by 1,400 barrels per day. Since the Jameson plant has on-site fractionation facilities, it realizes a higher margin for local propane and butane sales.

      Consolidation of the Jameson and Perkins systems eliminated redundant compression facilities and reduced the two systems' combined field personnel to 65 from 85. Annual operating expenses in the area were reduced by $1 million, or approximately 10 percent.

OTHER

The Company's downstream operations in Mont Belvieu, Texas, consist of a one-third interest in a world-scale MTBE gasoline additive plant and a 38.75 percent interest in an NGL fractionator. The MTBE plant had record production levels of 14,600 barrels per day in fiscal 1999, while fractionator volumes were steady at 99,400 barrels per day. Operating earnings from these facilities totaled $13.9 million in fiscal 1999, up 6 percent from the prior year.

Mitchell Energy & Development Corp. and Subsidiaries

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL POSITION AND RESULTS OF OPERATIONS

FORWARD-LOOKING INFORMATION

The discussion which follows includes forward-looking statements. Reference is made to the inside front cover of this report for information concerning these statements, including factors that could cause actual results to differ materially from those in the forward-looking statements.

LIQUIDITY AND CAPITAL RESOURCES

OVERVIEW. The downward trend in energy prices was the primary driver affecting the Company's financial results in fiscal 1999. The following table shows the Company's average sales prices during the past three fiscal years:

                                                      CRUDE OIL AND
                        NATURAL GAS (PER Mcf)      CONDENSATE (PER Bbl)          NGLs (PER Bbl)
                      ------------------------   ------------------------   ------------------------
                       1999     1998     1997     1999     1998     1997     1999     1998     1997
                      ------   ------   ------   ------   ------   ------   ------   ------   ------
First quarter .....   $ 2.29   $ 2.23   $ 2.27   $13.93   $19.99   $19.45   $11.44   $13.46   $14.15
Second quarter ....     2.25     2.24     2.40    12.33    18.48    20.28    10.22    12.76    13.62
Third quarter .....     1.90     2.66     2.21    12.22    18.89    22.62     9.79    14.33    16.55
Fourth quarter ....     1.99     2.71     3.65    10.25    17.02    23.39     9.27    12.93    19.97
Fiscal year .......     2.11     2.47     2.64    12.18    18.50    21.50    10.23    13.38    16.13

During fiscal 1997's fourth quarter, prices rose to levels not seen in many years. Then after remaining relatively stable in fiscal 1998, they fell throughout fiscal 1999 to low points not seen for oil and NGLs since 1986. The depressed NGL prices, coupled with the relatively higher natural gas prices, caused the Company's normally very profitable gas processing activities to report segment operating losses for the second, third and fourth quarters of fiscal 1999. The depressed energy price environment led to fiscal 1999 fourth quarter impairments of certain oil and gas proved properties - primarily oil fields - and gas services assets.

   After falling further early in fiscal 2000, oil and NGL prices began to recover somewhat in March because of announced production cutbacks by several major oil producing countries. Whether these price increases will hold is not known.

   The Company's activities have consisted exclusively of energy operations since its sale of The Woodlands Corporation (TWC) in July 1997. While the Company's operating plans are not generally modified in response to normal volatility in energy prices, the downward price swings were so extreme in recent periods that they could not be ignored. Accordingly, after using a substantial portion of the TWC sales proceeds to grow its energy businesses early in fiscal 1999, the Company began to sharply curtail capital spending in the second half of the year and to take steps to reduce operating costs, including a personnel reduction program at year's end. These actions were taken to enhance the Company's profitability and to bring its cash outflows more in line with its price-dampened revenues and thereby mitigate the need for incremental borrowings going forward.

   The Company believes that it has positioned itself to withstand a continued period of low energy prices. Even with its reduced capital budget, the Company expects to maintain its production volumes for natural gas and oil and to replace the reserves it will produce in fiscal 2000. The nature of the Company's gas and oil properties allows it to quickly adjust its capital spending levels either upward or downward. With its large backlog of 1,000 undrilled well locations, the Company's drilling program can be quickly increased to add to its production capabilities should improved prices make this advisable.

CAPITAL AND EXPLORATORY EXPENDITURES. The following table, which excludes expenditures for discontinued real estate operations, compares the Company's fiscal 2000 budget for capital and exploratory expenditures with its actual expenditures during fiscal 1999 and 1998 (in millions):

                                   2000 Budget               1999                           1998
                                 ---------------   ---------------------------------   ---------------
                                                    First    Last    Total
                                 Amount      %      Half     Half    Amount      %     Amount      %
                                 ------   ------   ------   ------   ------   ------   ------   ------
Exploration and production ...   $112.4     82.5   $109.3   $ 59.7   $169.0     84.4   $185.8     80.1
Gas services .................     21.0     15.4     18.7     10.1     28.8     14.4     41.0     17.7
Corporate ....................      2.8      2.1      1.3      1.0      2.3      1.2      5.2      2.2
                                 ------   ------   ------   ------   ------   ------   ------   ------
                                 $136.2    100.0    129.3     70.8    200.1    100.0    232.0    100.0
                                 ======   ======                              ======            ======
Asset acquisitions
  Exploration and production..................       67.6      4.1     71.7               4.7
  Gas services................................       13.3      4.3     17.6              21.6
                                                   ------   ------   ------            ------
                                                   $210.2   $ 79.2   $289.4            $258.3
                                                   ======   ======   ======            ======

   The fiscal 1999 budget - originally set at $241 million - called for the continuation of an accelerated program to drill the Company's substantial inventory of development locations in its core areas. In addition, significant expenditures were included for 3-D seismic work, exploratory acreage purchases and exploratory drilling. More than 90% of the budgeted fiscal 1999 spending for seismic surveys was incurred in the first half, as dry weather and the availability of crews and equipment allowed an acceleration of the planned schedule.

   Because of declining energy prices, the Company reassessed its fiscal 1999 capital spending plans at mid-year. With no near-term recovery in sight for energy prices, the budget was reduced by $29.7 million (12%) to $211.3 million. Actual spending for the year - excluding acquisitions - totaled $200.1 million, 5% below the revised budget.

   The Company's fiscal 2000 budget was set at $136.2 million, 32% below the $200.1 million spent in the prior year and roughly in line with the reduced spending pace adopted for fiscal 1999's last half. Of the exploration and production budget, approximately $75 million is planned for drilling primarily low-risk gas development wells. The gas services planned spending is limited almost exclusively to new well connections to maintain pipeline throughput and gathering system and processing plant improvement projects.

PERSONNEL COST REDUCTION PROGRAM. As a result of the program announced in December 1998, 235 positions were eliminated, reducing the Company's full-time employment level by 21% to approximately 875. Annual salary and benefits costs were reduced by approximately $17 million. Most of the $24.5 million in costs associated with the program will be paid by previously funded retirement plans or over an extended period as incremental retiree medical benefits. Consequently, current cash costs totaled only approximately $7 million. See Note 10 of Notes to Consolidated Financial Statements for additional information.

FINANCING MATTERS. As previously reported, the Company discontinued its real estate activities during fiscal 1998 and realized $481 million of after-tax proceeds from the TWC sale. During the first quarter of fiscal 1999, the Company essentially completed the disposition of the discontinued operations by selling most of the remaining properties outside The Woodlands.

   A balanced plan was implemented to reinvest the TWC sales proceeds as quickly as practical, consistent with the Company's objective of growing its core energy businesses in a prudent manner. This reinvestment program was completed during fiscal 1999's first quarter, and the table on the following page summarizes the uses of those proceeds (dollars in millions):

                                                                                   Fiscal   Fiscal
                                                                                    1999     1998    Total
                                                                                   ------   ------   ------
Acquisitions ...................................................................   $ 64.7   $ 26.3   $ 91.0
Fiscal 1999 capital expenditures in excess of funds from operations ............     23.0       --     23.0
Accelerated fiscal 1998 capital spending (primarily for oil and gas
  exploratory activities) ......................................................       --     24.0     24.0
Common stock purchases
  Accelerated buyback (700,000 Class A and 1,400,000 Class B shares) ...........      7.5     49.7     57.2
  Open-market purchases (45,000 Class A and 884,200 Class B shares) ............      1.8     22.7     24.5
Repurchase of 9 1/4% senior notes (including $19.3 for tender offer costs and
  expenses) ....................................................................       --    205.0    205.0
Repayment of off-balance-sheet partnership indebtedness ........................       --     43.8     43.8
December 1997 special common stock dividends
  (24 cents on Class A and 26.5 cents on Class B) ..............................       --     12.5     12.5
                                                                                   ------   ------   ------
                                                                                   $ 97.0   $384.0   $481.0
                                                                                   ======   ======   ======

The fiscal 1998 amounts were discussed in the Company's Fiscal 1998 Annual Report. The fiscal 1999 spending was directed almost exclusively toward expanding the Company's core energy operations via acquisitions and a stepped-up exploratory program.

   After reinvesting the remaining proceeds from the TWC sale during fiscal 1999's first quarter, the Company began using borrowings under bank credit agreements and proceeds from an agreement pursuant to which energy accounts receivable are sold to a third party to fund portions of its ongoing capital program. Entering into the receivable sales agreement eliminated the need to fund the Company's receivables with bank borrowings and lowered its costs. Because of sales under this agreement, the Company's working capital at January 31, 1999 was approximately $50 million less than it otherwise would have been.

   The parent company has a $25 million bank money-market facility and entered into a five-year $250 million bank revolving credit agreement in July 1998, replacing a $150 million facility of a subsidiary. Borrowings of $48.2 million were outstanding under these bank credit facilities at January 31, 1999. Of the Company's outstanding debt, $100 million of 8% senior notes mature on July 15, 1999. The Company has not decided whether it will fund the repayment of the maturing senior notes by selling additional senior notes or by borrowing under the bank credit agreement.

NORTH TEXAS WATER WELL LITIGATION. See Note 7 of Notes to Unaudited Consolidated Financial Statements for information concerning this litigation and recoveries of defense costs under agreements with the Company's insurance carriers. Reimbursement agreements were reached with two additional carriers late in March 1999, and negotiations continue with other carriers which hopefully will be concluded successfully during fiscal 2000.

DIVIDEND POLICY. The Company has paid regular quarterly cash dividends on its common stock for an uninterrupted period of 20 years. Annual regular dividends totaling 48 cents and 53 cents per share, respectively, have been paid on the Company's Class A and Class B common stock since fiscal 1994.

DISCLOSURES ABOUT MARKET RISK. The Company's major market risk exposure involves prices for crude oil, natural gas and NGLs. Realized prices for these products are driven primarily by prevailing world crude oil prices and domestic natural gas prices. Such prices have historically been volatile (see the table on page 17, for example), and this is expected to continue. In general, a $1.00 change in the per-barrel price of oil, together with an equivalent change in the prices for natural gas and NGLs based on Btu content (16 cents for gas and 67 cents for NGLs), changes the Company's annual segment operating earnings and cash flows by approximately $23 million and its after-tax annual net earnings by almost $15 million.

   The Company has a "natural" hedge in that while it is a seller of natural gas, it also purchases natural gas in connection with its gas processing operations (such purchases equal approximately 40% of gas sales). Also, it infrequently enters into hedging activities to manage certain exposures to price fluctuations. The Company does not hold or issue derivative instruments for trading purposes. It had no open hedging positions at January 31, 1999, and its hedging activity during the last three years was not significant.

   The Company's interest rate risk exposure is minimal since almost 90% of its outstanding debt at January 31, 1999 consisted of senior notes with fixed interest rates. Of these notes, $100 million mature in July 1999, and the Company has not decided whether they will be refunded using fixed- or floating-rate debt.

YEAR 2000 ISSUE. Like others, the Company is facing computer systems problems caused by the approaching turn of the century, which has been dubbed the "Year 2000 problem." In addition to affecting mainframe and mid-range computer systems, this problem potentially impacts computer chips integrated into security, plant automation and pipeline control systems. Beginning in late 1996, the Company conducted a study to determine the Year 2000 readiness of its mainframe and mid-range financial and operating systems and established a timetable for reprogramming, replacing and testing these systems to see that they properly recognize dates subsequent to December 31, 1999. The Company's schedule, which calls for these efforts to be completed by July 31, 1999, is currently being met. Since this work is being accomplished principally by reallocating internal resources, this effort is not expected to significantly impact the Company's results of operations or cash flows. Through January 31, 1999, third party costs totaling $560,000 had been incurred in this regard out of total estimated costs of $1.1 million.

   During August 1998, the Company completed an inventory of embedded chips integrated into its security, plant automation and pipeline control systems. As part of this process, the Company has ranked the facilities containing embedded chips in order of importance and has begun contacting equipment vendors to determine the steps that will be necessary to make the equipment in which they are installed capable of properly recognizing dates after December 31, 1999. Testing of the facilities categorized as important is scheduled to be completed by April 30, 1999. Third party costs generally are not being incurred in connection with these efforts.

   Through communications with industry partners and others, the Company is also evaluating the risks presented by potential Year 2000 non-compliance of third parties. Since such risks vary substantially, companies are being contacted based on the estimated magnitude of the risk posed to the Company by their potential Year 2000 non-compliance. The Company is currently not aware of any situations where material disruptions of its business activities are likely because of the Year 2000 non-compliance of third parties.

   The timetable for the Company's planned completion of its own Year 2000 modifications and the estimated costs to accomplish this are management's best estimates. These assessments involve many assumptions concerning future events, including the continued availability of certain resources, particularly personnel able to locate, reprogram or replace, and test the Company's hardware and software in accordance with the Company's established schedule. There can be no guarantee that the Company's estimates will prove accurate, and actual results could differ significantly from the estimates. Finally, there can be no guarantee that the Year 2000 non-compliance of third parties of business importance to the Company will not adversely affect its operations in a future period. Although it is not currently aware of any such situations, the Company is developing contingency plans to alter business relationships in the event of such non-compliance.

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

   Over the next two or three years, the Company estimates that its expenditures to comply with environmental regulations will total approximately $5.7 million per year. These costs consist principally of third-party charges for water and waste disposal associated with oil and gas wells but also include non-routine expenses for remediation of old sites, storm water control projects and emission controls. Expenditures for the compliance assurance monitoring requirements of the Federal Clean Air Act Amendments of 1990 could add another $1 million in costs when compliance with those regulations is required, which is not expected to occur before January 1, 2002.

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

OPERATING STATISTICS

Certain operating statistics (including, where applicable, proportional interests in equity partnerships) for fiscal 1999, 1998 and 1997 follow:

                                                    1999        1998       1997
                                                  -------     -------    -------
AVERAGE DAILY VOLUMES
Natural gas sales (Mcf) ......................    247,600     238,200    228,500
Crude oil and condensate sales (Bbls) ........      6,800       6,200      5,500
Natural gas liquids produced (Bbls) ..........     41,100      45,300     46,100
Pipeline throughput (Mcf) ....................    554,000*    426,000    410,000

AVERAGE SALES PRICES
Natural gas (per Mcf) ........................    $  2.11     $  2.47    $  2.64
Crude oil and condensate (per Bbl) ...........      12.18       18.50      21.50
Natural gas liquids produced (per Bbl) .......      10.23       13.38      16.13

----------

* Includes 160,000 for North Texas gathering system acquired effective January 1, 1998.


QUARTERLY STOCK DATA
(per-share amounts)

                                 Market Price Range
                       --------------------------------------
                            Class A              Class B         Cash Dividends
                       -----------------    -----------------   ----------------
                        High       Low       High       Low     Class A  Class B
                       -------   -------    -------   -------   -------  -------
FISCAL 1999
First .............    $ 28.25   $ 24.56    $ 28.50   $ 24.38   $   .12  $ .1325
Second ............      25.25     18.31      25.38     18.00       .12    .1325
Third .............      18.06     10.94      18.00     12.06       .12    .1325
Fourth ............      14.94      9.63      15.25      9.88       .12    .1325

FISCAL 1998
First .............    $ 23.63   $ 18.25    $ 23.50   $ 18.75   $   .12  $ .1325
Second ............      24.06     19.13      24.13     18.75       .12    .1325
Third .............      29.75     22.75      29.50     23.44       .12    .1325
Fourth ............      29.63     25.25      29.38     25.06       .36*   .3975*

----------

* Includes special dividends (24 cents on Class A and 26.5 cents on Class B).

RESULTS OF OPERATIONS - FISCAL 1999 COMPARED WITH FISCAL 1998

OVERVIEW. Earnings from continuing operations for fiscal 1999 and 1998 - both before and after unusual items - are summarized in the table which follows. The Company incurred a loss of $53 million from continuing operations during fiscal 1999, which compared with the prior year's earnings of $37.8 million. Excluding the effects of unusual items in both years, fiscal 1999's loss was $8.5 million, versus earnings of $57.5 million in fiscal 1998. The earnings decline was primarily caused by lower energy sales prices, increased interest expense attributable to continuing operations and reduced interest income on excess cash balances. The following table and discussion identify and explain the major increases (decreases) in earnings (in millions):

                                                                            Segment                  Earnings from Cont-
                                                                      Operating Earnings             inuing Operations
                                                                     --------------------            -------------------
                                                                     Exploration                      Before
                                                                         and       Gas                Income    After
                                                                     Production  Services   Other*    Taxes      Tax
                                                                     ----------  --------   ------    ------    ------
FISCAL 1998 AMOUNTS AFTER UNUSUAL ITEMS ............................   $ 57.9     $ 37.5    $(44.7)   $ 50.7    $ 37.8
ELIMINATE IMPACT OF FISCAL 1998 UNUSUAL ITEMS
    (see bottom section of table on page 24) .......................      4.6       26.0        --      30.6      19.7
                                                                       ------     ------    ------    ------    ------
FISCAL 1998 AMOUNTS BEFORE UNUSUAL ITEMS ...........................     62.5       63.5     (44.7)     81.3      57.5
                                                                       ------     ------    ------    ------    ------
MAJOR INCREASES (DECREASES)
Lower natural gas sales price ......................................    (31.3)        --        --     (31.3)    (20.3)
Lower crude oil and condensate sales price .........................    (14.9)        --        --     (14.9)     (9.7)
Higher natural gas sales volumes ...................................      3.5         --        --       3.5       2.3
Higher oil and condensate sales volumes ............................      2.8         --        --       2.8       1.8
Increased geological and geophysical expenses ......................     (4.5)        --        --      (4.5)     (2.9)
Higher DD&A rate ($.89 versus $.84 per equivalent Mcf produced) ....     (5.6)        --        --      (5.6)     (3.6)
Price-related decreases in NGL margins .............................       --      (22.9)       --     (22.9)    (15.0)
Lower NGL volumes ..................................................       --       (3.6)       --      (3.6)     (2.3)
Gain from a partnership's sale of the
    Brooks-Hidalgo gathering system ................................       --        3.5        --       3.5       2.3
Depreciation expense on North Texas
    gathering system acquired in January 1998 ......................       --       (1.8)       --      (1.8)     (1.2)
Increased interest expense attributable to continuing operations ...                  --      (7.7)     (7.7)     (5.0)
Interest income on excess cash balances ............................       --         --      (8.0)     (8.0)     (5.2)
Performance unit expense accruals ..................................      (.8)       (.4)      (.4)     (1.6)     (1.0)
Fiscal 1998 state income tax credit (see page 26) ..................       --         --        --        --      (3.7)
Other, net .........................................................     (2.5)      (3.0)      2.0      (3.5)     (2.5)
                                                                       ------     ------    ------    ------    ------
                                                                        (53.3)     (28.2)    (14.1)    (95.6)    (66.0)
                                                                       ------     ------    ------    ------    ------
FISCAL 1999 AMOUNTS BEFORE UNUSUAL ITEMS ...........................      9.2       35.3     (58.8)    (14.3)     (8.5)
                                                                       ------     ------    ------    ------    ------
                                                                See
                                                                Page
FISCAL 1999 UNUSUAL ITEMS                                       ----
Proved property impairments ...................................  41     (42.2)       --        --     (42.2)    (26.4)
Personnel reduction program costs .............................  41      (8.5)     (7.1)     (8.9)    (24.5)    (15.7)
Gas services asset write-downs ................................  41        --      (7.6)       --      (7.6)     (4.9)
Water well litigation provision reversals .....................  35       4.0        --        --       4.0       2.5
                                                                       ------    ------    ------    ------    ------
                                                                        (46.7)    (14.7)     (8.9)    (70.3)    (44.5)
                                                                       ------    ------    ------    ------    ------
FISCAL 1999 AMOUNTS AFTER UNUSUAL ITEMS ............................   $(37.5)   $ 20.6    $(67.7)   $(84.6)   $(53.0)
                                                                       ======    ======    ======    ======    ======

----------

* Includes general and administrative expense and other expense.

EXPLORATION AND PRODUCTION OVERVIEW. Exclusive of unusual items, exploration and production fiscal 1999 segment operating earnings of $9.2 million were sharply lower than the $62.5 million of the prior year primarily because of the current period's lower prices for natural gas and oil and condensate sales. Daily natural gas production increased 4% during fiscal 1999, to a record 247.6 MMcf, and oil and condensate production increased 10% to 6,800 barrels per day.

Lower natural gas sales price ($31.3 million decrease). The Company's natural gas sales price averaged $2.11 per Mcf in fiscal 1999, $.36 (15%) below the $2.47 realized in the prior year, reducing operating earnings by $31.3 million. As shown by the table on page 17, natural gas prices were substantially higher in the last half of the prior year than they were in fiscal 1999.

Lower oil and condensate sales price ($14.9 million decrease). The Company's sales price for oil and condensate averaged $12.18 per barrel during fiscal 1999, down sharply from the prior year's $18.50, reducing operating earnings by $14.9 million. The collapse in world oil prices was largely the result of overproduction, very mild weather in the U.S. the last two winters and an economic downturn in Southeast Asia and other parts of the world.

Higher natural gas sales volumes ($3.5 million increase). Natural gas sales volumes averaged 247.6 MMcf per day during fiscal 1999, up from 238.2 MMcf during the prior year, increasing operating earnings by $3.5 million. This increase was principally due to drilling and recompletion activity in North Texas, Limestone County, the Lake Creek field and the Columbus field - which was purchased during fiscal 1999's first quarter.

Higher oil and condensate sales volumes ($2.8 million increase). Fiscal 1999's production of oil and condensate increased 600 barrels per day to 6,800, increasing operating earnings by $2.8 million. This resulted largely from fiscal 1998 drilling and recompletion activity in Throckmorton County (North Texas), the Lake Creek field (Southeast Texas) and Calcasieu Parish (Southwest Louisiana), much of which resulted from the Company's earlier 3-D seismic surveys. Drilling and recompletions in the Columbus field during fiscal 1999 also contributed to this increase.

Increased geological and geophysical expenses ($4.5 million decrease). Largely because of a planned increase in 3-D exploratory seismic survey expenditures, the Company incurred $4.5 million more in geological and geophysical expenses in fiscal 1999. Fiscal 1999's activity included surveys in McMullen County, Texas (Franklin Ranch area), Wise County, Texas (Frazier area) and Throckmorton County, Texas (McCluskey area). While such expenditures reduce current earnings, it is believed that they will make important contributions to the Company's longer-term results.

GAS SERVICES OVERVIEW. Gas services operating earnings declined $28.2 million (to $35.3 million) during fiscal 1999 principally because of price-related reductions in gas processing margins and volumes. NGL production averaged 41,100 barrels per day, down 9% from fiscal 1998's 45,300. The production decline was largely the result of decisions not to recover ethane or to process certain natural gas volumes when these actions increased the Company's overall profitability.

Price-related decreases in NGL margins ($22.9 million decrease). The average price for NGLs produced during fiscal 1999 of $10.23 per barrel was 24% below the prior year's $13.38, reducing NGL revenues by $47.4 million. Because of the impact of the lower NGL and natural gas prices on producer payments, feedstock costs also declined, reducing the net margin decline to $22.9 million.

OTHER

Interest expense attributable to continuing operations ($7.7 million decrease). Because a portion of the proceeds from the sale of The Woodlands Corporation
(TWC) was reinvested in continuing operations rather than being used to retire debt related to discontinued operations, interest expense attributable to continuing operations rose by $7.7 million during fiscal 1999. Total interest expense - including that attributable to discontinued operations - declined by $7.5 million largely because of the repurchase during fiscal 1998's third quarter of $185.7 million of 9 1/4% senior notes.

Performance unit expense accruals ($1.6 million decrease). In December 1997, the Company awarded performance units to mid-level managerial and professional employees. Holders of these units on March 31, 1999 will receive cash compensation equal to the closing price of the Company's Class B Common Stock on that date times the number of units awarded to them. Compensation expense - which was $1.6 million higher in fiscal 1999 ($2.4 million versus $.8 million) - is being accrued ratably over the units' 15.5-month life.

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


                                                                                     Segment                   Earnings from Con-
                                                                               Operating Earnings              tinuing Operations
                                                                              --------------------             -----------------
                                                                              Exploration                      Before
                                                                                  and       Gas                Income     After
                                                                              Production  Services   Other*    Taxes      Tax
                                                                              ----------  --------   ------    ------    ------
FISCAL 1997 AMOUNTS AFTER UNUSUAL ITEMS .................................       $ 80.8     $108.1    $(55.1)   $133.8    $ 86.3
                                                                                ------     ------    ------    ------    ------
                                                                See
                                                                Page
ELIMINATE IMPACT OF FISCAL 1997 UNUSUAL ITEMS                   ----
Water well litigation provision ...............................  35              (10.0)        --        --     (10.0)     (6.2)
Severance tax refunds .........................................  42                5.9         --        --       5.9       3.7
Columbia Gas contract settlement proceeds .....................  42                3.5         --        --       3.5       2.1
                                                                                ------     ------    ------    ------    ------
                                                                                   (.6)        --        --       (.6)      (.4)
                                                                                ------     ------    ------    ------    ------
FISCAL 1997 AMOUNTS BEFORE UNUSUAL ITEMS ....................................     81.4      108.1     (55.1)    134.4      86.7
                                                                                ------     ------    ------    ------    ------
MAJOR INCREASES (DECREASES)
Lower natural gas sales price ...............................................    (13.3)        --        --     (13.3)     (8.6)
Lower crude oil and condensate sales price ..................................     (6.5)        --        --      (6.5)     (4.2)
Higher natural gas sales volumes ............................................      3.7         --        --       3.7       2.4
Higher oil and condensate sales volumes .....................................      3.6         --        --       3.6       2.3
Increased geological and geophysical expenses ...............................     (6.6)        --        --      (6.6)     (4.3)
Natural gas processing
    Price-related decreases in NGL margins ..................................       --      (27.4)       --     (27.4)    (17.8)
    Lower NGL production volumes ............................................       --       (2.9)       --      (2.9)     (1.9)
    Lower NGL marketing earnings (primarily due to declining
      prices early in fiscal 1998 versus rising prices late in fiscal 1997)..       --       (6.0)       --      (6.0)     (3.9)
    Increased operating expenses (principally
      repairs and maintenance at the Bridgeport plant) ......................       --       (6.0)       --      (6.0)     (3.9)
Gas gathering and marketing .................................................       --       (5.6)       --      (5.6)     (3.6)
Equity in earnings of MTBE plant partnership ................................       --        1.5        --       1.5       1.0
Increased interest expense attributable to continuing operations ............       --         --      (4.6)     (4.6)     (3.0)
Interest income on excess cash balances .....................................       --         --       8.2       8.2       5.3
Gains on venture capital investments ........................................       --         --       5.4       5.4       3.5
Lower effective income tax rate .............................................       --         --        --        --       5.3
Other, net ..................................................................       .2        1.8       1.4       3.4       2.2
                                                                                ------     ------    ------    ------    ------
                                                                                 (18.9)     (44.6)     10.4     (53.1)    (29.2)
                                                                                ------     ------    ------    ------    ------
FISCAL 1998 AMOUNTS BEFORE UNUSUAL ITEMS ....................................     62.5       63.5     (44.7)     81.3      57.5
                                                                                ------     ------    ------    ------    ------
                                                                See
                                                                Page
FISCAL 1998 UNUSUAL ITEMS                                       ----
Royalty litigation settlement provision .......................  42                 --      (26.0)       --     (26.0)    (16.9)
Water well litigation provision ...............................  35               (7.0)        --        --      (7.0)     (4.3)
Gain from sale of contract drilling assets ....................  42                2.4         --        --       2.4       1.5
                                                                                ------     ------    ------    ------    ------
                                                                                  (4.6)     (26.0)       --     (30.6)    (19.7)
                                                                                ------     ------    ------    ------    ------
FISCAL 1998 AMOUNTS AFTER UNUSUAL ITEMS .................................       $ 57.9     $ 37.5    $(44.7)   $ 50.7    $ 37.8
                                                                                ======     ======    ======    ======    ======



----------------

* Includes general and administrative expense and other expense.

EXPLORATION AND PRODUCTION OVERVIEW. Exclusive of unusual items, exploration and production fiscal 1998 segment operating earnings of $62.5 million were $18.9 million below the $81.4 million of the prior year largely as a result of lower sales prices for natural gas and crude oil and condensate. Also contributing to the earnings decline were increased expenditures for 3-D seismic surveys. The Company increased its natural gas production by 4% in fiscal 1998.

Lower natural gas sales price ($13.3 million decrease). The Company's natural gas sales price during fiscal 1998 averaged $2.47 per Mcf, $.17 below the $2.64 of the prior year, reducing operating earnings by $13.3 million. Lower crude oil and condensate sales price ($6.5 million decrease). The Company's sales price for crude oil and condensate averaged $18.50 per barrel in fiscal 1998, down from the prior year's $21.50, reducing operating earnings by $6.5 million.

Higher natural gas sales volumes ($3.7 million increase). Natural gas sales volumes averaged 238.2 MMcf per day during fiscal 1998, up from 228.5 MMcf during fiscal 1997, increasing operating earnings by $3.7 million. The increase was principally related to activities in the Lake Creek and North Personville fields.

Higher crude and condensate sales volumes ($3.6 million increase). The Company's production of crude oil and condensate increased 700 barrels per day (13%) in fiscal 1998, increasing operating earnings by $3.6 million. This occurred largely because of drilling in Throckmorton County (North Texas) and Lake Creek and enhanced recovery projects in West Texas.

Increased geological and geophysical expenses ($6.6 million decrease). During fiscal 1998, the Company stepped up its exploration program, particularly increasing expenditures for 3-D seismic surveys to identify potential new well locations in unexplored areas and in areas already well-worked by the Company and others. As a result, geological and geophysical expenses rose $6.6 million (64%) in fiscal 1998.

GAS SERVICES OVERVIEW. Gas services operating earnings before unusual items declined $44.6 million to $63.5 million during fiscal 1998 principally because of price-related reductions in earnings from gas processing and gas gathering and marketing operations. Also contributing to the decline were volume reductions resulting from normal field decline of the wells connected to the 45%-owned Texas Austin Chalk rich-gas system. Besides reducing the system's throughput, this also lowered the NGL volumes extracted at gas processing plants located on the system.

Natural gas processing - Price-related decreases in NGL margins ($27.4 million decrease). The average price for NGLs produced during fiscal 1998 of $13.38 per barrel was 17% below the prior year's $16.13, decreasing NGL revenues by $44.2 million. Partially offsetting the impact of this on NGL margins was a $16.8 million decline in feedstock costs, which occurred because of NGL-price-related reductions in producer payments and fuel and shrinkage cost reductions associated with fiscal 1998's lower natural gas prices.

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

Equity in earnings of MTBE plant partnership ($1.5 million increase). This variance resulted primarily from a $.7 million increase in operating income because of less downtime for maintenance in fiscal 1998 (13 days versus 70) and a $.9 million decline in interest expense occurring largely because of ongoing quarterly repayments of the partnership's debt.

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

Interest income on excess cash balances ($8.2 million increase). During the last half of fiscal 1998, the Company temporarily invested the substantial available proceeds from the TWC sale in short-term investments. Primarily because of the income from these investments, the Company earned interest income of $8.9 million in fiscal 1998, or $8.2 million more than in the previous year.

Lower effective income tax rate ($5.3 million net earnings increase). Largely because of a deferred state income tax credit related to a reorganization late in fiscal 1998 of the legal structure under which gas services operations are conducted, the Company's effective income tax rate on earnings from continuing operations was 25.4% in fiscal 1998, down from fiscal 1997's 35.5%.


UNAUDITED QUARTERLY FINANCIAL DATA
(in thousands except per-share data)


                                                    First         Second            Third        Fourth
                                                   Quarter        Quarter          Quarter       Quarter
                                                 ----------      ----------       ----------    ----------
FISCAL 1999
Revenues .....................................   $  172,392      $  180,715       $  175,334    $  172,949
Segment operating earnings (loss) ............       17,443(a)        7,888 (a)        9,595       (51,805)(b)
Earnings (loss) from continuing operations ...        2,295          (4,248)          (3,716)      (47,293)
Discontinued real estate operations ..........        3,250              --               --            --
Net earnings (loss) ..........................        5,545          (4,248)          (3,716)      (47,293)
Basic and diluted earnings (loss) per share
    Class A - From continuing operations .....   $      .05      $     (.09)      $     (.08)   $     (.97)
              Net earnings ...................          .11            (.09)            (.08)         (.97)
    Class B - From continuing operations .....          .05            (.08)            (.07)         (.96)
              Net earnings ...................          .12            (.08)            (.07)         (.96)

FISCAL 1998
Revenues .....................................   $  169,731      $  175,602       $  224,125    $  221,044
Segment operating earnings (loss) ............       26,259(c)         (971)(d)       38,685        31,441
Earnings (loss) from continuing operations ...       10,721          (7,461)          17,735        16,831
Discontinued real estate operations ..........        5,756         (65,439)              --            --
Extraordinary item (after tax) ...............           --              --          (13,250)           --
Net earnings (loss) ..........................       16,477         (72,900)           4,485        16,831
Basic and diluted earnings (loss) per share
    Class A - From continuing operations .....   $      .20      $     (.15)      $      .35    $      .32
              Net earnings ...................          .31           (1.41)             .08           .32
    Class B - From continuing operations .....          .21            (.14)             .36           .35
              Net earnings ...................          .32           (1.40)             .10           .35

-------------
(a) Includes water well litigation provision reversals of $3,000 in the first quarter and $1,000 in the second.

(b) Reduced by exploration and production proved property impairments of $42,250, gas services asset write-downs of $7,560 and personnel reduction program charges of $15,652.

(c) Includes gain of $2,382 from the sale of contract drilling assets and is reduced by a $7,000 water well litigation provision.

(d) Reduced by royalty litigation provision of $26,000.

MITCHELL ENERGY & DEVELOPMENT CORP. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

January 31, 1999 and 1998 (dollar amounts in thousands)


                                                                                       1999           1998
                                                                                   -----------    -----------

ASSETS
CURRENT ASSETS
Cash and cash equivalents ......................................................   $    20,300    $   105,309
Trade receivables (net of allowance for doubtful accounts of $318 and $326) ....        34,078        113,285
Inventories ....................................................................        10,734         14,479
Income taxes receivable ........................................................         5,944             --
Net assets of discontinued real estate operations (Note 3) .....................            --         26,056
Other ..........................................................................         8,576          8,591
                                                                                   -----------    -----------
   Total current assets ........................................................        79,632        267,720

PROPERTY, PLANT AND EQUIPMENT (at cost less accumulated depreciation,
    depletion and amortization of $1,450,685 and $1,331,139 - Note 2) ..........     1,033,738        954,667

LONG-TERM INVESTMENTS AND OTHER ASSETS .........................................        33,106         29,586
                                                                                   -----------    -----------
                                                                                   $ 1,146,476    $ 1,251,973
                                                                                   ===========    ===========

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Current maturities of long-term debt ...........................................   $   100,000    $        --
Oil and gas proceeds payable ...................................................        68,658         94,661
Accounts payable ...............................................................        32,868         55,119
Accrued liabilities ............................................................        40,269         48,969
                                                                                   -----------    -----------
  Total current liabilities ....................................................       241,795        198,749
                                                                                   -----------    -----------
LONG-TERM DEBT (Note 5) ........................................................       362,467        414,267
                                                                                   -----------    -----------
DEFERRED CREDITS AND OTHER LIABILITIES
Deferred income taxes (Note 6) .................................................       130,069        167,903
Retirement obligations and other ...............................................        87,371         58,128
                                                                                   -----------    -----------
                                                                                       217,440        226,031
                                                                                   -----------    -----------
COMMITMENTS AND CONTINGENCIES (Notes 7 and 9)

STOCKHOLDERS' EQUITY (Note 12)
Preferred stock, $.10 par value (authorized 10,000,000 shares; none issued)
Common stock, $.10 par value
    (authorized 100,000,000 Class A and 100,000,000 Class B shares) ............         5,386          5,386
Additional paid-in capital .....................................................       143,636        143,525
Retained earnings ..............................................................       287,283        361,905
Other comprehensive loss .......................................................        (7,381)            --
Treasury stock, at cost ........................................................      (104,150)       (97,890)
                                                                                   -----------    -----------
                                                                                       324,774        412,926
                                                                                   -----------    -----------
                                                                                   $ 1,146,476    $ 1,251,973
                                                                                   ===========    ===========



--------------------
The accompanying notes are an integral part of these financial statements.

MITCHELL ENERGY & DEVELOPMENT CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EARNINGS

For the Years Ended January 31, 1999, 1998 and 1997 (in thousands except per-share amounts)



                                                                       1999         1998         1997
                                                                    ---------    ---------    ---------
REVENUES
Exploration and production ......................................   $ 221,634    $ 262,432    $ 269,862
Gas services ....................................................     479,756      528,070      636,815
                                                                    ---------    ---------    ---------
                                                                      701,390      790,502      906,677
                                                                    ---------    ---------    ---------
OPERATING COSTS AND EXPENSES (including personnel
    reduction program costs of $15,652 in 1999 - Note 10)
Exploration and production (including proved property
    impairments of $42,250 in 1999 and litigation provisions
    (reversals) of $(4,000); $7,000 and $10,000 - Note 7) .......     259,174      204,522      189,051
Gas services (including asset write-downs of $7,560
    in 1999 and litigation provision of $26,000 in 1998) ........     459,095      490,566      528,719
                                                                    ---------    ---------    ---------
                                                                      718,269      695,088      717,770
                                                                    ---------    ---------    ---------
SEGMENT OPERATING EARNINGS (LOSS) (Note 10) .....................     (16,879)      95,414      188,907
General and administrative expense (including
    personnel reduction program costs of $8,848 in 1999) ........      39,166       31,978       30,823
                                                                    ---------    ---------    ---------
TOTAL OPERATING EARNINGS (LOSS) .................................     (56,045)      63,436      158,084
                                                                    ---------    ---------    ---------
OTHER EXPENSE
Interest expense (excluding amounts attributable to
    discontinued operations of none; $15,112 and $34,007) .......      35,070       27,419       22,775
Interest income .................................................        (885)      (8,899)        (650)
Other, net ......................................................      (5,637)      (5,819)       2,202
                                                                    ---------    ---------    ---------
                                                                       28,548       12,701       24,327
                                                                    ---------    ---------    ---------
EARNINGS (LOSS) FROM CONTINUING
    OPERATIONS BEFORE INCOME TAXES ..............................     (84,593)      50,735      133,757

INCOME TAXES (Note 6) ...........................................     (31,631)      12,909       47,456
                                                                    ---------    ---------    ---------
EARNINGS (LOSS) FROM CONTINUING OPERATIONS ......................     (52,962)      37,826       86,301
                                                                    ---------    ---------    ---------
DISCONTINUED REAL ESTATE OPERATIONS (Note 3)
Earnings from operations, net of
    income taxes of $4,071 and $8,914 ...........................          --        7,440       16,925
Loss on sale, net of income taxes of $1,750 in 1999 and
    income tax benefit of $25,878 in 1998 .......................       3,250      (67,123)          --
                                                                    ---------    ---------    ---------
                                                                        3,250      (59,683)      16,925
                                                                    ---------    ---------    ---------
EARNINGS (LOSS) BEFORE EXTRAORDINARY ITEM .......................     (49,712)     (21,857)     103,226
EXTRAORDINARY ITEM - Extinguishment of debt,
    net of income tax benefit of $7,135 (Note 14) ...............          --      (13,250)          --
                                                                    ---------    ---------    ---------
NET EARNINGS (LOSS) .............................................   $ (49,712)   $ (35,107)   $ 103,226
                                                                    =========    =========    =========
BASIC AND DILUTED EARNINGS (LOSS) PER SHARE (Note 13)
Class A - From continuing operations ............................   $   (1.11)   $     .71    $    1.64
          Net earnings ..........................................       (1.04)        (.66)        1.96
Class B - From continuing operations ............................       (1.05)         .77         1.68
          Net earnings ..........................................        (.99)        (.72)        2.01

AVERAGE COMMON SHARES OUTSTANDING (Basic) - Class A .............      22,321       22,714       23,092
                                            Class B .............      26,785       27,989       28,786

------------------

The accompanying notes are an integral part of these financial statements.

MITCHELL ENERGY & DEVELOPMENT CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

For the Years Ended January 31, 1999, 1998 and 1997 (dollar amounts in thousands)



                                                                                                           Other
                                                                                Additional                 Compre-
                                                                    Common       Paid-in     Retained      hensive     Treasury
DOLLAR AMOUNTS                                          Total        Stock       Capital     Earnings        Loss        Stock
                                                      ---------    ---------    ---------    ---------    ---------    ---------

BALANCE, JANUARY 31, 1996 .........................   $ 481,903    $   5,386    $ 143,270    $ 358,281    $      --    $ (25,034)
Net earnings ......................................     103,226           --           --      103,226           --           --
Cash dividends (48 cents per share on
    Class A and 53 cents per share on Class B) ....     (26,342)          --           --      (26,342)          --           --
Treasury stock purchases ..........................      (3,917)          --           --           --           --       (3,917)
Exercises of stock options ........................         417           --           73           --           --          344
                                                      ---------    ---------    ---------    ---------    ---------    ---------
BALANCE, JANUARY 31, 1997 .........................     555,287        5,386      143,343      435,165           --      (28,607)
Net loss ..........................................     (35,107)          --           --      (35,107)          --           --
Regular cash dividends (48 cents
    per share on Class A and 53 cents
    per share on Class B) .........................     (25,691)          --           --      (25,691)          --           --
Special cash dividends (24 cents per share on
    Class A and 26.5 cents per share on Class B) ..     (12,462)          --           --      (12,462)          --           --
Treasury stock purchases ..........................     (72,465)          --           --           --           --      (72,465)
Exercises of stock options ........................       3,364           --          182           --           --        3,182
                                                      ---------    ---------    ---------    ---------    ---------    ---------
BALANCE, JANUARY 31, 1998 .........................     412,926        5,386      143,525      361,905           --      (97,890)
Net loss ..........................................     (49,712)          --           --      (49,712)          --           --
Minimum pension liability adjustment
    (net of income taxes of $3,975) ...............      (7,381)          --           --           --       (7,381)          --
                                                      ---------
Comprehensive loss ................................     (57,093)
Cash dividends (48 cents per share on
    Class A and 53 cents per share on Class B) ....     (24,910)          --           --      (24,910)          --           --
Treasury stock purchases (including
    $7,458 adjustment payment on fiscal 1998
    accelerated stock purchase transaction)........      (9,217)          --           --           --           --       (9,217)
Exercises of stock options ........................       3,068           --          111           --           --        2,957
                                                      ---------    ---------    ---------    ---------    ---------    ---------
BALANCE, JANUARY 31, 1999 .........................   $ 324,774    $   5,386    $ 143,636    $ 287,283    $  (7,381)   $(104,150)
                                                      =========    =========    =========    =========    =========    =========





                                     Common Stock Issued              Treasury Stock               Outstanding Shares
                                   --------------------------    --------------------------    --------------------------
SHARE AMOUNTS                        Class A       Class B         Class A       Class B        Class A         Class B
                                   -----------    -----------    -----------    -----------    -----------    -----------


BALANCE, JANUARY 31, 1996 ......    23,978,095     29,878,095        750,279      1,046,057     23,227,816     28,832,038
Treasury stock purchases .......            --             --        179,000         64,400       (179,000)       (64,400)
Exercises of stock options .....            --             --         (6,850)       (17,499)         6,850         17,499
Other ..........................            (7)            (7)            --             --             (7)            (7)
                                   -----------    -----------    -----------    -----------    -----------    -----------

BALANCE, JANUARY 31, 1997 ......    23,978,088     29,878,088        922,429      1,092,958     23,055,659     28,785,130
Treasury stock purchases .......            --             --        745,000      2,219,200       (745,000)    (2,219,200)
Exercises of stock options .....            --             --        (10,492)      (158,341)        10,492        158,341
Other ..........................            (7)            (7)            --             --             (7)            (7)
                                   -----------    -----------    -----------    -----------    -----------    -----------

BALANCE, JANUARY 31, 1998 ......    23,978,081     29,878,081      1,656,937      3,153,817     22,321,144     26,724,264
Treasury stock purchases .......            --             --             --         65,000             --        (65,000)
Exercises of stock options .....            --             --           (500)      (136,367)           500        136,367
Other ..........................            (4)            (4)            --             --             (4)            (4)
                                   -----------    -----------    -----------    -----------    -----------    -----------
BALANCE, JANUARY 31, 1999 ......    23,978,077     29,878,077      1,656,437      3,082,450     22,321,640     26,795,627
                                   ===========    ===========    ===========    ===========    ===========    ===========


----------------

The accompanying notes are an integral part of these financial statements.

MITCHELL ENERGY & DEVELOPMENT CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS




For the Years Ended January 31, 1999, 1998 and 1997 (in thousands)



                                                                                  1999          1998          1997
                                                                              ----------    ----------    ----------

OPERATING ACTIVITIES
Earnings (loss) from continuing operations ................................   $  (52,962)   $   37,826    $   86,301
Adjustments to reconcile earnings (loss) from continuing
      operations to cash provided by operating activities
  Depreciation, depletion and amortization (including producing property impairments of $42,250 and gas services asset write-downs
      of $7,560 in 1999) ..................................................      168,431       105,613        99,067
  Exploration expenses (including exploratory well impairments) ...........       25,807        22,376        18,051
  Deferred income taxes ...................................................      (25,408)       15,329        42,781
  Distributions in excess of (less than) earnings of equity investees .....        9,609          (554)       (3,528)
  Accrued personnel reduction program costs ...............................       17,620            --            --
  Litigation provisions (reversals) .......................................       (4,000)       33,000        10,000
  Gain from sale of property, plant and equipment .........................           --        (2,382)           --
  Other, net ..............................................................       (5,323)       (4,853)        5,657
                                                                              ----------    ----------    ----------
                                                                                 133,774       206,355       258,329
  Changes in operating assets and liabilities
      Receivables .........................................................       50,944       127,586        33,470
      Inventories .........................................................        3,745        (4,407)          884
      Payables ............................................................      (19,271)      (44,753)       21,023
      Accrued liabilities and other .......................................        4,526       (46,464)          850
                                                                              ----------    ----------    ----------
Cash provided by operating activities .....................................      173,718       238,317       314,556
                                                                              ----------    ----------    ----------

INVESTING ACTIVITIES
Capital and exploratory expenditures
    Total on accrual basis (including asset
       acquisitions of $89,266; $26,280 and $2,343) .......................     (289,402)     (258,292)     (175,826)
    Adjustment to cash basis ..............................................      (11,635)        6,762         5,688
                                                                              ----------    ----------    ----------
                                                                                (301,037)     (251,530)     (170,138)
Net proceeds from sale of The Woodlands Corporation .......................           --       480,994            --
Repayments of off-balance-sheet partnership debt ..........................           --       (43,827)           --
Property, plant and equipment sales proceeds ..............................        8,581         6,903         8,842
Acquisition of leased equipment ...........................................           --            --        (6,995)
Other, net ................................................................        4,462         6,930        (7,851)
                                                                              ----------    ----------    ----------
    Cash provided by (used for) investing activities ......................     (287,994)      199,470      (176,142)
                                                                              ----------    ----------    ----------

FINANCING ACTIVITIES
Proceeds from issuance of debt ............................................      108,200            --            --
Debt repayments ...........................................................      (60,000)     (285,733)      (95,000)
Cash dividends (including special dividends of $12,462 in 1998) ...........      (24,910)      (38,153)      (26,342)
Treasury stock purchases ..................................................       (9,217)      (72,465)       (3,917)
Other (including debt reacquisition costs of $19,294 in 1998) .............        2,267       (17,487)       (1,142)
                                                                              ----------    ----------    ----------
    Cash provided by (used for) financing activities ......................       16,340      (413,838)     (126,401)
                                                                              ----------    ----------    ----------
INCREASE (DECREASE) IN CASH AND CASH
    EQUIVALENTS FROM CONTINUING OPERATIONS ................................      (97,936)       23,949        12,013

CASH PROVIDED BY DISCONTINUED OPERATIONS ..................................       12,927         5,535        45,945

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR ..............................      105,309        75,825        17,867
                                                                              ----------    ----------    ----------
CASH AND CASH EQUIVALENTS, END OF YEAR ....................................   $   20,300    $  105,309    $   75,825
                                                                              ==========    ==========    ==========


-------------------

The accompanying notes are an integral part of these financial statements.

MITCHELL ENERGY & DEVELOPMENT CORP., AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

January 31, 1999, 1998 and 1997

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of operations and principles of consolidation. Mitchell Energy & Development Corp. together with its majority-owned subsidiaries (the "Company") is a large independent energy company engaged in the exploration for and development and production of natural gas, natural gas liquids, and crude oil and condensate. The Company also operates natural gas gathering systems in Texas and markets natural gas through purchase and resale activities.

     The consolidated financial statements include the accounts of the Company after elimination of all significant intercompany accounts and transactions. The equity method of accounting is used for investments in 20%-to-50%-owned entities.

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

Property, plant and equipment. The Company's exploration and production activities are accounted for using the "successful efforts" method. Lease acquisition costs are capitalized as are costs to drill and equip development wells, including unsuccessful ones. Exploratory drilling costs are initially capitalized; if proved reserves are not found, such costs are subsequently impaired. Geological and geophysical costs and other exploration costs are charged to expense as incurred. Depreciation, depletion and amortization (DD&A) of proved oil and gas properties is determined on a field-by-field basis using physical units of production. Estimated future costs of dismantlement, restoration and abandonment are considered in determining DD&A expense.

     The Company holds no unproved leases whose costs are individually significant. Costs of unproved leaseholds are charged to expense over estimated holding periods based on historical experience. Leasehold costs for properties determined to be productive are transferred to proved oil and gas properties.

     Other property, plant and equipment additions are recorded at cost and depreciated on the straight-line method over the estimated service lives of the various assets, which range from 3 to 25 years. Maintenance and repair costs are charged to expense; costs of renewals and betterments are capitalized.

     Long-lived assets held and used by the Company are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. When it is determined that an asset's estimated future net cash flows will not be sufficient to recover its carrying amount, an impairment charge is recorded to reduce the carrying amount for that asset to its estimated fair value. Impairment assessments for proved oil and gas properties are made on a field-by-field bas is. Charges for such impairments, which are included in DD&A expense, totaled $42,250,000 (see Note 10); $1,640,000 and $3,068,000 in fiscal 1999, 1998 and 1997.

Environmental expenditures. Liabilities for environmental expenditures are recognized when it is probable that obligations have been incurred in amounts that are material and reasonably estimable.

Statements of Cash Flows. Short-term investments with maturities of three months or less are considered to be cash equivalents. The reported amounts for proceeds from issuance of debt and debt repayments exclude the impact of borrowings with initial terms of three months or less. Interest paid, including amounts attributable to discontinued operations, totaled $32,878,000; $45,030,000 and $57,797,000 during fiscal 1999, 1998 and 1997. Income taxes paid during these periods, including amounts applicable to discontinued operations, totaled $2,110,000; $64,500,000

(a substantial portion of which was related to the taxable gain on the sale of The Woodlands Corporation) and $10,600,000. There were no significant non-cash investing or financing activities during the three-year period ended January 31, 1999.

Accounting for derivatives. In June 1998, the Financial Accounting Standards Board adopted Statement of Financial Accounting Standards (SFAS) No. 133, "Accounting for Derivative Instruments and Hedging Activities," which the Company must adopt by fiscal 2001. The statement requires that all derivatives be recognized at fair value as assets or liabilities and that changes in fair value be recorded in earnings or other comprehensive income. While the Company's analysis of the potential impact of this statement has not been completed, its infrequent use of derivatives - particularly those which are not hedges - makes it unlikely that the adoption of this statement will have a significant impact on the Company's financial statements.

NOTE 2 - PROPERTY, PLANT AND EQUIPMENT

The cost and net book value of property, plant and equipment consisted of the following at January 31, 1999 and 1998 (in thousands):


                                                         Cost                  Net Book Value
                                                -----------------------   -----------------------
                                                   1999         1998         1999         1998
                                                ----------   ----------   ----------   ----------

EXPLORATION AND PRODUCTION
Oil and gas properties ......................   $1,863,422   $1,690,693   $  683,946   $  613,565
Support equipment and facilities ............       50,612       48,467       16,253       18,407
                                                ----------   ----------   ----------   ----------
                                                 1,914,034    1,739,160      700,199      631,972
                                                ----------   ----------   ----------   ----------
GAS SERVICES (including investments in equity
    partnerships - Note 4)
Natural gas processing ......................      187,300      195,395      102,761      106,464
Natural gas gathering .......................      286,694      260,632      145,488      134,779
Other .......................................       80,853       74,757       79,678       73,689
                                                ----------   ----------   ----------   ----------
                                                   554,847      530,784      327,927      314,932
                                                ----------   ----------   ----------   ----------
CORPORATE ...................................       15,542       15,862        5,612        7,763
                                                ----------   ----------   ----------   ----------
                                                $2,484,423   $2,285,806   $1,033,738   $  954,667
                                                ==========   ==========   ==========   ==========

NOTE 3 - DISCONTINUED REAL ESTATE OPERATIONS

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

     The Company decided to withdraw from the real estate business upon entering into the definitive agreement to sell TWC on June 12, 1997 and commenced reporting real estate activities as discontinued operations effective that date. The Company's financial statements were revised to segregate the net assets associated with the discontinued operations and to separately report their results of operations. Prior-year financial statements were restated similarly. Interest expense attributable to discontinued operations was determined in the same manner that historically had been used to allocate such costs to the Company's real estate operations. After an income tax benefit of $25,878,000, a net loss of $67,123,000 was recorded in connection with the discontinuance of the Company's real estate activities.

     During the first quarter of fiscal 1999, adjustments were recorded reducing the $67,123,000 loss on disposition previously recorded in connection with the discontinuance of real estate operations by $3,250,000 ($5,000,000 pretax). This occurred because actual realizations were higher than originally estimated and certain contingent obligations were settled for less than the amounts accrued. The Company ceased segregating discontinued operations during fiscal 1999 since the liquidation of the remaining real estate properties had been substantially completed.

NOTE 4 - PARTNERSHIP INVESTMENTS

A summary of the Company's investments in partnerships at January 31, 1999 and 1998 and its equity in their pretax earnings for the years ended January 31, 1999, 1998 and 1997 follows (in thousands):


                                                           Net Investment               Equity in Pretax Earnings
                                                Percent -----------------------    -------------------------------------
                                                 Owned     1999         1998          1999          1998         1997
                                               -------- ----------   ----------    ----------    ----------   ----------

NATURAL GAS PROCESSING
C&L Processors Partnership .............           50   $   60,130   $   51,945    $     (301)   $    2,908   $    7,831
U.P. Bryan Plant .......................           45        2,244        6,738         1,033         3,525        8,976
Others .................................                        --           --            --           (18)         167
                                                        ----------   ----------    ----------    ----------   ----------
                                                            62,374       58,683           732         6,415       16,974
                                                        ----------   ----------    ----------    ----------   ----------
GAS GATHERING AND MARKETING
Austin Chalk Natural Gas
    Marketing Services .................           45          739          670         2,814         2,662        2,633
Ferguson-Burleson County
    Gas Gathering System ...............           45       40,151       43,863         3,542         3,262        9,953
Louisiana Chalk Gathering System .......           50       17,346       19,053          (726)         (367)          --
Others .................................                       353          138         3,613*           57           51
                                                        ----------   ----------    ----------    ----------   ----------
                                                            58,589       63,724         9,243         5,614       12,637
                                                        ----------   ----------    ----------    ----------   ----------
OTHER
Belvieu Environmental Fuels (BEF) ......        33.33       47,660       41,300         9,068        10,126        8,472
Gulf Coast Fractionators ...............        38.75       30,364       30,629         4,613         4,900        4,063
                                                        ----------   ----------    ----------    ----------   ----------
                                                            78,024       71,929        13,681        15,026       12,535
                                                        ----------   ----------    ----------    ----------   ----------
                                                        $  198,987   $  194,336    $   23,656    $   27,055   $   42,146
                                                        ==========   ==========    ==========    ==========   ==========


----------

*Includes $3,492 gain on a partnership's sale of the Brooks-Hidalgo gathering system.

The Company's net investment in each of these entities is reported as property, plant and equipment in the consolidated balance sheets and its equity in their pretax earnings is reported as revenues in the consolidated statements of earnings, each under the gas services caption.

     Of the partnerships, only BEF has outstanding debt that is recourse to the Company. At January 31, 1999, BEF's bank loan had an outstanding balance of $58,667,000, the Company's share of which totaled $19,556,000 ($6,667,000 of which is recourse to the Company). The loan bears interest at floating rates based on spreads over LIBOR and is due in quarterly installments of $9,778,000 plus interest through May 2000. BEF owns a plant located at Mont Belvieu, Texas with the capacity to produce up to 17,000 barrels per day of MTBE, a gasoline additive that reduces carbon monoxide emissions. BEF has entered into agreements which require each of the three partners to provide one-third of the plant's isobutane feedstock and one of the partners, Sun Company, Inc., to purchase all of its production for a period extending through September 2004.

     Summarized balance sheet information (on a 100% basis) for these entities at January 31, 1999 and 1998 follows (in thousands):



                                                                                     1999         1998
                                                                                 -----------  -----------

Current assets ...............................................................   $   94,369   $  114,301
Net noncurrent assets ........................................................      499,856      523,697
Current liabilities ..........................................................       60,734       72,436
Debt payable to third parties (including current maturities of $60,350 and
$59,064) .....................................................................       92,542      151,606
Notes payable to owners (including $5,000 and $3,045 payable to the
     Company) ................................................................       10,000        6,090
Owners' equity ...............................................................      430,949      407,866

     Summarized earnings information (on a 100% basis) for these entities for the years ended January 31, 1999, 1998 and 1997 follows (in thousands):



                                                                                 1999       1998       1997
                                                                               --------   --------   --------

Revenues ...................................................................   $553,542   $764,272   $814,394
Operating earnings .........................................................     58,474     87,845    117,290
Pretax earnings (before interest expense for those entities
    whose activities are funded by capital contributions of the owners) ....     43,365     69,918     94,997


NOTE 5 - LONG-TERM DEBT

The Company's outstanding debt consists of parent company senior notes, the proceeds of which have been advanced to the operating subsidiaries, and borrowings under bank revolving credit and money market facilities. A summary of outstanding debt at January 31, 1999 and 1998 follows (in thousands):



                                                                        1999         1998
                                                                     ----------   ----------
Unsecured senior notes
    8%, due July 15, 1999 ........................................   $  100,000   $  100,000
    9 1\4%, due January 15, 2002 .................................       64,267       64,267
    6 3\4%, due February 15, 2004 ................................      250,000      250,000
Committed bank revolving credit agreement, unsecured .............       35,000           --
Uncommitted money market facility, at floating interest rates ....       13,200           --
                                                                     ----------   ----------
                                                                        462,467      414,267
Less - Current maturities ........................................      100,000           --
                                                                     ----------   ----------
                                                                     $  362,467   $  414,267
                                                                     ==========   ==========


     During July 1998, the parent company entered into a five-year $250,000,000 bank revolving credit agreement, replacing a $150,000,000 facility of its primary energy subsidiary. Any amounts then outstanding under the new agreement are payable in July 2003. Interest rates, which generally are based on spreads over LIBOR, vary based on the highest of the ratings given the Company's senior notes by two specified rating agencies. The Company pays commitment fees on the unused portion of this facility.

     The Company's senior notes have no sinking fund requirements and are not redeemable prior to their respective maturity dates. The bank revolving credit agreement (as amended in March 1999) contains certain restrictions which, among other things, limit the payment of dividends by requiring consolidated tangible net worth, as defined, to equal at least $275,000,000 and require the maintenance of a specified consolidated leverage ratio based on earnings before interest, taxes and DD&A and excluding extraordinary, unusual, non-recurring and non-cash charges and credits. After considering the March 1999 amendment, retained earnings available for the payment of cash dividends totaled $47,815,000 at January 31, 1999. The bank credit agreement and/or the senior notes indentures also limit the amounts of additional borrowings and letters of credit, restrict the sale or lease of certain assets and limit the right of the parent company and certain subsidiaries to merge with other companies.

NOTE 6 - INCOME TAXES

Income taxes applicable to earnings from continuing operations for the years ended January 31, 1999, 1998 and 1997 consist of the following (in thousands):


                                          1999          1998          1997
                                      ----------    ----------    ----------

Current - Federal .................   $   (6,361)   $   (2,425)   $    1,689
          State ...................          138             5         2,986
                                      ----------    ----------    ----------
                                          (6,223)       (2,420)        4,675
                                      ----------    ----------    ----------
Deferred - Federal ................      (21,942)       19,033        40,883
           State ..................       (3,466)       (3,704)        1,898
                                      ----------    ----------    ----------
                                         (25,408)       15,329        42,781
                                      ----------    ----------    ----------
                                      $  (31,631)   $   12,909    $   47,456
                                      ==========    ==========    ==========

As shown in the table on the preceding page, the Company recorded a state income tax benefit of $3,699,000 in fiscal 1998. This occurred principally because of a legal reorganization of the Company's gas services operations, which allowed the Company to reduce its previously recorded deferred tax liability.

     Reconciliations from the 35% statutory Federal income tax rate to the Company's effective income tax rate for the fiscal years 1999, 1998 and 1997 follow:


                                                                       1999         1998         1997
                                                                    --------     --------     --------

Statutory Federal income tax rate ...............................       35.0%        35.0%        35.0%
State income taxes, net of Federal income tax effect ............        2.6         (4.7)         2.4
Federal tax credits under Section 29 of the Internal Revenue
    Code for natural gas produced from certain wells ............         --         (4.0)        (2.1)
Other, net ......................................................        (.2)         (.9)          .2
                                                                    --------     --------     --------
                                                                        37.4%        25.4%        35.5%
                                                                    ========     ========     ========

   The principal components of the Company's deferred income tax liability consisted of the following at January 31, 1999 and 1998 (in thousands):


                                                                                1999         1998
                                                                              ---------    ---------
Oil and gas acquisition, exploration and development costs
    deducted for tax purposes in excess of financial statement DD&A .......   $ 120,769    $ 136,462
Depreciation of other property, plant and equipment .......................      46,378       44,704
Unused alternative minimum tax credits ....................................     (12,274)          --
Accrued employee benefits expense not yet deductible for tax purposes .....     (32,562)     (20,607)
Other, net ................................................................       7,758        7,344
                                                                              ---------    ---------
                                                                              $ 130,069    $ 167,903
                                                                              =========    =========


     At January 31, 1999, the Company had $12,274,000 of unused alternative minimum tax credits that can be carried forward indefinitely. These credits have been recognized in the calculation of the Company's financial statement income tax provision. Accordingly, their future utilization would only reduce the amount of taxes currently payable, not the financial statement income tax provision.

NOTE 7 - COMMITMENTS AND CONTINGENCIES

North Texas water well litigation. On March 1, 1996, in a trial known as the Bartlett case, a judgment was entered against a wholly owned subsidiary of the Company by a Wise County, Texas court. The judgment awarded $4,051,760 in actual damages (consisting of $339,266 for economic damages and $3,712,494 for pain, mental anguish, inconvenience, etc.) and $200,000,000 in exemplary damages to eight plaintiff groups, who claimed that the natural gas operations of the subsidiary had affected their water wells. The Company appealed this judgment to the Second Court of Appeals in Fort Worth, Texas, and in November 1997 the court's three-judge panel unanimously reversed the previous decision, finding that the plaintiffs failed to prove that the Company's actions were the cause of their alleged damages and that the claims of most plaintiffs were time-barred by statutes of limitations. The appeals court subsequently denied the plaintiffs' request for a reconsideration of its decision. The plaintiffs' request that the Texas Supreme Court review and overturn this decision was also subsequently denied.

     In May 1997, in the Bailey case - which involved allegations similar to those in the Bartlett case - another jury in the Wise County court found unanimously on all counts that the Company was not responsible for damages claimed by 17 other plaintiff groups (and that most of their claims were time-barred by statutes of limitations, in any event). The court entered the judgment on July 15, 1997. After their motion for a new trial was denied, the plaintiffs appealed this decision to the Second Court of Appeals, which affirmed the trial court's judgment on February 25, 1999. On March 12, 1999, the plaintiffs filed a motion for a rehearing with the Court of Appeals, which is expected to deny it. It is not known whether the plaintiffs will request the Texas Supreme Court to review this decision. If they do, that court is expected to deny the request.

     In three other cases involving allegations similar to those in the Bartlett case, judges in the Wise County court issued summary judgments in favor of the Company during January, April and July 1998. The plaintiffs appealed two of these judgments to the Second Court of Appeals, which affirmed the trial court's judgments in separate decisions on November 19, 1998 and January 7, 1999. The plaintiffs subsequently requested that the Texas Supreme Court review and overturn these decisions, which it is not expected to do.

     With the settlement in September 1998 of the last remaining 25 untried lawsuits involving similar allegations, this litigation has run its course except for the plaintiffs' outstanding appeals in the cases discussed above and a potential appeal of the Bailey decision to the Texas Supreme Court.

     The Company believes that a number of its insurance carriers have responsibilities for participating in the defense costs incurred by the Company in connection with this litigation. By January 31, 1999, reimbursement agreements had been entered into with three carriers and the Company had received $9,400,000 in reimbursements. Reimbursement agreements were executed with two additional carriers late in March 1999, and negotiations continue with other carriers which hopefully will be concluded successfully during fiscal 2000.

     The Company reviews the adequacy of its accrued liability for this litigation at least quarterly. Expense provisions totaling $32,000,000 have been made over the years (including $7,000,000 in fiscal 1998 and $10,000,000 in fiscal 1997). Costs incurred - which consisted principally of attorneys' fees and other defense costs for the Bartlett and Bailey trials and costs of bonds, etc., related to the appeal of the Bartlett judgment - were charged against the reserve. Insurance reimbursements are included in the determination of the adequacy of the accrued liability only after reimbursement agreements have been executed. After entering into the two reimbursement agreements in April 1998 and after agreeing in August to settle the last 25 untried cases, the Company recorded reversals of the previous provisions of $3,000,000 and $1,000,000, respectively, in the first and second quarters of fiscal 1999.

Leases and contingent liabilities. The Company has various noncancellable equipment and facility operating lease agreements which provide for aggregate future payments of approximately $23,800,000. Minimum rentals for each of the five years subsequent to fiscal 1999 total approximately $7,800,000; $7,100,000; $5,700,000; $1,600,000 and $1,500,000. Rental expense for operating leases totaled approximately $6,100,000; $6,500,000 and $6,500,000 in fiscal 1999, 1998 and 1997. In addition to obligations described elsewhere in these notes, the Company had contingent liabilities totaling approximately $17,200,000 at January 31, 1999, consisting of guarantees of third-party debt.

Environmental regulations. The Company is considered by the United States Environmental Protection Agency (the EPA) to be a potentially responsible party with respect to two Superfund waste disposal sites. The only site involving more than minimal potential exposure to the Company is the Operating Industries, Inc. site located in Monterey Park, California, where small amounts of non-toxic drilling fluids from Company-operated oil and gas wells were deposited. Although the Company believes that it should be exempt from liability with respect to this site, to date it has paid and expensed approximately $575,000 of costs. While additional exposure exists for future cleanup and closure costs of this site, the Company's share of such costs is not expected to be significant.

     The Company continually monitors the many Federal, state and local laws and regulations relating to the protection of the environment and public health and believes it is in substantial compliance with such rules. Also, it expects to continue to be able to conform with environmental regulations without materially altering its operating strategies.

Other. The Company also is party to other claims and legal actions arising in the ordinary course of its business and to recurring examinations performed by the Internal Revenue Service and other regulatory agencies. While the outcome of all such matters cannot be predicted with certainty, management expects that losses, if any, resulting from the ultimate resolution of the matters discussed in the preceding paragraphs of this footnote will not result in charges that are material to the Company's financial position. It is possible, however, that charges could be required that would be significant to the operating results of a particular period.

     As indicated in Note 4, the Company holds a one-third interest in a partnership which owns a plant that manufactures a gasoline additive known as MTBE. The EPA has formed a national advisory panel to review public health and environmental issues that have been raised by the use of MTBE in gasoline, specifically the discovery of MTBE in water supplies. That panel is expected to make recommendations to the EPA in mid-1999. Also, several states have commenced reviews of the use of MTBE in gasoline, and in March 1999 the governor of California ordered that the use of MTBE be phased out in that state over a four-year period. While restrictions on the use of MTBE could have a significant future impact on the MTBE plant partially owned by the Company, that facility could be converted to alternative uses. It is not possible at this time to determine the ultimate impact, if any, of this matter on the Company's financial position or future results of operations.

NOTE 8 - FINANCIAL INSTRUMENTS

The carrying amounts and estimated fair values of the Company's financial instruments at January 31, 1999 and 1998 were as follows (in thousands):


                                                                                1999                       1998
                                                                      ------------------------    --------------------------
                                                                      Carrying      Estimated      Carrying      Estimated
                                                                       Amounts     Fair Values     Amounts      Fair Values
                                                                      --------     -----------    ---------     ------------

Long-term debt (including current maturities) ................        $462,467       $449,147      $414,267       $427,980


Fair values of the Company's fixed-rate senior notes were based on quoted market prices. For floating-rate debt, carrying amounts and fair values were assumed to be equal because of the nature of these obligations. The carrying amounts of other on-balance-sheet financial instruments approximate their fair values. The aggregate cost to terminate off-balance-sheet financial instruments is not significant.

     The Company has only limited involvement with derivative financial instruments and does not use them for trading purposes. Such use generally consists of using commodities futures contracts to hedge well-defined energy price risks. At January 31, 1999 and 1998, open transactions under such arrangements were not significant.

     In November 1998, Mitchell Receivables, Inc. (MRC), a wholly owned subsidiary, entered into a securitization agreement which provides for ongoing sales of up to $75,000,000 of energy accounts receivable. Proceeds from outstanding sales under this program, which totaled $50,000,000 at January 31, 1999, were used to pay down revolving credit agreement borrowings in fiscal 1999. MRC is a special purpose subsidiary whose assets must first be used to satisfy its creditors and are not available to satisfy creditors of the parent company.

NOTE 9 - RETIREMENT BENEFITS

Substantially all full-time employees of the Company who meet specified age and service requirements are covered by a defined benefit retirement plan which is maintained without cost to the employees. Pension benefits are based on years of service and average earnings for the three highest consecutive years during the ten years immediately preceding retirement. The Company's funding policy is to make contributions to the plan of at least the minimum amounts required by applicable Federal laws and regulations. No contributions were made to the plan during the last three fiscal years.

     Internal Revenue Service regulations limit the benefits that may be paid to certain employees under the Company's qualified retirement plan. Nonqualified plans are maintained to make the basis on which those individuals' retirement benefits are determined the same as is used for other employees. During fiscal 1997, a Rabbi trust fund was established from which these benefits are to be paid. That fund's assets - which under generally accepted accounting principles must be reported as an asset of the Company rather than being offset against the accrued benefit costs - totaled $15,050,000 and $12,583,000 at January 31, 1999 and 1998. These assets are included in Long-term Investments and Other Assets in the accompanying balance sheets.

     Retirees who reach retirement age while working for the Company and meet certain other eligibility requirements may elect coverage under the Company's postretirement medical benefits plan. This plan incorporates a scheduled-reimbursements methodology under which the Company and providers agree to specified rates for individual services. The Company has the right to amend or terminate medical benefits for active employees and retirees or to change the required level of participant contributions. The cost of providing these postretirement health care benefits is reduced by available Medicare coverage and retiree contributions. The plan is unfunded, and benefits are paid as costs are incurred.

     The following table provides the indicated information for the years ended January 31, 1999 and 1998 concerning the Company's retirement plans and its postretirement medical benefits plan (dollar amounts in thousands):


                                                    Qualified               Nonqualified              Retiree Medical
                                                 Retirement Plan           Retirement Plans           Benefits Plan
                                              ----------------------    ----------------------    ----------------------
                                                 1999         1998         1999         1998         1999         1998
                                              ---------    ---------    --------     ---------    ---------    ---------

CHANGE IN BENEFIT OBLIGATION
Benefit obligation, beginning of year .....   $ 126,432    $ 126,807    $  12,700    $  12,043    $  20,592    $  26,784
Service cost ..............................       3,385        3,420          358          361          667          684
Interest cost .............................       8,933        8,832          877          857        1,440        1,859
Benefits paid .............................      (7,701)      (7,869)      (1,202)      (1,038)      (1,679)      (1,461)
Special termination benefits ..............      15,611           --          827           --        2,873           --
Actuarial (gains) losses ..................      24,168        2,478        6,907          603        2,488       (1,985)
Curtailments ..............................      (2,973)      (2,944)          --          (89)       2,416       (1,115)
Settlements paid ..........................          --       (4,292)          --          (37)          --           --
Plan amendments ...........................          --           --           --           --           --       (4,430)
Participant contributions .................          --           --           --           --          217          256
                                              ---------    ---------    --------     ---------    ---------    ---------
Benefit obligation, end of year ...........   $ 167,855    $ 126,432    $  20,467    $  12,700    $  29,014    $  20,592
                                              =========    =========    =========    =========    =========    =========

CHANGE IN PLAN ASSETS
Plan assets at fair value,
    beginning of year .....................   $ 150,088    $ 135,371
Actual return on plan assets ..............      35,417       26,879
Benefits paid .............................      (7,701)      (7,869)
Settlements paid ..........................          --       (4,293)
                                              ---------    ---------
Plan assets at fair value, end of year ....   $ 177,804    $ 150,088
                                              =========    =========

FUNDED STATUS AT YEAR END
Plan assets over (under)
    benefit obligation ....................   $   9,950    $  23,656    $ (20,467)   $ (12,700)   $ (29,014)   $ (20,592)
Unrecognized (gains) losses ...............     (37,293)     (41,616)      11,881        5,326        7,286        5,037
Unrecognized prior service cost ...........         179          322          802          944       (6,702)      (8,816)
Unrecognized net transition obligation ....          --           --          166          250           --           --
Minimum pension liability adjustment ......          --           --      (12,324)          --           --           --
                                              ---------    ---------    ---------    ---------    ---------    ---------
Accrued balance sheet liability ...........   $ (27,164)   $ (17,638)   $ (19,942)   $  (6,180)   $ (28,430)   $ (24,371)
                                              =========    =========    =========    =========    =========    =========
MINIMUM PENSION LIABILITY ADJUSTMENT
Additional minimum liability ..............                             $  12,324    $      --
Offsetting intangible asset ...............                                   968           --
                                                                        ---------    ---------
                                                                        $  11,356    $      --
                                                                        =========    =========


     The actuarial assumptions used in computing the amounts disclosed herein included discount rates of 6.75% in fiscal 1999 and 7.25% in fiscal 1998 and 1997, an expected annual rate of return on plan assets of 9% and age-graded annual salary increases ranging from 3.5% to 5.5%.

     Components of financial statement expense for the Company's retirement plans and its retiree medical benefits plan for the years ended January 31, 1999, 1998 and 1997 were (in thousands):


                                                             1999             1998             1997
                                                         ----------       ----------       ----------

QUALIFIED RETIREMENT PLAN
Service cost .........................................   $    3,385       $    3,420       $    3,455
Interest cost ........................................        8,933            8,832            8,984
Return on plan assets (expected) .....................      (13,218)         (12,000)         (10,738)
Amortization of prior service cost ...................           95              103              111
Amortization of transition asset .....................           --               --             (895)
Amortization of unrecognized gains ...................       (2,355)          (1,674)            (422)
                                                         ----------       ----------       ----------
Net periodic benefit cost ............................       (3,160)          (1,319)             495
Additional charges (credits) due to curtailments,
    settlements and special termination benefits .....       12,687(a)        (4,031)(b)           --
                                                         ----------       ----------       ----------
Financial statement expense (credit) .................   $    9,527       $   (5,350)      $      495
                                                         ==========       ==========       ==========
NONQUALIFIED RETIREMENT PLANS
Service cost .........................................   $      358       $      361       $      367
Interest cost ........................................          877              857              607
Amortization of prior service cost ...................          142              155              167
Amortization of transition obligation ................           83               91               98
Amortization of unrecognized losses ..................          359              414              114
                                                         ----------       ----------       ----------
Net periodic benefit cost ............................        1,819            1,878            1,353
Additional charges due to curtailments,
    settlements and special termination benefits .....          827(a)           247(b)            --
                                                         ----------       ----------       ----------
Financial statement expense ..........................   $    2,646       $    2,125       $    1,353
                                                         ==========       ==========       ==========

RETIREE MEDICAL PLAN
Service cost .........................................   $      667       $      684       $    1,028
Interest cost ........................................        1,440            1,859            2,165
Amortization of prior service cost ...................         (931)            (500)            (291)
Amortization of unrecognized gains ...................          238              305              508
                                                         ----------       ----------       ----------
Net periodic benefit cost ............................        1,414            2,348            3,410
Additional charges (credits) due to curtailments
    and special termination benefits .................        4,106(a)        (1,930)(b)           --
                                                         ----------       ----------       ----------
Financial statement expense ..........................   $    5,520       $      418       $    3,410
                                                         ==========       ==========       ==========

---------------------------------

(a) These expenses - which totaled $17,620 - were related to a personnel reduction program (see Note 10).

(b) These items - which totaled $(5,714) - related to the TWC sale and were included in the calculation of the loss on that sale.

     The Company's assumed health care cost trend rate equals 6% for fiscal 2000 and 2001, declines to 5.5% in 2002 and remains at that level thereafter. The health care cost trend rate assumption has a significant effect on the amount of the retiree medical benefit obligation and the periodic financial statement expense. An increase of 1% in the assumed trend rate would have increased the retiree medical benefit obligation at January 31, 1999 by $4,153,000 and the service and interest cost components of the fiscal 1999 financial statement expense by a total of $423,000. A decrease of 1% in the trend rate would have reduced these amounts by $3,409,000 and $343,000, respectively.

     The Company maintains defined contribution plans in which eligible employees may participate on a voluntary basis. The Company's contributions which match each employee's contributions on a dollar-for-dollar basis up to 6% of eligible compensation - totaled $3,117,000; $3,173,000 and $3,355,000 in fiscal 1999, 1998 and 1997.

NOTE 10 - SEGMENT INFORMATION

Industry segment data for the fiscal years ended January 31, 1999, 1998 and 1997 are as follows (in thousands):


                                                               Inter-              Segment
                                                  Outside     segment              Operating
                                                 Revenues     Revenues             Earnings
                                                ----------   ----------           ----------
FISCAL 1999
EXPLORATION AND PRODUCTION
Operations ..................................   $  221,634   $       --           $    9,234
Proved property impairments .................           --           --              (42,250)
Personnel reduction program costs ...........           --           --               (8,524)
Water well litigation provision
    reversals (Note 7) ......................           --           --                4,000
                                                ----------   ----------           ----------
                                                   221,634           --              (37,540)
                                                ----------   ----------           ----------
GAS SERVICES
Natural gas processing ......................      253,295       72,043               (2,083)
Natural gas gathering and marketing .........      211,387      232,377               23,483
Other .......................................       15,074           --               13,949
Personnel reduction program costs............           --           --               (7,128)(b)
Asset write-downs ...........................           --           --               (7,560)(c)
                                                ----------   ----------           ----------
                                                   479,756      304,420               20,661
                                                ----------   ----------           ----------
CORPORATE ...................................           --           --                   --
                                                ----------   ----------           ----------
                                                $  701,390   $  304,420           $  (16,879)
                                                ==========   ==========           ==========
FISCAL 1998
EXPLORATION AND PRODUCTION
Operations ..................................   $  260,050   $       --           $   62,528
Water well litigation provision (Note 7) ....           --           --               (7,000)
Gain from sale of
    contract drilling assets ................        2,382           --                2,382
                                                ----------   ----------           ----------
                                                   262,432           --               57,910
                                                ----------   ----------           ----------
GAS SERVICES
Natural gas processing ......................      329,990       26,591               28,330
Natural gas gathering and marketing .........      183,554      254,267               21,982
Other .......................................       14,526           --               13,192
Royalty litigation provision ................           --           --              (26,000)
                                                ----------   ----------           ----------
                                                   528,070      280,858               37,504
                                                ----------   ----------           ----------
CORPORATE ...................................           --           --                   --
                                                ----------   ----------           ----------
                                                $  790,502   $  280,858           $   95,414
                                                ==========   ==========           ==========
FISCAL 1997
EXPLORATION AND PRODUCTION
Operations ..................................   $  266,418   $       --           $   81,432
Water well litigation provision (Note 7) ....           --           --              (10,000)
Severance tax refunds .......................           --           --                5,935
Columbia Gas contract
    settlement proceeds .....................        3,444           --                3,444
                                                ----------   ----------           ----------
                                                   269,862           --               80,811
                                                ----------   ----------           ----------
GAS SERVICES
Natural gas processing ......................      376,980       30,127               69,110
Natural gas gathering and marketing .........      247,214      208,043               27,589
Other .......................................       12,621           --               11,397
                                                ----------   ----------           ----------
                                                   636,815      238,170              108,096
                                                ----------   ----------           ----------
CORPORATE ...................................           --           --                   --
                                                ----------   ----------           ----------
                                                $  906,677   $  238,170           $  188,907
                                                ==========   ==========           ==========

                                                  Total                        Capital
                                                Operating                      Expendi-      Segment
                                                 Earnings           DD&A       tures(a)      Assets
                                                ----------       ----------   ----------   ----------
FISCAL 1999
EXPLORATION AND PRODUCTION
Operations ..................................   $   (2,859)      $  100,751   $  240,708   $  727,197
Proved property impairments .................      (42,250)          42,250           --           --
Personnel reduction program costs ...........       (8,524)              --           --           --
Water well litigation provision
    reversals (Note 7).......... ............        4,000               --           --           --
                                                ----------       ----------   ----------   ----------
                                                   (49,633)         143,001      240,708      727,197
                                                ----------       ----------   ----------   ----------
GAS SERVICES
Natural gas processing ......................       (5,357)           3,917       20,897      115,464
Natural gas gathering and marketing .........       19,634           10,900       24,816      143,320
Other .......................................       13,551              107          713       79,884
Personnel reduction program costs............       (7,128)              --           --           --
Asset write-downs ...........................       (7,560)           7,560           --           --
                                                ----------       ----------   ----------   ----------
                                                    13,140           22,484       46,426      338,668
                                                ----------       ----------   ----------   ----------
CORPORATE ...................................      (19,552)(d)        2,946        2,268       80,611
                                                ----------       ----------   ----------   ----------
                                                $  (56,045)      $  168,431   $  289,402   $1,146,476
                                                ==========       ==========   ==========   ==========
FISCAL 1998
EXPLORATION AND PRODUCTION
Operations ..................................   $   50,062       $   91,858   $  190,449   $  677,712
Water well litigation provision (Note 7) ....       (7,000)              --           --           --
Gain from sale of
    contract drilling assets ................        2,382               --           --           --
                                                ----------       ----------   ----------   ----------
                                                    45,444           91,858      190,449      677,712
                                                ----------       ----------   ----------   ----------
GAS SERVICES
Natural gas processing ......................       25,178            3,843       13,824      162,429
Natural gas gathering and marketing .........       18,178            6,796       48,792      172,717
Other .......................................       12,809              107           39       73,956
Royalty litigation provision ................      (26,000)              --           --
                                                ----------       ----------   ----------   ----------
                                                    30,165           10,746       62,655      409,102
                                                ----------       ----------   ----------   ----------
CORPORATE ...................................      (12,173)(d)        3,009        5,188      139,103
                                                ----------       ----------   ----------   ----------
                                                $   63,436       $  105,613   $  258,292   $1,225,917
                                                ==========       ==========   ==========   ==========
FISCAL 1997
EXPLORATION AND PRODUCTION
Operations ..................................   $   69,314       $   88,929   $  134,275   $  711,909
Water well litigation provision (Note 7) ....      (10,000)              --           --           --
Severance tax refunds .......................        5,935               --           --           --
Columbia Gas contract
    settlement proceeds .....................        3,444               --           --           --
                                                ----------       ----------   ----------   ----------
                                                    68,693           88,929      134,275      711,909
                                                ----------       ----------   ----------   ----------
GAS SERVICES
Natural gas processing ......................       65,694            3,508        7,925      129,274
Natural gas gathering and marketing .........       23,937            3,392       24,797      159,620
Other .......................................       10,995              107        1,511       42,931
                                                ----------       ----------   ----------   ----------
                                                   100,626            7,007       34,233      331,825
                                                ----------       ----------   ----------   ----------
CORPORATE ...................................      (11,235)(d)        3,131        7,318      104,054
                                                ----------       ----------   ----------   ----------
                                                $  158,084       $   99,067   $  175,826   $1,147,788
                                                ==========       ==========   ==========   ==========

--------------------
(a)  On accrual basis, including exploratory expenditures and acquisitions.
(b)  Natural gas processing $1,753; natural gas gathering and marketing $5,375.
(c)  Natural gas processing $6,167; other $1,393.
(d) General corporate expenses, including personnel reduction program costs of $8,848 in 1999.

     The Company's segment information conforms with SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." Accordingly, the reported business segments are based on the organizational structure used by management to assess performance and make resource allocation decisions. The Company's three principal business segments are: exploration and production, natural gas processing, and gas gathering and marketing. Exploration and production segment operations include the exploration for and development and production of natural gas and oil. Natural gas processing segment operations include the extraction of natural gas liquids from natural gas processed at Company- and partnership-owned processing facilities. The gas gathering and marketing segment operates Company- and partnership-owned natural gas gathering systems and markets natural gas through purchase and resale transactions.

     All of the Company's operations are conducted in the United States. Its revenues are derived principally from uncollateralized sales to customers in the electrical generation, gas distribution, petrochemical and oil and gas industries. These industry concentrations have the potential to impact the Company's exposure to credit risk, either positively or negatively, because customers may be similarly affected by changes in economic or other conditions.

     Intersegment revenues are recorded at prevailing market prices and are eliminated in consolidation. Gas gathering and marketing sales to a single customer constituted approximately 13% of consolidated revenues during fiscal 1999. Sales to no single customer constituted as much as 10% of consolidated revenues in fiscal 1998 and 1997. Segment assets exclude net assets of discontinued real estate operations of $26,056,000 and $520,484,000 at January 31, 1998 and 1997.

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

     Because of their magnitude and unusual nature, and in accordance with Accounting Principles Board (APB) Opinion No. 30, the items discussed in the following paragraphs have been reported as separate components of segment operating earnings.

Fiscal 1999 items. Principally because of a prolonged depressed market for energy products - particularly oil and NGLs - and forecasts that these conditions would continue, the Company reviewed its proved oil and gas properties for impairment at January 31, 1999. It was determined that impairments totaling $42,250,000 were necessary to reduce the carrying values of four fields to their estimated fair values (the present values of their estimated future net cash flows).

     During the fourth quarter of fiscal 1999, the Company implemented a personnel reduction program which reduced its full-time employment level by 235 jobs. Aggregate pretax costs of this program - including $8,848,000 reported as general and administrative expense - totaled $24,500,000. Of these costs, $17,620,000 represented the present value of incremental pension and retiree medical benefits provided under a voluntary incentive retirement program offered to 127 employees (114 of whom accepted). Cash costs of severance and other benefits totaled $6,880,000.

     During fiscal 1999's fourth quarter, gas services asset write-downs totaling $7,560,000 were recorded. These charges principally involved impairments of two plants that were shut down when their gas throughput was redirected to other plants to improve the Company's overall profitability. The resultant reduction of future cash flows for these plants required that their carrying values be reduced to their estimated fair values - the salvage values of the processing equipment.

Fiscal 1998 items. In July 1997, the Company recorded a $26,000,000 financial statement provision for estimated costs to be incurred in connection with settlements of litigation with its North Texas royalty owners. In October 1997, a $21,000,000 payment was made to settle class-action litigation brought on behalf of these royalty owners. Payments totaling approximately $5,000,000 were subsequently made to royalty owners who chose not to participate in the class-action litigation.

     Effective April 1, 1997, the Company sold its remaining contract drilling assets for $3,500,000. A gain of $2,382,000 was recorded on this transaction.

Fiscal 1997 items. During fiscal 1997, the Company recorded severance tax refunds totaling $5,935,000. Of these amounts, $3,879,000 was related to the retroactive designation of a portion of the Boonsville field in North Texas as a "tight gas formation area" by the Texas Railroad Commission and $2,056,000 was related to taxes paid on certain contract settlement proceeds, which a Texas Comptroller's office regulation subsequently excluded from severance taxes.

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

NOTE 11 - INCENTIVE COMPENSATION PLANS

In December 1997, the Board of Directors approved the Company's 1997 Performance Unit Plan under which up to 600,000 units may be awarded to mid-level managerial and professional employees. This plan was adopted to help the Company retain key personnel in a very competitive employment market. At January 31, 1999, outstanding units totaled 280,901. Some units were subsequently paid off in connection with the recent personnel reduction program. Individuals holding units on March 31, 1999 are to receive cash compensation equal to the closing price of the Company's Class B stock on that day times the number of units awarded them. Compensation expense, which is being accrued ratably over the life of the outstanding units, totaled $2,417,000 in fiscal 1999 and $771,000 in fiscal 1998.

     As long-term incentives, the Company periodically has issued awards that it calls "bonus units" under which employees can earn compensation based on increases in the market price of the Company's stock. Upon the redemption of such awards, grantees receive gross compensation in amounts equal to the excess of the market price of the Company's common stock over a floor price (the market price of the stock when the units were awarded). The Company's 1991 Bonus Unit Plan authorized the issuance of up to 700,000 units, all of which had been granted and exercised by January 31, 1999. Up to 1,500,000 units may be granted under the 1997 Bonus Unit Plan. A total of 227,950 ten-year bonus units - which vest in three equal annual installments - were issued in December 1997 at a floor price of $26.125. At January 31, 1999, all such units were still outstanding. In March 1999, a total of 249,600 similar bonus units were issued at a floor price of $12.3125.

     Compensation expense is recognized over the applicable vesting terms of the bonus units in amounts equal to the appreciation in the market price of the stock over the applicable floor prices. Reversals are recognized to the extent of previously recorded appreciation in periods when the market price of the stock declines. Expense accruals (reversals) for bonus units aggregated $(27,000); $636,000 and $1,895,000 in fiscal 1999, 1998 and 1997.

NOTE 12 - COMMON STOCK AND STOCK OPTIONS

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

   The Company's 1995 Stock Option Plan authorizes the granting of incentive and nonqualified options to purchase Class B common stock at prices not less than the market value on the date of grant. The options have maximum terms of 10 years and become exercisable ratably over a three-year period. Grants covering a total of 2,500,000 Class B shares may be made under this plan. At January 31, 1999, grants covering an additional 600,308 shares could be issued under the plan, and the weighted average remaining contractual life of stock options outstanding under the plan was 7.6 years. During March 1999, additional options covering 405,400 shares were granted at a price of $12.3125. Previously, the Company had granted options under 1979 and 1989 Stock Option Plans, under which no further grants can be made. Summarized stock option information follows:



                                                    1995 Plan                                   1979 and 1989 Plans
                                 -----------------------------------------------   -----------------------------------------------
                                                            Options Exercisable                               Options Exercisable
                                   Options Outstanding       at Fiscal Year End     Options Outstanding        at Fiscal Year End
                                 -----------------------    --------------------   ---------------------     ---------------------
                                                Average                 Average                 Average                   Average
                                   Number        Price        Number     Price      Number       Price         Number      Price
                                 -----------   ---------    ---------   --------   ---------    --------     ---------   ---------

At January 31, 1996 ..........      477,800    $ 17.625           --         --      191,450    $ 18.889       95,650    $ 17.587
February 21, 1996 grants .....      499,400      18.125                                   --
Exercised ....................      (15,499)     17.625                              (12,950)      8.750
Cancelled ....................      (16,000)     17.859                                   --
                                  ---------                                         --------
At January 31, 1997 ..........      945,701      17.885      149,098   $ 17.633      178,500      19.624      118,500      19.213
February 21, 1997 grants .....      602,490      21.750                                   --
December 17, 1997 grants .....      347,050      26.125                                   --
Exercised ....................     (143,003)     17.911                              (25,830)     18.186
Cancelled ....................       (7,883)     19.680                                   --
                                  ---------                                         --------
At January 31, 1998 ..........    1,744,355      20.849      369,669     18.048      152,670      19.868       92,670      19.499
Exercised ....................     (135,867)     19.942                               (1,000)     10.250
Cancelled ....................       (3,165)     21.750                                   --
                                  ---------                                         --------
At January 31, 1999 ..........    1,605,323      20.924      908,442     19.715      151,670      19.931      151,670      19.931
                                  =========                                         ========

     Stock options are accounted for under the provisions of APB Opinion No. 25. As a result, the Company generally does not recognize compensation expense in its financial statements for outstanding stock options. Had grants under the 1995 Plan been accounted for on the estimated fair-value basis promulgated by SFAS No. 123, the Company would have recorded additional compensation expense of $3,620,000; $3,977,000 and $2,725,000 in fiscal 1999, 1998 and 1997. On a proforma basis, earnings from continuing operations would have been reduced by $2,353,000; $2,585,000 and $1,771,000 in fiscal 1999, 1998 and 1997, and basic earnings per share from continuing operations for both the Class A and Class B shares would have been lowered by 5 cents, 5 cents and 3 cents, respectively. The additional compensation expense under the estimated fair-value basis was computed using the Black-Scholes option-pricing model, expected lives of seven years, annual cash dividends of 53 cents per share (the regular rate paid on the Class B shares for the last several years) and the following interest and volatility rates, which were determined at the dates of the individual grants:


                                                 2/21/96   2/21/97    12/17/97
                                                 -------   -------    --------

Risk-free interest rate (%) .................       5.56       6.27       5.82
Stock price volatility rate (%) .............       26.3       28.6       28.0
Computed value per option share .............   $   5.32   $   7.55   $   9.15

NOTE 13 - EARNINGS (LOSS) PER SHARE

The earnings (loss) per share computations included herein have been made in accordance with Statement of Financial Accounting Standards No. 128. The Company is required to make separate per-share computations for its Class A and Class B common stock since the shares are not convertible into each other and different per-share cash dividends are paid on the separate classes. In these computations, any excess or shortfall between earnings from continuing operations and total dividends paid is apportioned between the classes on a pro rata basis and then added to the respective dividends paid to each class of common stock. Accordingly, the differences in the per- share earnings amounts for Class A and Class B shares occur because of the dividend premium on the Class B shares. The following table sets forth basic and diluted earnings (loss) per share information for the years ended January 31, 1999, 1998 and 1997:


                                                  1999                  1998                 1997
                                           ------------------    ------------------    -----------------
                                           Class A    Class B    Class A    Class B    Class A   Class B
                                           -------    -------    -------    -------    -------   -------

From continuing operations .............   $ (1.11)   $ (1.05)   $   .71    $   .77    $  1.64   $  1.68
                                           -------    -------    -------    -------    -------   -------

Discontinued real estate operations
    Earnings from operations ...........        --         --        .14        .15        .32       .33
    Loss on sale .......................       .07        .06      (1.26)     (1.37)        --        --
                                           -------    -------    -------    -------    -------   -------
                                               .07        .06      (1.12)     (1.22)       .32       .33
                                           -------    -------    -------    -------    -------   -------

Extraordinary item .....................        --         --       (.25)      (.27)        --        --
                                           -------    -------    -------    -------    -------   -------
Net earnings (loss) ....................   $ (1.04)   $  (.99)   $  (.66)   $  (.72)   $  1.96   $  2.01
                                           =======    =======    =======    =======    =======   =======




The basic and diluted per share amounts were the same because the earnings
(loss) amounts for the diluted computations were no different than the ones used in the basic computations, and - as shown in the table below - the dilutive effect of stock options did not significantly increase the weighted average shares outstanding. The following table reconciles the weighted average shares outstanding used in the basic and diluted computations for the years ended January 31, 1999, 1998 and 1997 (in thousands):


                                                1999                1998                1997
                                         -------   -------   -------   -------   -------   -------
                                         Class A   Class B   Class A   Class B   Class A   Class B
                                         -------   -------   -------   -------   -------   -------

Used in basic computations ...........    22,321    26,785    22,714    27,989    23,092    28,786
Dilutive effect of stock options .....        --        --         9       198         1        54
                                         -------   -------   -------   -------   -------   -------
Used in diluted computations .........    22,321    26,785    22,723    28,187    23,093    28,840
                                         =======   =======   =======   =======   =======   =======


Excluded from these computations because their effect would have been antidilutive were stock options covering 78,258 Class A and 1,678,735 Class B shares in 1999; 347,050 Class B shares in 1998 and 80,500 Class A and 80,500 Class B shares in 1997.

NOTE 14 - EXTRAORDINARY ITEM

During fiscal 1998, the company repurchased $185,733,000 face amount of its 9 1\4% senior notes due January 15, 2002. In connection with the repurchase, costs of $20,385,000 were expensed, including cash costs of $19,294,000 associated with a tender offer for these notes and the write-off of $1,091,000 in deferred financing costs. After an income tax benefit of $7,135,000, an extraordinary charge of $13,250,000 was recorded in connection with this extinguishment of debt.

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Mitchell Energy & Development Corp.:

     We have audited the accompanying consolidated balance sheets of Mitchell Energy & Development Corp. (a Texas corporation) and subsidiaries as of January 31, 1999 and 1998, and the related consolidated statements of earnings, stockholders' equity and cash flows for each of the three years in the period ended January 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Mitchell Energy & Development Corp. and subsidiaries as of January 31, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended January 31, 1999, in conformity with generally accepted accounting principles.





                                        ARTHUR ANDERSEN LLP


Houston, Texas
March 29, 1999

MITCHELL ENERGY & DEVELOPMENT CORP. AND SUBSIDIARIES

UNAUDITED SUPPLEMENTAL OIL AND GAS INFORMATION

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

   The following tables summarize changes in the Company's natural gas (gas), crude oil and condensate (oil) and plant NGL reserve quantities during the indicated fiscal years and the proved developed reserve quantities at the dates indicated:


                                          1999                             1998                             1997
                             -----------------------------    -----------------------------    -----------------------------
PROVED GAS                                Gas        Oil                   Gas        Oil                  Gas        Oil
AND OIL RESERVES              MBOE*      (Bcf)     (MMBbls)    MBOE*      (Bcf)     (MMBbls)     MBOE*    (Bcf)     (MMBbls)
                             -------    -------    -------    -------    -------    -------    -------    -------    -------

Beginning balance ........     145.3      777.5       15.7      130.1      701.2       13.3      129.4      697.2       13.2
Extensions
    and discoveries ......      21.5      121.3        1.3       32.9      177.5        3.3       17.4       91.5        2.2
Production marketed ......     (17.6)     (90.4)      (2.5)     (16.7)     (87.0)      (2.2)     (15.9)     (83.6)      (2.0)
Production consumed
    in operations ........       (.6)      (3.6)        --        (.6)      (3.6)        --        (.7)      (4.0)        --
Purchases in place .......      15.2       73.8        2.9         .9        1.8         .6         .9        4.8         .1
Revisions of
    previous estimates ...      (2.7)     (11.2)       (.9)      (2.5)     (12.3)       (.5)       (.4)      (1.0)       (.2)
Sales in place ...........       (.4)      (1.0)       (.3)       (.4)      (1.5)       (.2)       (.8)      (3.7)       (.2)
Improved recovery ........        --         .1         --        1.6        1.4        1.4         .2         --         .2
                             -------    -------    -------    -------    -------    -------    -------    -------    -------
Ending balance ...........     160.7      866.5       16.2      145.3      777.5       15.7      130.1      701.2       13.3
                             =======    =======    =======    =======    =======    =======    =======    =======    =======

----------------
*Million barrels of oil equivalent using a 6-to-1 conversion factor for gas.


                                          1999                             1998                              1997
                              -----------------------------    -----------------------------    -----------------------------
                                                    Equity                            Equity                           Equity
PROVED PLANT NGL                         Consol-    Partner-               Consol-   Partner-              Consol-    Partner-
RESERVES (MMBbls)              Total     idated      ships      Total      idated     ships      Total     idated      ships
                              -------    -------    -------    -------    -------    -------    -------    -------    -------

Beginning balance .........     146.5      100.5       46.0      126.4       86.3       40.1      125.8       82.4       43.4
Additions .................      13.2       13.2         --       18.5       18.5         --        6.0        6.0         --
Production ................     (15.0)     (10.4)      (4.6)     (16.5)     (11.3)      (5.2)     (16.8)     (10.9)      (5.9)
Purchase of
    plant interests .......       4.2         --        4.2        2.7        2.7         --        2.7        3.7       (1.0)
Revisions of
    previous estimates ....      (9.9)      (4.1)      (5.8)      15.4        4.3       11.1        8.7        5.1        3.6
                              -------    -------    -------    -------    -------    -------    -------    -------    -------
Ending balance ............     139.0       99.2       39.8      146.5      100.5       46.0      126.4       86.3       40.1
                              =======    =======    =======    =======    =======    =======    =======    =======    =======



                                                       1999       1998       1997       1996
                                                   --------   --------   --------   --------

PROVED DEVELOPED RESERVES AT FISCAL YEAR END
Gas (Bcf) ......................................      683.6      640.0      611.0      587.6
                                                   ========   ========   ========   ========
Oil (MMBbls) ...................................       15.0       14.5       12.5       11.5
                                                   ========   ========   ========   ========
Plant NGLs (MMBbls)
    Consolidated ...............................       76.7       86.3       78.4       72.6
    Equity partnerships ........................       33.3       44.8       39.1       41.5
                                                   --------   --------   --------   --------
                                                      110.0      131.1      117.5      114.1
                                                   ========   ========   ========   ========

Future net cash flows from natural gas and oil reserves. The following tables set forth estimates of the standardized measure of discounted future net cash flows from proved gas and oil reserves at January 31, 1999, 1998 and 1997 and a summary of the changes in those amounts for the fiscal years then ended (in millions):



                                                           1999          1998          1997
                                                       ----------    ----------    ----------

STANDARDIZED MEASURE

Future cash inflows ................................   $    1,760    $    2,060    $    3,085
Future production and development costs ............       (1,034)         (923)         (864)
Future income taxes ................................         (145)         (331)         (685)
Discount - 10% annually ............................         (190)         (325)         (596)
                                                       ----------    ----------    ----------
                                                       $      391    $      481    $      940
                                                       ==========    ==========    ==========

CHANGES IN STANDARDIZED MEASURE
Extensions and discoveries, net of related costs ...   $       50    $      120    $      176
Sales, net of production costs .....................         (146)         (185)         (198)
Net changes in prices and production costs .........         (274)         (726)          699
Accretion of discount ..............................           63           129            62
Production rate changes and other ..................           18            (7)          (96)
Development costs incurred .........................           25            13            24
Purchases in place .................................           71             5             9
Sales in place .....................................           (2)           (2)           (9)
Revisions of previous quantity estimates ...........           (9)          (13)           (3)
Net change in future income taxes ..................          114           207          (255)
                                                       ----------    ----------    ----------
                                                       $      (90)   $     (459)   $      409
                                                       ==========    ==========    ==========


Future net cash flows from plant NGL reserves. The following tables set forth estimates of the standardized measure of discounted future net cash flows from proved NGL reserves at January 31, 1999, 1998 and 1997 and a summary of the changes in those amounts for the fiscal years then ended (in millions):


                                           1999                             1998                             1997
                               -----------------------------    -----------------------------    -----------------------------
                                                      Equity                          Equity                           Equity
                                          Consol-    Partner-              Consol-    Partner-              Consol-   Partner-
                                Total     idated      ships      Total     idated      ships      Total     idated      ships
                               -------    -------    -------    -------    -------    -------    -------    -------    -------

STANDARDIZED MEASURE

Future cash inflows ........   $ 1,309    $   956    $   353    $ 1,782    $ 1,237    $   545    $ 2,100    $ 1,424    $   676
Future production costs ....    (1,108)      (809)      (299)    (1,467)    (1,007)      (460)    (1,562)    (1,058)      (504)
Future income taxes ........       (59)       (45)       (14)      (103)       (73)       (30)      (177)      (116)       (61)
Discount - 10% annually ....       (56)       (41)       (15)       (88)       (65)       (23)      (155)      (103)       (52)
                               -------    -------    -------    -------    -------    -------    -------    -------    -------
                               $    86    $    61    $    25    $   124    $    92    $    32    $   206    $   147    $    59
                               =======    =======    =======    =======    =======    =======    =======    =======    =======

CHANGES IN STAND-
  ARDIZED MEASURE
Additions, net of
  related costs ............   $    11    $    11    $    --    $    25    $    25    $    --    $    20    $    20    $    --
Sales, net of
  production costs .........        (9)        (3)        (6)       (33)       (20)       (13)       (72)       (48)       (24)
Net changes in
  prices and costs .........       (73)       (58)       (15)      (161)      (113)       (48)        67         36         31
Accretion of discount ......        18         13          5         30         21          9         24         18          6
Purchase of
  plant interests ..........         5         --          5          1          1         --         14         15         (1)
Revisions of previous
  quantity estimates .......        (8)        (4)        (4)        21          9         12          6         (3)         9
Other ......................        (8)        (5)        (3)        (4)        (1)        (3)         4         (3)         7
Net change in future
  income taxes .............        26         15         11         39         23         16        (22)       (15)        (7)
                               -------    -------    -------    -------    -------    -------    -------    -------    -------
                               $   (38)   $   (31)   $    (7)   $   (82)   $   (55)   $   (27)   $    41    $    20    $    21
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

     The quantities reported herein for plant NGLs include all liquids that will be extracted from gas streams contractually committed to Company-owned gas processing plants since the Company, as plant owner, generally has beneficial ownership of all the NGLs so produced. Accordingly, the plant NGL reserves and future net cash flows include amounts attributable to NGLs extracted from gas streams owned by the Company and by third parties. The Company reimburses the owners of the natural gas streams based either on a percentage of the value of the liquids produced or on the value of the natural gas consumed in processing. Such reimbursements, including amounts attributable to the Company's oil and gas leasehold interests (included in oil and gas future net cash flows), are deducted as production costs in determining future net cash flows from plant NGLs.

     Of the total remaining natural gas reserves at January 31, 1999, an estimated 477.3 Bcf will be processed at Company plants, including 90.0 Bcf of fiscal 1998's natural gas reserve additions from extensions and discoveries. It is estimated that 110.6 Bcf of such reserves and 20.6 Bcf of such reserve additions will be converted by processing into 44.2 MMBbls and 8.3 MMBbls of plant NGLs, respectively.

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

Gas and oil related costs and operating results. The following tables set forth capitalized costs at January 31, 1999, 1998 and 1997 and costs incurred and operating results for oil and gas producing activities for the years then ended (in thousands):



                                                                                   1999            1998            1997
                                                                              ------------    ------------    ------------

CAPITALIZED COSTS
Oil and gas properties ................................................       $  1,863,422    $  1,690,693    $  1,625,903
Support equipment and facilities ......................................             50,612          48,467          58,483
Accumulated depreciation, depletion and amortization ..................         (1,213,835)     (1,107,188)     (1,123,909)
                                                                              ------------    ------------    ------------
Net capitalized costs .................................................       $    700,199    $    631,972    $    560,477
                                                                              ============    ============    ============
COSTS INCURRED (including exploration expenses and
    exploratory well impairments of $25,807; $22,376
    and $18,051)
Property acquisitions
    Unproved ..........................................................       $     11,908    $     17,099    $      5,464
    Proved ............................................................             71,662           4,666           2,343
Exploration ...........................................................             29,683          34,297          18,796
Development ...........................................................            124,574         132,167         105,008
                                                                              ------------    ------------    ------------
Costs incurred ........................................................            237,827         188,229         131,611
Support equipment and facilities ......................................              2,881           2,220           2,664
                                                                              ------------    ------------    ------------
Capital and exploratory expenditures ..................................       $    240,708    $    190,449    $    134,275
                                                                              ============    ============    ============

OPERATING RESULTS (before charges for
    general and administrative and interest expense)
Production revenues ...................................................       $    220,416    $    256,286    $    264,323
Other revenues ........................................................              1,218           3,764           2,095
                                                                              ------------    ------------    ------------
                                                                                   221,634         260,050         266,418
Less - Production costs ...............................................             74,193          70,919          65,825
    Depreciation, depletion and amortization (including
      proved-property impairments of $42,250; $1,640 and $3,068) ......            143,001          91,858          88,929
    Exploration expenses ..............................................             21,620          17,059          10,415
    Exploratory well impairments ......................................              4,187           5,317           7,636
    Other operating costs .............................................             11,649          12,369          12,181
                                                                              ------------    ------------    ------------
Segment operating earnings ............................................            (33,016)         62,528          81,432
Income taxes ..........................................................            (12,438)         21,399          28,121
                                                                              ------------    ------------    ------------
                                                                              $    (20,578)   $     41,129    $     53,311
                                                                              ============    ============    ============

MITCHELL ENERGY & DEVELOPMENT CORP. AND SUBSIDIARIES

HISTORICAL SUMMARY

Five Years Ended January 31, 1999 (in thousands except where otherwise indicated)


                                                         1999             1998          1997             1996             1995
                                                     -----------      -----------   -----------      -----------      -----------

FINANCIAL POSITION AT YEAR END
Net property, plant and equipment ................   $ 1,033,738      $   954,667   $   775,929      $   719,535      $   734,099
Total assets .....................................     1,146,476        1,251,973     1,668,272        1,599,183        1,514,277
Capital employed
    Long-term debt ...............................   $   362,467(a)   $   414,267   $   600,000(a)   $   795,000      $   789,680
    Deferred income taxes ........................       130,069          167,903       109,459           66,696           37,243
    Deferred credits and other liabilities .......        87,371           58,128        54,539           72,832           77,799
    Stockholders' equity .........................       324,774          412,926       555,287          481,903          475,030
                                                     -----------      -----------   -----------      -----------      -----------
                                                     $   904,681      $ 1,053,224   $ 1,319,285      $ 1,416,431      $ 1,379,752
                                                     ===========      ===========   ===========      ===========      ===========

CAPITAL AND EXPLORATORY EXPENDITURES
    (accrual basis)
Exploration and Production
    Capital ......................................   $   214,901      $   168,073   $   116,224      $   126,915      $   101,766
    Exploratory expenses/impairments .............        25,807           22,376        18,051           14,752           13,307
Gas services .....................................        46,426           62,655        34,233           38,358           35,111
Corporate ........................................         2,268            5,188         7,318            6,068            4,268
                                                     -----------      -----------   -----------      -----------      -----------
                                                     $   289,402      $   258,292   $   175,826      $   186,093      $   154,452
                                                     ===========      ===========   ===========      ===========      ===========

OPERATING STATISTICS
Average daily volumes
    Natural gas sales (Mcf) ......................       247,600          238,200       228,500          216,200          214,100
    Crude oil and condensate sales (Bbls) ........         6,800            6,200         5,500            5,400            6,300
    Natural gas liquids produced (Bbls) ..........        41,100           45,300        46,100           44,500(b)        43,400(b)
    Pipeline throughput (Mcf) ....................       554,000(c)       426,000       410,000          354,000          353,000(d)
Average annual sales price (dollars)
    Natural gas (per Mcf) ........................   $      2.11      $      2.47   $      2.64      $      2.16      $      2.71
    Crude oil and condensate (per Bbl) ...........         12.18            18.50         21.50            16.91            15.75
    Natural gas liquids produced (per Bbl) .......         10.23            13.38         16.13            11.55            11.57
Drilling program (gross wells)
    Wells drilled ................................           165              272           209              116              132
    Wells completed ..............................           144              252           185              107              121
Well count at year end (gross wells) .............         3,308            3,273         3,090            3,047            3,280

STOCKHOLDERS' EQUITY (per share at year end) .....   $      6.61      $      8.42   $     10.71      $      9.26      $      9.09

CASH DIVIDENDS PER SHARE
Class A (including special dividend of
   24 cents in 1998) .............................   $       .48      $       .72   $       .48      $       .48      $       .48
Class B (including special dividend of
   26.5 cents in 1998) ...........................           .53             .795           .53              .53              .53

AVERAGE COMMON SHARES OUTSTANDING (Basic)
Class A ..........................................        22,321           22,714        23,092           23,217           23,532
Class B ..........................................        26,785           27,989        28,786           28,827           29,164

---------------
(a)  Excludes current maturities of $100,000.

(b)  Excludes production of plants sold in 1996 and 1995.

(c) Includes 160,000 for North Texas gathering system acquired effective January 1, 1998.

(d) Excluding amounts attributable to the Winnie Pipeline system which was sold in July 1994.

MITCHELL ENERGY & DEVELOPMENT CORP. AND SUBSIDIARIES

HISTORICAL SUMMARY

Five Years Ended January 31, 1999 (in thousands except per-share data)


                                                                     1999          1998          1997          1996          1995
                                                                 ----------    ----------    ----------    ----------    ----------
REVENUES
Exploration and Production (including gain
    of $205,256 from natural gas contract buyout in 1996) ....   $  221,634    $  262,432    $  269,862    $  424,661    $  277,099
Gas Services
    Natural gas processing ...................................      253,295       329,990       376,980       283,378       252,159
    Natural gas gathering and marketing ......................      211,387       183,554       247,214       184,584       180,038
    Gains from property, plant
       and equipment sales ...................................           --            --            --            --        48,821
    Other ....................................................       15,074        14,526        12,621        10,296         6,989
                                                                 ----------    ----------    ----------    ----------    ----------
         Total revenues ......................................   $  701,390    $  790,502    $  906,677    $  902,919    $  765,106
                                                                 ==========    ==========    ==========    ==========    ==========

SEGMENT OPERATING EARNINGS
Exploration and Production
    Operations ...............................................   $    9,234    $   62,528    $   81,432    $   35,775    $   84,115
    Proved property impairments ..............................      (42,250)           --            --            --            --
    Gain from natural gas contract buyout oo .................           --            --            --       205,256            --
    Litigation (provisions) reversals ........................        4,000        (7,000)      (10,000)      (15,000)           --
    Personnel reduction program costs ........................       (8,524)           --            --        (7,935)           --
    Severance tax refunds ....................................           --            --         5,935            --            --
    Columbia Gas contract settlement proceeds ................           --            --         3,444            --            --
    Gains from asset sales ...................................           --         2,382            --         5,338         3,791
Gas Services
    Natural gas processing ...................................       (2,083)       28,330        69,110        30,994        23,253
    Natural gas gathering and marketing ......................       23,483        21,982        27,589        14,063        12,335
    Other ....................................................       13,949        13,192        11,397         9,059          (846)
                                                                 ----------    ----------    ----------    ----------    ----------
         Operations subtotal .................................       35,349        63,504       108,096        54,116        34,742
    Asset write-downs ........................................       (7,560)           --            --       (52,715)      (23,888)
    Personnel reduction program costs ........................       (7,128)           --            --        (3,600)       (7,364)
    Litigation provision .....................................           --       (26,000)           --            --            --
    Gains from major asset sales .............................           --            --            --            --        48,821
                                                                 ----------    ----------    ----------    ----------    ----------
         Total segment operating earnings (loss) .............      (16,879)       95,414       188,907       221,235       140,217
General and administrative expense (including
     personnel reduction program costs
     of $8,848 in 1999 and $4,532 in 1996) ...................       39,166        31,978        30,823        35,760        33,472
Interest expense attributable
    to continuing operations .................................       35,070        27,419        22,775        27,341        32,958
Interest income ..............................................         (885)       (8,899)         (650)         (111)         (108)
Other expense ................................................       (5,637)       (5,819)        2,202         2,113         3,685
                                                                 ----------    ----------    ----------    ----------    ----------

EARNINGS (LOSS) FROM CONTINUING
    OPERATIONS BEFORE INCOME TAXES ...........................      (84,593)       50,735       133,757       156,132        70,210
Income taxes .................................................      (31,631)       12,909        47,456        55,420        24,627
                                                                 ----------    ----------    ----------    ----------    ----------
EARNINGS (LOSS) FROM CONTINUING OPERATIONS ...................      (52,962)       37,826        86,301       100,712        45,583
AFTER-TAX EARNINGS (LOSS) FROM DISCONTINUED
    OPERATIONS (including $67,123 loss on disposal in 1998) ..        3,250       (59,683)       16,925       (63,583)          231
                                                                 ----------    ----------    ----------    ----------    ----------
EARNINGS (LOSS) BEFORE EXTRAORDINARY ITEM ....................      (49,712)      (21,857)      103,226        37,129        45,814
Extraordinary item (extinguishment of debt) ..................           --       (13,250)           --            --            --
                                                                 ----------    ----------    ----------    ----------    ----------
NET EARNINGS (LOSS) ..........................................   $  (49,712)   $  (35,107)   $  103,226    $   37,129    $   45,814
                                                                 ==========    ==========    ==========    ==========    ==========
EARNINGS (LOSS) PER SHARE (Basic and Diluted)
Class A -  From continuing operations ........................   $    (1.11)   $      .71    $     1.64    $     1.91    $      .84
           Net earnings ......................................        (1.04)         (.66)         1.96           .69           .84
Class B -  From continuing operations ........................        (1.05)          .77          1.68          1.96           .89
           Net earnings ......................................         (.99)         (.72)         2.01           .74           .89



BOARD OF DIRECTORS
GEORGE P. MITCHELL                           SHAKER A. KHAYATT(2)                         M. KENT MITCHELL(1)(3)

Chairman and Chief Executive Officer,        President and Chief Executive Officer,       President and Chief Executive Officer,
Mitchell Energy & Development Corp.          Khayatt and Company, Inc.                    Bald Head Island Management, Inc.
                                             (investment banking), New York City          (real estate development),
BERNARD F. CLARK                                                                          Bald Head Island, North Carolina
                                             BEN F. LOVE(2)(3)
Vice Chairman,                                                                            CONSTANTINE S. NICANDROS(2)
Mitchell Energy & Development Corp.          Advisory Director,
                                             Chase Bank of Texas, N.A., and retired       Chairman,
W. D. STEVENS(3)                             Chairman and Chief Executive Officer,        CSN and Company (investments and
                                             Texas Commerce Bancshares                    consulting); retired Chairman,
President and Chief Operating Officer,       (now Chase Bank of Texas), Houston           President and Chief Executive Officer,
President-Exploration and Production,                                                     Conoco, and Vice Chairman, DuPont,
Mitchell Energy & Development Corp.          WALTER A. LUBANKO(2)                         Houston

ROBERT W. BALDWIN(1)                         Chairman and President,                      RAYMOND L. WATSON(1)
                                             W. A. Lubanko & Co., Inc.
Consultant (energy/management);              (investment banking),                        Chairman,
retired President, Gulf Refining and         Brookville, New York                         Executive Committee of the Board of
Marketing Company (a division of                                                          Directors, The Walt Disney Company
Gulf Oil Corp.), Houston                     J. TODD MITCHELL(3)                          (entertainment), Burbank, California;
                                                                                          Vice Chairman, The Irvine Company
WILLIAM D. EBERLE(1)(3)                      President,                                   (real estate development),
                                             GPM, Inc. (private investments),             Newport Beach, California
Chairman,                                    The Discovery Bay Company
Manchester Associates, Ltd.                  (seismic software) and Dolomite
(international business consulting),         Resources, Inc. (exploration and
Boston; Of Counsel on trade issues to        investments), Houston
Kaye, Scholer, Fierman, Hays and
Handler (attorneys), Washington, D.C.



(1) Compensation Committee

(2) Audit Committee

(3) Executive Committee

                                   [PICTURE]

LEFT TO RIGHT: PHILIP S. SMITH, ALLEN J. TARBUTTON, JR., BERNARD F. CLARK, THOMAS P. BATTLE


PRINCIPAL OFFICERS
GEORGE P. MITCHELL                           PHILIP S. SMITH                             THOMAS P. BATTLE
Chairman and Chief Executive Officer         Corporate Senior Vice President,            Corporate Senior Vice President,
                                             Chief Financial Officer and                 General Counsel and Secretary
BERNARD F. CLARK                             President-Administration and
Vice Chairman                                Financial Division

W. D. STEVENS                                ALLEN J. TARBUTTON, JR.
President and Chief Operating Officer,       Corporate Senior Vice President,
President-Exploration and Production         President-Gas Services Division
Division

CORPORATE INFORMATION

STOCK LISTINGS                               TRANSFER AGENT AND REGISTRAR                FORM 10-K
New York Stock Exchange                      ChaseMellon Shareholder Services, L.L.C.    Copies of the Company's
Pacific Exchange                             85 Challenger Road                          Form 10-K are available upon request to:
Ticker Symbols: MNDA (voting)                Overpeck Centre                             Public Affairs Department
                MNDB (non-voting)            Ridgefield, NJ 07660-2104                   Mitchell Energy & Development Corp.
Options Trading: Pacific Exchange            Toll-free: (800) 635-9270                   P.O. Box 4000
                                             www.chasemellon.com                         The Woodlands, TX 77387-4000
                                                                                         Phone: (713) 377-5650
                                             ANNUAL MEETING
                                             10 a.m. CDT                                 WORLDWIDE WEB
                                             Wednesday, June 30, 1999                    www.mitchellenergy.com
                                             Mitchell Learning Center Auditorium
                                             2002 Timberloch Place, 3rd Floor
                                             The Woodlands, TX 77380-1148



Design: John Weaver Design/Houston, Texas
Photography: Ken Childress/Houston, Texas