Form 10-K405, Exhibit 13
period 2000-01-31
MITCHELL ENERGY & DEVELOPMENT CORP
filed 2000-04-28
CIK 311995

                                                                     EXHIBIT 13



                       MITCHELL ENERGY & DEVELOPMENT CORP.



BEST SHAPE EVER!



FISCAL 2000 ANNUAL REPORT / YEAR ENDED JANUARY 31, 2000

THE COMPANY

Mitchell Energy & Development Corp., one of the nation's largest independent producers of natural gas and natural gas liquids, traces its origins to a small wildcatting firm formed in 1946.

     The Company's two primary businesses are (i) exploration, development and production of natural gas and oil, and (ii) gathering, processing and marketing of natural gas and natural gas liquids. In fiscal 2000, the Company produced 94 billion cubic feet of natural gas and 18.6 million barrels of liquid hydrocarbons (natural gas liquids, oil and condensate). At year end, it owned or had interests in 3,368 wells and 1.1 million acres of leases. In March 2000, the Company exchanged its non-operated Oklahoma assets for the remaining interests in operated assets in central Texas. After this exchange, the Company owned and operated six gas processing plants and 8,800 miles of gas gathering pipelines.

     At January 31, 2000, the Company had approximately 875 full-time employees.


FORWARD-LOOKING INFORMATION

All statements included in this annual report, other than statements of historical fact, are forward-looking statements. These include, but are not limited to, certain statements made in the Letter to Shareholders; strategies, goals and expectations set forth in the Exploration and Production and Gas Services sections; and discussions of liquidity and capital resources and other matters included in Management's Discussion and Analysis of Financial Position and Results of Operations. Although the Company believes that its expectations are based on reasonable assumptions, it can give no assurances that its goals will be achieved. Important factors that could cause actual results to differ materially from those in the forward-looking statements include the timing and extent of changes in commodity prices for natural gas, NGLs and crude oil; the attainment of forecasted operating levels and reserve replacement and unexpected changes in competitive and economic conditions, government regulations, technology and other factors.


CONTENTS

Letter to Shareholders . . . . . . . . . . . . . . . . . . . .      2
Exploration and Production . . . . . . . . . . . . . . . . . .      4
Gas Services . . . . . . . . . . . . . . . . . . . . . . . . .     10
Management's Discussion and Analysis of
   Financial Position and Results of Operations. . . . . . . .     15
Consolidated Financial Statements. . . . . . . . . . . . . . .     24
Notes to Consolidated Financial Statements . . . . . . . . . .     28
Report of Independent Public Accountants . . . . . . . . . . .     41
Supplemental Oil and Gas Information . . . . . . . . . . . . .     42
Historical Summary . . . . . . . . . . . . . . . . . . . . . .     45
Board of Directors . . . . . . . . . . . . . . . . . . . . . .     47
Principal Officers . . . . . . . . . . . . . . . . . . . . . .     48
Corporate Information  . . . . . . . . . . . . . .  Inside Back Cover


DEFINITIONS

MMBtu        million British thermal units
Mcf          thousand cubic feet (measure of gas volume)
MMcf         million cubic feet
Bcf          billion cubic feet
Tcf          trillion cubic feet
Bbl          barrel (measure of liquid hydrocarbon volume)
MMBbls       million barrels
NGL or NGLs  natural gas liquids (ethane, propane, butanes and natural gasoline)

Note: Natural gas volumes in this report are stated at the legal pressure base of the area in which the reserves are located and at 60 degrees Fahrenheit. Pipeline throughput volumes are based on an average energy content of 1,000 Btu per cubic foot. Where applicable, NGL volume, price and reserve information and pipeline throughput include equity partnership interests.

MITCHELL ENERGY & DEVELOPMENT CORP. AND SUBSIDIARIES

FINANCIAL HIGHLIGHTS

================================================================================

Year Ended January 31 (in thousands except per-share data)

                                                                  2000            1999
                                                          ------------    ------------
EARNINGS (LOSS) FROM CONTINUING OPERATIONS ............   $     97,236    $    (52,962)
                                                          ============    ============

NET EARNINGS (LOSS) ...................................   $     97,236    $    (49,712)
                                                          ============    ============

BASIC/DILUTED EARNINGS (LOSS) PER SHARE
From continuing operations
   Class A ............................................   $       1.95    $      (1.11)
   Class B ............................................           2.00           (1.05)
Net earnings
   Class A ............................................           1.95           (1.04)
   Class B ............................................           2.00            (.99)

REVENUES ..............................................   $    934,013    $    701,390
                                                          ============    ============

SEGMENT OPERATING EARNINGS (LOSS)
Exploration and production ............................   $     81,224    $      9,234
Natural gas processing ................................         55,860          (2,083)
Natural gas gathering and marketing ...................         27,029          23,483
Other gas services ....................................         10,577          13,949
                                                          ------------    ------------

                                                               174,690          44,583
Unusual items
   Water well litigation provision reversals ..........         15,200           4,000
   Gain from sale of Hell's Hole area properties ......         11,527              --
   Proved property impairments ........................             --         (42,250)
   Personnel reduction program costs ..................             --         (15,652)
   Gas services asset write-downs .....................             --          (7,560)
                                                          ------------    ------------
                                                          $    201,417    $    (16,879)
                                                          ============    ============

CAPITAL AND EXPLORATORY EXPENDITURES* .................   $    171,723    $    289,402
                                                          ============    ============

LONG-TERM DEBT (INCLUDING CURRENT MATURITIES) .........   $    369,267    $    462,467
                                                          ============    ============

STOCKHOLDERS' EQUITY ..................................   $    398,542    $    324,774
                                                          ============    ============

OPERATING STATISTICS (AVERAGE DAILY AMOUNTS)
Natural gas sales (Mcf) ...............................        246,100         247,600
Crude oil and condensate sales (Bbls) .................          5,900           6,800
Natural gas liquids production (Bbls) .................         45,100          41,100
Pipeline throughput (Mcf) .............................        567,000         554,000


--------------------
* Includes asset acquisitions of $23,874 and $89,266.

                            ESTIMATED PROVED RESERVES
                              YEAR ENDED JANUARY 31

                                Natural Gas (Bcf)

                                 '00      1,014
                                 '99        867
                                 '98        778
                                 '97        701
                                 '96        697

                          Liquid Hydrocarbons (MMBbls)

                               [ ] Natural Gas Liquids
                               [ ] Oil & Condensate

                                 '00        192
                                 '99        155
                                 '98        162
                                 '97        140
                                 '96        139

LETTER TO SHAREHOLDERS

================================================================================

NEAR RECORD EARNINGS OF $97 MILLION PROVIDED AN INDUSTRY LEADING 27 PERCENT RETURN ON STOCKHOLDERS' EQUITY.

--------------------------------------------------------------------------------

By virtually every measure, fiscal 2000 was a banner year for Mitchell Energy & Development Corp. An increased focus on core operations, the application of new completion technology, and greater operating efficiency have put your Company in its best shape ever, setting the stage for even stronger earnings. The rapid rebound in oil and gas prices experienced last year only amplified these improvements.

     We entered the year with weak energy prices and had just completed a program of personnel and spending reductions to ensure financial balance. By mid-year, strengthening prices justified a stepped-up level of capital spending which by year end, led to higher natural gas production, NGL processing volumes and pipeline throughput.

     As a result, annual net earnings rebounded to a near record $97 million, with a return on stockholders' equity of 27 percent. This return ranked among the highest in the industry and was more than twice the five-year average. Higher operating cash flows also improved the Company's financial strength. Long-term debt was reduced by $93 million and now stands at less than 50 percent of total capitalization.

     The combination of stronger prices for all of our products - natural gas, NGLs and oil - and internal improvements have put your Company in position to add shareholder value as never before. We have a backlog of over 1,200 undeveloped locations and have moved aggressively to grow the production from our long-lived gas fields, particularly the Barnett shale. Even after last year's breakthrough in the application of light sand fracture technology in the Barnett, studies indicate that only a small portion of the gas in place is being recovered. The full potential of the Barnett will be better defined as we complete ongoing pilot tests evaluating the viability of closer well spacing, which could add at least another 1,000 wells to the undrilled inventory.

     Perhaps the best indication of the Company's potential has been our consecutive 12-year history of adding more proven natural gas reserves than were produced each year, while still growing the significant backlog of undrilled prospects. At year end, we reached a record reserve base of 1.1 Tcf of natural gas equivalents and are confident of our ability to add substantially to that amount with work now underway to determine the ultimate reserve potential of the Barnett.

     Growth of the gas services business was led by the expansion and upgrading of North Texas facilities to accommodate accelerated Barnett drilling. In addition, two transactions were completed to further concentrate and increase control over our core gathering and processing facilities. These included the purchase of the remaining 50-percent interest in the Jameson plant and a swap of non-operated interests in Oklahoma pipeline and processing assets for the outstanding interests in similar assets that we operate in central Texas.

     The outcome is full ownership and operation of all of our major midstream facilities. The Company currently

================================================================================


produces more NGLs with just six processing plants than it did when it had interests in 31 plants five years ago. NGL reserves have now reached a record 178 million barrels and are expected to continue growing in the years to come due to the strategic location of our midstream assets.

     Although your Company's stock price nearly doubled in fiscal 2000, we were disappointed that its valuation lagged behind many of our peers - as measured by such common yardsticks as P/E ratios and cash flow multiples. For that reason, we initiated a review of strategic alternatives that contemplated, among various options, the possible sale or merger of the Company. In the final analysis, our Board of Directors concluded that shareholder interests would best be met as a stand-alone company with an increased focus on its core upstream operations.

     The Board also approved two steps aimed at improving stock price performance. With your approval at the June shareholders meeting, the Class A and Class B shares will be combined into a single voting class of stock to increase liquidity and eliminate confusion in the marketplace over the dual class structure. Furthermore, the Board authorized a balanced program of debt reduction and the repurchasing of as many as 2.5 million shares of stock. This program is to be funded by expected excess operating cash flows, even after a 50 percent increase in capital spending. These proposals have been well received by major institutional shareholders and financial analysts.

     Last year's progress in all dimensions of the Company enables us to enter fiscal 2001 in the best shape ever - both operationally and financially. Supported by the strong improvement in energy price fundamentals, we expect to increase production of both natural gas and NGLs by 15 percent this year and maintain a higher level of growth than in the past. Our focus - and commitment to you, our shareholders - is to not only add to the Company's fundamental value, but to its share price as well.


[PICTURE OF GEORGE P. MITCHELL]              [PICTURE OF W. D. STEVENS]



/s/ GEORGE P. MITCHELL                       /s/ W. D. STEVENS

George P. Mitchell                           W. D. Stevens
Chairman and                                 President and
Chief Executive Officer                      Chief Operating Officer

April 17, 2000

EXPLORATION AND PRODUCTION

================================================================================

FINANCIAL HIGHLIGHTS

Year Ended January 31 (in thousands)

                                                                  2000            1999
                                                          ------------    ------------
REVENUES ..............................................   $    277,344    $    221,634
                                                          ------------    ------------

SEGMENT OPERATING EARNINGS (LOSS)
Operations ............................................   $     81,224    $      9,234
Unusual items
     Water well litigation provision reversals ........         15,200           4,000
     Gain from sale of Hell's Hole area properties ....         11,527              --
     Proved property impairments ......................             --         (42,250)
     Personnel reduction program costs ................             --          (8,524)
                                                          ------------    ------------
                                                          $    107,951    $    (37,540)
                                                          ============    ============

CAPITAL AND EXPLORATORY EXPENDITURES,
     excluding acquisitions ...........................   $    124,911    $    169,046
                                                          ============    ============


The expansion of the North Texas Barnett shale development program and a complete turnaround of oil and natural gas prices resulted in one of the most profitable years in the history of Mitchell's exploration and production operations and provides a solid platform for future volume growth. Higher prices combined with reduced exploration and personnel expenses caused segment operating earnings before unusual items to rise eight-fold to $81.2 million from the $9.2 million earned in the prior year.

     Given the severely depressed levels of energy prices a year ago, the rebound in prices that started in early 1999 and continued into 2000 was not unexpected. However, the speed at which prices raced from historic lows to near record highs came as somewhat of a surprise. The corresponding rapid rise in earnings reflects the Company's leverage to natural gas and NGL prices, and the actions already taken to ensure profitability even during periods of low prices, allowed the benefit of higher prices to go straight to the bottom line.

     Continued successful application of recently developed "light sand fracture" technology in the Barnett shale led to the largest single increase of natural gas reserves in the history of the Company. Light sand fracture technology replaced the heavy gels previously used to prop open subsurface fractures in the formation. This not only improved the ability of the gas to flow to the well bore, but also significantly reduced well costs.

     As a result of this new completion technology, the Company increased net oil and gas reserves in fiscal 2000 by 240 Bcf equivalent and replaced 224 percent of the equivalent gas produced. This pushed total year-end proved reserves up to a record 1.1 Tcf of natural gas equivalents and marked the twelfth consecutive year the Company more than replaced its production of natural gas reserves.

     This record level of reserve additions drove finding costs in fiscal 2000 down to 39 cents per Mcf equivalent from $1.15 in the prior year. Since expenditures for seismic and exploratory costs usually do not coincide with the ultimate recording of reserves associated with a


                                NATURAL GAS SALES
                              YEAR ENDED JANUARY 31

                           Average Daily Sales (MMcf)

                                '00      246.1
                                '99      247.6
                                '98      238.2
                                '97      228.5
                                '96      216.2

                             Average Price (per Mcf)

                                '00      $2.50
                                '99      $2.11
                                '98      $2.47
                                '97      $2.64
                                '96      $2.16

Accelerated drilling is expected to increase natural gas production 10 percent annually. Two rig operators break pipe on a drilling rig in Wise County.


photo right -->

An accelerated drilling program is expected to increase natural gas sales by 15 percent next year.






                                     [PHOTO]
drilling program, a five-year average of finding costs is a better benchmark. For fiscal 1996 through 2000, the Company's finding costs averaged 79 cents per Mcf equivalent.

OIL AND GAS SALES

Natural gas sales averaged 246.1 MMcf per day in fiscal 2000. This was essentially flat with sales of the prior year, reflecting the constrained capital program in the second half of fiscal 1999 and first half of fiscal 2000. However, with the mid-year increase in the drilling program, natural gas sales rose to 266.1 MMcf per day by the fourth quarter, a seven-percent increase over sales in the prior year's fourth quarter.

     The growth in gas sales came primarily from accelerated drilling in the North Texas Barnett shale. Partially offsetting the gains were the sale of the non-core properties in the Hell's Hole area - with the proceeds being deployed into higher yielding development projects - and production declines in East Texas and Gulf Coast areas that were not offset by incremental drilling.

     In fiscal 2001, annual sales of natural gas are expected to increase approximately 15 percent as the Company accelerates the drilling of its inventory of over 1,200 development well locations.

     The shifting balance between worldwide energy production and consumption drove the dramatic improvement in oil and gas prices. In the United States, natural gas production capabilities has decreased due to an overall lower level of reinvestment by the industry. This decrease comes at a time when demand by gas-fired electric plants is increasing and homeowners continue converting to environmentally friendly natural gas. Even with this year's warmest winter on record for North America, natural gas storage inventories dropped to 1 Tcf at the end of the traditional heating season, indicating that gas supplies will be tight in the near future as gas storage facilities and consumers compete for available production. These factors contributed to an 18 percent increase in Mitchell's fiscal 2000 natural gas sales price that averaged $2.50 per Mcf, and set a bullish outlook for gas prices going forward.

     Oil production decreased as expected to 5,900 barrels per day, as a reduced level of investment in oil prospects allowed natural decline in older wells to exceed production from new wells. Average oil realizations shot up to $18.49 per barrel, a 52 percent increase over last year's $12.18 per barrel.

CAPITAL SPENDING

The capital budget for fiscal 2000 was originally set within expected cash flows based on the poor outlook for prices at the beginning of the year. Although capital spending was increased at mid-year in light of strengthening prices, restricted drilling activity early in the year limited total year expenditures to $124.9 million. Of the total, $85.1 million was spent to drill or participate in 111 development and 16 exploratory wells and another $7 million was incurred to recomplete 47 wells in the Upper Barnett.

     Entering fiscal 2001, budgeted capital spending has been raised to $183.1 million, 47 percent more than the prior year. The majority of the increase will be spent on drilling projects, with approximately 200 wells slated to be drilled
- nearly 60 percent more than the number drilled last year. Additional funds have been earmarked for continuation of the Barnett well recompletion program and extension of the light sand fracture technology to wells located in the Limestone and Freestone County areas.

     At year end, Mitchell had interests in 2,285 producing gas wells and 1,083 oil wells, of which 85 were productive in two or more zones. Excluding interests held by others, Mitchell's net interests totaled 2,020 gas and 605 oil wells, of which 73 were productive in two or more zones.

                                  CRUDE OIL AND
                                CONDENSATE SALES
                              YEAR ENDED JANUARY 31

                           Average Daily Sales (Bbls)

                                '00       5,900
                                '99       6,800
                                '98       6,200
                                '97       5,500
                                '96       5,400

                             Average Price (per Bbl)

                                '00       $18.49
                                '99       $12.18
                                '98       $18.50
                                '97       $21.50
                                '96       $16.91

NORTH TEXAS - BARNETT SHALE

The Company's largest acreage position is in North Texas where 597,000 gross acres account for approximately 55 percent of the Company's gas equivalent production. For the past seven years, development has been focused on the Barnett shale formation which is the source rock for the natural gas and oil contained in numerous producing horizons in the Ft. Worth Basin. Although the Barnett is known to have vast quantities of natural gas, its low porosity and permeability has made it difficult to achieve economic success outside the known "sweet spot," or core area.

     Last year's breakthrough in light sand fracture technology not only significantly reduced development costs, but "unlocked" the Upper Barnett zone within the core area and increased the estimated recoverable reserves per well by 25 percent. The core area of the Barnett shale is separated into two sections by a layer of impervious rock, and the upper section was previously uneconomical to develop using higher-cost gel fracs. More importantly though, the improved technology has converted marginally economic locations to the south and east of the sweet spot into viable opportunities. These expansion-area prospects will now generate a very attractive return on investment with natural gas prices of $2.00, and an outstanding return at $3.00.

     Accelerated development of the core and expansion areas of the Barnett shale will continue in the current year. Plans call for the drilling of 135 wells, versus the 70 that were drilled in fiscal 2000. Six drilling rigs are now working in the area and the aggressive rework program initiated last year to add the upper Barnett to approximately 300 existing core area wells continues. At the current 55-acre well spacing, the Company has an identified undrilled backlog of over 1,000 wells in the Barnett, each with an estimated reserve potential ranging from 1.0 to 1.25 Bcf.

     Additional studies using state-of-the-art pressure core and gas-in-place analyses have indicated that only a small portion of the reservoir's gas is recovered based on current well spacing. Testing is underway in three pilot areas to determine how 27-acre well spacing coupled with refracturing of existing wells will improve drainage of the reservoir without negatively affecting the production of neighboring wells. If successful, this program could add another 1,000 additional locations to the Barnett undrilled inventory and at least double the recovery of the gas in place.

EAST TEXAS

The Company's second largest leaseblock of 67,000 acres lies primarily in Limestone County and includes the North Personville, Oaks and Dew Fields. Massive hydraulic fracturing technology in the Cotton Valley limestone formation was first pioneered by the Company in 1978 and has been the primary method of opening this dense rock to improve drainage of the field. Application of the new light sand fracture technology in this area, coupled with other recent drilling improvements, reduced per well development costs in the limestone formation by 30 percent, or roughly $350,000. These improved field economics should enable a reduced spacing pattern of less than 160 acres per well which could prove the existence of significant additional reserves.

     In the same area, six Bossier sandstone play wells were drilled and completed in the Dew Field. These Bossier wells are currently producing a total of 10 MMcf per day of natural gas.

     For fiscal 2001, twenty-six wells are planned in this area. Eighteen will target the Bossier, Cotton Valley and Travis Peak sandstone objectives and another eight wells are planned for the Cotton Valley limestone.

                               PRODUCTION REPLACED
                              YEAR ENDED JANUARY 31

                            Natural Gas (Equivalent)

                                '00      224%
                                '99      185%
                                '98      187%
                                '97      105%
                                '96      105%

                                    [PHOTO]

Light sand fracture technology helped add over 200 Bcf of proved reserves in North Texas.

GULF COAST

In the Pinehurst, Lake Creek and East Lake Creek fields located in Montgomery County, development of the multi-pay Wilcox section continued last year with the completion of seven new wells, including one 14,500 foot deep test of the Lower Wilcox sands. That well encountered four sandstone gas pay zones and is producing 3.5 MMcf per day of natural gas. A one-mile step-out of this well is planned for the first quarter of fiscal 2001 and two exploratory tests will be drilled into the Frio and Yegua sandstone formations. Six additional development wells will target the Upper and Middle Wilcox and 16 recompletions of existing wells are also planned.

     The Lower Wilcox has long been recognized to contain a large amount of gas, and a 54-square-mile 3-D seismic survey shot in late 1998 indicated that the Lower Wilcox pay zones extend over 1,200 acres on leases held in the area. This year, the Company will experiment with completion techniques that aim to repeat the success achieved in the Upper Wilcox.

EXPLORATORY ACTIVITIES

Following up the 77-square mile Cottonwood 3-D seismic survey in Ft. Bend County, Texas, two exploratory dry holes with a net 61 percent working interest were drilled in fiscal 2000 that targeted seismic anomalies. Drilling of the survey's largest structural feature will begin in April 2000 to test a 10,000-foot Yegua prospect. Mitchell has a 100 percent interest in this prospect and could possibly drill eight additional wells depending on the results of the first test.

     Interpretation of the 92-square-mile Franklin Ranch 3-D survey in McMullen County revealed a number of pinnacle reefs in the 12,000-foot Sligo section and multiple small Wilcox sandstone prospects at shallower depths. Three of the Wilcox prospects were drilled in fiscal 2000 and all were dry. The first test of the Sligo interval with a 50 percent working interest partner is scheduled for May 2000. The Company has over 16,000 acres under lease in the area.

     Last year's planned drilling of the 54-square-mile Pine Island 3-D survey in Jefferson Davis Parish, Louisiana, was delayed when the Company's 50 percent partner was acquired by a third party. A new partner was found recently and up to eight wells could be drilled this year to evaluate the Frio Hackberry seismic anomaly prospects. The initial 11,200-foot exploratory well is expected to spud in April 2000, east of the Company's successful wells drilled in Calcasieu Parish, Louisiana, and Orange County, Texas.

                                    [PHOTO]

The first test of the Sligo interval in McMullen County is scheduled for May 2000. Mitchell has a 50-percent working interest in the exploratory well.



                            MAJOR AREAS OF OPERATIONS

                                     [MAP]

================================================================================

                           PRINCIPAL PRODUCING AREAS
                             (Average Daily Sales)


Year Ended January 31

                                                      2000         1999
                                                ----------   ----------
NATURAL GAS (Mcf)
North Texas .................................      129,100      122,100
East Texas ..................................       57,600       61,500
Gulf Coast ..................................       50,100       49,700
Other .......................................        9,300       14,300
                                                ----------   ----------
                                                   246,100      247,600
                                                ==========   ==========
RUDE OIL AND CONDENSATE (Bbls)
North Texas .................................        1,200        1,700
East Texas ..................................        1,200        1,200
Gulf Coast ..................................        2,200        2,400
Other .......................................        1,300        1,500
                                                ----------   ----------
                                                     5,900        6,800
                                                ==========   ==========


================================================================================

                                WELL COMPLETIONS

                            (excluding service wells)


Year Ended January 31, 2000

                                             Exploratory                Development                  Total
                                     ------------------------   ------------------------   -----------------------
                            Total      Oil      Gas      Dry      Oil      Gas     Dry      Oil       Gas     Dry
                            ------   ------   ------   ------   ------   ------   ------   ------   ------   -----
North Texas .............       85        3       --        4        3       73        2        6       73       6
East Texas ..............       19       --       --       --        1       18       --        1       18      --
Gulf Coast ..............       19       --       --        5        4        9        1        4        9       6
Other (1) ...............        4        2       --        2       --       --       --        2       --       2
                            ------   ------   ------   ------   ------   ------   ------   ------   ------   -----
Gross wells (2) .........      127        5       --       11        8      100        3       13      100      14
                            ======   ======   ======   ======   ======   ======   ======   ======   ======   =====
Net wells ...............    110.7      2.3       --      5.7      7.5     92.2      3.0      9.8     92.2     8.7
                            ======   ======   ======   ======   ======   ======   ======   ======   ======   =====

--------------------
(1)  Includes Louisiana and West Texas.

(2) An additional 25 wells (22.1 net wells) were in progress at January 31, 2000.


================================================================================

                                  LEASEHOLDINGS

At January 31, 2000

                                                    Gross           Net
                                                    Acres          Acres
                                                ------------   ------------
Texas .......................................        293,100        203,100
Mississippi .................................         16,100          6,800
Louisiana ...................................         12,500          8,200
New Mexico ..................................         12,500         11,000
Alabama .....................................         11,300          4,800
Other* ......................................         13,500          9,300
                                                ------------   ------------
Total undeveloped acreage ...................        359,000        243,200
Producing acreage ...........................        713,400        533,300
                                                ------------   ------------
Total acreage ...............................      1,072,400        776,500
                                                ============   ============

--------------------
* Includes Colorado, Michigan, Oklahoma and Utah.

GAS SERVICES

================================================================================

FINANCIAL HIGHLIGHTS

Year Ended January 31 (in thousands)

                                                        2000           1999
                                                ------------   ------------
REVENUES
Natural gas processing ......................   $    409,448   $    253,295
Natural gas gathering and marketing .........        235,886        211,387
Other .......................................         11,335         15,074
                                                ------------   ------------
                                                $    656,669   $    479,756
                                                ============   ============

SEGMENT OPERATING EARNINGS (LOSS)
Natural gas processing ......................   $     55,860   $     (2,083)
Natural gas gathering and marketing .........         27,029         23,483
Other .......................................         10,577         13,949
                                                ------------   ------------
                                                      93,466         35,349
Unusual items
   Personnel reduction program costs ........             --         (7,128)
   Asset write-downs ........................             --         (7,560)
                                                ------------   ------------
                                                $     93,466   $     20,661
                                                ============   ============

CAPITAL EXPENDITURES,
   excluding acquisitions ...................   $     22,344   $     28,822
                                                ============   ============

Gas services operating earnings, excluding unusual items, increased 164 percent to $93.5 million in fiscal 2000 primarily due to the significant improvement in gas processing margins driven by sharply higher NGL prices. Other factors contributing to the turnaround were increased NGL production volumes and lower operating costs and expenses resulting from last year's personnel reduction program and other streamlining actions.

     The Company intentionally restrained capital spending during the first half of fiscal 2000 because of reduced industry drilling activity. As a result, expenditures for the year declined to $22.3 million. Given today's improved industry fundamentals, the capital budget for the current year has been increased to $36 million. Capital outlays in fiscal 2001 will be directed toward expanding and upgrading core facilities, primarily in north and southeast Texas, and covering an anticipated increase in new well connections to the Company's gathering systems.

     At January 31, 2000, Mitchell's NGL reserves totaled a record 177.8 million barrels, up 28 percent from the prior year. Expanded drilling activities, especially the Company's Barnett shale program in North Texas, accounted for approximately 40 percent of this increase. Another 35 percent came from the acquisition of the remaining 50 percent interest in the Jameson plant. Also, with improved processing margins, approximately 10 million barrels that were uneconomic a year ago were added back to the reserve base.

                               NATURAL GAS LIQUIDS
                                    PRODUCED
                              Year Ended January 31

                         Average Daily Production (Bbls)

                               '00       45,100
                               '99       41,100
                               '98       45,300
                               '97       46,100
                               '96       44,500

                             Average Price (per Bbl)

                               '00       $15.07
                               '99       $10.23
                               '98       $13.38
                               '97       $16.13
                               '96       $11.55

A welder works on a new pipeline connection in North Texas. Increased drilling along the Company's gathering systems is expected to add substantial new gas volumes for both gathering and processing in the current year.

photo right -->

Natural gas liquids reserves rose 28 percent to a record 178 million barrels.



                                    [PHOTO]

VOLUMES AND PRICES

Natural gas liquids production increased 10 percent in fiscal 2000 to 45,100 barrels per day, propelled by a rebound in the energy industry from the depressed conditions prevailing a year ago. Most of the improvement came in the second half of the year as more gas became available for processing from stepped-up drilling activity along the Company's gathering systems. In addition, the Jameson acquisition in October 1999 added 3,700 barrels to daily production, increasing the fourth-quarter average to 50,400 barrels per day. Annual NGL volumes are expected to increase 15 percent this year, exclusive of any upside potential from acquisition opportunities.

     NGL prices rose 47 percent to $15.07 per barrel in fiscal 2000 from $10.23 in the prior year. Prices especially strengthened in the second half of the year due to strong petrochemical feedstock demand for NGLs, below-average ethane and propane inventories, and increased propane exports. These factors pushed Mitchell's average price to almost $18 per barrel in the fourth quarter and are expected to continue having a favorable impact on NGL realizations well into the current fiscal year. Through March, NGL prices have averaged almost $22 per barrel.

     Although average daily pipeline throughput was relatively flat year on year, pipeline activity was a story of two halves. First-half volumes were down as drilling constraints implemented by oil and gas producers in the prior year carried into fiscal 2000. But drilling increased dramatically in the second half. As a result, fourth-quarter pipeline volumes climbed 26 percent to 679 MMcf per day from 541 MMcf per day in the prior year's comparable quarter. This increase included 43 MMcf per day (100 percent system throughput) from the Jameson system, which volumes were reported in pipeline statistics beginning in October 1999. With almost 60 rigs currently drilling along its gathering systems, the Company expects to add substantial new gas volumes for both gathering and processing in fiscal 2001.

     Pipeline gross margins averaged 16 cents per Mcf, down from 19 cents in the prior year. This decrease resulted primarily from a higher mix of transported volumes versus sales volumes.

NORTH TEXAS

A ramp up of the Company's Barnett development program, together with increased drilling by other operators in the area, pushed throughput volumes on the Bridgeport gathering system to 206 MMcf per day in the fourth quarter, up 34 percent from a year earlier. Anticipating this increased activity, Mitchell shut down the Bridgeport plant for six days in early August 1999 for major maintenance and upgrades. This work included the installation of state-of-the-art control systems, improving plant operating efficiency by five percent.

     In the fall of 1999, Mitchell completed construction of a new field gas sales outlet in Denton County. This sales point - which currently has a daily capacity of 40 MMcf - allows the Company to sell relatively dry gas production in this area directly into intrastate markets. More importantly, this freed up capacity on the Bridgeport gathering system to move additional rich gas to the Bridgeport plant, increasing NGL production. Mitchell plans to increase the capacity of this sales point to 60 MMcf per day this year.

     With rich gas volumes in North Texas expected to increase significantly over the foreseeable future, the Company has initiated a study to evaluate expanding processing capacity at the Bridgeport plant by 100 MMcf per day. In the interim, Mitchell has entered into agreements to use spare capacity at nearby third-party processing plants.



                                    [PHOTO]


Gas gathering volumes on the Vanderbilt system in southeast Texas are expected to grow to 125 MMcf and 6,000 barrels per day by year end from less than 5 Mcf in August 1998.


                                    [PHOTO]


More NGLs are produced from only six processing facilities like this one in Madison County, than the Company produced five years ago when it owned interests in 31 plants.

     One of the Company's primary operating strategies is to maintain balance and flexibility between intrastate and interstate gas market outlets. In this regard, Mitchell is working with a power plant developer to build a pipeline header system to deliver gas to an 800 megawatt plant scheduled for completion in southwest Wise County in 2003. Mitchell expects to provide a significant portion of the plant's 120 MMcf per day gas fuel requirement from its own production, as well as generate new pipeline revenues by transporting third-party gas to the plant.

SOUTHEAST TEXAS

Mitchell continues to build its gathering, processing and marketing operations at the Katy hub in southeast Texas. Katy is one of the largest market hubs in the United States, providing access to industrial markets along the Houston Ship Channel and the Texas Gulf Coast. In addition, the Company has a favorable gas processing contract at the Exxon Katy plant, which has excess capacity to handle further growth in the area.

     At year end, deliveries from Mitchell-operated pipelines to the inlet of the Katy plant had climbed to 172 MMcf per day, up 32 percent from the prior-year level. Mitchell is the largest supplier of natural gas to the Katy plant, accounting for approximately 85 percent of the plant's NGL production.

     Much of the growth at Katy comes from Mitchell's Vanderbilt system, which is capturing substantial new gas supplies from active drilling in the Wilcox and Yegua trends. When this system was first connected in August 1998, its daily throughput was less than 5 MMcf. By early fiscal 2000, gas gathering volumes on this line had reached 20 MMcf per day with associated NGL production of 1,300 barrels per day. Today, volumes are running 65 MMcf and 3,500 barrels per day, respectively, and are expected to grow to 125 MMcf and 6,000 barrels per day by the end of the current year.

CENTRAL TEXAS

In March 2000, the Company completed an exchange of its non-operated Oklahoma gathering and processing assets for (i) Duke Energy Services' interests in Mitchell-operated gathering and processing assets located in the Austin Chalk area of Central Texas and (ii) approximately $11.7 million in cash. This transaction eliminated four partnerships - one with Conoco in Oklahoma and three in the Austin Chalk with Duke - streamlining the Company's midstream operations. Mitchell now owns and operates all of its major gathering and processing assets. Also, the Company produces more NGLs today with only six processing plants than it produced five years ago when it owned interests in 31 plants.

     After several years of field declines, drilling activity in the rich gas area of the Austin Chalk picked up significantly during the last half of fiscal 2000. In the coming year, a large independent plans to drill nine new oil wells and rework 27 producing wells. Since the associated gas produced from these wells is rich in gas liquids, liquids production from this area should level out, if not increase, in the coming year.

WEST TEXAS

With NGL demand increasing, the Company added quality assets in this core area. Effective October 1, 1999, the Company purchased its partner's 50 percent interest in the Jameson processing plant and associated gathering systems for $23.9 million. This transaction added approximately 21 MMcf per day of gathering volumes and 3,700 barrels per day of NGL production.



                               PIPELINE THROUGHPUT
                                 (MMcf per day)
                              Year Ended January 31

                               '00       567
                               '99       554
                               '98       426
                               '97       410
                               '96       354


                                    [PHOTO]

A pipeline operator inserts a "pig" to clean the inside of a 10-inch gathering line in North Texas.

OTHER

Operating earnings from the Company's downstream assets - a one-third interest in an MTBE gasoline additive plant and a 38.75 percent interest in an NGL fractionator - declined to $10.6 million from $13.9 million in the prior year. This decline was due primarily to two unplanned MTBE plant shutdowns (totaling 34 days) for repairs and reduced fees on certain fractionation contracts.

     The demand for MTBE as a gasoline additive is likely to diminish during the next few years due to regulatory pressures. However, the plant can be retrofitted at a relatively modest capital cost to produce other gasoline blend stocks such as alkylates. The partners are currently reviewing plant alternatives and expect to reach a decision in the next 12 to 24 months.



Bridgeport Plant: A study is underway to evaluate expanding the processing capacity by 100 MMcf per day.

                                    [PHOTO]

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

LIQUIDITY AND CAPITAL RESOURCES

Strategic Alternatives. On April 6, 2000, the Company announced that, as a result of its review of strategic alternatives, it plans to continue operating as an independent oil and gas company and to take several steps to improve its stock price performance and thus enhance shareholder value.

     To improve the market liquidity of the Company's stock and eliminate confusion resulting from its two-class common stock structure, the Class A and Class B shares are to be combined into a single voting class. This is expected to occur in late June after approval by the Company's stockholders.

     The Company also initiated a balanced program to repurchase some of its common stock and to further reduce outstanding debt. Stock repurchases - for which the Board of Directors' authorization covers up to 2.5 million shares - will be made from time to time in the open market while the debt reductions most likely will consist of pay downs of outstanding bank revolving credit agreement borrowings. Since the program is to be funded using excess operating cash flows, the total amount to be spent and the split between stock repurchases and debt reductions ultimately will be dependent, among other things, on future energy prices, cash flow levels and prices of the Company's stock. The Company intends to maintain or enhance the investment grade rating of its senior notes as this program proceeds.

     While the strategic alternatives study was in progress, the Company took substantive actions to grow its core energy businesses and thus add to stockholder value. Energy reserves were significantly increased by applying (i) new technology that lowered well costs and (ii) an increasing understanding of reservoir performance. Moreover, there is substantial upside potential in North Texas where an accelerated exploitation program was begun in fiscal 2000 and was further expanded recently. Also, the Company's natural gas gathering and processing operations were further consolidated adding to the cost effectiveness of the midstream operations.

Overview. After being adversely impacted by unusually low prices for its products in fiscal 1999 and early fiscal 2000, the Company's results for the final three quarters of fiscal 2000 improved dramatically as energy prices rose sharply. Also, contributing to the earnings improvement were reduced costs and expenses resulting from the personnel reduction program undertaken late in fiscal 1999, a lowering of geological and geophysical expenses, and other actions taken by the Company.

     The Company's energy operations have returned an average 11.6% on stockholders' equity over the last five years, one of the best returns in the independent oil and gas sector. With improved pricing and the aggressive steps taken by the Company in recent periods, the return was 26.9% for fiscal 2000.

     While the Company's earnings and cash flows are affected by many things, energy prices are clearly one of the most significant. The following table shows the Company's quarterly average sales prices during the last three fiscal years:

                                                                      Crude Oil and
                          Natural Gas (per Mcf)                    Condensate (per Bbl)                     NGLs (per Bbl)
                  ------------------------------------   ------------------------------------   -----------------------------------
                     2000         1999         1998         2000         1999         1998         2000         1999        1998
                  ----------   ----------   ----------   ----------   ----------   ----------   ----------   ----------  ----------
First quarter ... $     1.84   $     2.29   $     2.23   $    12.56   $    13.93   $    19.99   $    10.68   $    11.44  $    13.46
Second quarter ..       2.40         2.25         2.24        16.44        12.33        18.48        13.33        10.22       12.76
Third quarter ...       2.94         1.90         2.66        20.67        12.22        18.89        17.52         9.79       14.33
Fourth quarter ..       2.78         1.99         2.71        24.32        10.25        17.02        17.96         9.27       12.93
Fiscal year .....       2.50         2.11         2.47        18.49        12.18        18.50        15.07        10.23       13.38

After being relatively strong in fiscal 1998, prices fell throughout fiscal 1999 to low points not seen for oil and NGLs since 1986 as worldwide oil production rose during a period of relatively weak demand and inventories reached unusually high levels. The depressed NGL prices, coupled with the relatively higher natural gas prices, caused the Company's normally very profitable gas processing activities to report segment operating losses for the second, third and fourth quarters of fiscal 1999. The depressed energy price environment led to fiscal 1999 fourth quarter impairments of certain oil and gas proved properties - primarily oil fields - and gas services assets.

     During fiscal 2000, worldwide oil production fell as OPEC and other countries adopted lower production targets. Excess inventories were worked down and prices for oil and NGLs rose steadily. After being at record lows early in 1999, oil and NGL prices early in fiscal 2001 reached highs not seen in many years. Natural gas prices - while not moving steadily upward - were relatively strong in fiscal 2000. Relatively high energy prices have continued into the current year; the Company's average sales prices in February 2000 were $3.00 per Mcf for natural gas and $28.28 and $22.86 per barrel, respectively, for crude oil and condensate and NGLs.

     While the Company generally does not modify its operating plans for normal volatility in energy prices, the downward price swings were so extreme during fiscal 1999's last half that they could not be ignored. Accordingly, after taking many actions early in fiscal 1999 to grow its energy businesses, the Company found it necessary late in the year to curtail capital spending and to take various steps, including a personnel reduction program, to sharply reduce operating costs. As a result, the Company went into fiscal 2000 well-positioned to operate in a low-energy-price environment and conducted its activities on that basis during the first half of the year. Capital spending was intentionally deferred causing natural gas production levels to cease their growth and to fall somewhat. As the outlook for energy prices improved in the first half of fiscal 2000, the Company began taking steps to substantially increase its development drilling and well recompletion programs, particularly in the Barnett Shale area of North Texas.

     The Company's accelerated Barnett Shale development program begun in the last half of fiscal 2000 pushed natural gas production to a record 266 MMcf per day in the fourth quarter. Six rigs are currently drilling in the Barnett, and the Company plans to drill as many wells there in the first half of fiscal 2001 as were drilled in all of fiscal 2000 (and twice as many for the full year). With its expanded drilling activities and an extensive ongoing rework program, the Company expects to increase its overall gas production by 15% in fiscal 2001.

     With improved NGL economics, the acquisition in October 1999 of the other 50% interest in the Jameson plant and increased gathering throughput, NGL production volumes increased during fiscal 2000. In the fourth quarter, NGL production averaged 50,400 barrels per day, a level not reached since the early 1990s when more than twice as many plants were being operated. The previously announced exchange of the Company's interests in several Oklahoma systems for Duke Energy's 55% interest in jointly owned processing and gathering assets in the Austin Chalk area of Central Texas was closed on March 31, 2000. The Company now has total ownership and operating control of all its major gas processing and gathering facilities. This should lower operating costs and increase the Company's flexibility in using these facilities. Over the next year, NGL production is expected to increase 5% or more from the fourth quarter level. And, after a likely upcoming expansion of the Bridgeport plant to handle the increasing North Texas gas production, NGL production could rise further.

     By capturing a large portion of the new gas supplies being developed along its systems, the Company expects to further grow its gathering and processing volumes in fiscal 2001 and beyond. By the end of fiscal 2001, volumes on the Vanderbilt system are expected to equal 125,000 Mcf per day with 6,000 barrels of associated NGLs, up from 20,000 Mcf and 1,300 barrels early in fiscal 2000 (and none prior to August 1998).

Fiscal 2001 Earnings. As discussed elsewhere herein, the Company's earnings rose sharply during fiscal 2000, after a break-even first quarter, and energy prices have strengthened even further early in fiscal 2001. Based on remainder of the year futures market strip prices quoted in late March, the Company's net earnings and cash flows for fiscal 2001 - even after considering the items noted in the following paragraph - would exceed those of any year in its history (excluding unusual items).

     The possible record earnings and cash flows for fiscal 2001 would be achieved in spite of the negative year-to-year impact of two now-expired contracts and adverse changes in another. Fiscal 2001 results will be impacted by the expiration in December 1999 and March 2000 of gas gathering contracts covering almost 6% of the Company's throughput. Even after considering the favorable impact of volume increases, a $7 million year-to-year decrease in gas gathering and marketing operating earnings could occur. Furthermore, effective June 1, 2000, the terms of the MTBE partnership's sales contract will change. Until that time, the contract calls for MTBE revenues to be determined using formula prices covering production costs and debt service payments retiring the partnership's indebtedness over a five-year term ending in May 2000. Effective with the change, MTBE sales are to be at market prices, which currently are below the formula prices received during fiscal 2000. Market conditions in mid-March 2000 pointed toward a $4 million year-to-year reduction in the Company's equity in the earnings of the MTBE partnership. However, with the concurrent elimination of the Company's $3.3 million share of quarterly debt principal payments, operating cash flows from the partnership should increase somewhat.

Capital and Exploratory Expenditures. The following table compares the Company's fiscal 2001 budget for capital and exploratory expenditures with its actual expenditures during fiscal 2000 and 1999 (in millions):

                                      Fiscal 2001 Budget               Fiscal 2000 Actual               Fiscal 1999 Actual
                                      -------------------   -----------------------------------------   -------------------
                                                             First       Last      Total
                                       Amount       %         Half       Half      Amount       %        Amount       %
                                      --------   --------   --------   --------   --------   --------   --------   --------
Exploration and production ........   $  183.1       82.7   $   46.9   $   78.0   $  124.9       84.5   $  169.0       84.4
Gas services ......................       36.2       16.3        7.6       14.7       22.3       15.1       28.8       14.4
Corporate .........................        2.2        1.0         .2         .4         .6         .4        2.3        1.2
                                      --------   --------   --------   --------   --------   --------   --------   --------
                                      $  221.5      100.0       54.7       93.1      147.8      100.0      200.1      100.0
                                      ========   ========                                    ========              ========

Asset acquisitions
   Exploration and production ...........................         --         --         --                  71.7
   Gas services .........................................         --       23.9       23.9                  17.6
                                                            --------   --------   --------              --------
                                                            $   54.7   $  117.0   $  171.7              $  289.4
                                                            ========   ========   ========              ========

     The Company's fiscal 2000 budget originally was set at $136.2 million, 32% below the $200.1 million spent in the prior year and roughly in line with the reduced spending pace adopted for fiscal 1999's last half. During fiscal 2000's first half, capital spending was intentionally restrained to keep the Company's cash outflows in line with its inflows. However, in response to improving prices, steps began to be taken during the second quarter to increase activity. As shown in the table above, capital spending was sharply higher in the last half of the year. For the year, spending (before asset acquisitions) totaled $147.8 million. In exploration and production, this was largely due to the previously mentioned acceleration of the Barnett Shale development program.

     In gas services, substantial improvements involving the Bridgeport gas processing plant and gathering system were completed in the last half of fiscal 2000. And, in October 1999, the Company acquired Conoco's 50% interest in the Jameson facilities. During the fourth quarter, projects were completed that added to the throughput volumes of the Company's gathering systems, particularly the North Texas and Vanderbilt systems.

     The Company's fiscal 2001 budget has been set at $221.5 million, 49.9% above the $147.8 million spent in fiscal 2000 (excluding the Jameson acquisition), or almost 20% above the annualized spending level in fiscal 2000's last half. Of the exploration and production budget, approximately $108.5 million is planned for drilling primarily low-risk gas development wells. In gas services, planned spending primarily involves expansion of facilities in North Texas around the Bridgeport plant, new well connections to add to pipeline throughput and various gathering system and processing plant improvements.

Financing Matters. Cash provided by operating activities increased 39% to $240.7 million in fiscal 2000. This increase, coupled with proceeds from sales of non-strategic assets, funded the accelerating capital program and allowed long-term debt to be paid down by $93.2 million, to $369.3 million. A further debt reduction is expected in fiscal 2001 even with the planned increase in capital spending.

     The Company has a $250 million bank revolving credit facility and a $25 million bank money-market facility. At January 31, 2000, borrowings of $55 million were outstanding under the revolving credit facility. While the Company has no immediate plans to issue additional senior notes or to increase the size of its bank revolving credit facility, it has the borrowing capacity to do so should business opportunities arise that require funding in excess of the amount available under the existing bank credit facility ($195 million at January 31, 2000). Because of a receivable sales agreement that lowered costs and eliminated the need to fund the Company's receivables with bank borrowings, the Company's long-term debt and working capital balances were each $60 million less at January 31, 2000 than they otherwise would have been.

Dividend Policy. The Company has paid regular quarterly cash dividends on its common stock for an uninterrupted period of 21 years. Since fiscal 1994, annual regular dividends totaling 48 cents and 53 cents per share have been paid on the Company's Class A and Class B common stock.

Disclosures About Market Risk. The Company's major market risk exposure involves prices for crude oil, natural gas and NGLs. Realized prices for these products are driven primarily by prevailing world crude oil prices and domestic natural gas prices. Such prices historically have been volatile (as shown by the table on page 15), and this is expected to continue. In general, a $1.00 change in the per-barrel price of oil, together with an equivalent change in the prices for natural gas and NGLs based on Btu content (16.7 cents for gas and 67 cents for NGLs), changes the Company's annual segment operating earnings and cash flows by approximately $23 million and its after-tax annual net earnings by $15 million.

     The Company is partially hedged with respect to natural gas prices since besides being a seller it also purchases gas in connection with its gas processing operations (such purchases generally equal from 35% to 40% of gas sales). Since it has this "natural" hedge, the Company only infrequently enters into hedging transactions to manage its exposure to price fluctuations. It does not hold or issue derivative instruments for trading purposes. The Company had no open hedge positions at January 31, 2000, and its hedging activities during the last three years were insignificant.

     The Company's exposure to changing interest rates is limited since 85% of its long-term debt at January 31, 2000 consisted of senior notes with fixed interest rates.

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

     Over the next two or three years, the Company estimates that its expenditures to comply with environmental regulations will total approximately $6 million per year. These costs consist principally of third-party charges for water and waste disposal associated with oil and gas wells but also include non-routine expenses for remediation of old sites, storm water control projects and emission controls. The Company's annual compliance expenditures could increase by one-third in fiscal 2003 when new Federal Clean Air Act regulations become effective.

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

Year 2000 Issue. Because of its efforts and those of its business partners over an extended period, the Company experienced "business as usual" in January 2000 and on February 29, 2000. Most of the Company's efforts in this regard were accomplished by reallocating internal resources; related third party costs totaled $820,000. While it is possible that as-yet undetected Year 2000 problems could become known, no significant problems or additional costs are anticipated.

OPERATING STATISTICS

Certain operating statistics (including, where applicable, proportional interests in equity partnerships) for fiscal 2000, 1999 and 1998 follow:

                                                        2000           1999           1998
                                                ------------   ------------   ------------
AVERAGE DAILY VOLUMES
Natural gas sales (Mcf) .....................        246,100        247,600        238,200
Crude oil and condensate sales (Bbls) .......          5,900          6,800          6,200
Natural gas liquids produced (Bbls) .........         45,100         41,100         45,300
Pipeline throughput (Mcf) ...................        567,000        554,000        426,000

AVERAGE SALES PRICES
Natural gas (per Mcf) .......................   $       2.50   $       2.11   $       2.47
Crude oil and condensate (per Bbl) ..........          18.49          12.18          18.50
Natural gas liquids produced (per Bbl) ......          15.07          10.23          13.38

RESULTS OF OPERATIONS - FISCAL 2000 COMPARED WITH FISCAL 1999

Overview. Earnings from continuing operations for fiscal 2000 and 1999 - both before and after unusual items - are summarized in the table that follows. Earnings from continuing operations totaled $97.2 million in fiscal 2000, compared to the prior year's $53.0 million loss. Exclusive of unusual items in both periods, fiscal 2000 after-tax earnings totaled $80.5 million, versus fiscal 1999's $8.5 million loss. Higher energy prices, reduced personnel costs and lower geological and geophysical expenses were the principal causes of the year-to-year earnings turnaround. The following table and discussion identify and explain the major increases (decreases) in earnings (in millions):

                                                                                Segment                       Earnings from Con-
                                                                          Operating Earnings                  tinuing Operations
                                                                        ---------------------                --------------------
                                                                        Exploration                           Before
                                                                            and        Gas                    Income      After
                                                                        Production   Services     Other*       Taxes       Tax
                                                                        ----------   --------    --------    --------    --------
FISCAL 1999 AMOUNTS AFTER UNUSUAL ITEMS ..............................   $  (37.5)   $   20.6    $  (67.7)   $  (84.6)   $  (53.0)

ELIMINATE IMPACT OF FISCAL 1999 UNUSUAL ITEMS
   (see bottom section of table on page 21) ..........................       46.7        14.7         8.9        70.3        44.5
                                                                         --------    --------    --------    --------    --------
FISCAL 1999 AMOUNTS BEFORE UNUSUAL ITEMS .............................        9.2        35.3       (58.8)      (14.3)       (8.5)
                                                                         --------    --------    --------    --------    --------
MAJOR INCREASES (DECREASES)
Higher natural gas sales price .......................................       34.4          --          --        34.4        22.4
Higher crude oil and condensate sales price ..........................       12.9          --          --        12.9         8.4
Reduced geological and geophysical expenses ..........................       15.6          --          --        15.6        10.1
Decreased exploratory well impairments ($2.5 versus $4.2) ............        1.7          --          --         1.7         1.1
Lower DD&A rate ($.86 versus $.89 per equivalent Mcf produced) .......        2.5          --          --         2.5         1.6
Price-related increases in NGL margins ...............................         --        40.3          --        40.3        26.2
Higher NGL production volumes ........................................         --         1.6          --         1.6         1.0
Increased NGL marketing earnings .....................................         --         6.5          --         6.5         4.2
Lower Bridgeport plant repairs and maintenance .......................         --         2.0          --         2.0         1.3
Salary and benefit savings from personnel reductions .................        6.1         5.7         3.7        15.5        10.1
Fiscal 2000 bonus accruals (none in prior year) ......................       (1.3)        (.9)       (1.9)       (4.1)       (2.7)
Lower interest expense incurred ......................................         --          --         1.0         1.0          .7
Lower effective income tax rate ......................................         --          --          --          --         1.9
Other, net ...........................................................         .1         3.0         1.1         4.2         2.7
                                                                         --------    --------    --------    --------    --------
                                                                             72.0        58.2         3.9       134.1        89.0
                                                                         --------    --------    --------    --------    --------
FISCAL 2000 AMOUNTS BEFORE UNUSUAL ITEMS .............................       81.2        93.5       (54.9)      119.8        80.5
                                                                         --------    --------    --------    --------    --------
                                                                See
                                                                Page
FISCAL 2000 UNUSUAL ITEMS                                       ----
Water well litigation provision reversals .....................   32         15.2          --          --        15.2         9.5
Gain from sale of Hell's Hole area properties .................   37         11.5          --          --        11.5         7.2
                                                                         --------    --------    --------    --------    --------
                                                                             26.7          --          --        26.7        16.7
                                                                         --------    --------    --------    --------    --------

FISCAL 2000 AMOUNTS AFTER UNUSUAL ITEMS ..............................   $  107.9    $   93.5    $  (54.9)   $  146.5    $   97.2
                                                                         ========    ========    ========    ========    ========


----------------------
* Includes general and administrative expense and other expense.

Exploration and Production Overview. Exclusive of unusual items, exploration and production segment operating earnings of $81.2 million during fiscal 2000 were $72.0 million above those of the prior year. This improvement was principally due to higher prices for natural gas and oil and reductions in geological and geophysical and other operating costs. Natural gas sales volumes averaged 246.1 MMcf per day in fiscal 2000, down slightly from the prior year's 247.6 MMcf per day because of curtailed drilling during the last half of fiscal 1999 and early this year. Natural gas sales volumes increased steadily over the last five months of fiscal 2000 because of a mid-year acceleration of the Barnett Shale development program. Fourth quarter production averaged 266.1 MMcf per day, 7% above the prior year's fourth quarter.

Higher natural gas sales price ($34.4 million increase). During fiscal 2000, the Company's natural gas sales price averaged $2.50 per Mcf, $.39 (18%) above the prior period's $2.11, increasing operating earnings by $34.4 million.

Higher oil and condensate sales price ($12.9 million increase). The Company's sales price for oil and condensate averaged $18.49 per barrel during fiscal 2000, up $6.31 from the prior period's $12.18, increasing operating earnings by $12.9 million.

Lower geological and geophysical expenses ($15.6 million increase). During fiscal 2000, geological and geophysical expenses totaled $6.0 million, down from $21.6 million during the prior year, improving operating earnings by $15.6 million. During fiscal 1999, the Company completed an aggressive 3-D seismic program that was not repeated in fiscal 2000.

Gas Services Overview. Gas services operating earnings rose $58.2 million to $93.5 million during fiscal 2000 principally due to price-related increases in gas processing margins and earnings from NGL marketing operations. Also contributing to the improvements were reductions in personnel costs and other operating expenses. For the reasons discussed below, the Company's NGL volumes grew by 10% in fiscal 2000, to 45,100 barrels per day; during the fourth quarter, such production averaged 50,400 barrels per day.

Improved NGL margins ($40.3 million increase). The average price for NGLs produced during fiscal 2000 of $15.07 per barrel was 47% above the prior year's $10.23, improving NGL revenues by $72.1 million. Because of the impact of the year's higher NGL and natural gas prices on producer settlement and gas shrinkage costs, feedstock costs also increased, resulting in a net $40.3 million price-related increase in NGL margins.

Higher NGL production volumes ($1.6 million increase). NGL production volumes averaged 45,100 barrels per day, up 10% from fiscal 1999's 41,100, improving operating earnings by $1.6 million. Poor NGL economics caused prior year volumes to be reduced when ethane was rejected (and sold as natural gas) at the Bridgeport plant and other gas was not processed. Also contributing to the year-to-year volume increase was the acquisition of our partner's 50% interest in the Jameson plant in October 1999 and increased throughput of the Company's Vanderbilt system that is processed at the Exxon Katy plant.

Increased NGL marketing earnings ($6.5 million increase). Because of the passage of time between the production of NGLs and the sale of fractionated products, NGL marketing operations generally benefit from rising product prices. NGL prices rose during the current year (particularly in the third and fourth quarters) after declining during much of the prior year. As a result, there was a $6.5 million year-to-year increase in NGL marketing earnings.

OTHER

Salary and benefit savings from personnel reductions ($15.5 million increase). These savings were the result of the personnel reduction program undertaken in fiscal 1999's fourth quarter.

Interest expense incurred ($1.0 million decrease). Interest expense incurred, which includes fees attributable to an accounts receivable securitization program begun in fiscal 1999's fourth quarter, declined $1.0 million during fiscal 2000. This was largely due to debt paydowns starting in the second quarter of fiscal 2000; at January 31, 2000, long-term debt totaled $369.3 million, $93.2 million below the level at the beginning of the fiscal year.

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

                                                                                Segment                       Earnings from Con-
                                                                          Operating Earnings                  tinuing Operations
                                                                        ---------------------                --------------------
                                                                        Exploration                           Before
                                                                            and        Gas                    Income      After
                                                                        Production   Services     Other*       Taxes       Tax
                                                                        -----------  --------    --------    --------    --------
FISCAL 1998 AMOUNTS AFTER UNUSUAL ITEMS ..............................   $   57.9    $   37.5    $  (44.7)   $   50.7    $   37.8
                                                                         --------    --------    --------    --------    --------
                                                           See
                                                          Page
ELIMINATE IMPACT OF FISCAL 1998 UNUSUAL ITEMS             ----
Royalty litigation settlement provision ..............     38                  --        26.0          --        26.0        16.9
Water well litigation provision ......................     32                 7.0          --          --         7.0         4.3
Gain from sale of contract drilling assets ...........     38                (2.4)         --          --        (2.4)       (1.5)
                                                                         --------    --------    --------    --------    --------
                                                                              4.6        26.0          --        30.6        19.7
                                                                         --------    --------    --------    --------    --------
FISCAL 1998 AMOUNTS BEFORE UNUSUAL ITEMS .............................       62.5        63.5       (44.7)       81.3        57.5
                                                                         --------    --------    --------    --------    --------
MAJOR INCREASES (DECREASES)
Lower natural gas sales price ........................................      (31.3)         --          --       (31.3)      (20.3)
Lower crude oil and condensate sales price ...........................      (14.9)         --          --       (14.9)       (9.7)
Higher natural gas sales volumes .....................................        3.5          --          --         3.5         2.3
Higher oil and condensate sales volumes ..............................        2.8          --          --         2.8         1.8
Increased geological and geophysical expenses ........................       (4.5)         --          --        (4.5)       (2.9)
Higher DD&A rate ($.89 versus $.84 per equivalent Mcf produced) ......       (5.6)         --          --        (5.6)       (3.6)
Price-related decreases in NGL margins ...............................         --       (22.9)         --       (22.9)      (15.0)
Lower NGL volumes ....................................................         --        (3.6)         --        (3.6)       (2.3)
Gain from a partnership's sale of the
   Brooks-Hidalgo gathering system ...................................         --         3.5          --         3.5         2.3
Depreciation expense on North Texas
   gathering system acquired in January 1998 .........................         --        (1.8)         --        (1.8)       (1.2)
Increased interest expense
   attributable to continuing operations .............................         --          --        (7.7)       (7.7)       (5.0)
Interest income on excess cash balances ..............................         --          --        (8.0)       (8.0)       (5.2)
Performance unit expense accruals ....................................        (.8)        (.4)        (.4)       (1.6)       (1.0)
Fiscal 1998 state income tax credit ..................................         --          --          --          --        (3.7)
Other, net ...........................................................       (2.5)       (3.0)        2.0        (3.5)       (2.5)
                                                                         --------    --------    --------    --------    --------
                                                                            (53.3)      (28.2)      (14.1)      (95.6)      (66.0)
                                                                         --------    --------    --------    --------    --------
FISCAL 1999 AMOUNTS BEFORE UNUSUAL ITEMS .............................        9.2        35.3       (58.8)      (14.3)       (8.5)
                                                                         --------    --------    --------    --------    --------
                                                          See
                                                         Page
FISCAL 1999 UNUSUAL ITEMS                                ----
Proved property impairments ..........................     37               (42.2)         --          --       (42.2)      (26.4)
Personnel reduction program costs ....................     37                (8.5)       (7.1)       (8.9)      (24.5)      (15.7)
Gas services asset write-downs .......................     37                  --        (7.6)         --        (7.6)       (4.9)
Water well litigation provision reversals ............     32                 4.0          --          --         4.0         2.5
                                                                         --------    --------    --------    --------    --------
                                                                            (46.7)      (14.7)       (8.9)      (70.3)      (44.5)
                                                                         --------    --------    --------    --------    --------
FISCAL 1999 AMOUNTS AFTER UNUSUAL ITEMS ..............................   $  (37.5)   $   20.6    $  (67.7)   $  (84.6)   $  (53.0)
                                                                         ========    ========    ========    ========    ========

--------------------
* Includes general and administrative expense and other expense.

Exploration and Production Overview. Exclusive of unusual items, exploration and production fiscal 1999 segment operating earnings of $9.2 million were sharply lower than the $62.5 million of the prior year primarily because of fiscal 1999's lower prices for natural gas and oil and condensate sales. Daily natural gas production increased 4% during fiscal 1999, to a record 247.6 MMcf, and oil and condensate production increased 10% to 6,800 barrels per day.

Lower natural gas sales price ($31.3 million decrease). The Company's natural gas sales price averaged $2.11 per Mcf in fiscal 1999, $.36 (15%) below the $2.47 realized in the prior year, reducing operating earnings by $31.3 million. As shown by the table on page 15, natural gas prices were substantially higher in the last half of fiscal 1998 than they were in fiscal 1999.

Lower oil and condensate sales price ($14.9 million decrease). The Company's sales price for oil and condensate averaged $12.18 per barrel during fiscal 1999, down sharply from the prior year's $18.50, reducing operating earnings by $14.9 million. The collapse in world oil prices was largely the result of overproduction, very mild winter weather in the U.S. and an economic downturn in Southeast Asia and other parts of the world.

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

Higher oil and condensate sales volumes ($2.8 million increase). Fiscal 1999's production of oil and condensate increased 600 barrels per day to 6,800, increasing operating earnings by $2.8 million. This resulted largely from fiscal 1998 drilling and recompletion activity in Throckmorton County (North Texas), the Lake Creek field (Southeast Texas) and Calcasieu Parish (Southwest Louisiana). Drilling and recompletion activity in the Columbus field during fiscal 1999 also contributed to this increase.

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

Gas Services Overview. Gas services operating earnings declined $28.2 million (to $35.3 million) during fiscal 1999 principally because of price-related reductions in gas processing margins and volumes. NGL production averaged 41,100 barrels per day, down 9% from fiscal 1998's 45,300. The production decline was largely the result of decisions not to recover ethane or to bypass the processing of certain natural gas when these actions increased the Company's overall profitability.

Price-related decreases in NGL margins ($22.9 million decrease). The average price for NGLs produced during fiscal 1999 of $10.23 per barrel was 24% below the prior year's $13.38, reducing NGL revenues by $47.4 million. Because of the impact of the lower NGL and natural gas prices on producer payments, feedstock costs also fell, reducing the net margin decline to $22.9 million.

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

Performance unit expense accruals ($1.6 million decrease). In December 1997, the Company awarded performance units to mid-level managerial and professional employees that entitled holders of those units on March 31, 1999 to receive cash compensation equal to the closing price of the Company's Class B Common Stock on that date times the number of units awarded to them. Compensation expense - which was accrued ratably over the 15.5-month life of the units - was $1.6 million higher in fiscal 1999 ($2.4 million versus $.8 million).


Fiscal 1998 state income tax credit ($3.7 million net earnings increase). The Company's fiscal 1998 effective income tax rate on earnings from continuing operations (25.4%) benefitted from a deferred state income tax credit related to a reorganization of the legal structure under which gas services operations are conducted.

QUARTERLY STOCK DATA

(per-share amounts)

                                  Market Price Range
                       -----------------------------------------
                             Class A               Class B          Cash Dividends
                       -------------------   -------------------   -------------------
                         High        Low       High        Low     Class A    Class B
                       --------   --------   --------   --------   --------   --------
FISCAL 2000
First ..............   $  15.31   $  10.56   $  15.50   $  11.75   $    .12   $  .1325
Second .............      19.31      15.25      18.56      15.94        .12      .1325
Third ..............      24.56      17.69      24.50      17.31        .12      .1325
Fourth .............      24.69      20.50      24.31      20.44        .12      .1325

FISCAL 1999
First ..............   $  28.25   $  24.56   $  28.50   $  24.38   $    .12   $  .1325
Second .............      25.25      18.31      25.38      18.00        .12      .1325
Third ..............      18.06      10.94      18.00      12.06        .12      .1325
Fourth .............      14.94       9.63      15.25       9.88        .12      .1325

UNAUDITED QUARTERLY FINANCIAL DATA

(in thousands except per-share data)

                                                        First              Second            Third             Fourth
                                                       Quarter            Quarter           Quarter            Quarter
                                                     ------------      ------------       ------------       ------------
FISCAL 2000
Revenues .........................................   $    159,956      $    227,931       $    265,635       $    280,491
Segment operating earnings .......................         22,805(a)         53,488(b)          62,367(a)          62,757(a)
Net earnings .....................................          5,684            26,807             29,458             35,287
Basic and diluted net earnings per share
   Class A .......................................   $        .11      $        .54       $        .59       $        .71
   Class B .......................................            .12               .55                .60                .72

FISCAL 1999
Revenues .........................................   $    172,392      $    180,715       $    175,334       $    172,949
Segment operating earnings (loss) ................         17,443(c)          7,888(c)           9,595            (51,805)(d)
Earnings (loss) from continuing operations .......          2,295            (4,248)            (3,716)           (47,293)
Discontinued real estate operations ..............          3,250                --                 --                 --
Net earnings (loss) ..............................          5,545            (4,248)            (3,716)           (47,293)
Basic and diluted earnings (loss) per share
   Class A - From continuing operations ..........   $        .05      $       (.09)      $       (.08)      $       (.97)
             Net earnings ........................            .11              (.09)              (.08)              (.97)
   Class B - From continuing operations ..........            .05              (.08)              (.07)              (.96)
             Net earnings ........................            .12              (.08)              (.07)              (.96)

-------------------
(a) Includes water well litigation provision reversals of $9,000 in the first quarter, $5,000 in the third, and $1,200 in the fourth.
(b)  Includes gain of $11,527 from sale of Hell's Hole area properties.
(c) Includes water well litigation provision reversals of $3,000 in the first quarter and $1,000 in the second.
(d) After charges for exploration and production proved property impairments of $42,250, gas services asset write-downs of $7,560 and personnel reduction program costs of $15,652.

MITCHELL ENERGY & DEVELOPMENT CORP. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

January 31, 2000 and 1999 (dollar amounts in thousands)

                                                                                           2000            1999
                                                                                   ------------    ------------
ASSETS
CURRENT ASSETS
Cash and cash equivalents ......................................................   $     15,957    $     20,300
Trade receivables (net of allowance for doubtful accounts of $303 and $318) ....         46,103          34,078
Inventories ....................................................................          7,178          10,734
Income taxes receivable ........................................................             --           5,944
Other ..........................................................................          6,194           8,576
                                                                                   ------------    ------------
   Total current assets ........................................................         75,432          79,632

PROPERTY, PLANT AND EQUIPMENT (at cost less accumulated depreciation,
   depletion and amortization of $1,492,640 and $1,450,685 - Note 2) ...........      1,055,439       1,033,738

LONG-TERM INVESTMENTS AND OTHER ASSETS .........................................         37,197          33,106
                                                                                   ------------    ------------
                                                                                   $  1,168,068    $  1,146,476
                                                                                   ============    ============


LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Current maturities of long-term debt ...........................................   $         --    $    100,000
Oil and gas proceeds payable ...................................................         83,526          68,658
Accounts payable ...............................................................         36,411          32,868
Accrued liabilities ............................................................         32,345          40,269
                                                                                   ------------    ------------
   Total current liabilities ...................................................        152,282         241,795
                                                                                   ------------    ------------

LONG-TERM DEBT (Note 4) ........................................................        369,267         362,467
                                                                                   ------------    ------------

DEFERRED CREDITS AND OTHER LIABILITIES
Deferred income taxes (Note 5) .................................................        161,338         130,069
Retirement obligations (Note 8) ................................................         70,411          75,220
Deferred income and other ......................................................         16,228          12,151
                                                                                   ------------    ------------
                                                                                        247,977         217,440
                                                                                   ------------    ------------

COMMITMENTS AND CONTINGENCIES (NOTES 6 AND 8)

STOCKHOLDERS' EQUITY (Note 11)
Preferred stock, $.10 par value (authorized 10,000,000 shares; none issued)
Common stock, $.10 par value
   (authorized 100,000,000 Class A and 100,000,000 Class B shares) .............          5,386           5,386
Additional paid-in capital .....................................................        143,636         143,636
Retained earnings ..............................................................        359,603         287,283
Other comprehensive loss .......................................................         (5,933)         (7,381)
Treasury stock, at cost ........................................................       (104,150)       (104,150)
                                                                                   ------------    ------------
                                                                                        398,542         324,774
                                                                                   ------------    ------------
                                                                                   $  1,168,068    $  1,146,476
                                                                                   ============    ============


-------------------------------------------------------------------------------
The accompanying notes are an integral part of these financial statements.

MITCHELL ENERGY & DEVELOPMENT CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EARNINGS

For the Years Ended January 31, 2000, 1999 and 1998 (in thousands except per-share amounts)

                                                                                2000            1999            1998
                                                                        ------------    ------------    ------------
REVENUES
Exploration and production (including a gain of $11,527
   from sale of Hell's Hole area properties in 2000 - Note 9) .......   $    277,344    $    221,634    $    262,432
Gas services ........................................................        656,669         479,756         528,070
                                                                        ------------    ------------    ------------
                                                                             934,013         701,390         790,502
                                                                        ------------    ------------    ------------

OPERATING COSTS AND EXPENSES (including personnel
   reduction program costs of $15,652 in 1999 - Note 9)
Exploration and production (including proved property
   impairments of $42,250 in 1999 and litigation provision
   (reversals) of $(15,200); $(4,000) and $7,000 - Note 6) ..........        169,393         259,174         204,522
Gas services (including asset write-downs of $7,560
   in 1999 and litigation provision of $26,000 in 1998) .............        563,203         459,095         490,566
                                                                        ------------    ------------    ------------
                                                                             732,596         718,269         695,088
                                                                        ------------    ------------    ------------
SEGMENT OPERATING EARNINGS (LOSS) (Note 9) ..........................        201,417         (16,879)         95,414
General and administrative expense (including
   personnel reduction program costs of $8,848 in 1999) .............         28,613          39,166          31,978
                                                                        ------------    ------------    ------------
TOTAL OPERATING EARNINGS (LOSS) .....................................        172,804         (56,045)         63,436
                                                                        ------------    ------------    ------------
OTHER EXPENSE
Interest expense (excluding $15,112
   attributable to discontinued operations in 1998) .................         34,036          35,070          27,419
Interest income .....................................................           (284)           (885)         (8,899)
Other, net ..........................................................         (7,513)         (5,637)         (5,819)
                                                                        ------------    ------------    ------------
                                                                              26,239          28,548          12,701
                                                                        ------------    ------------    ------------
EARNINGS (LOSS) FROM CONTINUING
   OPERATIONS BEFORE INCOME TAXES ...................................        146,565         (84,593)         50,735

INCOME TAXES (Note 5) ...............................................         49,329         (31,631)         12,909
                                                                        ------------    ------------    ------------
EARNINGS (LOSS) FROM CONTINUING OPERATIONS ..........................         97,236         (52,962)         37,826
                                                                        ------------    ------------    ------------
DISCONTINUED REAL ESTATE OPERATIONS (Note 13)
Earnings from operations, net of income taxes of $4,071 .............             --              --           7,440
Loss on sale, net of income taxes of $1,750 in
   1999 and income tax benefit of $25,878 in 1998 ...................             --           3,250         (67,123)
                                                                        ------------    ------------    ------------
                                                                                  --           3,250         (59,683)
                                                                        ------------    ------------    ------------
EARNINGS (LOSS) BEFORE EXTRAORDINARY ITEM ...........................         97,236         (49,712)        (21,857)

EXTRAORDINARY ITEM - Extinguishment of debt,
   net of income tax benefit of $7,135 (Note 14) ....................             --              --         (13,250)
                                                                        ------------    ------------    ------------
NET EARNINGS (LOSS) .................................................   $     97,236    $    (49,712)   $    (35,107)
                                                                        ============    ============    ============
BASIC AND DILUTED EARNINGS (LOSS) PER SHARE (Note 12)
Class A -- From continuing operations ...............................   $       1.95    $      (1.11)   $        .71
           Net earnings .............................................           1.95           (1.04)           (.66)
Class B -- From continuing operations ...............................           2.00           (1.05)            .77
           Net earnings .............................................           2.00            (.99)           (.72)

AVERAGE COMMON SHARES OUTSTANDING (Basic) -- Class A ................         22,322          22,321          22,714
                                          -- Class B ................         26,796          26,785          27,989


-------------------------------------------------------------------------------
The accompanying notes are an integral part of these financial statements.

MITCHELL ENERGY & DEVELOPMENT CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

For the Years Ended January 31, 2000, 1999 and 1998
(dollar amounts in thousands)

                                                                                                             Other
                                                                                Additional                  Compre-
                                                                     Common      Paid-in      Retained      hensive       Treasury
DOLLAR AMOUNTS                                          Total        Stock       Capital      Earnings        Loss          Stock
                                                     ----------    ----------   ----------   ----------    ----------    ----------
BALANCE, JANUARY 31, 1997 ........................   $  555,287    $    5,386   $  143,343   $  435,165    $       --    $  (28,607)
Net loss .........................................      (35,107)           --           --      (35,107)           --            --
Regular cash dividends (48 cents per share on
   Class A and 53 cents per share on Class B) ....      (25,691)           --           --      (25,691)           --            --
Special cash dividends (24 cents per share on
   Class A and 26.5 cents per share on Class B) ..      (12,462)           --           --      (12,462)           --            --
Treasury stock purchases .........................      (72,465)           --           --           --            --       (72,465)
Exercises of stock options .......................        3,364            --          182           --            --         3,182
                                                     ----------    ----------   ----------   ----------    ----------    ----------
BALANCE, JANUARY 31, 1998 ........................      412,926         5,386      143,525      361,905            --       (97,890)
Net loss .........................................      (49,712)           --           --      (49,712)           --            --
Minimum pension liability adjustment
   (net of income tax benefit of $3,975) .........       (7,381)           --           --           --        (7,381)           --
                                                     ----------
Comprehensive loss ...............................      (57,093)
Cash dividends (48 cents per share on
   Class A and 53 cents per share on Class B) ....      (24,910)           --           --      (24,910)           --            --
Treasury stock purchases (including
   $7,458 adjustment payment on fiscal 1998
   accelerated stock purchase transaction) .......       (9,217)           --           --           --            --        (9,217)
Exercises of stock options .......................        3,068            --          111           --            --         2,957
                                                     ----------    ----------   ----------   ----------    ----------    ----------
BALANCE, JANUARY 31, 1999 ........................      324,774         5,386      143,636      287,283        (7,381)     (104,150)
Net earnings .....................................       97,236            --           --       97,236            --            --
Minimum pension liability adjustment
   (net of income taxes of $780) .................        1,448            --           --           --         1,448            --
                                                     ----------
Comprehensive income .............................       98,684
Cash dividends (48 cents per share on
   Class A and 53 cents per share on Class B) ....      (24,916)           --           --      (24,916)           --            --
                                                     ----------    ----------   ----------   ----------    ----------    ----------
BALANCE, JANUARY 31, 2000 ........................   $  398,542    $    5,386   $  143,636   $  359,603    $   (5,933)   $ (104,150)
                                                     ==========    ==========   ==========   ==========    ==========    ==========


                                       Common Stock Issued               Treasury Stock                 Outstanding Shares
                                   ----------------------------    ----------------------------    ----------------------------
SHARE AMOUNTS                        Class A         Class B         Class A         Class B         Class A         Class B
                                   ------------    ------------    ------------    ------------    ------------    ------------
BALANCE, JANUARY 31, 1997 ......     23,978,088      29,878,088         922,429       1,092,958      23,055,659      28,785,130
Treasury stock purchases .......             --              --         745,000       2,219,200        (745,000)     (2,219,200)
Exercises of stock options .....             --              --         (10,492)       (158,341)         10,492         158,341
Other ..........................             (7)             (7)             --              --              (7)             (7)
                                   ------------    ------------    ------------    ------------    ------------    ------------
BALANCE, JANUARY 31, 1998 ......     23,978,081      29,878,081       1,656,937       3,153,817      22,321,144      26,724,264
Treasury stock purchases .......             --              --              --          65,000              --         (65,000)
Exercises of stock options .....             --              --            (500)       (136,367)            500         136,367
Other ..........................             (4)             (4)             --              --              (4)             (4)
                                   ------------    ------------    ------------    ------------    ------------    ------------
BALANCE, JANUARY 31, 1999 ......     23,978,077      29,878,077       1,656,437       3,082,450      22,321,640      26,795,627
Other ..........................             (5)             (5)             --              --              (5)             (5)
                                   ------------    ------------    ------------    ------------    ------------    ------------

BALANCE, JANUARY 31, 2000 ......     23,978,072      29,878,072       1,656,437       3,082,450      22,321,635      26,795,622
                                   ============    ============    ============    ============    ============    ============


-------------------------------------------------------------------------------
The accompanying notes are an integral part of these financial statements.

MITCHELL ENERGY & DEVELOPMENT CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Years Ended January 31, 2000, 1999 and 1998 (in thousands)

                                                                                               2000           1999           1998
                                                                                        -----------    -----------    -----------
OPERATING ACTIVITIES
Earnings (loss) from continuing operations ..........................................   $    97,236    $   (52,962)   $    37,826
Adjustments to reconcile earnings (loss) from continuing operations to cash provided by operating activities
   Depreciation, depletion and amortization (including producing property
     impairments of $42,250 and gas services asset write-downs of $7,560 in 1999) ...       112,528        168,431        105,613
   Exploration expenses (including exploratory well impairments) ....................         8,517         25,807         22,376
   Deferred income taxes ............................................................        30,489        (25,408)        15,329
   Distributions in excess of (less than) earnings of equity investees ..............         6,935          9,609           (554)
   Litigation provisions (reversals) ................................................       (15,200)        (4,000)        33,000
   Gain from sale of Hell's Hole area properties ....................................       (11,527)            --             --
   Accrued personnel reduction program costs ........................................            --         17,620             --
   Other, net .......................................................................        (8,145)        (5,323)        (7,235)
                                                                                        -----------    -----------    -----------
                                                                                            220,833        133,774        206,355
   Changes in operating assets and liabilities
     Receivables ....................................................................        (6,960)        50,944        127,586
     Inventories ....................................................................         3,556          3,745         (4,407)
     Payables .......................................................................        14,101        (19,271)       (44,753)
     Accrued liabilities and other ..................................................         9,163          4,526        (46,464)
                                                                                        -----------    -----------    -----------
   Cash provided by operating activities ............................................       240,693        173,718        238,317
                                                                                        -----------    -----------    -----------

INVESTING ACTIVITIES
Capital and exploratory expenditures
   Total on accrual basis (including asset
     acquisitions of $23,874; $89,266 and $26,280) ..................................      (171,723)      (289,402)      (258,292)
   Adjustment to cash basis .........................................................         4,298        (11,635)         6,762
                                                                                        -----------    -----------    -----------
                                                                                           (167,425)      (301,037)      (251,530)
Property, plant and equipment sales proceeds ........................................        38,194          8,581          6,903
Net proceeds from sale of The Woodlands Corporation .................................            --             --        480,994
Repayments of off-balance-sheet partnership debt ....................................            --             --        (43,827)
Other, net ..........................................................................         2,628          4,462          6,930
                                                                                        -----------    -----------    -----------
   Cash provided by (used for) investing activities .................................      (126,603)      (287,994)       199,470
                                                                                        -----------    -----------    -----------

FINANCING ACTIVITIES
Debt repayments .....................................................................      (100,000)       (60,000)      (285,733)
Proceeds from issuance of debt ......................................................         6,800        108,200             --
Cash dividends (including special dividends of $12,462 in 1998) .....................       (24,916)       (24,910)       (38,153)
Treasury stock purchases ............................................................            --         (9,217)       (72,465)
Other (including debt reacquisition costs of $19,294 in 1998) .......................          (317)         2,267        (17,487)
                                                                                        -----------    -----------    -----------
   Cash provided by (used for) financing activities .................................      (118,433)        16,340       (413,838)
                                                                                        -----------    -----------    -----------
INCREASE (DECREASE) IN CASH AND CASH
   EQUIVALENTS FROM CONTINUING OPERATIONS ...........................................        (4,343)       (97,936)        23,949

CASH PROVIDED BY DISCONTINUED OPERATIONS ............................................            --         12,927          5,535

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR ........................................        20,300        105,309         75,825
                                                                                        -----------    -----------    -----------
CASH AND CASH EQUIVALENTS, END OF YEAR ..............................................   $    15,957    $    20,300    $   105,309
                                                                                        ===========    ===========    ===========


-------------------------------------------------------------------------------
The accompanying notes are an integral part of these financial statements.

MITCHELL ENERGY & DEVELOPMENT CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

January 31, 2000, 1999 and 1998

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of operations and principles of consolidation. Mitchell Energy & Development Corp. and its majority-owned subsidiaries (the "Company") constitute a large independent energy company engaged in the exploration for and development and production of natural gas, natural gas liquids, and crude oil and condensate. The Company also operates natural gas gathering systems in Texas and markets natural gas through purchase and resale activities.

     The consolidated financial statements include the accounts of the Company after elimination of all significant intercompany accounts and transactions. The equity method of accounting is used for investments in 20%-to-50%-owned entities.

Use of estimates. The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

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

     Long-lived assets held and used by the Company are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. When it is determined that an asset's estimated future net cash flows will not be sufficient to recover its carrying amount, an impairment charge is recorded to reduce the carrying amount for that asset to its estimated fair value. Impairment assessments for proved oil and gas properties are made on a field-by-field basis. Charges for such impairments, which are included in DD&A expense, totaled none; $42,250,000 (see Note 9) and $1,640,000 in fiscal 2000, 1999 and 1998.

Environmental expenditures. Liabilities for environmental expenditures are recognized when it is probable that obligations have been incurred in amounts that are material and reasonably estimable.

Statements of Cash Flows. Short-term investments with maturities of three months or less are considered to be cash equivalents. The reported amounts for proceeds from issuance of debt and debt repayments exclude the impact of borrowings with initial terms of three months or less. Interest paid, including amounts attributable to discontinued operations in 1998, totaled $33,497,000; $34,450,000 and $45,030,000 during fiscal 2000, 1999 and 1998. Income taxes paid during those periods, including amounts applicable to discontinued operations, totaled $12,889,000; $2,110,000 and $64,500,000 (a substantial portion of which was related to the taxable gain on the sale of The Woodlands Corporation). There were no significant non-cash investing or financing activities during the three-year period ended January 31, 2000.

Accounting for derivatives. The Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 133, "Accounting for Derivative Instruments and Hedging Activities," in June 1998. The statement, which the Company must adopt for fiscal 2002, requires that all derivatives be recognized at fair value as assets or liabilities and that changes in fair value be recorded in earnings or other comprehensive income. The Company's infrequent use of derivatives makes it unlikely that the adoption of this statement will have a significant impact on its financial position or results of operations.

NOTE 2 - PROPERTY, PLANT AND EQUIPMENT

The cost and net book value of property, plant and equipment consisted of the following at January 31, 2000 and 1999 (in thousands):

                                                         Cost                  Net Book Value
                                                -----------------------   -----------------------
                                                      2000         1999         2000         1999
                                                ----------   ----------   ----------   ----------
EXPLORATION AND PRODUCTION
Oil and gas properties ......................   $1,893,057   $1,863,422   $  694,064   $  683,946
Support equipment and facilities ............       50,241       50,612       13,025       16,253
                                                ----------   ----------   ----------   ----------
                                                 1,943,298    1,914,034      707,089      700,199
                                                ----------   ----------   ----------   ----------

GAS SERVICES (including invest-
   ments in equity partnerships - Note 3)
Natural gas processing ......................      200,135      187,300      105,489      102,761
Natural gas gathering .......................      303,348      286,694      153,834      145,488
Other .......................................       85,839       80,853       85,243       79,678
                                                ----------   ----------   ----------   ----------
                                                   589,322      554,847      344,566      327,927
                                                ----------   ----------   ----------   ----------
CORPORATE ...................................       15,459       15,542        3,784        5,612
                                                ----------   ----------   ----------   ----------
                                                $2,548,079   $2,484,423   $1,055,439   $1,033,738
                                                ==========   ==========   ==========   ==========

NOTE 3 - PARTNERSHIP INVESTMENTS

A summary of the Company's net investments in partnerships at January 31, 2000 and 1999 and its equity in their pretax earnings for the years ended January 31, 2000, 1999 and 1998 follows (in thousands):


                                                              Net Investment             Equity in Pretax Earnings
                                            Percent     -----------------------   ---------------------------------------
                                             Owned            2000         1999         2000           1999          1998
                                           ----------   ----------   ----------   ----------     ----------    ----------
NATURAL GAS PROCESSING
C&L Processors Partnership .............        50      $   25,016   $   60,130   $    4,580     $     (301)   $    2,908
U.P. Bryan Plant .......................        45           2,091        2,244        8,837          1,033         3,525
Others .................................                        --           --           --             --           (18)
                                                        ----------   ----------   ----------     ----------    ----------
                                                            27,107       62,374       13,417            732         6,415
                                                        ----------   ----------   ----------     ----------    ----------

GAS GATHERING AND MARKETING
Austin Chalk Natural Gas
   Marketing Services ..................        45             163          739          830          2,814         2,662
Ferguson-Burleson County
   Gas Gathering System ................        45          35,744       40,151        4,869          3,542         3,262
Louisiana Chalk Gathering System .......        50          15,904       17,346         (993)          (726)         (367)
Others .................................                       501          353          145          3,613*           57
                                                        ----------   ----------   ----------     ----------    ----------
                                                            52,312       58,589        4,851          9,243         5,614
                                                        ----------   ----------   ----------     ----------    ----------

OTHER
Belvieu Environmental Fuels (BEF) ......     33.33          54,988       47,660        8,353          9,068        10,126
Gulf Coast Fractionators ...............     38.75          28,709       30,364        3,131          4,613         4,900
                                                        ----------   ----------   ----------     ----------    ----------
                                                            83,697       78,024       11,484         13,681        15,026
                                                        ----------   ----------   ----------     ----------    ----------
                                                        $  163,116   $  198,987   $   29,752     $   23,656    $   27,055
                                                        ==========   ==========   ==========     ==========    ==========



----------------------------------------
* Includes $3,492 gain on a partnership's sale of the Brooks-Hidalgo gathering system.

The Company's net investment in each of these entities is reported as property, plant and equipment in the consolidated balance sheets and its equity in their pretax earnings is reported as revenues in the consolidated statements of earnings, each under the gas services caption.

     During the third quarter of fiscal 2000, C&L Processors Partnership (C&L) distributed the Jameson gas processing plant and related facilities to its partners, Conoco and a wholly-owned subsidiary of the Company. The Company subsequently purchased Conoco's 50% interest in these facilities for approximately $23,900,000. Effective October 1, 1999, the Jameson facilities became wholly owned and ceased being reported as part of C&L's operations.

     On March 31, 2000, the Company exchanged its share of the remaining assets of C&L for Duke Energy Field Services, Inc.'s share of the assets previously owned by Ferguson-Burleson County Gas Gathering System, U.P. Bryan Plant and Austin Chalk Natural Gas Marketing Services and $11,670,000 in cash. Each of the four partnerships distributed their assets to their partners prior to the exchange and ceased partnership operations.

     Of the partnerships, only BEF has outstanding debt that is recourse to the Company. At January 31, 2000, BEF's bank loan had an outstanding balance of $19,556,000, the Company's share of which totaled $6,519,000. The loan bears interest at floating rates based on spreads over LIBOR and is due in quarterly installments of $9,778,000 plus interest through May 2000. BEF owns a plant located at Mont Belvieu, Texas with the capacity to produce up to 17,000 barrels per day of MTBE, a gasoline additive that reduces carbon monoxide emissions. BEF has entered into agreements which require each of the three partners to provide one-third of the plant's isobutane feedstock and one of the partners, Sun Company, Inc., to purchase all of its production for a period extending through September 2004.

     Summarized balance sheet information (on a 100% basis) for these entities at January 31, 2000 and 1999 follows (in thousands):

                                                                                                 2000         1999
                                                                                           ----------   ----------
Current assets .........................................................................   $  102,351   $   94,369
Net noncurrent assets ..................................................................      401,624      499,856
Current liabilities ....................................................................       75,671       60,734
Debt payable to third parties (including current maturities of $25,588 and $60,350) ....       25,588       92,542
Notes payable to owners (including $5,000 payable to the Company in 1999) ..............           --       10,000
Owners' equity .........................................................................      402,716      430,949

     Summarized earnings information (on a 100% basis) for these entities for the years ended January 31, 2000, 1999 and 1998 follows (in thousands):

                                                                                    2000         1999         1998
                                                                              ----------   ----------   ----------
Revenues ..................................................................   $  597,527   $  553,542   $  764,272
Operating earnings ........................................................       79,579       58,474       87,845
Pretax earnings (before interest expense for those entities
   whose activities are funded by capital contributions of the owners) ....       70,680       43,365       69,918

NOTE 4 - LONG-TERM DEBT

The Company's outstanding debt consists of parent company senior notes, the proceeds of which have been advanced to the operating subsidiaries, and borrowings under bank revolving credit and money market facilities. A summary of outstanding debt at January 31, 2000 and 1999 follows (in thousands):

                                                                               2000         1999
                                                                         ----------   ----------
Unsecured senior notes
   9 1/4%, due January 15, 2002 ......................................   $   64,267   $   64,267
   6 3/4%, due February 15, 2004 .....................................      250,000      250,000
   8%, repaid on July 15, 1999 .......................................           --      100,000
Committed bank revolving credit agreement, unsecured .................       55,000       35,000
Uncommitted money market facility, at floating interest rates ........           --       13,200
                                                                         ----------   ----------
                                                                            369,267      462,467
Less - Current maturities ............................................           --      100,000
                                                                         ----------   ----------
                                                                         $  369,267   $  362,467
                                                                         ==========   ==========

     The Company has a five-year $250,000,000 committed bank revolving credit agreement that terminates in July 2003, when any borrowings then outstanding are payable. Interest rates, which generally are based on spreads over LIBOR, vary based on the highest of the ratings given the Company's senior notes by two specified rating agencies. The Company pays commitment fees on the unused portion of this facility.

     The senior notes have no sinking fund requirements and are not redeemable prior to their respective maturity dates. The bank revolving credit agreement contains certain restrictions which, among other things, limit the payment of dividends by requiring consolidated tangible net worth, as defined, to equal at least $275,000,000 and require the maintenance of a specified consolidated leverage ratio based on earnings before interest, taxes and DD&A and excluding extraordinary, unusual, non-recurring and non-cash charges and credits. Retained earnings available for the payment of cash dividends totaled $121,743,000 at January 31, 2000. The bank credit agreement and/or the senior notes indentures also limit the amounts of additional borrowings and letters of credit, restrict the sale or lease of certain assets and limit the right of the parent company and certain subsidiaries to merge with other companies.

NOTE 5 - INCOME TAXES

Income taxes applicable to earnings from continuing operations for the years ended January 31, 2000, 1999 and 1998 consist of the following (in thousands):

                                  2000          1999          1998
                            ----------    ----------    ----------
Current -  Federal ......   $   18,682    $   (6,361)   $   (2,425)
           State ........          158           138             5
                            ----------    ----------    ----------
                                18,840        (6,223)       (2,420)
                            ----------    ----------    ----------

Deferred - Federal ......       27,470       (21,942)       19,033
           State ........        3,019        (3,466)       (3,704)
                            ----------    ----------    ----------
                                30,489       (25,408)       15,329
                            ----------    ----------    ----------
                            $   49,329    $  (31,631)   $   12,909
                            ==========    ==========    ==========

The deferred state income tax credit of $3,704,000 in fiscal 1998 resulted primarily from a legal reorganization of gas services operations that allowed previously recorded liabilities for such taxes to be reduced.

     Reconciliations between the 35% statutory Federal income tax rate and the Company's effective income tax rate for the fiscal years 2000, 1999 and 1998 follow:

                                                                        2000         1999         1998
                                                                    --------     --------     --------
Statutory Federal income tax rate ...............................       35.0%        35.0%        35.0%
State income taxes, net of Federal income tax effect ............        1.4          2.6         (4.7)
Federal tax credits under Section 29 of the Internal Revenue
   Code for natural gas produced from certain wells .............       (2.3)          --         (4.0)
Other, net ......................................................        (.4)         (.2)         (.9)
                                                                    --------     --------     --------
                                                                        33.7%        37.4%        25.4%
                                                                    ========     ========     ========

     The principal components of the Company's deferred income tax liability consisted of the following at January 31, 2000 and 1999 (in thousands):

                                                                                      2000            1999
                                                                              ------------    ------------
Oil and gas acquisition, exploration and development costs
   deducted for tax purposes in excess of financial statement DD&A ........   $    138,803    $    120,769
Depreciation of other property, plant and equipment .......................         48,958          46,378
Unused alternative minimum tax credits ....................................         (6,597)        (12,274)
Accrued employee benefits expense not yet deductible for tax purposes .....        (29,100)        (32,562)
Other, net ................................................................          9,274           7,758
                                                                              ------------    ------------
                                                                              $    161,338    $    130,069
                                                                              ============    ============

     At January 31, 2000, the Company had $6,597,000 of unused alternative minimum tax credits that can be carried forward indefinitely. These credits have been recognized in the calculation of the Company's financial statement income tax provisions. Accordingly, their future utilization would only reduce the amount of taxes currently payable, not the financial statement income tax provision.

NOTE 6 - COMMITMENTS AND CONTINGENCIES

North Texas water well litigation. In March 1996, in a trial known as the Bartlett case, a judgment was entered against a wholly owned subsidiary of the Company by a Wise County, Texas court for $4,051,760 in actual damages and $200,000,000 in exemplary damages to eight plaintiff groups, who claimed that the natural gas operations of the subsidiary had affected their water wells. The Company appealed this judgment, and in November 1997 the Second Court of Appeals in Fort Worth, Texas, reversed the previous decision. Several plaintiffs' attempts to appeal the reversal, including petitions to the Texas Supreme Court, were subsequently denied, and the Bartlett case is now over.

     Several cases that involved allegations similar to those in the Bartlett case were also brought, and the Company was victorious in the trials and appeals for each case. At January 31, 2000, no such ongoing litigation was outstanding, and this is no longer a contingent liability of the Company.

     Provisions totaling $32,000,000 were expensed over the years in connection with this litigation, including a $7,000,000 charge in fiscal 1998. Costs incurred - which consisted principally of attorneys' fees and other defense costs for the Bartlett and other trials and costs of bonds, etc., related to the appeal of the Bartlett judgment - were charged against the reserve.

     Between May 1997 and January 2000, the Company entered into agreements with seven insurance carriers reimbursing it for a total of $24,700,000 of the defense costs incurred in connection with this litigation, all of which reimbursements have been received. After entering into two reimbursement agreements in April 1998 and after agreeing in August 1998 to settle the last 25 untried cases, the Company recorded reversals of the previous provisions of $3,000,000 and $1,000,000, respectively, in the first and second quarters of fiscal 1999. After entering into reimbursement agreements during March 1999, October 1999 and a final one in January 2000, accrual reversals of $9,000,000; $5,000,000 and $1,200,000, respectively, were recorded in the first, third and fourth quarters of fiscal 2000.

Leases and contingent liabilities. The Company has various noncancellable equipment and facility operating lease agreements which provide for aggregate future payments of approximately $28,500,000. Minimum rentals for each of the five years subsequent to fiscal 2000 total approximately $10,200,000; $8,900,000; $4,600,000; $4,200,000 and $600,000. Rental expense for operating leases totaled approximately $11,300,000; $6,100,000 and $6,500,000 in fiscal 2000, 1999 and 1998. In addition to obligations described elsewhere in these notes, the Company had contingent liabilities totaling approximately $16,900,000 at January 31, 2000, consisting of guarantees of third-party debt.

Environmental regulations. The Company is considered by the United States Environmental Protection Agency (the EPA) to be a potentially responsible party with respect to two Superfund waste disposal sites. The only site involving more than minimal potential exposure to the Company is the Operating Industries, Inc. site located in Monterey Park, California, where small amounts of non-toxic drilling fluids from Company-operated oil and gas wells were deposited. Although the Company believes that it should be exempt from liability with respect to this site, to date it has paid and expensed approximately $620,000 of costs. While additional exposure exists for future cleanup and closure costs of this site, the Company's share of such costs is not expected to be significant.

     The Company continually monitors the many Federal, state and local laws and regulations relating to the protection of the environment and public health and believes it is in substantial compliance with such rules. Also, it expects to continue to be able to conform with environmental regulations without materially altering its operating strategies.

Other. The Company also is party to other claims and legal actions arising in the ordinary course of its business and to recurring examinations performed by the Internal Revenue Service and other regulatory agencies. While the outcome of all such matters cannot be predicted with certainty, management expects that losses, if any, resulting from the ultimate resolution of the matters discussed in this paragraph will not result in charges that are material to the Company's financial position. It is possible, however, that charges could be required that would be significant to the operating results of a particular period.

     As indicated in Note 3, the Company holds a one-third interest in a partnership which owns a plant that manufactures a gasoline additive known as MTBE. In March 1999, the governor of California ordered that the use of MTBE be phased out in that state over a four-year period. In July 1999, a national advisory panel formed by the EPA recommended that the use of MTBE be reduced, and in August 1999 a group of seven northeastern states took steps that would lead to the phase-out of MTBE usage over a three-year period. Restrictions on the use of MTBE could significantly impact future operations of the MTBE plant partially owned by the Company. However, that facility, which was built in the mid 1990s for approximately $225,000,000, was originally designed in a manner that allows it - with moderate expenditures - to be converted to the production of other products. It is not possible at this time to determine the ultimate impact, if any, of this matter on the Company's financial position or future results of operations.

NOTE 7 - FINANCIAL INSTRUMENTS

The carrying amounts and estimated fair values of the Company's financial instruments at January 31, 2000 and 1999 were as follows (in thousands):

                                                                         2000                      1999
                                                               ------------------------  ------------------------
                                                                Carrying     Estimated    Carrying     Estimated
                                                                Amounts     Fair Values    Amounts    Fair Values
                                                               ----------   -----------  ----------   -----------
Long-term debt (including current maturities) ..............   $  369,267   $  352,731   $  462,467   $  449,147

Fair values of the Company's fixed-rate senior notes were based on quoted market prices. For floating-rate debt, carrying amounts and fair values are assumed to be equal because of the nature of these obligations. The carrying amounts of other on-balance-sheet financial instruments approximate their fair values. The aggregate cost to terminate off-balance-sheet financial instruments is not significant.

     In November 1998, Mitchell Receivables, Inc. (MRC), a wholly owned subsidiary, entered into a securitization agreement which provides for ongoing sales of up to $75,000,000 of energy accounts receivable. Proceeds from outstanding sales under this program, which totaled $60,000,000 at January 31, 2000, were used to pay down revolving credit agreement borrowings. MRC is a special purpose subsidiary whose assets must first be used to satisfy its creditors and are not available to satisfy creditors of the parent company.

     The Company has only limited involvement with derivative financial instruments and does not use them for trading purposes. Such use is limited to using commodities futures contracts to hedge well-defined energy price risks. The Company had no such open positions at January 31, 2000.

NOTE 8 - RETIREMENT BENEFITS

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

     Internal Revenue Service regulations limit the benefits that may be paid to certain employees under the Company's qualified retirement plan. Nonqualified plans are maintained to make the basis on which those individuals' retirement benefits are determined the same as is used for other employees. A Rabbi trust fund is maintained from which these benefits are paid. That fund's assets - which under accounting principles generally accepted in the United States must be reported as an asset of the Company rather than being offset against the accrued benefit costs - totaled $21,381,000 and $15,050,000 at January 31, 2000 and 1999. These assets are included in Long-term Investments and Other Assets in the accompanying balance sheets.

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

     The following table provides the indicated information for the years ended January 31, 2000 and 1999 concerning the Company's retirement plans and its postretirement medical benefits plan (dollar amounts in thousands):

                                                       Qualified                  Nonqualified               Retiree Medical
                                                     Retirement Plan            Retirement Plans              Benefits Plan
                                                ------------------------    ------------------------    ------------------------
                                                      2000          1999          2000          1999          2000          1999
                                                ----------    ----------    ----------    ----------    ----------    ----------
CHANGE IN BENEFIT OBLIGATION
Benefit obligation, beginning of year .......   $  167,855    $  126,432    $   20,467    $   12,700    $   29,014    $   20,592
Service cost ................................        3,269         3,385           359           358           618           667
Interest cost ...............................       10,889         8,933         1,329           877         1,909         1,440
Benefits paid ...............................      (13,372)       (7,701)       (1,518)       (1,202)       (2,414)       (1,679)
Special termination benefits ................           --        15,611            --           827            --         2,873
Actuarial (gains) losses ....................      (18,183)       24,168        (1,493)        6,907           764         2,488
Curtailments ................................           --        (2,973)           --            --            --         2,416
Plan amendments .............................          548            --          (548)           --            --            --
Contributions by plan participants ..........           --            --            --            --           295           217
                                                ----------    ----------    ----------    ----------    ----------    ----------
Benefit obligation, end of year .............   $  151,006    $  167,855    $   18,596    $   20,467    $   30,186    $   29,014
                                                ==========    ==========    ==========    ==========    ==========    ==========






CHANGE IN PLAN ASSETS
Plan assets at fair value,
   beginning of year ........................   $  177,804    $  150,088
Actual return on plan assets ................       12,540        35,417
Benefits paid ...............................      (13,372)       (7,701)
                                                ----------    ----------
Plan assets at fair value, end of year ......   $  176,972    $  177,804
                                                ==========    ==========

FUNDED STATUS AT YEAR END
Plan assets over (under)
   benefit obligation .......................   $   25,966    $    9,950    $  (18,596)   $  (20,467)   $  (30,186)   $  (29,014)
Unrecognized (gains) losses .................      (50,947)      (37,293)        9,555        11,881         7,765         7,286
Unrecognized prior service cost .............          647           179           112           802        (5,911)       (6,702)
Unrecognized net transition obligation ......           --            --            83           166            --            --
Minimum pension liability adjustment ........           --            --        (9,322)      (12,324)           --            --
                                                ----------    ----------    ----------    ----------    ----------    ----------
Accrued balance sheet liability .............   $  (24,334)   $  (27,164)   $  (18,168)   $  (19,942)   $  (28,332)   $  (28,430)
                                                ==========    ==========    ==========    ==========    ==========    ==========


MINIMUM PENSION LIABILITY ADJUSTMENT
Additional minimum liability ...........................................    $    9,322    $   12,324
Offsetting intangible asset ............................................           195           968
                                                                            ----------    ----------
                                                                            $    9,127    $   11,356
                                                                            ==========    ==========

     The actuarial assumptions used in computing the amounts disclosed herein included discount rates of 7.75%, 6.75% and 7.25% in fiscal 2000, 1999 and 1998, an expected annual rate of return on plan assets of 9% and age-graded annual salary increases ranging from 3.5% to 5.5%.

     Components of financial statement expense for the Company's retirement plans and its retiree medical benefits plan for the years ended January 31, 2000, 1999 and 1998 were (in thousands):

                                                                2000          1999             1998
                                                          ----------    ----------       ----------
QUALIFIED RETIREMENT PLAN
Service cost ..........................................   $    3,269    $    3,385       $    3,420
Interest cost .........................................       10,889         8,933            8,832
Return on plan assets (expected) ......................      (15,415)      (13,218)         (12,000)
Amortization of prior service cost ....................           80            95              103
Amortization of unrecognized gains ....................       (1,653)       (2,355)          (1,674)
                                                          ----------    ----------       ----------
Net periodic benefit cost (credit) ....................       (2,830)       (3,160)          (1,319)
Additional charges (credits) due to curtailments,
   settlements and special termination benefits .......           --        12,687(a)        (4,031)(b)
                                                          ----------    ----------       ----------
Financial statement expense (credit) ..................   $   (2,830)   $    9,527       $   (5,350)
                                                          ==========    ==========       ==========


NONQUALIFIED RETIREMENT PLANS
Service cost ..........................................   $      359    $      358       $      361
Interest cost .........................................        1,329           877              857
Amortization of prior service cost ....................          142           142              155
Amortization of transition obligation .................           83            83               91
Amortization of unrecognized losses ...................          834           359              414
                                                          ----------    ----------       ----------
Net periodic benefit cost .............................        2,747         1,819            1,878
Additional charges due to curtailments,
   settlements and special termination benefits .......           --           827(a)           247(b)
                                                          ----------    ----------       ----------
Financial statement expense ...........................   $    2,747    $    2,646       $    2,125
                                                          ==========    ==========       ==========


RETIREE MEDICAL PLAN
Service cost ..........................................   $      618    $      667       $      684
Interest cost .........................................        1,909         1,440            1,859
Amortization of prior service cost credit .............         (791)         (931)            (500)
Amortization of unrecognized losses ...................          285           238              305
                                                          ----------    ----------       ----------
Net periodic benefit cost .............................        2,021         1,414            2,348

Additional charges (credits) due to curtailments
   and special termination benefits ...................           --         4,106(a)        (1,930)(b)
                                                          ----------    ----------       ----------
Financial statement expense ...........................   $    2,021    $    5,520       $      418
                                                          ==========    ==========       ==========

-----------------------------------------------------
(a) These expenses - which totaled $17,620 - were related to a personnel reduction program (see Note 9).
(b) These items - which totaled $(5,714) - related to the sale of The Woodlands Corporation and were included in the calculation of the loss on that sale.

     The Company's assumed health care cost trend rate equals 6% for fiscal 2001, declines to 5.5% in 2002 and remains at that level thereafter. The health care cost trend rate assumption has a significant effect on the amount of the retiree medical benefit obligation and the periodic financial statement expense. An increase of 1% in the assumed trend rate would have increased the retiree medical benefit obligation at January 31, 2000 by $3,917,000 and the service and interest cost components of the fiscal 2000 financial statement expense by a total of $423,000. A decrease of 1% in the trend rate would have reduced these amounts by $3,996,000 and $431,000, respectively.

     The Company maintains a defined contribution plan in which eligible employees may participate on a voluntary basis. The Company's contributions - which match each employee's contributions on a dollar-for-dollar basis up to 6% of eligible compensation - totaled $2,479,000; $3,075,000 and $2,913,000 in fiscal 2000, 1999 and 1998.

NOTE 9 - SEGMENT INFORMATION

The following table includes industry segment data for the fiscal years ended January 31, 2000, 1999 and 1998 (in thousands):

                                                      Inter-     Segment           Total                      Capital
                                         Outside     segment    Operating        Operating                    Expendi-     Segment
                                         Revenues    Revenues    Earnings         Earnings          DD&A      tures(a)      Assets
                                        ----------  ----------  ----------       ----------      ----------  ----------  ----------
FISCAL 2000
EXPLORATION AND PRODUCTION
Operations ............................ $  265,817  $       --  $   81,224       $   71,354      $   95,205  $  124,911  $  714,897
Water well litigation
   provision reversals (Note 6) .......         --          --      15,200           15,200              --          --          --
Gain from sale of Hell's
   Hole area properties ...............     11,527          --      11,527           11,527              --          --          --
                                        ----------  ----------  ----------       ----------      ----------  ----------  ----------
                                           277,344          --     107,951           98,081          95,205     124,911     714,897
                                        ----------  ----------  ----------       ----------      ----------  ----------  ----------

GAS SERVICES
Natural gas processing ................    409,448      96,795      55,860           53,059           4,310      24,455     122,334
Natural gas gathering and marketing ...    235,886     268,402      27,029           23,848          10,584      21,560     154,935
Other .................................     11,335          --      10,577           10,253             107         203      85,440
                                        ----------  ----------  ----------       ----------      ----------  ----------  ----------
                                           656,669     365,197      93,466           87,160          15,001      46,218     362,709
                                        ----------  ----------  ----------       ----------      ----------  ----------  ----------
Corporate .............................         --          --          --          (12,437)(b)       2,322         594      90,462
                                        ----------  ----------  ----------       ----------      ----------  ----------  ----------
                                        $  934,013  $  365,197  $  201,417       $  172,804      $  112,528  $  171,723  $1,168,068
                                        ==========  ==========  ==========       ==========      ==========  ==========  ==========

FISCAL 1999
EXPLORATION AND PRODUCTION
Operations ............................ $  221,634  $       --  $    9,234       $   (2,859)     $  100,751  $  240,708  $  727,197
Proved property impairments ...........         --          --     (42,250)         (42,250)         42,250          --          --
Personnel reduction program costs .....         --          --      (8,524)          (8,524)             --          --          --
Water well litigation
   provision reversals (Note 6) .......         --          --       4,000            4,000              --          --          --
                                        ----------  ----------  ----------       ----------      ----------  ----------  ----------
                                           221,634          --     (37,540)         (49,633)        143,001     240,708     727,197
                                        ----------  ----------  ----------       ----------      ----------  ----------  ----------
GAS SERVICES
Natural gas processing ................    253,295      72,043      (2,083)          (5,357)          3,917      20,897     115,464
Natural gas gathering and marketing ...    211,387     232,377      23,483           19,634          10,900      24,816     143,320
Other .................................     15,074          --      13,949           13,551             107         713      79,884
Personnel reduction program costs .....         --          --      (7,128)(c)       (7,128)             --          --          --
Asset write-downs .....................         --          --      (7,560)(d)       (7,560)          7,560          --          --
                                        ----------  ----------  ----------       ----------      ----------  ----------  ----------
                                           479,756     304,420      20,661           13,140          22,484      46,426     338,668
                                        ----------  ----------  ----------       ----------      ----------  ----------  ----------
Corporate .............................         --          --          --          (19,552)(b)       2,946       2,268      80,611
                                        ----------  ----------  ----------       ----------      ----------  ----------  ----------
                                        $  701,390  $  304,420  $  (16,879)      $  (56,045)     $  168,431  $  289,402  $1,146,476
                                        ==========  ==========  ==========       ==========      ==========  ==========  ==========

FISCAL 1998
EXPLORATION AND PRODUCTION
Operations ............................ $  260,050  $       --  $   62,528       $   50,062      $   91,858  $  190,449  $  677,712
Water well litigation
  provision (Note 6)...................         --          --      (7,000)          (7,000)             --          --          --
Gain from sale of
   contract drilling assets ...........      2,382          --       2,382            2,382              --          --          --
                                        ----------  ----------  ----------       ----------      ----------  ----------  ----------
                                           262,432          --      57,910           45,444          91,858     190,449     677,712
                                        ----------  ----------  ----------       ----------      ----------  ----------  ----------
GAS SERVICES
Natural gas processing ................    329,990      26,591      28,330           25,178           3,843      13,824     162,429
Natural gas gathering and marketing ...    183,554     254,267      21,982           18,178           6,796      48,792     172,717
Other .................................     14,526          --      13,192           12,809             107          39      73,956
Royalty litigation provision ..........         --          --     (26,000)         (26,000)             --          --          --
                                        ----------  ----------  ----------       ----------      ----------  ----------  ----------
                                           528,070     280,858      37,504           30,165          10,746      62,655     409,102
                                        ----------  ----------  ----------       ----------      ----------  ----------  ----------
Corporate .............................         --          --          --          (12,173)(b)       3,009       5,188     139,103
                                        ----------  ----------  ----------       ----------      ----------  ----------  ----------
                                        $  790,502  $  280,858  $   95,414       $   63,436      $  105,613  $  258,292  $1,225,917
                                        ==========  ==========  ==========       ==========      ==========  ==========  ==========


-----------------------------------
(a)  On accrual basis, including exploratory expenditures and acquisitions.
(b) General corporate expenses; 1999 amount includes personnel reduction program costs of $8,848.
(c)  Natural gas processing $1,753; natural gas gathering and marketing $5,375.
(d)  Natural gas processing $6,167; other $1,393.

     The Company's reported business segments are based on the organizational structure used by management to assess performance and make resource allocation decisions. The Company's three principal business segments are: exploration and production, natural gas processing, and gas gathering and marketing. Exploration and production segment operations include the exploration for and development and production of natural gas and oil. Natural gas processing segment operations include the extraction of natural gas liquids from natural gas processed at facilities owned by the Company, its partnerships and third parties. The gas gathering and marketing segment operates Company- and partnership-owned natural gas gathering systems and markets natural gas through purchase and resale transactions.

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

     Intersegment revenues are recorded at prevailing market prices and are eliminated in consolidation. Gas gathering and marketing sales to a single customer constituted approximately 13% of consolidated revenues during fiscal 1999. Sales to no single customer constituted as much as 10% of consolidated revenues in fiscal 2000 or 1998. Segment assets excluded net assets of discontinued real estate operations of $26,056,000 at January 31, 1998.

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

Fiscal 2000 items. During June 1999, the Company sold for cash all its oil and gas properties in the Hell's Hole and Park Mountain fields in Colorado and Utah, which consisted of 24,000 net leasehold acres with 36 producing wells and associated pipelines, gathering systems and production facilities. A pretax gain of $11,527,000 ($7,190,000 after tax) was recognized on this sale.

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

     During the fourth quarter of fiscal 1999, the Company implemented a personnel reduction program which reduced its full-time employment level by 235 jobs. Aggregate pretax costs of this program - including $8,848,000 reported as general and administrative expense - totaled $24,500,000. Of these costs, $17,620,000 represented the present value of incremental pension and retiree medical benefits provided under a voluntary incentive retirement program offered to 127 employees (114 of whom accepted). Cash costs of severance and other benefits totaled $6,880,000. The majority of the cash costs had been paid by March 31, 1999, and no accrued liability for such costs remained at January 31, 2000.

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

NOTE 10 - INCENTIVE COMPENSATION PLANS

As long-term incentives, the Company periodically has issued awards that it calls "bonus units" under which employees can earn compensation based on increases in the market price of the Company's stock. Upon the redemption of such awards, grantees receive gross compensation in amounts equal to the excess of the market price of the Company's common stock over a floor price (the market price of the stock when the units were awarded). The Company's 1991 Bonus Unit Plan authorized the issuance of up to 700,000 units, all of which had been granted and exercised by January 31, 1999. Up to 1,500,000 units may be granted under the 1997 Bonus Unit Plan. A total of 227,950 ten-year bonus units - which vest in three equal annual installments - were issued in December 1997 at a floor price of $26.125. In March 1999, a total of 249,600 similar bonus units were issued at a floor price of $12.3125. At January 31, 2000, all such units were still outstanding.

     Compensation expense is recognized over the applicable vesting terms of the bonus units in amounts equal to the appreciation in the market price of the stock over the applicable floor prices. Reversals are recognized to the extent of previously recorded appreciation in periods when the market price of the stock declines. Expense accruals (reversals) for bonus units aggregated $1,671,000; $(27,000) and $636,000 in fiscal 2000, 1999 and 1998.

     In December 1997, the Board of Directors approved the Company's 1997 Performance Unit Plan to help the Company retain key personnel in a very competitive employment market. During December 1997, a total of 296,543 performance units were awarded to mid-level managerial and professional employees. Some units were paid off in connection with fiscal 1999's personnel reduction program, and individuals holding the remaining 235,584 units on March 31, 1999 received cash compensation equal to the closing price of the Company's Class B stock on that day times the number of units awarded them. Compensation expense, which was accrued ratably over the life of the outstanding units, totaled $389,000; $2,417,000 and $771,000 in fiscal 2000, 1999 and 1998.

NOTE 11 - COMMON STOCK AND STOCK OPTIONS

The Company has two classes of common stock which are designated Class A and Class B. Both classes are freely transferable and are listed on the New York Stock Exchange; neither is convertible into the other class of common stock or any other security of the Company at the option of the holder. The Class A shares have full voting rights, whereas the Class B shares have no voting rights, except as provided by law. The Company's Articles of Incorporation allow cash dividends on Class B shares to be greater, but not less, than those paid on Class A shares and also contain certain Class B shareholder protection provisions.

     The Company's 1995 Stock Option Plan and 1999 Stock Option Plan authorize the granting of incentive and nonqualified options to purchase Class B common stock at prices not less than the market value on the date of grant. The options have maximum terms of 10 years and become exercisable ratably over three-year periods. Grants covering a total of 2,500,000 and 1,750,000 Class B shares , respectively, may be made under the plans. At January 31, 2000, grants covering an additional 219,268 shares could be issued under the 1995 Plan, and the weighted average remaining contractual life of stock options outstanding under this plan was 7.2 years. No options have been granted under the 1999 Plan. Previously, the Company had granted options under 1979 and 1989 Stock Option Plans, under which no further grants can be made. Summarized stock option information follows.

                                                 1995 Plan                                         1979 and 1989 Plans
                             ---------------------------------------------------   ------------------------------------------------
                                                           Options Exercisable                                 Options Exercisable
                               Options Outstanding         at Fiscal Year End        Options Outstanding       at Fiscal Year End
                             ------------------------   ------------------------   -----------------------   ----------------------
                                             Average                    Average                  Average                   Average
                               Number         Price       Number         Price       Number       Price        Number       Price
                             ----------    ----------   ----------    ----------   ----------   ----------   ----------  ----------
At January 31, 1997 ......      945,701    $   17.885      149,098    $   17.633      178,500   $   19.624      118,500  $   19.213
February 21, 1997 grants..      602,490        21.750                                      --
December 17, 1997 grants..      347,050        26.125                                      --
Exercised ................     (143,003)       17.911                                 (25,830)      18.186
Cancelled ................       (7,883)       19.680                                      --
                             ----------                                            ----------
At January 31, 1998 ......    1,744,355        20.849      369,669        18.048      152,670       19.868       92,670      19.499
Exercised ................     (135,867)       19.942                                  (1,000)      10.250
Cancelled ................       (3,165)       21.750                                      --
                             ----------                                            ----------
At January 31, 1999 ......    1,605,323        20.924      908,442        19.715      151,670       19.931      151,670      19.931
March 5, 1999 grants .....      405,400        12.312                                      --
Exercised ................           --            --                                 (10,000)      17.250
Cancelled ................      (24,360)       19.449                                      --
                             ----------                                            ----------
At January 31, 2000 ......    1,986,363        19.185    1,331,294        20.454      141,670       20.120      141,670      20.120
                             ==========                                            ==========

     Stock options are accounted for under the provisions of APB Opinion No. 25. As a result, the Company generally does not recognize compensation expense in its financial statements for outstanding stock options. Had grants under the 1995 Plan been accounted for on the estimated fair-value basis promulgated by SFAS No. 123, the Company would have recorded additional compensation expense of $2,159,000; $3,620,000 and $3,977,000 in fiscal 2000, 1999 and 1998. On a proforma basis, earnings from continuing operations would have been reduced by $1,404,000; $2,353,000 and $2,585,000 in fiscal 2000, 1999 and 1998, and basic earnings per share from continuing operations for both the Class A and Class B shares would have been lowered by 3 cents, 5 cents and 5 cents, respectively. The additional compensation expense under the estimated fair-value basis was computed using the Black-Scholes option-pricing model, expected lives of seven years, annual cash dividends of 53 cents per share (the regular rate paid on the Class B shares for the last several years) and the following interest and volatility rates, which were determined at the dates of the individual grants:

                                                                              2/21/97     12/17/97      3/05/99
                                                                           ----------   ----------   ----------
Risk-free interest rate (%) ............................................         6.27         5.82         5.34
Stock price volatility rate (%) ........................................         28.6         28.0         29.7
Computed value per option share ........................................   $     7.55   $     9.15   $     3.17

NOTE 12 - EARNINGS (LOSS) PER SHARE

The Company is required to make separate earnings per share computations for its Class A and Class B common stock since the shares are not convertible into each other and different per share cash dividends are paid on the separate classes. In those computations, differences between earnings from continuing operations and total dividends paid are apportioned between the classes on a prorata per-share basis and then added to the respective dividends paid to each of the classes. Accordingly, the differences in earnings per share for Class A and Class B shares occur because of the dividend premium on the Class B shares. The following table sets forth basic and diluted earnings (loss) per share information for the years ended January 31, 2000, 1999 and 1998:


                                                       2000                   1999                    1998
                                                -------------------   --------------------    --------------------
                                                Class A    Class B    Class A     Class B     Class A     Class B
                                                --------   --------   --------    --------    --------    --------
From continuing operations ..................   $   1.95   $   2.00   $  (1.11)   $  (1.05)   $    .71    $    .77
                                                --------   --------   --------    --------    --------    --------
Discontinued real estate operations
   Earnings from operations .................         --         --         --          --         .14         .15
   Loss on sale .............................         --         --        .07         .06       (1.26)      (1.37)
                                                --------   --------   --------    --------    --------    --------
                                                      --         --        .07         .06       (1.12)      (1.22)
                                                --------   --------   --------    --------    --------    --------
Extraordinary item ..........................         --         --         --          --        (.25)       (.27)
                                                --------   --------   --------    --------    --------    --------
Net earnings (loss) .........................   $   1.95   $   2.00   $  (1.04)   $   (.99)   $   (.66)   $   (.72)
                                                --------   --------   --------    --------    --------    --------

There were no differences in the reported basic and diluted earnings per share because the earnings (loss) amounts were the same in the basic and diluted computations, and the dilutive effect of stock options did not significantly increase the number of weighted average shares outstanding. The following table reconciles the weighted average shares outstanding used in the basic and diluted computations for the years ended January 31, 2000, 1999 and 1998 (in thousands):

                                                  2000                  1999                  1998
                                           -------------------   -------------------   -------------------
                                           Class A    Class B    Class A    Class B    Class A    Class B
                                           --------   --------   --------   --------   --------   --------
Used in basic computations .............     22,322     26,796     22,321     26,785     22,714     27,989
Dilutive effect of stock options .......         --        150         --         --          9        198
                                           --------   --------   --------   --------   --------   --------
Used in diluted computations ...........     22,322     26,946     22,321     26,785     22,723     28,187
                                           ========   ========   ========   ========   ========   ========

Excluded from these computations because their effect would have been antidilutive were stock options covering 72,008 Class A and 925,136 Class B shares in 2000; 78,258 Class A and 1,678,735 Class B shares in 1999 and 347,050 Class B shares in 1998.

NOTE 13 - DISCONTINUED REAL ESTATE OPERATIONS

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

     The Company decided to withdraw from the real estate business during fiscal 1998 and commenced reporting real estate activities as discontinued operations at that time. The Company's financial statements were revised to segregate the net assets associated with the discontinued operations and to separately report their results of operations. Prior-year financial statements were restated similarly. Interest expense attributable to discontinued operations was determined in the same manner that historically had been used to allocate such costs to the Company's real estate operations. After an income tax benefit of $25,878,000, a net loss of $67,123,000 was recorded in connection with the discontinuance of the Company's real estate activities.

     During the first quarter of fiscal 1999, adjustments were recorded reducing by $3,250,000 ($5,000,000 pretax) the $67,123,000 loss on disposition previously recorded in connection with the discontinuance of real estate operations. The reduction occurred because actual realizations were higher than originally estimated and certain contingent obligations were settled for less than the amounts accrued. The Company ceased segregating discontinued operations during fiscal 1999 since the liquidation of the remaining real estate properties had been substantially completed.

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

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



To Mitchell Energy & Development Corp.:


     We have audited the accompanying consolidated balance sheets of Mitchell Energy & Development Corp. (a Texas corporation) and subsidiaries as of January 31, 2000 and 1999, and the related consolidated statements of earnings, stockholders' equity and cash flows for each of the three years in the period ended January 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Mitchell Energy & Development Corp. and subsidiaries as of January 31, 2000 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended January 31, 2000, in conformity with accounting principles generally accepted in the United States.





                                              ARTHUR ANDERSEN LLP

Houston, Texas
April 3, 2000

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

     The following tables summarize changes in the Company's natural gas (gas), crude oil and condensate (oil) and plant NGL reserve quantities during the indicated fiscal years and the proved developed reserve quantities at the dates indicated:

                                                2000                         1999                          1998
                                    ----------------------------  ----------------------------  ----------------------------
PROVED GAS                                      Gas       Oil                 Gas       Oil                 Gas       Oil
AND OIL RESERVES                      MBOE*    (Bcf)    (MMBbls)   MBOE*     (Bcf)    (MMBbls)   MBOE*     (Bcf)    (MMBbls)
                                    --------  --------  --------  --------  --------  --------  --------  --------  --------
Beginning balance .................    160.7     866.5      16.2     145.3     777.5      15.7     130.1     701.2      13.3
Extensions and discoveries ........     49.5     289.8       1.2      21.5     121.3       1.3      32.9     177.5       3.3
Production marketed ...............    (17.1)    (89.8)     (2.1)    (17.6)    (90.4)     (2.5)    (16.7)    (87.0)     (2.2)
Production consumed in operations..      (.8)     (4.5)       --       (.6)     (3.6)       --       (.6)     (3.6)       --
Purchases in place ................       --        .1        --      15.2      73.8       2.9        .9       1.8        .6
Revisions of previous estimates ...     (8.0)    (39.9)     (1.3)     (2.7)    (11.2)      (.9)     (2.5)    (12.3)      (.5)
Sales in place ....................     (1.6)     (8.6)      (.2)      (.4)     (1.0)      (.3)      (.4)     (1.5)      (.2)
Improved recovery .................       --        --        --        --        .1        --       1.6       1.4       1.4
                                    --------  --------  --------  --------  --------  --------  --------  --------  --------
Ending balance ....................    182.7   1,013.6      13.8     160.7     866.5      16.2     145.3     777.5      15.7
                                    ========  ========  ========  ========  ========  ========  ========  ========  ========

-----------------------------------
*  Million barrels of oil equivalent using a 6-to-1 conversion factor for gas.

                                                2000                          1999                         1998
                                    ----------------------------  ----------------------------  ----------------------------
PROVED PLANT NGL                               Consol-  Partner-             Consol-  Partner-             Consol-  Partner-
RESERVES (MMBbls)                     Total    idated    ships     Total     idated     ships    Total     idated    ships
                                    --------  --------  --------  --------  --------  --------  --------  --------  --------
Beginning balance .................    139.0      99.2      39.8     146.5     100.5      46.0     126.4      86.3      40.1
Additions .........................     28.2      27.1       1.1      13.2      13.2        --      18.5      18.5        --
Production ........................    (16.5)    (12.7)     (3.8)    (15.0)    (10.4)     (4.6)    (16.5)    (11.3)     (5.2)
Purchase of plant interests .......     15.2      15.2        --       4.2        --       4.2       2.7       2.7        --
Transfer of partnership interest ..       --      15.2     (15.2)       --        --        --        --        --        --
Revisions of previous estimates ...     11.9       3.5       8.4      (9.9)     (4.1)     (5.8)     15.4       4.3      11.1
                                    --------  --------  --------  --------  --------  --------  --------  --------  --------
Ending balance ....................    177.8     147.5      30.3     139.0      99.2      39.8     146.5     100.5      46.0
                                    ========  ========  ========  ========  ========  ========  ========  ========  ========




                                                 2000      1999      1998      1997
                                             --------  --------  --------  --------
PROVED DEVELOPED RESERVES AT FISCAL YEAR END
Gas (Bcf) .................................     657.9     683.6     640.0     611.0
                                             ========  ========  ========  ========
Oil (MMBbls) ..............................      13.3      15.0      14.5      12.5
                                             ========  ========  ========  ========
Plant NGLs (MMBbls)
   Consolidated ...........................     118.3      76.7      86.3      78.4
   Equity partnerships ....................      24.2      33.3      44.8      39.1
                                             --------  --------  --------  --------
                                                142.5     110.0     131.1     117.5
                                             ========  ========  ========  ========

Future net cash flows from natural gas and oil reserves. The following tables set forth estimates of the standardized measure of discounted future net cash flows from proved gas and oil reserves at January 31, 2000, 1999 and 1998 and a summary of the changes in those amounts for the fiscal years then ended (in millions):

                                                     2000         1999         1998
                                               ----------   ----------   ----------
STANDARDIZED MEASURE
Future cash inflows .........................  $    3,394   $    1,760   $    2,060
Future production and development costs .....      (1,491)      (1,034)        (923)
Future income taxes .........................        (572)        (145)        (331)
Discount - 10% annually .....................        (529)        (190)        (325)
                                               ----------   ----------   ----------
                                               $      802   $      391   $      481
                                               ==========   ==========   ==========

                                                             2000       1999       1998
                                                         --------   --------   --------
CHANGES IN STANDARDIZED MEASURE
Extensions and discoveries, net of related costs ......  $    188   $     50   $    120
Sales, net of production costs ........................      (194)      (146)      (185)
Net changes in prices and production costs ............       692       (274)      (726)
Accretion of discount .................................        42         63        129
Production rate changes and other .....................       (23)        18         (7)
Development costs incurred ............................        26         25         13
Purchases in place ....................................        --         71          5
Sales in place ........................................       (13)        (2)        (2)
Revisions of previous quantity estimates ..............       (63)        (9)       (13)
Net change in future income taxes .....................      (244)       114        207
                                                         --------   --------   --------
                                                         $    411   $    (90)  $   (459)
                                                         ========   ========   ========

Future net cash flows from plant NGL reserves. The following tables set forth estimates of the standardized measure of discounted future net cash flows from proved NGL reserves at January 31, 2000, 1999 and 1998 and a summary of the changes in those amounts for the fiscal years then ended (in millions):

                                               2000                             1999                             1998
                                  ------------------------------   ------------------------------   ------------------------------
                                                          Equity                          Equity                            Equity
                                              Consol-    Partner-              Consol-    Partner-              Consol-    Partner-
                                    Total     idated      ships      Total     idated      ships      Total     idated      ships
                                  --------   --------   --------   --------   --------   --------   --------   --------   --------
STANDARDIZED MEASURE
Future cash inflows ............. $  3,744   $  3,171   $    573   $  1,309   $    956   $    353   $  1,782   $  1,237   $    545
Future production costs .........   (2,710)    (2,364)      (346)    (1,108)      (809)      (299)    (1,467)    (1,007)      (460)
Future income taxes .............     (347)      (265)       (82)       (59)       (45)       (14)      (103)       (73)       (30)
Discount - 10% annually .........     (299)      (231)       (68)       (56)       (41)       (15)       (88)       (65)       (23)
                                  --------   --------   --------   --------   --------   --------   --------   --------   --------
                                  $    388   $    311   $     77   $     86   $     61   $     25   $    124   $     92   $     32
                                  ========   ========   ========   ========   ========   ========   ========   ========   ========

CHANGES IN STANDARDIZED MEASURE
Additions, net of related costs.. $     88   $     83   $      5   $     11   $     11   $     --   $     25   $     25   $     --
Sales, net of production costs...      (53)       (37)       (16)        (9)        (3)        (6)       (33)       (20)       (13)
Net changes in prices and costs..      307        201        106        (73)       (58)       (15)      (161)      (113)       (48)
Accretion of discount ...........       11          8          3         18         13          5         30         21          9
Purchase of plant interests .....       44         44         --          5         --          5          1          1         --
Transfer of partnership
   interest .....................       --         44        (44)        --         --         --         --         --         --
Revisions of previous
   quantity estimates ...........       44         11         33         (8)        (4)        (4)        21          9         12
Other ...........................       18         13          5         (8)        (5)        (3)        (4)        (1)        (3)
Net change in future
   income taxes..................     (157)      (117)       (40)        26         15         11         39         23         16
                                  --------   --------   --------   --------   --------   --------   --------   --------   --------
                                  $    302   $    250   $     52   $    (38)  $    (31)  $     (7)  $    (82)  $    (55)  $    (27)
                                  ========   ========   ========   ========   ========   ========   ========   ========   ========


     The natural gas reserve quantities reported as gas and oil reserves represent wet gas volumes, including quantities that will be converted to NGLs by processing. As it relates to NGLs to be extracted in processing, the gas and oil future net cash flows include only the leasehold reimbursements for such NGLs; the other cash flows (amounts in excess of the leasehold reimbursements) associated with NGLs to be extracted from the Company's wet gas reserves are included in plant NGL amounts since those cash flows are attributable to the Company's gas processing plants.

     The quantities reported herein for plant NGLs include all liquids that will be extracted from gas streams contractually committed to Company-owned gas processing plants since the Company, as plant owner, generally has beneficial ownership of all the NGLs so produced. Accordingly, the plant NGL reserves and future net cash flows include amounts attributable to NGLs extracted from gas streams owned by the Company and by third parties. The Company reimburses the owners of the natural gas streams for associated NGLs in accordance with the applicable contract provisions. Such reimbursements - including amounts attributable to the Company's oil and gas leasehold interests that are included in oil and gas future net cash flows - are deducted as production costs in determining future net cash flows from plant NGLs.

     Of the total remaining natural gas reserves at January 31, 2000, an estimated 588.0 Bcf will be processed at Company plants, including 161.1 Bcf of fiscal 2000's natural gas reserve additions from extensions and discoveries. It is estimated that

93.4 Bcf of such reserves and 21.7 Bcf of such reserve additions will be converted by processing into 50.8 MMBbls and 11.8 MMBbls of plant NGLs, respectively.

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

Gas and oil related costs and operating results. The following tables set forth capitalized costs at January 31, 2000, 1999 and 1998 and costs incurred and operating results for oil and gas producing activities for the years then ended (in thousands):

                                                                                     2000           1999           1998
                                                                             ------------   ------------   ------------
CAPITALIZED COSTS
Oil and gas properties ....................................................  $  1,893,057   $  1,863,422   $  1,690,693
Support equipment and facilities ..........................................        50,241         50,612         48,467
Accumulated depreciation, depletion and amortization ......................    (1,236,209)    (1,213,835)    (1,107,188)
                                                                             ------------   ------------   ------------
Net capitalized costs .....................................................  $    707,089   $    700,199   $    631,972
                                                                             ============   ============   ============
COSTS INCURRED (including exploration expenses and
   exploratory well impairments of $8,517; $25,807 and $22,376)
Unproved property acquisitions ............................................  $      5,964   $     11,908   $     17,099
Proved property acquisitions ..............................................            --         71,662          4,666
Exploration ...............................................................         9,554         29,683         34,297
Development ...............................................................       108,628        124,574        132,167
                                                                             ------------   ------------   ------------
Costs incurred ............................................................       124,146        237,827        188,229
Support equipment and facilities ..........................................           765          2,881          2,220
                                                                             ------------   ------------   ------------
Capital and exploratory expenditures ......................................  $    124,911   $    240,708   $    190,449
                                                                             ============   ============   ============
OPERATING RESULTS (before charges for
   general and administrative and interest expense)
Production revenues .......................................................  $    264,151   $    220,416   $    256,286
Other revenues ............................................................         1,666          1,218          3,764
                                                                             ------------   ------------   ------------
                                                                                  265,817        221,634        260,050
Less - Production costs ...................................................        69,735         74,193         70,919
       Depreciation, depletion and amortization (including
           proved-property impairments of none, $42,250 and $1,640) .......        95,205        143,001         91,858
       Exploration expenses ...............................................         6,008         21,620         17,059
       Exploratory well impairments .......................................         2,509          4,187          5,317
       Other operating costs ..............................................        11,136         11,649         12,369
                                                                             ------------   ------------   ------------
Segment operating earnings ................................................        81,224        (33,016)        62,528
Income taxes ..............................................................        26,334        (12,438)        21,399
                                                                             ------------   ------------   ------------
                                                                             $     54,890   $    (20,578)  $     41,129
                                                                             ============   ============   ============

MITCHELL ENERGY & DEVELOPMENT CORP. AND SUBSIDIARIES

HISTORICAL SUMMARY


Five Years Ended January 31, 2000 (in thousands except where otherwise indicated)


                                                                         2000        1999         1998        1997         1996
                                                                   ----------  ----------   ----------  ----------   ----------
FINANCIAL POSITION AT YEAR END
Net property, plant and equipment ...............................  $1,055,439  $1,033,738   $  954,667  $  775,929   $  719,535

Total assets ....................................................   1,168,068   1,146,476    1,251,973   1,668,272    1,599,183

Capital employed
   Long-term debt ...............................................  $  369,267  $  362,467*  $  414,267  $  600,000*  $  795,000
   Deferred income taxes ........................................     161,338     130,069      167,903     109,459       66,696
   Retirement obligations and other liabilities .................      86,639      87,371       58,128      54,539       72,832
   Stockholders' equity .........................................     398,542     324,774      412,926     555,287      481,903
                                                                   ----------  ----------   ----------  ----------   ----------
                                                                   $1,015,786  $  904,681   $1,053,224  $1,319,285   $1,416,431
                                                                   ==========  ==========   ==========  ==========   ==========

CAPITAL AND EXPLORATORY EXPENDITURES (accrual basis)
Exploration and Production
   Capital ......................................................  $  116,394  $  214,901   $  168,073  $  116,224   $  126,915
   Exploratory expenses/impairments .............................       8,517      25,807       22,376      18,051       14,752
Gas services ....................................................      46,218      46,426       62,655      34,233       38,358
Corporate .......................................................         594       2,268        5,188       7,318        6,068
                                                                   ----------  ----------   ----------  ----------   ----------
                                                                   $  171,723  $  289,402   $  258,292  $  175,826   $  186,093
                                                                   ==========  ==========   ==========  ==========   ==========

OPERATING STATISTICS
Average daily volumes
   Natural gas sales (Mcf) ......................................     246,100     247,600      238,200     228,500      216,200
   Crude oil and condensate sales (Bbls) ........................       5,900       6,800        6,200       5,500        5,400
   Natural gas liquids produced (Bbls) ..........................      45,100      41,100       45,300      46,100       44,500
   Pipeline throughput (Mcf) ....................................     567,000     554,000      426,000     410,000      354,000

Average annual sales price (dollars)
   Natural gas (per Mcf) ........................................  $     2.50  $     2.11   $     2.47  $     2.64   $     2.16
   Crude oil and condensate (per Bbl) ...........................       18.49       12.18        18.50       21.50        16.91
   Natural gas liquids produced (per Bbl) .......................       15.07       10.23        13.38       16.13        11.55

Drilling program (gross wells)
   Wells drilled ................................................         127         165          272         209          116
   Wells completed ..............................................         113         144          252         185          107

Well count at year end (gross wells) ............................       3,368       3,308        3,273       3,090        3,047

STOCKHOLDERS' EQUITY (per share at year end) ....................  $     8.11  $     6.61   $     8.42  $    10.71   $     9.26

CASH DIVIDENDS PER SHARE
Class A (including special dividend of 24 cents in 1998) ........  $      .48  $      .48   $      .72  $      .48   $      .48
Class B (including special dividend of 26.5 cents in 1998) ......         .53         .53         .795         .53          .53

AVERAGE COMMON SHARES OUTSTANDING (Basic)
Class A .........................................................      22,322      22,321       22,714      23,092       23,217
Class B .........................................................      26,796      26,785       27,989      28,786       28,827

---------------------------------------------------------------
* Excludes current maturities of $100,000.

MITCHELL ENERGY & DEVELOPMENT CORP. AND SUBSIDIARIES

HISTORICAL SUMMARY

Five Years Ended January 31, 2000 (in thousands except per-share data)

                                                                        2000        1999        1998        1997        1996
                                                                   ---------   ---------   ---------   ---------   ---------
REVENUES
Exploration and Production (including gain
   of $205,256 from natural gas contract buyout in 1996) ........  $ 277,344   $ 221,634   $ 262,432   $ 269,862   $ 424,661
Gas Services
   Natural gas processing .......................................    409,448     253,295     329,990     376,980     283,378
   Natural gas gathering and marketing ..........................    235,886     211,387     183,554     247,214     184,584
   Other ........................................................     11,335      15,074      14,526      12,621      10,296
                                                                   ---------   ---------   ---------   ---------   ---------
     Total revenues .............................................  $ 934,013   $ 701,390   $ 790,502   $ 906,677   $ 902,919
                                                                   =========   =========   =========   =========   =========


SEGMENT OPERATING EARNINGS
Exploration and Production
   Operations ...................................................  $  81,224   $   9,234   $  62,528   $  81,432   $  35,775
   Litigation (provisions) reversals ............................     15,200       4,000      (7,000)    (10,000)    (15,000)
   Gains from asset sales .......................................     11,527          --       2,382          --       5,338
   Proved property impairments ..................................         --     (42,250)         --          --          --
   Gain from natural gas contract buyout ........................         --          --          --          --     205,256
   Personnel reduction program costs ............................         --      (8,524)         --          --      (7,935)
   Severance tax refunds ........................................         --          --          --       5,935          --
   Columbia Gas contract settlement proceeds ....................         --          --          --       3,444          --
Gas Services
   Natural gas processing .......................................     55,860      (2,083)     28,330      69,110      30,994
   Natural gas gathering and marketing ..........................     27,029      23,483      21,982      27,589      14,063
   Other ........................................................     10,577      13,949      13,192      11,397       9,059
                                                                   ---------   ---------   ---------   ---------   ---------
     Operations subtotal ........................................     93,466      35,349      63,504     108,096      54,116
   Asset write-downs ............................................         --      (7,560)         --          --     (52,715)
   Personnel reduction program costs ............................         --      (7,128)         --          --      (3,600)
   Litigation provision .........................................         --          --     (26,000)         --          --
                                                                   ---------   ---------   ---------   ---------   ---------
     Total segment operating earnings (loss) ....................    201,417     (16,879)     95,414     188,907     221,235
General and administrative expense (including personnel
   reduction program costs of $8,848 in 1999
   and $4,532 in 1996) ..........................................     28,613      39,166      31,978      30,823      35,760
Interest expense attributable to continuing operations ..........     34,036      35,070      27,419      22,775      27,341
Interest income .................................................       (284)       (885)     (8,899)       (650)       (111)
Other (income) expense, net .....................................     (7,513)     (5,637)     (5,819)      2,202       2,113
                                                                   ---------   ---------   ---------   ---------   ---------
EARNINGS (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAXES...    146,565     (84,593)     50,735     133,757     156,132
Income taxes ....................................................     49,329     (31,631)     12,909      47,456      55,420
                                                                   ---------   ---------   ---------   ---------   ---------
EARNINGS (LOSS) FROM CONTINUING OPERATIONS ......................     97,236     (52,962)     37,826      86,301     100,712
                                                                   ---------   ---------   ---------   ---------   ---------
AFTER-TAX EARNINGS (LOSS) FROM DISCONTINUED OPERATIONS
   (including $67,123 loss on disposal in 1998) .................         --       3,250     (59,683)     16,925     (63,583)
                                                                   ---------   ---------   ---------   ---------   ---------
EARNINGS (LOSS) BEFORE EXTRAORDINARY ITEM .......................     97,236     (49,712)    (21,857)    103,226      37,129
Extraordinary item (extinguishment of debt) .....................         --          --     (13,250)         --          --
                                                                   ---------   ---------   ---------   ---------   ---------
NET EARNINGS (LOSS) .............................................  $  97,236   $ (49,712)  $ (35,107)  $ 103,226   $  37,129
                                                                   =========   =========   =========   =========   =========

EARNINGS (LOSS) PER SHARE (Basic and Diluted)
Class A - From continuing operations ............................  $    1.95   $   (1.11)  $     .71   $    1.64   $    1.91
          Net earnings ..........................................       1.95       (1.04)       (.66)       1.96         .69
Class B - From continuing operations ............................       2.00       (1.05)        .77        1.68        1.96
          Net earnings ..........................................       2.00        (.99)       (.72)       2.01         .74

BOARD OF DIRECTORS

================================================================================

GEORGE P. MITCHELL
Chairman and Chief Executive Officer,
Mitchell Energy & Development Corp.

BERNARD F. CLARK
Vice Chairman,
Mitchell Energy & Development Corp.

W. D. STEVENS (3)
President and Chief Operating Officer,
President--Exploration and Production,
Mitchell Energy & Development Corp.

ROBERT W. BALDWIN (1) (2)
Consultant (energy/management);
retired President, Gulf Refining
and Marketing Company
(a division of Gulf Oil Corp.), Houston

WILLIAM D. EBERLE (1) (3)
Chairman,
Manchester Associates, Ltd.
(international business consulting),
Boston; Of Counsel on trade issues to
Kaye, Scholer, Fierman, Hays and
Handler (attorneys), Washington, D.C.

SHAKER A. KHAYATT (2)
President and Chief Executive Officer,
Khayatt and Company, Inc.
(investment banking), New York City

BEN F. LOVE (2) (3)
Advisory Director,
Chase Bank of Texas, N.A., and retired
Chairman and Chief Executive Officer,
Texas Commerce Bancshares
(now Chase Bank of Texas), Houston

J. TODD MITCHELL (3)
President,
GPM, Inc. (private investments),
The Discovery Bay Company
(seismic software) and
Dolomite Resources, Inc.
(exploration and investments), Houston

M. KENT MITCHELL (1) (3)
President and Chief Executive Officer,
Bald Head Island Management, Inc.
(real estate development),
Bald Head Island, North Carolina

------------------------------------
(1)   Compensation Committee
(2)   Audit Committee
(3)   Executive Committee

PRINCIPAL OFFICERS

================================================================================

GEORGE P. MITCHELL
Chairman and Chief Executive Officer

W. D. STEVENS
President and Chief Operating Officer,
President--Exploration and Production Division



      [PHOTO]                                          [PHOTO]


BERNARD F. CLARK                             ALLEN J. TARBUTTON, JR.
Vice Chairman                                Corporate Senior Vice President,
                                             President--Gas Services Division


      [PHOTO]                                          [PHOTO]

PHILIP S. SMITH                              THOMAS P. BATTLE
Corporate Senior Vice President,             Corporate Senior Vice President,
Chief Financial Officer and                  General Counsel and Secretary
President--Administration and
Financial Division

CORPORATE INFORMATION

================================================================================

STOCK LISTINGS
New York Stock Exchange
Pacific Exchange
Ticker Symbols:   MNDA (voting)
                  MNDB (non-voting)
Options Trading: Pacific Exchange

TRANSFER AGENT AND REGISTRAR
ChaseMellon Shareholder Services, L.L.C.
85 Challenger Road
Overpeck Centre
Ridgefield, NJ 07660-2104
Toll-free: (800) 635-9270
www.chasemellon.com

ANNUAL MEETING
10 a.m. CDT
Wednesday, June 28, 2000
Mitchell Learning Center Auditorium
2002 Timberloch Place, 3rd Floor
The Woodlands, TX 77380-1148

FORM 10-K
Copies of the Company's
Form 10-K are available upon request to:
Public Affairs Department
Mitchell Energy & Development Corp.
P.O. Box 4000
The Woodlands, TX 77387-4000
Phone: (713) 377-5650

WORLDWIDE WEB
www.mitchellenergy.com





Design: John Weaver Design/Houston

[LOGO]

MITCHELL ENERGY & DEVELOPMENT CORP.

P.O. Box 4000
2001 Timberloch Place
The Woodlands, Texas 77387-4000
(713) 377-5500
www.mitchellenergy.com

An Equal Opportunity Employer