Form 10-K405, Exhibit 13
period 2000-12-31
MITCHELL ENERGY & DEVELOPMENT CORP
filed 2001-03-09
CIK 311995

                                                                      EXHIBIT 13


REACHING NEW HEIGHTS!

                                    [PHOTO]

2000 Annual Report


MITCHELL ENERGY & DEVELOPMENT CORP.

THE COMPANY

Mitchell Energy & Development Corp., one of the nation's largest independent producers of natural gas and natural gas liquids, traces its origins to a small wildcatting firm formed in 1946.

         The Company's two primary businesses are (i) exploration, development and production of natural gas and oil, and (ii) gathering, processing and marketing of natural gas and natural gas liquids. In 2000, the Company produced 116 billion cubic feet of natural gas and 20.2 million barrels of liquid hydrocarbons (natural gas liquids, oil and condensate). At year-end, it owned or had interests in nearly 3,400 wells and 1.1 million acres of leases. The Company also owned and operated six gas processing plants and 9,100 miles of gas gathering pipelines. At December 31, 2000, the Company had approximately 875 full-time employees.

--------------------------------------------------------------------------------

FORWARD-LOOKING INFORMATION

All statements included in this annual report, other than statements of historical fact, are forward-looking statements. These include, but are not limited to, certain statements made in the Letter to Shareholders; strategies, goals and expectations set forth in the Record Results and Operational Review sections; and discussions of liquidity and capital resources and other matters included in Management's Discussion and Analysis of Financial Position and Results of Operations. Although the Company believes that its expectations are based on reasonable assumptions, it can give no assurances that its goals will be achieved. Important factors that could cause actual results to differ materially from those in the forward-looking statements include the timing and extent of changes in commodity prices for natural gas, NGLs and crude oil; the attainment of forecasted operating levels and reserve replacement; and unexpected changes in competitive and economic conditions, government regulations, technology and other factors. These factors are discussed in greater detail in Item 7 of the Company's Annual Report on Form 10-K for the year ended December 31, 2000.

--------------------------------------------------------------------------------

CONTENTS

Letter to Shareholders ............................                  2
Record Results ....................................                  4
Operational Review ................................                 10
Management's Discussion and Analysis of
  Financial Position and Results of Operations ....                 19
Consolidated Financial Statements .................                 27
Notes to Consolidated Financial Statements ........                 31
Report of Independent Public Accountants ..........                 43
Unaudited Supplemental Information ................                 44
Historical Summary ................................                 48
Board of Directors ................................                 50
Principal Officers ................................  Inside Back Cover
Corporate Information .............................  Inside Back Cover

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

Note: Natural gas volumes in this report are stated at the legal pressure base of the area in which the reserves are located and at 60 degrees Fahrenheit. Pipeline throughput volumes are based on an average energy content of 1,000 Btu per cubic foot. Natural gas prices are determined by dividing reported natural gas revenues, which include proceeds received from sales of gas plus leasehold reimbursements from processors for gas that is converted to NGLs, by wet gas volumes. Where applicable, NGL volume, price and reserve information and pipeline throughput include equity partnership interests.

FINANCIAL HIGHLIGHTS

--------------------------------------------------------------------------------

Year Ended December 31 (in thousands except per-share data)

                                                         2000             1999
                                                      -----------      -----------

Net earnings ....................................     $   257,146      $    67,334
                                                      ===========      ===========
Net earnings per share
Basic ...........................................     $      5.22      $      1.37
Diluted .........................................            5.13             1.37

Revenues ........................................     $ 1,672,134      $   894,356
                                                      ===========      ===========
Segment operating earnings
Exploration and production ......................     $   290,400      $    71,023
Natural gas processing ..........................          84,555           47,266
Natural gas gathering and marketing .............          41,947           28,077
Other gas services ..............................          12,338           11,720
                                                      -----------      -----------
                                                          429,240          158,086

Unusual items
   Water well litigation provision reversals ....           1,200           14,000
   Gains from asset sales .......................           4,884           11,527
   Louisiana Chalk asset impairment .............         (10,762)              --
   Personnel reduction program costs ............              --          (15,652)
                                                      -----------      -----------
                                                      $   424,562      $   167,961
                                                      ===========      ===========

Capital and exploratory expenditures ............     $   346,279      $   164,031
                                                      ===========      ===========
Long-term debt ..................................     $   300,342      $   379,267
                                                      ===========      ===========
Stockholders' equity ............................     $   620,186      $   385,174
                                                      ===========      ===========
Operating statistics (average daily amounts)
Natural gas sales (Mcf) .........................         305,500          244,700
Crude oil and condensate sales (Bbls) ...........           5,500            5,900
Natural gas liquids production (Bbls) ...........          49,800           44,000
Pipeline throughput (Mcf) .......................         779,000          555,000

ESTIMATED PROVED RESERVES

                                    [CHART]

                       Natural Gas (Bcf)
                       -----------------

96                            709
97                            786
98                            875
99                          1,023
00                          1,436

                                    [CHART]

                  Liquid Hydrocarbons (MMBbls)
                  ----------------------------

96                            127
97                            147
98                            132
99                            193
00                            187

PRODUCTION REPLACED

                                    [CHART]

96                            115%
97                            189%
98                            185%
99                            225%
00                            412%*

--------------------------------------------------------------------------------

*    For the eleven-month period ended December 31, 1996

LETTER TO SHAREHOLDERS

--------------------------------------------------------------------------------

The new millennium heralded the best year ever for your Company in almost every respect. Net earnings were more than double the previous annual record. Return on capital employed ranked first among peer independent oil and gas producers. Natural gas sales volumes increased 25 percent and gas liquids 13 percent. Proved gas and oil reserves increased 36 percent to a record 1.5 Tcf equivalent. And more significantly, Wall Street rewarded this performance and recognized our future prospects by nearly tripling the Company's share price during 2000.

Looking forward, we will continue the strategies that underpinned last year's record results. Most important, we are accelerating development of our large undrilled well inventory. Because these wellsites are largely on acreage currently held by production, this provides a platform for significant production and reserve growth at minimal risk. Moreover, new wells can be brought on line in a matter of weeks to take advantage of the present strong energy price environment.

For 2001, drilling capital has been budgeted at the highest level since the early 1980s. We plan to drill 364 wells, up substantially from last year's 223 wells, and expect to continue this pace over the next three years, if not beyond. As a result, natural gas sales volumes are forecast to grow another 25 percent this year with a compounded annual growth target of 20 percent through 2003. We are one of only a few companies that can say with confidence that production will increase significantly over the next several years.

Drilling again will be focused on the Barnett shale in North Texas. A 12-rig program is scheduled to drill 276 Barnett wells, more than double last year's level, with an objective of significantly extending the current limits of the field's proven area. But just as important, we will continue pilot tests of 27-acre spacing to determine whether reduced well spacing will be economically attractive. Only 8 percent of gas in place is now being recovered on 55-acre spacing, and our goal is to at least double the recovery rate through reduced spacing, refracturing existing wells and future improvements in technology.

In the midstream, we will continue expanding North Texas facilities to handle rapidly growing gas production from our own drilling as well as that of other producers. Following significant capital spending in 2000, another $82 million has been earmarked this year for plant and system expansions. Once these projects are completed, we will have doubled the Bridgeport plant's gas liquids production capacity to 37,000 barrels per day, added more than 150 MMcf of daily gathering capacity, and enhanced flexibility to sell natural gas into

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

either interstate or intrastate markets. These additions will position us to achieve 10 percent or better compounded annual growth in gas liquids volumes over the next three years. Moreover, they should help us realize profit opportunities from handling other producers' gas in the area.

Financially, Mitchell Energy is in the best shape ever. At year-end, long-term debt had been reduced to its lowest level in decades and debt as a percentage of total capitalization stood at only 33 percent. We plan to further strengthen our capital structure to provide flexibility to pursue new investment opportunities. In this regard, operating cash flows this year are expected to allow further debt reductions while fully funding a $473 million capital program that is up 37 percent over last year.

Last year's results are the culmination of a multiyear strategy to streamline and refocus your Company. We are proud of our achievements and look forward to the opportunities that lie ahead. With a team of talented and dedicated employees, outstanding core assets and a large backlog of undrilled well locations, we expect to realize significant volume growth and strong financial results in the future. Our continued focus--and commitment to you, our shareholders--is to add not only to the Company's fundamental value, but to its share price as well. We are optimistic that the best is yet to come.

                                                                [PHOTO]

/s/ W. D. STEVENS             /s/ GEORGE P. MITCHELL

W. D. STEVENS                 GEORGE P. MITCHELL
President and                 Chairman and
Chief Operating Officer       Chief Executive Officer
                              (sitting)


March 2, 2001

                                    [PHOTO]

                                        Step by step, four consecutive quarters
                              saw earnings records climb higher. Basic earnings per share of $5.22 in 2000 more than doubled the previous annual record.

--------------------------------------------------------------------------------


EARNINGS CLIMBED TO NEW HEIGHTS


--------------------------------------------------------------------------------

Double-digit volume growth and higher energy prices pushed 2000 earnings to a record $257 million, almost four times earnings for 1999. Natural gas and NGL volumes rose 25 percent and 13 percent, respectively, while average energy prices increased by 67 percent.

1. A 31 percent return on capital employed ranked highest among our peers, up from 14 percent in the prior year.

2. Record operating cash flows of $466 million funded a stepped-up capital investment program and strengthened our balance sheet.

3. We are continuing to add gathering, processing and marketing infrastructure in North Texas, enhancing revenues from natural gas and NGL production.

--------------------------------------------------------------------------------

Recognizing that energy prices are not controllable, Mitchell Energy has focused on increasing its earnings capability throughout the business cycle. Geographic focus, outstanding core assets and increasingly efficient operations have made it possible for the Company to generate an attractive return on investment even with natural gas prices as low as $2.25 per Mcf. At higher prices, the return is outstanding.

--------------------------------------------------------------------------------

1 Mitchell Energy achieved the highest return on capital employed among its peer independent oil and gas producers in 2000. This success results from our concentration on development of natural gas in proven core fields that have significant upside reserve potential, a strategy that minimizes risk and reduces exploration and development costs. Throughout the business cycle, steps also have been taken to improve operating efficiency. In addition, earnings are maximized by gathering and processing our own gas and providing these services to other producers.

                                    [GRAPH]

*Include: APA, APC, BR, BRR, DVN, EOG, LD, NBL, NFX, PPP, XTO

--------------------------------------------------------------------------------

                                       5a

Long-Term Debt

                                    [GRAPH]

2 Record operating cash flows during the year enabled Mitchell to double its capital spending to $346 million and simultaneously reduce long-term debt by $79 million to $300 million. This is the lowest level of borrowing since 1980 and reduces debt to 33 percent of total capitalization. In 2001, cash flow is expected to fully fund a $473 million capital spending program and further reduce debt.

                                     [PHOTO]

3 Last year, we commenced a two-phase expansion of our Bridgeport processing plant to keep up with growing North Texas gas production from the Barnett shale. When completed in September 2001, this expansion will have doubled the size of the plant, bringing total daily NGL production capacity to 37,000 barrels. Also, we added more than 150 MMcf per day of gathering capacity, increasing deliverability of rich gas to Bridgeport for processing and relatively lean gas to a field sales outlet. This year we will complete construction of a 66-mile, 24-inch pipeline to move residue gas south from the Bridgeport plant to two major transportation systems. This will enable us to sell North Texas gas production into either interstate or intrastate markets, wherever prices are highest.


                                       5b

                                    [PHOTO]

Mitchell's proved natural gas reserves jumped 40 percent to 1.436 Tcf at the end of 2000, marking the 13th consecutive year that the Company added more proved gas reserves than it produced.

--------------------------------------------------------------------------------


RESERVES REACHED RECORD LEVELS


--------------------------------------------------------------------------------

Natural gas reserves were increased significantly by capitalizing on our extensive leaseholdings in North Texas, where we have operated since the 1950s. Expanded use of light sand fracture completion technology extended the economic boundaries of the Newark East Barnett shale field, by far our most productive, and increased the percentage of gas in place we expect to recover. During the year, we:

1. Increased proved oil and gas reserves to 1.508 Tcf of natural gas equivalents, up 36 percent.

2. Initiated an aggressive program to increase reserves and production from existing wells.

3. More than doubled the estimated backlog of undrilled well locations from 1,200 to nearly 2,500. Pilot tests of reduced well spacing in the Barnett could lead to significant future drilling opportunities.

For years, the greatest technological obstacle to more rapid growth of Mitchell Energy has been the extremely dense shale of the Newark East Barnett shale field that only very reluctantly releases its natural gas. The use of light sand fracture completion technology--which cracks open the tombstone-like rock with massive volumes of water and small amounts of sand--has made it economical to expand development of the Barnett and promises to add even more opportunities in the future.

--------------------------------------------------------------------------------

                                    [PHOTO]

(1) Successful step-out drilling during 2000 expanded the "proved" area of the Barnett from 60,000 net acres to more than 90,000. As a result, Mitchell added 453 Bcf to its Barnett proved natural gas reserves and significantly increased its estimated backlog of undrilled locations on currently held acreage. Looking to the future, the Company added over 100,000 net acres of new leases throughout North Texas.

--------------------------------------------------------------------------------


                                       7a

                                    [PHOTO]

(2) Using light sand fracture technology, the Company commenced an aggressive program to add the Upper Barnett zone and refracture the Lower Barnett in some 400 existing wells. Adding the Upper Barnett increases per-well reserves by 250 MMcf, or 25 percent, while refracturing expands the drainage area of each well and ultimate recovery of reserves.

(3) Only 8 percent of the gas in place is being recovered from the Barnett using current 55-acre spacing. Mitchell initiated three pilot tests in 2000 to evaluate the attractiveness of reducing well spacing to 27 acres to improve reservoir recovery. While the test wells have developed new reserves, it is too early to reach definitive conclusions. Three additional pilots are planned for 2001 to obtain more data and to evaluate reduced spacing elsewhere in the field. If these tests indicate that additional economic reserves are recoverable without adversely affecting offset wells, the Company's estimated backlog of 2,000 undrilled Barnett locations possibly could double.

                                    [PHOTO]


                                       7b

                                    [PHOTO]

                    Mitchell went the distance in 2000, and then some, as 25 percent natural gas sales growth outpaced its original 15 percent goal. Mitchell's growth record and outlook have made it a front-runner among independents.

--------------------------------------------------------------------------------

PRODUCTION GROWTH ACCELERATED

--------------------------------------------------------------------------------

Mitchell kicked into high gear to increase production of natural gas and NGLs last year. To fuel this drive, the Company more than doubled capital spending to $346 million, focusing on development drilling and production enhancement. As a result, we:

1. Increased natural gas sales to an average of 341 MMcf per day in the fourth quarter, up 30 percent from a year earlier. After nearly doubling in one year, average production from the Barnett stands at 179 MMcf per day.

2. Grew NGL production volumes by 13 percent, averaging 49,800 barrels per day for the year.

3. Set volume growth targets of 25 percent for natural gas and 15 percent for NGLs in 2001, with compounded annual gas sales growth rates of 20 percent or more expected through 2003.

--------------------------------------------------------------------------------

(1) Production growth in 2000 came through the drill bit as the Company drilled 223 wells, doubling the previous year's activity. Although much of the growth came from the Barnett, where 142 wells were completed, production also increased in other core areas as a result of exploratory successes. Mitchell plans to drill 364 wells during 2001, including 276 in the Barnett.

                                    [PHOTO]

                                    [GRAPH]

--------------------------------------------------------------------------------

(2) Higher energy prices sparked greater industry drilling activity during 2000, as 308 wells were connected to Mitchell's natural gas gathering systems, contributing to higher NGL production volumes. The estimated rig count near these systems rose from 60 to approximately 100 during the year.


                                       9a

The foundation of Mitchell Energy's strategy for future growth is accelerating development of its large backlog of undrilled well locations on currently held acreage, principally in the Barnett. By focusing on our core properties, we can continue double-digit growth without the usual risks associated with a broad exploration-driven drilling program.

--------------------------------------------------------------------------------

                                    [PHOTO]

(3) To accommodate increasing Barnett production, daily processing capacity at the Bridgeport gas plant was expanded by 100 MMcf and NGL production capacity by 8,000 barrels. Anticipating that continued gas volume growth by Mitchell and other producers will quickly bring the plant to full utilization, the Company has begun a second expansion to raise capacity by another 120 MMcf and 10,000 barrels per day. This will bring total daily capacity to 430 MMcf and 37,000 barrels and will clear the way for achieving growth targets set for 2002 and beyond.

--------------------------------------------------------------------------------



                                       9b

OPERATIONAL REVIEW

Exploration and Production

FINANCIAL HIGHLIGHTS

Year Ended December 31 (in thousands)

                                                            2000          1999
                                                          ---------     ---------

REVENUES ............................................     $ 531,228     $ 265,888
                                                          =========     =========

SEGMENT OPERATING EARNINGS
Operations ..........................................     $ 290,400     $  71,023
Unusual items
   Water well litigation provision reversals ........         1,200        14,000
   Gain from sale of Hell's Hole area properties ....            --        11,527
   Personnel reduction program costs ................            --        (8,524)
                                                          ---------     ---------
                                                          $ 291,600     $  88,026
                                                          =========     =========
CAPITAL AND EXPLORATORY EXPENDITURES ................     $ 245,027     $ 118,414
                                                          =========     =========

--------------------------------------------------------------------------------

MAJOR AREAS OF OPERATION

                                     [MAP]

NATURAL GAS SALES

                                    [CHART]

                              Volumes / Average MMcf Per Day
                              ------------------------------

96                                         228.7*
97                                         236.1
98                                         247.5
99                                         244.7
00                                         305.5

                                    [CHART]

                                  Prices / Average Per Mcf
                                  ------------------------

96                                         $2.50*
97                                         $2.62
98                                         $2.15
99                                         $2.42
00                                         $4.23

CRUDE OIL AND CONDENSATE SALES

                                    [CHART]

                              Volumes / Average Bbls Per Day
                              ------------------------------

96                                         5,400*
97                                         6,100
98                                         6,800
99                                         5,900
00                                         5,500

                                    [CHART]

                                  Prices / Average Per Bbl
                                  ------------------------

96                                         $21.26*
97                                         $19.27
98                                         $12.60
99                                         $17.17
00                                         $28.70

--------------------------------------------------------------------------------

*    For the eleven-month period ended December 31, 1996

GAS SERVICES

--------------------------------------------------------------------------------

FINANCIAL HIGHLIGHTS

Year Ended December 31 (in thousands)

                                                 2000              1999
                                              -----------      -----------

REVENUES
Natural gas processing ..................     $   673,244      $   384,692
Natural gas gathering and marketing .....         454,573          231,275
Other ...................................          13,089           12,501
                                              -----------      -----------
                                              $ 1,140,906      $   628,468
                                              ===========      ===========
SEGMENT OPERATING EARNINGS
Natural gas processing ..................     $    84,555      $    47,266
Natural gas gathering and marketing .....          41,947           28,077
Other ...................................          12,338           11,720
                                              -----------      -----------
                                                  138,840           87,063
Unusual items
   Gain from asset sale .................           4,884               --
   Louisiana Chalk asset impairment .....         (10,762)              --
   Personnel reduction program costs ....              --           (7,128)
                                              -----------      -----------
                                              $   132,962      $    79,935
                                              ===========      ===========
CAPITAL EXPENDITURES ....................     $   100,150      $    45,137
                                              ===========      ===========

--------------------------------------------------------------------------------

Sharply higher prices and double-digit volume growth made 2000 the best year ever for operating earnings in exploration and production and the second-best year for gas services. Plans to grow production further and a strong price outlook bode well for continued strong results.

     Excluding unusual items, exploration and production operating earnings rose to $290.4 million, fourfold 1999's $71.0 million. Gas services operating earnings increased nearly 60 percent from $87.1 million to $138.8 million.

     Capital spending more than doubled to $346 million in 2000. This increase was directed toward accelerated development of core properties, primarily the Newark East Barnett shale in North Texas, and adding gathering, processing and marketing

NATURAL GAS LIQUIDS PRODUCED

                                    [CHART]

                                    Volumes / Average Bbls Per Day
                                    ------------------------------

96                                             46,000*
97                                             45,500
98                                             41,800
99                                             44,000
00                                             49,800

                                    [CHART]

                                      Prices / Average Per Bbl
                                      ------------------------

96                                             $15.88*
97                                             $13.96
98                                             $10.48
99                                             $14.20
00                                             $21.97

PIPELINE THROUGHPUT

                                    [CHART]

                                         Average MMcf Per Day
                                         --------------------

96                                             414*
97                                             411
98                                             554
99                                             555
00                                             779

--------------------------------------------------------------------------------
* For the eleven-month period ended December 31, 1996 infrastructure to handle higher Barnett gas production. For 2001, the capital budget was set at $473 million, the highest spending program since the early 1980s. The focus again will be on natural gas development, with $263 million designated to drill 364 gross wells, including 276 in the Barnett, up substantially from the 223 wells (142 Barnett) completed in 2000. Another $82 million is earmarked for further expansion of North Texas processing and pipeline facilities.

PROVED RESERVES

Accelerated exploitation of the Barnett shale, coupled with successful exploratory drilling along the Texas Gulf Coast, pushed year-end proved oil and gas reserves to a record 1.5 Tcf of natural gas equivalents, a 36 percent increase from the prior year. Mitchell added a total of 530 Bcf equivalent in new reserves, replacing 412 percent of its total oil and gas production. This was the 13th consecutive year the Company more than replaced its gas production.

     NGL reserves totaled 175 million barrels compared with 179 million barrels at year-end 1999. While Barnett drilling added almost 30 million barrels during 2000, this gain was offset by companywide production and the temporary exclusion of uneconomic reserves. Even though NGL prices had reached record highs at December 31, 2000, natural gas prices were so high that certain gas streams could not be processed economically under "keep whole" contracts. As a result, 17 million barrels had to be removed from proved reserves. These reserves are still dedicated to the Company's processing operations and will be added back to proved reserves when NGL and natural gas prices resume a more normal relationship.

VOLUMES & PRICES

Natural gas. As 2000 began, Mitchell set a volume growth target of 15 percent for natural gas.

     Sustained strength in energy prices--especially

                                    [PHOTO]

Mitchell continues to grow its reserves with the drill bit. This was the 13th consecutive year the Company more than replaced its natural gas production.

for gas--prompted the Company to accelerate drilling activity beginning in midsummer. The reward was a 25 percent boost in average daily gas sales, which rose from 244.7 MMcf in 1999 to 305.5 MMcf in 2000. With a further ramp-up in its drilling program, Mitchell plans to increase daily gas sales another 25 percent in 2001.

     By year-end, the coldest winter in several years and record-low inventories led already strong prices even higher. Mitchell's average gas price reached $5.52 per Mcf for the fourth quarter, nearly double the $2.82 of the prior-year period. That raised the average gas price 75 percent to $4.23 for 2000. Although prices already have receded from highs that briefly topped $10 per Mcf in December, many analysts expect prices during 2001 to remain above last year's average.

     Natural gas liquids. NGL production rose 13 percent in 2000, averaging 49,800 barrels per day. Production increased steadily for most of the year, peaking at 52,300 barrels daily in the third quarter, when output grew 24 percent from the prior-year period. By December, spiking natural gas prices encouraged Mitchell to seek higher earnings by selling certain gas streams without removing the liquids. The Company halted processing at Exxon's Katy plant during the month and curtailed ethane production at several plants, reducing daily NGL production to 33,300 barrels in December.

     With low product inventories and strong worldwide demand forecast to continue through 2001, NGL and gas prices are expected to return to a more normal relationship, allowing Mitchell to restore curtailed production. Based on projected volume increases in North Texas, and assuming a return to more traditional processing margins, the Company has set a 15 percent growth target for NGL volumes this year.

     The Company's average price for natural gas liquids increased 55 percent from $14.20 in 1999 to $21.97 last year. Early in 2000, increases in the price of oil--which competes with NGLs as a source of chemical plant feedstocks and motor fuel--drove NGL prices higher. Natural gas prices, which tend to set a price floor for NGLs, provided another boost as the year progressed. Like gas, NGL prices are expected to remain strong this year.

     Pipelines. Average daily pipeline throughput increased 224 MMcf, or 40 percent, to 779 MMcf. The greatest growth came in the Bridgeport system, where Mitchell drilling activity added 115 MMcf per day. Acquisitions of gas gathering and processing assets in Central and West Texas also contributed to this increase.

     Pipeline gross margins averaged almost 23 cents per Mcf in 2000, up from 16 cents the previous year. The increase resulted from rapidly increasing natural gas prices that improved margins on gas that is purchased and resold.

     Crude oil. Oil production decreased from an average of 5,900 barrels per day in 1999 to 5,500 last year, reflecting a natural decline in production and the Company's focus on gas development. The average sales price for crude oil and condensate rose 67 percent for the year to $28.70 per barrel.

EXPLORATION & PRODUCTION

The contributions of exploration and production to Mitchell Energy's financial results and future prospects exceeded expectations by virtually every measure during 2000. The 25 percent increase in daily gas sales volumes topped an annual target that was raised from 15 percent to 20 in midsummer. Even with the increased output, the Company set a reserve record by adding more than four times the natural gas equivalent reserves than it produced during the year.

     Finding costs in 2000 were 40 cents per Mcf equivalent compared with 37 cents in the prior year, and have averaged 59 cents per Mcf for the past five years. However, unit development costs, which are computed by dividing the reserves developed each year into total well costs, are a better indicator of the cost to bring new production online. Such costs have averaged $1.05 per Mcf equivalent over the past five years.

     At December 31, 2000, Mitchell held interests in 2,398 producing gas wells and 999 oil wells, of which 75 were productive in two or more zones. Excluding interests held by others, Mitchell's net interests totaled 2,136 gas and 559 oil wells, of which 67 were productive in two or more zones.

     North Texas. This area is home to Mitchell's largest leaseholdings (532,000 net acres), accounts for 63 percent of its gas production and includes the prolific Newark East Barnett shale field. This extremely dense rock is the source for natural gas and oil throughout the Fort Worth Basin and was by far the most important contributor to the Company's exploration and production results during 2000. Activity in the Barnett more than doubled during the year, with 142 wells drilled. As a result of successful step-out drilling to the southeast, the proven acreage of the field was increased by 30,000 acres to more than 90,000. The Company is expanding Barnett development further in 2001, with 12 rigs--double the year-ago level--scheduled to drill 276 wells. As many as 20 wells will test the Barnett north of the proven area and have the potential to significantly expand the limits of the field.

     In addition to the drilling program, Mitchell initiated an aggressive rework program targeting 400 existing Barnett wells. Of these, 82 were reworked in 2000, with another 96 planned this year. The program applies light sand fracture (LSF) completion technology to refracture and improve drainage from the Lower Barnett zone while adding production from the Upper Barnett. These steps conservatively add an estimated 0.5 Bcf to each well's reserves. In most cases, production from the reworked wells initially exceeded the output levels recorded when they were first drilled, and production rates have been declining less rapidly. Six

                                    [PHOTO]

Exploratory successes in the Gulf Coast have added 41 MMcf of daily gas production.

months after completing the workovers, 80 wells were producing an average of 521 Mcf per day, more than double their previous output.

   An unexpected benefit of the drilling and workover programs has been increased production from nearby wells. To date, 61 offset wells have received incidental stimulation, with production rates nearly tripling to 721 Mcf per day after offset well stimulation and averaging 372 Mcf per day six months later.

     As a result of the expanded drilling and rework programs:

o Daily Barnett production rose more than 90 percent during the year to a fourth quarter average of 179 MMcf per day, more than half of the Company total.

o Barnett proved reserves reached 1,017 Bcf of natural gas and 69 million barrels of NGLs.

o The estimated backlog of development well locations in the field doubled to 2,000.

     Mitchell initiated three pilot tests in 2000 to evaluate the attractiveness of reducing well spacing in the Barnett to 27 acres, half the current density. While the test wells have developed new reserves, it is too early to reach definitive conclusions. Three additional pilots are planned for 2001 to obtain more data and to evaluate reduced spacing elsewhere in the field. If these tests indicate that additional economic reserves are recoverable without adversely affecting offset wells, the Company's estimated backlog of 2,000 undrilled Barnett locations possibly could double.

     East Texas. Expanding on the success of LSF technology in the Barnett, Mitchell Energy in 2000 applied the technology for the first time within its second largest leaseblock, 74,000 net acres in East Texas. LSF was applied at North Personville to complete 23 Cotton Valley limestone infill wells on 80-acre spacing, half the previous spacing. Completion quality has improved in comparison with previous wells where heavy gels were used in massive hydraulic fracturing. Application of LSF technology provides a cost advantage of approximately $200,000 per well.

     Plans for East Texas in 2001 include 49 gross wells. Three rigs will target the Cotton Valley limestone at North Personville throughout the year, drilling 36 infills. In the nearby Dew and Oaks fields, the Company plans to continue drilling activity for the Bossier sands, with eight development wells planned. In addition, exploratory drilling opportunities are anticipated on the Company's 12,000-net-acre leaseblock assembled in the Bossier last year.

     Gulf Coast. Activity in this region during 2000 centered on exploratory work in areas where Mitchell completed two major 3-D seismic surveys in 1998. Discoveries and follow-up development drilling in these areas have already added a total of 41 MMcf per day of gas production and 850 barrels per day of condensate.

     In the Cottonwood prospect area in Fort Bend County, Mitchell completed four confirmation wells in the North Needville field following its discovery last August. The field is currently producing an average 16 MMcf of gas and 700 barrels of condensate per day from multiple Yegua sandstones from 8,900 to 9,200 feet deep.

     In the Lake Creek/East Lake Creek field in Montgomery County, an initial discovery and four offset wells are producing 20 MMcf of gas and 150 barrels of condensate per day from several Lower Wilcox sandstone pay zones at depths ranging from 13,200 to 14,800 feet. As a result, the Company doubled to 2,400 acres the estimated size of a Lower Wilcox structure first identified beneath its leaseblock by a 3-D survey covering 54 square miles.

     North of Lake Creek, the same survey led to successful completion of two exploratory wells in Frio and Yegua sands at depths from 5,000 to 6,000 feet. These wells are producing 5 MMcf per day.

     Twelve wells are planned in the Gulf Coast region during 2001, most to continue development of the North Needville and Lake Creek area discoveries.

--------------------------------------------------------------------------------

PRINCIPAL PRODUCING AREAS (Average Daily Sales)

Year Ended December 31                    2000         1999
------------------------------------     -------     -------
NATURAL GAS (Mcf)
North Texas ........................     193,800     126,700
East Texas .........................      59,300      57,300
Gulf Coast .........................      46,600      50,600
Other ..............................       5,800      10,100
                                         -------     -------
                                         305,500     244,700
                                         =======     =======

CRUDE OIL AND CONDENSATE (Bbls)
North Texas ........................       1,100       1,200
East Texas .........................       1,400       1,200
Gulf Coast .........................       1,800       2,200
Other ..............................       1,200       1,300
                                         -------     -------
                                           5,500       5,900
                                         =======     =======

WELL COMPLETIONS(1)

Year Ended December 31, 2000         Exploratory            Development                Total
                                 -------------------    --------------------    --------------------
                       Total     Oil     Gas     Dry    Oil     Gas      Dry    Oil     Gas      Dry
                       -----     ---     ---     ---    ----   -----     ---    ----   -----     ---

North Texas ........     152       1       1      --       5     144       1       6     145       1
East Texas .........      39      --      --       1       5      32       1       5      32       2
Gulf Coast .........      14      --       3       2       1       8      --       1      11       2
West Texas .........      14       8      --       2       4      --      --      12      --       2
Other(2) ...........       4      --      --       1       2       1      --       2       1       1
                       -----     ---     ---     ---    ----   -----     ---    ----   -----     ---
Gross wells(3) .....     223       9       4       6      17     185       2      26     189       8
                       =====     ===     ===     ===    ====   =====     ===    ====   =====     ===
Net wells ..........   196.2     3.1     3.9     2.8    11.1   174.0     1.3    14.2   177.9     4.1
                       =====     ===     ===     ===    ====   =====     ===    ====   =====     ===

(1)  Excludes service wells.

(2)  Includes Louisiana and New Mexico.

(3) An additional 43 wells (36.7 net wells) were in progress at December 31, 2000.

LEASEHOLDINGS

                                     Gross           Net
At December 31, 2000                 Acres          Acres
------------------------------     ---------       -------

Texas ........................       335,300       248,200
Mississippi ..................        14,700         5,900
New Mexico ...................        11,900        10,400
Louisiana ....................         9,000         7,900
Other* .......................        16,900        11,400
                                   ---------       -------
Total undeveloped acreage ....       387,800       283,800
Producing acreage ............       682,700       521,200
                                   ---------       -------
Total acreage ................     1,070,500       805,000
                                   =========       =======

*    Includes Alabama, Colorado, Michigan, Oklahoma and Utah.

--------------------------------------------------------------------------------

GAS SERVICES

The primary mission of gas services is to maximize earnings throughout the business cycle by gathering, processing and marketing the Company's own gas and by offering these services to other producers. Carrying out that charge in 2000 meant keeping pace with the substantial growth in drilling activity and production along its gathering systems. At year-end, an estimated 100 rigs were active near these facilities, up from 60 a year ago.

     North Texas. The first of two projects that collectively will double the capacity of the Bridgeport processing plant, the Company's largest, was the cornerstone of gas services' $100 million capital investment program for 2000. Completed in early January 2001, the new, highly efficient train increased daily processing capacity by 100 MMcf and NGL production capacity by 8,000 barrels. The second expansion, to be completed by September 2001, will add 120 MMcf and 10,000 barrels per day, bringing the plant's daily capacity to 430 MMcf and 37,000 barrels. These improvements will enable the Company to process growing production from the Barnett shale this year and beyond.

     Mitchell expanded multiple North Texas pipelines during 2000 to accommodate increased gas production. The Company looped 13.5 miles of a main gathering line in September, increasing deliverability to the Bridgeport plant by over 40 MMcf per day. A separate project more than doubled the capacity of a gathering system that allows sales of relatively lean gas production from the southeast flank of the Barnett directly into the intrastate market. As a result, daily capacity at this outlet was increased to 100 MMcf and sales reached 80 MMcf by year-end.

     The largest pipeline project involved construction of a 23-mile, 24-inch-diameter line to move residue gas south from the Bridgeport plant to intrastate

                                     [PHOTO]

At the Bridgeport plant, the Company employs the latest technology for its process controls.

market outlets. This line will be extended 49 miles in 2001 to connect with two additional major gas transportation systems. Upon completion, this line will be capable of moving 300 MMcf of gas per day and will significantly enhance the Company's flexibility to sell North Texas gas production into major interstate transportation systems as well as intrastate markets from West Texas to the Dallas area. Equally important, the new gathering, processing and marketing infrastructure should provide new profit opportunities from handling other producers' gas in the area.

     Southeast Texas. Mitchell continues to build its gathering, processing and marketing operations at the Katy hub in Southeast Texas. Katy is one of the largest market hubs in the United States, providing access to industrial markets along the Houston Ship Channel and the Texas Gulf Coast, as well as numerous interstate systems.

     Much of the growth at Katy comes from Mitchell's Vanderbilt gathering system, which is capturing new gas supplies from active drilling in the Wilcox and Yegua trends. During 2000, Vanderbilt throughput averaged 56 MMcf per day, almost double the prior year. Over this same period, NGL production from this gas increased to 2,800 barrels per day from 1,500.

     Although extraordinarily high natural gas prices forced the curtailment of NGL production at Katy beginning in December, NGL production resumed there in March when NGL and gas prices returned to normal relationships.

     Other. After several years of field declines, industry drilling in core areas of Central and West Texas rebounded during 2000 as oil prices increased significantly. The largest pickup in activity occurred near year-end in the Austin Chalk in Central Texas, where drilling is expected to grow further in 2001. Gas in this area is rich in gas liquids and, as a result, NGL production there is projected to increase this year.

     In addition to gathering, processing and marketing gas, Mitchell's gas services operations include a one-third interest in a methyl tertiary butyl ether (MTBE) plant and a 38.75 percent interest in an NGL fractionator. Operating earnings from these assets totaled $12.3 million in 2000, up slightly from the previous year. The Company and its partners continue to assess several options for retrofitting the MTBE plant should the demand for the gasoline additive decline.

                                     [PHOTO]

A new gas sales line will enhance marketing flexibility in North Texas.

MITCHELL ENERGY & DEVELOPMENT CORP. AND SUBSIDIARIES

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
POSITION AND RESULTS OF OPERATIONS

FORWARD-LOOKING INFORMATION

The discussion which follows includes forward-looking statements. Reference is made to the inside front cover of this report for information concerning these statements, including factors that could cause results to differ materially from those in the forward-looking statements.

LIQUIDITY AND CAPITAL RESOURCES

Overview. The Company's earnings have risen steadily over the last seven quarters. Net earnings for 2000's fourth quarter were $95.3 million ($1.92 per basic share), the fourth consecutive quarter of record earnings for the Company. Contributing to these strong upward trends were increased natural gas and NGL production volumes, sharp rises in energy prices and the Company's lower overall cost structure after a personnel reduction program undertaken early in 1999.

   While the Company's earnings and cash flows are affected by many factors, energy prices are clearly one of the most significant. The following table shows the quarterly and annual average sales prices realized by the Company during the years ended December 31, 2000, 1999 and 1998:

                                                            CRUDE OIL AND
                          NATURAL GAS (PER Mcf)*        CONDENSATE (PER Bbl)                NGLS (PER Bbl)
                        -------------------------     ----------------------------     ----------------------------
                         2000      1999      1998      2000       1999       1998       2000       1999       1998
                        -----     -----     -----     ------     ------     ------     ------     ------     ------
First quarter .......   $2.89     $1.79     $2.29     $26.93     $11.06     $14.53     $21.19     $ 9.55     $11.64
Second quarter ......    3.65      2.25      2.25      27.52      15.46      12.92      19.65      12.56      10.63
Third quarter .......    4.50      2.79      2.01      30.29      19.67      12.15      22.20      16.36       9.83
Fourth quarter ......    5.52      2.82      2.07      30.21      22.91      10.78      25.26      17.39       9.63

Calendar year .......    4.23      2.42      2.15      28.70      17.17      12.60      21.97      14.20      10.48

* The Company's average natural gas prices are determined by dividing its reported natural gas revenues by wet gas volumes. Reported gas revenues include proceeds received from sales of gas plus leasehold reimbursements from processors (including the Company) for gas that is converted to NGLs.

     Oil and NGL prices fell during 1998 to low points not seen since 1986 as worldwide oil production rose during a period of relatively weak demand and inventories reached unusually high levels. During 1999, however, OPEC and other countries adopted lower production targets and as a result excess inventories were worked down and prices for oil and NGLs rose steadily. This strengthening continued in 2000, and the Company's average prices in the fourth quarter exceeded $30.00 per barrel for oil and $25.00 per barrel for NGLs. After beginning 1999 at extremely low levels, natural gas prices moved upward and were relatively strong for the year. Due to reduced deliverability, low storage levels and strong demand, gas prices strengthened considerably in 2000, rising to the $10.00 per Mcf level late in December 2000. Although natural gas prices fell to the $5.00 per Mcf level late in February 2001, that price still remains above the Company's $4.23 per Mcf average sales price in 2000.

     The Company began taking steps in the second quarter of 1999 to substantially increase its development drilling and well recompletion programs in the Barnett Shale area of North Texas. This increase was driven by a substantial reduction in development costs achieved through the use of light sand fracture technology which resulted in a significant expansion of the economically developable area. Primarily because of an ongoing acceleration of the Barnett Shale development program, the Company's natural gas sales have been rising sharply on a quarter-to-quarter basis. Such sales averaged a record 340.9 MMcf per day in 2000's fourth quarter, 30% above the level during the prior year's comparable period. Six rigs were drilling in the Barnett through September, a seventh was added in November and an eighth in December. Plans call for increasing to a 12-rig program in the Barnett by the end of 2001's first quarter to take advantage of the Company's large backlog of undrilled locations and a continuing favorable outlook for energy prices. The Company expects to drill 276 wells in the Barnett in 2001, up from 142 in 2000 and 66 in 1999. Also, an extensive well recompletion/refracturing program is in progress there. Looking forward, the Company's gas sales volumes are expected to grow by at least 25% in 2001.

     The Company's ongoing production growth is expected to be achieved almost exclusively through low-risk development drilling and is not contingent upon realizing the high energy prices received in recent periods. With an estimated inventory of almost 2,500 undrilled locations (80% of which are in the Barnett), the Company expects to increase its natural gas production at a compounded annual rate of at least 20% over the next three years. Pilot tests are underway in the Barnett to study reduced well spacing (27 acre versus the current 55). If successful, the result could be future reserve additions and increases in the backlog of undrilled well locations.

     An exchange of the Company's interests in several Oklahoma systems for Duke Energy's 55% interest in jointly owned processing and gathering assets in the Austin Chalk area of Central Texas was closed on March 31, 2000. As a result, the Company's involvement in the operations of four partnerships ceased, and it now has total ownership and operating control of all its major gas processing and gathering facilities. This provided operating efficiencies and gave the Company more flexibility in using these facilities.

     With improved processing economics, the acquisition in October 1999 of the other 50% interest in the Jameson plant and increased throughput, NGL production volumes increased during 1999 and rose further during 2000. NGL production averaged 49,800 barrels per day during 2000, a level not reached since the early 1990s when five times as many plants were being operated. The average would have been higher had December's production not been reduced to 33,300 barrels per day because of a two-day shut-down of the Bridgeport plant in connection with its expansion and the Company's election not to process natural gas at the Exxon Katy plant for economic reasons (the natural gas price exceeded the value of the NGLs making it more profitable to bypass processing and sell the Btus as gas rather than NGLs). Future NGL production is expected to increase due to the completion in January 2001 of an expansion of the Bridgeport plant that increased its processing capacity from 210 to 310 MMcf per day. With the implementation of the 12-rig drilling program in the Barnett, the Company expects the Bridgeport plant to again be fully loaded during the first half of 2001, when the Company's daily NGL production could reach the 60,000-barrels-per-day level. Recently, construction started on another expansion of the Bridgeport plant to raise its processing capacity to 430 MMcf per day and thereby allow it to handle further expected increases in Barnett Shale gas production. That expansion, scheduled to be completed by September, will increase the plant's daily NGL production capacity to approximately 37,000 barrels, up from 27,000 after the first expansion and 19,000 previously.

     The Company grew its gathering volumes in 2000 by capturing a large portion of the new gas supplies being developed along its systems by the Company and by third parties. Pipeline throughput averaged 779 MMcf per day, up 40% over the prior-year level. The increase was principally due to increased Barnett Shale production, acquisition of Duke's 55% interest in the Texas Chalk systems, addition of quantities for the Jameson system and increased production along the Vanderbilt and Monco systems.

     The Company's energy operations returned an average 17% on stockholders' equity over the last five years, one of the best returns in the independent oil and gas sector. With improved pricing, higher volumes and the Company's increased efficiency in recent periods, the returns were 18.5% in 1999 and 51.2% in 2000. And, the Company's earnings before unusual items in 2000 totaled $241.1 million, more than twice the comparable amount for any other year in the Company's history.

Capital and Exploratory Expenditures. The following table compares the budget for capital and exploratory expenditures the Company established for the year ending December 31, 2001 with its actual expenditures during 2000 (dollars in millions):

                                       2001 BUDGET           2000 ACTUAL
                                    -----------------     -----------------
                                    AMOUNT        %       AMOUNT        %
                                    ------     ------     ------     ------
Exploration and production .....    $345.8       73.0     $245.0       70.7
Gas services ...................     124.2       26.2      100.2       28.9
Corporate ......................       3.4         .8        1.1         .4
                                    ------     ------     ------     ------
                                    $473.4      100.0     $346.3      100.0
                                    ======     ======     ======     ======


   The budget for 2001 was set at $473.4 million, 36.7% above the $346.3 million spent in 2000. In exploration and production, approximately $263 million is earmarked for drilling 364 gross wells, up substantially from the $162 million spent on 223 wells in 2000. Most of the increase is in the Barnett Shale where 276 wells are scheduled with the 12-rig program, up from 142 wells in 2000. In gas services, planned spending primarily includes (i) $64 million for expansion of the Bridgeport plant and construction of a related 49-mile, 24-inch residue gas sales pipeline, (ii) $18 million to expand mainline gas gathering facilities serving that plant and (iii) $25 million for new well connections along the Company's gathering systems.

     The Company's capital budget for 2000 was originally set at $222.1 million. Because of the favorable outlook for energy prices, a desire to further increase drilling in the Barnett Shale and other areas and a need to further augment gas services' infrastructure in North Texas, the budget was subsequently raised and actual spending for the year totaled $346.3 million.

Financing Matters. Cash provided by operating activities totaled $392.3 million during 2000. This, coupled with cash proceeds from the asset exchange with Duke and sales of non-strategic assets, (i) funded the capital program, (ii) allowed long-term debt to be paid down by $78.9 million, to $300.3 million, and (iii) allowed repayment of the $60 million outstanding at December 31, 1999 under an off-balance-sheet accounts receivable sales facility that was terminated in December 2000. At December 31, 2000, long-term debt comprised 32.6% of total debt plus stockholders' equity, down from 49.6% at the beginning of the year. The Company expects cash flows from operations to be sufficient to cover its increased capital spending in 2001.

     The Company has a $250 million bank revolving credit facility and two bank money-market facilities totaling $45 million. At December 31, 2000, no borrowings were outstanding under these facilities. In August 2000, the Company retired $13.9 million of 6 3/4% senior notes by repurchasing them at a small discount in the open market. While the Company has no immediate plans to issue additional senior notes or to increase the size of its bank credit facility, it has the borrowing capacity to do so should business opportunities arise that require funding in excess of the $250 million available under the existing bank credit facility at December 31, 2000.

Dividend Policy. The Company has paid regular quarterly cash dividends on its common stock for an uninterrupted period of 22 years. Effective with the combination of the two classes of stock into Class A shares in June 2000, the quarterly dividend rate was set at 13.25 cents, the rate paid on the Class B shares since 1993.

Disclosures About Market Risk. The Company's major market risk exposure involves prices for crude oil, natural gas and NGLs. Realized prices for these products are driven primarily by prevailing world crude oil prices and domestic natural gas prices. Such prices historically have been volatile (as shown by the table on page 19), and this is expected to continue. In general, a $1.00 change in the per-barrel price of oil, together with an equivalent change in the prices for natural gas and NGLs based on Btu content (16.7 cents for gas and 67 cents for NGLs), changes the Company's annual segment operating earnings and cash flows by approximately $30 million and its after-tax annual net earnings by almost $20 million. These forward-looking price sensitivity amounts are based on average operating levels and production volumes projected for 2001. Since these price sensitivity amounts are based on annual estimates, the actual impact of price changes on the Company's future earnings and cash flows for a shorter time period (i.e. a quarter) could differ from the estimated sensitivity because of differences between that period's actual operating levels and pricing relationship factors and those assumed in the estimate.

     The Company is partially hedged with respect to natural gas prices since besides being a seller it also purchases gas in connection with its gas processing operations (such purchases normally range from 30% to 35% of gas sales). Since it has this "physical" hedge, the Company rarely enters into financial hedging transactions to manage its exposure to price fluctuations. It does not hold or issue derivative instruments for trading purposes. The Company had no open hedge positions at December 31, 2000, and its hedging activities during the last three years were insignificant.

     The Company's exposure to changing interest rates is limited since all of its outstanding debt at December 31, 2000 consisted of senior notes with fixed interest rates.

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

     For the past several years, the Company's expenditures to comply with environmental regulations have totaled approximately $6 million per year, and the Company anticipates that this level of spending will continue for the next two or three years. These costs consist principally of third-party charges for water and waste disposal associated with oil and gas wells but also include non-routine expenses for remediation of old sites, storm water control projects and emission abatement. The Company's annual compliance expenditures could increase by one-third in 2002 when new Federal Clean Air Act regulations become effective.

     While it is not possible to anticipate fully all of the financial obligations or operating constraints that might ultimately result from increasingly stringent environmental regulations and enforcement programs, management believes the Company is well-positioned within the industries in which it competes to deal with environmental protection requirements. Furthermore, demand for clean-burning natural gas, the cornerstone of the Company's energy operations, is likely to benefit from increasing environmental awareness.

OPERATING STATISTICS

Certain operating statistics (including, where applicable, equity interests in unconsolidated partnerships) for the years ended December 31, 2000, 1999 and 1998 follow:


                                                          2000        1999        1998
                                                         -------     -------     -------
AVERAGE DAILY VOLUMES

Natural gas sales (Mcf) ............................     305,500     244,700     247,500
Crude oil and condensate sales (Bbls) ..............       5,500       5,900       6,800
Natural gas liquids produced (Bbls) ................      49,800      44,000      41,800
Pipeline throughput (Mcf) ..........................     779,000     555,000     554,000

AVERAGE SALES PRICES

Natural gas (per Mcf) ..............................     $  4.23     $  2.42     $  2.15
Crude oil and condensate (per Bbl) .................       28.70       17.17       12.60
Natural gas liquids produced (per Bbl) .............       21.97       14.20       10.48

UNAUDITED QUARTERLY FINANCIAL DATA

(in thousands except per-share data)

                                                       First             Second          Third             Fourth
                                                      Quarter           Quarter          Quarter          Quarter
                                                     ---------         ---------        ---------        ---------
2000
Revenues .......................................     $ 313,931         $ 361,340        $ 406,432        $ 550,773
Segment operating earnings .....................        76,183(a)         84,613          117,899          145,867(c)
Net earnings ...................................        43,251            44,170           74,422(b)        95,303(d)
Earnings per share..............................
   Basic .......................................     $     .88         $     .90        $    1.51        $    1.92
   Diluted .....................................           .87               .89             1.48             1.88

1999
Revenues .......................................     $ 162,614         $ 207,614        $ 265,473        $ 258,655
Segment operating earnings .....................         5,408(e)         40,750(f)        54,422           67,381(e)
Net earnings (loss) ............................       (11,515)           18,383           25,896           34,570
Basic and diluted earnings (loss) per share ....     $    (.23)        $     .37        $     .53        $     .70

----------

(a) Includes gain of $4,884 from an asset exchange and a water well litigation provision reversal of $1,200.

(b)  Includes $6,293 reversal of prior years' deferred income taxes.

(c)  After a $10,762 charge for Louisiana Chalk asset impairment.

(d)  Includes $12,830 prior years' Section 29 tax credits.

(e) After personnel reduction program charges of $15,652 in the first quarter; includes water well litigation provision reversals of $9,000 in the first quarter and $5,000 in the fourth.

(f)  Includes gain of $11,527 from sale of Hell's Hole area properties.

RESULTS OF OPERATIONS - 2000 COMPARED WITH 1999

Overview. Earnings from continuing operations for 2000 and 1999 - both before and after unusual items - are summarized in the table that follows. For 2000, net earnings totaled $257.1 million, versus $67.3 million in 1999. Exclusive of unusual items, 2000 after-tax earnings totaled $241.1 million, versus 1999's $67.1 million. Increased production volumes and higher energy prices were the principal causes of the year-to-year earnings increases. The following table and discussion identify and explain the major increases (decreases) in earnings (in millions):

                                                                             SEGMENT                          EARNINGS FROM
                                                                       OPERATING EARNINGS                 CONTINUING OPERATIONS
                                                                       ---------------------              ---------------------
                                                                       EXPLORATION                          BEFORE
                                                                           AND         GAS                   INCOME     AFTER
                                                                       PRODUCTION   SERVICES     OTHER*      TAXES       TAX
                                                                       ----------   --------     ------     -------     ------
1999 AMOUNTS AFTER UNUSUAL ITEMS ...................................     $ 88.0      $ 80.0      $(66.0)     $102.0     $ 67.3
ELIMINATE IMPACT OF 1999 UNUSUAL ITEMS
   (see bottom section of table on page 25) ........................      (17.0)        7.1         8.9        (1.0)       (.2)
                                                                         ------      ------      ------      ------     ------
1999 AMOUNTS BEFORE UNUSUAL ITEMS ..................................       71.0        87.1       (57.1)      101.0       67.1
                                                                         ------      ------      ------      ------     ------
MAJOR INCREASES (DECREASES)
Higher natural gas sales price .....................................      155.4          --         --        155.4      101.0
Increased natural gas sales volumes ................................       65.2          --         --         65.2       42.4
Higher oil and condensate sales price ..............................       23.6          --         --         23.6       15.3
Decreased oil and condensate sales volumes .........................       (3.1)         --         --         (3.1)      (2.0)
Higher DD&A rate ($.89 versus $.85 per equivalent Mcf produced) ....       (4.8)         --         --         (4.8)      (3.1)
Price-related increase in NGL margins ..............................         --        34.0         --         34.0       22.1
Increased NGL production volumes ...................................         --        17.8         --         17.8       11.6
Higher gas gathering and marketing gross margins ...................         --        31.2         --         31.2       20.3
Increased operating expenses .......................................       (5.1)      (18.2)        --        (23.3)     (15.1)
Increased bonus unit expense accruals ..............................       (6.1)       (3.1)     (10.8)       (20.0)     (13.0)
Larger cash bonus awards ...........................................       (3.6)       (2.3)      (4.7)       (10.6)      (6.9)
Reduction in interest expense incurred .............................         --          --        5.7          5.7        3.7
Lower effective income tax rate ....................................         --          --         --           --        3.9
Other, net .........................................................       (2.1)       (7.7)        .3         (9.5)      (6.2)
                                                                         ------      ------      ------      ------     ------
                                                                          219.4        51.7       (9.5)       261.6      174.0
                                                                         ------      ------      ------      ------     ------
2000 AMOUNTS BEFORE UNUSUAL ITEMS ..................................      290.4       138.8      (66.6)       362.6      241.1
                                                                         ------      ------      ------      ------     ------

                                                              SEE
                                                              PAGE
                                                              ----
2000 UNUSUAL ITEMS
Louisiana Chalk asset impairment ............................   40           --       (10.8)         --      (10.8)       (7.0)
Gain from asset exchange ....................................   33           --         4.9          --        4.9         3.2
Water well litigation provision reversal ....................   40          1.2          --          --        1.2          .7
Prior years' Section 29 tax credits .........................   34           --          --          --         --        12.8
Reversal of prior years' deferred income taxes ..............   34           --          --          --         --         6.3
                                                                         ------      ------      ------      ------     ------
                                                                            1.2        (5.9)         --       (4.7)       16.0
                                                                         ------      ------      ------      ------     ------
2000 AMOUNTS AFTER UNUSUAL ITEMS ...................................     $291.6      $132.9      $(66.6)     $357.9     $257.1
                                                                         ======      ======      ======      ======     ======


----------
*    Includes general and administrative expense and other expense.

EXPLORATION AND PRODUCTION OVERVIEW. Exclusive of unusual items, exploration and production segment operating earnings of $290.4 million were significantly higher than the $71.0 million of the prior year primarily due to a 25% year-to-year increase in average natural gas sales volumes and higher natural gas and oil and condensate sales prices.

Higher natural gas sales price ($155.4 million increase). The Company's natural gas sales price averaged $4.23 per Mcf in 2000, $1.81 (75%) above the $2.42 of the prior year, increasing operating earnings by $155.4 million.

Increased natural gas sales volumes ($65.2 million increase). Natural gas sales averaged 305.5 MMcf per day during 2000, 25% above the 244.7 of the prior year, improving operating earnings by $65.2 million. The production increase was due to a 90% increase in Barnett Shale production and increases from exploratory discoveries and follow-up drilling along the Texas Gulf Coast.

Higher oil and condensate sales price ($23.6 million increase). The Company's sales price for oil and condensate averaged $28.70 per barrel during 2000, up $11.53 (67%) from the prior year's $17.17, increasing operating earnings by $23.6 million.

Reduced oil and condensate sales volumes ($3.1 million decrease). Oil and condensate sales declined 400 barrels per day to 5,500, reducing operating earnings by $3.1 million. This decrease was principally due to normal production declines.

Increased operating expenses ($5.1 million decrease). The largest component of this increased spending was repairs and maintenance which rose primarily because of 2000's sharply higher gas production volumes and the performance in better economic times of projects that had been deferred in 1999.

GAS SERVICES OVERVIEW. Exclusive of unusual items, gas services segment operating earnings rose $51.7 million in 2000 to $138.8 million. The sharply higher earnings were principally due to a 13% year-to-year increase in average NGL production volumes and price-related margin improvements for gas processing and gas gathering and marketing activities.

Price-related increase in NGL margins ($34.0 million increase). The average price for NGLs produced during 2000 of $21.97 per barrel was 55% above the prior year's $14.20, increasing NGL revenues by $110.7 million. Because of the impact of higher NGL and natural gas prices on producer settlement and gas shrinkage costs, feedstock costs were also higher in 2000, resulting in a net $34.0 million price-related increase in NGL margins.

Increased NGL production volumes ($17.8 million increase). NGL production volumes averaged 49,800 barrels per day, up from the prior year's 44,000. This was principally due to (i) the October 1, 1999 acquisition of full ownership in the Jameson plant, (ii) increased throughput of the Company's Vanderbilt system that is processed at the Exxon Katy plant and (iii) restarting of the Huckabay plant to handle the Company's increasing North Texas gas production. The increased volumes added $17.8 million to operating earnings.

Higher gas gathering and marketing gross margins ($31.2 million increase). These activities generally benefit from sharp rises in natural gas prices and accordingly margins were much higher in 2000, even with the expiration of favorably priced contracts in December 1999 and March 2000. Margins also increased because of throughput growth, which occurred primarily because of active drilling in the service areas of most of the Company's gathering systems and the acquisition of a 55% interest in certain Texas Chalk systems on March 31, 2000. Collectively, higher gas gathering and marketing gross margins added $31.2 million to operating earnings.

Increased operating expenses ($18.2 million decrease). Increased spending for repairs and maintenance was the principal cause of this variance. Such spending rose both because of expenses associated with 2000's substantially higher volumes and additional expenses incurred to operate many of the facilities at levels approaching their capacity.

OTHER

Increased bonus unit expense accruals ($20.0 million decrease). Bonus unit expense accruals during 2000 totaled $21.3 million compared with $1.3 million during the prior year, reducing pretax earnings by $20.0 million. The accruals increased both because of an almost $40 rise during 2000 in the per share price of the Company's common stock to $61.25 per share at December 31, 2000 and the granting on May 1, 2000 of an additional 342,800 units.

Reduction in interest expense incurred ($5.7 million increase). This favorable variance was primarily due to a lower average debt balance during 2000 ($334.8 million versus $430.2 million), lowering interest expense by $7.0 million. Reducing the year-to-year savings somewhat were 2000's higher interest rates, which also increased the fees paid under an accounts receivable securitization program that was terminated in December 2000.

RESULTS OF OPERATIONS - 1999 COMPARED WITH 1998

Overview. Earnings from continuing operations for 1999 and 1998 - both before and after unusual items - are summarized in the table that follows. Earnings from continuing operations totaled $67.3 million in 1999, compared to the prior year's loss of $32.9 million. Exclusive of unusual items in both periods, 1999 after-tax earnings totaled $67.1 million, versus 1998's $4.1 million loss. Reduced personnel costs and geological and geophysical expenses and higher energy prices were the principal causes of the year-to-year earnings turnaround. The following table and discussion identify and explain the major increases (decreases) in earnings (in millions):

                                                                           SEGMENT                        EARNINGS FROM
                                                                     OPERATING EARNINGS               CONTINUING OPERATIONS
                                                                     ---------------------            ---------------------
                                                                     EXPLORATION                        BEFORE
                                                                         AND         GAS                 INCOME    AFTER
                                                                     PRODUCTION   SERVICES   OTHER*      TAXES      TAX
                                                                     ----------   --------   ------     -------    ------
1998 AMOUNTS AFTER UNUSUAL ITEMS ..................................    $(27.8)     $28.4     $(58.7)    $(58.1)    $(32.9)
                                                                       ------      -----     ------     ------      -----
ELIMINATE IMPACT OF 1998 UNUSUAL ITEMS (see page 40)
Proved property impairments .......................................      42.2         --         --       42.2       26.4
Gas services asset impairments ....................................        --        7.6         --        7.6        4.9
Water well litigation provision reversals .........................      (4.0)        --         --       (4.0)      (2.5)
                                                                       ------      -----     ------     ------      -----
                                                                         38.2        7.6         --       45.8       28.8
                                                                       ------      -----     ------     ------      -----
1998 AMOUNTS BEFORE UNUSUAL ITEMS .................................      10.4       36.0      (58.7)     (12.3)      (4.1)
                                                                       ------      -----     ------     ------      -----
MAJOR INCREASES (DECREASES)
Higher natural gas sales price ....................................      22.7         --         --       22.7       14.8
Higher oil and condensate sales price .............................       9.4         --         --        9.4        6.1
Reduced geological and geophysical expenses .......................      19.3         --         --       19.3       12.5
Decreased exploratory well
   impairments ($3.0 versus $5.1) .................................       2.1         --         --        2.1        1.4
Lower DD&A rate ($.85 versus $.88 per equivalent Mcf produced).....       2.2         --         --        2.2        1.4
Price-related increases in NGL margins ............................        --       29.2         --       29.2       19.0
Higher NGL production volumes .....................................        --        2.3         --        2.3        1.5
Increased NGL marketing earnings ..................................        --        6.5         --        6.5        4.2
Lower Bridgeport plant repairs and maintenance ....................        --        2.5         --        2.5        1.6
Salary and benefits savings from personnel reductions .............       5.6        5.3        3.3       14.2        9.2
Increased incentive compensation expense accruals .................       (.9)       (.6)      (1.4)      (2.9)      (1.9)
1998 state income tax credit ......................................        --         --         --         --       (3.7)
Lower effective income tax rate ...................................        --         --         --         --        1.3
Other, net ........................................................        .2        5.9        (.3)       5.8        3.8
                                                                       ------      -----     ------     ------      -----
                                                                         60.6       51.1        1.6      113.3       71.2
                                                                       ------      -----     ------     ------      -----
1999 AMOUNTS BEFORE UNUSUAL ITEMS .................................      71.0       87.1      (57.1)     101.0       67.1
                                                                       ------      -----     ------     ------      -----
1999 UNUSUAL ITEMS (see page 40)
Personnel reduction program costs .................................      (8.5)      (7.1)      (8.9)     (24.5)     (15.7)
Water well litigation provision reversals .........................      14.0         --         --       14.0        8.7
Gain from sale of Hell's Hole area properties .....................      11.5         --         --       11.5        7.2
                                                                       ------      -----     ------     ------      -----
                                                                         17.0       (7.1)      (8.9)       1.0         .2
                                                                       ------      -----     ------     ------      -----
1999 AMOUNTS AFTER UNUSUAL ITEMS ..................................    $ 88.0      $80.0     $(66.0)    $102.0      $67.3
                                                                       ======      =====     ======     ======      =====

----------
*    Includes general and administrative expense and other expense.

EXPLORATION AND PRODUCTION OVERVIEW. Exclusive of unusual items, exploration and production segment operating earnings of $71.0 million during 1999 were $60.6 million above those of the prior year. This improvement was principally due to reductions in geological and geophysical and other operating costs and higher prices for natural gas and oil. Natural gas sales volumes averaged 244.7 MMcf per day in 1999, down slightly from the prior year's 247.5 MMcf per day because of curtailed drilling during the last half of 1998 and early in 1999.

Higher natural gas sales price ($22.7 million increase). During 1999, the Company's natural gas sales price averaged $2.42 per Mcf, $.27 (13%) above the prior period's $2.15, increasing operating earnings by $22.7 million.

Higher oil and condensate sales price ($9.4 million increase). The Company's sales price for oil and condensate averaged $17.17 per barrel during 1999, up $4.57 from the prior period's $12.60, increasing operating earnings by $9.4 million.

Reduced geological and geophysical expenses ($19.3 million increase). During 1999, geological and geophysical expenses totaled $6.1 million, down from $25.4 million during the prior year, improving operating earnings by $19.3 million. During 1998, the Company completed an aggressive 3-D seismic program that was not repeated in 1999.

GAS SERVICES OVERVIEW. Exclusive of unusual items, gas services operating earnings rose $51.1 million to $87.1 million during 1999 principally due to price-related increases in gas processing margins and earnings from NGL marketing operations. Also contributing to the increase were reductions in personnel costs and other operating expenses. For the reasons discussed below, the Company's NGL volumes grew by 5% in 1999, to 44,000 barrels per day; during the fourth quarter, such production averaged 50,300 barrels per day.

Improved NGL margins ($29.2 million increase). The average price for NGLs produced during 1999 of $14.20 per barrel was 35% above the prior year's $10.48, improving NGL revenues by $51.6 million. Because of the impact of the year's higher NGL and natural gas prices on producer settlement and gas shrinkage costs, feedstock costs also increased, resulting in a net $29.2 million price-related increase in NGL margins.

Higher NGL production volumes ($2.3 million increase). NGL production volumes averaged 44,000 barrels per day, up 5% from 1998's 41,800, improving operating earnings by $2.3 million. In 1998, low NGL prices vis-a-vis natural gas prices caused NGL production volumes to be reduced when ethane was rejected and sold as natural gas at the Bridgeport plant and other gas was not processed. Also contributing to the year-to-year volume increase was the acquisition of our partner's 50% interest in the Jameson plant in October 1999 and increased throughput of the Company's Vanderbilt system that is processed at the Exxon Katy plant.

Increased NGL marketing earnings ($6.5 million increase). Because of the passage of time between the production of NGLs and the sale of fractionated products, NGL marketing operations generally benefit from rising product prices. NGL prices rose during 1999 (particularly in the third and fourth quarters) after declining during much of the prior year. As a result, there was a $6.5 million year-to-year increase in NGL marketing earnings.

OTHER

Salary and benefits savings from personnel reductions ($14.2 million increase). These savings were the result of the personnel reduction program undertaken early in 1999.

QUARTERLY STOCK DATA

(per-share amounts)

                            MARKET PRICE RANGE
                ---------------------------------------
                    CLASS A                CLASS B*            CASH DIVIDENDS
                -----------------     -----------------     -------------------
                 HIGH       LOW        HIGH       LOW       CLASS A    CLASS B*
                ------     ------     ------     ------     -------    --------
2000
First .....     $24.50     $20.25     $24.44     $20.13     $.1200     $.1325
Second ....      32.00      20.50      31.75      21.00      .3825      .3825
Third .....      50.50      28.81                            .1325
Fourth ....      64.00      43.25                            .1325

1999
First .....     $14.38     $10.50     $15.00     $11.00     $  .12     $.1325
Second ....      19.31      13.13      18.75      12.81        .12      .1325
Third .....      24.44      17.56      23.50      17.19        .12      .1325
Fourth ....      22.25      21.25      24.81      21.00        .12      .1325

----------
* The two classes of stock were combined during June 2000 when each share of Class B stock became a Class A share.

MITCHELL ENERGY & DEVELOPMENT CORP. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

December 31, 2000 and 1999 (dollar amounts in thousands)

                                                                                        2000            1999
                                                                                     ----------      ----------
ASSETS
CURRENT ASSETS
Cash and cash equivalents ......................................................     $   23,451      $   24,024
Trade receivables (net of allowance for doubtful accounts of $381 and $303) ....        221,946          42,895
Inventories (at lower of cost or market) .......................................         17,636           5,160
Other ..........................................................................          5,198           5,922
                                                                                     ----------      ----------
   Total current assets ........................................................        268,231          78,001

PROPERTY, PLANT AND EQUIPMENT (at cost less accumulated depreciation,
   depletion and amortization of $1,559,427 and $1,490,076 - Note 2) ...........      1,206,005       1,050,298

LONG-TERM INVESTMENTS AND OTHER ASSETS .........................................         45,529          35,380
                                                                                     ----------      ----------
                                                                                     $1,519,765      $1,163,679
                                                                                     ==========      ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Oil and gas proceeds payable ...................................................     $  166,221      $   70,320
Accounts payable ...............................................................         79,248          40,962
Accrued liabilities ............................................................         58,670          42,298
                                                                                     ----------      ----------

   Total current liabilities ...................................................        304,139         153,580
                                                                                     ----------      ----------

LONG-TERM DEBT (Note 4) ........................................................        300,342         379,267
                                                                                     ----------      ----------
DEFERRED CREDITS AND OTHER LIABILITIES
Deferred income taxes (Note 5) .................................................        203,919         158,307
Retirement obligations (Note 8) ................................................         71,733          71,883
Other ..........................................................................         19,446          15,468
                                                                                     ----------      ----------
                                                                                        295,098         245,658
                                                                                     ----------      ----------
COMMITMENTS AND CONTINGENCIES (Notes 3, 6 and 8)

STOCKHOLDERS' EQUITY (Note 10)
Preferred stock, $.10 par value (authorized 10,000,000 shares; none issued)
Common stock, $.10 par value (authorized 200,000,000 shares) (Note 10) .........          5,386           5,386
Additional paid-in capital .....................................................        148,154         143,636
Retained earnings ..............................................................        565,132         346,192
Other comprehensive loss .......................................................         (8,896)         (5,890)
Treasury stock, at cost ........................................................        (89,590)       (104,150)
                                                                                     ----------      ----------
                                                                                        620,186         385,174
                                                                                     ----------      ----------
                                                                                     $1,519,765      $1,163,679
                                                                                     ==========      ==========

----------
The accompanying notes are an integral part of these financial statements.

MITCHELL ENERGY & DEVELOPMENT CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EARNINGS

For the Years Ended December 31, 2000, 1999 and 1998 (in thousands except per-share amounts)

                                                                                           2000            1999            1998
                                                                                        -----------    -----------    -----------
REVENUES
Exploration and production (including a gain of $11,527
   from sale of Hell's Hole area properties in 1999 - Note 9) .......................   $   531,228    $   265,888    $   227,440
Gas services (including a gain of $4,884 from an asset exchange in 2000 - Note 3) ...     1,140,906        628,468        492,820
                                                                                        -----------    -----------    -----------
                                                                                          1,672,134        894,356        720,260
                                                                                        -----------    -----------    -----------
OPERATING COSTS AND EXPENSES (including personnel
   reduction program costs of $15,652 in 1999 - Note 9)
Exploration and production (including proved property
   impairments of $42,250 in 1998 and net of litigation provision
   reversals of $1,200; $14,000 and $4,000 - Note 9) ................................       239,628        177,862        255,314
Gas services (including asset impairments of
   $10,762 in 2000 and $7,560 in 1998 - Note 9) .....................................     1,007,944        548,533        464,369
                                                                                        -----------    -----------    -----------
                                                                                          1,247,572        726,395        719,683
                                                                                        -----------    -----------    -----------
SEGMENT OPERATING EARNINGS (LOSS) (Note 9) ..........................................       424,562        167,961            577

General and administrative expense (including
   personnel reduction program costs of $8,848 in 1999 - Note 9) ....................        43,739         37,626         30,410
                                                                                        -----------    -----------    -----------
TOTAL OPERATING EARNINGS (LOSS) .....................................................       380,823        130,335        (29,833)
                                                                                        -----------    -----------    -----------
OTHER EXPENSE
Interest expense ....................................................................        28,765         34,499         34,572
Other (income) expense, net .........................................................        (5,899)        (6,162)        (6,281)
                                                                                        -----------    -----------    -----------
                                                                                             22,866         28,337         28,291
                                                                                        -----------    -----------    -----------
EARNINGS (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAXES ......................       357,957        101,998        (58,124)

INCOME TAXES (net of $12,830 prior years' Section 29 tax credits
   and $6,293 reversal of prior years' deferred taxes in 2000) (Note 5) .............       100,811         34,664        (25,270)
                                                                                        -----------    -----------    -----------
EARNINGS (LOSS) FROM CONTINUING OPERATIONS ..........................................       257,146         67,334        (32,854)

DISCONTINUED REAL ESTATE OPERATIONS (Note 11)
Adjustment to loss on sale (net of income taxes of $1,750) ..........................            --             --          3,250
                                                                                        -----------    -----------    -----------
NET EARNINGS (LOSS) .................................................................   $   257,146    $    67,334    $   (29,604)
                                                                                        ===========    ===========    ===========
EARNINGS (LOSS) PER SHARE (Note 13)
Basic   - From continuing operations .................................................  $      5.22    $      1.37    $      (.67)
          Net earnings ...............................................................         5.22           1.37           (.60)
Diluted - From continuing operations .................................................         5.13           1.37           (.67)
          Net earnings ...............................................................         5.13           1.37           (.60)

AVERAGE COMMON SHARES OUTSTANDING
Basic ................................................................................       49,291         49,117          49,100
Diluted ..............................................................................       50,084         49,223          49,100


----------
The accompanying notes are an integral part of these financial statements.

MITCHELL ENERGY & DEVELOPMENT CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY


For the Years Ended December 31, 2000, 1999 and 1998 (dollar amounts in thousands)
                                                                                                        OTHER
                                                                              ADDITIONAL               COMPRE-
                                                                    COMMON     PAID-IN    RETAINED     HENSIVE      TREASURY
DOLLAR AMOUNTS                                         TOTAL        STOCK      CAPITAL    EARNINGS       LOSS         STOCK
                                                     ---------    ---------   ---------   ---------    -------      ---------
BALANCE, DECEMBER 31, 1997 .......................   $ 412,005    $   5,386   $ 143,552   $ 358,288    $      --    $ (95,221)
Net loss .........................................     (29,604)          --          --     (29,604)          --           --
Minimum pension liability adjustment
   (net of income tax benefit of $3,975) .........      (7,364)          --          --          --       (7,364)          --
                                                     ---------
   Comprehensive loss ............................     (36,968)
Cash dividends (48 cents per share on
   Class A and 53 cents per share on Class B) ....     (24,910)          --          --     (24,910)          --           --
Treasury stock purchases (including
   $7,458 adjustment payment on 1997
   accelerated stock purchase transaction) .......     (12,165)          --          --          --           --
                                                                                                                      (12,165)

Exercises of stock options .......................       3,320           --          84          --           --        3,236
                                                     ---------    ---------   ---------   ---------    ---------    ---------
BALANCE, DECEMBER 31, 1998 .......................     341,282        5,386     143,636     303,774       (7,364)    (104,150)
Net earnings .....................................      67,334           --          --      67,334           --           --
Minimum pension liability adjustment
   (net of income taxes of $794) .................       1,474           --          --          --        1,474           --
                                                     ---------
   Comprehensive income ..........................      68,808
Cash dividends (48 cents per share on
   Class A and 53 cents per share on Class B) ....     (24,916)          --          --     (24,916)          --           --
                                                     ---------    ---------   ---------   ---------    ---------    ---------

BALANCE, DECEMBER 31, 1999 .......................     385,174        5,386     143,636     346,192       (5,890)    (104,150)
Net earnings .....................................     257,146           --          --     257,146           --           --
Minimum pension liability adjustment
   (net of income taxes of $1,619) ...............      (3,006)          --          --          --       (3,006)          --
                                                     ---------

   Comprehensive income ..........................     254,140
Regular cash dividends (cents per share -
   25.25 on Class A, 26.5 on Class B and
   26.5 on combined shares) ......................     (25,895)          --          --     (25,895)          --           --
Special cash dividends (25 cents per
   share each on Class A and Class B shares) .....     (12,311)          --          --     (12,311)          --           --
Treasury stock purchases .........................      (2,768)          --          --          --           --       (2,768)
Exercises of stock options .......................      21,846           --       4,518          --           --       17,328
                                                     ---------    ---------   ---------   ---------    ---------    ---------
BALANCE, DECEMBER 31, 2000 .......................   $ 620,186    $   5,386   $ 148,154   $ 565,132    $  (8,896)   $ (89,590)
                                                     =========    =========   =========   =========    =========    =========


                                                      COMMON STOCK ISSUED               TREASURY STOCK
                                                   -------------------------      ------------------------   TREASURY STOCK
SHARE AMOUNTS                                        CLASS A        CLASS B        CLASS A       CLASS B      OUTSTANDING
                                                   ----------    -----------      ---------     ----------    -----------
BALANCE, DECEMBER 31, 1997 ....................    23,978,083     29,878,083      1,656,937      3,057,766     49,141,463
Treasury stock purchases ......................            --             --             --        174,200       (174,200)
Exercises of stock options ....................            --             --           (500)      (149,516)       150,016
Other .........................................            (6)            (6)            --             --            (12)
                                                   ----------    -----------      ---------     ----------     ----------
BALANCE, DECEMBER 31, 1998 ....................    23,978,077     29,878,077      1,656,437      3,082,450     49,117,267
Other .........................................            (5)            (5)            --             --            (10)
                                                   ----------    -----------      ---------     ----------     ----------
BALANCE, DECEMBER 31, 1999 ....................    23,978,072     29,878,072      1,656,437      3,082,450     49,117,257
Treasury stock purchases ......................            --             --         66,800         32,000        (98,800)

Exercises of stock options ....................            --             --       (610,118)      (167,642)       777,760
Other .........................................            (2)            (2)            --             --             (4)
Reclassification of common stock (Note 10) ....    29,878,070    (29,878,070)     2,946,808     (2,946,808)            --
                                                   ----------    -----------      ---------     ----------     ----------
BALANCE, DECEMBER 31, 2000 ....................    53,856,140             --      4,059,927             --     49,796,213
                                                   ==========    ===========      =========     ==========     ==========

----------
The accompanying notes are an integral part of these financial statements.

MITCHELL ENERGY & DEVELOPMENT CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Years Ended December 31, 2000, 1999 and 1998 (in thousands)

                                                                                           2000         1999         1998
                                                                                         ---------    ---------    ---------
OPERATING ACTIVITIES
Earnings (loss) from continuing operations ...........................................   $ 257,146    $  67,334    $ (32,854)
Adjustments to reconcile earnings (loss) from continuing
     operations to cash provided by operating activities
   Depreciation, depletion and amortization (including producing property
     impairments of $42,250 and gas services asset impairments of $7,560 in 1998) ....     144,614      111,641      167,438

   Exploratory well impairments ......................................................       4,812        2,960        5,088
   Deferred income taxes .............................................................      54,045       19,552      (15,229)
   Distributions in excess of earnings of equity investees ...........................       7,060        4,289       10,606
   Louisiana Chalk asset impairment ..................................................      10,762           --           --
   Accrued personnel reduction program costs .........................................          --       17,620           --
   Gains from dispositions of property, plant and equipment ..........................      (4,884)     (11,527)          --
   Water well litigation provision reversals .........................................      (1,200)     (14,000)      (4,000)
   Other, net ........................................................................      (6,127)      (8,249)      (3,008)
                                                                                         ---------    ---------    ---------
                                                                                           466,228      189,620      128,041
   Changes in operating assets and liabilities
     Receivables .....................................................................    (179,038)      13,012       36,957
     Inventories .....................................................................     (11,309)       9,328           75
     Payables ........................................................................      97,180       10,421      (31,619)
     Accrued liabilities and other ...................................................      19,193       15,521      (15,240)
                                                                                         ---------    ---------    ---------
   Cash provided by operating activities .............................................     392,254      237,902      118,214
                                                                                         ---------    ---------    ---------
INVESTING ACTIVITIES

Capital and exploratory expenditures (including asset
     acquisitions of $24,071 in 1999 and $89,012 in 1998) ............................    (346,279)    (164,031)    (305,234)
Adjustment to cash basis .............................................................      36,629         (439)        (544)
Exploration expenses also deducted from earnings .....................................       7,216        6,062       25,400
                                                                                         ---------    ---------    ---------
   Cash basis capital and exploratory expenditures ...................................    (302,434)    (158,408)    (280,378)
Proceeds from dispositions of property, plant and equipment ..........................      17,123       44,220        2,388
Repayments of off-balance-sheet partnership debt .....................................          --           --      (43,827)
Other, net ...........................................................................      (3,015)       3,710        3,644
                                                                                         ---------    ---------    ---------
   Cash used for investing activities ................................................    (288,326)    (110,478)    (318,173)
                                                                                         ---------    ---------    ---------
FINANCING ACTIVITIES
Debt repayments ......................................................................     (78,925)    (100,000)     (60,000)
Proceeds from issuance of debt .......................................................          --        6,500      118,500
Cash dividends (including special dividends of $12,311 in 2000) ......................     (37,840)     (24,916)     (24,913)
Proceeds from stock option exercises .................................................      15,032           --        2,972
Treasury stock purchases .............................................................      (2,768)          --      (12,165)
Other, net ...........................................................................          --         (317)        (452)
                                                                                         ---------    ---------    ---------
   Cash provided by (used for) financing activities ..................................    (104,501)    (118,733)      23,942
                                                                                         ---------    ---------    ---------
INCREASE (DECREASE) IN CASH AND CASH
   EQUIVALENTS FROM CONTINUING OPERATIONS ............................................        (573)       8,691     (176,017)

CASH PROVIDED BY DISCONTINUED OPERATIONS .............................................          --           --       15,397

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR .........................................      24,024       15,333      175,953
                                                                                         ---------    ---------    ---------
CASH AND CASH EQUIVALENTS, END OF YEAR ...............................................   $  23,451    $  24,024    $  15,333
                                                                                         =========    =========    =========

----------
The accompanying notes are an integral part of these financial statements.

MITCHELL ENERGY & DEVELOPMENT CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2000, 1999 and 1998



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

Revenue recognition. Natural gas, crude oil and condensate, natural gas liquids and gas gathering and marketing revenues are recorded on the sales method at the time products are sold or services are provided to third parties. The Company's revenue recognition practices are in accordance with the provisions of Staff Accounting Bulletin 101 issued by the Securities and Exchange Commission in December 1999.

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

     The Company holds no unproved leases whose costs are individually significant. Costs of unproved leaseholds are charged to expense based on historical holding periods and success rates. Leasehold costs for properties determined to be productive are transferred to proved oil and gas properties.

     Other property, plant and equipment additions are recorded at cost and depreciated on the straight-line method over their estimated service lives, which range from 3 to 25 years. Maintenance and repair costs are charged to expense; costs of renewals and betterments are capitalized.

     Long-lived assets held and used by the Company are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. When it is determined that an asset's estimated future net cash flows will not be sufficient to recover its carrying amount, an impairment charge is recorded to reduce the carrying amount for that asset to its estimated fair value. Gas services asset impairments of $10,762,000 and $7,560,000, respectively, were recorded in 2000 and 1998 (see Note 9). Impairment assessments for proved oil and gas properties are made on a field-by-field basis. Charges for such impairments, which are included in DD&A expense, totaled none; none and $42,250,000 (see Note 9) in 2000, 1999 and 1998.

Environmental expenditures. Liabilities for environmental expenditures are recognized when it is probable that obligations have been incurred in amounts that are material and reasonably estimable.

Statements of Cash Flows. Short-term investments with maturities of three months or less are considered to be cash equivalents. The reported amounts for proceeds from issuance of debt and debt repayments exclude the impact of borrowings with initial terms of three months or less. Excluding amounts capitalized of $2,948,000; $2,029,000 and $2,527,000, respectively, interest paid totaled $26,242,000; $35,182,000 and $31,310,000 during 2000, 1999 and 1998. Income taxes paid during those periods totaled $53,143,000; $5,591,000 and $9,624,000. Other than the asset exchange discussed in Note 3, there were no significant non-cash investing or financing activities during the three-year period ended December 31, 2000.

Accounting for derivatives. The Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 133, "Accounting for Derivative Instruments and Hedging Activities," in June 1998. The statement, which the Company must adopt effective January 1, 2001, generally requires that derivatives be recognized at fair value as assets or liabilities and that changes in fair value be recorded in earnings or other comprehensive income. The Company does not hold or issue derivative instruments for trading purposes. It had no open hedge positions at December 31, 2000, and its hedging activities during the last three years were insignificant. Accordingly, the adoption of Statement No. 133 is not expected to have a significant impact on the Company's financial position or results of operations.

NOTE 2 - PROPERTY, PLANT AND EQUIPMENT

The cost and net book value of property, plant and equipment consisted of the following at December 31, 2000 and 1999 (in thousands):

                                                          COST                  NET BOOK VALUE
                                                 -----------------------   -----------------------
                                                    2000         1999         2000        1999
                                                 ----------   ----------   ----------   ----------
EXPLORATION AND PRODUCTION
Oil and gas properties .......................   $2,034,469   $1,881,846   $  795,682   $  687,720
Support equipment and facilities .............       52,632       50,138       12,874       13,217
                                                 ----------   ----------   ----------   ----------
                                                  2,087,101    1,931,984      808,556      700,937
                                                 ----------   ----------   ----------   ----------
GAS SERVICES (including investments
   in equity partnerships - Note 3)
Natural gas processing .......................      218,583      203,542      117,975      105,527
Natural gas gathering ........................      357,038      302,001      190,569      153,796
Other ........................................       86,771       87,364       86,077       86,091
                                                 ----------   ----------   ----------   ----------
                                                    662,392      592,907      394,621      345,414
                                                 ----------   ----------   ----------   ----------
CORPORATE ....................................       15,939       15,483        2,828        3,947
                                                 ----------   ----------   ----------   ----------
                                                 $2,765,432   $2,540,374   $1,206,005   $1,050,298
                                                 ==========   ==========   ==========   ==========

NOTE 3 - PARTNERSHIP INVESTMENTS

A summary of the Company's net investments in partnerships at December 31, 2000 and 1999 and its equity in their pretax earnings for the years ended December 31, 2000, 1999 and 1998 follows (in thousands):

                                                              NET INVESTMENT             EQUITY IN PRETAX EARNINGS
                                                PERCENT      --------------------    --------------------------------
                                                 OWNED        2000        1999         2000         1999        1998
                                                -------      -------     --------    ---------     -------     ------
NATURAL GAS PROCESSING
C&L Processors Partnership (C&L) ...........     50    (a)   $    --     $ 25,353    $     740     $ 4,596    $   173
U.P. Bryan Plant ...........................     45    (a)        --        2,093        4,640       7,419      1,086
                                                             -------     --------    ---------     -------    -------
                                                                  --       27,446        5,380      12,015      1,259
                                                             -------     --------    ---------     -------    -------
GAS GATHERING AND MARKETING
Austin Chalk Natural Gas
   Marketing Services (Austin Chalk) .......     45    (a)        --          (93)           3         899      3,023
Ferguson-Burleson County Gas
   Gathering System (Ferguson-Burleson) ....     45    (a)        --       36,449          110       5,223      3,138
Louisiana Chalk Gathering System ...........     50            4,217       15,987      (11,770)(b)    (908)      (790)
Others .....................................                     408          448          139          84      3,672 (c)
                                                             -------     --------    ---------     -------    -------
                                                               4,625       52,791      (11,518)      5,298      9,043
                                                             -------     --------    ---------     -------    -------
OTHER
Belvieu Environmental Fuels (BEF) ..........     33.33        56,254       56,043       10,438       9,293      8,588
Gulf Coast Fractionators ...................     38.75        28,375       28,493        2,641       3,357      4,556
                                                             -------     --------    ---------     -------    -------
                                                              84,629       84,536       13,079      12,650     13,144
                                                             -------     --------    ---------     -------    -------
                                                             $89,254     $164,773     $  6,941     $29,963    $23,446
                                                             =======     ========     ========     =======    =======

----------
(a)  Prior to the asset exchange on March 31, 2000.
(b)  Includes an asset impairment charge of $10,762 (see Note 9).
(c) Includes $3,492 gain on a partnership's sale of the Brooks-Hidalgo gathering system.

For the applicable periods, the Company's net investment in each of these entities is reported as property, plant and equipment in the consolidated balance sheets and its equity in their pretax earnings is reported as revenues in the consolidated statements of earnings, each under the gas services caption.

     During August 1999, C&L distributed the Jameson gas processing plant and related facilities to its partners, Conoco and a wholly-owned subsidiary of the Company. Effective October 1, 1999, the Jameson facilities became wholly owned when the Company purchased Conoco's 50% interest for approximately $23,900,000. As a result, these operations were consolidated and ceased being reported as part of C&L thus reducing C&L's operations to facilities located in Oklahoma.

     On March 31, 2000, the Company exchanged its share of the gathering and processing assets of C&L (non-operated Oklahoma facilities having a net book value of $26,946,000) for Duke Energy Field Services, Inc.'s share of the Company operated gathering and processing assets of the U.P. Bryan Plant, Austin Chalk and Ferguson-Burleson partnerships and $11,666,000 in cash. Each of the four partnerships distributed all of their operating assets to their partners prior to the exchange and ceased operations. A gain of $4,884,000 was recognized in connection with the exchange. The results of the UP Bryan Plant, Austin Chalk and Ferguson-Burleson partnerships began being reported in the Company's consolidated results effective April 1, 2000.

     Summarized balance sheet information (on a 100% basis) for these entities at December 31, 2000 and 1999 follows (in thousands):

                                                        2000       1999
                                                      --------   --------
Current assets ....................................   $ 45,234   $103,106
Net noncurrent assets .............................    238,546    401,880
Current liabilities ...............................     31,913     75,906
Debt payable to third parties (repaid in 2000) ....         --     25,588
Owners' equity ....................................    251,867    403,492


     Summarized earnings information (on a 100% basis) for these entities for the years ended December 31, 2000, 1999 and 1998 follows (in thousands):

                                            2000        1999        1998
                                          --------    --------   --------
Revenues ..............................   $382,421    $594,795   $557,659
Operating earnings ....................     25,685*     70,805     59,611
Pretax earnings .......................     26,556*     61,542     44,545

----------
* Reduced by an asset impairment charge of $21,524 on the Louisiana Chalk gathering system.

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

     In March 1999, the governor of California ordered that the use of MTBE be phased out in that state over a four-year period, which ban was later the subject of a legal challenge. In July 1999, a national advisory panel formed by the United States Environmental Protection Agency (the EPA) recommended that the use of MTBE be reduced, and in August 1999 a group of seven northeastern states took steps that would lead to the phase-out of MTBE usage over a three-year period. Restrictions on the use of MTBE could significantly impact future operations of the MTBE plant partially owned by the Company. However, that facility, which was built in the mid 1990s for approximately $225,000,000, was originally designed in a manner that allows it - with moderate expenditures - to be converted to the production of other products. It is not possible at this time to determine the ultimate impact, if any, of this matter on the Company's financial position or results of future operations.

NOTE 4 - LONG-TERM DEBT

The Company's outstanding debt consists of unsecured parent company senior notes, the proceeds of which have been advanced to the operating subsidiaries, and borrowings under bank revolving credit and money market facilities. A summary of outstanding debt at December 31, 2000 and 1999 follows (in thousands):

                                                             2000        1999
                                                           --------    --------
Unsecured senior notes
   9 1/4%, due January 15, 2002 .........................  $ 64,267    $ 64,267
   6 3/4%, due February 15, 2004 ........................   236,075     250,000
Committed bank revolving credit agreement, unsecured ....        --      65,000
                                                           --------    --------
                                                           $300,342    $379,267
                                                           ========    ========


The senior notes have no sinking fund requirements and are not redeemable prior to their respective maturity dates. During August 2000, the Company purchased $13,925,000 principal amount of the 6 3/4% senior notes at a small discount in the open market. The Company has a five-year $250,000,000 committed bank revolving credit facility that terminates in July 2003, when any amounts then outstanding are payable. Interest rates, which generally are based on spreads over LIBOR, vary based on the highest of the ratings given the Company's senior notes by two specified rating agencies. The Company pays commitment fees on the unused portion of this facility.

     The bank revolving credit agreement contains certain restrictions which, among other things, limit the payment of dividends by requiring consolidated tangible net worth, as defined, to equal at least $275,000,000 and require the maintenance of a specified consolidated leverage ratio based on earnings before interest, taxes and DD&A and excluding extraordinary, unusual, non-recurring and non-cash charges and credits. Retained earnings available for the payment of cash dividends totaled $343,870,000 at December 31, 2000. The bank credit agreement and/or the senior notes indentures also limit the amounts of additional borrowings and letters of credit, restrict the sale or lease of certain assets and limit the right of the parent company and certain subsidiaries to merge with other companies.

NOTE 5 - INCOME TAXES

Income taxes applicable to earnings from continuing operations for the years ended December 31, 2000, 1999 and 1998 consisted of the following (in thousands):

                                                                                  2000          1999           1998
                                                                                --------       -------      --------
CURRENT -   Federal ........................................................    $ 59,235       $14,782      $ (9,501)
            Prior years' Section 29 tax credits ............................     (12,830)           --            --
            State ..........................................................         361           330          (540)
                                                                                --------       -------      --------
                                                                                  46,766        15,112       (10,041)
                                                                                --------       -------      --------

DEFERRED - Federal .........................................................      60,100        18,309        (9,568)
           State ...........................................................         238         1,243        (3,559)
           Reversals of prior years' state taxes (net of deferred
              Federal impact of $3,388 in 2000 and $1,132 in 1998) .........
                                                                                  (6,293)           --        (2,102)
                                                                                --------       -------      --------
                                                                                  54,045        19,552       (15,229)
                                                                                --------       -------      --------
                                                                                $100,811       $34,664      $(25,270)
                                                                                ========       =======      ========

During 2000, the Company recorded $12,830,000 of prior years' Section 29 tax credits applicable to the Boonsville Bend Conglomerate field in North Texas. The credits were applicable to that field's production for the period February 1, 1992 through December 31, 1999. The Company recognized these credits when the Federal Energy Regulatory Commission once again began accepting requests for tight formation gas determinations on October 1, 2000, a certification process that it had discontinued in the early 1990s.

     The prior-year tax reversals of $6,293,000 and $2,102,000 set forth above related to legal reorganizations of the Company's exploration and production operations in 2000 and its gas services operations in 1998. These actions allowed certain previously provided deferred state income taxes to be reversed.

     Reconciliations between the 35% statutory Federal income tax rate and the Company's effective rates for income tax provisions (benefits) for 2000, 1999 and 1998 follow:

                                                                   2000     1999      1998
                                                                   ----     ----      ----
Statutory Federal income tax rate ..............................   35.0%    35.0%    (35.0)%
State income taxes, net of Federal income tax effect ...........     .1      1.0      (3.3)
Federal tax credits under Section 29 of the Internal
   Revenue Code for natural gas produced from certain wells ....   (1.5)    (2.7)      (.3)
Other, net .....................................................     --       .7      (1.3)
                                                                   ----     ----      ----
                                                                   33.6     34.0     (39.9)
Prior years' Section 29 tax credits ............................   (3.6)      --        --
Reversals of prior years' state taxes ..........................   (1.8)      --      (3.6)
                                                                   ----     ----      ----
                                                                   28.2%    34.0%    (43.5)%
                                                                   ====     ====     =====

     The principal components of the Company's deferred income tax liability consisted of the following at December 31, 2000 and 1999 (in thousands):

                                                                                    2000         1999
                                                                                  ---------    ---------
Oil and gas acquisition, exploration and development costs
   deducted for tax purposes in excess of financial statement DD&A ............   $ 181,730    $ 136,635
Depreciation of other property, plant and equipment ...........................      48,917       48,263
Accrued compensation/benefits expenses not yet deductible for tax purposes ....     (34,842)     (30,215)
Unused alternative minimum tax credits ........................................          --       (8,109)
Other, net ....................................................................       9,733       11,733
                                                                                  ---------    ---------
                                                                                  $ 205,538    $ 158,307
                                                                                  =========    =========

At December 31, 2000, the Company had no remaining tax carryforwards of any type.

NOTE 6 - COMMITMENTS AND CONTINGENCIES

Claims and legal actions. The Company is party to claims and legal actions arising in the ordinary course of its business and to recurring examinations performed by the Internal Revenue Service and other regulatory agencies. While the outcome of such matters cannot be predicted with certainty, management expects that losses, if any, resulting from their ultimate resolution will not result in charges that are material to the Company's financial position. It is possible, however, that charges could be required that would be significant to the operating results of a particular period.

Leases and contingent liabilities. The Company has various noncancellable equipment and facility operating lease agreements which provide for aggregate future payments of approximately $21,400,000. Minimum rentals for each of the five years subsequent to 2000 total approximately $10,000,000; $5,800,000; $4,800,000; $800,000; and none. Rental expense for operating leases totaled approximately $12,600,000; $10,800,000 and $6,200,000 in 2000, 1999 and 1998. In
addition to obligations described elsewhere in these notes, the Company had a contingent liability of $8,600,000 at December 31, 2000, consisting of a guarantee of third-party debt.

Environmental regulations. The Company is considered by the EPA to be a potentially responsible party with respect to two Superfund waste disposal sites. The only site involving more than minimal potential exposure to the Company is the Operating Industries, Inc. site located in Monterey Park, California, where small amounts of non-toxic drilling fluids were deposited from Company-operated oil and gas wells. Although the Company believes that it should be exempt from liability with respect to this site, through December 31, 2000 it had paid and expensed approximately $655,000 of costs. While additional exposure exists for future cleanup and closure costs of this site, the Company's share of such costs is not expected to be significant.

     The Company continually monitors the many Federal, state and local laws and regulations relating to the protection of the environment and public health and believes it is in substantial compliance with such rules. Also, it expects to continue to be able to conform with environmental regulations without materially altering its operating strategies.

NOTE 7 - FINANCIAL INSTRUMENTS

     The carrying amounts and estimated fair values of the Company's financial instruments at December 31, 2000 and 1999 were as follows (in thousands):

                                 2000                        1999
                       ------------------------     ------------------------
                       CARRYING      ESTIMATED      CARRYING      ESTIMATED
                       AMOUNTS      FAIR VALUES     AMOUNTS      FAIR VALUES
                       --------     -----------     --------     -----------
Long-term debt ....    $300,342       $299,441      $379,267       $366,508


Fair values of the Company's fixed-rate senior notes are based on quoted market prices. For floating-rate debt, carrying amounts and fair values are assumed to be equal because of the nature of these obligations. The carrying amounts of other on-balance-sheet financial instruments approximate their fair values. The aggregate cost to terminate off-balance-sheet financial instruments is not significant.

     A securitization agreement was terminated in December 2000 under which Mitchell Receivables, Inc., a wholly owned subsidiary, had sold energy accounts receivable. Proceeds from outstanding sales under this program, which totaled $60,000,000 at December 31, 1999, were used to pay down revolving credit agreement borrowings.

     The Company historically has had only limited involvement with derivative financial instruments. It does not hold or issue derivative instruments for trading purposes. The Company had no open hedge positions at December 31, 2000.

NOTE 8 - RETIREMENT BENEFITS

Substantially all full-time employees of the Company who meet specified age and service requirements are covered by a defined benefit retirement plan which is maintained without cost to the employees. Pension benefits are based on years of service and average earnings for the three highest consecutive years during the ten years immediately preceding retirement. The Company's funding policy is to make contributions to the plan of at least the minimum amounts required by applicable Federal laws and regulations; such amounts were none in 2000, 1999 and 1998.

     Internal Revenue Service regulations limit the benefits that may be paid to certain employees under the Company's qualified retirement plan. Nonqualified plans are maintained to make the basis on which those individuals' retirement benefits are determined the same as is used for other employees. A Rabbi trust fund is maintained from which these benefits are paid. That fund's assets - which under accounting principles generally accepted in the United States must be reported as an asset of the Company rather than being offset against the accrued benefit costs - totaled $22,503,000 and $20,566,000 at December 31, 2000 and 1999. These assets are included in Long-term Investments and Other Assets in the accompanying balance sheets.

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

     The following table provides the indicated information for the years ended December 31, 2000 and 1999 concerning the Company's retirement plans and its postretirement medical benefits plan (amounts in thousands):

                                                   QUALIFIED                NONQUALIFIED             RETIREE MEDICAL
                                                RETIREMENT PLAN           RETIREMENT PLANS            BENEFITS PLAN
                                            ----------------------    ----------------------    -----------------------
                                                 2000         1999          2000         1999         2000         1999
                                            ---------    ---------    ---------    ---------    ---------    ----------
CHANGE IN BENEFIT OBLIGATION
Benefit obligation, beginning of year ....  $ 149,815    $ 153,992    $  18,451    $  19,500    $  29,957    $  24,698
Service cost .............................      3,033        3,269          365          359          517          622
Interest cost ............................     11,219       11,219        1,368        1,322        2,233        1,875
Benefits paid ............................    (10,259)     (12,899)      (1,562)      (1,492)      (2,804)      (2,352)
Special termination benefits .............         --       15,611           --          827           --        2,873
Actuarial (gains) losses .................      7,421      (18,952)       5,782       (1,517)       2,250         (464)
Curtailments .............................         --       (2,973)          --           --           --        2,416
Plan amendments ..........................         --          548           --         (548)       9,171           --
Contributions by plan participants .......         --           --           --           --          400          289
                                            ---------    ---------    ---------    ---------    ---------    ---------
Benefit obligation, end of year ..........  $ 161,229    $ 149,815    $  24,404    $  18,451    $  41,724    $  29,957
                                            =========    =========    =========    =========    =========    =========


CHANGE IN PLAN ASSETS
Plan assets at fair value,
   beginning of year .....................  $ 182,534    $ 172,114
Actual return on plan assets .............       (492)      23,319
Benefits paid ............................    (10,259)     (12,899)
                                            ---------    ---------
Plan assets at fair value, end of year ...  $ 171,783    $ 182,534
                                            =========    =========

FUNDED STATUS AT YEAR END
Plan assets over (under)
   benefit obligation ....................  $  10,554    $  32,719    $ (24,404)   $ (18,451)   $ (41,724)   $ (29,957)
Unrecognized (gains) losses ..............    (31,621)     (58,981)      14,604        9,575        9,438        7,479
Unrecognized prior service cost ..........        509          636          100          114        3,985       (5,977)
Unrecognized net transition obligation ...         --           --            7           90           --           --
Minimum pension liability adjustment .....         --           --      (13,793)      (9,265)          --           --
                                            ---------    ---------    ---------    ---------    ---------    ---------
Accrued balance sheet liability ..........  $ (20,558)   $ (25,626)   $ (23,486)   $ (17,937)   $ (28,301)   $ (28,455)
                                            =========    =========    =========    =========    =========    =========


MINIMUM PENSION LIABILITY ADJUSTMENT
Additional minimum liability .......................................  $  13,793    $   9,265
Offsetting intangible asset ........................................        107          204
                                                                      ---------    ---------
                                                                      $  13,686    $   9,061
                                                                      =========    =========


     The actuarial assumptions used in computing the amounts disclosed herein included discount rates of 7.50%, 7.75% and 6.75% in 2000, 1999 and 1998, an expected annual rate of return on plan assets of 9% and age-graded annual salary increases ranging from 3.5% to 5.5%.

     Components of financial statement expense for the Company's retirement plans and its retiree medical benefits plan for the years ended December 31, 2000, 1999 and 1998 were (in thousands):

                                                                   2000         1999       1998
                                                                 --------    --------     --------
QUALIFIED RETIREMENT PLAN

Service cost .................................................   $  3,033    $  3,269     $  3,385
Interest cost ................................................     11,219      11,050        8,813
Return on plan assets (expected) .............................    (15,973)    (14,889)     (13,021)
Amortization of prior service cost ...........................        127          80           95
Amortization of unrecognized gains ...........................     (3,474)     (1,350)      (2,340)
Net periodic benefit cost (credit) ...........................     (5,068)     (1,840)      (3,068)
Charges for curtailments and special termination benefits ....         --      12,687*          --
                                                                 --------    --------     --------
Financial statement expense (credit) .........................   $ (5,068)   $ 10,847     $ (3,068)
                                                                 ========    ========     ========

NONQUALIFIED RETIREMENT PLANS

Service cost .................................................   $    365    $    359     $    358
Interest cost ................................................      1,368       1,322          870
Amortization of prior service cost/transition obligation .....        107         225          225
Amortization of unrecognized losses ..........................        653         837          359
Net periodic benefit cost ....................................      2,493       2,743        1,812
Charges for curtailments and special termination benefits ....         --         827*          --
                                                                 --------    --------     --------
Financial statement expense ..................................   $  2,493    $  3,570     $  1,812
                                                                 ========    ========     ========

RETIREE MEDICAL PLAN

Service cost .................................................   $    517    $    622     $    668
Interest cost ................................................      2,233       1,875        1,428
Amortization of prior service cost credit ....................       (791)       (791)        (931)
Amortization of unrecognized losses ..........................        291         298          225
Net periodic benefit cost ....................................      2,250       2,004        1,390
Charges for curtailments and special termination benefits ....         --       4,106*          --
                                                                 --------    --------     --------
Financial statement expense ..................................   $  2,250    $  6,110     $  1,390
                                                                 ========    ========     ========


----------
* These charges - which totaled $17,620 - were related to a personnel reduction program (see Note 9).

     The Company's assumed health care cost trend rate equals 6% in 2001, declines to 5.5% in 2002 and remains at that level thereafter. The health care cost trend rate assumption has a significant effect on the amount of the retiree medical benefit obligation and the periodic financial statement expense. An increase of 1% in the assumed trend rate would have increased the retiree medical benefit obligation at December 31, 2000 by $6,240,000 and the service and interest cost components of the 2000 financial statement expense by a total of $684,000. A decrease of 1% in the trend rate would have reduced these amounts by $5,075,000 and $226,000, respectively.

     The Company maintains a defined contribution plan in which eligible employees may participate on a voluntary basis. The Company's contributions - which match each employee's contributions on a dollar-for-dollar basis up to 6% of eligible compensation - totaled $2,460,000; $2,617,000 and $2,953,000 in 2000, 1999 and 1998.

NOTE 9 - SEGMENT INFORMATION

Selected industry segment data for the years ended December 31, 2000, 1999 and 1998 follows (in thousands):

                                                               INTER-       SEGMENT            TOTAL
                                                 OUTSIDE       SEGMENT     OPERATING        OPERATING
                                                 REVENUES     REVENUES      EARNINGS         EARNINGS           DD&A
                                                ----------   ----------    ----------       ----------       ----------
2000
EXPLORATION AND PRODUCTION

Operations ..................................   $  531,228   $       --    $  290,400       $  281,125       $  118,112
Water well litigation provision reversal ....           --           --         1,200            1,200               --
                                                ----------   ----------    ----------       ----------       ----------
                                                   531,228           --       291,600          282,325          118,112
                                                ----------   ----------    ----------       ----------       ----------
GAS SERVICES
Natural gas processing ......................      668,360      232,405        84,555           81,478            6,306
Natural gas gathering and marketing .........      454,573      616,026        41,947           38,454           18,454
Other .......................................       13,089           --        12,338           12,076              107
Louisiana Chalk asset impairment ............           --           --       (10,762)         (10,762)              --
Gain from asset exchange (Note 3) ...........        4,884           --         4,884            4,884               --
                                                ----------   ----------    ----------       ----------       ----------
                                                 1,140,906      848,431       132,962          126,130           24,867
                                                ----------   ----------    ----------       ----------       ----------
CORPORATE ...................................           --           --            --          (27,632)(b)        1,635
                                                ----------   ----------    ----------       ----------       ----------
                                                $1,672,134   $  848,431    $  424,562       $  380,823       $  144,614
                                                ==========   ==========    ==========       ==========       ==========

1999
EXPLORATION AND PRODUCTION

Operations ..................................   $  254,361   $       --    $   71,023       $   60,890       $   94,667
Water well litigation provision reversals ...           --           --        14,000           14,000               --
Personnel reduction program costs ...........           --           --        (8,524)          (8,524)              --
Gain from sale of Hell's
   Hole area properties .....................       11,527           --        11,527           11,527               --
                                                ----------   ----------    ----------       ----------       ----------
                                                   265,888           --        88,026           77,893           94,667
                                                ----------   ----------    ----------       ----------       ----------
GAS SERVICES
Natural gas processing ......................      384,692       83,664        47,266           44,398            4,070
Natural gas gathering and marketing .........      231,275      263,874        28,077           24,821           10,341
Other .......................................       12,501           --        11,720           11,389              107
Personnel reduction program costs ...........           --           --        (7,128)(c)       (7,128)              --
                                                ----------   ----------    ----------       ----------       ----------
                                                   628,468      347,538        79,935           73,480           14,518
                                                ----------   ----------    ----------       ----------       ----------
CORPORATE ...................................           --           --            --          (21,038)(b)        2,456
                                                ----------   ----------    ----------       ----------       ----------
                                                $  894,356   $  347,538    $  167,961       $  130,335       $  111,641
                                                ==========   ==========    ==========       ==========       ==========

1998
EXPLORATION AND PRODUCTION

Operations ..................................   $  227,440   $       --    $   10,376       $   (1,652)      $   99,942

Proved property impairments .................           --           --       (42,250)         (42,250)          42,250
Water well litigation provision reversals ...           --           --         4,000            4,000               --
                                                ----------   ----------    ----------       ----------       ----------
                                                   227,440           --       (27,874)         (39,902)         142,192
                                                ----------   ----------    ----------       ----------       ----------
GAS SERVICES

Natural gas processing ......................      262,595       76,212          (925)          (4,180)           3,980
Natural gas gathering and marketing .........      215,688      230,464        23,549           19,720           10,719
Other .......................................       14,537           --        13,387           12,992              107
Asset impairments ...........................           --           --        (7,560)(d)       (7,560)           7,560
                                                ----------   ----------    ----------       ----------       ----------
                                                   492,820      306,676        28,451           20,972           22,366
                                                ----------   ----------    ----------       ----------       ----------
CORPORATE ...................................           --           --            --          (10,903)(b)        2,880
                                                ----------   ----------    ----------       ----------       ----------
                                                $  720,260   $  306,676    $      577       $  (29,833)      $  167,438
                                                ==========   ==========    ==========       ==========       ==========


                                                 CAPITAL
                                                 EXPENDI-      SEGMENT
                                                 TURES(a)      ASSETS
                                                ----------   ----------
2000
EXPLORATION AND PRODUCTION

Operations ..................................   $  245,027   $  913,094
Water well litigation provision reversal ....           --           --
                                                ----------   ----------
                                                   245,027      913,094
                                                ----------   ----------
GAS SERVICES
Natural gas processing ......................       46,526      176,639
Natural gas gathering and marketing .........       51,844      272,819
Other .......................................        1,780       86,306
Louisiana Chalk asset impairment ............           --           --
Gain from asset exchange (Note 3) ...........           --           --
                                                ----------   ----------
                                                   100,150      535,764
                                                ----------   ----------
CORPORATE ...................................        1,102       70,907
                                                ----------   ----------
                                                $  346,279   $1,519,765
                                                ==========   ==========

1999
EXPLORATION AND PRODUCTION

Operations ..................................   $  118,414   $  717,787
Water well litigation provision reversals ...           --           --
Personnel reduction program costs ...........           --           --
Gain from sale of Hell's
   Hole area properties .....................           --           --
                                                ----------   ----------
                                                   118,414      717,787
                                                ----------   ----------
GAS SERVICES
Natural gas processing ......................       23,871      115,300
Natural gas gathering and marketing .........       21,067      156,141
Other .......................................          199       86,323
Personnel reduction program costs ...........           --           --
                                                ----------   ----------
                                                    45,137      357,764
                                                ----------   ----------
CORPORATE ...................................          480       88,128
                                                ----------   ----------
                                                $  164,031   $1,163,679
                                                ==========   ==========

1998
EXPLORATION AND PRODUCTION

Operations ..................................   $  254,703   $  713,375

Proved property impairments .................           --           --
Water well litigation provision reversals ...           --           --
                                                ----------   ----------
                                                   254,703      713,375
                                                ----------   ----------
GAS SERVICES

Natural gas processing ......................       21,480      113,139
Natural gas gathering and marketing .........       25,472      172,258
Other .......................................          661       67,884
Asset impairments ...........................           --           --
                                                ----------   ----------
                                                    47,613      353,281
                                                ----------   ----------
CORPORATE ...................................        2,918       96,759
                                                ----------   ----------
                                                $  305,234   $1,163,415
                                                ==========   ==========

----------

(a)  On accrual basis, including exploratory expenditures and acquisitions.

(b) General corporate expenses; 1999 amount includes personnel reduction program costs of $8,848.

(c)  Natural gas processing $1,753; natural gas gathering and marketing $5,375.

(d)  Natural gas processing $6,167; other $1,393.

     The Company's reported business segments are based on the organizational structure used by management to assess performance and make resource allocation decisions. The Company's three principal business segments are: exploration and production, natural gas processing, and gas gathering and marketing. Exploration and production segment operations include the exploration for and development and production of natural gas and oil. Natural gas processing segment operations include the extraction of natural gas liquids from natural gas processed at facilities owned by the Company and third parties. The gas gathering and marketing segment operates Company-owned natural gas gathering systems and markets natural gas through purchase and resale transactions.

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

     Intersegment revenues are recorded at prevailing market prices and are eliminated in consolidation. Gas gathering and marketing sales to a single customer constituted approximately 14% and 13% of consolidated revenues during 2000 and 1998. Sales to no single customer constituted as much as 10% of consolidated revenues in 1999.

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

     As a result of entering into agreements with insurance carriers reimbursing the Company for defense costs incurred in connection with previously resolved litigation, water well litigation provision reversals of $1,200,000; $14,000,000 and $4,000,000, respectively, were recorded in 2000, 1999 and 1998.

     During December 2000, the Company recorded a $10,762,000 impairment charge to reduce the carrying value of the 50%-owned Louisiana Chalk pipeline system. Drilling activity around the system, which had been expected to resume when industry conditions improved, did not materialize during 2000.

     During the first quarter of 1999, the Company completed a personnel reduction program which reduced its full-time employment level by 235 jobs. Aggregate pretax costs of this program - including $8,848,000 reported as general and administrative expense - totaled $24,500,000. Of these costs, $17,620,000 represented the present value of incremental pension and retiree medical benefits provided under a voluntary incentive retirement program offered to 127 employees (114 of whom accepted). Cash costs of severance and other benefits totaled $6,880,000. The majority of the cash costs had been paid by March 31, 1999, and no accrued liability for such costs remained at December 31, 1999.

     During June 1999, the Company sold for cash all its oil and gas properties in the Hell's Hole and Park Mountain fields in Colorado and Utah, which consisted of 24,000 net leasehold acres with 36 producing wells and associated pipelines, gathering systems and production facilities. A pretax gain of $11,527,000 ($7,190,000 after tax) was recognized on the sale.

     Principally because of a prolonged depressed market for energy products - particularly oil and NGLs - and forecasts that these conditions would continue, the Company reviewed its proved oil and gas properties for impairment and determined that impairments totaling $42,250,000 were necessary at December 31, 1998 to reduce the carrying values of four fields to their estimated fair values (the present values of their estimated future net cash flows).

     During 1998's fourth quarter, gas services asset impairments totaling $7,560,000 were recorded. These charges principally involved impairments of two plants that were shut down when their gas throughput was redirected to other plants to improve the Company's overall profitability. The resultant reduction of future cash flows for these plants required that their carrying values be reduced to their estimated fair values - the salvage values of the processing equipment.

NOTE 10 - COMMON STOCK AND STOCK OPTIONS

In June 2000, the Company's stockholders voted to combine its two classes of common stock into a single class of voting common stock by reclassifying each share of Class B common stock into one share of Class A common stock. Also, the number of authorized shares of Class A common stock was increased from 100,000,000 to 200,000,000.

     The Company's 1995 Stock Option Plan and 1999 Stock Option Plan authorize the granting of incentive and nonqualified options to purchase common stock at prices not less than the market value on the date of grant. The options have maximum terms of 10 years and become exercisable ratably over three-year periods. Grants covering a total of 4,250,000 may be made under the plans. At December 31, 2000, grants covering an additional 1,525,536 could be issued under the plans, and the weighted average remaining contractual life of stock options outstanding under these plans was 8.26 years. Previously, options had been granted under the Company's 1979 and 1989 Stock Option Plans, under which no further grants can be made. Summarized stock option information follows:

                                         1995 AND 1999 PLANS                              1979 AND 1989 PLANS
                             --------------------------------------------     -------------------------------------------
                                                     OPTIONS EXERCISABLE                              OPTIONS EXERCISABLE
                              OPTIONS OUTSTANDING     AT FISCAL YEAR END      OPTIONS OUTSTANDING      AT FISCAL YEAR END
                             --------------------    --------------------     -------------------     -------------------
                                          AVERAGE                 AVERAGE                 AVERAGE                 AVERAGE
                               NUMBER      PRICE      NUMBER       PRICE       NUMBER      PRICE       NUMBER      PRICE
                             ---------    -------    ---------    -------     --------    -------     --------    -------
At December 31, 1997 ....    1,757,504    $ 20.84      382,818    $ 18.08      152,670    $ 19.87       92,670    $ 19.50
Exercised ...............     (149,016)     19.87                               (1,000)     10.25
                             ---------                                        --------
At December 31, 1998 ....    1,608,488      20.93      911,607      19.72      151,670      19.93      111,670      19.75
March 5, 1999 grants ....      405,400      12.31                                   --
Exercised ...............           --         --                              (10,000)     17.25
Cancelled ...............      (27,525)     19.71                                   --
                             ---------                                        --------
At December 31, 1999 ....    1,986,363      19.19    1,331,294      20.45      141,670      20.12      141,670      20.12


May 1, 2000 grants ......      453,100      23.94                                   --
Exercised ...............     (668,490)     19.21                             (109,270)     20.05
Cancelled ...............       (9,368)     16.66                                   --
                             ---------                                        --------
At December 31, 2000 ....    1,761,605      20.41    1,046,460      20.95       32,400      20.36       32,400      20.36
                             =========                                        ========

     Stock options are accounted for under the provisions of APB Opinion No. 25. As a result, the Company does not recognize compensation expense in its financial statements for outstanding stock options. Had grants under the option plans been accounted for on the estimated fair-value basis promulgated by SFAS No. 123, the Company would have recorded additional compensation expense of $1,947,000; $2,159,000 and $3,626,000 in 2000, 1999 and 1998. On a proforma basis, earnings from continuing operations would have been reduced by $1,266,000; $1,404,000 and $2,357,000 in 2000, 1999 and 1998, and basic earnings per share from continuing operations would have been lowered by 3 cents, 3 cents and 5 cents, respectively. The additional compensation expense under the estimated fair-value basis was computed using the Black-Scholes option-pricing model, expected lives of seven years, annual cash dividends of $.53 per share (the regular rate paid for the last several years) and the following interest and volatility rates, which were determined at the dates of the individual grants:

                                                 MAY 1,     MARCH 5,
                                                  2000        1999
                                                --------    --------
Risk-free interest rate (%) .................       6.40        5.34
Stock price volatility rate (%) .............      30.33       29.70
Computed value per option share .............   $   8.93    $   3.17

NOTE 11 - DISCONTINUED REAL ESTATE OPERATIONS

During the first quarter of 1998, adjustments were recorded reducing by $3,250,000 ($5,000,000 pretax) the $67,123,000 loss on disposition recorded in 1997 in connection with the discontinuance of real estate operations. The reduction occurred because actual realizations were higher than originally estimated and certain contingent obligations were settled for less than the amounts accrued. The Company ceased segregating discontinued operations in 1998 since the liquidation of the remaining real estate properties had been substantially completed.

NOTE 12 - INCENTIVE COMPENSATION PLANS

As long-term incentives, the Company periodically has issued awards that it calls "bonus units" under which employees can earn compensation based on increases in the market price of the Company's stock. Such awards generally are made in lieu of stock option grants. Upon the redemption of bonus units, grantees receive gross compensation in amounts equal to the excess of the market price of the Company's common stock over a floor price (the market price of the stock when the units were awarded). Up to 1,500,000 units may be granted under the 1997 Bonus Unit Plan. The bonus units generally have ten-year terms and vest in three equal annual installments. Bonus units have been granted under the 1997 Plan as follows: 227,950 in December 1997 at a floor price of $26.125; 249,600 in March 1999 at a floor price of $12.3125 and 342,800 in May 2000 at a floor price of $23.9375. At December 31, 2000, a total of 741,586 bonus units were outstanding with an average floor price of $20.8088. Of such units, 232,383 were exercisable at an average floor price of $22.277.

     Compensation expense is recognized over the applicable vesting terms of the bonus units in amounts equal to the appreciation in the market price of the stock over the applicable floor prices. Reversals are recognized to the extent of previously recorded appreciation in periods when the market price of the stock declines. Expense accruals (reversals) for bonus units aggregated $21,282,728; $1,293,000 and $(8,000) in 2000, 1999 and 1998.

NOTE 13 - EARNINGS (LOSS) PER SHARE

All earnings per share amounts are presented on a single class basis to give effect to the stock reclassification that occurred in June 2000. The following table sets forth basic and diluted earnings (loss) per share information for the years ended December 31, 2000, 1999 and 1998:

                                                                                    1999         1998
                                                                    2000         ----------   ----------
                                                           -------------------    BASIC AND    BASIC AND
                                                             BASIC    DILUTED      DILUTED      DILUTED
                                                           --------   --------   ----------   ----------

From continuing operations .............................   $   5.22   $   5.13   $     1.37   $     (.67)
Discontinued real estate operations -- Loss on sale ....         --         --           --          .07
                                                           --------   --------   ----------   ----------

Net earnings (loss) ....................................   $   5.22   $   5.13   $     1.37   $     (.60)
                                                           ========   ========   ==========   ==========

The following table reconciles the weighted average shares outstanding used in the basic and diluted earnings per share computations for the years ended December 31, 2000, 1999 and 1998 (in thousands):

                                                 2000     1999     1998
                                                ------   ------   ------
Used in basic computations ..................   49,291   49,117   49,100
Dilutive effect of stock options ............      793      106       --
                                                ------   ------   ------
Used in diluted computations ................   50,084   49,223   49,100
                                                ======   ======   ======

Excluded from these computations because their effect would have been antidilutive were stock options covering 1,388,233 shares in 1999 and 1,760,158 shares in 1998. No shares were so excluded in 2000.

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Mitchell Energy & Development Corp.:


     We have audited the accompanying consolidated balance sheets of Mitchell Energy & Development Corp. (a Texas corporation) and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of earnings, stockholders' equity and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Mitchell Energy & Development Corp. and subsidiaries as of December 31, 2000 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States.

                                            ARTHUR ANDERSEN LLP



Houston, Texas
March 5, 2001

MITCHELL ENERGY & DEVELOPMENT CORP. AND SUBSIDIARIES

UNAUDITED SUPPLEMENTAL INFORMATION

Reserve quantities. Proved reserves are the estimated quantities which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under economic and operating conditions at each year end. Proved developed reserves are expected to be recovered from existing wells using existing equipment and operating methods. Consolidated reserves represent the Company's net interest in oil and gas properties or in NGL reserves committed to Company-owned gas processing plants. Equity partnership reserves represent the Company's proportional interest in the reserves of partnerships that are accounted for using the equity method.

     The following tables summarize changes in the Company's natural gas (gas), crude oil and condensate (oil) and plant NGL reserve quantities during the indicated years and the proved developed reserve quantities at the dates indicated:

                                                    2000                            1999                           1998
                                         ----------------------------    ----------------------------   ----------------------------
                                                     GAS       OIL                   GAS       OIL                  GAS       OIL
                                          Bcfe*     (Bcf)    (MMBbls)     Bcfe*     (Bcf)    (MMBbls)     Bcfe*    (Bcf)    (MMBbls)
                                         -------   -------   --------    -------   -------   --------   --------  --------  --------
PROVED GAS AND OIL RESERVES
Beginning balance ...................    1,106.5   1,022.8      14.0       973.6     875.2      16.4       881.5     786.1     15.9
Extensions and discoveries ..........      547.5     539.1       1.4       297.0     289.8       1.2       129.1     121.3      1.3
Production marketed .................     (123.8)   (111.8)     (2.0)     (101.9)    (89.3)     (2.1)     (105.3)    (90.3)    (2.5)
Production consumed in operations ...       (4.7)     (4.7)       --        (4.5)     (4.5)       --        (3.6)     (3.6)      --
Purchases in place ..................        4.3       4.3        --          .1        .1        --        91.2      73.8      2.9

Revisions of previous estimates .....      (18.2)    (11.6)     (1.1)      (48.0)    (39.9)     (1.3)      (16.5)    (11.1)     (.9)
Sales in place ......................       (3.9)     (2.1)      (.3)       (9.8)     (8.6)      (.2)       (2.8)     (1.0)     (.3)
                                         -------   -------   -------     -------   -------   -------    --------  --------  -------
Ending balance ......................    1,507.7   1,436.0      12.0     1,106.5   1,022.8      14.0       973.6     875.2     16.4
                                         =======   =======   =======     =======   =======   =======    ========  ========  =======

----------
* Billion cubic feet of gas equivalent using a 6-to-1 conversion factor for oil.

                                                     2000                           1999                           1998
                                          ---------------------------    ---------------------------   ----------------------------
                                                              EQUITY                        EQUITY                          EQUITY
                                                   CONSOL-   PARTNER-              CONSOL-  PARTNER-              CONSOL-  PARTNER-
                                           TOTAL   IDATED     SHIPS       TOTAL    IDATED     SHIPS     TOTAL     IDATED     SHIPS
                                          -------  -------  ---------    -------   -------  --------   --------   -------  --------
PROVED PLANT NGL RESERVES (MMBbls)
Beginning balance ......................    179.1    148.8      30.3      115.8      75.9      39.9      130.8      84.5      46.3
Additions ..............................     42.9     42.9        --       28.2      27.1       1.1       13.2      13.2        --
Production .............................    (18.2)   (17.5)      (.7)     (16.1)    (12.2)     (3.9)     (15.3)    (10.6)     (4.7)
Purchase (sale) of plant interests .....     (6.2)    11.4     (17.6)      15.2      15.2        --        4.1        --       4.1
Transfer of partnership reserves .......       --     12.1     (12.1)        --      15.2     (15.2)        --        --        --
Revisions of previous estimates ........    (22.6)   (22.7)       .1       36.0      27.6       8.4      (17.0)    (11.2)     (5.8)
                                          -------  -------   -------    -------   -------   -------    -------   -------   -------
Ending balance .........................    175.0    175.0        --      179.1     148.8      30.3      115.8      75.9      39.9
                                          =======  =======   =======    =======   =======   =======    =======   =======   =======

                                                2000     1999     1998     1997
                                               ------   ------   ------   ------
PROVED DEVELOPED RESERVES AT DECEMBER 31
Gas (Bcf) ..................................    737.0    667.1    692.3    648.6
Oil (MMBbls) ...............................     11.4     13.5     15.2     14.7
Plant NGLs (MMBbls)
   Consolidated ............................    115.2    119.3     58.7     72.6
   Equity partnerships .....................       --     24.4     33.3     45.1
                                               ------   ------   ------   ------
                                                115.2    143.7     92.0    117.7
                                               ======   ======   ======   ======

Future net cash flows from natural gas and oil reserves. The following tables set forth estimates of the standardized measure of discounted future net cash flows from proved gas and oil reserves at December 31, 2000, 1999 and 1998 and a summary of the changes in those amounts for the years then ended (in millions):

                                                         2000        1999        1998
                                                       --------    --------    --------
STANDARDIZED MEASURE
Future cash inflows ................................   $ 12,945    $  2,792    $  1,769
Future production and development costs ............     (2,557)     (1,455)     (1,040)
Future income taxes ................................     (3,547)       (374)       (147)
Discount -- 10% annually ...........................     (2,885)       (385)       (190)
                                                       --------    --------    --------
                                                       $  3,956    $    578    $    392
                                                       ========    ========    ========

CHANGES IN STANDARDIZED MEASURE
Extensions and discoveries, net of related costs ...   $  2,105    $    188    $     50
Sales, net of production costs .....................       (439)       (184)       (151)
Net changes in prices and production costs .........      3,584         340        (352)
Accretion of discount ..............................         74          42          63
Production rate changes and other ..................        (53)        (28)         19
Development costs incurred .........................         54          26          25
Purchases in place .................................         20          --          71
Sales in place .....................................        (12)        (13)         (2)
Revisions of previous quantity estimates ...........        (68)        (63)         (9)
Net changes in future income taxes .................     (1,887)       (122)        143
                                                       --------    --------    --------
                                                       $  3,378    $    186    $   (143)
                                                       ========    ========    ========

Future net cash flows from plant NGL reserves. The following tables set forth estimates of the standardized measure of discounted future net cash flows from proved plant NGL reserves at December 31, 2000, 1999 and 1998 and a summary of the changes in those amounts for the years then ended (in millions):

                                                               2000                             1999
                                                  ------------------------------   ------------------------------
                                                                         EQUITY                           EQUITY
                                                              CONSOL-   PARTNER-               CONSOL-   PARTNER-
                                                   TOTAL      IDATED     SHIPS       TOTAL     IDATED     SHIPS
                                                  --------   --------   --------   --------   --------   --------
STANDARDIZED MEASURE
Future cash inflows ............................  $  5,533   $  5,533   $     --   $  2,976   $  2,508   $    468
Future production costs ........................    (4,026)    (4,026)        --     (2,281)    (1,978)      (303)
Future income taxes ............................      (505)      (505)        --       (228)      (168)       (60)
Discount -- 10% annually .......................      (430)      (430)        --       (202)      (153)       (49)
                                                  --------   --------   --------   --------   --------   --------
                                                  $    572   $    572   $     --   $    265   $    209   $     56
                                                  ========   ========   ======     ========   ========   ========

CHANGES IN STANDARDIZED MEASURE
Additions, net of related costs ................  $    210   $    210   $     --   $     57   $     54   $      3
Sales, net of production costs .................       (91)       (85)        (6)       139         83         56
Net changes in prices and costs ................       480        480         --        (45)       (30)       (15)
Accretion of discount ..........................        29         29         --         10          6          4
Purchase/sale of plant interests ...............       (51)        (4)       (47)        30         30         --
Transfer of partnership reserves ...............        --         37        (37)        --         30        (30)
Revisions of previous
   quantity estimates ..........................      (111)      (111)        --         80         55         25
Other ..........................................         7          7         --          9          5          4
Net changes in future income taxes .............      (166)      (200)        34        (94)       (70)       (24)
                                                  --------   --------   --------   --------   --------   --------
                                                  $    307   $    363   $    (56)  $    186   $    163   $     23
                                                  ========   ========   ========   ========   ========   ========


                                                               1998
                                                  ------------------------------
                                                                        EQUITY
                                                              CONSOL-   PARTNER-
                                                   TOTAL      IDATED      SHIPS
                                                  --------   --------   --------
STANDARDIZED MEASURE
Future cash inflows ............................  $  1,054   $    682   $    372
Future production costs ........................      (861)      (568)      (293)
Future income taxes ............................       (56)       (33)       (23)
Discount - 10% annually ........................       (58)       (35)       (23)
                                                  --------   --------   --------
                                                  $     79   $     46   $     33
                                                  ========   ========   ========

CHANGES IN STANDARDIZED MEASURE
Additions, net of related costs ................  $     11   $     11   $     --
Sales, net of production costs .................       (95)       (83)       (12)
Net changes in prices and costs ................       (11)        (4)        (7)
Accretion of discount ..........................        20         14          6
Purchase/sale of plant interests ...............         5         --          5
Transfer of partnership reserves ...............        --         --         --
Revisions of previous
   quantity estimates ..........................       (16)        (9)        (7)
Other ..........................................       (11)        (5)        (6)
Net changes in future income taxes .............        37         26         11
                                                  --------   --------   --------
                                                  $    (60)  $    (50)  $    (10)
                                                  ========   ========   ========

     The natural gas quantities reported as gas and oil reserves represent wet gas volumes, including quantities that will be converted to NGLs by processing. As it relates to NGLs to be extracted in processing, the gas and oil future net cash flows include only the leasehold reimbursements for such NGLs; the other cash flows (amounts in excess of the leasehold reimbursements) associated with NGLs to be extracted from the Company's wet gas reserves are included in plant NGL amounts since those cash flows are attributable to the Company's gas processing plants.

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

     Of the total remaining natural gas reserves at December 31, 2000, an estimated 843.7 Bcf will be processed at Company plants, including 290.9 Bcf of 2000's natural gas reserve additions from extensions and discoveries. It is estimated that 146.6 Bcf of such reserves and 47.7 Bcf of such reserve additions will be converted by processing into 74.3 MMBbls and 24.1 MMBbls of plant NGLs, respectively.

     Except where otherwise specified by contractual agreement, future cash inflows are estimated using year-end prices. Between December 31, 2000 and February 28, 2001, prices for natural gas and NGLs declined substantially. If the reserves were valued using prices existing on February 28, the standardized measure amounts would be $1,946,000,000 less for gas and oil and $144,000,000 less for plant NGLs than the amounts at December 31, 2000. Future production and development cost estimates are based on economic conditions at the respective year ends. Future income taxes are computed by applying applicable statutory tax rates to the difference between the estimated future net revenues and the tax basis of proved oil and gas properties after considering tax credit carryforwards, estimated future percentage depletion deductions and energy tax credits.

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

Gas and oil related costs and operating results. The following tables set forth capitalized costs at December 31, 2000, 1999 and 1998 and costs incurred and operating results for oil and gas producing activities for the years then ended (in thousands):

                                                                            2000           1999           1998
                                                                        ------------   ------------   ------------
CAPITALIZED COSTS
Oil and gas properties ...............................................  $  2,034,469   $  1,881,846   $  1,867,809
Support equipment and facilities .....................................        52,632         50,138         50,670
Accumulated depreciation, depletion and amortization .................    (1,278,545)    (1,231,047)    (1,217,675)
                                                                        ------------   ------------   ------------
Net capitalized costs ................................................  $    808,556   $    700,937   $    700,804
                                                                        ============   ============   ============

COSTS INCURRED (including exploration expenses and
   exploratory well impairments of $12,028, $9,022 and $30,488)
Property acquisitions
   Unproved ..........................................................  $     16,916   $      6,450   $     12,965
   Proved ............................................................         1,565             --         71,708
Exploration ..........................................................        15,309          9,646         35,663
Development ..........................................................       208,510        101,589        131,395
                                                                        ------------   ------------   ------------
Costs incurred .......................................................       242,300        117,685        251,731
Support equipment and facilities .....................................         2,727            729          2,972
                                                                        ------------   ------------   ------------
Capital and exploratory expenditures .................................  $    245,027   $    118,414   $    254,703
                                                                        ============   ============   ============

OPERATING RESULTS (before charges for
   general and administrative and interest expense)
Production revenues ..................................................  $    530,085   $    252,899   $    225,835
Other revenues .......................................................         1,143          1,462          1,605
                                                                        ------------   ------------   ------------
                                                                             531,228        254,361        227,440
Less - Production costs

       Operating expenses ............................................        62,316         52,044         58,364
       Production taxes ..............................................        28,520         16,371         16,568
       Depreciation, depletion and amortization
         (including proved-property impairments of $42,250 in 1998) ..       118,112         94,667        142,192
       Exploration expenses ..........................................         7,216          6,062         25,400
       Exploratory well impairments ..................................         4,812          2,960          5,088
       Other operating costs .........................................        19,852         11,234         11,702
                                                                        ------------   ------------   ------------
Segment operating earnings ...........................................       290,400         71,023        (31,874)
Income taxes .........................................................        77,032         23,009        (12,197)
                                                                        ------------   ------------   ------------
                                                                        $    213,368   $     48,014   $    (19,677)
                                                                        ============   ============   ============

MITCHELL ENERGY & DEVELOPMENT CORP. AND SUBSIDIARIES

HISTORICAL SUMMARY

(in thousands except where otherwise indicated)

                                                                                                          TRANSITION
                                                            2000         1999       1998         1997      PERIOD(a)
                                                         ----------  ----------  ----------   ----------  ----------
FINANCIAL POSITION AT YEAR END
Net property, plant and equipment .....................  $1,206,005  $1,050,298  $1,035,696   $  887,026  $  764,405

Total assets ..........................................   1,519,765   1,163,679   1,163,415    1,273,959   1,691,271

Capital employed
   Long-term debt .....................................  $  300,342  $  379,267  $  372,767(b $  414,267  $  600,000(b)
   Deferred income taxes ..............................     203,919     158,307     137,961      163,836     104,478
   Retirement obligations and other ...................      91,179      87,351      66,979       59,346      57,272
   Stockholders' equity ...............................     620,186     385,174     341,282      412,005     543,812
                                                         ----------  ----------  ----------   ----------  ----------
                                                         $1,215,626  $1,010,099  $  918,989   $1,049,454  $1,305,562
                                                         ==========  ==========  ==========   ==========  ==========

CAPITAL AND EXPLORATORY EXPENDITURES (accrual basis)
Exploration and production
   Capital ............................................  $  232,999  $  109,392  $  224,215   $  165,450  $  101,033
   Exploratory expenses/impairments ...................      12,028       9,022      30,488       19,258      15,389
Gas services ..........................................     100,150      45,137      47,613       66,308      27,653
Corporate .............................................       1,102         480       2,918        5,379       6,572
                                                         ----------  ----------  ----------   ----------  ----------
                                                         $  346,279  $  164,031  $  305,234   $  256,395  $  150,647
                                                         ==========  ==========  ==========   ==========  ==========

OPERATING STATISTICS
Average daily volumes
   Natural gas sales (Mcf) ............................     305,500     244,700     247,500      236,100     228,700
   Crude oil and condensate sales (Bbls) ..............       5,500       5,900       6,800        6,100       5,400
   Natural gas liquids produced (Bbls) ................      49,800      44,000      41,800       45,500      46,000
   Pipeline throughput (Mcf) ..........................     779,000     555,000     554,000      411,000     414,000

Average annual sales price (dollars)
   Natural gas (per Mcf) ..............................  $     4.23  $     2.42  $     2.15   $     2.62  $     2.50
   Crude oil and condensate (per Bbl) .................       28.70       17.17       12.60        19.27       21.26
   Natural gas liquids produced (per Bbl) .............       21.97       14.20       10.48        13.96       15.88

Drilling program (gross wells)
   Wells drilled ......................................         223         121         195          256         183
   Wells completed ....................................         215         107         167          242         160
Well count at period end (gross wells) ................       3,397       3,352       3,298        3,257       3,090

STOCKHOLDERS' EQUITY PER SHARE (at period end) ........  $    12.45  $     7.84  $     6.94   $     8.38  $    10.49

CASH DIVIDENDS PER SHARE
Combined ..............................................  $     .265
Class A (including special dividends of
   25 cents in 2000 and 24 cents in 1997) .............       .5025  $      .48  $      .48   $      .72  $      .48
Class B (including special dividends of
   25 cents in 2000 and 26.5 cents in 1997) ...........        .515         .53         .53         .795         .53

AVERAGE COMMON SHARES OUTSTANDING (c)
Basic .................................................      49,291      49,117      49,100       50,925      51,882
Diluted ...............................................      50,084      49,223      49,100       50,925      51,882

----------
(a) At December 31, 1996 and for the eleven-month period then ended; previously, the Company's fiscal year had ended on January 31.

(b) Excludes current maturities of $100,000 in 1998 and $130,000 in the Transition Period.

(c) On a single-class basis to give effect to the stock reclassification in June 2000.

MITCHELL ENERGY & DEVELOPMENT CORP. AND SUBSIDIARIES

HISTORICAL SUMMARY

(in thousands except per-share data)

                                                                                                                     TRANSITION
                                                                    2000         1999         1998         1997       PERIOD(a)
                                                                -----------   ----------   ----------   ----------   ----------
REVENUES
Exploration and Production ...................................  $   531,228   $  265,888   $  227,440   $  273,953   $  236,177
Gas Services
   Natural gas processing ....................................      673,244      384,692      262,595      331,875      337,763
   Natural gas gathering and marketing .......................      454,573      231,275      215,688      190,530      220,341
   Other .....................................................       13,089       12,501       14,537       14,386       11,946
                                                                -----------   ----------   ----------   ----------   ----------
     Total revenues ..........................................  $ 1,672,134   $  894,356   $  720,260   $  810,744   $  806,227
                                                                ===========   ==========   ==========   ==========   ==========

SEGMENT OPERATING EARNINGS
Exploration and Production
   Operations ................................................  $   290,400   $   71,023   $   10,376   $   77,657   $   65,186
   Water well litigation (provisions) reversals ..............        1,200       14,000        4,000       (7,000)     (10,000)
   Gains from sales of property,
     plant and equipment .....................................           --       11,527           --        2,382           --
   Proved property impairments ...............................           --           --      (42,250)          --           --
   Personnel reduction program costs .........................           --       (8,524)          --           --           --
   Severance tax refunds .....................................           --           --           --           --        5,935
   Contract settlement proceeds ..............................           --           --           --           --        3,444
Gas Services

   Natural gas processing ....................................       89,439       47,266         (925)      32,817       64,143
   Natural gas gathering and marketing .......................       41,947       28,077       23,549       21,097       25,474
   Other .....................................................       12,338       11,720       13,387       13,043       10,837
                                                                -----------   ----------   ----------   ----------   ----------
     Operations subtotal .....................................      143,724       87,063       36,011       66,957      100,454
   Asset impairments .........................................      (10,762)          --       (7,560)          --           --
   Personnel reduction program costs .........................           --       (7,128)          --           --           --
   Litigation provision ......................................           --           --           --      (26,000)          --
                                                                -----------   ----------   ----------   ----------   ----------
     Total segment operating earnings ........................      424,562      167,961          577      113,996      165,019
General and administrative expense (including
    personnel reduction program costs of $8,848 in 1999) .....       43,739       37,626       30,410       31,623       28,198

Interest expense attributable
   to continuing operations ..................................       28,765       34,499       34,572       26,733       20,801
Other (income) expense, net ..................................       (5,899)      (6,162)      (6,281)     (10,261)      (2,111)
                                                                -----------   ----------   ----------   ----------   ----------
EARNINGS (LOSS) FROM CONTINUING
   OPERATIONS BEFORE INCOME TAXES ............................      357,957      101,998      (58,124)      65,901      118,131
Income taxes (net of $12,830 prior years' Section 29 tax
   credits and $6,293 reversal of prior years' deferred
   taxes in 2000) ............................................      100,811       34,664      (25,270)      21,610       41,912
                                                                -----------   ----------   ----------   ----------   ----------
EARNINGS (LOSS) FROM CONTINUING OPERATIONS ...................      257,146       67,334      (32,854)      44,291       76,219

AFTER-TAX EARNINGS (LOSS) FROM DISCONTINUED
   OPERATIONS (including $67,123 loss on disposal in 1997) ...           --           --        3,250      (58,515)      15,757
                                                                -----------   ----------   ----------   ----------   ----------
EARNINGS (LOSS) BEFORE EXTRAORDINARY ITEM ....................      257,146       67,334      (29,604)     (14,224)      91,976
Extraordinary item (extinguishment of debt) ..................           --           --           --      (13,250)          --
                                                                -----------   ----------   ----------   ----------   ----------
NET EARNINGS (LOSS) ..........................................  $   257,146   $   67,334   $  (29,604)  $  (27,474)  $   91,976
                                                                ===========   ==========   ==========   ==========   ==========

EARNINGS (LOSS) PER SHARE(b)
From continuing operations ...................................  $      5.22   $     1.37   $     (.67)  $      .87   $     1.47
Net earnings
   Basic .....................................................         5.22         1.37         (.60)        (.54)        1.77
   Diluted ...................................................         5.13         1.37         (.60)        (.54)        1.77

----------
(a) For the eleven-month period ended December 31, 1996; previously, the Company's fiscal year had ended on January 31.

(b) On a single-class basis to give effect to the stock reclassification in June 2000.

BOARD OF DIRECTORS

GEORGE P. MITCHELL                                   SHAKER A. KHAYATT(2)
Chairman and Chief Executive Officer,                President and Chief Executive Officer,
Mitchell Energy & Development Corp.                  Khayatt and Company, Inc.
                                                     (investment banking), New York City
BERNARD F. CLARK
Vice Chairman,                                       J. TODD MITCHELL(3)
Mitchell Energy & Development Corp.                  President,
                                                     GPM, Inc. (private investments),
W. D. STEVENS(3)                                     Dolomite Resources, Inc.
President and Chief Operating Officer,               (exploration and investments)
President - Exploration and Production,              Chairman,
Mitchell Energy & Development Corp.                  Rock Solid Images
                                                     (seismic software), Houston
ROBERT W. BALDWIN(1)(2)
Consultant (energy/management);                      M. KENT MITCHELL(1)(3)
retired President,                                   President and Chief Executive Officer,
Gulf Refining and Marketing Company                  Bald Head Island Management, Inc.
(a Division of Gulf Oil Corp.), Houston              (real estate development),
                                                     Bald Head Island, North Carolina
WILLIAM D. EBERLE(1)(2)(3)
Chairman,
Manchester Associates, Ltd.                          (1)Compensation Committee
(international business consulting), Boston; Of      (2)Audit Committee
Counsel on trade issues to Kaye, Scholer, Fierman,   (3)Executive Committee
Hays & Handler (attorneys), Washington, D.C.

PRINCIPAL OFFICERS                                                                CORPORATE INFORMATION



--------------------------------------------------------------------------------
GEORGE P. MITCHELL                       W. D. STEVENS                            STOCK LISTINGS
Chairman and Chief Executive Officer     President and Chief Operating Officer,   New York Stock Exchange
                                         President--Exploration and Production    Pacific Exchange
                                         Division                                 Ticker Symbol: MND
                                                                                  Options Trading: Pacific Exchange

                                                                                  TRANSFER AGENT AND REGISTRAR
                                                                                  Mellon Investor Services LLC
                                                                                  85 Challenger Road
                                                                                  Overpeck Centre
                                                                                  Ridgefield Park, NJ 07660-2104
                                                                                  Toll-free: (877) 922-7353
                                                                                  www.mellon-investor.com

                                   [PHOTO]                                        ANNUAL MEETING
                                                                                  10 a.m. CDT
                                                                                  Wednesday, May 9, 2001
                                                                                  Mitchell Learning Center Auditorium
                                                                                  2002 Timberloch Place, 3rd Floor
                                                                                  The Woodlands, TX 77380-1148

                                                                                  FORM 10-K
                                                                                  Copies of the Company's Form 10-K
                                                                                  are available upon request to:
                                                                                  Public Affairs Department
                                                                                  Mitchell Energy & Development Corp.
BERNARD F. CLARK (Seated)                THOMAS P. BATTLE (Center)                P.O. Box 4000
Vice Chairman                            Corporate Senior Vice President,         The Woodlands, TX 77387-4000
                                         General Counsel and Secretary            Phone: (713) 377-5650
PHILIP S. SMITH (Left)
Corporate Senior Vice President, Chief   ALLEN J. TARBUTTON, JR. (Right)          WORLDWIDE WEB
Financial Officer and President--        Corporate Senior Vice President,         www.mitchellenergy.com
Administration and Financial Division    President--Gas Services Division         Design: John Weaver Design/Houston


---------------------------------------------------------------------------------------------------------------------

[LOGO]

MITCHELL ENERGY & DEVELOPMENT CORP.

P.O. BOX 4000
2001 TIMBERLOCH PLACE
THE WOODLANDS, TEXAS  77387-4000
(713) 377-5500
www.mitchellenergy.com

AN EQUAL OPPORTUNITY EMPLOYER